                                                                    EXHIBIT 99.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


IN RE:                                            CHAPTER 11 CASE NOS.
                                                  01-10670 AND
ASSISTED LIVING CONCEPTS, INC., ET AL.,           01-10674
                                                  (JOINTLY ADMINISTERED)
                                 DEBTORS.

   FIRST AMENDED DISCLOSURE STATEMENT ACCOMPANYING FIRST AMENDED JOINT PLAN OF REORGANIZATION FOR ASSISTED LIVING CONCEPTS, INC. AND CARRIAGE HOUSE ASSISTED
 LIVING, INC. UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE DATED AS OF
                                OCTOBER 30, 2001


                                               LATHAM & WATKINS
                                               Robert A. Klyman
                                               Jonathan S. Shenson
                                               Sylvia K. Hamersley
                                               633 West Fifth Street, Suite 4000
                                               Los Angeles, California 90071
                                               (213) 485-1234

                                               YOUNG CONAWAY STARGATT & TAYLOR,
                                               LLP
                                               James Patton
                                               Michael R. Nestor
                                               The Brandywine Building
                                               1000 West Street, 17th Floor
                                               Wilmington, Delaware 19899-0391
                                               (302) 652-4100


                                               Co-Counsel for Assisted Living
                                               Concepts, Inc. and Carriage
                                               House Assisted Living, Inc.,
                                               Debtors and Debtors in Possession


Dated:  October 30, 2001

                               I.    INTRODUCTION

            The Debtors hereby submit this disclosure statement (the "Disclosure Statement") pursuant to Section 1125 of the Bankruptcy Code, for use in the solicitation of votes on their Joint Plan of Reorganization (as it may be amended, modified or supplemented, the "Plan"), filed with the United States Bankruptcy Court for the District of Delaware on or about October 1, 2001.

            On October 1, 2001 (the "Commencement Date"), each of Assisted Living Concepts, Inc. ("ALC") and its wholly-owned subsidiary, Carriage House Assisted Living, Inc. ("Carriage", and collectively with ALC, the "Debtors") filed with the Clerk of the United States Bankruptcy Court for the District of Delaware (the "Court") a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtors have also filed with the Court the Plan, which sets forth the manner in which Claims against, and Equity Interests in, the Debtors will be treated. The Plan is attached to the Disclosure Statement as Exhibit A. This Disclosure Statement describes certain aspects of the Plan, the Debtors' businesses, and related matters. Unless otherwise defined herein, each capitalized term contained herein has the meaning ascribed thereto in the Plan. For purposes of this Disclosure Statement, ALC, together with its subsidiaries and affiliates, shall be referred to as the "Company."

            THE PLAN IS A FULLY PRE-NEGOTIATED PLAN OF REORGANIZATION ENDORSED BY AN INFORMAL BONDHOLDER COMMITTEE, WHOSE MEMBERS HOLD IN THE AGGREGATE APPROXIMATELY 47% OF THE DEBENTURES.

            The Company and the Informal Bondholders Committee believe that the Plan is fair and equitable and in the best interests of all stakeholders. In other words, the Debtors are worth more to their respective creditors and stockholders as going concerns than they would be if liquidated. To achieve such higher value, the Plan contemplates the following treatment of ALC's unsecured creditors and equity interest holders: (i) holders of Allowed General Unsecured Claims (including but not limited to holders of the Debentures and claims arising from the rejection of nonresidential real property leases) will receive, on the Effective Date or as soon as practicable thereafter, on a Pro Rata basis
(a) New Senior Notes in the principal amount of $40,250,000, (b) New Junior Notes in the principal amount of $15,250,000, and (c) 96% of the New Common Stock; and (ii) holders of Allowed Trade Claims and Allowed Resident Deposit Claims shall receive cash payments or other treatment sufficient to render such claims Unimpaired; and (iii) holders of Old Common Stock in ALC will receive, on a Pro Rata basis, 4% of the New Common Stock in ALC. Holders of Allowed Claims and Interests against Carriage House shall be Unimpaired under the Plan.

            THE DEBTORS AND THE INFORMAL BONDHOLDER COMMITTEE STRONGLY URGE ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE TO VOTE IN FAVOR OF THE PLAN.

            This Disclosure Statement is submitted pursuant to Section 1125 of the Bankruptcy Code to holders of Equity Interests or Claims against the Debtors in connection with

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(i) the solicitation of acceptances of the Plan and (ii) the hearing to consider confirmation of the Plan, scheduled for December 5, 2001 at 8:30 a.m.

            Attached as Exhibits to this Disclosure Statement are copies of the following:

            -     The Plan (Exhibit A);

            - An Order of the Court dated October 30, 2001 (the "Disclosure Statement Order") approving the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

            -     Assisted Living Concepts, Inc. Organizational Chart (Exhibit
                  C);

            - Assisted Living Concepts, Inc. Form 10-K for the period ending December 31, 2000 (Exhibit D);

            - Assisted Living Concepts, Inc. Form 10-Q for the period ending June 30, 2001 (Exhibit E);

            -     Liquidation Analysis (Exhibit F);

            -     Projections for Reorganized ALC (Exhibit G);

            -     Bondholder Plan Support Agreements (Exhibit H);

            - Description of the New Notes, New Common Stock and Related Risk Factors (Exhibit I);

            -     List of Contracts and Leases to be Rejected (Exhibit J); and

            -     NHP Agreement (Exhibit K).

            In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Interests that the Debtors believe are entitled to vote to accept or reject the Plan.

            On October 30, 2001, after notice and a hearing, the Court entered the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors to make an informed judgment as to whether to accept or reject the Plan. Approval of the Disclosure Statement does not constitute a determination by the Court as to the fairness or merits of the Plan.

            The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating votes. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made other than pursuant to Section 1125 of the Bankruptcy Code.

                           II.    OVERVIEW OF THE PLAN

            The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.(1)

            The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or an Allowed Interest.


----------
(1) As this table merely provides a summary of the classification and treatment of Claims and Equity Interests under the Plan, reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

CLAIMS AGAINST AND INTERESTS IN ALC

          TYPE OF ALLOWED
          CLAIM OR EQUITY                                         ESTIMATED
CLASS     INTEREST            TREATMENT                           RECOVERY
-----     --------            ---------                           --------
--        Administrative      Paid in full in Cash on the         100%
          Claims              Effective Date or as soon as
                              practicable thereafter (unless
                              the holder of a particular claim
                              and ALC agree to some other
                              treatment), or in accordance
                              with the terms and conditions of
                              transactions or agreements
                              relating to obligations incurred
                              in the ordinary course of
                              business during the pendency of
                              the Chapter 11 Cases or assumed
                              by Reorganized ALC.

--        Tax Claims          At the option of Reorganized ALC    100%
                              either (i) Reinstated, (ii) paid
                              in full in Cash on the Effective
                              Date or as soon as practicable
                              thereafter as possible, or (iii)
                              paid over a six-year period from
                              the date of assessment, as
                              provided in Section
                              1129(a)(9)(C) of the Bankruptcy
                              Code with interest payable at a
                              rate of 8-1/4% per annum or as
                              otherwise established by the
                              Court.

          SECURED CLAIMS:

1A        OHCS Claim          Unimpaired; Reinstated on the       100%
                              Effective Date or as soon as
                              practicable thereafter.

1B        NHP Claim           Impaired                            100%

1C        U.S. Bank Idaho     Unimpaired; Reinstated on the       100%
          Claim               Effective Date or as soon as
                              practicable thereafter.

1D        U.S. Bank Ohio      Unimpaired; Reinstated on the       100%
          Claim               Effective Date or as soon as
                              practicable thereafter.

          TYPE OF ALLOWED
          CLAIM OR EQUITY                                         ESTIMATED
CLASS     INTEREST            TREATMENT                           RECOVERY
-----     --------            ---------                           --------
1E        U.S. Bank           Unimpaired; Reinstated on the       100%
          Washington Claim    Effective Date or as soon as
                              practicable thereafter.

2A et     Other Secured       Unimpaired if paid in full in       100%
seq.      Claims              Cash or Reinstated on the
                              Effective Date or as soon as
                              practicable thereafter as
                              possible; Impaired if holder
                              of Claim agrees to alternative
                              treatment.

          UNSECURED CLAIMS


3         Priority Claims     Unimpaired; paid in full on or      100%
                              before the later of (i) the
                              Effective Date or as soon as
                              practicable thereafter, (ii) the
                              date such Claim becomes an
                              Allowed Claim and (iii) the date
                              that such Claim would be paid in
                              accordance with any terms and
                              conditions of any agreements or
                              understandings relating thereto
                              between the Company and the
                              Holder of such Claim.

4         General             Impaired; each holder of an         43%
          Unsecured Claims    Allowed Class 4 Claim to receive
          against ALC         on the Effective Date or as soon
                              as practicable thereafter, a Pro
                              Rata Share of 96% of ALC's New
                              Common Stock, New Senior Notes
                              in the principal amount of
                              $40,250,000 and New Junior Notes
                              in the principal amount of
                              $15,250,000.

5         Trade Claims        Unimpaired; at the option of        100%
          against ALC         Reorganized ALC, paid in full in
                              Cash or Reinstated on the
                              Effective Date or as soon as
                              practicable thereafter.

6         Resident Deposit    Unimpaired; Reinstated on the       100%
          Account Claims      Effective Date or as soon as
          against ALC         practicable thereafter.

          TYPE OF ALLOWED
          CLAIM OR EQUITY                                         ESTIMATED
CLASS     INTEREST            TREATMENT                           RECOVERY
-----     --------            ---------                           --------
7         Guaranty Claims     Unimpaired; Reinstated on the       100%
          against ALC         Effective Date or as soon as
                              practicable thereafter.

8         Intercompany        Unimpaired; Reinstated on the       100%
          Claims              Effective Date or as soon as
                              practicable thereafter.

9         Old Common Stock    Impaired; on the Effective Date     0%
          of ALC and          or as soon as practicable
          Securities          thereafter, holders of Allowed
          Claims against      Class 9 Interests will receive,
          ALC                 on a Pro Rata basis, 4% of ALC's
                              New Common Stock in exchange for
                              the Old ALC Common Stock.

10        Old Stock Rights    Impaired; will not receive or       <0%
          in ALC              retain any property or interest.


CLAIMS AGAINST AND INTERESTS IN CARRIAGE HOUSE

--      Administrative Claims   Paid in full in Cash on the Effective      100%
                                Date or as soon as practicable
                                thereafter (unless the holder of a
                                particular claim and ALC agree to some
                                other treatment), or in accordance with
                                the terms and conditions of
                                transactions or agreements relating to
                                obligations incurred in the ordinary
                                course of business during the pendency
                                of the Chapter 11 Cases or assumed by
                                Carriage House.

--      Tax Claims              At the option of Reorganized Carriage      100%
                                House either (i) Reinstated, (ii) paid
                                in full in Cash on the Effective Date
                                or as soon as practicable thereafter,
                                or (iii) paid over a six-year period
                                from the date of assessment, as
                                provided in Section 1129(a)(9)(C) of
                                the Bankruptcy Code with interest
                                payable at a rate of 8-1/4% per annum
                                or as otherwise established by the
                                Court.
        SECURED CLAIMS


1       Other Secured Claims    Unimpaired if paid in full in Cash or      100%
                                Reinstated on the Effective Date or as
                                soon as practicable thereafter;
                                Impaired if holder of Claim consents to
                                alternative treatment.

        UNSECURED CLAIMS


2       Priority Claims         Unimpaired; paid in full on or before      100%
                                the later of (i) the Effective Date or
                                as soon as practicable thereafter, (ii)
                                the date such Claim becomes an Allowed
                                Claim and (iii) the date that such
                                Claim would be paid in accordance with
                                any terms and conditions of any
                                agreements or understandings relating
                                thereto between the Company and the
                                Holder of such Claim.

3       General Unsecured       Unimpaired; at the option of               100%
        Claims against          Reorganized Carriage House, paid in
        Carriage House          full in Cash or Reinstated on or before
                                the later of (i) the Effective Date or
                                as soon as practicable thereafter, (ii)
                                the date such Claim becomes an Allowed
                                Claim and (iii) the date that such
                                Claim would be paid in accordance with
                                any terms and conditions of any
                                agreements or understandings relating
                                thereto between the Company and the
                                Holder of such Claim.

4       Trade Claims            Unimpaired; at the option of               100%
        Against Carriage        Reorganized Carriage House, paid in
        House                   full in Cash or Reinstated on or before
                                the later of (i) the Effective Date or
                                as soon as practicable thereafter, (ii)
                                the date such Claim becomes an Allowed
                                Claim and (iii) the date that such
                                Claim would be paid in accordance with
                                any terms and conditions of any
                                agreements or understandings relating
                                thereto between the Company and the
                                Holder of such Claim.

5       Intercompany Claims     Unimpaired; Reinstated on the Effective    100%
                                Date or as soon as practicable
                                thereafter.

6       Old Common Stock of     Unimpaired; Reinstated on the Effective    100%
        Carriage House and      Date or as soon as practicable
        Securities Claims       thereafter.
        against Carriage
        House

7       Old Stock Rights in     Unimpaired; Reinstated on the Effective    100%
        Carriage House          Date or as soon as practicable
                                thereafter.

A.    HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE

            Pursuant to the provisions of the Bankruptcy Code, only holders of Allowed Claims and Allowed Interests in Classes of Claims and Interests, respectively, that are Impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Holders of Claims and Interests in classes that are Unimpaired under a chapter 11 plan are deemed to accept the Plan and are not entitled to vote. Holders of Claims and Interests in classes that will receive no property or interest under the Plan are deemed to have rejected the Plan and are not entitled to vote.

            With respect to ALC, Class 1B (NHP Claim against ALC), certain of Class 2A et seq. Claims (Other Secured Claims against ALC), Class 4 (General Unsecured Claims against ALC), and Class 9 (Old Common Stock of ALC and Securities Claims against ALC) are Impaired and will receive distributions under the Plan. To the extent Claims in such classes are Allowed Claims, the holders of such Claims are entitled to vote to accept or reject the Plan.

            With respect to ALC, Class 1A (OHCS Claim against ALC), Class 1C (U.S. Bank Idaho Claim against ALC), Class 1D (U.S. Bank Ohio Claim against
ALC), Class 1E (U.S. Bank Washington Claim), certain of Class 2A et seq. Claims (Other Secured Claims against ALC), Class 3 (General Unsecured Priority Claims), Class 5 (Trade Claims against ALC), Class 6 (Resident Deposit Account Claims against ALC), Class 7 (Guaranty Claims against ALC) and Class 8 (Intercompany Claims against ALC) are Unimpaired and are presumed conclusively to have accepted the Plan.

            With respect to ALC, Class 10 (Old Stock Rights in ALC) is Impaired, but the votes of this Class 10 are not being solicited. Holders of Class 10 Interests are not receiving any distributions under the Plan and therefore are deemed to have rejected the Plan.

            With respect to Carriage House, all Classes are Unimpaired and are presumed conclusively to have accepted the Plan.

            Generally, for the Plan to be confirmed by the Court, two-thirds in dollar amount, and one-half in number of the Allowed Claims, or with respect to the Allowed Interests two-thirds of the Interests, in each Impaired Class of Claims, or Interests, that actually are voted must vote to accept the Plan. The Plan may be confirmed under certain circumstances, despite dissent by one or more Impaired Classes, and the Debtors reserve the right to seek such non-consensual confirmation of the Plan. However, a holder of a claim or interest will be deemed to have rejected the Plan if such plan provides that the claims or interests of such class do not entitle such holders to receive or retain any property under the Plan. For voting and distribution purposes, the Plan contemplates separate classes for the consolidated Debtors. Accordingly, the voting and other confirmation requirements of the Bankruptcy Code must be satisfied only for the Debtors.

            If a Class of Claims or Interests rejects the Plan, the Plan may be confirmed by the Court pursuant to Section 1129(b) of the Bankruptcy Code.
Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of the Plan by one or more impaired classes of claims or equity interests, so long as the Court finds that the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class.

B.    VOTING PROCEDURES

            If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you are entitled to vote Claims or Interests in more than one Class, you will receive a separate Ballot for each Class of Claims or Interests. Each Ballot has been coded to reflect the Class of Claims and Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement. Please complete and sign your original Ballot (copies, facsimiles and oral votes will not be accepted), and return it to the Voting Agent at the address set forth on the Ballot.

            DO NOT RETURN YOUR DEBENTURES, NOTES OR SECURITIES WITH YOUR BALLOT.

            TO BE COUNTED, YOUR COMPLETED BALLOT MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M., EASTERN TIME, ON NOVEMBER 30, 2001. ANY EXECUTED BALLOT RECEIVED BY THE VOTING AGENT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

            Any Claim or Interest in an Impaired Class that otherwise is entitled to vote on the Plan, and as to which an objection or request for estimation is pending or that is scheduled by the Debtors as unliquidated, disputed or contingent, is not entitled to vote on the Plan unless the holder of such Claim or Interest has obtained an order of the Court temporarily allowing such Claim or Interests for the purpose of voting on the Plan.

            Pursuant to the Disclosure Statement Order, the Court set November 6, 2001 as the record date for voting on the Plan and for receiving distributions under the Plan. Accordingly, only holders of record as of November 6, 2001 that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

            If you are the holder of a Claim or Interest entitled to vote on the Plan, but did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have any questions regarding the procedures for voting your Claims or Interests, please contact the Voting Agent at:

                        Bankruptcy Services LLC
                        P.O. Box 5014
                        FDR Station
                        New York, NY  10150-5014
                        Tel:  (212) 376-8494
                        Fax:  (212) 376-8989
                        Attn:  Assisted Living Concepts Claims Processing

C.    CONFIRMATION HEARING

            Pursuant to Section 1128 of the Bankruptcy Code, the Confirmation Hearing has been scheduled for December 5, 2001 at 8:30 a.m., Eastern Time, before the Hon. Sue L. Robinson in the United States District Court for the District of Delaware, J. Caleb Boggs Building, 844 North King Street, Wilmington, Delaware 19801. The Court may adjourn the Confirmation Hearing from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.

            Objections to the Confirmation of the Plan must be Filed with the Court and served upon (a) counsel for the Debtors, Robert A. Klyman, Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, and Michael R. Nestor, Young Conaway Stargatt & Taylor, LLP, The Brandywine Building, 1000 West Street, 17th Floor, Wilmington, Delaware 19899; and (b) counsel for the Committee, Thomas R. Kreller, Milbank, Tweed, Hadley & McCloy, LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, California 90017; and
(c) Robert J. Dehney, Morris, Nichol, Arsht & Tunnell, 1201 N. Market Street, P.O. Box 1347, Wilmington, Delaware 19899 so as to be received by such parties before 4:00 p.m., Eastern Time, on November 30, 2001.

            THE DEBTORS AND THE INFORMAL BONDHOLDERS COMMITTEE BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11, AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND STOCKHOLDERS.

D.    IDENTITY OF PERSON TO CONTACT FOR MORE INFORMATION REGARDING THE PLAN

            Any interested party desiring more information about the Plan should contact counsel to the Debtors, Robert A. Klyman, Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California, (213) 485-1234 (phone) and
(213) 891-8763 (facsimile).

E.    DISCLAIMER

            ALL CREDITORS AND OTHER PARTIES IN INTEREST ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE ACCOMPANYING PLAN OF REORGANIZATION IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED HERETO AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT PRIOR TO OR CONCURRENT WITH THE FILING OF THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

            THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF ASSISTED LIVING CONCEPTS, INC. SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

            CERTAIN STATEMENTS CONTAINED HEREIN, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL REFLECT ACTUAL OUTCOMES.

            THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN. NO PERSON OR ENTITY MAY USE ANYTHING IN THIS DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE. THE FACTUAL INFORMATION CONTAINED HEREIN, INCLUDING THE DESCRIPTION OF THE DEBTORS, THEIR BUSINESSES, AND EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES, HAS BEEN OBTAINED FROM VARIOUS DOCUMENTS, AGREEMENTS AND OTHER WRITINGS RELATING TO THE DEBTORS, AND FROM DISCUSSIONS WITH AND VARIOUS WRITINGS PREPARED BY THE DEBTORS, THE INFORMAL BONDHOLDER COMMITTEE AND THEIR RESPECTIVE LEGAL COUNSEL AND FINANCIAL ADVISORS.

            THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES HEREIN. ALL EXHIBITS HERETO ARE INCORPORATED INTO, AND ARE A PART OF, THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

            AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION OR WAIVER BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS. THIS DISCLOSURE STATEMENT SHALL NOT BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER, AND SHALL NOT BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS, THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS IN THESE CASES OR ANY OTHER PARTY IN INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES LAW OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

I.    INTRODUCTION.............................................................i

II.   OVERVIEW OF THE PLAN...................................................iii

      A.   Holders Of Claims and Interests Entitled To Vote.................viii

      B.   Voting Procedures..................................................ix

      C.   Confirmation Hearing................................................x

      D.   Identity of Person to Contact for More Information Regarding
            the Plan..........................................................xi

      E.   Disclaimer.........................................................xi

SECTION I. OVERVIEW OF CHAPTER 11..............................................1

SECTION II. DESCRIPTION OF THE DEBTORS' BUSINESS...............................2

SECTION III. SIGNIFICANT PREPETITION TRANSACTIONS..............................2

       A.  Assisted Living Concepts, Inc.......................................2

       B.  Carriage House Assisted Living, Inc.................................6

SECTION IV. KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11
             CASES.............................................................6

       A.  General.............................................................6

       B.  Pre-Petition Plan Negotiations......................................7

       C.  Other Pre-Petition Negotiations.....................................8

SECTION V. THE CHAPTER 11 CASES................................................8

       A.  Disclosure Statement and Plan Confirmation Hearings.................8

       B.  Significant Motions During the Chapter 11 Case......................9

       C.  Deadline to File Proof of Claims and Equity Interests..............11

       D.  Assumption and Rejection of Executory Contracts and
            Unexpired Leases..................................................11

       E.  Parties in Interest and Professionals..............................12

SECTION VI. THE FUTURE BUSINESS OF REORGANIZED DEBTORS........................13

       A.  Capitalization and Structure of Reorganized Debtors................13

       B.  Composition of Management and the Directors of
            Reorganized ALC...................................................13

       C.  Issuance of New Notes and New Common Stock.........................13

SECTION VII. SUMMARY OF THE PLAN OF REORGANIZATION............................14

       A.  Introduction.......................................................14

       B.  Classification and Treatment of Administrative Claims,
            Claims and Equity Interests Under the Plan........................14

       C.  Indebtedness of Reorganized ALC....................................28

       D.  Distributions Under the Plan.......................................28

       E.  General Information Concerning the Plan............................33

       F.  Additional Information Regarding Treatment of Certain
            Claims............................................................35

       G.  Allocation of Consideration........................................36

       H.  Cancellation of  the Debentures....................................36

       I.  Cancellation of Existing Securities................................36

       J.  Indenture Trustee Fees.............................................36

       K.  Sources of Cash to Make Plan Distributions.........................37

       L.  Certain Corporate Governance Matters...............................37

       M.  Effect of Confirmation of the Plan.................................38

       N.  Retention of Jurisdiction..........................................39

       O.  Miscellaneous Provisions...........................................41

SECTION VIII. PROJECTIONS AND VALUATION ANALYSIS..............................44

SECTION IX. CONFIRMATION PROCEDURE............................................45

       A.  Solicitation of Votes..............................................45

       B.  The Confirmation Hearing...........................................49

       C.  Confirmation.......................................................50

SECTION X. EFFECTIVENESS OF THE PLAN..........................................54

       A.  Conditions Precedent to Confirmation and Consummation of
            the Plan..........................................................54

       B.  Waiver of Conditions...............................................55

       C.  Effect of Failure of Conditions....................................55

       D.  Vacatur of Confirmation Order......................................55

SECTION XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.........55

       A.  Liquidation Under Chapter 7........................................55

       B.  Alternative Plans of Reorganization................................56

       C.  Post-Confirmation Conversion/Dismissal.............................56

       D.  Final Decree.......................................................56

SECTION XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN..............56

                                   SECTION I.

                             OVERVIEW OF CHAPTER 11

            Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business and capital structure for the benefit of its estate, creditors and stockholders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor's assets.

            The commencement of a chapter 11 case creates an estate containing all of the debtor's property as of the filing date. Generally, the debtor remains in possession of its property and continues to operate its business as a "debtor-in-possession".

            The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for treating claims against, and equity interests in, a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the Plan binding upon the debtor, the Debtors, any issuer of securities under the Plan, any person acquiring property under the Plan and any creditor or equity interest holder of the debtor. Subject to certain limited exceptions, an order of the bankruptcy court confirming a plan of reorganization discharges the debtor from any debt that arose prior to the date of confirmation of the Plan, and substitutes therefor the obligations specified under the confirmed plan.

            A claim or interest is impaired under a plan of reorganization if the Plan provides that such claim will not be repaid in full or that the legal, equitable or contractual rights of the holder of such claim or interest are altered. A holder of an impaired claim or interest that is receiving a distribution under a plan is entitled to vote to accept or reject a plan of reorganization. Chapter 11 does not require that every holder of a claim or interest to vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the Plan. However, the bankruptcy court must find that the Plan meets a number of statutory tests before it may confirm the Plan. Many of these tests are designed to protect the interests of holders of claims or interests who do not vote to accept the Plan, but who nonetheless will be bound by the Plan's provisions if it is confirmed by the bankruptcy court.

            Before soliciting acceptances of the proposed plan, a plan proponent must prepare and distribute to its creditors and equity interest holders entitled to vote on the Plan a detailed disclosure statement. Section 1125 of the Bankruptcy Code requires that the disclosure statement contain adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the Plan. The Debtors have prepared this Disclosure Statement in accordance with the requirements of
Section 1125 of the Bankruptcy Code.

                                  SECTION II.

                      DESCRIPTION OF THE DEBTORS' BUSINESS

            Assisted Living Concepts, Inc. ("ALC", together with the Debtors and non-debtors, the "Company") and its debtor subsidiaries (ALC and debtor subsidiaries, collectively, the "Debtors") are in the business of owning, managing, operating, and leasing free-standing assisted living residences. These residences provide housing to older persons who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine health care services, as permitted by applicable law, designed to meet the needs of its residents. The Company's residences are primarily located in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. As of August 31, 2001, the Company had operations in 16 states. According to ALC's most recent Form 10-Q (attached hereto as Exhibit E), the Company had assets of $331,398,000, and liabilities of $276,321,000.

            As of the Commencement Date, the Company employed approximately 3,718 employees in 185 assisted living residences in operation. Of these residences, the Debtors owned 115 residences and leased 70 residences.

            An organizational chart for the Company is attached to this Disclosure Statement as Exhibit C.

            In addition to the disclosures made herein, please refer to the attached Exhibits D and E, ALC's most recent Form 10-K and Form 10-Q, for additional disclosures concerning the Debtors' business, operations, management and structure.

                                  SECTION III.

                      SIGNIFICANT PREPETITION TRANSACTIONS

A.    ASSISTED LIVING CONCEPTS, INC.

      1.    THE DEBENTURES

            In October 1997, ALC completed the public offering of $86.3 million of 6% Convertible Subordinated Debentures ("6% Debentures") due November 2002 realizing net proceeds of $82.9 million after underwriter discounts, commissions and other expenses. The 6% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $22.57 per common share. In April 1998, ALC completed the offering of $75.0 million of 5.625% Convertible Subordinated Debentures ("5.625% Debentures") due May 2003 realizing net proceeds of $72.2 million after discounts, commissions and other expenses. The 5.625% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $26.184 per common share. The Debentures are governed by New York law and are publicly traded on the American Stock Exchange. The trustee pursuant to the Old Indentures is Harris Trust and Savings Bank.

      2.    IDAHO, OHIO AND WASHINGTON REVENUE BONDS

      (a)   Overview

            Between 1995 and 1998, pursuant to three Indentures of Trust, state agencies from each of Idaho, Ohio and Washington issued bonds (the "Revenue Bonds") in order to provide financing for ALC's development and construction of various properties in these states (the "Revenue Bond Indentures"). Pursuant to these Revenue Bond Indentures, the payment of the principal and interest due on the Revenue Bonds is to be funded by certain letters of credit issued by U.S. Bank (the "Letters of Credit"), which can be drawn on by the trustee under the Revenue Bond Indentures ("Revenue Bond Indenture Trustees"). U.S. Bank and ALC entered into three separate Reimbursement Agreements, one for each bond issuance in each of the three states (the "Reimbursement Agreements"), which provide for the terms of the agreement to issue the Letters of Credit and the reimbursement by ALC therefor. Pursuant to the Reimbursement Agreements, the obligations of ALC thereunder including the reimbursement of any draws under the Letters of Credit by the Revenue Bond Indenture Trustees are secured by the properties financed by the bonds, located in each of Idaho, Ohio and Washington.

            The Reimbursement Agreements were each subsequently modified and amended three times pursuant to those certain Omnibus Amendments applicable to all of the Reimbursement Agreements (the "Omnibus Amendments"). As additional collateral for the waivers and amendments granted in the Omnibus Amendments, among other things, ALC agreed to pledge three properties located in Washington and $8,300,000 in cash in a U.S. Bank account, which amount was subsequently reduced to $4,300,000 pursuant to the third Omnibus Amendment.

      (b)   Idaho Bonds

            In July 1997, pursuant to an Indenture of Trust (the "Idaho Indenture"), the Idaho Housing and Finance Association agreed to issue revenue bonds in the principal amount of $7,350,000 in order to provide financing for ALc's development and construction of four properties in Idaho (the "Idaho Bonds"). The payment of the principal and interest due on the Idaho Bonds is to be funded by the letter of credit issued by U.S. Bank (the "Idaho LC"). The Idaho Bonds initially have a variable rate of interest and mature on July 1, 2017, with interest payments due on the first Business Day of each month if the interest rate is variable, or, upon conversion of the bonds into fixed rate, on January 1 and July 1 of each year.

            In connection with the Idaho Indenture, U.S. Bank agreed to provide the Idaho LC as the source of payment for the principal and interest due on the Idaho Bonds. ALC and U.S. Bank entered into that certain Reimbursement Agreement, dated as of July 1, 1997 (as amended from time to time, the "Idaho Reimbursement Agreement"), which provides, in pertinent part, that when interest is due on the bonds, the Revenue Bond Indenture Trustee under the Idaho Indenture may draw on the Idaho LC in order to satisfy such obligation, and ALC is then obligated to reimburse U.S. Bank for the amount drawn by the Indenture Trustee. As security for the obligations arising under the Revenue Bond Idaho Reimbursement Agreement, ALC pledged four properties located in Idaho in the cities of Garden City, Idaho Falls, Moscow, and

Rexburg, and, in connection with the Idaho LC, the $4,300,000 in cash held in a U.S. Bank account.

      (c)   Ohio Bonds

            In July 1998, pursuant to the Indenture of Trust (the "Ohio Indenture"), the Ohio Housing Finance Agency agreed to issue revenue bonds in the principal amount of $13,220,000 in order to provide financing for ALC's development and construction of seven properties in Ohio (the "Ohio Bonds"). The payment of the principal and interest due on the Ohio Bonds is to be funded by the letter of credit issued by U.S. Bank (the "Ohio LC"). The Ohio bonds initially have a variable rate of interest and mature on July 1, 2018, with interest due on the first of each month, or, upon conversion into fixed rate, on January 1 and July 1 of each year.

            In connection with the Ohio Indenture, U.S. Bank agreed to provide the Ohio LC as the source of payment for the principal and interest due on the Ohio Bonds. ALC and U.S. Bank entered into that certain Reimbursement Agreement, dated as July 1, 1998 (as amended from time to time, the "Ohio Reimbursement Agreement"), which provides, in pertinent part, that when interest is due on the bonds, the Revenue Bond Indenture Trustee under the Ohio Indenture may draw on the Ohio LC in order to satisfy such obligation, and ALC is then obligated to reimburse U.S. Bank for the amount drawn by the Revenue Bond Indenture Trustee. As security for the obligations arising under the Ohio Reimbursement Agreement, ALC pledged seven properties located in Ohio in the cities of Bellefontaine, Defiance, Findlay, Greenville, Kenton, Marion and Lima, and, in connection with the Ohio LC, the $4,300,000 in cash held in a U.S. Bank account.

      (d)   Washington Bonds

            In December 1995, pursuant to an Indenture of Trust (the "Washington Indenture"), the Washington State Housing Finance Commission agreed to issue revenue bonds in the principal amount of $8,300,000 in order to provide tax exempt financing for ALC's acquisition of five facilities in Washington (the "Washington Bonds"). The payment of the principal and interest due on the Washington Bonds is to be funded by the letter of credit issued by U.S. Bank (the "Washington LC"). The bonds initially have a variable rate of interest but may be converted into fixed rate upon determination of the remarketing agent. The variable bonds mature on November 1, 2016 with interest payments due on the first of each month. The fixed rate bonds mature on January 1, 2017 with interest payments due on January 1 and July 1 of each year.

            In connection with the Washington Indenture, U.S. Bank agreed to provide the Washington LC as the source of payment for the principal and interest due on the Washington Bonds. ALC and U.S. Bank entered into that certain Reimbursement Agreement, dated as of December 1, 1995 (as amended from time to time, the "Washington Reimbursement Agreement"), which provides, in pertinent part, that when interest is due on the bonds, the Revenue Bond Indenture Trustee under the Washington Indenture may draw on the Washington LC in order to satisfy such obligation, and ALC is then obligated to reimburse U.S. Bank for the amount drawn by the Revenue Bond Indenture Trustee. As security for the obligations arising under the Washington Reimbursement Agreement, ALC pledged five properties located in

Washington in the cities of Port Townsend, Enumclaw, Bremerton, Port Orchard and Spokane, and, in connection with the Washington LC, the $4,300,000 in cash in a U.S. Bank account.

      3.    THE OREGON BONDS

            In 1989, the Oregon Housing and Community Services Department (the "OHCS") agreed to issue those certain general obligation elderly and disabled housing bonds (the "Oregon Bonds"), in the aggregate principal amount of $7,000,000, the proceeds of which were used to finance the construction and operation of several facilities located in Oregon. Concurrently with the issuance of the Oregon Bonds, ALC and the OHCS entered into various loan agreements pursuant to which the OHCS made loans to ALC (the "Oregon Loans"), which were secured by the properties financed by the Oregon Loans.

      4.    THE CLASS ACTION SETTLEMENT

            In July 1999, various purchasers of ALC's common stock, 6% Debentures, and 5.625% Debentures, including Miami Police Relief and Pension Fund, Kevin S. Dubner, Thomas R. Tolley, Perry S. Heitman and Mary Ellen Schraner, filed multiple class action lawsuits against ALC, and certain of its directors and officers alleging breaches of federal securities laws. The subject class action lawsuits were subsequently consolidated ("Class Action Litigation") and, in connection therewith, in September 2000, the parties entered into a settlement agreement and agreed to the sum of $30,000,000 in settlement of all claims. Of the total settlement amount, ALC was responsible for $10,018,385, after payments by ALC's insurance providers. Pursuant to the terms of the Settlement Agreement, ALC has made a cash payment of $2,255,000, and on October 23, 2000, ALC issued a note for the remaining $7,763,385 (the "Settlement Note"). Pursuant to the Settlement Note, ALC made three equal quarterly installments of principal on January 23, 2001, April 23, 2001 and July 23, 2001, each in the amount of $2,254,461, with a fourth installment of approximately $1,000,000 paid on September 28, 2001. The Settlement Note was secured by certain real property located in Platte County, Nebraska, for which the mortgagor is Carriage House, and real property located in the following counties in Arizona, for which the mortgagor is ALC: Maricopa, Yuma, Yavapai, Pinal and Gila. ALC and one of its insurance carriers have a dispute over the amount of coverage due to ALC that is currently in arbitration.

      5.    NHP LOANS

            In September 1998, ALC and Nationwide Health Properties, Inc. ("NHP") entered into two loan agreements pursuant to which NHP agreed to make loans to ALC in the principal amounts of $2,955,000 and $2,500,000 (the "NHP Loans"). ALC executed two secured promissory notes for the respective amounts. The $2,955,000 note is secured by property located in South Carolina, and the $2,500,000 note is secured by property located in Pennsylvania. Both notes mature on September 1, 2008.

      6.    THE HELLER FACILITY

            In March 2001, ALC and certain non-debtor subsidiaries of ALC (the "Heller Borrowers") entered into a Loan Agreement (the "Heller Loan Agreement") with Heller Healthcare Finance, Inc. ("Heller"), pursuant to which Heller agreed to make loans to the Heller

Borrowers in the principal amount of $45,000,000 ("Heller Facility"). The Heller Borrowers used the proceeds of the Heller Facility to purchase certain properties from ALC and others located in Ohio, Pennsylvania, Iowa, Nebraska and New Jersey and to make payments on the Settlement Note. The Heller Borrowers did not draw fully on the Heller Facility.

            In June 2001, the Heller Borrowers and Heller amended the Heller Facility (the "Heller Amendment"). Pursuant to the Heller Amendment, the Heller Facility was reduced to $20,000,000, the maturity date of the Heller Facility was established as September 28, 2001, a new borrower was added and additional collateral was pledged. The Heller Facility bears an interest rate of 3.85% over the three-month LIBOR and requires monthly interest-only payments until maturity. As amended, the facility was used to pay trade payables, pay an interest payment with respect to the Debentures, certain professional fees relating to debt and lease restructuring, closing costs and other anticipated costs, and to fund an interest reserve and tenant deposit accounts.

            The Heller Facility is guaranteed by ALC; however, as amended, the filing of a petition under chapter 11 of the Bankruptcy Code by ALC no longer triggers an event of default under the Heller Loan Agreement.

            On the Commencement Date, the Debtors moved the Bankruptcy Court for and on October 19, 2001 obtained an order authorizing, among other things, the Debtors to refinance the Heller Facility, as amended, with a debtor-in-possession facility (as defined in the Plan, the "Final Financing Order").

B.    CARRIAGE HOUSE ASSISTED LIVING, INC.

            Carriage House is a Delaware corporation that is a wholly-owned subsidiary of ALC. It owns unencumbered properties in Blair, Seward and Falls City Nebraska, and a facility in Columbus, Nebraska, which is subject to a mortgage held by the Class Action Plaintiffs. Carriage House is also a lessee under leases for facilities located in Beatrice, Norfolk and Wahoo, Nebraska. As set forth below, Carriage House intends to reject the Norfolk and Wahoo leases.

                                  SECTION IV.

                            KEY EVENTS LEADING TO THE
                      COMMENCEMENT OF THE CHAPTER 11 CASES

A.    GENERAL

            The Company's business has been impacted by competition within the industry, a highly leveraged structure, and trends in the United States health care industry. As described below, legislative changes to reimbursement policies in conjunction with an increase in regulatory oversight, as well as an increasing cost structure due to shortages in the qualified labor markets, significantly longer fill-up periods, and rate pressures have had a significant adverse effect on the Company's revenues. The Company is also highly leveraged, with loan and lease agreements that contain financial covenants. Absent the commencement of the Cases, the Company would have required additional financing to meet maturing obligations, particularly with respect to the Debentures that mature in November 2002 and May 2003. The Company determined that it would likely be unable to obtain such financing. Accordingly, the Company decided that a restructure of the Debentures through a chapter 11 case would be in the best interest of all stakeholders.

B.    PRE-PETITION PLAN NEGOTIATIONS

            To address the Company's long-term financial needs, management began developing plans to improve the Company's capital structure. In order to recapitalize the Company's enterprise over the long-term and to maximize the recovery for all stakeholders the Company and its financial advisors agreed that this could be achieved best through a Plan. As such, during March, 2001, with the assistance of its financial advisors, the Company began negotiations with various members of the Informal Bondholders Committee in order to consummate a consensual restructuring of the Debentures.

            During these negotiations, the interest payments on the Debentures became due. The Debtors paid the May 1, 2001 interest payment on May 25, 2001, in part in exchange for the agreement by the holders of the Debentures to (a) negotiate in good faith to reach agreement on a restructuring and (b) sign an agreement whereby the holders of the Debentures agreed (x) not to release certain information about the Company and (y) to refrain from selling, transferring or otherwise disposing of the Debentures ("Lock-Up Agreement"). At the time, the Company was convinced that the payment was necessary in order to continue real and significant negotiations with the holders of the Debentures in an attempt to arrive at a mutually agreeable restructuring of the Company's debts. The Lock-Up Agreement expired on June 30, 2001 without an agreement having been reached with respect to a restructuring. Consequently, the Company disclosed to the public certain material non-public information as required by the Lockup Agreement. In July 2001, holders of the Debentures who now comprise the Informal Bondholders Committee agreed to resume the restructuring discussions with the Company and executed a confidentiality agreement (the "Confidentiality Agreement"), pursuant to which the signatories agreed to keep certain information confidential. By its terms, the Confidentiality Agreement expired on the earlier of the date on which the Company commences a case under the Bankruptcy Code or November 1, 2001, unless terminated earlier by the Company.

            In September 2001, the Company and members of the Informal Bondholders Committee agreed to the current terms of the Plan. The members of the Informal Bondholders Committee executed Plan Support Agreements, copies of which are attached hereto as Exhibit H. As set forth in the Plan Support Agreements, the Informal Bondholders Committee agreed, among other things, to vote for and support the Plan to the extent that it is consistent in all material respects with the terms and conditions set forth in the Plan Support Agreement. In addition, during the same period, the Company concluded negotiating the Plan with the Informal Bondholders Committee.

C.    HELLER PRE-PETITION NEGOTIATIONS

            Also, in connection with the pre-petition negotiations concerning the Plan, the Debtors needed to ensure access to capital necessary to fund their continued operations during the pendency of these Chapter 11 Cases and their strategic restructuring goals in connection therewith and thereafter. These negotiations were successful and as a result, and as discussed earlier in section VI.A.6 of the Disclosure Statement, the Court entered the Final Financing Order. The Final Financing Order has already provided the Debtors with access to additional funds for, among other things, certain administrative expenses not ordinarily needed for their operations. Also, the Court's entry of the Final Financing Order permitted ALC to enter into that certain second amendment to the Heller Facility with the Heller Borrowers (the "Second Amendment") and thereby avoid triggering a default under the pre-petition Heller Facility which, among other things, would have compelled the Heller Borrowers to commence separate chapter 11 cases solely to avoid the exercise of remedies by Heller under the Heller Facility.

            The relief obtained by the Debtors, through the Final Financing Order, also provided ALC (through Texas ALC) the opportunity to acquire 16 properties (the "Meditrust Properties") currently leased by Texas ALC from T and F Properties, as successor to Meditrust (the "Meditrust Acquisition"). Texas ALC executed an option agreement whereby Texas ALC holds the exclusive right to acquire the Meditrust Properties for a purchase price of $23.5 million (the "Meditrust Purchase Price"). That option expired on October 31, 2001; ALC and Texas ALC exercised that option by its expiration date and closed the Meditrust Acquisition on October 24, 2001. The Meditrust Acquisition benefits these estates. In fact, the projections attached hereto indicate that the the Meditrust Acquisition will result in the valuation of Reorganized ALC increasing by approximately $7 million.

            Finally, the Final Financing Order provides the Debtors with a financing arrangement, in place virtually at the outset of these cases, to exit bankruptcy with funding on the effective date of the Plan sufficient to enable the Debtors to refinance the DIP Financing and certain other amounts due and owing under the Second Amendment (collectively, the "Exit Financing"). The Exit Financing was heavily negotiated by the Debtors, the Informal Bondholders Committee and the Lender. The Informal Bondholders Committee endorses the Exit Financing and, in fact, made it a precondition to the Informal Bondholders Committee's support of the DIP Financing.

D.    OTHER PRE-PETITION NEGOTIATIONS

            The commencement of the Chapter 11 Cases arguably constituted an event of default under certain loan arrangements and leases to which certain Non-Debtor Subsidiaries were parties. ALC negotiated waivers of such defaults on behalf of such Non-Debtor Subsidiaries with Health Care Properties, Inc., Transatlantic and T and F Properties, among others.

                                   SECTION V.

                              THE CHAPTER 11 CASES

A.    DISCLOSURE STATEMENT AND PLAN CONFIRMATION HEARINGS

            On the Petition Date, the Debtors filed this Disclosure Statement and the Plan with the Court. The Court considered the adequacy of the Disclosure Statement and the Plan at a hearing on October 30, 2001. The Confirmation Hearing in respect of the Plan has been scheduled for December 5, 2001 at 8:30 a.m., Eastern Time, before the Honorable Sue L. Robinson in the United States District Court for the District of Delaware, J. Caleb Boggs Building, 844 North King Street, Wilmington, Delaware 19801.

B.    SIGNIFICANT MOTIONS DURING THE CHAPTER 11 CASE

      1.    "FIRST DAY" MOTIONS

            Simultaneous with the filing of their chapter 11 petitions, the Debtors filed numerous "first day" motions seeking orders from the Court authorizing the Debtors to retain professionals and providing the Debtors certain relief from certain administrative requirements imposed by the Bankruptcy Code. On October 3, 2001 and October 19, 2001, the Court entered orders granting the Debtors the various forms of relief requested. In particular, the Debtors obtained orders approving the following motions and applications:

      (a)   Motions Relating to Administration of Cases:

            (i)   Motion for the Joint Administration of the Cases;

            (ii) Application for Order Authorizing the Retention and Employment of Bankruptcy Services LLC as Notice and Claims Agent to Debtors and Debtors in Possession;

            (iii) Motion for Authority to Retain, Employ and Compensate
                  Professionals to Represent Debtors in the Ordinary Course;

            (iv) Application to Retain Latham & Watkins as Attorneys for the Debtors;

            (v) Application to Retain Thompson Knight Brown Parker & Leahy as local Texas counsel for the Debtors;

            (vi) Application to Retain Young Conaway Stargatt & Taylor as local Delaware counsel for the Debtors; and

            (vii) Motion for Order Establishing Notice and Service Requirements
                  in Debtors' Chapter 11 Cases.

      (b)   Motions Relating to Financing:

            (i) Motion for Interim and Final Orders Under 11 U.S.C. Sections 105, 361, 362 and 364, (a) Approving
                  Postpetition Financing and Related Relief and (b) Setting Final Hearing Pursuant to Bankruptcy Rule 4001(C); and

            (ii) Motion Pursuant to Section 363 of the Bankruptcy Code and Bankruptcy Rules 2002 and 4001 (i) Authorizing Debtors to Use Cash Collateral and Grant Adequate Protection Therefor and
                  (ii) Scheduling a Final Hearing.

      (c)   Motions Relating to Employees and the Operation of the Business:

            (i) Debtor's Motion for Order (a) Authorizing but not Requiring Payment of Certain Prepetition (i) Wages, Salaries and Other Compensation, (ii) Employee Medical, Pension and Similar Benefits, (ii) Reimbursable Employee Expenses, and (iv) Worker's Compensation Benefits; and (b) Authorizing and Directing Applicable Banks and Other Financial Institutions to Receive, Process, Honor and Pay All Checks Presented for Payment and to Honor All Funds Transfer Requests Made by the Debtors Relating to the Foregoing;

            (ii) Motion Pursuant to Sections 363(b) and 105(a) for Authorization to Continue the Debtors' Worker's Compensation Programs, All Other Insurance Policies and All Agreements Relating Thereto, and Pay All Prepetition Obligations in Respect Thereto;

            (iii) Motion for Order under Sections 105(c), 363, 1107 and 1108
                  Authorizing (i) Maintenance of Existing Bank Accounts; (ii) Continued Use of Existing Business Forms and (iii) Continued Use of Existing Cash Management System;

            (iv) Application of the Debtors Pursuant to Section 345(b) for Approval of Investment Guidelines; and

            (v) Motion for Order Authorizing Rejection of Lease of Nonresidential Real Property and Other Related Relief.

      (d)   Motions Relating to Vendors and Suppliers:

            (i) Motion for Order Authorizing Grant of Administrative Expense Status to Debtors' Undisputed Obligations Arising From the Postpetition Delivery of Goods Ordered in the Prepetition Period and Authorizing Debtors to Pay Such Obligations in the Ordinary Course of Business;

            (ii) Motion Pursuant to Sections 105(a), 361 and 363 of the Bankruptcy Code Authorizing Payment of Certain Prepetition Common Carrier, Warehouse and Related Obligations;

            (iii) Motion for Order Authorizing Payment of Critical Trade
                  Vendors; and

            (iv) Motion for Order (1) Prohibiting Utilities from Altering, Refusing or Discontinuing Service on Account of Prepetition Invoices and (2) Establishing Procedures for Determining Requests for Additional Adequate Assurance.

      (e)   Motions Relating to Residents:

            (i) Motion of the Debtors for Authorization to Maintain Resident Trust Accounts; and

            (ii) Motion for Order Authorizing Debtors to Pay Prepetition Refunds to Residents.

      (f)   Other:

            (i)   Motion for Order Authorizing Payment of Sales and Use Taxes;
                  and

            (ii) Motion for Authorization to Comply with Certain License and Regulatory Agency Fee Requirements.

C.    DEADLINE TO FILE PROOF OF CLAIMS AND EQUITY INTERESTS

            On the Petition Date, the Debtors also filed a motion seeking an order (the "Bar Date Order") from the Court requiring any person or entity holding or asserting a claim against the Debtors to file a written proof of claim with Bankruptcy Services LLC at the following address: Assisted Living Concepts, Inc. c/o Bankruptcy Services LLC, 70 East 55th Street, 6th floor, New York, New York 10022, Attention: Assisted Living Claims Processing, on or before 4:00 p.m. (Eastern Time) on November 15, 2001 (the "Bar Date"). The motion requested that any person or entity that fails to timely file a proof of claim will be barred, estopped and enjoined forever from voting on, or receiving a distribution under, the Plan, and will be barred, estopped and enjoined forever from asserting a Claim against the Debtors, their Estates, Reorganized Debtors, and any of their successors or assigns. On October 3, 2001, the Court entered the Bar Date and established November 15, 2001 as the Bar Date.

            On October 30, 2001, the Court entered a supplemental Bar Date Order extending the Bar Date to November 23, 2001 for a limited number of potential claimants who did not receive timely notice of the Bar Date Order.

D.    ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      1.    ASSUMPTION AND CURE

            Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Reorganized Debtors will assume each executory contract and unexpired lease entered into by the Debtors prior to the Petition Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to Section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Court approving the assumptions described in the Plan, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

            Any monetary amount by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors, subject to Informal Bondholder Committee consent, or Reorganized
Debtors: (a) by payment of the default amount in cash on the Effective Date or
(b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding: (i) the amount of any cure payment; (ii) the ability of Reorganized Debtors to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

      2.    REJECTION AND DAMAGES

            Executory contracts (including any employment agreements) and unexpired leases that exist between any of the Debtors and any person that are not assumed in a manner consistent with Section V.D.1. above or that are not the subject of a motion to assume that is pending on the Confirmation Date and that is subsequently approved shall be rejected as of the Effective Date pursuant to the Plan. All Claims for damages arising from the rejection of executory contracts or unexpired leases must be filed with the Court in accordance with the terms of the order authorizing such rejection, or, if not rejected by separate order, within thirty (30) days from the entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates and Reorganized Debtors. Each of the Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as a General Unsecured claim.

            Attached hereto as Schedule J is a list of all contracts and leases that will be rejected by the Debtors. Schedule J may be amended from time to time prior to Confirmation.

E.    PARTIES IN INTEREST AND PROFESSIONALS

      1.    THE DEBTORS' PROFESSIONALS

            During the course of the Chapter 11 Cases, the Court has approved or will be asked to approve the Debtors' retention of the following professionals to advise the Debtors in a variety of areas: Latham & Watkins (bankruptcy co-counsel), Young Conaway Stargatt & Taylor, LLP (bankruptcy co-counsel), KPMG LLP (accountants), and Thompson Knight Brown Parker & Leahy (Texas counsel). Jefferies & Co. was retained pre-petition as the Debtors' financial advisors and earned its fee pre-petition. Pursuant to its engagement letter, Jefferies will provide additional services necessary to consummate these Bankruptcy Cases, but will charge no additional fees to the Debtors.

      2.    THE CREDITORS' COMMITTEE AND ITS PROFESSIONALS

            On October 12, 2001, the United States Trustee for the District of Delaware, pursuant to Section 1102 of the Bankruptcy Code, appointed the Creditors' Committee to represent the interests of all holders of unsecured claims in these cases. The Creditors' Committee currently consists of the following creditors: (i) The Bank of New York, (ii) LTC Properties, (iii) National Health Investors, Inc., (iv) Deephaven Capital Management and (v) LTC Healthcare, Inc.

            The Creditor's Committee retained Milbank, Tweed, Hadley & McCloy and Morris, Nichol, Arsht & Tunnell as the Creditors' Committee's co-counsel. The Creditors' Committee retained Chanin & Co. as its industry and financial advisors. The Creditors' Committee has employed no other professionals during the pendency of these Chapter 11 Cases.

            The Informal Bondholders Committee had retained Chanin & Co. and Milbank, Tweed, Hadley & McCloy as financial advisor and attorneys, respectively. The Company agreed to support a motion by one or both of them for payment of reasonable compensation and reimbursement of expenses under Section 503(b) of the Bankruptcy Code for services rendered as professionals for the Informal Bondholder Committee.

                                  SECTION VI.

                   THE FUTURE BUSINESS OF REORGANIZED DEBTORS

A.    CAPITALIZATION AND STRUCTURE OF REORGANIZED DEBTORS

            The Plan provides that, on the Effective Date, Reorganized ALC will Reinstate or consensually modify all of its prepetition secured indebtedness and exchange the General Unsecured Claims against ALC for New Senior Notes, the New Junior Notes and 96 percent of the New Common Stock. Reorganized Carriage House will Reinstate its existing indebtedness. For a more detailed description of the Debtors' post-Effective Date capital structure, please refer to the projections attached hereto as Exhibit G.

            Reorganized ALC will retain its equity interest in Carriage House and the Non-Debtor Subsidiaries.

B.    COMPOSITION OF MANAGEMENT AND THE DIRECTORS OF REORGANIZED ALC

            The directors and officers of each of the Debtors will continue to serve in such capacities until and through the Effective Date. As of the Effective Date, the directors of each of the Debtors will be deemed to have resigned. Immediately thereafter, ALC currently contemplates that the new board of directors of Reorganized ALC shall consist of Andre Dimitriadis, Andy Adams, Matthew Patrick, Mark Holliday, Richard Ladd and the CEO of Reorganized ALC.

            The Board of Directors of Reorganized ALC shall select the Board of Directors and senior management of Reorganized Carriage House.

            Reorganized ALC may authorize an appropriate compensation and bonus plan for permanent senior management employed by Reorganized ALC post-Confirmation. After the Effective Date, Reorganized ALC may adopt a new incentive plan for the grant to officers, employees and directors of the Company of options to acquire shares of New Common Stock. The options will be based upon performance criteria and a vesting schedule to be structured by the Board of Directors of Reorganized ALC after consummation of the Plan.

C.    ISSUANCE OF NEW NOTES AND NEW COMMON STOCK

            On the Effective Date, the Holders of an Allowed Claim against ALC in Class 4 shall receive, on a Pro Rata basis, New Senior Notes in the principal amount of $40,250,000 and New Junior Notes in the amount of $15,250,000, and a Pro Rata share of 96% of the New Common Stock. The New Senior Notes will mature in 7 years from the Effective Date and require semi-annual interest payments at a rate of 10% per annum. The New Junior Notes will mature in 10 years and require pay-in-kind notes at a rate of 8% per annum for the first three years after the effective date and thereafter semi-annual interest payments in cash at the rate of 12% per annum. The New Notes will be secured by real property. For a more detailed description of New Senior Notes and New Junior Notes, please refer to Exhibit I attached hereto.

                                  SECTION VII.

                                 SUMMARY OF THE
                             PLAN OF REORGANIZATION

A.    INTRODUCTION

            The Plan is the product of diligent efforts by the Debtors to formulate a plan that provides for a fair allocation of the Debtors' assets in an orderly manner, consistent with the mandates of the Bankruptcy Code and other applicable law.

            The Debtors believe that confirmation of the Plan is critical to the Debtors' continued survival, and that the Plan provides the best opportunity for maximum recoveries to the Debtors' creditors. The Debtors believe, and will demonstrate to the Court, that the Debtors' creditors and equity interest holders will receive significantly more value under the Plan than any available alternative.

B.    CLASSIFICATION AND TREATMENT OF ADMINISTRATIVE CLAIMS,
      CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

            Only administrative expenses, claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan. An administrative claim, claim or equity interest becomes "allowed" when a plan proponent agrees -- or in the case of a dispute, the Court determines -- that the administrative claim, claim or equity interest is a valid obligation of a Debtor, including the amount. Section 502(a) of the Bankruptcy Code provides that a timely filed administrative expense claim, claim or equity interest is "allowed" automatically unless the debtor or another party in interest objects. Section 502(b) of the Bankruptcy Code, however, provides that certain claims may not be "allowed" in bankruptcy even if a proof of claim is filed. Such claims include, without limitation, claims that are unenforceable under a governing agreement or applicable non-bankruptcy law, claims for unmatured interest, claims for certain services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts and late-filed claims. In addition, Rule 3003(c)(2) of the Federal Rules of Bankruptcy Procedure prohibits the allowance of any claim or equity interest that either is not listed on the debtor's schedules or is listed as disputed, contingent or unliquidated, if the holder of such claim or equity interest has not timely filed a proof of claim or equity interest.

            The Bankruptcy Code also requires that, for the purposes of treatment and voting, a chapter 11 plan divide different types of claims and equity interests into separate classes, based upon their legal nature. Claims of a substantially similar nature generally are classified together, as are equity interests of a substantially similar nature. As a single entity may hold multiple claims and/or equity interests that give rise to different legal rights, such a holder may be a member of multiple classes under a plan.

            Under a chapter 11 plan, the separate classes of claims and equity interest must be designated as either "impaired" or "unimpaired". If a class of claims is "impaired" under a plan, the Bankruptcy Code affords certain rights to the holders of such claims, including the right to vote on the Plan (with the exception of classes of claims and interests that receive no distributions under the Plan, and which therefore are deemed to have rejected the Plan), and the right to receive an amount under the Plan that is no less than the value that claim holder would receive in a chapter 7 liquidation. Under Section 1124 of the Bankruptcy Code, a class is "impaired" if the legal, equitable, or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity or by payment in full in cash. Typically, this means that the holder of a unimpaired claim will receive under the Plan payment in full, in cash, with prepetition interest to the extent permitted and provided under the governing agreement between the parties (if applicable) or applicable non-bankruptcy law, and the remainder of the debtor's obligations, if any, will be performed as they become due in accordance with their terms. Thus, other than the right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position in which it would have been if the debtor had not commenced a chapter 11 case.

            Consistent with these requirements, the Plan divides the Claims against, and Interests in, the Debtors into the following Classes:

CLAIMS AGAINST AND INTERESTS IN ALC

          TYPE OF ALLOWED
          CLAIM OR EQUITY                                         ESTIMATED
CLASS     INTEREST            TREATMENT                           RECOVERY
-----     --------            ---------                           --------
--        Administrative      Paid in full in Cash on the         100%
          Claims              Effective Date or as soon as
                              practicable thereafter (unless
                              the holder of a particular claim
                              and ALC agree to some other
                              treatment), or in accordance
                              with the terms and conditions of
                              transactions or agreements
                              relating to obligations incurred
                              in the ordinary course of
                              business during the pendency of
                              the Chapter 11 Cases or assumed
                              by Reorganized ALC.

          TYPE OF ALLOWED
          CLAIM OR EQUITY                                         ESTIMATED
CLASS     INTEREST            TREATMENT                           RECOVERY
-----     --------            ---------                           --------
--        Tax Claims          At the option of Reorganized ALC    100%
                              either (i) Reinstated, (ii) paid
                              in full in Cash on the Effective
                              Date or as soon as practicable
                              thereafter, or (iii) paid over a
                              six-year period from the date of
                              assessment, as provided in
                              Section 1129(a)(9)(C) of the
                              Bankruptcy Code with interest
                              payable at a rate of 8-1/4% per
                              annum or as otherwise
                              established by the Court.

          SECURED CLAIMS:

1A        OHCS Claim          Unimpaired; Reinstated on the       100%
                              Effective Date or as soon as
                              practicable thereafter.

1B        NHP Claim           Impaired.                           100%

1C        U.S. Bank Idaho     Unimpaired; Reinstated on the       100%
          Claim               Effective Date or as soon as
                              practicable thereafter.

1D        U.S. Bank Ohio      Unimpaired; Reinstated on the       100%
          Claim               Effective Date or as soon as
                              practicable thereafter.

1E        U.S. Bank           Unimpaired; Reinstated on the       100%
          Washington Claim    Effective Date or as soon as
                              practicable thereafter.

2A et     Other Secured       Unimpaired if paid in full in       100%
seq.      Claims              Cash or Reinstated on the
                              Effective Date or as soon as
                              practicable thereafter; Impaired
                              if holder of Claim agrees to
                              alternative treatment.

          UNSECURED CLAIMS

          TYPE OF ALLOWED
          CLAIM OR EQUITY                                         ESTIMATED
CLASS     INTEREST            TREATMENT                           RECOVERY
-----     --------            ---------                           --------
3         Priority Claims     Unimpaired; paid in full on or      100%
                              before the later of (i) the
                              Effective Date or as soon as
                              practicable thereafter, (ii) the
                              date such Claim becomes an
                              Allowed Claim and (iii) the date
                              that such Claim would be paid in
                              accordance with any terms and
                              conditions of any agreements or
                              understandings relating thereto
                              between the Company and the
                              Holder of such Claim.

4         General             Impaired; each holder of an         43%
          Unsecured Claims    Allowed Class 4 Claim to receive
          against ALC         on the Effective Date or as soon
                              as practicable thereafter, a Pro
                              Rata Share of 96% of ALC's New
                              Common Stock, New Senior Notes
                              in the principal amount of
                              $40,250,000 and New Junior Notes
                              in the principal amount of
                              $15,250,000.

5         Trade Claims        Unimpaired; at the option of        100%
          against ALC         Reorganized ALC, paid in full in
                              Cash or Reinstated on the
                              Effective Date or as soon as
                              practicable thereafter.

6         Resident Deposit    Unimpaired; Reinstated on the       100%
          Account Claims      Effective Date or as soon as
          against ALC         practicable thereafter.

7         Guaranty Claims     Unimpaired; Reinstated on the       100%
          against ALC         Effective Date or as soon as
                              practicable thereafter.

8         Intercompany        Unimpaired; Reinstated on the       100%
          Claims              Effective Date or as soon as
                              practicable thereafter.

          TYPE OF ALLOWED
          CLAIM OR EQUITY                                         ESTIMATED
CLASS     INTEREST            TREATMENT                           RECOVERY
-----     --------            ---------                           --------
9         Old Common Stock    Impaired; on the Effective Date     <0%
          of ALC and          or as soon as practicable
          Securities          thereafter, holders of Allowed
          Claims against      Class 9 Interests will receive,
          ALC                 ALC on a Pro Rata basis, 4% of
                              ALC's New Common Stock in exchange
                              for the Old ALC Common Stock.

10        Old Stock Rights    Impaired; will not receive or       0%
          in ALC              retain any property or interest.


CLAIMS AGAINST AND INTERESTS IN CARRIAGE HOUSE

--      Administrative Claims   Paid in full in Cash on the Effective      100%
                                Date or as soon as practicable
                                thereafter (unless the holder of a
                                particular claim and ALC agree to some
                                other treatment), or in accordance with
                                the terms and conditions of
                                transactions or agreements relating to
                                obligations incurred in the ordinary
                                course of business during the pendency
                                of the Chapter 11 Cases or assumed by
                                Carriage House.

--      Tax Claims              At the option of Reorganized Carriage      100%
                                House either (i) Reinstated, (ii) paid
                                in full in Cash on the Effective Date
                                or as soon as practicable thereafter,
                                or (iii) paid over a six-year period
                                from the date of assessment, as
                                provided in Section 1129(a)(9)(C) of
                                the Bankruptcy Code with interest
                                payable at a rate of 8-1/4% per annum
                                or as otherwise established by the
                                Court.
        SECURED CLAIMS

1       Other Secured Claims    Unimpaired if paid in full in Cash or      100%
                                Reinstated on the Effective Date or as
                                soon as practicable thereafter;
                                Impaired if holder of Claim consents to
                                alternative treatment.

        UNSECURED CLAIMS


2       Priority Claims         Unimpaired; paid in full on or before      100%
                                the later of (i) the Effective Date or
                                as soon as practicable thereafter, (ii)
                                the date such Claim becomes an Allowed
                                Claim and (iii) the date that such
                                Claim would be paid in accordance with
                                any terms and conditions of any
                                agreements or understandings relating
                                thereto between the Company and the
                                Holder of such Claim.

3       General Unsecured       Unimpaired; at the option of               100%
        Claims against          Reorganized Carriage House, paid in
        Carriage House          full in Cash or Reinstated on or before
                                the later of (i) the Effective Date or
                                as soon as practicable thereafter, (ii)
                                the date such Claim becomes an Allowed
                                Claim and (iii) the date that such
                                Claim would be paid in accordance with
                                any terms and conditions of any
                                agreements or understandings relating
                                thereto between the Company and the
                                Holder of such Claim.

4       Trade Claims            Unimpaired; at the option of               100%
        Against Carriage        Reorganized Carriage House, paid in
        House                   full in Cash or Reinstated on or before
                                the later of (i) the Effective Date or
                                as soon as practicable thereafter, (ii)
                                the date such Claim becomes an Allowed
                                Claim and (iii) the date that such
                                Claim would be paid in accordance with
                                any terms and conditions of any
                                agreements or understandings relating
                                thereto between the Company and the
                                Holder of such Claim.

5       Intercompany Claims     Unimpaired; Reinstated on the Effective    100%
                                Date or as soon as practicable
                                thereafter.

6       Old Common Stock of     Unimpaired; Reinstated on the Effective    100%
        Carriage House and      Date or as soon as practicable
        Securities Claims       thereafter.
        against Carriage
        House

7       Old Stock Rights in     Unimpaired; Reinstated on the Effective    100%
        Carriage House          Date or as soon as practicable
                                thereafter.

            For purposes of computing distributions under the Plan, Allowed Claims do not include postpetition interest unless otherwise specified in the Plan.

            If the Plan is confirmed, except for Disputed Claims, distributions will be deemed made on the Effective Date if made on the Effective Date or as soon as practicable thereafter. Distributions on accounts of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section 8.02 of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Section 8.06 of the Plan (relating to distributions on account of Disputed Claims once they are allowed).

1.    UNCLASSIFIED - ADMINISTRATIVE CLAIMS

            Administrative Claims include the costs and expenses of administration of the Chapter 11 Cases of a kind specified in Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code. Such costs include any actual, necessary costs and expenses of operating the Debtors' businesses and preserving the Debtors' Estates, any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their businesses, all compensation and reimbursement of expenses to the extent Allowed by the Court pursuant to Section 330 or Section 503 of the Bankruptcy Code, and any fees or charges assessed against the Debtors' estates pursuant to Section 1930, Chapter 123 of Title 28 of the United States Code.

            Pursuant to the Plan, Allowed Administrative Claims (a) will be paid Cash equal to the full unpaid portion of the Allowed Administrative Claim on later the of the Effective Date and the date on which such Administrative Claim becomes an Allowed Claim, or as soon thereafter as practicable, or (b) will receive such other treatment as to which the Debtors and the holder of an Allowed Administrative Claim shall agree in writing.

            The Debtors anticipate that, with the exception noted below, most Administrative Expenses will be paid as they come due during the Chapter 11 Cases, and that the Administrative Claims to be paid on the Effective Date will mainly comprise the Allowed fees and expenses incurred by professionals providing services in the Chapter 11 Cases.

            The Debtors estimate that the amount of Allowed Administrative Claims and Priority Claims under the Bankruptcy Code (the "Effective Date Payments") will be the following: (a) payment of the DIP Financing (approximately $4.4 million); (b) the Debtors' and Committee's professionals' fees (approximately $2 million); and (c) severance payments.

2.    UNCLASSIFIED - TAX CLAIMS

            Except as otherwise agreed to by Reorganized ALC and Reorganized Carriage House and the applicable taxing agency, Reorganized ALC or Reorganized Carriage House, as appropriate, shall pay to each holder of an Allowed Priority Tax Claim deferred Cash payments, over a period not exceeding six years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Priority Tax Claim (without penalty of any kind) at the rate prescribed below. Payment of the amount of each such Allowed Priority Tax Claim shall be made in equal semiannual installments payable on June 1 and December 1, with the first installment due on June 1 or December 1 after the latest of: (a) the Effective Date, (b) 30 days after the date on which an Order allowing such Priority Tax Claim becomes a Final Order, and (c) such other time or times as may be agreed to by the holder of such Claim and Reorganized ALC. Each installment shall include interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the rate of 8-1/4% per annum or as otherwise established by the Court; provided, however, that Reorganized ALC or Reorganized Carriage House, as appropriate, shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty of any kind.

            The Debtors believe that no Allowed Tax Claims exist.

      3.    HELLER SECURED ADMINISTRATIVE CLAIM

            Pursuant to the Final Financing Order and the Postpetition Documents, Heller has a secured and administrative claim against the Debtors in the approximate amount of $44 million (the "Heller Claim"). The Debtors are jointly and severally liable with respect to the Heller Claim obligations. The Heller Claim is secured by the Aggregate Collateral. Unless otherwise agreed in writing prior to or on the Effective Date by Heller, the Heller Claim shall be paid in full in Cash on or before the Effective Date.

      4.    CLASSIFIED CLAIMS AGAINST AND INTERESTS IN ALC

       ALC Class 1A - OHCS Claim (against ALC). On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1A OHCS Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of the Allowed Secured Claim in Class 1A which is treated as set forth in clause (a) or (b) of this paragraph will be Unimpaired and deemed to have voted for the Plan; a Secured Claim in Class 1A which is treated as set forth in clause (c) of this paragraph shall be Impaired and entitled to vote on the Plan.

       ALC Class 1B - NHP Claim (against ALC). On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1B NHP Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, receive the following treatment: On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1B NHP Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: NHP shall exchange its mortgages on the Morehead Facility located in Indiana, Pennsylvania and on the Pinewood House Facility located in Goosecreek, South Carolina in sale-leaseback transactions with ALC. ALC and NHP shall execute definitive documentation reflecting the foregoing sale-leasebacks, as well as modifications to two other leases pursuant to which ALC leases from NHP two facilities in South Carolina, and File such documentation with the Court no later than ten days prior to the Confirmation Hearing. NHP is Impaired and entitled to vote on the Plan. NHP and ALC executed an agreement memorializing the foregoing terms (the "NHP Agreement"). Pursuant to the NHP Agreement, subject to a number of conditions including Court approval of the Disclosure Statement, NHP has agreed to support the Plan. A copy of the NHP Agreement is attached as Exhibit K to the Disclosure Statement. The Committee does not endorse the NHP Agreement. The Committee intends to enter into discussions with NHP and ALC with respect to the NHP Agreement. If the Committee convinces ALC that the NHP Agreement is not in the best of the Estate, ALC will return to NHP the collateral securing the Class 1B NHP Claim to NHP and move to reject the leases to which NHP and ALC are parties. Alternatively, the Committee may be able to renegotiate the NHP Agreement in a manner that will produce a more favorable result to the Estate. Last, the Committee may determine that the NHP Agreement is in the best interest of the Estate and ultimately support the NHP Agreement. ALC has given the Committee a deadline of November 12, 2001 to finally resolve its position with respect to the NHP Agreement. ALC shall notify NHP no later than November 15, 2001 of how the Class 1B NHP Claim will be treated.

            ALC Class 1C - U.S. Bank Idaho Claim (against ALC). On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1C U.S. Bank Idaho Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered. ALC Class 1C is Unimpaired and shall be deemed to have voted in favor of the Plan.

            Notwithstanding anything to the contrary in the Confirmation Order or this Plan, the rights and remedies of U.S. Bank, and the obligations of ALC, under the U.S. Bank Collateral Documents and the U.S. Bank Reimbursement Agreements, including without limitation any security interests and other liens granted thereunder: (x) shall not be impaired or affected in any manner by this Plan or the Confirmation Order; (y) shall remain valid and fully enforceable against Reorganized ALC in accordance with the terms thereof and applicable law; and (z) in the case of security interests and other liens, shall remain valid and perfected first priority security interests and liens.

            ALC Class 1D - U.S. Bank Ohio Claim (against ALC). On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1D U.S. Bank Ohio Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; or (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered. ALC Class 1D is Unimpaired and shall be deemed to have voted in favor of the Plan.

            Notwithstanding anything to the contrary in the Confirmation Order or this Plan, the rights and remedies of U.S. Bank, and the obligations of ALC, under the U.S. Bank Collateral Documents and the U.S. Bank Reimbursement Agreements, including without limitation any security interests and other liens granted thereunder: (x) shall not be impaired or affected in any manner by this Plan or the Confirmation Order; (y) shall remain valid and fully enforceable against Reorganized ALC in accordance with the terms thereof and applicable law; and (z) in the case of security interests and other liens, shall remain valid and perfected first priority security interests and liens.

            ALC Class 1E - U.S. Bank Washington Claim (against ALC). On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1E U.S. Bank Washington Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; or (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date,
(ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered. ALC Class 1E is Unimpaired and shall be deemed to have voted in favor of the Plan.

            Notwithstanding anything to the contrary in the Confirmation Order or this Plan, the rights and remedies of U.S. Bank, and the obligations of ALC, under the U.S. Bank Collateral Documents and the U.S. Bank Reimbursement Agreements, including without limitation any security interests and other liens granted thereunder: (x) shall not be impaired or affected in any manner by this Plan or the Confirmation Order; (y) shall remain valid and fully enforceable against Reorganized ALC in accordance with the terms thereof and applicable law; and (z) in the case of security interests and other liens, shall remain valid and perfected first priority security interests and liens.

            ALC Class 2A Et Seq. - Other Secured Claims (against ALC). Class 2 consists of all other Secured Claims against the Debtors. This Class will be further divided into subclasses designated by letters of the alphabet (CLASS 2A, CLASS 2B, and so on), so that each Holder of any

Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. The Debtors will File a schedule of each Secured Claim on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Secured Claim in Class 2 will be treated as follows: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date,
(ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of each Allowed Secured Claim in Class 2 which is treated as set forth in clause
(a) or (c) of this paragraph will be Unimpaired and shall be deemed to have voted for the Plan; any treatment under clause (c) of this paragraph will render the claim Impaired and entitled to vote on the Plan.

            ALC Class 3 - Priority Claims (against ALC). Class 3 is Unimpaired and therefore is presumed to accept the Plan. Holders of Class 3 Claims are not entitled to vote on the Plan.

            A Priority Claim is a Claim for an amount entitled to priority under sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code,
and does not include any Administrative Claim or Tax Claim. These unsecured Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,650 per employee; (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,650, less (ii) the aggregate amount paid to such employees under section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by each estate on behalf of such employees to any other employee benefit plan.

            The Plan provides that unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 3 will be paid the Allowed Amount of such Claim in full in Cash by Reorganized ALC on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Company and the Holder of such Claim. Allowed Claims in Class 3 are not Impaired under the Plan and the Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan.

            ALC Class 4 - General Unsecured Claims (against ALC). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 4 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive the following treatment: a Pro Rata share of (a) the Senior Notes, (b) the New Junior Notes, and (c) ninety-six percent (96%) of the New Common Stock. Class 4 is Impaired and therefore entitled to vote on the Plan.

            ALC Class 5 - Trade Claims (against ALC). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 5 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b)
(i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered or (c) the Debtor shall pay each claimant Cash in the full amount of its Claim. Class 5 is Unimpaired and not entitled to vote on the Plan; Class 5 is deemed to have voted in favor of the Plan.

            ALC Class 6 - Resident Deposit Account Claims (against ALC). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 6 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive (in the sole discretion of Reorganized
ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder;
(b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default,
(iii) the Holder of such Claim shall be compensated for any actual and compensatory damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered or (c) the Debtor shall pay each claimant Cash in the full amount of its Claim with each such payment to be funded into a "resident trust account" and held "in trust" by the Debtor for the benefit of each particular claimant. Class 6 is Unimpaired and not entitled to vote on the Plan; Class 6 is deemed to have voted in favor of the Plan.

            ALC Class 7 - Guaranty Claims (against ALC). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 7 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b)
(i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered or (c) the Debtor shall pay the claimant Cash in the full amount of its Claim. Class 7 is Unimpaired and not entitled to vote on the Plan; Class 7 is deemed to have voted in favor of the Plan.

            ALC Class 8 - Intercompany Claim (against ALC). Each Allowed Class 8 Claim shall be Reinstated under the Plan and not entitled to vote on the Plan. Class 8 is Unimpaired and deemed to have voted in favor of the Plan.

            ALC Class 9 - Old Common Stock of ALC and Securities Claims (against
ALC). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 9 Interest or Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Interest or Claim, receive the following treatment: a Pro Rata Share of four percent (4.0%) of the New Common Stock. Class 9 is Impaired and entitled to vote on the Plan. If Class 9 does not vote in favor of the Plan, Class 9 will receive no property under the Plan; instead, the New Common Stock otherwise allocable to Class 9 will be redistributed on a Pro Rata basis to holders of Allowed Class 4 Claims.

            ALC Class 10 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights (against ALC). Each Holder of an Allowed Class 10 Interest or Claim shall not receive or retain any property under the Plan on account of such Interest or Claim in full satisfaction, settlement, release and discharge of such Interest or Claim. Class 10 is Impaired under the Plan and deemed to have voted to reject the Plan. The votes of holders of Class 10 Interests or Claims (if any) are not being solicited. The Debtors currently do not believe any such holders exist.

      4.    TREATMENT OF CLASSIFIED CLAIMS AGAINST AND INTERESTS IN CARRIAGE
            HOUSE.

            Carriage House Class 1A Et Seq. - Other Secured Claims (against
ALC). Class 1 consists of all other Secured Claims against Carriage House. This Class will be further divided into subclasses designated by letters of the alphabet (CLASS 1A, CLASS 1B, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. The Debtors will File a schedule of each Secured Claim on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Secured Claim in Class 1 will be treated as follows: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date,
(ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of each Allowed Secured Claim in Class 1 which is treated as set forth in clause
(a) or (c) of this paragraph will be Unimpaired, will be presumed to have accepted the Plan and will not be entitled to vote for or against the Plan; any treatment under clause (c) of this paragraph will render the claim Impaired and entitled to vote on the Plan.

            Carriage House Class 2 - Priority Claims (against Carriage House). Class 2 is Unimpaired and therefore is presumed to accept the Plan. Holders of Class 2 Claims are not entitled to vote on the Plan.

            A Priority Claim is a Claim for an amount entitled to priority under sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code,
and does not include any Administrative Claim or Tax Claim. These unsecured Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the

Petition Date, to the extent of $4,650 per employee; (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,650, less (ii) the aggregate amount paid to such employees under section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by each estate on behalf of such employees to any other employee benefit plan.

            The Plan provides that unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 2 will be paid the Allowed Amount of such Claim in full in Cash by Reorganized Carriage House on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between Carriage House and the Holder of such Claim. Allowed Claims in Class 2 are not Impaired under the Plan and the Holders of Allowed Claims in Class 2 will be deemed to have accepted the Plan.

            Carriage House Class 3 - General Unsecured Claims (against Carriage House). On the Effective Date, or as soon as practicable thereafter, each Allowed Class 3 Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, shall be paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter as possible. Allowed Claims in Class 3 are not Impaired under the Plan and the Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan.

            Carriage House Class 4 - Trade Claims (against Carriage House). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 4 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive (in the sole discretion of Reorganized Carriage House) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered or (c) the Debtor shall pay the claimant Cash in the full amount of its Claim. Allowed Claims in Class 4 are not Impaired under the Plan and the Holders of Allowed Claims in Class 4 will be deemed to have accepted the Plan.

            Carriage House Class 5 - Intercompany Claim (against Carriage House). Each Allowed Class 5 Claim shall be Reinstated under the Plan and not entitled to vote on the Plan. Class 5 is Unimpaired.

            Carriage House Class 6 - Old Common Stock of Carriage House and Securities Claims (against Carriage House). Each Allowed Class 6 Interest or Claim shall be Reinstated under the Plan and not entitled to vote on the Plan. Class 6 is Unimpaired.

            Carriage House Class 7 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights (against Carriage House). Each Allowed Class 7 Interest or Claim shall be Reinstated under the Plan and not entitled to vote on the Plan. Class 7 in Unimpaired. The Debtors currently do not believe any such holders exist.

C.    INDEBTEDNESS OF REORGANIZED ALC

      1.    OUTSTANDING LONG-TERM DEBT CANCELLED PURSUANT TO PLAN

            Pursuant to the Plan, the Debentures will be cancelled and new debt will be issued, representing a reduction of outstanding debt from about $161 million to $55.5 million.

      2.    NEW INDEBTEDNESS OF REORGANIZED ALC

            On the Effective Date, Reorganized ALC will issue the New Senior Notes and New Junior Notes, and obtain exit financing from Heller. Reorganized ALC will have additional indebtedness as set forth in the Projections, attached hereto as Schedule G.

D.    DISTRIBUTIONS UNDER THE PLAN

      1.    GENERAL

            On the Effective Date or as soon as practicable thereafter to the extent that the Plan provides for distributions on account of Allowed Claims or Allowed Interests in the applicable Class, each Holder of an Allowed Claim or Allowed Interest will receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class.

            Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Debtors' existing cash balances, the operations of the Debtors or Reorganized Debtors, or from Post-Effective Date borrowings, as applicable. Reorganized Debtors, or such Person(s) as Reorganized Debtors may employ in their sole discretion, will serve as Disbursing Agent. The Disbursing Agent will make all distributions of cash and securities required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than Reorganized Debtors, will receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized Debtors on terms acceptable to Reorganized Debtors.

            Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a bank selected by Reorganized ALC, or by wire transfer from a bank, at the option of Reorganized ALC. Cash payments of $1,000,000 or more to be made pursuant to the Plan will, to the extent requested in writing no later than five days after the Confirmation Date, be made by wire transfer from a bank. Cash payments to foreign creditors may be made, at the option of Reorganized ALC, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

            The Plan provides that the Disbursing Agent will make all distributions required under the applicable provisions of the Plan. No distributions under the Plan will be made to or on behalf of any Holder of any Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation cancelled pursuant to the Plan, unless such Holder first tenders the applicable instruments, securities or other documentation to the Disbursing Agent.

      2.    TIMING AND METHODS OF DISTRIBUTIONS

            a.    COMPLIANCE WITH TAX REQUIREMENTS

            In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

            Notwithstanding any other provision of the Plan: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to the Plan.

            b.    PRO RATA DISTRIBUTION

            When the Plan provides for Pro Rata distribution, the property to be distributed under the Plan shall be divided Pro Rata among the Holders of Allowed Claims or Allowed Interests of the relevant Class.

            However, the total amount of the Allowed Class 4 Claims will not be known until after the Effective Date, either because certain Class 4 Claims will be Disputed Claims or because those Claims will not have been made by their holders prior to the Effective Date. As a result, ALC will hold back from the initial issuance of New Common Stock, New Senior Notes and New Junior Notes on the Effective Date a percentage of the New Common Stock, the New Senior Notes and the New Junior Notes (the "Reserve") to be issued to holders of Class 4 Claims. The initial distribution with respect to Class 4 Claims will be made only to the holders of Class 4 Claims that have been allowed prior to the Effective Date (the "Cutoff Date"). Once the total amount of the Allowed Class 4 Claims has been determined, the shares of New Common Stock, the New Senior Notes and the New Junior Notes held in Reserve will be distributed pro rata among the holders of the Allowed Class 4 Claims (the date of this distribution, the "Subsequent Distribution Date").

            If the Reserve is insufficient to cover Class 4 Claims allowed after the Cutoff Date, ALC and its subsidiaries will have no further liability with respect to those Class 4 Claims and the holders of those Claims will receive proportionately lower distributions of shares of New Common Stock, New Senior Notes and New Junior Notes than the holders of Class 4 Claims allowed prior to the Cutoff Date.

            If the Reserve exceeds the distributions necessary to cover Class 4 Claims allowed after the Cutoff Date, the additional securities remaining in the Reserve will be distributed among all holders of Class 4 Claims so as to ensure that each holder of an allowed Class 4 Claim receives, in the aggregate, its pro rata share of the New Common Stock, the New Senior Notes and the New Junior Notes. In this case, the holders of Class 4 Claims allowed prior to the Cutoff Date will receive distributions of securities both on the Effective Date and on the Subsequent Distribution Date.

      The right of the holders of Class 4 Claims allowed prior to the Cutoff Date to receive additional securities from the Reserve on the Subsequent Distribution Date will be nontransferable. Subject to compliance with applicable securities laws, any additional securities issued to such holders will be freely transferable upon issuance.

            In addition, the New Senior Notes or New Junior Notes that are issued on the Subsequent Distribution Date may have an "issue price" different from the "adjusted issue price" on such date of the New Senior Notes and New Junior Notes, as applicable, that are issued on the Effective Date. Accordingly the New Senior Notes and New Junior Notes issued on the Subsequent Distribution Date may have a different CUSIP number than the New Senior Notes or New Junior Notes, as applicable, issued on the Effective Date. A CUSIP number is a 9 digit number assigned by Standard & Poor's Corporation that is used to identify a particular securities issuance by an issuer. The issuance of a different CUSIP number to New Senior Notes or New Junior Notes issued on the Subsequent Distribution Date may adversely affect the liquidity, and trading price, of those New Notes. This is because those New Senior Notes or New Junior Notes will be treated, for trading purposes, as a separate issuance of securities from the issuance of the New Senior Notes or New Junior Notes, as applicable, on the Effective Date. Please refer to the discussion under the section in the Disclosure Statement entitled "Certain Federal Income Tax Consequences of the Plan - Federal Income Tax Consequences to Holders of Debentures - New Notes - Original Issue Discount" for a discussion of "issue price" and "adjusted issue price."

            c.    DISTRIBUTION RECORD DATE

            As of the close of business on the Distribution Record Date, the transfer registers for the Old Securities maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and the respective agents of the Debtors will have no obligation to recognize the transfer of the Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. Distributions under the Plan shall be made by Reorganized ALC or its designee to the holders of Allowed Administrative Claims and Allowed Claims at the addresses set forth on the Schedules, unless such addresses are superseded by addresses listed on proofs of claim or transfers of claims filed pursuant to Bankruptcy Rule 3001, or at the last known address of such holders if the Debtors or Reorganized ALC have been notified in writing of a change of address.

            d.    SURRENDER OF CANCELLED DEBT INSTRUMENTS OR SECURITIES

            As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation ("Instruments") canceled pursuant to the Plan, the Holder of such Claim or Interest shall tender the applicable Instruments evidencing such Claim or Interest to the Disbursing Agent pursuant to a letter of transmittal furnished by the Disbursing Agent. Any Cash to be distributed pursuant to the Plan on account of any such Claim or Interest will, pending such surrender, be treated as an undeliverable distribution pursuant to the Plan.

      (1)   SPECIAL PROCEDURES FOR LOST, STOLEN, MUTILATED OR DESTROYED
            INSTRUMENTS

            In addition to any requirements under the old certificates or bylaws of the Debtors, any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with the Plan, the Holder of a Claim or Interest evidenced by such an Instrument will, for all purposes under the Plan, be deemed to have surrendered an Instrument, as applicable.

      (2)   FAILURE TO SURRENDER CANCELLED INSTRUMENT

            Any Holder of an Instrument that fails to surrender or be deemed to have surrendered such Instrument within one year after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against Reorganized Debtors or their property. In such cases, any Cash held for distribution on account of such Claim will be returned to Reorganized ALC.

            e.    UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

            Any Person that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from Reorganized ALC for the amount of the original check, without any interest, if such person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such check, prior to the first anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the first anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such Holder unless and until the applicable Disbursing Agent is notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to the Plan until such time as a distribution becomes deliverable. Undeliverable cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. The Disbursing Agent holding undeliverable Cash shall invest such cash in a manner consistent with ALC's guidelines. Any distribution which is not claimed within one year of the Effective Date shall be deemed property of Reorganized ALC.

      3. OBJECTIONS TO CLAIMS AND AUTHORITY TO PROSECUTE OBJECTIONS; CLAIMS RESOLUTION

            Objections to Claims, including without limitation Administrative Claims, shall be Filed and served upon the Holder of such Claim or Administrative Claim no later than the later of (a) 60 days after the Effective Date, and (b) 60 days after a proof of claim or request for payment of such Claim is Filed, unless this period is extended by the Court; such extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only the Reorganized Debtors will have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, Reorganized ALC and Reorganized Carriage House may settle or compromise any Disputed Claim or Disputed Interest without approval of the Court.

            Within 10 days prior to the date objections are due to the Plan, the Debtors will file a schedule of claims which will be objected to under the Plan; provided however that such schedule may be amended at or prior to the Confirmation Hearing.

      4.    DISPUTED CLAIMS; RESERVE AND ESTIMATIONS

            a.    TREATMENT OF DISPUTED CLAIMS

            No Payment on Account of Disputed Claims and Disputed Claims Reserve. Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. Reorganized ALC and Reorganized Carriage House may, at any time, request that the Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code, irrespective of whether Reorganized ALC and Reorganized Carriage House previously objected to such Claim or whether the Court has ruled on any such objection. The Court will retain jurisdiction to estimate any contingent or unliquidated Claim at any time during litigation concerning any objection to the Claim, including during the pendency of any appeal relating to any such objection. If the Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, Reorganized ALC and Reorganized Carriage House may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim. All of these Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in the Plan, Reorganized ALC and Reorganized Carriage House may resolve or adjudicate certain Disputed Claims of Holders in Unimpaired Classes in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Reorganization Cases had not been commenced, subject to any applicable discharge and limitations on amounts of claims and remedies available under bankruptcy law. Claims may be subsequently compromised, settled, withdrawn or resolved by Reorganized ALC and Reorganized Carriage House.

            b.    DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE THEY ARE
                  ALLOWED

            The Disbursing Agent will make all distributions due under the Plan on the Effective Date within ten days of the Effective Date. Within 30 days after the end of each calendar quarter following the Effective Date, the Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed, matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs.

      5.    SETOFFS

            Except with respect to claims of the Debtors or Reorganized ALC and Reorganized Carriage House released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized ALC and Reorganized Carriage House may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtors or Reorganized ALC and Reorganized Carriage House of any such claims, rights and causes of action that the Debtors or Reorganized ALC and Reorganized Carriage House may possess against such Holder.

E.    GENERAL INFORMATION CONCERNING THE PLAN

            The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan.

      1.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            Under Section 365 of the Bankruptcy Code, the Debtors have the right, subject to Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Commencement Date is rejected by the Debtors, it will be treated as if the Company breached such contract or lease on the date immediately preceding the Petition Date, and the other party to the agreement may assert an Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code.

            a.    ASSUMPTIONS

            Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, Reorganized Debtors will assume each executory contract and unexpired lease entered into by the Debtors prior to the Petition Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to Section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Court approving the assumptions described in the Plan, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

            b.    CURE OF DEFAULTS IN CONNECTION WITH ASSUMPTION

            Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors or Reorganized ALC and Reorganized Carriage House: (a) by payment of the default amount in cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease. If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of Reorganized ALC and Reorganized Carriage House to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

            c.    REJECTIONS

            Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will reject each of the executory contracts and unexpired leases listed on Exhibit J hereto (the "Contract Schedule"); provided, however, that the Debtors reserve the right, at any time prior to the Effective Date and subject to the obligations under the Plan Support Agreement, to amend the Contract Schedule to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to Article IV of the Plan or to add more executory contracts and nonresidential real property leases to the Contract Schedule. Each contract and lease listed on the Contract Schedule will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the Contract Schedule will not constitute an admission by the Debtors or Reorganized Debtors that such contract or lease is an executory contract or unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder. The Confirmation Order shall constitute an Order of the Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

            d.    BAR DATE FOR REJECTION DAMAGES

            If the rejection of an executory contract or unexpired lease pursuant to Article IV of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, Reorganized

Debtors, their successors or properties unless (a) a stipulation has been entered into with respect to the rejection of such executory contract or unexpired lease or (b) a proof of Claim is Filed and served on the Debtors and counsel for the Debtors within 30 days after the Effective Date or such earlier date as established by the Court. Reorganized Debtors shall have 120 days from the date of such filing to file an objection to any claim for rejection damages.

      2.    CONTINUATION OF CERTAIN RETIREMENT AND OTHER BENEFITS

            On and after the Effective Date, to the extent required by Section 1129(a)(13) of the Bankruptcy Code, Reorganized ALC shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in Section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

      3. EXECUTORY CONTRACTS AND UNEXPIRED LEASES ENTERED INTO AND OTHER OBLIGATIONS INCURRED AFTER THE PETITION DATE

            Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors shall be performed by the Debtors or Reorganized Debtors in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by entry of the Confirmation Order.

F.    ADDITIONAL INFORMATION REGARDING TREATMENT OF CERTAIN CLAIMS

      1.    TREATMENT OF UNCLASSIFIED CLAIMS

            The Bankruptcy Code does not require classification of certain priority claims against a debtor. In these cases, these unclassified claims include Administrative Claims and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

            Administrative Claims. An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a Chapter 11 case of preserving the estate or operating the business of the company (including wages, salaries and commissions for services), loans and advances to the company made after the petition date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under Chapter 123 of Title 28, United States Code. Subject to certain additional requirements for professionals and certain other entities set forth below, Reorganized ALC and Reorganized Carriage House, as the case may be, shall pay each Holder of an Allowed Administrative Claim in full on the Effective Date, on account of its Administrative Claim, unless the Holder and the Company or Reorganized Debtors agree or shall have agreed to other treatment of such Claim, or an order of the Court provides for other terms; provided that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan including Administrative Claims of governmental units for taxes, an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by Reorganized ALC when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases. Holders of Administrative Claims shall have until 30 days after the Effective Date to File requests for payment.

            Claims by Professionals. Professionals or other entities requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for post-petition services rendered before the Effective Date (including compensation requested pursuant to Section 503(b)(4) of the Bankruptcy Code by any professional or other entity for making a substantial contribution in the Reorganization Cases) must File an application for final allowance of compensation and reimbursement of expenses no later than 60 days after the Effective Date, unless such filing and service deadline is extended by the Court. Objections to applications of professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors and the requesting professional or other entity no later than 45 days after the date on which the applicable application for compensation or reimbursement was filed and served.

G.    ALLOCATION OF CONSIDERATION

            The aggregate consideration to be distributed to holders of Allowed Claims in each class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders, and any remaining consideration considered as satisfying accrued but unpaid interests and costs, if any, and attorneys' fees where applicable.

H.    CANCELLATION OF  THE DEBENTURES

            On the Effective Date, the Debentures will be deemed cancelled and of no further force or effect with respect to the Debtors without any further action on the part of the Bankruptcy Court, any Person or any governmental entity or agency. Following the Effective Date, holders of Debentures will receive from the Disbursing Agent or its designee specific instructions regarding the time and manner in which the Debentures are to be surrendered. Pending such surrender, such Debentures will be deemed cancelled and shall represent only the right to receive the distributions to which the holder is entitled under this Plan.

I.    CANCELLATION OF EXISTING SECURITIES

            As of the Effective Date, by virtue of the Plan and in all events without any action on the part of the holders thereof, each of the Old Securities issued and outstanding or held in treasury, will be cancelled and retired and no consideration will be paid or delivered with respect thereto.

J.    INDENTURE TRUSTEE FEES

            On the Effective Date, the Indenture Trustee shall receive an amount of Cash equal to the amount of its reasonable fees and expenses (including the reasonable fees and expenses of counsel retained by the Indenture Trustee), in accordance with and to the extent provided in the Old Indentures, whether incurred prior or subsequent to the Commencement Date, without application by or on behalf of the Old Indenture Trustee or its counsel to the Court. Distributions made to the holders of Allowed Claims pursuant to the Plan will not be reduced on account of such payments to the Indenture Trustee.

K.    SOURCES OF CASH TO MAKE PLAN DISTRIBUTIONS

            Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for Reorganized ALC and Reorganized Carriage House, as the case may be, to make payments pursuant to the Plan will be obtained from Reorganized ALC's cash balances or borrowings or the operations of the Debtors or Reorganized Debtors.

L.    CERTAIN CORPORATE GOVERNANCE MATTERS

            a.    CANCELLATION OF OLD SECURITIES AND RELATED AGREEMENTS

            On the Effective Date, the Old Equity Securities and the Old Stock Rights, and all obligations of the Debtors under all of the foregoing or under any agreements relating to the foregoing (including, without limitation, the Old Indentures) will be terminated, canceled and extinguished.

            b. AMENDED ALC BYLAWS AND CERTIFICATE AND CARRIAGE HOUSE BYLAWS AND CERTIFICATE

            On the Effective Date, ALC shall adopt the Amended ALC Bylaws and the Amended ALC Certificate, pursuant to applicable non-bankruptcy law and
Section 1123(a)(5)(1) of the Bankruptcy Code. The Amended ALC Bylaws and the Amended ALC Certificate will, among other things: (i) authorize the issuance of the New Common Stock; and (ii) prohibit the issuance of nonvoting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Amended ALC Certificate will become effective upon the occurrence of the Effective Date. Forms of the Amended ALC Certificate and the Amended ALC Bylaws will be Filed with the Plan Supplement.

            On the Effective Date, Carriage House shall adopt the Amended Carriage House Bylaws and the Amended Carriage House Certificate, pursuant to applicable non-bankruptcy law and Section 1123(a)(5)(1) of the Bankruptcy Code. The Amended Carriage House Bylaws and the Amended Carriage House Certificate will, among other things: (i) authorize the issuance of the New Common Stock; and (ii) prohibit the issuance of nonvoting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Amended Carriage House Certificate will become effective upon the occurrence of the Effective Date. Forms of the Amended Carriage House Certificate and the Amended Carriage House Bylaws will be Filed with the Plan Supplement.

M.    EFFECT OF CONFIRMATION OF THE PLAN

      1.    VESTING OF ASSETS

            Except as otherwise provided in any provision of the Plan, on the Effective Date, all property of the Estates shall vest in Reorganized ALC and Reorganized Carriage House, as applicable, free and clear of all Claims, Liens, encumbrances and Interests. From and after the Effective Date, each Reorganized Debtor may operate its business and use, acquire, and dispose of property and settle and compromise Claims or Interests arising post-Confirmation without supervision by the Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

      2.    DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

            Except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from the Commencement Date. Except as provided in the Plan or Confirmation Order, Confirmation will, as of the Effective Date: (a) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of a kind specified in Section 502(g), 502 (h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is Allowed pursuant to Section 502 of the Bankruptcy Code, or
(iii) the holder of a Claim based on such debt has accepted the Plan; and (b) satisfy or terminate all Interests and other rights of holders of Equity Interests.

            UPON CONFIRMATION, THE PLAN WILL BE BINDING ON ALL CREDITORS AND EQUITY SECURITY HOLDERS REGARDLESS OF WHETHER SUCH CREDITORS OR EQUITY SECURITY HOLDERS VOTED TO ACCEPT THE PLAN.

      3.    DISCHARGE OF DEBTORS AND INJUNCTION

            Except as otherwise provided in the Plan or the Confirmation Order (including the Heller Claim): (i) on the Effective Date, each Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order (including the Heller Claim), the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Debtor at any time obtained to the extent that it relates to a Claim discharged.

            All Persons that have held, currently hold or may hold a Claim or other debt or liability or an Equity Interest or other right of an equity security holder, are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors, the Informal Bondholders Committee, the Creditors' Committee (if and when appointed), and professional persons retained by the Debtors, the Informal Bondholders Committee, Creditors' Committee (if and when appointed), and each of their respective affiliates, current or former officer, directors, agents, employees and representatives; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Debtors, the Informal Bondholders Committee, the Creditors' Committee (if and when appointed) and professional persons retained by any of the Debtors, the Informal Bondholders Committee and Creditors' Committee (if and when appointed) and each of their respective affiliates, current or former officer, directors, agents, employees and representatives; (c) creating, perfecting or enforcing any lien or encumbrance against any of the Debtors, the Informal Bondholders Committee (including present and former members), the Creditors' Committee (if and when appointed) (including present and former members), and professional persons retained by any of the Debtors, the Informal Bondholders Committee and the Creditors' Committee (if and when appointed) and each of their respective affiliates, current or former officer, directors, agents, employees and representatives; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors, the Informal Bondholders Committee, the Creditors' Committee (if and when appointed) and professional persons retained by any of the Debtors, the Informal Bondholders Committee and the Creditors' Committee and each of their respective affiliates, current or former officer, directors, agents, employees and representatives; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

            Notwithstanding the foregoing, nothing contained in the Disclosure Statement or the Plan shall (i) be deemed to cause the release of any claims that individual holders of Claims or Interests may have against any Person other than the Debtors or (ii) apply to Heller or in any way prevent limit the exercise of Heller's rights and remedies against any Debtor under the Final Financing Order, Postpetition Documents or otherwise, whether before, on or after the Effective Date.

            Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

N.    RETENTION OF JURISDICTION

            Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date to the full extent permitted by law, including, without limitation, jurisdiction to:

            (i) Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Equity Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;

            (ii) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

            (iii) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which the any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

            (iv) Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

            (v) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, Reorganized Debtors or the Chapter 11 Cases that may be pending on the Effective Date;

            (vi) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

            (vii) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

           (viii) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Court Order, the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

            (ix) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

            (x) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

            (xi) Determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan; and

            (xii) Enter an Order concluding the Chapter 11 Cases.

            The foregoing list is illustrative only and not intended to limit in any way the Court's exercise of jurisdiction.

O.    MISCELLANEOUS PROVISIONS

      1.    EXEMPTION FROM TRANSFER TAXES

            Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment or any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

      2.    PAYMENT OF STATUTORY FEES

            All fees payable on or before the Effective Date pursuant to section 1930 of Title 28 of the United States Code, as determined by the Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

      3.    MODIFICATION OR WITHDRAWAL OF THE PLAN

            The Debtors reserve the right, in accordance with the Bankruptcy Code, to amend, modify or withdraw the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan.

      4.    GOVERNING LAW

            Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan.

      5.    FILING OR EXECUTION OF ADDITIONAL DOCUMENTS

            On or before the Effective Date, the Reorganized Debtors shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

      6.    WITHHOLDING AND REPORTING REQUIREMENTS

            In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.

      7.    WAIVER OF RULE 62 (a) OF THE FEDERAL RULES OF CIVIL PROCEDURE

            The Debtors may request that the Confirmation Order include (a) a finding the Rule 62(a) of the Federal Rules of Bankruptcy Procedure shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate the Plan immediately after the entry of the Confirmation Order.

      8.    HEADINGS

            Headings used in the Plan are for convenience and reference only and shall not constitute a part of the Plan for any purpose.

      9.    EXHIBITS AND SCHEDULES

            All Exhibits and Schedules to the Plan and Disclosure Statement are incorporated into and constitute a part of the Plan as if set forth herein.

      10.   NOTICES

            All notices, requests and demand hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as provided for in the Plan.

      11.   PLAN SUPPLEMENT

            Forms of documents relating to the Amended ALC Articles, Amended Carriage House Certificate, New Senior Notes Indenture and New Junior Notes Indenture shall be contained in the Plan Supplement and filed with the Clerk of the Court at least 5 days prior to the date of the Confirmation Hearing. Upon its filing with the Court, the Plan Supplement may be inspected during normal Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to counsel the Debtors.

      12.   CONFLICT

            The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement.

      13.   SUCCESSORS AND ASSIGNS

            The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

      14.   SATURDAY, SUNDAY OR LEGAL HOLIDAY

            If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

      15.   POST-EFFECTIVE DATE EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS

            Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtor, and all Instruments of the Debtor (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

      16.   SEVERABILITY OF PLAN PROVISIONS

            If, prior to Confirmation, any term or provision of the Plan which does not govern the treatment of Claims or Interests provided for herein or the conditions to the Effective Date is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination, and shall provide, that each term and provision of the

Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

      17.   BALLOTING

            Each holder of Allowed Claim or an Allowed Interest entitled to vote on the Plan will receive a ballot. The ballot will contain two boxes, one indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan will be considered a non-vote and will not be counted as an acceptance or rejection of the Plan.

      18.   NO ADMISSIONS OR WAIVER OF OBJECTIONS

            Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by any Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification. The Debtors are not bound by any statements herein or in the Disclosure Statement as judicial admissions.

      19.   SURVIVAL OF SETTLEMENTS

            All Court-approved settlements shall survive consummation of the Plan, except to the extent that any provision of any such settlement is inconsistent with the Plan, in which case the provisions of the Plan shall supersede such inconsistent provision of such settlement.

                                  SECTION VIII.

                                 PROJECTIONS AND
                               VALUATION ANALYSIS

            The Debtors and their advisors have developed financial projections, as summarized below, to assess the feasibility of Reorganized Debtors generally. The projections and valuations set forth below are based on a number of significant assumptions, including the successful reorganization of the Debtors, an assumed Effective Date of December 31, 2001, and no significant downturn in the specific markets in which the Debtors operate.

            THE PROJECTIONS ARE BASED ON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY.

            Annexed to this Disclosure Statement as Exhibit G are unaudited financial projections of Reorganized ALC (the "Projections"). The Projections are dependent upon many factors over which the Debtors do not have any control. No assurance can be given that any of the assumptions on which the Projections are based will prove to be correct. The Projections were not prepared with a view to public disclosure or in compliance with (i) published guideline of the SEC, (ii) the guidelines established by the American Institute of Certified Public

Accountants regarding projections, or (iii) GAAP. While presented with numerical specificity, such projections are based upon a variety of assumptions that may not be realized, relating to future business and operations of Reorganized ALC and the integration of their operations. The Projections are subject to uncertainties and contingencies, all of which are difficult to predict, and many of which are beyond the control of the Debtors. THE DEBTORS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE COMBINED COMPANY PROJECTIONS, OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

                                   SECTION IX.

                             CONFIRMATION PROCEDURE

A.    SOLICITATION OF VOTES

            In accordance with Sections 1126 and 1129 of the Bankruptcy Code, the Claims against and Interests in ALC Classes 1B, certain Claims of 2A et seq., 4 and 9 are Impaired and the Holders of Allowed Claims and Interests each of such Class are entitled to vote to accept or reject the Plan. Claims against ALC in Classes 1A, 1C, 1D, 1E, certain Claims of 2A et seq., 3, 5, 6, 7 and 8 are Unimpaired and each and all of the Claims against and Interests in Carriage House are Unimpaired. The Holders of Allowed Claims and Interests in each of such Classes are conclusively presumed to have accepted the Plan and the solicitation of acceptances to such Classes is not required under Section 1126(f) of the Bankruptcy Code. Interests of ALC in Class 10 are Impaired and will not receive or retain any property under the Plan. Accordingly, the holders of Interests in Class 10 are deemed to have rejected the Plan and the solicitation of acceptances with respect to such Classes is not required under
Section 1126(g) of the Bankruptcy Code.

            As to the class of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of that class that have timely voted to accept or reject a plan.

            A vote may be disregarded if the Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Code.

            Any creditor in an Impaired Class (i) whose Claim has been listed by the Debtors in the Debtors' Schedules filed with the Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before November 15, 2001 (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Court), which Claim is not the subject of an objection or request for estimation, is entitled to vote.

      1.    VOTING PROCEDURES FOR HOLDERS OF VOTING SECURITIES

            If you are a registered holder of the Debentures and Old ALC Common Stock ("Voting Securities"), in each case, to the extent such holder is entitled to vote ("Holder of Voting Securities"), you will receive the ballot relating to the securities you hold of record. Registered Holders may include brokerage firms, commercial banks, trust companies or other nominees. If such entities do not hold Voting Securities for their own account, they should provide copies of this Disclosure Statement and an appropriate Ballot to their customers and to beneficial owners. Any beneficial owner who has not received this Disclosure Statement or a Ballot should contact their brokerage firm or nominee or the Solicitation Agent.

            All votes to accept or reject the Plan must be cast by using the Ballot or, in the case of a brokerage firm or other nominee holding Voting Securities in its own name on behalf of a beneficial owner, the Master Ballot, enclosed with this Disclosure Statement. Brokerage firms or other nominees holding Voting Securities for the account of only one beneficial owner may use a Ballot. Purported votes which are cast in any other manner will not be counted. Ballots and Master Ballots must be received by the Solicitation Agent no later than 4:00 p.m., Eastern Time, on the Voting Deadline (November 30, 2001) which may be extended at the Debtor's discretion or with Court approval. Ballots must be sent to the Solicitation Agent at the following address:

                        Bankruptcy Services LLC
                        P.O. Box 5014
                        FDR Station
                        New York, NY  10150-5014
                        Tel:  (212) 376-8494
                        Fax:  (212) 376-8989
                        Attn:  Assisted Living Concepts Claims Processing

            You may receive a Ballot relating to Voting Securities that you did not beneficially own on the Distribution Record Date. You should complete only the Ballot corresponding to each class of Voting Securities which you beneficially owned on the Distribution Record Date. Holders who purchase or whose purchase is registered after the Distribution Record Date, and who wish to vote on the Plan must arrange with their seller to receive a proxy from the Holder of record on the Distribution Record Date, a form of which is provided with each Ballot and Master Ballot.

            Holders of Voting Securities who elect to vote on the Plan should complete and sign the Ballot in accordance with the instructions thereon being sure to check the appropriate box entitled "Accept the Plan" or "Reject the Plan." Holders may not split their vote on the Plan with respect to a particular class of Voting Securities. A Holder must vote all securities beneficially owned in a particular class in the same way (i.e., all "accept" or all "reject") even if such Voting Securities are owned through more than one broker or bank. Any executed Ballot that does not indicate acceptance or rejection of the Plan will not be counted as an acceptance or a rejection.

            Again, delivery of the Ballots must be made to the Solicitation Agent at Bankruptcy Services LLC, P.O. Box 5014, FDR Station, New York, NY 10150-5014, Attn: Assisted Living Concepts Claims Processing. The method of such delivery is at the election and risk of the Holder. If such delivery is by mail, it is recommended that Holders use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

            You may receive multiple mailings of this Disclosure Statement, especially if you own your Voting Securities through more than one broker or bank. If you submit more than one Ballot for a class or issue of Voting Securities because you beneficially own such Voting Securities through more than one broker or bank, be sure to indicate in item [3] of the Ballot(s), the names of all broker dealers or other intermediaries who hold Voting Securities for you.

      2.    BENEFICIAL OWNERS OF DEBENTURES OR OLD COMMON STOCK

            All beneficial owners of Voting Securities on the Distribution Record Date are eligible to vote on the Plan, whether the Voting Securities were held on the Distribution Record Date in such beneficial owner's name or in the name of a brokerage firm, commercial bank, trust company or other nominee.

            Any beneficial owner holding Voting Securities in its own name can vote by completing and signing the enclosed Ballot and returning it directly to the Solicitation Agent using the enclosed pre-addressed stamped envelope.

            A beneficial owner holding Voting Securities in "street name" (i.e., through a brokerage firm, bank, trust company or other nominee) or a beneficial owner's authorized signatory (a broker or other intermediary having power of attorney to vote on behalf of a beneficial owner) can vote by following the instructions set forth below:

            1.    Fill in all the applicable information on the Ballot.

            2. Sign the Ballot (unless the Ballot has already been signed by the bank, trust company or other nominee).

            3. Return the Ballot to the addressee in the preaddressed, stamped envelope enclosed with the ballot. If no envelope was enclosed, contact the Solicitation Agent for instructions.

            Authorized signatories voting on behalf of more than one beneficial owner must complete a separate Ballot for each such beneficial owner. Any Ballot submitted to a brokerage firm or proxy intermediary will not be counted until such brokerage firm or proxy intermediary (i) properly executes and delivers such Ballot to the Solicitation Agent or (ii) properly completes and delivers a corresponding Master Ballot to the Solicitation Agent.

            By submitting a vote for or against the Plan, you are certifying that you are the beneficial owner of the Voting Securities being voted or an authorized signatory for such a beneficial owner. Your submission of a Ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the record holder of such securities for purposes of voting on the Plan.

      3.    BROKERAGE FIRMS, BANKS AND OTHER NOMINEES

            A brokerage firm, commercial bank, trust company or other nominee which is the registered holder of a Voting Security for a beneficial owner, or its a participant in a securities clearing agency and is authorized to vote in the name of such securities clearing agency pursuant to an omnibus proxy (as described below) and is acting for a beneficial owner, can vote on behalf of such beneficial owner by (i) distributing a copy of this Disclosure Statement and all appropriate Ballots to such owner, (ii) collecting all such Ballots,
(iii) completing a Master Ballot compiling the votes and other information from the Ballots collected, and (iv) transmitting such completed Master Ballot to the Solicitation Agent. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlines in the preceding sentence to vote on behalf of such beneficial owner. A brokerage firm, commercial bank, trust company or other nominee which is the registered holder of a Voting Security for only one beneficial owner also may arrange for such beneficial owner to vote by executing the appropriate ballot and by distributing a copy of this Disclosure Statement and such executed Ballot to such beneficial owner for voting and returning such ballot to the Solicitation Agent.

      4.    VOTING DEADLINE AND EXTENSIONS

            In order to be counted for purposes of voting on the Plan, all of the information requested by the applicable Ballot must be provided. Ballots indicating acceptance or rejection of the Plan must be received by the Solicitation Agent at its address set forth below no later the 5:00 p.m., Eastern Time, on the Voting Deadline. The Debtors reserve the right, in its sole discretion, to extend the Voting Deadline or the Court may extended the Voting Deadline, in which case the term "Voting Deadline" shall mean the latest date on which a Ballot will be accepted.

      5.    WITHDRAWAL OF VOTES ON THE PLAN

            The solicitation of acceptances of the Plan will expire on the Voting Deadline. A properly submitted Ballot may be withdrawn by delivering a written or facsimile transmission notice of withdrawal to the Solicitation Agent, BSI, at the following address:

                        Bankruptcy Services LLC
                        P.O. Box 5014
                        FDR Station
                        New York, NY  10150-5014
                        Tel:  (212) 376-8494
                        Fax:  (212) 376-8989
                        Attn:  Assisted Living Concepts Claims Processing

at any time prior to the Voting Deadline. Thereafter, withdrawal may be effected only with the approval of the Court.

            In order to be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the votes on the Plan to be withdrawn; (ii) contain a description of the Claim or Interest to which it relates and the aggregate principal amount or number of shares represented by such Claim or Interest; and (iii) be signed by the holder in the same manner as on the Ballot. The Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of votes on the Plan.

            Any holder who has previously submitted to BSI prior to the Expiration Date a properly completed Ballot, may revoke and change such vote by submitting to BSI prior to the Expiration Date a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the one which bears the latest date will be counted for purposes of determining whether sufficient acceptances required to seek confirmation of the Plan have been received. If more than one Master Ballot is submitted and the later dated Master Ballot(s) supplement rather than supersede the earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words "Additional Votes" or such other language as is customarily used to indicate additional votes that are not meant to revoke earlier votes.

      6.    SOLICITATION AGENT

            BSI has been appointed as Solicitation Agent (the "Solicitation Agent") for the Plan. Questions and requests for assistance may be directed to the Solicitation Agent. Requests for additional copies of this Disclosure Statement, the Ballots or the Master Ballots should be directed to the Solicitation Agent.

B.    THE CONFIRMATION HEARING

            The Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for December 5, 2001 at 8:30 a.m., Eastern Time, before the Honorable Sue L. Robinson at the United States District Court for the State of Delaware,
J. Caleb Boggs Building, 844 North King Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of the Debtors or other Interests held by the objector. Any such objection must be filed with the Court and served so that it is received by the Court and the following parties on or before November 30, 2001 at 4:00 p.m., Eastern Time:


Latham & Watkins                         Young Conaway Stargatt & Taylor, LLP
Attorneys for the Debtors                Attorneys for the Debtors
633 West Fifth Street, Suite 4000        1110 North Market Street
Los Angeles, California 90071            Rodney Square North, 11th Floor
Attn: Robert A. Klyman                   Wilmington, Delaware 19899
      Jonathan S. Shenson                Attn:  Michael R. Nestor

Milbank, Tweed, Hadley & McCloy LLP      Morris, Nichol, Arsht & Tunnell
Attorneys for the Informal Bondholders   1201 N. Market Street
Committee                                P.O. Box 1347
601 S. Figueroa St., 30th Floor          Wilmington, Delaware
Los Angeles, CA  90071                   Attn:  Robert J. Dehney
Attn:  Thomas R. Kreller
       David B. Zolkin

C.    CONFIRMATION

            This Disclosure Statement and the appropriate Ballot are being distributed to all creditors and equity interest holders who are entitled to vote on the Plan. There is a separate ballot designated for each impaired class in order to facilitate vote tabulation; however all Ballots are substantially similar in form and substance and the term "Ballot" is used without intended reference to the Ballot of any specific class of claims or equity interests.

            The Bankruptcy Code requires that, in order to confirm the Plan, the Court must make a series of findings concerning the Plan and the Company, including, without limitation, that (i) the Plan has classified Claims and Interests in a permissible manner, (ii) the Plan complies with applicable provisions of the Bankruptcy Code, (iii) the Debtors have complied with applicable provisions of the Bankruptcy Code, (iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (v) the disclosure required by Section 1125 of the Bankruptcy Code has been made, (vi) the Plan has been accepted by the requisite votes of creditors (except to the extent that cramdown is available under Section 1129(b) of the Bankruptcy Code), (vii) the Plan is feasible and Confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors,
(viii) the Plan is in the "best interests" of all Holders of Claims or Interests in an impaired Class in that it provides to such Holders on account of their Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain in a Chapter 7 liquidation, unless each Holder of a Claim or Interest in such Class has accepted the Plan, (ix) all fees and expenses payable under 28 U.S.C. Section 1930, as determined by the Court at the hearing on Confirmation, have been paid or the Plan provides for the payment of such fees on the Effective Date, and (x) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in Section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to Sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the Debtors have obligated themselves to provide such benefits.

            A plan is accepted by an Impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the Plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the Plan. Only those holders of claims or interests who actually vote count in these tabulations.

            In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the Plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the Plan for the Plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in Section 1129(b) of the Bankruptcy Code discussed below.

            The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the Plan by an insider) has accepted it. These so-called "cramdown" provisions are set forth in Section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, the Plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders, as follows:

      (a) Secured Creditors: either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) or (ii) of this subparagraph (a).

      (b) Unsecured Creditors: either (i) each impaired unsecured creditor receives or retains under the plan or reorganization property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and equity interests that are junior to the claims of the nonaccepting class do not receive any property under the Plan of reorganization on account of such claims and equity interests.

      (c) Equity Holders: either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock, or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

            The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

            The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes. If necessary and appropriate, the Debtors intend to amend the Plan to permit cramdown of dissenting Classes of Claims or Interests. There can be no assurance, however, that the requirements of Section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes. The Debtors believe that the treatment under the Plan of the Holders of Claims and Interests will satisfy the "fair and equitable" test since, although no distribution will be made in respect of Interests in such Classes and, as a result, such Classes will be deemed pursuant to Section 1126 of the Bankruptcy Code to have rejected the Plan, no Class junior to such non-accepting Classes will receive or retain any property under the Plan.

            In addition, the Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or equity interests. The Debtors believe the Plan does not discriminate unfairly.

            TO THE EXTENT NECESSARY, THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE.

            Subject to the conditions set forth in the Plan, a determination by the Court that the Plan is not confirmable pursuant to Section 1129 of the Bankruptcy Code will not limit or affect the Company's ability to modify the Plan to satisfy the Confirmation requirements of Section 1129 of the Bankruptcy Code.

      1.    FEASIBILITY

            Section 1129(a)(11) of the Bankruptcy Code requires as a condition for Confirmation that the Court determine that the Plan is not likely to be followed by a liquidation, or the need for further financial reorganization, of the Debtors or Reorganized Debtors, unless such liquidation or reorganization is proposed in the Plan. The Debtors believe that the Plan satisfies this requirement. The Debtors have prepared the Projections which are attached to this Disclosure Statement as Exhibit G. The Debtors believe that throughout the forecast period ending December 31, 2006, assuming the underlying assumptions are realized, cash provided by operations combined with availability under the Post-Effective Date borrowings will be adequate to meet capital expenditure and debt service requirements.

      2.    BEST INTERESTS TEST/LIQUIDATION ANALYSIS

            With respect to each Impaired Class of Claims and Equity Interests, Confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Unsecured Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

            The Debtors' cost of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Case, including unpaid expenses incurred by the Debtors during the Chapter 11 Case such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Unsecured Claims.

            To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

            After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases including (i) the increased costs and expenses of a liquidation under chapter 7 from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Case, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

            The Debtors also believe that the value of any distributions to each class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the likely event litigation was necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged.

            The Debtors' Liquidation Analysis is attached hereto as Exhibit F. The information set forth in Exhibit F provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Court would


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
liquidate the assets of the Debtors' Estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by KPMG. The Debtors, their management and agents were not involved in the preparation of the Liquidation Analysis.

            Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of more than one year, allowing for, among other things, the (i) discontinuation of operations, (ii) selling of assets and (iii) collection of receivables.

                                   SECTION X.

                            EFFECTIVENESS OF THE PLAN

A.    CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

      1.    CONDITIONS TO CONFIRMATION

            The Plan provides that the Court will not enter the Confirmation Order unless the Confirmation Order is acceptable in form and substance to the Debtors and Informal Bondholder Committee and the Confirmation Order expressly authorizes and directs the Company and Reorganized Debtors to perform those actions specified in of the Plan.

            In addition to the foregoing conditions to Confirmation, there are a number of procedural and substantive confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed pursuant to
Section 1129 of the Bankruptcy Code. There can be no assurance that the Confirmation conditions or the conditions set forth in Section 1129 of the Bankruptcy Code will be satisfied, or, if so permitted, waived by the Debtors.

      2.    CONDITIONS TO EFFECTIVE DATE

            The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived:
(1) the Confirmation Order in a form satisfactory to the Debtors and the Informal Bondholder Committee shall have become a Final Order; (2) the Effective Date shall have occurred by January 31, 2002; (3) all authorizations, consents and regulatory approvals (including, without limitation, any approvals required under regulations relating to the change in ownership of ALC upon the Effective
Date) required (if any) for the Plan's effectiveness shall have been obtained;
(4) each of the New Junior Note Indenture and the New Senior Note Indenture has been qualified under the Trust Indenture Act of 1939, as amended; and (5) all other actions and documents necessary to implement the treatment of creditor Claims shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.


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
B.    WAIVER OF CONDITIONS

            The Debtors may waive any or all of the other conditions set forth in the Plan without leave of or order of the Court and without any formal action. The Debtors reserve the right to amend or revoke the Plan. Although the Plan is styled as a joint Plan, the Debtors reserve the right to proceed with Confirmation under the Plan for one Debtor and not the other.

C.    EFFECT OF FAILURE OF CONDITIONS

            In the event that the Effective Date does not occur on or before 120 days after the Confirmation Date, upon notification submitted by the Debtors and Informal Bondholder Committee to the Court: (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

D.    VACATUR OF CONFIRMATION ORDER

            If an order denying confirmation of the Plan is entered, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors.

                                   SECTION XI.

                          ALTERNATIVES TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

A.    LIQUIDATION UNDER CHAPTER 7

            If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the Debtors' assets for distribution in accordance with the priorities established by chapter 7. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtors' liquidation analysis are set forth herein. The Debtors and the Informal Bondholder Committee believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because of (a) the likelihood that the Debtors' assets would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations.

B.    ALTERNATIVE PLANS OF REORGANIZATION

            If the Plan is not confirmed, the Debtors could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors' assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and Equity Interest holders than the Plan because of the greater return provided by the Plan.

C.    POST-CONFIRMATION CONVERSION/DISMISSAL.

            A creditor or party in interest may bring a motion to convert or dismiss the case under Section 1112(b), after the Plan is confirmed if there is a default in performance under the Plan. If the Court orders the case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Chapter 11 estate, and that has not been disbursed pursuant to the Plan, will revest in the Chapter 7 estate. The automatic stay will be reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Court during these cases.

            The Confirmation Order may also be revoked under very limited circumstances. The Court may revoke the Confirmation Order if the Confirmation Order was procured by fraud and if a party in interest brings an adversary proceeding to revoke confirmation within 180 days after the entry of the order of confirmation.

D.    FINAL DECREE.

            Once the Estates have been fully administered as referred to in Bankruptcy Rule 3019, Reorganized ALC and Reorganized Carriage House, or such other party as the Court shall designate in the Plan Confirmation Order, shall file a motion with the Court to obtain a final decree to close the case.

                                  SECTION XII.

                             CERTAIN FEDERAL INCOME
                          TAX CONSEQUENCES OF THE PLAN

            The following discussion summarizes the material federal income tax consequences expected to result from the consummation of the Plan to ALC and to holders of Debentures and certain other Claims against ALC or Carriage House. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"). There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought.

            Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of Claims, ALC, and Reorganized ALC. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the holders of Claims, ALC and Reorganized ALC.

            The following summary is for general information only. The tax treatment of a holder of a Claim may vary depending upon such holder's particular situation. This discussion assumes that holders of Debentures or Old Common Stock have held such property as "capital assets" within the meaning of
Section 1221 of the Tax Code (generally, property held for investment) and will also hold the New Notes and New Common Stock as capital assets. This summary does not address all of the tax consequences that may be relevant to a holder, nor does it address the federal income tax consequences to holders subject to special treatment under the federal income tax laws, including, without limitation, brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, foreign trusts or foreign partnerships, holders who are not citizens or residents of the United States, holders that hold the Debentures or Old Common Stock as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, holders that have a "functional currency" other than the United States dollar and holders that have acquired Debentures or Old Common Stock in connection with the performance of services. EACH HOLDER OF A CLAIM SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO ALC

            Cancellation of Indebtedness and Reduction of Tax Attributes. ALC generally will realize cancellation of indebtedness ("COI") income with respect to the exchange of Debentures for New Notes and New Common Stock pursuant to the Plan to the extent that the sum of the fair market value of the New Common Stock and the issue price of the New Notes received by holders of Debentures is less than the adjusted issue price, including accrued but unpaid interest, of such Debentures discharged thereby. Under Section 108 of the Tax Code, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court. Accordingly, because the cancellation of ALC's indebtedness will occur in a case brought under the Bankruptcy Code, ALC will be under the jurisdiction of the court in such case and the cancellation of the Debentures will be pursuant to the Plan, ALC will not be required to recognize any COI income realized as a result of the implementation of the Plan. Notwithstanding the foregoing, under Section 108(b) of the Tax Code, ALC will be required to


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
reduce certain tax attributes, including its net operating losses and loss carryforwards ("NOLs") (and certain other losses, credits and carryforwards, if any) and tax basis in assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount equal to the amount of COI income excluded from income as described in the preceding paragraph (subject to certain modifications).

            ALC anticipates that it will generate a substantial consolidated NOL for the portion of the 2001 tax year that will precede the Effective Date. Any such NOLs, however, are subject to audit and possible challenge by the Service and thus may ultimately vary from any specific amounts claimed. In any event, as a result of the application of Section 108(b) of the Tax Code, ALC believes that most, if not all, of its NOLs (and certain other losses, credits and carryforwards, if any) will be eliminated after consummation of the Plan. In addition, Reorganized ALC may be required to reduce its tax basis in its assets as of the beginning of the taxable year following consummation of the Plan (but not below the amount of its liabilities remaining immediately after the consummation of the Plan) to the extent that ALC's COI income exceeds the amount of NOLs and any other losses, credits and carryovers so reduced (subject to certain modifications).

      Section 382 Limitations on NOLs. Under Section 382 of the Tax Code, if a corporation with NOLs (a "Loss Corporation") undergoes an "ownership change," the use of such NOLs (and certain other tax attributes) will generally be subject to an annual limitation as described below. In general, an "ownership change" occurs if the percentage of the value of the Loss Corporation's stock owned by one or more direct or indirect "five percent shareholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable "testing period" (generally, the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation).

            A Loss Corporation's use of NOLs (and certain other tax attributes) after an "ownership change" will generally be limited annually to the product of the "long-term tax-exempt rate" (determined based on interest rates published monthly by the Service) and the value of the Loss Corporation's outstanding stock immediately before the ownership change (excluding certain capital contributions) (the "Section 382 Limitation"). However, the Section 382 Limitation for a taxable year any portion of which is within the five-year period following the Effective Date will be increased by the amount of any "recognized built-in gains" for such taxable year. The increase in a year cannot exceed the "net unrealized built-in gain" (which is zero unless such gain exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in gains from prior years ending during such five-year period. In addition, any "recognized built-in losses" for a taxable year any portion of which is within the five-year period following the Effective Date will be subject to limitation in the same manner as if such loss was an existing NOL to the extent such recognized built-in losses do not exceed the "net unrealized built-in loss" (which is zero unless such loss exists immediately before the "ownership change" and exceeds a statutorily-defined threshold amount) reduced by recognized built-in losses for prior taxable years ending during such five-year period. At this time, ALC is unable to predict whether it will have a "net unrealized built-in gain" or a "net unrealized built-in loss" that will exceed the statutorily-defined threshold amount at the Effective Date. Finally, if Reorganized ALC does not continue

ALC's historic business or use a significant portion of ALC's business assets in a new business for two years after the "ownership change," the Section 382 Limitation would be zero (except as increased by recognized built-in gains, as described above).

            The Tax Code provides two alternative bankruptcy exceptions from the
Section 382 Limitation for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding. The first exception, Section 382(l)(5) of the Tax Code, applies where qualified (so-called "old and cold") creditors (and shareholders) of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor's pre-ownership change NOLs are not subject to the Section 382 Limitation but are instead reduced by the amount of any interest deductions allowed during the three taxable years preceding the taxable year in which the ownership change occurs, and during the part of the taxable year prior to and including the effective date of the bankruptcy reorganization, in respect of the debt converted into stock of the debtor corporation in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the original ownership change to which this exception applied will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

            An "old and cold" creditor is a creditor that has held the debt of the debtor for at least eighteen months prior to the date of the filing of the case or that has held "ordinary course indebtedness" at all times it has been outstanding. However, any debt owned immediately before an ownership change by a creditor that does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of any creditor whose participation in formulating the plan of reorganization makes evident to the debtor that such creditor has not owned the debt for such period. Because it is uncertain whether a sufficient number of the holders of the Debentures as of the Effective Time will satisfy the holding requirements to be considered as "old and cold" creditors, and because the Debentures do not appear to constitute "ordinary course indebtedness," it is unclear whether ALC will be eligible to utilize the Section 382(l)(5) exception. However, even if ALC were eligible to utilize the Section 382(l)(5) exception, application of the exception would require ALC to significantly reduce any of its NOLs because of interest deductions taken by ALC with respect to the Debentures.

            The second bankruptcy exception, Section 382(1)(6) of the Tax Code, requires no reduction of the debtor corporation's pre-ownership change NOLs as required by Section 382(1)(5) of the Code but provides relief in the form of a relaxed computation of the Section 382 Limitation. In that regard, Section 382(1)(6) of the Tax Code provides that the value of the Loss Corporation's outstanding stock for purposes of computing the Section 382 Limitation will be increased to reflect the cancellation of indebtedness in the bankruptcy case (but the value of such stock as adjusted may not exceed the value of ALC's gross assets immediately before the ownership change (subject to certain adjustments)).

            The Plan will trigger an ownership change of ALC on the Effective Date. Because it is unclear at the present time whether the Section 382(1)(5) exception will be applicable to the ownership change, and, even if applicable, the Section 382(l)(5) exception would require significant reductions in ALC's NOLs remaining after reduction by any COI income, ALC intends to apply Section 382(1)(6) to such ownership change. Accordingly, Reorganized ALC's use of pre-ownership change NOLs and certain other tax attributes (if any), to the extent remaining after the reduction thereof as a result of the COI income of ALC, will be limited and generally will not exceed each year the product of the long-term tax-exempt rate and the value of Reorganized ALC's stock, increased to reflect the indebtedness cancelled pursuant to the Plan.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF DEBENTURES

      Exchange of Debentures for New Notes and New Common Stock. Whether the exchange of Debentures for New Notes and New Common Stock pursuant to the Plan will be a nontaxable recapitalization under the Tax Code will depend in part upon whether the Debentures and the New Notes are considered to be "securities" within the meaning of the provisions of the Tax Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities," whereas debt instruments with a term of ten years or more (like the New Junior Notes) generally have qualified as "securities." In cases where the term of a debt instrument is more than five years but less than ten years (such as is the case with the Debentures and the New Senior Notes), the determination as to whether such debt instrument constitute a "security" requires an analysis of other relevant factors pertaining to the debt instrument and the issuer.

            Although the treatment of the Debentures and New Senior Notes is not entirely certain because the stated term of such instruments is less than ten years but longer than five years, both the Debentures and the New Senior Notes should, and the New Junior Notes will, be treated as "securities" for federal income tax purposes (and the remainder of the discussion of the federal income tax consequences of the Plan assumes that each of the Debentures and the New Notes will be treated as "securities" for federal income tax purposes). Accordingly, the exchange of Debentures for New Notes and New Common Stock pursuant to the Plan should constitute a recapitalization for federal income tax purposes. As a result, exchanging holders should not recognize any gain or loss in connection with the exchange (except to the extent the New Notes and New Common Stock are attributable to accrued but unpaid interest on the Debentures, in which event holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the holders' method of accounting for tax purposes (see "Accrued Interest" below)). A holder's adjusted tax basis in the Debentures will be allocated between the New Notes and New Common Stock (other than New Notes and New Common Stock received in respect of accrued but unpaid interest on the Debentures (see "Accrued Interest" below)), in accordance with their respective fair market values on the Effective Date. The holder's holding period for the New Notes and New Common Stock (except for New Notes and New Common Stock attributable to accrued but unpaid interest) will include the holder's holding period for the Debentures.

            If the Debentures or any of the New Notes were determined not to constitute "securities" for federal income tax purposes, a holder may be required to recognize gain (including possible treatment of all or part of the gain as dividend income under certain circumstances, and recognition of accrued market discount on the Debentures as ordinary income

(see "New Notes - Market Discount" below)) or loss in connection with the exchange of Debentures for New Notes and New Common Stock pursuant to the Plan. In addition, the tax basis and holding period consequences with respect to the New Notes and New Common Stock potentially could differ materially from the tax basis and holding period consequences set forth in the preceding paragraph. Holders should consult their tax advisors as to the material tax consequences to them of the consummation of the transactions contemplated by the Plan if the Debentures or New Notes were determined not to constitute "securities" for federal income tax purposes.

      New Notes

            Original Issue Discount. Because the New Junior Notes provide that for the first three years of the term of the New Junior Notes Reorganized ALC will issue additional New Junior Notes in lieu of the payment of interest due thereon in cash, such payments of interest "in-kind" will not constitute payments of "qualified stated interest." Therefore, the New Junior Notes will be issued with original issue discount ("OID"). Consequently, a holder will be required to include OID in gross income on an annual basis under a constant yield accrual method, regardless of its regular method of tax accounting, possibly in advance of the receipt of cash attributable to such income.

            The amount of OID on a New Junior Note will be equal to the excess of (i) the sum of the Note's principal amount due at maturity plus all other scheduled payments thereon (other than payments of qualified stated interest) over (ii) the issue price of the Note. The "issue price" of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is "traded on an established securities market" at any time during the sixty-day period ending thirty days after the Effective Date. If neither is so traded, the issue price of the debt instrument received will be equal to its stated principal amount, assuming the debt instrument provides for "adequate stated interest" (i.e., interest at least at the applicable federal rate), and will be equal to its "imputed principal amount," if the debt instrument does not provide for "adequate stated interest." If the debt instrument received is "traded on an established securities market," then its issue price will be its trading price immediately following issuance. If the exchanged debt instrument is so traded (but the debt instrument received in exchange therefor is not), the issue price of the debt instrument received will generally be equal to the fair market value of the debt instrument exchanged therefor at the time of the exchange (less the fair market value of the portion of such debt instrument allocable to any other property received in addition to the new debt instrument, such as the New Common Stock and New Senior Notes). ALC does not anticipate that the Debentures will be "traded on an established securities market" during the relevant sixty-day period referred to above. ALC is unable at this time to predict whether the New Notes will be so traded at such time.

            In general, the holder of a New Junior Note must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to such Note for each day during the taxable year or portion of a taxable year on which such holder holds the Note. The daily portion is determined by allocating to each day of any accrual period a pro-rata portion of an amount equal to the "adjusted issue price" of the New Junior Note at the beginning of the accrual period multiplied by the yield to maturity of the Note (taking into account the length of the accrual period). The "adjusted issue price" of a New Junior Note at the start of any accrual period is the issue price of the Note increased by the accrued OID for all prior accrual periods and reduced by any prior cash payments (other than payments of qualified stated interest) made on such Note. The tax basis of a New Junior Note in the hands of a holder will be increased by the amount of OID, if any, on the Note that is included in the holder's gross income and will be decreased by the amount of any cash payments received with respect to the Note (other than payments of qualified stated interest), whether such payments are denominated as principal or interest. The stated interest payable on the New Junior Notes will not constitute qualified stated interest for purposes of the OID rules.

            The New Senior Notes may also be issued with OID. This determination will depend on the nature of the trading of the Debentures and the New Senior Notes at and around the Effective Date. If the New Senior Notes are issued with OID, a holder of New Senior Notes will be required to include OID with respect to such Notes in gross income, and to compute the adjusted issue price of such Notes and the holder's adjusted tax basis in such notes, as described in the preceding paragraph. The stated interest payable on the New Senior Notes will constitute qualified stated interest for purposes of the OID rules.

            AHYDO Rules. The New Junior Notes will constitute "applicable high yield discount obligations" ("AHYDOs") if the yield to maturity of such Notes equals or exceeds the sum of the "applicable federal rate" in effect on the Effective Date (the "AFR") plus five percentage points and the Notes have "significant" OID. Because payments of interest on the New Junior Notes for the first three years of their term will be made with additional New Junior Notes, the New Junior Notes should be considered to have "significant" original issue discount. In addition, based on the current AFR, the yield to maturity of the New Junior Notes will be greater than the current AFR plus five percentage points, and therefore the New Junior Notes would constitute AHYDOs. In any event, a determination of whether the New Junior Notes constitute AHYDOs ultimately will depend on the AFR at the Effective Date and, possibly, the nature of the trading of the Debentures and the New Junior Notes at and around the Effective Date.

            If the New Junior Notes are AHYDOs, Reorganized ALC will not be permitted to deduct OID that accrues with respect to such Notes until amounts attributable to such OID are paid in cash or in property other than stock or debt of Reorganized ALC (or persons related to Reorganized ALC). In addition, to the extent that the yield to maturity of the New Junior Notes exceeds the sum of the AFR plus six percentage points, interest attributable to such excess yield (the "Dividend-Equivalent Interest") will not be deductible at any time by Reorganized ALC (regardless of whether Reorganized ALC actually pays such Dividend-Equivalent Interest in cash or in property). Such Dividend-Equivalent Interest would be treated as a dividend for purposes of the corporate dividends received deduction to the extent it is deemed to have been paid out of Reorganized ALC's current or accumulated earnings and profits. Subject to otherwise applicable limitations, holders of the New Junior Notes that are domestic corporations may be entitled to a dividends received deduction (generally at a 70% rate) with respect to any Dividend-Equivalent Interest to the extent that Reorganized ALC has sufficient current or accumulated earnings and profits. If the Dividend-Equivalent Interest exceeds Reorganized ALC's current and accumulated earnings and profits, the excess will continue to be subject to tax as ordinary OID income in accordance with the OID rules described above.

            Market Discount. The Tax Code generally requires holders of "market discount bonds" to treat as ordinary income any gain realized on the disposition of such bonds (including in certain non-recognition transactions, such as a gift) to the extent of the market discount accrued during the holder's period of ownership. A "market discount bond" is a debt obligation purchased at a market discount subject to a statutorily-defined de minimis exception. For this purpose, a purchase at a market discount includes a purchase at or after the original issue at a price below the stated redemption price at maturity of the debt instrument, or, in the case of a debt instrument issued with OID, at a price below (i) its "issue price," plus (ii) the amount of OID includible in income by all prior holders of the debt instrument, minus (iii) all cash payments (other than payments constituting qualified stated interest) received by such previous holders. The market discount rules also provide that a holder who acquires a debt instrument at a market discount (and who does not elect to (a) treat all interest thereon as OID or (b) include such market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

            A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues, either on a straight line basis, or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. If a holder of a market discount bond elects to include market discount in income on a current basis, the foregoing rules with respect to the recognition of ordinary income on a sale or other disposition of such bond and the deferral of interest deductions on indebtedness related to such bond would not apply.

            In the case of certain non-recognition transactions, such as the exchange of the Debentures for the New Notes and New Common Stock pursuant to the Plan (assuming the exchange constitutes a reorganization), special rules apply. Any accrued market discount on the Debentures would not have to be recognized as income at the time of the exchange (except to the extent of gain recognized in the exchange not otherwise treated as a dividend); however, on a subsequent taxable disposition of the New Notes or New Common Stock received in the exchange, gain would be treated as ordinary income to the extent of market discount accrued prior to the exchange in the case of New Common Stock, and prior to and after the exchange in the case of New Notes (in each case to the extent not previously included in income).

            Premium and Acquisition Premium. Generally, if the tax basis of an obligation held as a capital asset exceeds the sum of all amounts payable on the obligation after the date of acquisition (other than payments of qualified stated interest), the obligation will be considered to have "amortizable bond premium" equal in amount to the excess, and a holder of such an obligation generally will not be required to include any OID in income. Generally, a holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described below under "Constant Yield Election," over the remaining term of the obligation. A holder who elects to amortize bond premium must reduce the holder's tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the Service.

            If a holder acquires an obligation issued with OID at an "acquisition premium," the amount of OID that the holder includes in gross income is reduced to reflect the acquisition premium. An obligation is acquired at an acquisition premium if its adjusted tax basis, immediately after its acquisition, is (a) less than or equal to the sum of all amounts payable on the obligation after the date of acquisition (other than payments of qualified stated interest) and (b) greater than the obligation's adjusted issue price.

            If an obligation is acquired at an acquisition premium, the holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted tax basis of the obligation immediately after its acquisition by the holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the obligation after the date of acquisition (other than payments of qualified stated interest) over the obligation's adjusted issue price.

            As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the holder may elect to compute OID accruals by treating the acquisition of the obligation as an acquisition at original issuance and applying the constant yield method described below under "Constant Yield Election."

            Sale, Retirement or Other Taxable Disposition of New Notes. In general, a holder of a New Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such New Note in an amount equal to the difference between (i) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid interest, which generally will be taxable to a holder as ordinary income) and (ii) the holder's adjusted tax basis in such New Note. Any gain or loss recognized on the sale, retirement or other taxable disposition of a New Note generally will be (subject to the market discount rules discussed above) long-term capital gain or loss if such Note has been held for more than one year.

            Constant Yield Election. A holder of New Notes, subject to certain limitations, may elect to include in gross income all interest that accrues on a Note, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method. This election for an obligation with amortizable bond premium will result in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the holder with amortizable bond premium and may be revoked only with the permission of the Service. Similarly, this election for an obligation with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the permission of the Service. A holder's tax basis in an obligation will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

      New Common Stock

            Dividends. A holder of New Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent that such distributions are paid out of Reorganized ALC's current or accumulated earnings and profits as determined for federal income tax purposes. Distributions in excess of such earnings and profits will reduce the holder's tax basis in its New Common Stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from a sale or exchange of such New Common Stock. Corporate holders of New Common Stock may be entitled to a dividends received deduction (generally at a 70% rate) with respect to distributions out of earnings and profits and are urged to consult their tax advisors in this regard.

            Sale or Other Taxable Disposition. Upon the sale or other disposition of New Common Stock, a holder generally will recognize capital gain or loss equal to the difference between the amount of cash and fair market value of any property received on the sale and such holder's adjusted tax basis in the New Common Stock. Capital gain or loss recognized upon the disposition of the New Common Stock will be long-term if, at the time of the disposition, the holding period for the New Common Stock exceeds one year.

            However, under Section 108(e)(7) of the Tax Code, a creditor that receives stock in exchange for debt is required, to the extent that gain is recognized upon a subsequent disposition of such stock, to "recapture" as ordinary income any bad debt deductions taken by the creditor with respect to such debt and any ordinary loss claimed by the creditor upon the receipt of the stock in satisfaction of such debt; reduced by any amount included in income upon the receipt of the stock. In addition, as discussed above, if any Debentures held by a holder have accrued market discount at the Effective Date, then any gain recognized by such holder upon the disposition of New Common Stock would have to be treated as ordinary income to the extent of such accrued market discount that is allocated to the New Common Stock on the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OLD COMMON STOCK

            Holders exchanging Old Common Stock for New Common Stock pursuant to the Plan will not recognize any gain or loss for federal income tax purposes. A holder's tax basis in New Common Stock received will be equal to the holder's tax basis in the Old Common Stock surrendered therefor.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF OTHER CLAIMS

            A holder of a Claim in a class not discussed above will generally recognize gain or loss equal to any cash received (plus the fair market value of any other property received) with respect to its Claim (other than for accrued but unpaid interest) less its adjusted basis in its Claim. The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than one year, whether the

Claim was purchased at a discount, and whether and to what extent the holder had previously claimed a bad debt deduction.

ACCRUED INTEREST

            Holders of Claims will be treated as receiving a payment of interest (includible in income in accordance with the holder's method of accounting for tax purposes) to the extent that any cash or other property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, on such Claims. The extent to which the receipt of cash or other property should be attributable to accrued but unpaid interest is unclear. ALC intends to take the position that such cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a Claim and then, to the extent necessary, to any accrued but unpaid interest thereon. Each holder should consult its tax advisor regarding the determination of the amount of consideration received under the Plan that is attributable to interest (if any). A holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

            If any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a holder's basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date.

BACKUP WITHHOLDING

            A holder of New Notes or New Common Stock may be subject to backup withholding with respect to interest or dividends paid on, OID accrued on, and gross proceeds from a sale of the New Notes or New Common Stock unless (i) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. A holder of New Notes or New Common Stock who does not provide Reorganized ALC with his or her correct taxpayer identification number may be subject to penalties imposed by the Service.

            Reorganized ALC will report to holders of the New Notes and New Common Stock and to the Service the amount of any "reportable payments" (including any interest and dividends paid, and original issue discount accrued, on the New Notes and New Common Stock) and any amount withheld with respect to the New Notes and New Common Stock during the calendar year.


                                             ASSISTED LIVING CONCEPTS, INC.



                                             By:  ____________________________
                                             Title:  _________________________

                                             CARRIAGE HOUSE ASSISTED LIVING INC



                                             By:  ____________________________
                                             Title:  _________________________


                                             LATHAM & WATKINS
                                             Robert A. Klyman (CA No. 142723)
                                             Jonathan S. Shenson (CA No. 184250)
                                             Sylvia K. Hamersley (CA No. 208452)
                                             633 West Fifth St., Suite 4000
                                             Los Angeles, CA  90071-2007
                                             Telephone:  (213) 485-1234
                                             Facsimile:  (213) 891-8763

                                             YOUNG CONAWAY STARGATT & TAYLOR,
                                             LLP
                                             James Patton (Bar No. 2202)
                                             Michael R. Nestor (Bar No. 3526)
                                             Rodney Square North, Eleventh Floor
                                             P.O. Box 391
                                             Wilmington, Delaware 19899-0391
                                             Telephone: (302) 571-6600
                                             Facsimile:  (302) 571-1253


                                             By:  ____________________________
                                             Co-Counsel for the Debtors

                                                                       Exhibit A


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE




IN RE:                                                CHAPTER 11 CASE NOS.
                                                      01-10670 AND
ASSISTED LIVING CONCEPTS, INC., et al.,               01-10674
                                                      (JOINTLY ADMINISTERED)
                               DEBTORS.



                  FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
                   ASSISTED LIVING CONCEPTS INC. AND CARRIAGE
            HOUSE ASSISTED LIVING, INC. DATED AS OF OCTOBER 30, 2001




                                           LATHAM & WATKINS
                                           Robert A. Klyman
                                           Jonathan S. Shenson
                                           Sylvia K. Hamersley
                                           633 West Fifth Street, Suite 4000
                                           Los Angeles, California 90071
                                           (213) 485-1234


                                           YOUNG, CONAWAY, STARGATT & TAYLOR
                                           James Patton
                                           Michael R. Nestor
                                           Rodney Square North, Eleventh
                                           Floor
                                           P.O. Box 391
                                           Wilmington, Delaware 19899
                                           (302) 571-6600


                                           Co-Counsel for Assisted Living
                                           Concepts, Inc., and Carriage
                                           House Assisted Living, Inc.,
                                           Debtors and Debtors-in-Possession



Dated:  October 30, 2001

                                TABLE OF CONTENTS


                                                                                                 PAGE
ARTICLE I.     INTRODUCTION....................................................................    1

ARTICLE II.    DEFINITION OF TERMS AND RULES OF INTERPRETATION.................................    1
      Section 2.01  Definition of Terms........................................................    1
      Section 2.02  Interpretation And Computation Of Time.....................................   17

ARTICLE III.   CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS...................................   18
      Section 3.01  Unclassified Claims.  (Applicable to Both Debtors).........................   23
      Section 3.02  Treatment of Classified Claims Against and Interests in ALC................   25
      Section 3.03  Treatment of Classified Claims Against and Interests in Carriage House.....   29

ARTICLE IV.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES...........................   31

ARTICLE V.     MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN..............................   32
      Section 5.01  Overview of Plan Implementation............................................   32
      Section 5.02  Distributions..............................................................   32
      Section 5.03  Treatment of Trade Creditors under the Plan................................   32
      Section 5.04  The Creditors' Committee...................................................   33
      Section 5.05  Vesting Of Assets..........................................................   33
      Section 5.06  Preservation Of Causes Of Action...........................................   33
      Section 5.07  Article Of Incorporation...................................................   33
      Section 5.08  Management Of Reorganized ALC and Reorganized Carriage House...............   34
      Section 5.09  Disbursing Agent...........................................................   34
      Section 5.10  Discharge Of Debtors And Injunction........................................   34
      Section 5.11  No Liability For Solicitation Or Participation.............................   35
      Section 5.12  Limitation Of Liability....................................................   36
      Section 5.13  Objections to Claims.......................................................   36
      Section 5.14  Other Documents And Actions................................................   36
      Section 5.15  Corporate Action...........................................................   36
      Section 5.16  Retiree Benefits...........................................................   37

ARTICLE VI.    CONFIRMATION AND EFFECTIVE DATE CONDITIONS......................................   38
      Section 6.01  Conditions To Confirmation.................................................   38
      Section 6.02  Conditions To Effective Date...............................................   38
      Section 6.03  Waiver of Conditions.......................................................   38
      Section 6.04  Effect of Failure of Conditions............................................   38
      Section 6.05  Vacatur of Confirmation Order..............................................   39

ARTICLE VII.   CONFIRMABILITY OF PLAN AND CRAMDOWN.............................................   39

ARTICLE VIII. PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT
               OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND EQUITY INTERESTS............   39
      Section 8.01  Voting of Claims and Equity Interests......................................   39
      Section 8.02  Method of Distributions Under the Plan.....................................   39
      Section 8.03  Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments...    43
      Section 8.04  Failure to Surrender Cancelled Instrument..................................   43
      Section 8.05  Undeliverable or Unclaimed Distributions...................................   43
      Section 8.06  Disputed Claims; Reserve and Estimations...................................   44
      Section 8.07  Setoffs....................................................................   44

ARTICLE IX.    IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THIS PLAN..........................   45
      Section 9.01  Effect of Confirmation of the Plan.........................................   45

ARTICLE X.     RETENTION OF JURISDICTION.......................................................   45

ARTICLE XI.    MISCELLANEOUS PROVISIONS........................................................   47
      Section 11.01 Exemption From Transfer Taxes..............................................   47
      Section 11.02 Payment of Statutory Fees..................................................   47
      Section 11.03 Modification or Withdrawal of the Plan.....................................   48
      Section 11.04 Governing Law..............................................................   48
      Section 11.05 Filing or Execution of Additional Documents................................   48
      Section 11.06 Withholding and Reporting Requirements.................. ..................   48
      Section 11.07 Waiver of Rule 62 (a) of the Federal Rules of Civil Procedure..............   48
      Section 11.08 Headings...................................................................   48
      Section 11.09 Exhibits and Schedules.....................................................   48
      Section 11.10 Notices....................................................................   49
      Section 11.11 Plan Supplement............................................................   49
      Section 11.12 Conflict...................................................................   49
      Section 11.13 Successors And Assigns.....................................................   49
      Section 11.14 Saturday, Sunday Or Legal Holiday..........................................   49
      Section 11.15 Post-Effective Date Effect Of Evidences Of Claims Or Interests.............   50
      Section 11.16 Severability Of Plan Provisions............................................   50
      Section 11.17 Balloting..................................................................   50
      Section 11.18 No Admissions or Waiver of Objections......................................   50
      Section 11.19 Survival of Settlements....................................................   51

                                   ARTICLE I.

                                  INTRODUCTION

         Assisted Living Concepts, Inc. ("ALC") and ALC's wholly-owned subsidiary Carriage House Assisted Living, Inc. ("Carriage House" and together with ALC, the "Debtors") hereby propose the following Joint Plan of Reorganization (defined herein as the "Plan") for the resolution of their outstanding creditor claims and equity interests. Reference is made to the First Amended Disclosure Statement Accompanying Joint Plan of Reorganization for Assisted Living Concepts, Inc. and Carriage House Assisted Living, Inc. under Chapter 11 of the United States Bankruptcy Code dated as of October 30, 2001 (defined herein as the "Disclosure Statement") for a discussion of the Debtors' history, businesses, properties and results of operations, and for a summary of the Plan and certain related matters.

         All holders of Claims and Equity Interests are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. No materials, other than the Disclosure Statement, the exhibits and schedules attached thereto or referenced therein, have been approved by the Debtors for use in soliciting acceptances or rejections of the Plan.

         THE PLAN IS THE PRODUCT OF INTENSE NEGOTIATIONS BETWEEN THE DEBTORS AND THE INFORMAL BONDHOLDERS COMMITTEE AND REPRESENTS THE BEST POSSIBLE RETURN TO HOLDERS OF CLAIMS AND INTERESTS. THE DEBTORS AND THE INFORMAL BONDHOLDERS COMMITTEE STRONGLY URGE YOU TO READ THE DISCLOSURE STATEMENT AND VOTE IN FAVOR OF THE PLAN.

         Notwithstanding anything herein to the contrary, all statements in this Plan and the accompanying Disclosure Statement concerning the history of the Debtors' businesses, the past or present financial condition of the debtors, transactions to which the debtors were or are party, or the effect of confirmation of the Plan on secured creditors, unsecured creditors or equity security holders are attributable exclusively to the Debtors and not to any other party.

                                  ARTICLE II.

                 DEFINITION OF TERMS AND RULES OF INTERPRETATION

SECTION 2.01    DEFINITION OF TERMS

         Unless otherwise defined herein, or the context otherwise requires, the following terms shall have the respective meanings set forth below:

5.625% DEBENTURES                means the $75,000,000, 5.625% Senior
                                 Subordinated Debentures due May 2003 issued pursuant to the 5.625% Debenture Indenture.

6% DEBENTURES                    means the $86,250,000, 6% Senior Subordinated
                                 Debentures due November 2002 issued pursuant to the 6% Debenture Indenture.

5.625% DEBENTURE INDENTURE       means that certain Indenture, dated as of April
                                 13, 1998, among ALC, as Issuer, and Harris
                                 Trust and Savings Bank, as Trustee, pursuant to which the 5.625% Debentures were issued, together with any amendments or supplements thereto.

6% DEBENTURE INDENTURE           means that certain Indenture, dated as of
                                 October 24, 1997, among ALC, as Issuer, and
                                 Harris Trust and Savings Bank, as Trustee, pursuant to which the 6% Debentures were issued, together with any amendments or supplements thereto.

ADMINISTRATIVE CLAIM             means any right to payment constituting a cost
                                 or expense of administration of the Chapter 11
                                 Cases of a kind specified under section 503(b) and entitled to priority under section
                                 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the respective businesses of the Debtors, any indebtedness or obligations incurred or assumed by any of the Debtors in Possession in connection with the conduct of their respective businesses, including, without limitation, all compensation and reimbursement of expenses to the extent Allowed by the Court under section 330 or 503 of the Bankruptcy
                                 Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of Title 28 of the United States
                                 Code, and the actual and necessary costs and expenses, including professional fees, incurred by the Informal Bondholders Committee from the Commencement Date through the Effective Date.

AGGREGATE COLLATERAL             shall have the same meaning as defined in that
                                 certain Final Financing Order.

ALC means Assisted Living Concepts, Inc., a Nevada corporation.

ALLOWED CLAIM OR ALLOWED         means a Claim against or Interest in a Debtor
INTEREST                         to the extent that

                                 a. a proof of the Claim or Interest

                                      i. was timely Filed and served upon a
                                 Debtor and no objection to the Claim or
                                 Interest is Filed within the time fixed by the Court for such objections; or

                                      ii. is deemed Filed under applicable law
                                 (e.g., filed on the Schedules as noncontingent, nondisputed and liquidated) or pursuant to a Final Order of the Court and no objection to the Claim or Interest is Filed within the time fixed by the Court for such objections; or

                                      iii. is Allowed pursuant to subparagraph b
                                 of this definition; or

                                      iv. is Allowed under the Plan.

                                 b. If a Debtor files an objection to a proof of Claim or Interest within a time fixed by the Court, the Claim or Interest shall be Allowed to the extent of

                                      i. any amount of such Claim or Interest to
                                 which the Debtors did not object; or

                                      ii. any amount otherwise authorized by
                                 Final Order or the Plan.

ALLOWED ADMINISTRATIVE CLAIM,
ALLOWED PRIORITY TAX CLAIM,
ALLOWED SECURED CLAIM and
ALLOWED UNSECURED CLAIM          have correlative meanings.

ALLOWED CLASS CLAIM              means an Allowed Claim in the particular Class
                                 described.

ALLOWED CLASS INTEREST           means an Allowed Interest in the particular
                                 Class described.

AMENDED ALC ARTICLES             means the amended and restated articles of
                                 incorporation of Reorganized ALC that will be effective on the Effective Date, in the form which will be Filed with the Plan Supplement.

AMENDED CARRIAGE HOUSE           means the amended and restated certificate of
                                 incorporation

CERTIFICATE                      of Reorganized Carriage House that will be
                                 effective on the Effective Date, in the form which will be Filed with the Plan Supplement.

BALLOTS means each of the ballot forms distributed with the Disclosure Statement to each holder of an Impaired Claim or Impaired Equity Interest (other than to holders of Impaired Equity Interests deemed to have rejected the Plan or otherwise not entitled to vote on the Plan), upon which is to be indicated, among other things, acceptance or rejection of the Plan.

BANKRUPTCY CODE                  means Title 11 of the United States Code, 11
                                 U.S.C. Sections 101 et seq., as in effect on The date hereof or hereafter amended if such amendments are made applicable to the Chapter
                                 11 Cases.

BANKRUPTCY RULES                 means the Federal Rules of Bankruptcy Procedure
                                 as promulgated by the United States Supreme
                                 Court under section 2075 of Title 28 of the United States Code, and local rules of the Court, as the context may require.

BUSINESS DAY                     means any day on which commercial banks are
                                 open for business, and not authorized to close, in the City of New York, New York, except any day designated as a legal holiday in Bankruptcy
                                 Rule 9006(a).

CARRIAGE HOUSE                   means Carriage House Assisted Living, Inc., a
                                 Delaware corporation.

CASH means legal tender of the United States of America and equivalents thereof.

CHAPTER 11 CASES                 means the jointly administered Chapter 11 cases
                                 commenced by the Debtors on the Commencement
                                 Date.

CLAIM means a claim against a Debtor, whether or not asserted or Allowed, as defined in section 101(5) of the Bankruptcy Code.

CLASS means a class of Claims or Interests designated pursuant to the Plan.

CLERK                            means the Clerk of the Court.

COLLATERAL                       means any property or interest in property of a
                                 Debtor's Estate subject to a Lien to secure the payment or performance of a Claim as of the Commencement Date, which Lien is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

COMMENCEMENT DATE                means October 1, 2001, the date on which each
                                 of the Debtors filed their respective petitions for relief commencing the Chapter 11 Cases.

CONFIRMATION                     means the conclusion of the Confirmation
                                 Hearing.

CONFIRMATION DATE                means the date on which the Confirmation Order
                                 is entered on the Docket.

CONFIRMATION HEARING             means the hearing to consider confirmation of
                                 the Plan pursuant to section 1128 of the Bankruptcy Code.

CONFIRMATION ORDER               means the order entered by the Court confirming
                                 the Plan pursuant to section 1129 of the Bankruptcy Code.

COURT means, (a) the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases; (b) to the extent there is no reference pursuant to section 157 of Title 28 of the United States
                                 Code, the United States District Court for the District of Delaware; and (c) any other court having jurisdiction over the Chapter 11 Cases.

CREDITORS' COMMITTEE             means the official unsecured creditors'
                                 committee appointed in the Chapter 11 Cases by the Office of the United States Trustee, as its composition may be changed from time to time by the addition, resignation and/or removal of its members.

DEBENTURES                       means, collectively, the 6% Debentures and the
                                 5.625% Debentures.

DEBTORS                          shall have the meaning ascribed to it in the
                                 Article I of the Plan.

DEBTORS IN POSSESSION            means the Debtors in their capacities as
                                 debtors in possession in the Chapter 11 Cases pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

DISBURSING AGENT                 means the Person responsible for making
                                 distributions under the Plan. Reorganized ALC, or such Person(s) as Reorganized ALC may employ in its sole discretion, will serve as Disbursing Agent.

DISCLOSURE STATEMENT             means the written disclosure statement, dated
                                 as of October 1, 2001, that relates to this Plan, as approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such disclosure statement may be amended, modified or supplemented from time to time.

DISPUTED means, with reference to any Claim, or Equity Interest, or any portion thereof, any Claim or Equity Interest proof of which was timely and properly Filed and in either case or in the case of any Administrative Claim, Claim or Equity Interest that is disputed under the Plan or as to which the Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim or Equity Interest proof of which was required to be Filed by Order of the Court but as to which a proof of claim or interest was not timely or properly Filed.

DISTRIBUTION                     means a distribution to a holder of an Allowed
                                 Claim pursuant to this Plan.

DISTRIBUTION RECORD DATE         means October 30, 2001.

DOCKET means the docket in the Chapter 11 Cases maintained by the Clerk.

EFFECTIVE DATE                   means eleven days following entry of the
                                 Confirmation Order. If the Court enters an
                                 Order making Bankruptcy Rule 7062 inapplicable to the proceedings respecting the Confirmation
                                 Order or otherwise determining that the
                                 Effective Date may occur immediately following
                                 Confirmation then the Effective Date will be one business day after the Confirmation Date.
                                 If (1) a stay of the Confirmation Order is in effect and/or (2) all conditions to the Effective Date have not been satisfied or, if waivable, not waived by the party for whose benefit such condition exists, the Effective
                                 Date shall be extended to the first Business
                                 Day on which no such stay is in effect and/or all such conditions have been satisfied or waived, as applicable; provided, that in no event shall the Effective Date be later than one hundred twenty (120) days after the Confirmation Date; and provided further that the Court may extend the deadline for the Effective Date to occur following notice and hearing. For purposes of the Plan and the Disclosure Statement "as soon as practicable" shall mean within ten days of the date performance is otherwise due.

EFFECTIVE DATE PAYMENTS          means all payments which must be made on the
                                 Effective Date or as soon as practicable thereafter.

ESTATES means, collectively, the estates created in each of the Debtors' Chapter 11 Cases under section 541 of the Bankruptcy Code.

FILE or FILED                    means filed with the Court in the Chapter 11
                                 Cases.

FINAL FINANCING ORDER            means that certain Final Order Authorizing
                                 Debtor: (A) to Incur Postpetition Debt; (b) to
                                 Guarantee Certain Indebtedness of Certain
                                 Subsidiaries of Assisted Living Concepts, Inc.
                                 and (c) to Grant Liens and Other Relief to
                                 Heller Healthcare Finance, Inc. entered in these Chapter 11 Cases on or about Friday
                                 October 19, 2001.

FINAL ORDER                      means an order or judgment of the Court as
                                 entered on the Docket in the Chapter 11 Cases, or other court of competent jurisdiction, the operation or effect of which has not been stayed, reversed or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

GAAP means Generally Accepted Accounting Principles in the United States of America as in effect on the date of this Plan, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

GENERAL UNSECURED CLAIM          means any Claim that is not an Administrative
                                 Claim, Priority Claim, Tax Claim, Resident
                                 Deposit Account

                                 Claim, Intercompany Claim, Trade Claim,
                                 Guaranty Claim or Secured Claim.

GUARANTY CLAIM                   any claims arising from guarantees executed by
                                 a Debtor in connection with a secured
                                 obligation of one of the Non-Debtor
                                 Subsidiaries or Non-Debtor Affiliates,
                                 including, without limitation, the
                                 Transatlantic Guaranty Claim.

HELLER                           means Heller Healthcare Finance, Inc.

HELLER CLAIM                     shall have the meaning, and include the amounts
                                 set forth, in Section 3.01(a)(iv) of the Plan.

HOLDER                           means the holder of a Claim or Equity Interest.

IMPAIRED means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

INFORMAL BONDHOLDER COMMITTEE    means that certain informal committee of
                                 bondholders organized pre-petition and composed of certain holders of the Debentures in connection with the Debtors' pre-petition efforts to commence and facilitate negotiations of a restructuring of the Debentures. The members of the Informal Bondholder Committee are: (i) LTC Healthcare, Inc., (ii) LTC
                                 Properties, Inc., (iii) Sun Trust Equitable
                                 Securities (for the account of NHI), (iv)
                                 Deephaven Capital Management, (iv) JMG Capital
                                 Partners, (v) Triton Capital Investments, Ltd., and (vi) JMG Capital Management Purchase
                                 Pension Plan.

INSTRUMENT                       means any share of stock, security, promissory
                                 note or other "instrument," within the meaning of that term, as defined in section 9105(1)(i) of the UCC.

INTERCOMPANY CLAIMS              means all Claims asserted by any Debtor(s)
                                 against any other Debtor(s), or by or against any Non-Debtor Subsidiary or Non-Debtor
                                 Affiliate.

LIEN has the meaning set forth in section 101(37) of the Bankruptcy Code.

LITIGATION CLAIMS                means any claims or causes of action held or
                                 asserted by a Debtor.

LOCAL BANKRUPTCY RULES           means the local rules of the Court, as
                                 applicable from time to time in the Chapter 11
                                 Cases.

NEW COMMON STOCK                 means common stock of Reorganized ALC which is
                                 to be issued by Reorganized ALC on and after the Effective Date, as more fully described in the Description of the New Common Stock attached to this Plan as Exhibit I.

NEW JUNIOR NOTES                 means the $15,250,000 junior secured notes due
                                 on the tenth anniversary of the Effective Date, to be issued by the Reorganized ALC pursuant to the New Junior Note Indenture, with an interest rate of 8.0% pay-in-kind for the first three years, and 12% thereafter, and to be secured by the New Junior Note Collateral, as more fully described in the Description of the New Junior
                                 Notes attached to the Disclosure Statement as
                                 Exhibit I.

NEW JUNIOR NOTES COLLATERAL      means all of the property pledged as the New
                                 Senior Notes Collateral.

NEW JUNIOR NOTES INDENTURE       means that certain Indenture dated as of the
                                 Effective Date among Reorganized ALC, as
                                 Issuer, the other parties thereto and
                                 [__________________], as the New Junior Notes
                                 Trustee, pursuant to which the New Junior Notes will be issued.

NEW JUNIOR NOTES TRUSTEE         means ___________________, serving as trustee
                                 pursuant to the New Junior Note Indenture.

NEW NOTES                        means, collectively, the New Senior Notes and
                                 the New Junior Notes.

NEW NOTES TRUSTEE                means the New Senior Notes Trustee and the New
                                 Junior Notes Trustee.

NEW SENIOR NOTES                 means the 10% $40,250,000 senior secured notes
                                 due on the seventh anniversary of the Effective
                                 Date, to be issued by Reorganized ALC pursuant to the New Senior Notes Indenture and to be secured by the New Senior Notes Collateral, as more fully described in the Description of the New Senior Notes attached to the Disclosure
                                 Statement as Exhibit I.

NEW SENIOR NOTES COLLATERAL      means all presently unencumbered real property
                                 owned by the Debtors, all real property owned by the Debtors that becomes unencumbered before or as of the Effective Date that shall be pledged to secure the New Senior Notes and, in certain circumstances, certain property of the Non-Debtor Subsidiaries and Non-Debtor
                                 Affiliates as provided for in the New Senior
                                 Notes Indenture.

NEW SENIOR NOTES INDENTURE       means that certain Indenture dated as of the
                                 Effective Date among ALC, as Issuer, the other parties thereto and [___________________], as
                                 Trustee, pursuant to which the New Senior Notes will be issued.

NEW SENIOR NOTES TRUSTEE         means ___________________, serving as trustee
                                 pursuant to the New Senior Note Indenture.

NHP                              means Nationwide Health Properties, Inc.

NHP COLLATERAL                   means the Collateral securing the obligations
                                 of ALC, directly or indirectly arising out of, in connection with or otherwise relating to the NHP Loan Agreement including certain real property located in Berkeley County, South
                                 Carolina and Indiana County, Pennsylvania but only to the extent and as further described in the deeds of trust, UCC Financing Statements
                                 (and other applicable documents and agreements) securing the obligations of the NHP Loan
                                 Agreement.

NHP LOAN AGREEMENT               means the Loan Agreement, dated as of September
                                 3, 1998, by and between ALC, as borrower, and NHP, as lender, and as such Loan Agreement has been modified and amended from time to time.

NON-DEBTOR AFFILIATES            means any and all of the non-debtor affiliates
                                 of either of the Debtors, but excluding the Non-Debtor Subsidiaries, including, ALC Nevada
                                 McKinney, Inc., ALC Nevada Paris, Inc., ALC
                                 Nevada Plano, Inc., ALC Texas McKinney, Inc.,
                                 ALC Texas Paris, Inc., ALC Texas Plano, Inc.,
                                 ALCH Nevada, Inc., ALCH Texas, Inc., ALFH
                                 Nevada, Inc., ALFH Texas, Inc., DMG Nevada ALC,
                                 Inc., DMG Texas ALC, Inc., Nevada ALC, Inc.,
                                 Nevada ALF, Inc., Texas ALC, Inc. and Texas
                                 ALF, Inc.

NON-DEBTOR SUBSIDIARIES          means any and all non-debtor subsidiaries of
                                 either of the Debtors including, ALC Florida, Inc., ALC Iowa, Inc., ALC McKinney Partners,
                                 LP, ALC Nebraska, Inc., ALC New Jersey, Inc.,
                                 ALC Ohio, Inc., ALC Paris Partners, LP, ALC
                                 Pennsylvania, Inc., ALC Plano Partners, LP,
                                 ALCH Texas Partners, LP, ALF Partners, LP, ALFH
                                 Texas Partners, LP, Assisted Living Concepts
                                 Services, Inc., DMG New Jersey ALC, Inc., DMG
                                 Oregon ALC, Inc., DMG Texas ALC Partners, LP,
                                 Elder Care Home Health Services, Inc., Home and
                                 Community Care, Inc., and Texas ALC Partners,
                                 LP.

OHCS                             means the Oregon Housing and Community Services
                                 Department.

OHCS LOAN AGREEMENTS             means the following: (i) the Loan Agreement,
                                 dated as of May 23, 1991, by and between Madras
                                 Elder Care and Madras Senior Residence, as borrowers, and OHCS, as lender, with ALC as successor-in-interest to Madras Elder Care and Madras Senior Residence; (ii) the Loan
                                 Agreement, dated as of July 25, 1995, by and between ALC, as borrower, and OHCS, as lender;
                                 (iii) the Loan Agreement, dated as of February
                                 13, 1996, by and between ALC, as borrower, and OHCS, as lender; (iv) the Loan Agreement, dated as of December 28, 1995, by and between ALC, as borrower, and OHCS, as lender; (v) the Loan
                                 Agreement, dated as of February 26, 1996, by and between ALC, as borrower, and OHCS, as lender and (vi) the Loan Agreement, dated as of March 5, 1996, by and between ALC as borrower and OHCS, as lender and, in each case, as such Loan Agreement has been modified and amended from time to time.

OHCS COLLATERAL                  means the Collateral securing the obligations
                                 of ALC, whether direct or indirect, arising out of, in connection with or otherwise relating to the OHCS Loan Agreements including the following real property located in Oregon:
                                 Jefferson County, Lincoln County, Hood River
                                 County, Silverton, Prinville and Bend but only to the extent and as further described in the deeds of trust, UCC Financing Statements (and other applicable documents and agreements) securing the obligations of the OHCS Loan
                                 Agreements.

OLD ALC COMMON STOCK             means all authorized and issued shares of
                                 common stock of ALC, with a par value of $.01, and any right, contractual or otherwise, to acquire any common shares of ALC, existing prior to the Commencement Date.

OLD CARRIAGE HOUSE COMMON STOCK  means all authorized and issued shares of common stock of Carriage House, with a par value of $.01, and any right, contractual or otherwise, to acquire any common shares of Carriage House, existing prior to the Commencement Date.

OLD INDENTURE TRUSTEE            means Harris Trust and Savings Banks, as
                                 Trustee under the 5.625% Debenture Indenture and the 6% Debenture Indenture.

OLD INDENTURES                   means, collectively, the 5.625% Debenture
                                 Indenture and the 6% Debenture Indenture.

OLD SECURITIES                   means, collectively, any Old Equity Security or
                                 Debenture.

OLD EQUITY SECURITY              means any equity security (as defined in
                                 section 101(16) of the Bankruptcy Code) of any of the Debtors, including the Old ALC Common
                                 Stock and Old Carriage House Common Stock.

OLD STOCK RIGHTS                 means, collectively, any warrants, and any
                                 other rights, to purchase or otherwise acquire
                                 Old Equity Securities, and any stock
                                 appreciation or similar rights relating to Old
                                 Common Stock, existing prior to the Effective
                                 Date. "Old Stock Rights" do not include any rights arising out of the ownership of Old ALC
                                 Common Stock or Old Carriage House Common
                                 Stock.

ORDER means an order or judgment of the Court as entered on the Docket.

OTHER PRIORITY CLAIM             means any Claim, other than an Administrative
                                 Claim or a Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

PERSON means any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, government or political subdivision, official committee appointed by the United States Trustee, unofficial committee of creditors or equity holders, or other entity (as defined in the Bankruptcy Code).

PETITION DATE                    shall have the same meaning as Commencement
                                 Date.

PLAN means this Joint Chapter 11 plan of reorganization as it may be amended or modified, from time to time, together with all addenda, exhibits, schedules, supplements or other attachments, if any.

PLAN SUPPLEMENT                  means the forms of documents specified in
                                 Section 11.11 of the Plan.

POSTPETITION DOCUMENTS           shall have the same meaning as defined in the
                                 Final Financing Order.

POSTPETITION TAX CLAIMS          means Administrative Claims and other Claims by
                                 a governmental unit for taxes against any of the Debtor (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Commencement Date through and including the Effective Date.

PRIORITY CLAIM                   means an Allowed Claim entitled to priority
                                 under sections 507(a)(3) through 507(a)(7) of the Bankruptcy Code, and includes Priority Tax
                                 Claims.

PRO RATA means, with respect to any distribution on account of an Allowed Claim or Allowed Interest, a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Interest in a Class to the amount of such Allowed Claim or Allowed Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Interests in such Class to the amount of all Allowed Claims or Allowed Interests in such Class.

REINSTATED                       means, (x) with respect to a Claim, (i) the
                                 Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered and (y) with respect to an Old Equity Interest, the legal, equitable and contractual rights of the Holder of such Old Equity Interest will not be altered.

REORGANIZED ALC                  means, on and after the Effective Date, ALC (as
                                 reorganized pursuant to this Plan).

REORGANIZED CARRIAGE HOUSE       means, on and after the Effective Date,
                                 Carriage House (as reorganized pursuant to this Plan).

REORGANIZED DEBTOR(S)            means, on and after the Effective Date,
                                 Reorganized ALC and/or Reorganized Carriage
                                 House as the case may be and, in each case, to the extent applicable.

RESIDENT DEPOSIT ACCOUNTS        means a Claim by a resident of any of the
CLAIM(S)                         Debtors, Non-Debtor Subsidiaries, or Non-Debtor
                                 Affiliates against any

                                 Debtor for, and limited to, any funds remitted to it by said resident to be held in trust (for the benefit of the resident, "in trust") or otherwise placed in a resident trust account (or its functional equivalent, in each case, "resident trust account").

SCHEDULED                        means set forth on the Schedules.

SCHEDULES                        means the schedules of assets and liabilities
                                 filed by any Debtor pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and modifications thereto through the Confirmation Date.

SEC                              means the United States Securities and Exchange
                                 Commission.

SECURED CLAIM                    means any Claim secured by a lien on collateral
                                 to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section
                                 553 of the Bankruptcy Code, to the extent of such setoff.

SECURITIES CLAIMS                means (a) any Claim arising from rescission of
                                 a purchase or sale of Old ALC Common Stock or Old Carriage House Common Stock or for damages arising from the purchase or sale of Old ALC
                                 Common Stock or Old Carriage House Common
                                 Stock, or (b) any Claim for indemnity,
                                 reimbursement or contribution on account of any such Claim.

SECURITIES SETTLEMENT            means the Stipulation, dated as of September
                                 29, 2000, and entered into in connection with that that certain Consolidated Class Action
                                 Complaint, filed on July 23, 1999 and amended by a subsequent filing on October 20, 1999 in the Assisted Living Concepts, Inc. Securities
                                 Litigation Class Action matter (Lead Case No.
                                 99-167-AA) in the United States District Court in Oregon.

TAX CLAIM                        means any unsecured Claim of a governmental
                                 unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

TRADE CLAIM                      means any unsecured claim against a Debtor that
                                 arises from the provision to the Debtor of goods and services in the ordinary course of the Debtor's business.

TRANSATLANTIC                    means Transatlantic Capital Company LLC, a
                                 lender to DMG New Jersey, Inc., and
                                 Transatlantic's successors and assigns.

TRANSATLANTIC GUARANTY CLAIM     means the Claim arising from that certain
                                 guaranty executed by ALC in favor of
                                 Transatlantic in connection with that certain
                                 $8,700,000 secured promissory note dated as of November 12, 1998 made by DMG New Jersey, Inc.
                                 in favor of Transatlantic.

U.S. BANK                        means U.S. Bank National Association (formerly
                                 known as United States National Bank of Oregon
                                 & successor by merger to U.S. Bank of
                                 Washington, N.A.).

U.S. BANK REIMBURSEMENT          means and includes following: i) the
AGREEMENTS                       Reimbursement Agreement, dated as of November
                                 1, 1996, by and between ALC, as borrower, and U.S. Bank, as lender, and as such Reimbursement
                                 Agreement has been modified and amended from time to time (the "Washington Reimbursement
                                 Agreement"); ii) the Reimbursement Agreement, dated as of July 1, 1997, by and between ALC, as borrower, and U.S. Bank, as lender, and as such Reimbursement Agreement has been modified and amended from time to time (the "Idaho
                                 Reimbursement Agreement"); iii) the
                                 Reimbursement Agreement, dated as of July 1,
                                 1998, by and between ALC, as borrower, and U.S.
                                 Bank, as lender, and as such Reimbursement
                                 Agreement has been modified and amended from time to time (the "Ohio Reimbursement
                                 Agreement"), each as amended or modified by (a)
                                 Amendment and Modification of Reimbursement
                                 Agreements dated as of August 18, 1999; (b)
                                 Second Amendment and Modification of
                                 Reimbursement Agreements dated as of July 28,
                                 2000; (c) Third Amendment and Modification of
                                 Reimbursement Agreements dated as of March 12,
                                 2001; (d) Waiver Agreement dated as of August
                                 3, 2001; and (e) that certain agreement dated as of October 2001 regarding ALC's use of cash collateral.

U.S. BANK COLLATERAL             means the Collateral securing the obligations
                                 of ALC, whether direct or indirect, arising out of, in connection with or otherwise relating to the U.S. Bank Reimbursement Agreements including i) with respect to Washington
                                 Reimbursement Agreement, the U.S. Bank
                                 Washington Collateral; ii) with respect to the Idaho Reimbursement Agreement, the U.S. Bank
                                 Idaho Collateral, and iii) with respect to the Ohio Reimbursement Agreement, the U.S.

                                 Bank Ohio Collateral and, in each case, only to the extent and as further described in the U.S. Bank Reimbursement Agreements and the U.S. Bank Collateral Documents that secure the obligations of ALC under each of the U.S. Bank Reimbursement Agreements.

U.S. BANK COLLATERAL DOCUMENTS   means all documents and agreements securing
                                 ALC's obligations under the U.S. Bank
                                 Reimbursement Agreements and any related loan agreements, including but not limited to all deeds of trust, mortgages, assignments of leases, security agreements, pledge agreements,
                                 UCC Financing Statements and assignments of deposit accounts.

U.S. BANK IDAHO CLAIM            means the Claim secured by the U.S. Bank Idaho
                                 Collateral.

U.S. BANK IDAHO COLLATERAL       includes (i) four assisted living unit
                                 facilities owned by ALC and located on real property in the following Idaho locations:
                                 Garden City, Idaho Falls, Moscow and Rexburg;
                                 (ii) three assisted living unit facilities owned by ALC and located on real property in the following Washington locations: Ferndale,
                                 Summer and Yakima; and (iii) $4,300,000 held in a deposit account at U.S. Bank, all as pledged by ALC as collateral to secure its obligations under the Idaho Reimbursement Agreement.

U.S. BANK OHIO CLAIM             means the Claim secured by the U.S. Bank Ohio
                                 Collateral.

U.S. BANK OHIO COLLATERAL        includes (i) seven residential care facilities
                                 owned by ALC and located on real property in the following Ohio locations: Bellefontaine,
                                 Defiance, Findlay, Greenville, Kenton, Marion and Lima; (ii) three assisted living unit facilities owned by ALC and located on real property in the following Washington locations:
                                 Ferndale, Summer and Yakima; and (iii)
                                 $4,300,000 held in a deposit account at U.S.
                                 Bank, all as pledged by ALC as collateral to secure its obligations under the Ohio
                                 Reimbursement Agreement.

U.S. BANK WASHINGTON CLAIM       means the Claim secured by the U.S. Bank
                                 Washington Collateral.

U.S. BANK WASHINGTON COLLATERAL  includes (i) eight assisted living unit facilities owned by ALC and located on real property in the following Washington locations:
                                 Port Townsend, Enumclaw, Bremerton, Port
                                 Orchard, Spokane, Ferndale, Summer and Yakima; and (ii) $4,300,000 held in a deposit account at U.S. Bank, all as pledged by ALC as collateral to secure its obligations under the Washington Reimbursement Agreement.

UCC means the Uniform Commercial Code, as in effect and as modified or amended at any relevant time.

UNIMPAIRED                       means with reference to a Class of Claims or
                                 Interests, that the Class is not Impaired. An
                                 Unimpaired Class is not entitled to vote on the Plan.

VOTING AGENT                     means Bankruptcy Services LLC.

VOTING DEADLINE                  means the date on which Ballots must be
                                 received by the Voting Agent. For purposes of the Plan, the Voting Deadline is November 30,
                                 2001 at 4:00 p.m. Eastern Time, or, if the Voting Deadline is extended by Court Order, the latest date on which a Ballot will be accepted.

SECTION 2.02    INTERPRETATION AND COMPUTATION OF TIME

         (a)      Defined Terms.

         Any term used in the Plan that is not defined in the Plan, either in
Article II (Definitions) or elsewhere, but that is used in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, as the case may be.

         (b)      Rules Of Interpretation.

         For purposes of the Plan: (a) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms, or conditions which is material to a party to such document shall not be made without such party's consent; (c) any reference in the Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or (to the extent otherwise permitted, hereafter) may be amended, modified or supplemented from time to time; (d) unless otherwise specified in a particular reference, all references in the Plan to paragraphs, Articles and Exhibits are references to paragraphs, Articles and Exhibits of or to the Plan; (e) the words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to Articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) all exhibits to the Plan are incorporated into the Plan, and shall be deemed to be included in the Plan, provided that they are Filed no later than the commencement of the Confirmation Hearing.

         (c)      Time Periods.

         In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                  ARTICLE III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

            The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or an Allowed Interest.

CLAIMS AGAINST AND INTERESTS IN ALC

        TYPE OF ALLOWED
        CLAIM OR EQUITY                                      ESTIMATED
CLASS   INTEREST          TREATMENT                          RECOVERY
-----   ---------------   ---------------------------------  -------------------
--      Administrative    Paid in full in Cash on the        100%
        Claims            Effective Date or as soon as
                          practicable thereafter (unless
                          the holder of a particular claim
                          and ALC agree to some other
                          treatment), or in accordance with
                          the terms and conditions of
                          transactions or agreements
                          relating to obligations incurred
                          in the ordinary course of
                          business during the pendency of
                          the Chapter 11 Cases or assumed
                          by Reorganized ALC.

        TYPE OF ALLOWED
        CLAIM OR EQUITY                                      ESTIMATED
CLASS   INTEREST          TREATMENT                          RECOVERY
-----   ---------------   ---------------------------------  -------------------
--      Tax Claims        At the option of Reorganized ALC   100%
                          either (i) Reinstated, (ii) paid
                          in full in Cash on the Effective
                          Date or as soon as practicable
                          thereafter as possible, or (iii)
                          paid over a six-year period from
                          the date of assessment, as
                          provided in Section 1129(a)(9)(C)
                          of the Bankruptcy Code with
                          interest payable at a rate of
                          8-1/4% per annum or as otherwise
                          established by the Court.

        SECURED CLAIMS:

1A      OHCS Claim        Unimpaired; Reinstated on the      100%
                          Effective Date or as soon as
                          practicable thereafter.

1B      NHP Claim         Impaired.                          100%

1C      U.S. Bank Idaho   Unimpaired; Reinstated on the      100%
        Claim             Effective Date or as soon as
                          practicable thereafter.

1D      U.S. Bank Ohio    Unimpaired; Reinstated on the      100%
        Claim             Effective Date or as soon as
                          practicable thereafter.

1E      U.S. Bank         Unimpaired; Reinstated on the      100%
        Washington Claim  Effective Date or as soon as
                          practicable thereafter.

2A et   Other Secured     Unimpaired if paid in full in      100%
seq.    Claims            Cash or Reinstated on the
                          Effective Date or as soon as
                          practicable thereafter as
                          possible; Impaired if holder of
                          Claim agrees to alternative
                          treatment.

        UNSECURED CLAIMS:

        TYPE OF ALLOWED
        CLAIM OR EQUITY                                      ESTIMATED
CLASS   INTEREST          TREATMENT                          RECOVERY
-----   ---------------   ---------------------------------  -------------------
3       Priority Claims   Unimpaired; paid in full on or     100%
                          before the later of (i) the
                          Effective Date or as soon as
                          practicable thereafter, (ii) the
                          date such Claim becomes an
                          Allowed Claim and (iii) the date
                          that such Claim would be paid in
                          accordance with any terms and
                          conditions of any agreements or
                          understandings relating thereto
                          between ALC and the Holder of
                          such Claim.

 4      General           Impaired; each holder of an        43%
        Unsecured Claims  Allowed Class 4 Claim to receive
        against ALC       on the Effective Date or as soon
                          as practicable thereafter, a Pro
                          Rata Share of 96% of ALC's New
                          Common Stock, New Senior Notes
                          in the principal amount of
                          $40,250,000 and New Junior Notes
                          in the principal amount of
                          $15,250,000.

5       Trade Claims      Unimpaired; at the option of       100%
        against ALC       Reorganized ALC, paid in full in
                          Cash or Reinstated on the
                          Effective Date or as soon as
                          practicable thereafter.

6       Resident Deposit  Unimpaired; Reinstated on the      100%
        Account Claims    Effective Date or as soon as
        against ALC       practicable thereafter.

7       Guaranty Claims   Unimpaired; Reinstated on the      100%
        against ALC       Effective Date or as soon as
                          practicable thereafter.

8       Intercompany      Unimpaired; Reinstated on the      100%
        Claims            Effective Date or as soon as
                          practicable thereafter.

9       Old ALC Common    Impaired; on the Effective Date    <0%
        Stock and         or as soon as practicable
        Securities        thereafter, holders of Allowed
        Claims against    Class 9 Interests will receive,
        ALC               on a Pro Rata basis, 4% of ALC's
                          New Common Stock in exchange for
                          the Old ALC Common Stock.

        TYPE OF ALLOWED
        CLAIM OR EQUITY                                      ESTIMATED
CLASS   INTEREST          TREATMENT                          RECOVERY
-----   ---------------   ---------------------------------  -------------------

10      Old Stock Rights  Impaired; will not receive or      0%
        in ALC            retain any property or interest.


CLAIMS AGAINST AND INTERESTS IN CARRIAGE HOUSE

--     Administrative Claims  Paid in full in Cash on the Effective     100%
                              Date or as soon as practicable
                              thereafter (unless the holder of a
                              particular claim and ALC agree to some
                              other treatment), or in accordance with
                              the terms and conditions of
                              transactions or agreements relating to
                              obligations incurred in the ordinary
                              course of business during the pendency
                              of the Chapter 11 Cases or assumed by
                              the Debtors in Possession.

--     Tax Claims             At the option of Reorganized Debtors      100%
                              either (i) Reinstated, (ii) paid in
                              full in Cash on the Effective Date or
                              as soon as practicable thereafter, or
                              (iii) paid over a six-year period from
                              the date of assessment, as provided in
                              Section 1129(a)(9)(C) of the Bankruptcy
                              Code with interest payable at a rate of
                              8-1/4% per annum or as otherwise
                              established by the Court.


       SECURED CLAIMS:

1      Other Secured          Unimpaired if paid in full in Cash or     100%
       Claims                 Reinstated on the Effective Date or as
                              soon as practicable thereafter; Impaired if holder of Claim consents to alternative treatment.

       UNSECURED CLAIMS:

2      Priority Claims        Unimpaired; paid in full on or before     100%
                              the later of (i) the Effective Date or
                              as soon as practicable thereafter, (ii)
                              the date such Claim becomes an Allowed
                              Claim and (iii) the date that such
                              Claim would be paid in accordance with
                              any terms and conditions of any
                              agreements or understandings relating
                              thereto between Carriage House and the
                              Holder of such Claim.

3      General                Unimpaired; at the option of Reorganized  100%
       Unsecured              Carriage House, paid in full in Cash or
       Claims against         Reinstated on or before the later of
       Carriage House         (i) the Effective Date or as soon as
                              practicable thereafter, (ii) the date
                              such Claim becomes an Allowed Claim and
                              (iii) the date that such Claim would be
                              paid in accordance with any terms and
                              conditions of any agreements or
                              understandings relating thereto between
                              Carriage House and the Holder of such
                              Claim.

4      Trade Claims           Unimpaired; at the option of Reorganized  100%
       Against                Carriage House, paid in full in Cash or
       Carriage House         Reinstated on or before the later of (i)
                              the Effective Date or as soon as
                              practicable thereafter, (ii) the date
                              such Claim becomes an Allowed Claim and
                              (iii) the date that such Claim would be
                              paid in accordance with any terms and
                              conditions of any agreements or
                              understandings relating thereto between
                              Carriage House and the Holder of such
                              Claim.

5      Intercompany           Unimpaired; Reinstated on the Effective   100%
       Claims                 Date or as soon as practicable
                              thereafter.

6      Old Common             Unimpaired; Reinstated on the Effective   100%
       Stock of               Date or as soon as practicable
       Carriage House         thereafter.
       and Securities
       Claims against
       Carriage House

7      Old Stock              Unimpaired; Reinstated on the Effective   100%
       Rights in              Date or as soon as practicable
       Carriage House         thereafter.

            GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

SECTION 3.01    UNCLASSIFIED CLAIMS.  (APPLICABLE TO BOTH DEBTORS)

         (a)      Administrative Claims.

                  (i)      General.

         Subject to (x) the bar date provisions herein and (y) additional requirements for professionals and certain other entities set forth below, the Reorganized Debtors, as applicable, shall pay to each holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the Allowed amount of such Administrative Claim on the Effective Date or as soon as practicable thereafter, unless the holder agrees or shall have agreed to other treatment of such Claim. Payment on an Administrative Claim which arose in the ordinary course of each Debtor's business will not be made until such payment would have become due in the ordinary course of each Debtor's business or under the terms of the Claim in the absence of the Chapter 11 Cases.

                  (ii)     Payment Of Statutory Fees.

         On or before the Effective Date, all fees payable pursuant to 28 U.S.C.
Section 1930, as determined by the Court at the hearing on Confirmation, shall be paid in Cash equal to the amount of such Administrative Claim.

                  (iii)    Bar Date For Administrative Claims.

                           1)       General Provisions.

         Except as provided below, for (i) non-tax liabilities incurred in the ordinary course of business by each Debtor in Possession and (ii) Postpetition Tax Claims, requests for payment of Administrative Claims must be Filed and served on counsel for Reorganized ALC no later than (x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Court shall order upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against any of the Debtors or the Reorganized Debtors or any of their respective properties.

                           2)       Professionals.

         All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, inter alia, any compensation requested by any professional or any other Person for making a substantial contribution in the Reorganization
Case) shall File and serve on the Reorganized Debtors, the

Informal Bondholder Committee, and the Creditors' Committee an application for final allowance of compensation and reimbursement of expenses no later than (i) sixty (60) days after the Effective Date, or (ii) such later date as the Court shall order upon application made prior to the end of such 60-day period. ALC has agreed to support an application under Section 503(b) with respect to reasonable compensation for post-Commencement Date services provided by Chanin Capital Partners and Milbank Tweed Hadley & McCloy LLP to the Informal Bondholder Committee. Objections to applications of professionals for compensation or reimbursement of expenses must be Filed and served on Reorganized ALC, the Informal Bondholder Committee, the Creditors' Committee (if and when appointed) and the professionals to whose application the objections are addressed on or before (i) sixty days after such application is Filed and served or (ii) such later date as the Court shall order upon application made prior to the end of such 60-day period or upon agreement between the Reorganized Debtors and the affected professional. Any professional fees and reimbursements or expenses incurred by the Reorganized Debtors subsequent to the Effective Date may be paid by the Reorganized Debtors without application to or Order of the Court.

                           3)       Ordinary Course Liabilities.

         Holders of Administrative Claims based on liabilities incurred post-petition in the ordinary course of the Debtors' business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized ALC or Reorganized Carriage House, as appropriate, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.

                           4)       Tax Claims.

         All requests for payment of Postpetition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against any of the Debtors or Reorganized Debtors, or any of their respective properties, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date. The Debtors are paying all Postpetition Tax Claims as they come due; however, certain taxing authorities conduct audits which may result in a postpetition tax liability of which the Debtors are currently unaware.

                           (iv)     Heller


         Pursuant to the Final Financing Order and the Postpetition Documents, Heller has a secured administrative claim against the Debtors in the approximate amount of $44 million (the "Heller Claim"). The Debtors are jointly and severally liable for the Heller Claim obligations. The Heller Claim is secured by the Aggregate Collateral. Unless otherwise agreed in writing prior to or on the Effective Date, the Heller Claim shall be paid in full in Cash on or before the Effective Date.

         (b)      Treatment Of Priority Tax Claims.

         Except as otherwise agreed to by Reorganized ALC and Reorganized Carriage House and the applicable taxing agency, Reorganized ALC or Reorganized Carriage House, as appropriate, shall pay to each holder of an Allowed Priority Tax Claim deferred Cash payments, over a period not exceeding six years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Priority Tax Claim (without penalty of any kind) at the rate prescribed below. Payment of the amount of each such Allowed Priority Tax Claim shall be made in equal semiannual installments payable on June 1 and December 1, with the first installment due on June 1 or December 1 after the latest of: (a) the Effective Date, (b) 30 days after the date on which an Order allowing such Priority Tax Claim becomes a Final Order, and (c) such other time or times as may be agreed to by the holder of such Claim and Reorganized ALC. Each installment shall include interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the rate of 8-1/4% per annum or as otherwise established by the Court; provided, however, that Reorganized ALC or Reorganized Carriage House, as appropriate, shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty of any kind.

SECTION 3.02    TREATMENT OF CLASSIFIED CLAIMS AGAINST AND INTERESTS IN ALC.

         ALC Class 1A - OHCS Claim (against ALC). On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1A OHCS Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of the Allowed Secured Claim in Class 1A which is treated as set forth in clause (a) or (b) of this paragraph will be Unimpaired and deemed to have voted for the Plan; a Secured Claim in Class 1A which is treated as set forth in clause (c) of this paragraph shall be Impaired and entitled to vote on the Plan.

         ALC Class 1B - NHP Claim (against ALC). On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1B NHP Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, receive the following treatment: On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1B NHP Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: NHP shall exchange its mortgages on the Morehead Facility located in Indiana, Pennsylvania and on the Pinewood House Facility located in Goosecreek, South Carolina in sale-leaseback transactions with ALC. ALC and NHP shall execute definitive documentation reflecting the foregoing sale-leasebacks, as well as modifications to two other leases pursuant to which ALC leases from NHP two facilities in South Carolina, and File such documentation with the Court no later than ten days prior to the Confirmation Hearing. NHP is Impaired and entitled to vote on the Plan. NHP and ALC executed an agreement memorializing the foregoing terms (the "NHP Agreement"). Pursuant to the NHP Agreement, subject to a number of conditions including Court approval of the Disclosure Statement, NHP has agreed to support the Plan. A copy of the NHP Agreement is attached as Exhibit K to the Disclosure Statement. The Committee does not endorse the NHP Agreement. The Committee intends to enter into discussions with NHP and ALC with respect to the NHP Agreement. If the Committee convinces ALC that the NHP Agreement is not in the best of the Estate, ALC will return to NHP the collateral securing the Class 1B NHP Claim to NHP and move to reject the leases to which NHP and ALC are parties. Alternatively, the Committee may be able to renegotiate the NHP Agreement in a manner that will produce a more favorable result to the Estate. Last, the Committee may determine that the NHP Agreement is in the best interest of the Estate and ultimately support the NHP Agreement. ALC has given the Committee a deadline of November 12, 2001 to finally resolve its position with respect to the NHP Agreement. ALC shall notify NHP no later than November 15, 2001 of how the Class 1B NHP Claim will be treated.

         ALC Class 1C - U.S. Bank Idaho Claim (against ALC). On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1C U.S. Bank Idaho Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, receive (in the sole discretion of Reorganized
ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; or (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default,
(iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered. ALC Class 1C is Unimpaired and shall be deemed to have voted in favor of the Plan.

         ALC Class 1D - U.S. Bank Ohio Claim (against ALC). On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1D U.S. Bank Ohio Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; or (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered. ALC Class 1D is Unimpaired and shall be deemed to have voted in favor of the Plan.

         ALC Class 1E - U.S. Bank Washington Claim (against ALC). On the Effective Date, or as soon as practicable thereafter, the holder of the Class 1E U.S. Bank Washington Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Secured Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date,
(ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered. ALC Class 1E is Unimpaired and shall be deemed to have voted in favor of the Plan.

         ALC Class 2A Et Seq. - Other Secured Claims (against ALC). Class 2 consists of all other Secured Claims against the Debtors. This Class will be further divided into subclasses designated by letters of the alphabet (CLASS 2A, CLASS 2B, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. The Debtors will File a schedule of each Secured Claim on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Secured Claim in Class 2 will be treated as follows: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of each Allowed Secured Claim in Class 2 which is treated as set forth in clause
(a) or (c) of this paragraph will be Unimpaired and shall be deemed to have voted for the Plan; any treatment under clause (c) of this paragraph will render the claim Impaired and entitled to vote on the Plan..

         ALC Class 3 - Priority Claims (against ALC). Class 3 is Unimpaired and therefore is presumed to accept the Plan. Holders of Class 3 Claims are not entitled to vote on the Plan.

         A Priority Claim is a Claim for an amount entitled to priority under sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code,
and does not include any Administrative Claim or Tax Claim. These unsecured Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,650 per employee; (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,650, less (ii) the aggregate amount paid to such employees under section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by each estate on behalf of such employees to any other employee benefit plan.

         The Plan provides that unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 3 will be paid the Allowed Amount of such Claim in full in Cash by Reorganized ALC on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between ALC and the Holder of such Claim. Allowed Claims in Class 3 are not Impaired under the Plan and the Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan.

         ALC Class 4 - General Unsecured Claims (against ALC). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 4 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive the following treatment: a Pro Rata Share of
(a) the New Senior Notes, (b) the New Junior Notes, and (c) ninety-six percent (96%) of the New Common Stock. Class 4 is Impaired and therefore entitled to vote on the Plan.

         ALC Class 5 - Trade Claims (against ALC). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 5 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtor shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered or (c) the Debtor shall pay each claimant Cash in the full amount of its Claim. Class 5 is Unimpaired and not entitled to vote on the Plan; Class 5 is deemed to have voted in favor of the Plan.

         ALC Class 6 - Resident Deposit Account Claims (against ALC). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 6 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive (in the sole discretion of Reorganized
ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder;
(b) (i) the Debtor shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default,
(iii) the Holder of such Claim shall be compensated for any actual and compensatory damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered or (c) the Debtor shall pay each claimant Cash in the full amount of its Claim with each such payment to be funded into a "resident trust account" and held "in trust" by the Debtor for the benefit of each particular claimant. Class 6 is Unimpaired and not entitled to vote on the Plan; Class 6 is deemed to have voted in favor of the Plan.

         ALC Class 7 - Guaranty Claims (against ALC). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 7 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive (in the sole discretion of Reorganized ALC) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtor shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date,
(ii) the maturity of such Claim shall be Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered or (c) the Debtor shall pay the claimant Cash in the full amount of its Claim. Class 7 is Unimpaired and not entitled to vote on the Plan; Class 7 is deemed to have voted in favor of the Plan.

         ALC Class 8 - Intercompany Claim (against ALC). Each Allowed Class 8 Claim shall be Reinstated under the Plan and not entitled to vote on the Plan. Class 8 is Unimpaired and deemed to have voted in favor of the Plan.

         ALC Class 9 - Old Common Stock of ALC and Securities Claims (against
ALC). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 9 Interest or Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Interest or Claim, receive the following treatment: a Pro Rata Share of four percent (4.0%) of the New Common Stock. Class 9 is Impaired and entitled to vote on the Plan. If Class 9 does not vote in favor of the Plan, Class 9 will receive no property under the Plan; instead, the New Common Stock otherwise allocable to Class 9 will be redistributed on a Pro Rata basis to holders of Allowed Class 4 Claims.

         ALC Class 10 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights (against ALC). Each Holder of an Allowed Class 10 Interest or Claim shall not receive or retain any property under the Plan on account of such Interest or Claim in full satisfaction, settlement, release and discharge of such Interest or Claim. Class 10 is Impaired under the Plan and deemed to have voted to reject the Plan. The votes of holders of Class 10 Interests or Claims (if any) are not being solicited. The Debtors currently do not believe any such holders exist.

SECTION 3.03 TREATMENT OF CLASSIFIED CLAIMS AGAINST AND INTERESTS IN CARRIAGE HOUSE.

         Carriage House Class 1A Et Seq. - Other Secured Claims (against ALC). Class 1 consists of all other Secured Claims against Carriage House. This Class will be further divided into subclasses designated by letters of the alphabet (CLASS 1A, CLASS 1B, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. The Debtors will File a schedule of each Secured Claim on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Secured Claim in Class 1 will be treated as follows: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered; or (c) such Claim shall receive such other treatment to which the Holder shall consent. The Holder of each Allowed Secured Claim in Class 1 which is treated as set forth in clause (a) or (b) of this paragraph will be Unimpaired, will be presumed to have accepted the Plan and will not be entitled to vote for or against the Plan; any treatment under clause (c) of this paragraph will render the claim Impaired and entitled to vote on the Plan.

         Carriage House Class 2 - Priority Claims (against Carriage House). Class 2 is Unimpaired and therefore is presumed to accept the Plan. Holders of Class 2 Claims are not entitled to vote on the Plan.

         A Priority Claim is a Claim for an amount entitled to priority under sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code,
and does not include any Administrative Claim or Tax Claim. These unsecured Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within 90 days prior to the Petition Date, to the extent of $4,650 per employee; (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $4,650, less (ii) the aggregate amount paid to such employees under section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by each estate on behalf of such employees to any other employee benefit plan.

         The Plan provides that unless otherwise agreed to by the parties, each Holder of an Allowed Claim in Class 2 will be paid the Allowed Amount of such Claim in full in Cash by Reorganized Carriage House on or before the later of
(i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between Carriage House and the Holder of such Claim. Allowed Claims in Class 2 are not Impaired under the Plan and the Holders of Allowed Claims in Class 2 will be deemed to have accepted the Plan.

         Carriage House Class 3 - General Unsecured Claims (against Carriage House). On the Effective Date, or as soon as practicable thereafter, each Allowed Class 3 Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, shall be paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter as possible. Allowed Claims in Class 3 are not Impaired under the Plan and the Holders of Allowed Claims in Class 3 will be deemed to have accepted the Plan.

         Carriage House Class 4 - Trade Claims (against Carriage House). On the Effective Date, or as soon as practicable thereafter, each Holder of an Allowed Class 4 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive (in the sole discretion of Reorganized Carriage House) the following treatment: Either (a) the Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder; (b) (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be

Reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered or (c) the Debtor shall pay Claimant Cash in the full amount of its Claim. Allowed Claims in Class 4 are not Impaired under the Plan and the Holders of Allowed Claims in Class 4 will be deemed to have accepted the Plan.

         Carriage House Class 5 - Intercompany Claim (against Carriage House). Each Allowed Class 5 Claim shall be Reinstated under the Plan and not entitled to vote on the Plan. Class 5 is Unimpaired.

         Carriage House Class 6 - Old Common Stock of Carriage House and Securities Claims (against Carriage House). Each Allowed Class 6 Interest or Claim shall be Reinstated under the Plan and not entitled to vote on the Plan. Class 6 is Unimpaired.

         Carriage House Class 7 - Interests of Holders of Old Stock Rights and All Claims Arising Out of Such Old Stock Rights (against Carriage House). Each Allowed Class 7 Interest or Claim shall be Reinstated under the Plan and not entitled to vote on the Plan. Class 7 in Unimpaired. The Debtors currently do not believe any such holders exist.

                                   ARTICLE IV.

                             TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES


         The Plan constitutes a motion to assume or reject all executory contracts and nonresidential real property leases, except for those executory contracts and nonresidential real property leases that have already been assumed or rejected pursuant to an earlier Order of the Court or that are the subject of a motion for such an Order pending as of the Confirmation Hearing. Prior to the Confirmation Hearing, the Debtors will file a schedule of all real property leases and executory contracts to be rejected; any contract or lease not on that schedule shall be deemed assumed by the applicable Debtor as of the Effective Date.

         Each Reorganized Debtor, except as otherwise agreed by the parties, will cure any and all undisputed defaults within 30 days of the Effective Date under any executory contract or unexpired lease assumed pursuant to the Plan, in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors' or the Reorganized Debtors' liability with respect thereto, or as may be agreed otherwise by the parties. The Confirmation Order shall state that all pre-petition contracts and unexpired leases that are listed on the schedule described herein (except for those previously assumed, if any) are deemed rejected under the Plan.

         Any Claim for damages arising from the rejection of an executory contract or unexpired lease must be Filed and served on counsel for the Debtors, the Informal Bondholder Committee and Creditors' Committee (if and when appointed) within thirty (30) days after the order of the Court approving such rejection becomes a Final Order or be (i) forever barred and unenforceable against any Debtor, its Estate, the Reorganized Debtors and their respective property, and (ii) barred from receiving any distribution under the Plan. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as either an ALC Class 4 Claim (if it results in an Allowed Claim against ALC) and Carriage House Class 3 Claim (if it results in an Allowed Claim against Carriage House).

                                   ARTICLE V.

                               MEANS FOR EXECUTION
                         AND IMPLEMENTATION OF THE PLAN

SECTION 5.01    OVERVIEW OF PLAN IMPLEMENTATION

         Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Reorganized Debtor's cash balances or borrowings and the operations of the Debtors or the Reorganized Debtors.

SECTION 5.02    DISTRIBUTIONS

         On the Effective Date or as soon as practicable thereafter, the Reorganized Debtors shall fund or arrange for the funding of the Effective Date Payments. Subject to the provisions of the Plan, and except as otherwise provided herein, property to be distributed hereunder to an Impaired Class shall be distributed on or as soon as practicable after the later of (i) the Effective Date, to each holder of a Claim or an Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (ii) the date the Order of the Court allowing such Claim or Interest becomes a Final Order, to each holder of an Allowed Claim or an Allowed Interest of that Class that is Allowed after the Effective Date, to the extent allowed. Property to be distributed under the Plan to a Class that is not Impaired or on account of a Claim of a kind described in Bankruptcy Code section 507(a)(1) shall be distributed on the later of (x) the date specified in the preceding clauses (i) and (ii) applicable to the Claims or Interests and (y) the date on which the distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Chapter 11 Cases. Notwithstanding any other provision of the Plan, each Debtor and each of the Reorganized Debtors shall not be obligated to make any distribution with respect to any unclassified Claim, or any Allowed Claim, other than those in the hands of the holders shown on the books and records of the Debtor as of the Confirmation Hearing unless otherwise identified on a Filed proof of claim.

SECTION 5.03    TREATMENT OF TRADE CREDITORS UNDER THE PLAN

         When the Debtors file the Plan, each Debtor intends that all Claims of its trade creditors will be unimpaired and paid in full. The Plan's treatment of Trade Claims (Class 5 under the Plan) is intended to maximize the preservation of working capital by encouraging the maintenance of favorable trade credit terms. If this Plan is confirmed, holders of Trade Claims shall not be required to file proofs of claim with the Court and no bar date would be established as to such Trade Claims. On and after the Effective Date (and, subject to Court approval, prior to the Effective Date), all Trade Claims at the option of Reorganized ALC and Reorganized Carriage House, as applicable, will be paid in full or Reinstated and paid in the ordinary course of business of the Debtors. If the Debtors dispute any trade claim, the Debtors contemplate that such dispute will be determined, resolved or adjudicated as if the Chapter 11 cases had not been commenced and will survive the Effective Date and the consummation of the Plan as if the Chapter 11 Cases had not been commenced.

SECTION 5.04    THE CREDITORS' COMMITTEE

         On the Effective Date, the Creditors' Committee shall be dissolved and the members of such committee shall be released and discharged from all further rights and duties arising from or related to the Chapter 11 Cases. The professionals retained by such committee and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date.

SECTION 5.05    VESTING OF ASSETS

         Except as otherwise provided in any provision of the Plan, on the Effective Date, all property of the Estates shall vest in Reorganized ALC and Reorganized Carriage House, as applicable, free and clear of all Claims, Liens, encumbrances and Interests; provided, however that any and all liens and security interests arising pre-petition or post-petition in favor of U.S. Bank in the U.S. Bank Collateral shall not be impaired or affected in any manner and shall remain valid and fully enforceable against Reorganized ALC in accordance with the agreements between ALC and U.S. Bank and applicable law. From and after the Effective Date, each Reorganized Debtor may operate its business and use, acquire, and dispose of property and settle and compromise Claims or Interests arising post-Confirmation without supervision by the Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

SECTION 5.06    PRESERVATION OF CAUSES OF ACTION

         Except in any contract, instrument, release, or other agreement entered into in connection with the Plan or as otherwise provided in the Plan, in accordance with section 1123(b) of the Bankruptcy Code, each Reorganized Debtor shall retain all litigation claims that each Debtor or the Estate may hold against any Person.

SECTION 5.07    ARTICLE OF INCORPORATION

         On the Effective Date, Reorganized ALC shall adopt the Amended ALC Articles pursuant to applicable non-bankruptcy law and section 1123(a)(5)(I) of the Bankruptcy Code. The Amended ALC Articles will, among other provisions: (i) authorize the issuance of the New Common Stock; and (ii) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Amended ALC Articles will become effective upon the occurrence of the Effective Date.

         On the Effective Date, Reorganized Carriage House shall adopt the Amended Carriage House Certificate pursuant to applicable non-bankruptcy law and section 1123(a)(5)(I) of the Bankruptcy Code. The Amended Carriage House Certificate will, among other provisions, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Amended Carriage House Certificate will become effective upon the occurrence of the Effective Date.

SECTION 5.08    MANAGEMENT OF REORGANIZED ALC AND REORGANIZED CARRIAGE HOUSE

         The directors and officers of each of the Debtors will continue to serve in such capacities until and through the Effective Date. As of the Effective Date, the directors of each of the Debtors will be deemed to have resigned. Immediately thereafter, ALC currently contemplates that the new board of directors of Reorganized ALC shall consist of Leonard Tannenbaum, Andre Dimitriadis, Andy Adams, Matthew Patrick, Mark Holliday, Richard Ladd and the CEO of Reorganized ALC.

         The Board of Directors of Reorganized ALC shall select the Board of Directors and senior management of Reorganized Carriage House.

         Reorganized ALC may authorize an appropriate compensation and bonus plan for permanent senior management employed by Reorganized ALC post-Confirmation. After the Effective Date, Reorganized ALC may adopt a new incentive plan for the grant to officers, employees and directors of the Company of options to acquire shares of New Common Stock. The options will be based upon performance criteria and a vesting schedule to be structured by the Board of Directors of Reorganized ALC after consummation of the Plan.

SECTION 5.09    DISBURSING AGENT

         Reorganized ALC (or its designee) shall act as the Disbursing Agent for the purpose of making all distributions provided for under the Plan. The Disbursing Agent shall serve without bond.

SECTION 5.10    DISCHARGE OF DEBTORS AND INJUNCTION

         Except as otherwise provided in the Plan or the Confirmation Order (and except with respect to any claims of Heller against any Debtor, including, without limitation, the Heller Claim): (i) on the Effective Date, each Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order (and except with respect to any claims of Heller against any Debtor, including, without limitation, the Heller Claim), the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtor, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Debtor at any time obtained to the extent that it relates to a Claim discharged.

         All Persons that have held, currently hold or may hold a Claim or other debt or liability or an Equity Interest or other right of an equity security holder, are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors, the Informal Bondholders Committee, the Creditors' Committee (if and when appointed), and professional persons retained by the Debtors, the Informal Bondholders Committee, Creditors' Committee (if and when appointed), and each of their respective affiliates, current or former officer, directors, agents, employees and representatives; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Debtors, the Informal Bondholders Committee, the Creditors' Committee (if and when appointed) and professional persons retained by any of the Debtors, the Informal Bondholders Committee and Creditors' Committee (if and when appointed) and each of their respective affiliates, current or former officer, directors, agents, employees and representatives; (c) creating, perfecting or enforcing any lien or encumbrance against any of the Debtors, the Informal Bondholders Committee (including present and former members), the Creditors' Committee (if and when appointed) (including present and former members), and professional persons retained by any of the Debtors, the Informal Bondholders Committee and the Creditors' Committee (if and when appointed) and each of their respective affiliates, current or former officer, directors, agents, employees and representatives; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors, the Informal Bondholders Committee, the Creditors' Committee (if and when appointed) and professional persons retained by any of the Debtors, the Informal Bondholders Committee and the Creditors' Committee and each of their respective affiliates, current or former officer, directors, agents, employees and representatives; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         Nothing contained in the Disclosure Statement or the Plan shall (i) be deemed to cause the release of any claims that individual holders of Claims or Interests may have against any Person other than the Debtors or (ii) apply to Heller or in any way prevent or limit Heller's exercise of its rights and remedies against any Debtor under the Final Financing Order, the Postpetition Documents, or otherwise, either before, on or after the Effective Date.

         Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

SECTION 5.11    NO LIABILITY FOR SOLICITATION OR PARTICIPATION

         As specified in section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

SECTION 5.12    LIMITATION OF LIABILITY

         Neither (a) any Reorganized Debtor or any of their respective postpetition employees, officers, directors, agents, representatives, affiliates, attorneys or any other professional persons employed by any of them, nor (b) the Informal Bondholders' Committee, or any of their respective postpetition members, agents, employees, directors, officers, representatives, attorneys or other professional advisors nor (c) the Creditors' Committee (if and when appointed), or any of their respective postpetition members, agents, employees, directors, officers representatives, attorneys or other professional advisors, in each case, shall have any responsibility, or have or incur any liability, to any Person whatsoever, under any theory of liability (except for any claim based upon willful misconduct or gross negligence), for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan, provided that nothing in this paragraph shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or under any post-petition agreement or other post-petition document entered into by such Person or in accordance with the terms of this Plan or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

SECTION 5.13    OBJECTIONS TO CLAIMS

         Except as otherwise provided is the Plan, objections to Claims, including without limitation Administrative Claims, shall be Filed and served upon the Holder of such Claim or Administrative Claim no later than the later of
(a) 60 days after the Effective Date, and (b) 60 days after a proof of claim or request for payment of such Claim is Filed, unless this period is extended by the Court; such extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only Reorganized ALC and Reorganized Carriage House will have the authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, Reorganized ALC and Reorganized Carriage House may settle or compromise any Disputed Claim or Disputed Interest without approval of the Court.

SECTION 5.14    OTHER DOCUMENTS AND ACTIONS

         The Debtors, the Debtors in Possession, and the Reorganized Debtors may, and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in the Plan.

SECTION 5.15    CORPORATE ACTION

         The issuance of the New Common Stock, the New Senior Notes, the New Junior Notes, the adoption of the Amended ALC Articles and the selection of the Persons who will serve as the initial directors and officers of Reorganized ALC as of the Effective Date, and other matters under the Plan involving the corporate structure of the Debtor or corporate action by each Debtor, shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the stockholders or directors of each Debtor. Without limiting the foregoing, upon entry of the Confirmation Order by the Clerk, the filing by the Reorganized ALC of the Amended ALC Articles shall be authorized and approved in all respects. On the Effective Date or as soon thereafter as is practicable, pursuant to applicable law, the bylaws of ALC shall be the bylaws of Reorganized ALC.

         The adoption of the Amended Carriage House Certificate and the selection of the Persons who will serve as the initial directors and officers of Reorganized Carriage House as of the Effective Date, and other matters under the Plan involving the corporate structure of the Debtor or corporate action by each Debtor, shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the stockholders or directors of each Debtor. Without limiting the foregoing, upon entry of the Confirmation Order by the Clerk, the filing by Reorganized Carriage House of the Amended Carriage House Certificate shall be authorized and approved in all respects. On the Effective Date or as soon thereafter as is practicable, pursuant to applicable law, the bylaws of Carriage House shall be the bylaws of Reorganized Carriage House.

SECTION 5.16    RETIREE BENEFITS

         On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized ALC shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

                                  ARTICLE VI.

                   CONFIRMATION AND EFFECTIVE DATE CONDITIONS

SECTION 6.01    CONDITIONS TO CONFIRMATION

         The conditions to Confirmation shall be the following:

         (a)      The satisfaction of the requirements of 11 U.S.C. Section
1129;

         (b) The Confirmation Order shall (i) be acceptable in form and substance to the Debtors (in the Debtors' sole and absolute discretion) and (ii) expressly authorize and direct the Debtors to perform the actions that are conditions to the effectiveness of the Plan; and

         (c) Each of the events and actions required by the Plan to occur or to be taken prior to Confirmation shall have occurred or have been taken, or the Debtors or the party whose obligations are conditioned by such occurrences and/or actions, as applicable, shall have waived such occurrences or actions.

SECTION 6.02    CONDITIONS TO EFFECTIVE DATE

         The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived:
(1) the Confirmation Order in a form satisfactory to the Debtors and the Informal Bondholders Committee shall have become a Final Order; (2) the Effective Date shall have occurred by January 31, 2002; (3) all authorizations, consents and regulatory approvals (including, without limitation, any approvals required under regulations relating to the change in ownership of the Debtors upon the Effective Date) required (if any) for the Plan's effectiveness shall have been obtained; (4) each of the New Junior Note Indenture and the New Senior
Note Indenture has been qualified under the Trust Indenture Act of 1939, as amended; and (5) all other actions and documents necessary to implement the treatment of creditor Claims shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

SECTION 6.03    WAIVER OF CONDITIONS

         The Debtors and the Informal Bondholders Committee, as applicable, may waive any or all of the other conditions set forth in the Plan without leave of or order of the Court and without any formal action. The Debtors reserve the right to amend or revoke the Plan with the consent of the Informal Bondholders Committee, which consent shall not to be unreasonably withheld. Although this Plan is styled as a joint plan, the Debtors reserve the right to proceed with Confirmation under this Plan for one Debtor and not the other.

SECTION 6.04    EFFECT OF FAILURE OF CONDITIONS

         In the event that the Effective Date does not occur, upon notification submitted by the Debtors and the Informal Bondholders Committee to the Court:
(a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

SECTION 6.05    VACATUR OF CONFIRMATION ORDER

         If an order denying confirmation of the Plan is entered, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall
(a) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors.

                                  ARTICLE VII.

                       CONFIRMABILITY OF PLAN AND CRAMDOWN

         In the event at least one Impaired Class of Claims votes to accept the Plan (and at least one Impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), either or both of the Debtors, as appropriate, shall request the Court to confirm the Plan under the cramdown provisions of the Bankruptcy Code.

                                 ARTICLE VIII.

                  PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
                    UNDER THE PLAN AND TREATMENT OF DISPUTED,
             CONTINGENT AND UNLIQUIDATED CLAIMS AND EQUITY INTERESTS

SECTION 8.01    VOTING OF CLAIMS AND EQUITY INTERESTS

         Each holder of an Allowed Claim or an Allowed Equity Interest in an Impaired Class of Claims or Equity Interests shall be entitled to vote separately to accept or reject the Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court.

SECTION 8.02    METHOD OF DISTRIBUTIONS UNDER THE PLAN

         (a)      Distributions Under the Plan

         On the Effective Date or as soon as practicable thereafter to the extent that the Plan provides for distributions on account of Allowed Claims or Allowed Interests in the applicable Class, each Holder of an Allowed Claim or Allowed Interest will receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class. Beginning on the date that is 10 days after the end of the calendar quarter following the Effective Date and 10 days after the end of each calendar quarter thereafter, distributions will also be made respectively (a) to Holders of Claims or Interests to whom a distribution has become deliverable during the preceding calendar quarter and (b) to Holders of Disputed Claims or Disputed Interests in any such Class whose Claims or Interests were Allowed during the preceding calendar quarter. Such quarterly distributions will also be in the full amount that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class.

         Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Debtors' existing cash balances, the operations of the Debtors or Reorganized Debtors or Post-Effective Date borrowings, as applicable.

         The Reorganized Debtors, or such Person(s) as the Reorganized Debtors may employ in their sole discretion, will serve as Disbursing Agent. The Disbursing Agent will make all distributions of cash and securities required to be distributed under the applicable provisions of the Plan. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than the Reorganized Debtors, will receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.

         Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a bank selected by the Reorganized Debtors, or by wire transfer from a bank, at the option of Reorganized ALC. Cash payments of $1,000,000 or more to be made pursuant to the Plan will, to the extent requested in writing no later than five days after the Confirmation Date, be made by wire transfer from a bank. Cash payments to foreign creditors, if any, may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

         The Disbursing Agent will make all distributions required under the applicable provisions of the Plan. No distributions under the Plan will be made to or on behalf of any Holder of any Allowed Claim or Allowed Interest evidenced by the instruments, securities or other documentation cancelled pursuant to the Plan, unless such Holder first tenders the applicable instruments, securities or other documentation to the Disbursing Agent.

         (b)      Timing and Methods of Distributions

                  (i)      Compliance with Tax Requirements

         In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

         Notwithstanding any other provision of the Plan: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to the Plan.

                  (ii)     Pro Rata Distribution

         When the Plan provides for Pro Rata distribution, the property to be distributed under the Plan shall be divided Pro Rata among the Holders of Allowed Claims or Allowed Interests of the relevant Class.

         However, the total amount of the Allowed Class 4 Claims will not be known until after the Effective Date, either because certain Class 4 Claims will be Disputed Claims or because those Claims will not have been made by their holders prior to the Effective Date. As a result, ALC will hold back from the initial issuance of New Common Stock, New Senior Notes and New Junior Notes on the Effective Date a percentage of the New Common Stock, the New Senior Notes and the New Junior Notes (the "Reserve") to be issued to holders of Class 4 Claims. The initial distribution with respect to Class 4 Claims will be made only to the holders of Class 4 Claims that have been allowed prior to the Effective Date (the "Cutoff Date"). Once the total amount of the Allowed Class 4 Claims has been determined, the shares of New Common Stock, the New Senior Notes and the New Junior Notes held in Reserve will be distributed pro rata among the holders of the Allowed Class 4 Claims (the date of this distribution, the "Subsequent Distribution Date").

         If the Reserve is insufficient to cover Class 4 Claims allowed after the Cutoff Date, ALC and its subsidiaries will have no further liability with respect to those Class 4 Claims and the holders of those Claims will receive proportionately lower distributions of shares of New Common Stock, New Senior Notes and New Junior Notes than the holders of Class 4 Claims allowed prior to the Cutoff Date.

         If the Reserve exceeds the distributions necessary to cover Class 4 Claims allowed after the Cutoff Date, the additional securities remaining in the Reserve will be distributed among all holders of Class 4 Claims so as to ensure that each holder of an allowed Class 4 Claim receives, in the aggregate, its pro rata share of the New Common Stock, the New Senior Notes and the New Junior Notes. In this case, the holders of Class 4 Claims allowed prior to the Cutoff Date will receive distributions of securities both on the Effective Date and on the Subsequent Distribution Date.

         The right of the holders of Class 4 Claims allowed prior to the Cutoff Date to receive additional securities from the Reserve on the Subsequent Distribution Date will be nontransferable. Subject to compliance with applicable securities laws, any additional securities issued to such holders will be freely transferable upon issuance.

         In addition, the New Senior Notes or New Junior Notes that are issued on the Subsequent Distribution Date may have an "issue price" different from the "adjusted issue price" on such date of the New Senior Notes and New Junior Notes, as applicable, that are issued on the Effective Date. Accordingly the New Senior Notes and New Junior Notes issued on the Subsequent Distribution Date may have a different CUSIP number than the New Senior Notes or New Junior Notes, as applicable, issued on the Effective Date. A CUSIP number is a 9 digit number assigned by Standard & Poor's Corporation that is used to identify a particular securities issuance by an issuer. The issuance of a different CUSIP number to New Senior Notes or New Junior Notes issued on the Subsequent Distribution Date may adversely affect the liquidity, and trading price, of those New Notes. This is because those New Senior Notes or New Junior Notes will be treated, for trading purposes, as a separate issuance of securities from the issuance of the New Senior Notes or New Junior Notes, as applicable, on the Effective Date. Please refer to the discussion under the section in the Disclosure Statement entitled "Certain Federal Income Tax Consequences of the Plan - Federal Income Tax Consequences to Holders of Debentures - New Notes - Original Issue Discount" for a discussion of "issue price" and "adjusted issue price."

                  (iii)    Distribution Record Date

         As of the close of business on the Distribution Record Date, the transfer registers for any Notes or securities (the "Old Securities") maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and the respective agents of the Debtors will have no obligation to recognize the transfer of the Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. Distributions under the Plan shall be made by Reorganized ALC or its designee to the holders of Allowed Administrative Claims and Allowed Claims at the addresses set forth on the Schedules, unless such addresses are superseded by addresses listed on proofs of claim or transfers of claims filed pursuant to Bankruptcy Rule 3001, or at the last known address of such holders if the Debtors or Reorganized ALC has been notified in writing of a change of address.

                  (iv)     Surrender of Cancelled Debt Instruments or Securities

         As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation ("Instruments") canceled pursuant to the Plan, the Holder of such Claim shall tender the applicable Instruments evidencing such Claim to the Disbursing Agent pursuant to a letter of transmittal furnished by the Disbursing Agent. Any Cash to be distributed pursuant to the Plan on account of any such Claim or Interest will, pending such surrender, be treated as an undeliverable distribution pursuant to the Plan.

                  (v)      Fractional Shares

         The calculation of percentage distribution of the New Common Stock to be made to Holders of certain Allowed Claims and Interests, as provided for in the Plan, may mathematically entitle such Holder to a fractional interest in the New Common Stock. The number of shares of New Common Stock to be received by a Holder of an Allowed Claim and/or Interest shall be rounded to the next greater or lower whole number of shares as follows: (a) fractions of 1/2 or greater shall be rounded to the next greater whole number and (b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a class of Claims or Interests shall be adjusted as necessary to account for the rounding described above. No consideration shall be provided in lieu of the fractional shares that are rounded down and not issued.

SECTION 8.03 SPECIAL PROCEDURES FOR LOST, STOLEN, MUTILATED OR DESTROYED INSTRUMENTS

         In addition to any requirements under the Bylaws of the Debtors, any Holder of a Claim evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with the Plan, the Holder of a Claim evidenced by such an Instrument will, for all purposes under the Plan, be deemed to have surrendered an Instrument, as applicable.

SECTION 8.04    FAILURE TO SURRENDER CANCELLED INSTRUMENT

         Any Holder of an Instrument that fails to surrender or be deemed to have surrendered such Instrument within one year after the Effective Date will have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against the Reorganized Debtors or their property. In such cases, any Cash held for distribution on account of such claim will be disposed of pursuant to the provisions of the Plan.

SECTION 8.05    UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         Any Person that is entitled to receive a cash distribution under the Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from the Reorganized Debtors for the amount of the original check, without any interest, if such person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such check, prior to the first anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the first anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such Holder unless and until the applicable Disbursing Agent is notified in writing of such Holder's then-current address. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to the Plan until such time as a distribution becomes deliverable. Undeliverable cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds, and will be accounted for separately. The Disbursing Agent holding undeliverable cash shall invest such cash in a manner consistent with Reorganized ALC's investment and deposit guidelines. Any distribution which is not claimed within one year of the Effective Date shall be deemed property of Reorganized ALC.

SECTION 8.06    DISPUTED CLAIMS; RESERVE AND ESTIMATIONS

         (a)      Treatment of Disputed Claims

         No Payment on Account of Disputed Claims and Disputed Claims Reserve. Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. Reorganized ALC and Reorganized Carriage House may, at any time, request that the Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether Reorganized ALC and Reorganized Carriage House previously objected to such Claim or whether the Court has ruled on any such objection. The Court will retain jurisdiction to estimate any contingent or unliquidated Claim at any time during litigation concerning any objection to the Claim, including during the pendency of any appeal relating to any such objection. If the Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, Reorganized ALC and Reorganized Carriage House may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim. All of these Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in the Plan, Reorganized ALC and Reorganized Carriage House may resolve or adjudicate certain Disputed Claims of Holders in Unimpaired Classes in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Reorganization Cases had not been commenced, subject to any applicable discharge and limitations on amounts of claims and remedies available under bankruptcy law. Claims may be subsequently compromised, settled, withdrawn or resolved by Reorganized ALC and Reorganized Carriage House.

         (b)      Distributions on Account of Disputed Claims Once They Are
Allowed

         Within 30 days after the end of each calendar quarter following the Effective Date, the Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed, matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs.

SECTION 8.07    SETOFFS

         Except with respect to claims of the Debtors, Reorganized ALC and Reorganized Carriage House released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by Reorganized ALC and Reorganized Carriage House of any such claims, rights and causes of action that the Debtors, Reorganized ALC and Reorganized Carriage House may possess against such Holder.

                                  ARTICLE IX.

                            IMPLEMENTATION AND EFFECT
                          OF CONFIRMATION OF THIS PLAN

SECTION 9.01    EFFECT OF CONFIRMATION OF THE PLAN

         See Sections 5.05 and 5.10 of the Plan.

                                   ARTICLE X.

                            RETENTION OF JURISDICTION

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date to the full extent permitted by law, including, without limitation, jurisdiction to:

         (a) Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;

         (b) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

         (c) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which the any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

         (d) Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

         (e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, Reorganized Debtors or the Chapter 11 Cases that may be pending on the Effective Date;

         (f) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

         (g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

         (h) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Court Order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

         (i) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

         (j) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

         (k) Determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan; and

         (l)      Enter an Order concluding the Chapter 11 Cases.

         The foregoing list is illustrative only and not intended to limit in any way the Court's exercise of jurisdiction. If the Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including without limitation the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

                                  ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

SECTION 11.01   EXEMPTION FROM TRANSFER TAXES

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment or any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

SECTION 11.02   PAYMENT OF STATUTORY FEES/INDENTURE TRUSTEE FEES

         All fees payable on or before the Effective Date pursuant to section 1930 of Title 28 of the United States Code, as determined by the Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

         On the Effective Date, the Indenture Trustee shall receive an amount of Cash equal to the amount of its reasonable fees and expenses (including the reasonable fees and expenses of counsel retained by the Indenture Trustee), in accordance with and to the extent provided in the Old Indentures, whether incurred prior or subsequent to the Commencement Date, without application by or on behalf of the Old Indenture Trustee or its counsel to the Court. Distributions made to the holders of Allowed Claims pursuant to the Plan will not be reduced on account of such payments to the Indenture Trustee.

SECTION 11.03   MODIFICATION OR WITHDRAWAL OF THE PLAN

         The Debtors reserve the right, in accordance with the Bankruptcy Code, to amend, modify or withdraw the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan.

SECTION 11.04   GOVERNING LAW

         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Delaware (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan.

SECTION 11.05   FILING OR EXECUTION OF ADDITIONAL DOCUMENTS

         On or before the Effective Date, the Reorganized Debtors shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

SECTION 11.06   WITHHOLDING AND REPORTING REQUIREMENTS

         In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.

SECTION 11.07   WAIVER OF RULE 62 (a) OF THE FEDERAL RULES OF CIVIL PROCEDURE

         The Debtors may request that the Confirmation Order include (a) a finding the Rule 62(a) of the Federal Rules of Bankruptcy Procedure shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate the Plan immediately after the entry of the Confirmation Order.

SECTION 11.08   HEADINGS

         Headings used in the Plan are for convenience and reference only and shall not constitute a Part of the Plan for any purpose.

SECTION 11.09   EXHIBITS AND SCHEDULES

         All Exhibits and Schedules to the Plan and Disclosure Statement are incorporated into and constitute a part of the Plan as if set forth herein.

SECTION 11.10   NOTICES

         All notices, requests and demand hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:


Latham & Watkins                         Young Conaway Stargatt & Taylor, LLP
Attorneys for the Debtors                Attorneys for the Debtors
633 West Fifth Street, Suite 4000        1110 North Market Street
Los Angeles, California 90071            Rodney Square North, 11th Floor
Attn: Robert A. Klyman                   Wilmington, Delaware 19899
      Jonathan S. Shenson                Attn:  Michael R. Nestor

Milbank, Tweed, Hadley & McCloy LLP      Morris, Nichol, Arsht & Tunnell
Attorneys for the Informal Bondholders   1201 N. Market Street
Committee                                P.O. Box 1347
601 S. Figueroa St., 30th Floor          Wilmington, Delaware
Los Angeles, CA  90071                   Attn:  Robert J. Dehney
Attn: Thomas R. Kreller
      David B. Zolkin

SECTION 11.11   PLAN SUPPLEMENT

         Forms of documents relating to the Amended ALC Articles, Amended Carriage House Certificate, New Senior Notes Indenture and New Junior Notes Indenture shall be contained in the Plan Supplement and filed with the Clerk of the Court at least 5 days prior to the date of the Confirmation Hearing. Upon its filing with the Court, the Plan Supplement may be inspected during normal Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to counsel the Debtors.

SECTION 11.12   CONFLICT

         The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement.

SECTION 11.13   SUCCESSORS AND ASSIGNS

         The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

SECTION 11.14   SATURDAY, SUNDAY OR LEGAL HOLIDAY

         If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

SECTION 11.15   POST-EFFECTIVE DATE EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS

         Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

SECTION 11.16   SEVERABILITY OF PLAN PROVISIONS

         If, prior to Confirmation, any term or provision of the Plan that does not govern the treatment of Claims or Interests provided for herein or the conditions to the Effective Date is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination, and shall provide, that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

SECTION 11.17   BALLOTING

         Each holder of Allowed Claim or an Allowed Interest entitled to vote on the Plan will receive a ballot. The ballot will contain two boxes, one indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan will be considered a non-vote and will not be counted as an acceptance or rejection of the Plan.

SECTION 11.18   NO ADMISSIONS OR WAIVER OF OBJECTIONS

         Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by any Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or the propriety of any Claims classification. The Debtors are not bound by any statements herein or in the Disclosure Statement as judicial admissions.

SECTION 11.19   SURVIVAL OF SETTLEMENTS

         All Court-approved settlements shall survive consummation of the Plan, except to the extent that any provision of any such settlement is inconsistent with the Plan, in which case the provisions of the Plan shall supersede such inconsistent provision of such settlement.



Dated: __________, 2001                  ASSISTED LIVING CONCEPTS, INC.


                                         By: ___________________________________
                                         Its:___________________________________

Dated: __________, 2001                   CARRIAGE HOUSE ASSISTED LIVING, INC.


                                         By: ___________________________________
                                         Its:___________________________________

                                                                       EXHIBIT B


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


   In re:                                            )   Chapter   11
                                                     )
   ASSISTED LIVING CONCEPTS, INC.,      et al.       )   Case No. 01-10674 (SLR)
                                                     )
                                                     )
                                                     ) (Jointly Administered)
                   Debtors.                          )



                  ORDER APPROVING DISCLOSURE STATEMENT, FIXING
              TIME FOR FILING ACCEPTANCES OR REJECTIONS OF PLAN,
                   ESTABLISHING PROCEDURE FOR COUNTING VOTES,
            AND APPROVING FORM AND MANNER OF NOTICE AND SOLICITATION


         Assisted Living Concepts, Inc. ("ALC") and Carriage House Assisted Living, Inc. (collectively, the "Debtors") as Debtors and Debtors In Possession, having filed (a) the First Amended Plan of Reorganization of Assisted Living Concepts, Inc. and Carriage House Assisted Living, Inc. Under Chapter 11 of the Bankruptcy Code dated as of October 26, 2001 (the "Plan") and Disclosure Statement for the Plan (the "Disclosure Statement"), and (b) forms of Ballots for voting on the Plan; and the Court finding that due, proper and adequate notice of the hearing on approval of the Disclosure Statement has been given to all parties in interest; and no objections having been filed; and after a hearing having been held on October 30, 2001; and all parties in interest having been given an opportunity to be heard at the hearing; and the Court having found that the Disclosure Statement contains "adequate information" as the term is defined by 11 U.S.C. Section 1125;

         IT IS HEREBY FOUND THAT:

         A. The Disclosure Statement contains adequate information within the meaning of section 1125 of title 11 of the United States Code (the "Bankruptcy Code").

         B. The forms of the ballots (the "Ballots") and master ballots (the "Master Ballots") filed with this Court on October 25, 2001 are sufficiently consistent with Official Form No. 14 and adequately address the particular needs of these chapter 11 cases and are appropriate for each class of claims or interests entitled under the Plan to vote to accept or reject the Plan.

         C. The period, set forth below, during which the Debtors may solicit acceptances to the Plan is a reasonable period of time for creditors to make an informed decision to accept or reject the Plan.

         D. The procedures for the solicitation and tabulation of votes to accept or reject the Plan (as more fully set forth in the Disclosure Statement) provide for a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code.

         E. The procedures set forth herein and Exhibit A hereto regarding notice (the "Confirmation Hearing Notice") to all creditors and interest holders of the time, date, and place of the hearing to confirm the Plan (the "Confirmation Hearing") and the contents of the Solicitation Package comply with Rules 2002 and 3017 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and constitute sufficient notice to all interested parties.

         NOW, THEREFORE, IT IS:

         1. ORDERED that the Motion is GRANTED; and it is further

         2. ORDERED that the Disclosure Statement is APPROVED; and it is further

         3. ORDERED that the form and manner of notice of the time set for filing objections to, and the hearing to consider the approval of, the Disclosure Statement was adequate; and it is further

         4. ORDERED that the Ballots (and Master Ballots as appropriate) are to be distributed to the holders of impaired claims against and interests in ALC in Classes 1B (NHP), 4 and 9, which Classes are entitled to vote to accept or reject the Plan; and it is further

         5. ORDERED that, with respect to the Ballots to be distributed to Class 4, ALC is authorized to send Ballots to record holders of the Senior Note Claims, including, without limitation, brokers, banks, dealers, or other agents or nominees (collectively, the "Master Ballot Agents"), and each Master Ballot Agent shall be entitled to receive reasonably sufficient copies of Ballots to distribute to the beneficial owners of claims for whom such Master Ballot Agent holds the Class 4 Claims, and ALC shall be responsible for each such Master Ballot Agent`s reasonable costs and expenses associated with the distribution of copies of Ballots to the beneficial owners of such claims and tabulation of the Ballots; and it is further

         6. ORDERED that each Master Ballot Agent shall receive returned Ballots from the beneficial owners, tabulate the results, and return, inter alia, such results to Bankruptcy Services LLC ("BSI") in a Master Ballot by the Voting Deadline (as defined below); and it is further

         7. ORDERED that the Master Ballot Agents shall complete the Master Ballots according to the instructions set forth in the Master Ballots; and it is further

         8. ORDERED that with respect to the Ballots to be distributed to Class 9, ALC is authorized to send Ballots to the holders of the Debtors' publicly traded stock as reflected in the records maintained by the Debtors' Transfer Agent(s) as of the close of business on the Record Date, which include, without limitation, the brokers, dealers, commercial banks, trust companies, or other nominees (collectively, the "Nominee Stockholders") through which the beneficial owners (collectively, the "Beneficial Stockholders") hold stock, and each Nominee Stockholder shall be entitled to receive reasonably sufficient copies of Ballots to distribute to the Beneficial Stockholders for whom such Nominee Stockholders hold stock, and the Debtors shall be responsible for each such Nominee Stockholders` reasonable costs and expenses associated with the distribution of Ballots to the Beneficial Stockholders; and it is further

         9. ORDERED that all Ballots and Master Ballots must be properly executed, completed, and delivered to BSI (i) by mail, in the return envelope provided with each Ballot, (ii) by overnight courier, or (iii) by personal delivery so that they are received by BSI no later than 4:00 p.m., prevailing Eastern Time, on November 30, 2001 (the "Voting Deadline"); and it is further

         10. ORDERED that Ballots accepting or rejecting the Plan must be received by the Voting Deadline at the following address:

                            Bankruptcy Services, LLC
                            Attn: Assisted Living Concepts Claims Processing P.O. Box 5014
                            FDR Station
                            New York, NY 10150-5014

Ballots received after the Voting Deadline, will not be counted; and it is further

         11. ORDERED that, solely for purposes of voting to accept or reject the Plan and not for the purpose of the allowance of, or distribution on account of, a claim and without prejudice to the rights of the Debtors in any other context, each claim within a class of claims entitled to vote to accept or reject the Plan is to be temporarily allowed in an amount equal to the amount of such claim as set forth in a timely filed proof of claim, or, if no proof of claim was filed, the amount of such claim as set forth in (i) the ALC schedules of assets and liabilities dated October 26, 2001, or any amendment thereof (collectively, the "Schedules"), provided that:

         a. If a claim is deemed allowed in accordance with the Plan, such claim is allowed for voting purposes in the deemed allowed amount set forth in the Plan;

         b. If a claim for which a proof of claim has been timely filed is marked as contingent, unliquidated, or disputed, the Debtors propose that such claim be temporarily allowed for voting purposes only, and not for purposes of allowance or distribution, at $1.00;

         c. If a claim has been estimated or otherwise allowed for voting purposes by order of the Court, such claim is temporarily allowed in the amount so estimated or allowed by the Court for voting purposes only, and not for purposes of allowance or distribution;

         d. If a claim is listed in the Schedules as contingent, unliquidated, or disputed. or scheduled in the amount of zero, and a proof of claim was not (i) filed by the applicable bar date for the filing of proofs of claim established by the Court or (ii) deemed timely filed by an order of the Court prior to the Voting Deadline, unless the Debtors have consented in writing, the Debtors propose that such claim be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c); and

         e. If the Debtors have served an objection to a claim at least ten (10) days before the Voting Deadline, the Debtors propose that such claim be temporarily disallowed for voting purposes only and not for purposes of allowance or distribution, except to the extent and in the manner as may be set forth in the objection; and it is further

         12. ORDERED that if any claimant seeks to challenge the allowance of its claim for voting purposes in accordance with the above procedures, such claimant is directed to serve on the Debtors and file with the Court on or before the tenth (10th) day after the later of(i) service of the Confirmation Hearing Notice and (ii) service of notice of an objection, if any, to such claim, a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such claim in a different amount for purposes of voting to accept or reject the Plan; and it is further

         13. ORDERED that as to any creditor filing a motion pursuant to Bankruptcy Rule 3018(a), such creditor's Ballot shall not be counted unless temporarily allowed by the Court for voting purposes after notice and a hearing; and it is further

         14. ORDERED that any Ballot that is properly completed, executed, and timely returned to BSI but does not indicate an acceptance or rejection of the Plan, or indicates both an acceptance and a rejection of the Plan, shall not be counted; and it is further

         16. ORDERED that if a creditor casts more than one Ballot voting the same claim before the Voting Deadline, the last Ballot received before the Voting Deadline is deemed to reflect the voter's intent and thus to supersede any prior Ballots; and it is further

         17. ORDERED that creditors must vote all of their claims within a particular class under the Plan, whether or not such claims are asserted against the same or multiple Debtors, either to accept or reject the Plan and may not split their vote(s), and thus a Ballot that partially rejects and partially accepts the Plan will be deemed a vote to accept the Plan; and it is further

         18. ORDERED that the following types of Ballots will not be counted in determining whether the Plan has been accepted or rejected: (i) any Ballot received after the Voting Deadline unless the Debtors shall have granted an extension of the Voting Deadline with respect to such Ballot; (ii) any Ballot that is illegible or contains insufficient information to permit the identification of the claimant or interest holder; (iii) any Ballot cast by a person or entity that does not hold a claim or interest in a class that is entitled to vote to accept or reject the Plan; (iv) any Ballot cast for a claim identified as unliquidated, contingent, or disputed for which no proof of claim was timely filed; (v) any unsigned Ballot; and (vi) any Ballot transmitted to BSI by facsimile; and it is further

         19. ORDERED that the Confirmation Hearing will be held at 8:30 a.m. Eastern Time on December 5, 2001; provided, however, that the Confirmation Hearing may be continued from time to time by the Court or the Debtors without further notice; and it is further

         20. ORDERED that any objections to confirmation of the Plan must (i) be in writing, (ii) state the name and address of the objecting party and the nature of the claim or interest of such party, (iii) state with particularity the basis and nature of any objection or proposed modification, and (iv) be filed, together with proof of service, with the Court and served so that they are actually received no later than 4:00 p.m. Eastern Time, on November 30, 2001 (the "Objection

Deadline"), by (i) Latham & Watkins, 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (Attention: Robert A. Klyman, Esq.), (ii) Young Conaway Stargart & Taylor, LLP, The Brandywine Building, 1000 West Street, 17th Floor, P.O. Box 391, Wilmington, Delaware 19899-0391 (Attention: Michael R. Nestor, Esq.), (iii) Milbank Tweed Hadler & McCloy LLP, 601 So. Figueroa Street, Floor 30, Los Angeles, California 90017 (Attention: David Zolkin, Esq.) and (iv) The Office of the United States Trustee, Suite 950 West, Curtis Center, 601 Walnut Street, Philadelphia, Pennsylvania 19106 (Attention: Don Beskrone, Esquire); and it is further

         21. ORDERED that objections to confirmation of the Plan not timely filed and served in the manner set forth above shall not be considered and shall be overruled; and it is further

         22. ORDERED that the Debtors and the Committee may serve replies to such objections or proposed modifications by no later than 12:00 p.m. on December 4, 2001; and it is further;

         23. ORDERED that the Confirmation Hearing Notice annexed hereto is APPROVED; and it is further

         24. ORDERED that the Debtors must serve all known creditors and equity security holders with a copy of the Confirmation Hearing Notice by November 7, 2001; and it is further

         25. ORDERED that the date hereof is the Record Date for purposes of determining which creditors are entitled to vote on the Plan; and it is further

         26. ORDERED that the Debtors are directed to mail or cause to be mailed solicitation packages containing a copy of this Order, the Confirmation Hearing Notice (attached hereto as Exhibit A), the Disclosure Statement, and the Plan (the "Solicitation Packages"), by November 7, 2001, to (i) the U.S. Trustee,
(ii) attorneys for the Committee, (iii) all known holders of impaired claims against and interest in ALC in Classes lB, 4 and 9 under the Plan, (iv) the Securities and Exchange Commission, (v) the Internal Revenue Service, (vi) the United States Department of

Justice, (vii) the Pension Benefit Guaranty Corporation, and (viii) any other known holders of claims against or equity interests in the Debtors; provided, however, that the Debtors are not required to distribute copies of the Plan and Disclosure Statement to any holder of an unimpaired claim or interest in any class under the Plan or any holder of any claim or interest who is not entitled to any distribution under the Plan, unless such party makes a specific request in writing for the same; and it is further

         27. ORDERED that in addition, holders of claims in classes entitled to vote to accept or reject the Plan shall receive, as part of their Solicitation Packages, a Ballot and a Ballot return envelope; and it is further

         28. ORDERED that, pursuant to sections 1126(f) and (g) of the Bankruptcy Code and Bankruptcy Rule 3017(d), Solicitation Packages for holders of claims against or interests in any Debtor in a class under the Plan that is conclusively presumed to accept or is deemed to reject the Plan under section 1126(f) or (g) of the Bankruptcy Code will not include a Ballot; and it is further

         29. ORDERED that the Debtors shall publish the Confirmation Hearing Notice not less than twenty (20) days before the Confirmation Hearing in the national edition of The Wall Street Journal; and it is further

         30. ORDERED that, with respect to addresses from which Disclosure Statement Notices were returned as undeliverable by the United States Postal Service, the Debtors are excused from mailing Solicitation Packages to those entities listed at such addresses unless the Debtors are provided with accurate addresses for such entities before November 8, 2001; and it is further

         31. ORDERED that failure to mail Solicitation Packages to such entities will not constitute inadequate notice of the Confirmation Hearing, the Voting Deadline, or violation of Bankruptcy Rule 3017(d); and it is further

         32. ORDERED that the Debtor is hereby authorized to utilize the services of Bankruptcy Services, LLC (the "Tabulation Agent") to serve as the Debtors` agent in connection with (i) the preparation and mailing of solicitation materials as described below and (ii) the tabulation and certification of ballots accepting or rejecting the Plan, and to incur and pay all fees, costs and expenses reasonably associated therewith. BSI is authorized to perform the following services as the Debtors voting agent:

         (a) coordinating the printing and mailing of the Confirmation Hearing Notice;

         (b)      coordinating the printing of Ballots;

         (c) identifying voting and non-voting creditors and equity security holders;

         (d) preparing voting reports by Plan class and voting amount and maintaining all such information in a BSI database;

         (e) printing Ballots specific to each creditor, indicating voting class under the Plan, voting amount of claim, and other relevant information;

         (f) coordinating the mailing of Ballots and providing an affidavit verifying the mailing of Ballots;

         (g) receiving Ballots and tabulating and certifying the votes on the Plan; and

         (h) providing any other balloting-related services as the Debtors may from time to time request, including, without limitation, providing testimony at the confirmation hearing with respect to the Balloting Services and the results of the voting on the Plan; and it is further

         33. ORDERED that the Debtors are authorized to take or refrain from taking any action necessary or appropriate to implement the terms of and the relief granted in this Order without seeking further order of the Court; and it is further

         34. ORDERED that any person or entity that seeks to solicit rejections of the Plan shall seek an order of this Court, by motion on notice to the attorneys for the Debtors, the attorneys for the Committee, for approval of any solicitation materials as containing "adequate information" based upon the same standard of review that is applicable to the Disclosure Statement; and it is further

         35. ORDERED that the filing of a motion seeking approval of any solicitation materials seeking rejection of the Plan shall not affect the approval of the Disclosure Statement herein or the dates set forth herein; and it is further

         36. ORDERED that the Debtors are authorized to make nonsubstantive changes to the Disclosure Statement, the Plan, and related documents without further order of the Court, including, without limitation, changes to correct typographical and grammatical errors and to make conforming changes among the Disclosure Statement.

 Dated: Wilmington Delaware
         October 30, 2001

                                                /s/ Sue L. Robinson
                                             ---------------------------------
                                                  The Honorable Sue L. Robinson
                                                  Chief Judge, United States
                                                  District Court

                                   EXHIBIT A

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                                        )  Chapter 11
                                              )
ASSISTED LIVING CONCEPTS, INC., et al,        )  Case No. 01-10674 (SLR)
                                              )
                                              )
                                              )  (Jointly Administered)
                Debtors.                      )



                NOTICE OF (I) APPROVAL OF DISCLOSURE STATEMENT,
                  (II) DEADLINE FOR VOTING ON DEBTORS' PLAN OF
                   REORGANIZATION, (III) HEARING TO CONSIDER
                  CONFIRMATION OF THE PLAN, AND (IV) LAST DATE
               FOR FILING OBJECTIONS TO CONFIRMATION OF THE PLAN

TO: ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN ASSISTED LIVING CONCEPTS (CLASSES 1B, 4 AND 9)

         PLEASE TAKE NOTICE THAT YOUR VOTE IS BEING SOLICITED IN CONNECTION WITH THE DEBTORS' JOINT PLAN REORGANIZATION OF ASSISTED LIVING CONCEPTS, INC. (THE "PLAN"). YOU SHOULD CAREFULLY REVIEW THE MATERIAL SET FORTH IN THE DISCLOSURE STATEMENT ENCLOSED HEREWITH (AND IN THE EXHIBITS ATTACHED THERETO) IN ORDER TO MAKE AN INDEPENDENT DETERMINATION AS TO WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. THE DEBTORS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                             APPROVAL OF DISCLOSURE STATEMENT

         PLEASE TAKE FURTHER NOTICE that, by Order dated October 30, 2001, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") approved the Debtors' Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with respect to the Debtors' Plan (the "Disclosure Statement") as containing adequate information within the meaning of section 1125 of the Code.

                               DEADLINE FOR VOTING ON THE PLAN

         PLEASE TAKE FURTHER NOTICE that, by Order dated October 25, 2001, the Bankruptcy Court established November 30, 2001, at 4:00 p.m. Eastern Standard Time (the "Voting Deadline") as the deadline by which ballots accepting or rejecting the Plan must be received. To be counted, your ballot (which is enclosed herewith) must actually be received on or before the Voting Deadline by:

                            Bankruptcy Services, LLC
                            Attn: Assisted Living Concepts Claims Processing P.O. Box 5014
                            FDR Station
                            New York, NY 10150-50l4

 Ballots received by facsimile will not be counted.

                              CONFIRMATION HEARING

         PLEASE TAKE FURTHER NOTICE that, on December 5, 2001 at 8:30 a.m. Eastern Standard Time, or as soon thereafter as counsel may be heard, a hearing will commence before the Honorable Sue L.Robinson, Chief United States District Court Judge, at the United States District Court, 844 King Street, 6th Floor, Wilmington, Delaware 19801 to consider confirmation of the Plan, as the same may be further amended or modified, and for such other and further relief as may be just (the "Confirmation Hearing").

         PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing may be adjourned from time to time without further notice to creditors or other parties in interest, other than by an announcement of such an adjournment in open court at the Confirmation Hearing or any adjournment thereof. Additionally, the Plan may be modified in accordance with the Code, the Federal Rules of Bankruptcy Procedure and other applicable law, without further notice, prior to or as a result of the Confirmation Hearing.

              DEADLINE FOR OBJECTIONS TO CONFIRMATION OF THE PLAN

         PLEASE TAKE FURTHER NOTICE that objections, if any, to the confirmation of the Plan, including any supporting memoranda, must be in writing, be filed with the Clerk of the United States Bankruptcy Court for the District of Delaware, 5th Floor, 824 Market Street, Wilmington, Delaware 19801 together with proof of service, and shall (a) state the name and address of the objecting party and the amount of its claim or the nature of its interest in the Debtors' Chapter 11 Cases, (b) state with particularity the provision or provisions of the Plan objected to and for any objection asserted, the, legal and factual basis for such objection, and (c) be served upon (i) Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, Attention: Robert A. Klyman, Esq., (ii) Young Conaway Stargatt & Taylor, LLP, The Brandywine Building, 1000 West Street, 17th Floor, P.O. Box 391, Wilmington, Delaware 19899-0391, Attention: Michael R. Nestor, Esq., (iii) Milbank Tweed Hadley & McCloy LLP, 601 So. Figueroa Street, 30th Floor, Los Angeles, California 90017,
Attention: David Zolkin, Esq., and (iv) The Office of the United States Trustee, 844 King Street, Suite

2313, Wilmington, Delaware 19801, Attention: Don Beskrone, Esq. by hand or in a manner as will cause such objection to be received by all such parties on or before 4:00 P.M. EASTERN STANDARD TIME, ON NOVEMBER 30, 2001. Any objection not filed and served as set forth above will be deemed waived and will not be considered by the Court.

Wilmington, Delaware                    Respectfully submitted,
Dated:      , 2001
                                        LATHAM & WATKINS
                                        Robert A. Klyman (Bar No. 142723)
                                        633 West Fifth Street, Suite 4000
                                        Los Angeles, California 90071
                                        Telephone:  (213) 485-1234
                                        Facsimile:  (213) 891-8763

                                        YOUNG CONAWAY STARGATT & TAYLOR, LLP
                                        Michael Nestor (Bar No. 3526)
                                        The Brandywine Building
                                        1000 West Street, 17th Floor
                                        P.O. Box 391
                                        Wilmington, Delaware 19899-0391
                                        (302) 571-6600

                                        Co-Counsel for Debtors and Debtors in
                                        Possession

                                                                       EXHIBIT C
ASSISTED LIVING CONCEPTS, INC.
CORPORATE STRUCTURE



                                 Assisted Living Concepts, Inc.
                                          (93-1148702)
                               authorized to do business in IN,
                               OH, OR, WA, ID, PA, SC, IA, NJ,
                                     AZ, TX, NE, and MI
                                   11835 NE Glenn Wading Dr.
                                          Building E
                                   Portland, OR 97220-9057
________________________________________________________________________________


         ALF Partners, LP
  a Texas Limited Partnership
authorized to do business in Texas
          (93-1129481)
     11835 NE Glenn Wading Dr.
         Building E
    Portland, OR 97220-9057


    General Partner (99%)                       Limited Partner (1%)
       Texas ALF, Inc.                             Nevada ALF, Inc.
       (88-0367738)                                (88-03677137)
    A Nevada Corporation                     a Nevada Corporation
authorized to do business in Texas       not authorized to do business in Texas
      owned 100% by ALC, Inc.                  owned 100% by ALC, Inc.
     600 E. Charleston Blvd.                 600 E. Charleston Blvd.
        Las Vegas, NV 89104                    Las Vegas, NV 89104

Alpine House        Longview, TX
Angelina House     Jacksonville, TX
Arbor House        Witchita Fall, TX
Bradfield, House     Mesquite, TX
Cedarview House   Gun Barrel City, TX
harrison House       Greenville, TX
Lakeland House         Athens, TX
Mackenzie House       Lubbock, TX
Neches House          Lufkin, TX
Oakwood House         Marshall, TX
Preston House          Sherman, TX
Strake House          Conroe, TX
Winkler House        Carthage, TX
Wildflower House      Temple, TX

_______________________________________________________________________________
ASSISTED LIVING CONCEPTS, INC.
CORPORATE STRUCTURE



                          Assisted Living Concepts, Inc.
                                    (93-1148702)
                        authorized to do business in IN,
                        OH, OR, WA, ID, PA, SC, IA, NJ,
                              AZ, TX, NE, and MI
                          11835 NE Glenn Wading Dr.
                                   Building E
                          Portland, OR 97220-9057
_______________________________________________________________________________


                              Texas ALC Partners, LP
                                (74-2785808)
                          a Texas Limited Partnership
                       authorized to do business in Texas
                           11835 NE Glenn Wading Dr.
                                   Building E
                            Portland, OR 97220-9057


      General Partner (99%)                     Limited Partner (1%)
       Texas ALC, Inc.                             Nevada ALC, Inc.
        (88-0359367)                                (88-0359366)
  authorized to do business in Texas     not authorized to do business in Texas
      owned 100% by ALC, Inc.                  owned 100% by ALC, Inc.
      600 E. Charleston Blvd.                  600 E. Charleston Blvd.
       Las Vegas, NV 89104                     Las Vegas, NV 89104


Sabine House       Orange, TX
Hickory House      Levelland, TX
Wheeler House      Gainsville, TX
Potter House       Amarillo, TX
Lucas House         Beaumont, TX
Hoyt House          Sweetwater, TX
Santa Fe House      Plainview, TX
Marcy House           Big Spring, TX
Corner House            Canyon, TX
Millican House         Bryan, TX
Austin House           Nacogdouches, TX
Azalea House          Henderson, TX
Meredith House        Pampa, TX
Lakewell House       Mineral Wells, TX
Bluebonnet House        College Station, TX
Chisolm House          Abilene, TX

_______________________________________________________________________________

ASSISTED LIVING CONCEPTS, INC.
CORPORATE STRUCTURE



                          Assisted Living Concepts, Inc.
                                    (93-1148702)
                        authorized to do business in IN,
                        OH, OR, WA, ID, PA, SC, IA, NJ,
                              AZ, TX, NE, and MI
                          11835 NE Glenn Wading Dr.
                                   Building E
                          Portland, OR 97220-9057
_______________________________________________________________________________

                           DMG Texas ALC Partners, LP
                                 (88-03899846)
                        authorized to do business in TX
                           11835 NE Glenn Wading Dr.
                                   Building E
                            Portland, OR 97220-90057


        General Partner (99%)              Limited Partner (99%)
          DMG Texas ALC, Inc.                DMG Nevada ALC, Inc.
            (88-0389845)                       (88-0389844)
authorized to do business in NV and TX   authorized to do business in NV
       owned 100% by ALC, Inc.              owned 100% by ALC, Inc.
        600 E. Charleston Blvd.              600 E. Charleston Blvd.
         Las Vegas, NV 89104                  Las Vegas, NV 89104



Hopkins House      Sulpher Springs, TX
Wren House              Cleburne, TX
Katy House               Denison, TX
Rose House              Pt. Arthur, TX
Cimmaron House          Midland, TX
Mercer House             Rowlett, TX
Redbud House            McKinney, TX


________________________________________________________________________________

ASSISTED LIVING CONCEPTS, INC.
CORPORATE STRUCTURE



                          Assisted Living Concepts, Inc.
                                    (93-1148702)
                        authorized to do business in IN,
                        OH, OR, WA, ID, PA, SC, IA, NJ,
                              AZ, TX, NE, and MI
                          11835 NE Glenn Wading Dr.
                                   Building E
                          Portland, OR 97220-9057
________________________________________________________________________________

DMG OR ALC, Inc.             DMG NJ ALC, Inc.               Home and Community Care, Inc.          Elder Care Health
   (93-1248074)                 (88-0404992)                       (86-0864255)                       Services, Inc.
authorized to do              authorized to do                 authorized to do
business in OR                business in NJ                     business in NV
11835 NE Glenn                  11835 NE Glenn               IA, FL, IN, OH, TX, and LA
Wading Dr.                      Wading Dr.                     a Nevada Corporation
Building E                       Building E                   11835 NE Glenn Wading Dr.
Portland, OR 97220-9057      Portland, OR 97220-9057           Portland, OR 97220-9057                  Building E


Astor House                  Granville House                        Pacesetter
Astoria, OR                    Burlington, NJ                       Affiliates

Jackson House                 Linsay House
Talent, OR                   Pennsville, NJ

Macklyn House                   Chapin House
Brookings, OR                 Rio Grande, NJ






_______________________________________________________________________________


ASSISTED LIVING CONCEPTS, INC.
CORPORATE STRUCTURE



                          Assisted Living Concepts, Inc.
                                    (93-1148702)
                        authorized to do business in IN,
                        OH, OR, WA, ID, PA, SC, IA, NJ,
                              AZ, TX, NE, and MI
                          11835 NE Glenn Wading Dr.
                                   Building E
                          Portland, OR 97220-9057
________________________________________________________________________________

Carriage House Assisted Living, Inc.  Assisted Concepts Service, Inc.              Subsidiaries
         (93-1147652)                     (93-1229804)                     ALC Iowa, Inc. -88-0480714
authorized to do business in         authorized to do business in        ALC Nebraska, Inc. -88-0480713
Delaware, Nebraska, and Colorado            Nevada                       ALC New Jersey, Inc. -88-0480712
   a Delaware Corporation              11835 NE Glenn Wading Dr.        ALC Pennsylvania, Inc. -88-0480710
11835 NE Glenn Wading Dr.                   Building E                      ALC Ohio, Inc. -88-0480709
        Building E                     Portland, OR 97220-9057             ALC Florida, Inc. -88-0480711
 Portland, OR 97220-9057                                                      ALC McKinney Partners LP
                                                                               ALC Paris Partners, LP
                                                                               ALC Plano Partners, LP
Homestead  Beatrice, NE                                                          ALCH Texas Partners, LP
Madison    Norfolk, NE                                                          ALFH Texas Partners, LP
Sauders    Wahoo, NE
Mahoney    York, NE
Morton     Nebraska City, NE                                                        Affiliates
Pathfinder Fremont, NE                                                      ALC Nevada McKinney, Inc.
Cottonwood Columbus, NE                                                       ALC Nevada Paris, Inc.
Carter     Blair, NE                                                          ALC Nevada Plano, Inc.
Greene     Seward, NE                                                         ALC Texas McKinney, Inc.
                                                                               ALC Texas Paris, Inc.
                                                                               ALC Texas Plano, Inc.
                                                                                  ALCH Nevada, Inc.
                                                                                  ALCH Texas, Inc.
                                                                                  ALFH Nevada, Inc.
                                                                                   ALFH Texas, Inc.




                                                                 EXHIBIT D

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-K

(Mark One)

      [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                                       OR

      [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

            FOR THE TRANSITION PERIOD FROM _________ TO __________ .

                          COMMISSION FILE NUMBER 1-13498

                         ASSISTED LIVING CONCEPTS, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           NEVADA                                             93-1148702
(STATE OR OTHER JURISDICTION OF                              (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                     11835 NE GLENN WIDING DRIVE, BUILDING E
                             PORTLAND, OR 97220-9057
                                 (503) 252-6233
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                     REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                                     NAME OF EACH EXCHANGE
           TITLE OF EACH CLASS                                        ON WHICH REGISTERED
           -------------------                                        -------------------
COMMON STOCK, PAR VALUE $.01                                        AMERICAN STOCK EXCHANGE
6.0%  CONVERTIBLE SUBORDINATED DEBENTURES DUE NOVEMBER 2002         AMERICAN STOCK EXCHANGE
5.625% CONVERTIBLE SUBORDINATED DEBENTURES DUE MAY 2003             AMERICAN STOCK EXCHANGE

        SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                     NONE.

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for at least the past 90 days.      Yes  [ ]   No  [ ]

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K: [ ]

      The Registrant had 17,120,745 shares of common stock, $.01 par value, outstanding at March 9, 2001. The aggregate market value of the voting stock held by non-affiliates of the registrant on such date was approximately $13.5 million.

                                     PART I

       References in this report to "ALC," the "Company," "us" or "we" refer to Assisted Living Concepts, Inc. and its subsidiaries.

ITEM 1. BUSINESS

OVERVIEW

      We operate, own and lease free-standing assisted living residences. These residences are primarily located in small, middle-market, rural and suburban communities with a population typically ranging from 10,000 to 40,000. As of December 31, 2000 we had operations in 16 states.

      We also provide personal care and support services and make available routine nursing services (as permitted by applicable law) designed to meet the personal and health care needs of our residents. We believe that this combination of residential, personal care, support and health care services provides a cost-efficient alternative to, and affords an independent lifestyle for, individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

      We experienced significant and rapid growth between 1994 and 1998, primarily through the development of assisted living residences and, to a much lesser extent, through acquisition of assisted living residences. When we completed our initial public offering in November 1994 we had a base of five leased residences (137 units). We opened twenty residences (798 units) in 1999 and no new residences in 2000. As of December 31, 2000, we had 185 assisted living residences in operation representing an aggregate of 7,149 units. Of these residences, we owned 115 residences (4,515 units) and leased 70 residences (2,634 units). For the year ended December 31, 2000, our 165 Same Store Residences (those residences that had been operating in their entirety for both 1999 and 2000) had an average occupancy rate of 83.7% and an average monthly rental rate of $1,985 per unit.

      The principal elements of our business strategy are to:

      - increase occupancy and improve operating efficiencies at our existing base of residences;

      -     reduce overhead costs where possible; and

      -     establish necessary financing to meet maturing obligations.

      We anticipate that revenues at a majority of our residences will continue to come from private pay sources. However, we believe that by having located residences in states with favorable regulatory and reimbursement climates, we should have a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide our private pay residents with alternative sources of income if their private funds are depleted and they become Medicaid eligible.

       Although we manage the mix of private paying tenants and Medicaid paying tenants residing in our facilities, any significant increase in our Medicaid population could have an adverse effect on our financial position, results of operations or cash flows, particularly if the states operating these programs continue to or more aggressively seek limits on reimbursement rates. See "Risk Factors - We depend on reimbursement by third-party payors" included in Item 7.

      Assisted Living Concepts, Inc. is a Nevada corporation. Our principal executive offices are located at 11835 NE Glenn Widing Drive, Building E, Portland, Oregon 97220-9057, and our telephone number is (503) 252-6233.

RECENT DEVELOPMENTS

  Securityholder Litigation Settlement

      In September 2000, we reached an agreement to settle the class action litigation relating to the restatement of our financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. This agreement received final court approval on November 30, 2000 and we were subsequently dismissed from the litigation with prejudice.

      The total cost of the settlement was approximately $10,020,000 (less $1.0 million of legal fees and expenses reimbursed by our corporate liability insurance carriers and other reimbursements of approximately $193,000). We made two payments of $2.3 million each on October 23, 2000 and January 23, 2001 towards the settlement. The remaining amount due will be paid in two payments of $2.3 million each, due on April 23, 2001 and July 23, 2001, and a final payment of $1.0 million due within 90 days following the July 23, 2001 payment.

      The settlement had been pending the approval of our corporate liability insurance carriers who had raised certain coverage issues that resulted in the filing of litigation between us and the carriers. These carriers consented to the settlement, and we and the carriers agreed to dismiss the litigation regarding coverage issues and to resolve those issues through binding arbitration. The arbitration proceeding is pending. To the extent that the carriers are successful, we and the carriers agreed that the carriers' recovery is not to exceed $4.0 million. The parties further agreed that payment of any such amount awarded will not be due in any event until 90 days after we have satisfied our obligations to the plaintiffs in the class action, with any such amount to be subordinated to new or refinancing of existing obligations. We believe that we have strong defenses regarding this dispute and consequently have not recorded a liability in relation to this matter.

      As a result of the class action settlement, we recorded a charge of approximately $10,020,000, which was partially offset by a reduction in general, and administrative expenses of approximately $1,193,000 as a result of the reimbursement of legal fees and expenses incurred in connection with the litigation. The settlement resulted in an increase in net loss of $8,827,000 (or approximately $0.52 per basic and diluted share) for the year ended December 31, 2000.

   Indiana Litigation Settlement

      In a lawsuit filed in 2000, the Indiana State Department of Health ("ISDH") had alleged that we were operating our Logansport, Indiana facility known as McKinney House, as a residential care facility without a license. We believe our services have been consistent with those of a "Housing with Services Establishment" (which is not required to be licensed) pursuant to Indiana Code Section 12-10-15-1.

      To avoid the expense and uncertainty of protracted litigation and, also because we wished to assure the State that we operate in a manner that is consistent with Indiana law, we agreed to the following settlement on behalf of all facilities owned and operated by us in the State of Indiana. The State and ALC agreed upon a Program Description that clarifies the services that we can provide without requiring licensure as a residential care facility. This Program Description provides guidelines regarding the physical and medical condition of the residents in our facilities and the services to be provided to them. We agreed that prior to March 20, 2001, we will provide in-service training regarding the Program Description throughout our Indiana facilities. Under the Program Description, we must discharge residents who require certain types or levels of care that we agreed not to provide in Indiana. We are currently implementing the Program Description and, while its full impact is not now known, we do not expect the impact to be material to our financial condition, results of operations, cash flow and liquidity. Without admitting liability, we paid a civil penalty of $10,000. The State dismissed the lawsuit against us with prejudice.

   Management Changes

      On March 3, 2000, our Board of Directors announced the appointment of Wm. James Nicol and John Gibbons to the Board, including the appointment of Mr. Nicol as Chairman of the Board. We also announced the formation of an Executive Committee of our Board of Directors comprised of Dr. Keren Brown Wilson, Mr. Nicol and Mr. Gibbons. On March 3, 2000, we also announced the resignation of James W. Cruckshank as our Chief Financial Officer and the appointment of Mr. Gibbons as Interim Chief Financial Officer. At that time, we entered into a Separation and Consulting Agreement with Mr. Cruckshank, pursuant to which Mr. Cruckshank's employment agreement with us was terminated, and Mr. Cruckshank agreed to provide us with consulting services through the end of 2000. See "Executive Compensation - Agreements with Former Officers" included in Item 11.

      On March 16, 2000, we announced the appointment of Drew Q. Miller as Senior Vice President, Chief Financial Officer and Treasurer and the resignation of Mr. Gibbons as Interim Chief Financial Officer.

      On April 21, 2000, we eliminated the position of Vice President and Chief Operating Officer which had been held by Leslie Mahon. Keren Brown Wilson assumed these duties until her position of President and CEO was restructured in October, 2000.

      Effective October 19, 2000, Dr. Wilson resigned as President and Chief Executive Officer and from our Board. She will remain active with us, continuing to represent us at various assisted living industry events and providing consulting services to us, as requested, until December 31, 2001. We incurred a charge of $800,000 in the fourth quarter of 2000 in connection with her resignation, such amount to be paid out over the fourteen-month period ending December 31, 2001.

      Upon the resignation of Dr. Wilson, Mr. Nicol served as the Acting President and Chief Executive Officer until his permanent appointment. On November 8, 2000, our Board appointed Wm. James Nicol as President and Chief Executive Officer and Jill M. Krueger replaced Dr. Wilson on the Executive Committee.

      In January, 2001, our Board determined the Executive Committee was no longer needed and discontinued it.

   Annual Meeting of Shareholders

      On January 16, 2001, we held our annual shareholders' meeting. The sole purpose of this meeting was the re-election of two of our directors, Richard C. Ladd and Jill M. Krueger, and the election of four new directors, Wm. James Nicol (Chairman, President & Chief Executive Officer), John M. Gibbons, Leonard Tannenbaum and Bruce E. Toll. Following the meeting, Mr. Gibbons was appointed Vice Chairman of the Board.

   Modification and Amendment to Rights Agreement

      On November 8, 2000, we modified and amended our Rights Agreement to provide that the acquisition of up to $15.0 million in face value of our convertible debentures is not to be considered "beneficially owned," as defined under the Rights Agreement, for purposes of calculating whether a beneficial owner owns 15% or more of our common shares then outstanding, in which event certain rights as described in the Rights Agreement would arise.

   Amendment of Loan Documents

      On March 12, 2001, we amended certain loan documents with U. S. Bank National Association ("U.S. Bank"). Pursuant to the amendment, we agreed to pay fees of $34,700 in exchange for the following: the modification of certain financial covenants, and the waiver of U.S. Bank's right to declare an event of default for our failure to comply with certain financial covenants as of December 31, 2000 and for our anticipated failure to comply with certain financial covenants for the three months ending March 31, 2001. The amendment also provides the following: approval for us to repurchase for cash up to $25.0 million in face value of our convertible debentures prior to maturity; a requirement that we deposit $500,000 in cash collateral with U.S. Bank in the event certain regulatory actions are commenced with respect to the properties securing our obligations to U.S. Bank; and the requirement that U.S. Bank release such deposits to us upon satisfactory resolution of the regulatory action.

   Additional Financing

      In November 2000, we entered into a short-term bridge loan with Red Mortgage Capital, Inc. ("Red Mortgage") in the amount of $4.0 million secured by three previously unencumbered properties. This loan matures on August 1, 2001, requires monthly interest-only payments until maturity and bears interest at the greater of 10% or LIBOR plus 3.5%. We intend to replace this loan with long-term HUD financing prior to its maturity.

      On March 2, 2001, we entered into an agreement with Heller Healthcare Finance, Inc. ("Heller") for a $45.0 million line of credit, under which five wholly owned subsidiaries are the jointly and severally liable borrowers of any funds drawn. This line matures on August 31, 2002 and requires monthly interest-only payments until maturity. This line bears an interest rate of 3.85% over the three-month LIBOR rate floating monthly and will be secured by up to 32 properties owned by the borrowers and leased to another of our affiliates or us. We guaranteed the line. In addition to having paid a commitment fee of $450,000, we are to pay funding fees of 0.5% of the principal amount funded at the time of funding and pay an exit fee of 1.0% of the principal being repaid. The borrowers may elect to exercise up to three six-month extensions of the maturity date, subject to the satisfaction of certain conditions. We intend to replace a substantial portion of this financing with long-term HUD financing to the extent the processing time and increasing limitations by HUD on submission of applications and amount financed permit. While the line remains outstanding, we have agreed that all of our remaining unencumbered properties, except one, will remain unencumbered, unless the net proceeds of such financing are used to repurchase our convertible debentures or pay off other indebtedness (if approved by Heller). Proceeds of the line may be used for the payment of our shareholders' litigation settlement, the repurchase of 16 of our leased properties and the repurchase of some of our convertible debentures. Our initial draw on this line was $1.3 million on March 2, 2001.

   Option Cancellation

      In November 2000, the Board of Directors, at the recommendation of the Compensation Committee, approved an offer (the "Offer") to holders of options under both the 1994 Stock Option Plan and the Non-Executive Employee Equity Participation Plan. We agreed to make lump sum payments of $250 to each option holder who agreed to the cancellation of all of their options having an exercise price of $5.00 or greater ("Eligible Options"), except that certain executive officers, directors, and consultants were asked to agree to the cancellation of their Eligible Options without any such payment. We completed the Offer in December 2000, paying approximately $17,000 for the cancellation of options covering the issuance of 596,103 shares of common stock.

SERVICES

      Our residences offer residents a supportive, "home-like" setting and assistance with activities of daily living. Residents are individuals who, for a variety of reasons, cannot live alone, or elect not to do so, and do not need the 24-hour skilled medical care provided in nursing facilities. We design services provided to these residents to respond to their individual needs and to improve their quality of life. This individualized assistance is available 24 hours a day, to meet both anticipated and unanticipated needs, including routine health-related services, which are made available and are provided according to the resident's individual needs and state regulatory requirements. Available services include:

      -     General services, such as meals, laundry and housekeeping;

      - Support services, such as assistance with medication, monitoring health status, coordination of transportation; and

      -     Personal care, such as dressing, grooming and bathing.

      We also provide or arrange access to additional services beyond basic housing and related services, including physical therapy and pharmacy services.

      Although a typical package of basic services provided to a resident includes meals, housekeeping, laundry and personal care, we do not have a standard service package for all residents. Instead, we are able to accommodate the changing needs of our residents through the use of individual service plans and flexible staffing patterns. Our multi-tiered rate structure for services is based upon the acuity of, or level of services needed by, each resident. Supplemental and specialized health-related services for those residents requiring 24-hour supervision or more extensive assistance with activities of daily living are provided by third-party providers who are reimbursed directly by the resident or a third-party payor (such as Medicaid or long-term care insurance). Our policy is to assess the level of need of each resident regularly.

OPERATIONS

      Each residence has an on-site program director who is responsible for the overall day-to-day operation of the residence, including quality of care, marketing, social services and financial performance. The program director is assisted by professional and non-professional personnel, some of whom may be independent providers or part-time personnel, including nurses, personal service assistants, maintenance and kitchen personnel. The nursing hours vary depending on the residents' needs. We consult with outside providers, such as registered nurses, pharmacists, and dietitians, for purposes of medication review, menu planning and responding to any special dietary needs of residents. Personal service assistants who primarily are full-time employees are responsible for personal care, dietary services, housekeeping and laundry services. Maintenance services are performed by full and part-time employees.

     We have established an infrastructure that includes 4 regional vice presidents of operations who oversee the overall performance and finances of each region, 16 regional operations managers who oversee the day-to-day operations of up to 10 to 12 residences, and team leaders who provide peer support for up to three to four residences. Residence personnel also are supported by corporate staff based at our headquarters. We also have regional property managers who oversee the maintenance of the residences and several regional marketing coordinators who assist with marketing the residence. Corporate and regional personnel work with the program directors to establish residence goals and strategies, quality assurance oversight, development of Company policies and procedures, government relations, marketing and sales, community relations, development and implementation of new programs, cash management, legal support, treasury functions, and human resource management.

COMPETITION

      The long-term care industry generally is highly competitive. We expect that the assisted living business, in particular, will become even more competitive in the future given the relatively low barriers to entry and continuing health care cost containment pressures.

      We compete with numerous other companies providing similar long-term care alternatives. We operate in 16 states and each community in which we operate provides a unique market. Overall, most of our markets include an assisted living competitor offering assisted living facilities that are similar in size, price and range of service. Our competitors include other companies that provide adult day care in the home, higher priced assisted living centers (typically larger facilities with more amenities), congregate care facilities where tenants elect the services to be provided, and continuing care retirement centers on campus like settings.

      We expect to face increased competition from new market entrants as assisted living receives increased attention and the number of states which include assisted living in their Medicaid programs increases. Competition will also grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a potential source of competition for us. Providers of assisted living residences compete for residents primarily on the basis of quality of care, price, reputation, physical appearance of the facilities, services offered, family preferences, physician referrals and location. Some of our competitors operate on a not-for-profit basis or as charitable organizations. Some of our competitors are significantly larger than us and have, or may obtain, greater resources than ours. While we generally believe that there is moderate competition for less expensive segments of the private market and for Medicaid residents in small communities, we have seen an increase in competition in certain of our markets.

      We believe that many assisted living markets have become overbuilt. Regulation and other barriers to entry into the assisted living industry are not substantial. In addition, because the segment of the population that can afford to pay our daily resident fee is finite, the number of new assisted living facilities may outpace demand in some markets. The effects of such overbuilding include (a) significantly longer fill-up periods, (b) pressure to lower or refrain from increasing rates, (c) competition for workers in already tight labor markets and (d) lower margins until excess units are absorbed. We have experienced slower fill-up than expected of new residences in some markets as well as declining occupancy in our stabilized residences due to the increase in options available to potential new residents when units are vacated. We believe that each local market is different, and we are and will continue to react in a variety of ways, including selective price discounting, to the specific competitive environment that exists in each market. There can be no assurance that we will be able to compete effectively in those markets where overbuilding exists, or that future overbuilding in other markets where we operate our residences will not adversely affect our operations.

FUNDING

      Assisted living residents or their families generally pay the cost of care from their own financial resources. Depending on the nature of an individual's health insurance program or long-term care insurance policy, the individual may receive reimbursement for costs of care under an "assisted living,"
"custodial" or "alternative care benefit." Government payments for assisted living have been limited. Some state and local governments offer subsidies for rent or services for low-income elders. Others may provide subsidies in the form of additional payments for those who receive Supplemental Security Income (SSI). Medicaid provides coverage for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. Medicaid contracts for assisted living vary from state to state.

         In 1981, the federal government approved a Medicaid waiver program called Home and Community Based Care which was designed to permit states to develop programs specific to the healthcare and housing needs of the low-income elderly eligible for nursing home placement (a "Medicaid Waiver Program"). In 1986, Oregon became the first state to use federal funding for licensed assisted living services through a Medicaid Waiver Program authorized by the Health Care Financing Administration ("HCFA"). Under a Medicaid Waiver Program, states apply to HCFA for a waiver to use Medicaid funds to support community-based options for the low-income elderly who need long-term care. These waivers permit states to reallocate a portion of Medicaid funding for nursing facility care to other forms of care such as assisted living. In 1994, the federal government implemented new regulations which empowered states to further expand their Medicaid Waiver Programs and eliminated restrictions on the amount of Medicaid funding states could allocate to community-based care, such as assisted living. A limited number of states including Oregon, New Jersey, Texas, Arizona, Nebraska, Florida, Idaho and Washington currently have operating Medicaid Waiver Programs that allow them to pay for assisted living care. We participate in Medicaid programs in all of these states except Florida. Without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term care in nursing facilities.

      During the years ended December 31, 1998, 1999 and 2000, direct payments received from state Medicaid agencies accounted for approximately 10.7%, 10.4% and 11.1%, respectively, of our revenue while the tenant-paid portion received from Medicaid residents accounted for approximately 5.8%, 5.9% and 6.2%, respectively, of our revenue during these periods. We expect in the future that state Medicaid reimbursement programs will continue to constitute a significant source of our revenue.

GOVERNMENT REGULATION

         Our assisted living residences are subject to certain state statutes, rules and regulations, including those which provide for licensing requirements. In order to qualify as a state licensed facility, our residences must comply with regulations which address, among other things, staffing, physical design, required services and resident characteristics. As of December 31, 2000, we had obtained licenses in Oregon, Washington, Idaho, Nebraska, Texas, Arizona, Iowa, Louisiana, Ohio, New Jersey, Pennsylvania, Florida, Michigan, Georgia and South Carolina. We are not currently subject to state licensure requirements in Indiana. Our residences are also subject to various local building codes and other ordinances, including fire safety codes. These requirements vary from state to state and are monitored to varying degrees by state agencies.

      As a provider of services under the Medicaid program in the United States, we are subject to Medicaid fraud and abuse laws, which prohibit any bribe, kickback, rebate or remuneration of any kind in return for the referral of Medicaid patients, or to induce the purchasing, leasing, ordering or arranging of any goods or services to be paid for by Medicaid. Violations of these laws may result in civil and criminal penalties and exclusions from participation in the Medicaid program. The Inspector General of the Department of Health and Human Services issued "safe harbor" regulations specifying certain business practices, which are exempt from sanctions under the fraud and abuse law. Several states in which we operate have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers if such arrangements are designed to induce or encourage the referral of patients to a particular provider. We at all times attempt to comply with all applicable fraud and abuse laws. There can be no assurance that administrative or judicial interpretation of existing laws or regulations or enactments of new laws or regulations will not have a material adverse effect on our results of operations or financial condition.

      Currently, the federal government does not regulate assisted living residences as such. State standards required of assisted living providers are less in comparison with those required of other licensed health care operators. Current Medicaid regulations provide for comparatively flexible state control over the licensure and regulation of assisted living residences. There can be no assurance that federal regulations governing the operation of assisted living residences will not be implemented in the future or that existing state regulations will not be expanded.

      Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Although we believe that our facilities are substantially in compliance with, or are exempt from, present requirements, we will incur additional costs if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

      See Risk Factors, "We are subject to significant government regulation."


LIABILITY AND INSURANCE

      Providing services in the senior living industry involves an inherent risk of liability. Participants in the senior living and long-term care industry are subject to lawsuits alleging negligence or related legal theories, many of which may involve large claims and result in the incurrence of significant legal defense costs. We currently maintain insurance policies to cover such risks in amounts which we believe are in keeping with industry practice. There can be no assurance that a claim in excess of our insurance will not be asserted. A claim against us not covered by, or in excess of, our insurance, could have a material adverse affect on us.

      Based on poor loss experience, insurers for the long term care industry have become increasingly wary of liability exposures. A number of insurance carriers have stopped writing coverage to this market, and those remaining have increased premiums and deductibles substantially. While nursing homes have been the primary targets of these insurers, assisted living companies, including us, have experienced premium and deductible increases. During the claim year ended December 31, 2000, our professional liability insurance coverage included deductible levels of $100,000 per incident; for the claim year ending December 31, 2001 this deductible level has been replaced with a retention level of $250,000 for all states except Florida and Texas in which our retention level is $500,000. In certain states, particularly Florida and Texas, many long-term care providers are facing very difficult renewals. There can be no assurance that we will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on terms acceptable to us.


EMPLOYEES

      As of December 31, 2000 we had 3,613 employees, of whom 1,628 were full-time employees and 1,985 were part-time employees. None of our employees are represented by any labor union. We believe that our labor relations are generally good.

ITEM 2. PROPERTIES

      The following chart sets forth, as of December 31, 2000 the location, number of units, date of licensure, and ownership status of our residences. In addition, the chart sets forth occupancy rates as of December 31, 2000.

                                                             OPENING                        OCCUPANCY(%)
RESIDENCE                                        UNITS       DATE(1)     OWNERSHIP(2)      AT 12/31/00(3)
---------                                        -----       -------     ------------     --------------
WEST REGION
Idaho
Burley ..................................          35         08/97        Leased             100.0
Caldwell ................................          35         08/97        Leased             100.0
Garden City .............................          48         04/97         Owned              91.7
Hayden ..................................          39         11/96        Leased              94.9
Idaho Falls .............................          39         01/97         Owned              43.6
Moscow ..................................          35         04/97         Owned              40.0
Nampa ...................................          39         02/97        Leased              94.9
Rexburg .................................          35         08/97         Owned              77.1
Twin Falls ..............................          39         09/97         Owned              64.1
                                                  ---
        Sub Total .......................         344                                          78.8

Oregon
Astoria .................................          28         08/96         Owned              92.9
Bend ....................................          46         11/95         Owned             100.0
Brookings ...............................          36         07/96         Owned              97.2
Canby ...................................          25         12/90        Leased              96.0
Estacada ................................          30         01/97         Owned              76.7
Eugene ..................................          47         08/97        Leased              93.6
Hood River .......... ...................          30         10/95         Owned             100.0
Klamath Falls ...........................          36         10/96        Leased             100.0
Lincoln City ............................          33         10/94         Owned              78.8
Madras ..................................          27         03/91         Owned              96.3
Myrtle Creek ............................          34         03/96        Leased              79.4
Newberg .................................          26         10/92        Leased             100.0
Newport .................................          36         06/96        Leased              91.7
Pendleton ...............................          39         04/91        Leased              87.2
Prineville ..............................          30         10/95         Owned              90.0
Redmond .................................          37         03/95        Leased              94.6
Silverton ...............................          30         07/95         Owned              83.3
Sutherlin ...............................          30         01/97        Leased              96.7
Talent ..................................          36         10/97         Owned              91.7
                                                  ---
        Sub Total .......................         636                                          92.0

Washington
Battleground ............................          40         11/96        Leased              97.5
Bremerton(4) ............................          39         05/97         Owned              97.4
Camas ...................................          36         03/96        Leased              94.4
Enumclaw ................................          40         04/97         Owned              95.0
Ferndale ................................          39         10/98         Owned              92.3
Grandview ...............................          36         02/96        Leased              91.7
Hoquiam .................................          40         07/97        Leased              82.5
Kelso ...................................          40         08/96        Leased              90.0

                                                              OPENING                        OCCUPANCY (%)
RESIDENCE                                          UNITS      DATE(1)     OWNERSHIP(2)      AT 12/31/00(3)
---------                                          -----      -------     ------------     --------------
Kennewick ...............................            36        12/95         Leased             86.1
Port Orchard ............................            39        06/97          Owned             89.7
Port Townsend ...........................            39        01/98          Owned            100.0
Spokane .................................            39        09/97          Owned             92.3
Sumner(4) ...............................            48        03/98          Owned             83.3
Vancouver ...............................            44        06/96         Leased             86.4
Walla Walla .............................            36        02/96         Leased            100.0
Yakima ..................................            48        07/98          Owned             97.9
                                                    ---
        Sub Total .......................           639                                         92.2

Arizona
Apache Junction .........................            48        03/98          Owned             64.6
Bullhead City ...........................            40        08/97         Leased             70.0
Lake Havasu .............................            36        04/97         Leased            100.0
Mesa ....................................            50        01/98          Owned             68.0
Payson ..................................            39        10/98          Owned             82.1
Peoria ..................................            50        07/99          Owned             42.0
Prescott Valley .........................            39        10/98          Owned             87.2
Surprise ................................            50        10/98          Owned             32.0
Yuma ....................................            48        03/98          Owned             93.8
                                                    ---
        Sub Total .......................           400                                         69.3

CENTRAL REGION
Texas
Abilene .................................            38        10/96         Leased             86.8
Amarillo ................................            50        03/96         Leased             96.0
Athens ..................................            38        11/95         Leased             94.7
Beaumont ................................            50        04/96         Leased             78.0
Big Springs .............................            38        05/96         Leased             89.5
Bryan ...................................            30        06/96         Leased            100.0
Canyon ..................................            30        06/96         Leased             96.7
Carthage ................................            30        10/95         Leased             96.7
Cleburne ................................            45        01/96          Owned            100.0
Conroe ..................................            38        07/96         Leased             97.4
College Station .........................            39        10/96         Leased             76.9
Denison .................................            30        01/96          Owned            100.0
Gainesville .............................            40        01/96         Leased            100.0
Greenville ..............................            41        11/95         Leased            100.0
Gun Barrel City .........................            40        10/95         Leased             90.0
Henderson ...............................            30        09/96         Leased             83.3
Jacksonville ............................            39        12/95         Leased             97.4
Levelland ...............................            30        01/96         Leased             93.3
Longview ................................            30        09/95         Leased            100.0
Lubbock .................................            50        07/96         Leased             88.0
Lufkin ..................................            39        05/96         Leased             87.2
Marshall ................................            40        07/95         Leased             80.0
McKinney ................................            39        01/97          Owned            100.0
McKinney ................................            50        05/98          Owned             84.0
Mesquite ................................            50        07/96         Leased             98.0

                                                                OPENING                        OCCUPANCY (%)
RESIDENCE                                          UNITS        DATE(1)    OWNERSHIP(2)       AT 12/31/00(3)
---------                                          -----        -------    ------------       --------------
Midland .................................             50         12/96         Owned                84.0
Mineral Wells ...........................             30         07/96        Leased               100.0
Nacogdoches .............................             30         06/96        Leased               100.0
Orange ..................................             36         03/96        Leased                88.9
Pampa ...................................             36         08/96        Leased                91.7
Paris Oaks ..............................             50         12/98         Owned               100.0
Plainview ...............................             36         07/96        Leased                88.9
Plano ...................................             64         05/98         Owned                76.6
Port Arthur .............................             50         05/96         Owned                96.0
Rowlett .................................             36         10/96         Owned                97.2
Sherman .................................             39         10/95        Leased               102.6
Sulphur Springs .........................             30         01/96         Owned                93.3
Sweetwater ..............................             30         03/96        Leased               100.0
Temple ..................................             40         01/97        Leased                80.0
Wichita Falls ...........................             50         10/96        Leased               100.0
                                                   -----
        Sub Total .......................          1,581                                            92.2
Nebraska
Beatrice ................................             39         07/97        Leased                97.4
Blair ...................................             30         07/98         Owned                70.0
Columbus ................................             39         06/98         Owned                97.4
Fremont .................................             39         05/98         Owned               100.0
Nebraska City ...........................             30         06/98         Owned                90.0
Norfolk .................................             39         04/97        Leased                84.6
Seward ..................................             30         10/98         Owned                70.0
Wahoo ...................................             39         06/97        Leased                79.5
York                                                  39         05/97        Leased                92.3
                                                   -----
        Sub Total .......................            324                                            87.7
Iowa
Atlantic ................................             30         09/98         Owned                86.7
Carroll .................................             35         01/99         Owned               100.0
Clarinda ................................             35         09/98         Owned               100.0
Council Bluffs ..........................             50         03/99         Owned                68.0
Denison .................................             35         05/98        Leased                88.6
Sergeant Bluff ..........................             39         11/99         Owned                28.2
                                                   -----
Sub Total ...............................            224                                            76.8
SOUTHEAST REGION
Georgia
Rome ....................................             39         08/99         Owned                51.3

Florida
Defuniak Springs ........................             39         07/99         Owned                53.9
Milton ..................................             39         06/99         Owned                79.5
NW Pensacola ............................             39         06/99         Owned                43.6
Quincy ..................................             39         04/99         Owned                48.7
                                                   -----
        Sub Total .......................            156                                            56.4

                                                               OPENING                        OCCUPANCY (%)
RESIDENCE                                         UNITS        DATE(1)    OWNERSHIP(2)       AT 12/31/00(3)
---------                                         -----        -------    ------------       --------------
Louisiana
Alexandria .............................            48          07/98         Owned               45.8
Bunkie .................................            39          01/99         Owned               59.0
Houma ..................................            48          08/98         Owned               89.6
Ruston .................................            39          01/99         Owned               89.7
                                                   ---
        Sub Total ......................           174                                            70.7
South Carolina
Aiken ..................................            39          02/98         Owned               97.4
Clinton ................................            39          11/97        Leased               89.7
Goose Creek ............................            39          08/98         Owned               79.5
Greenwood ..............................            39          05/98        Leased               76.9
Greer ..................................            39          06/99         Owned               89.7
James Island ...........................            39          08/98         Owned               97.4
North Augusta ..........................            39          10/98         Owned               82.1
Port Royal .............................            39          09/98         Owned               74.4
Summerville ............................            39          02/98         Owned               87.2
                                                   ---
        Sub Total ......................           351                                            86.0
EAST REGION
Indiana
Bedford ................................            39          03/98         Owned               97.4
Bloomington ............................            39          01/98         Owned               41.0
Camby ..................................            39          12/98         Owned               87.2
Crawfordsville .........................            39          06/99         Owned              100.0
Elkhart ................................            39          09/97        Leased               76.9
Fort Wayne .............................            39          06/98         Owned               53.9
Franklin ...............................            39          05/98         Owned               46.2
Huntington .............................            39          02/98         Owned               87.2
Jeffersonville .........................            39          03/99         Owned               12.8
Kendallville ...........................            39          05/98         Owned               48.7
Lafayette ..............................            39          11/99         Owned               82.1
LaPorte ................................            39          10/98         Owned               53.9
Logansport .............................            39          02/98         Owned               89.7
Madison ................................            39          10/97        Leased               74.4
Marion .................................            39          03/98         Owned               43.6
Muncie .................................            39          02/98         Owned               89.7
New Albany .............................            39          05/98         Owned               74.4
New Castle .............................            39          02/98         Owned               97.4
Seymour ................................            39          05/98         Owned               94.9
Shelbyville ............................            39          05/98         Owned               51.3
Warsaw .................................            39          10/97         Owned               51.3
                                                   ---
        Sub Total ......................           819                                            69.2
Michigan
Coldwater ..............................            39          10/99         Owned               66.7
Kalamazoo ..............................            39          11/99         Owned               66.7
Three Rivers ...........................            39          04/99         Owned               56.4
                                                   ---
        Sub Total ......................           117                                            63.3

                                                               OPENING                      OCCUPANCY (%)
RESIDENCE                                        UNITS         DATE(1)    OWNERSHIP(2)     AT 12/31/00(3)
---------                                        -----         -------    ------------     --------------
New Jersey
Bridgeton ..............................            39          03/98         Owned              89.7
Burlington .............................            39          11/97         Owned              94.9
Egg Harbor .............................            39          04/99         Owned              97.4
Glassboro ..............................            39          03/97        Leased              97.4
Millville ..............................            39          05/97        Leased              92.3
Pennsville .............................            39          11/97         Owned              94.9
Rio Grande .............................            39          11/97         Owned              94.9
Vineland ...............................            39          01/97        Leased              82.1
                                                 -----
        Sub Total ......................           312                                           93.0
Ohio
Bellefontaine ..........................            35          03/97         Owned              48.6
Bucyrus ................................            35          01/97         Owned             100.0
Cambridge ..............................            39          10/97         Owned             100.0
Celina .................................            39          04/97         Owned              76.9
Defiance ...............................            35          02/96         Owned              94.3
Findlay ................................            39          03/97         Owned              56.4
Fremont ................................            39          07/97        Leased              92.3
Greenville .............................            39          02/97         Owned             100.0
Hillsboro ..............................            39          03/98         Owned              53.9
Kenton .................................            35          03/97         Owned              91.4
Lima ...................................            39          06/97         Owned              28.2
Marion .................................            39          04/97         Owned              92.3
Newark .................................            39          10/97        Leased             100.0
Sandusky ...............................            39          09/98         Owned              59.0
Tiffin .................................            35          06/97        Leased              85.7
Troy ...................................            39          03/97        Leased             100.0
Wheelersburg ...........................            39          09/97        Leased              59.0
Zanesville .............................            39          12/97         Owned              92.3
                                                 -----
        Sub Total ......................           682                                           79.3
Pennsylvania
Butler .................................            39          12/97         Owned              94.9
Hermitage ..............................            39          03/98         Owned              64.1
Indiana ................................            39          03/98         Owned              71.8
Johnstown ..............................            39          06/98         Owned              56.4
Latrobe ................................            39          12/97         Owned              92.3
Lower Burrell ..........................            39          01/97         Owned             102.6
New Castle .............................            39          04/98         Owned              94.9
Penn Hills .............................            39          05/98         Owned              79.5
Uniontown ..............................            39          06/98         Owned              92.3
                                                 -----
        Sub Total ......................           351                                           82.9
                                                 -----
        Grand Total ....................         7,149                                           83.0%
                                                 =====

----------
(1) Reflects the date operations commenced, typically the licensure date for developed residences and the date of purchase for acquired residences.

(2) As of December 31, 2000, we owned 115 residences and we leased 70 residences pursuant to long-term operating leases. Of the 115 owned residences, 37 are subject to permanent mortgage financing, 3 are subject to short-term loans which we intend to replace with permanent HUD mortgage financing, 8 secure our litigation payable, 3 were added as additional security for one lender and 16 were used as collateral for a financing that occurred subsequent to December 31, 2000. See Notes 5, 8 and 19 to the consolidated financial statements included elsewhere herein.

(3)   Occupancy is calculated based upon occupied units at December 31, 2000.

(4) As of December 31, 2000, Bremerton and Sumner had received notices of stop placement of admissions and Sumner had received a notice of license revocation from the State of Washington Department of Social and Health Services. These matters were still outstanding at the time of this filing.

      In 2000, we also leased office space for the corporate office in Portland, Oregon and the regional offices in Vancouver, WA; Dallas, Texas; Omaha, Nebraska; and Dublin, Ohio.

ITEM 3. LEGAL PROCEEDINGS

   Securityholder Litigation Settlement

      In September 2000, we reached an agreement to settle the class action litigation relating to the restatement of our financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. This agreement received final court approval on November 30, 2000 and we were subsequently dismissed from the litigation with prejudice.

      The total cost of the settlement was approximately $10,020,000 (less $1.0 million of legal fees and expenses reimbursed by our corporate liability insurance carriers and other reimbursements of approximately $193,000). We made two payments of $2.3 million each on October 23, 2000 and January 23, 2001 towards the settlement. The remaining amount due will be paid in two payments of $2.3 million each, due on April 23, 2001 and July 23, 2001, and a final payment of $1.0 million due within 90 days following the July 23, 2001 payment.

      The settlement had been pending the approval of our corporate liability insurance carriers who had raised certain coverage issues that resulted in the filing of litigation between us and the carriers. These carriers consented to the settlement, and we and the carriers agreed to dismiss the litigation regarding coverage issues and to resolve those issues through binding arbitration. The arbitration proceeding is pending. To the extent that the carriers are successful, we and the carriers agreed that the carriers' recovery is not to exceed $4.0 million. The parties further agreed that payment of any such amount awarded will not be due in any event until 90 days after we have satisfied our obligations to the plaintiffs in the class action, with any such amount to be subordinated to new or refinancing of existing obligations. We believe that we have strong defenses regarding this dispute and consequently have not recorded a liability in relation to this matter.

      As a result of the class action settlement, we recorded a charge of approximately $10,020,000, which was partially offset by a reduction in general, and administrative expenses of approximately $1,193,000 as a result of the reimbursement of legal fees and expenses incurred in connection with the litigation. The settlement resulted in an increase in net loss of $8,827,000 (or approximately $0.52 per basic and diluted share) for the year ended December 31, 2000.

   Indiana Litigation Settlement

      In a lawsuit filed in 2000, the Indiana State Department of Health ("ISDH") had alleged that we were operating our Logansport, Indiana facility known as McKinney House as a residential care facility without a license. We believe our services have been consistent with those of a "Housing with Services Establishment" (which is not required to be licensed) pursuant to Indiana Code
Section 12-10-15-1.

      To avoid the expense and uncertainty of protracted litigation and, also because we wished to assure the State that we operate in a manner that is consistent with Indiana law, we agreed to the following settlement on behalf of all facilities owned and operated by us in the State of Indiana. The State and ALC agreed upon a Program Description that clarifies the services that we can provide without requiring licensure as a residential care facility. This Program Description provides guidelines regarding the physical and medical condition of the residents in our facilities and the services to be provided to them. We agreed that prior to March 20, 2001, we will provide in-service training regarding the Program Description throughout our Indiana facilities. Under the Program Description, we must discharge residents who require certain types or levels of care that we agreed not to provide in Indiana. We are currently implementing the Program Description and, while its full impact is not now known, we do not expect the impact to be material to our financial condition, results of operations, cash flow and liquidity. Without admitting liability, we paid a civil penalty of $10,000. The State dismissed the lawsuit against us with prejudice.

   Other Litigation

      In addition to the matters referred to in the immediately preceding paragraphs, we are involved in various lawsuits and claims arising in the normal course of business. In the aggregate, such other suits and claims should not have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITYHOLDERS

      We held our Annual Meeting of Stockholders on January 16, 2001. The meeting involved the election of six directors. The directors who were nominated and elected to serve as directors until the 2002 Annual Meeting of Stockholders and, in each case, until their respective successors are duly elected and qualified were Wm. James Nicol, John M. Gibbons, Jill M. Krueger, Richard C. Ladd, Bruce E. Toll and Leonard Tannenbaum. Shares represented at the annual meeting were 15,669,644 of total outstanding shares of 17,120,745 to reach a quorum of 91.5%. The results of the election were at least 87.3% in favor of each of the above six directors.

                                   PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

         Our Common Stock, par value $0.01 (the "Common Stock"), is listed on the American Stock Exchange ("AMEX") under the symbol "ALF." The following table sets forth the high and low closing sales prices of the Common Stock, as reported by the AMEX, for the periods indicated.

                                                  1998                         1999(1)                          2000
                                                  ----                         -------                          ----
                                          HIGH             LOW           HIGH            LOW             HIGH           LOW
                                          ----             ---           ----            ---             ----           ---
Years ended December 31:
1st Quarter ......................      $21.63          $17.50          $14.50          $ 3.31          $2.38         $1.31
2nd Quarter  .....................       21.38           14.13            3.31            2.88           1.50          0.63
3rd Quarter.......................       18.00           12.44               -               -           0.88          0.44
4th Quarter.......................       14.50            9.88            2.25             .81           0.63          0.19

----------
(1) On April 15, 1999, the AMEX halted trading in the Common Stock. Trading was resumed on October 4, 1999 after our restatement related to the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998 was completed.

         As of December 31, 2000, we had approximately 99 holders of record of Common Stock. We are unable to estimate the number of additional shareholders whose shares are held for them in street name or nominee accounts.

         Our current policy is to retain any earnings to finance the operations of our business. In addition, certain outstanding indebtedness and certain lease agreements restrict the payment of cash dividends. It is anticipated that the terms of future debt financing may do so as well. Therefore, the payment of any cash dividends on the Common Stock is unlikely in the foreseeable future.

         Our common stock currently is listed on the AMEX under the symbol "ALF," our 5.625% Convertible Subordinated Debentures due 2003 (the "5.625% Debentures") currently are listed on AMEX under the symbol "ALS5E03" and our 6.0% Convertible Subordinated Debentures due 2002 (the "6.0% Debentures") currently are listed on AMEX under the symbol "ALS6K02." AMEX recently notified us that we had fallen below certain of AMEX's continued listing guidelines and that it was reviewing our listing eligibility. In particular, we have incurred losses from continued operations for each of its past six fiscal years ending December 31, 2000, and the price per share of our common stock as quoted on AMEX recently has been below the minimum bid price of $1.00 per share. We may choose to effect a reverse stock split in the event that the price of our common stock does not otherwise meet the minimum bid requirement. However, we reported a net loss of $1.51 per basic and diluted share for the year ended December 31, 2000, and may not report net income in the near future. We have provided AMEX with additional information and have been involved in ongoing discussions with AMEX in connection with its review of our listing eligibility. While AMEX has decided not to delist us at this time, they will continue to review our listing status on a quarterly basis.

         If AMEX were to delist our securities, it is possible that the securities would continue to trade on the over-the-counter market. However, the extent of the public market for the securities and the availability of quotations would depend upon such factors as the aggregate market value of each class of the securities, the interest in maintaining a market in such securities on the part of securities firms and other factors. There can be no assurance that any public market for our securities will exist in the event that such securities are delisted.

ITEM 6.   SELECTED FINANCIAL DATA

         The following table presents selected historical consolidated financial data. The consolidated statement of operations data for the years ended December 31, 1998, 1999 and 2000, as well as the consolidated balance sheet data as of December 31, 1999 and 2000, are derived from our consolidated financial statements included elsewhere in this report which have been audited by KPMG LLP, independent auditors. You should read the selected financial data below in conjunction with our consolidated financial statements, including the related notes, and the information in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                       ------------------------
                                                                    1996        1997         1998          1999          2000
                                                                    ----        ----         ----          ----          ----
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue ......................................................    $ 21,022     $ 49,605     $ 89,384     $ 117,489     $ 139,423
Operating expenses:
   Residence operating expenses ..............................      14,055       31,591       57,443        81,767        95,032
   Corporate general and administrative ......................       1,864        4,050       11,099        21,178        18,365
   Building rentals ..........................................       3,949        7,969       12,764        15,367        16,004
   Depreciation and amortization .............................       1,094        3,683        6,339         8,981         9,923
   Litigation settlement .....................................          --           --           --            --        10,020
   Terminated merger expense .................................          --           --        1,068           228            --
   Site abandonment costs ....................................          --           --        2,377         4,912            --
   Write-off of impaired assets and related expenses .........          --           --        8,521            --            --
                                                                  --------     --------     --------     ---------     ---------
        Total operating expenses .............................      20,962       47,293       99,611       132,433       149,344
                                                                  --------     --------     --------     ---------     ---------
Operating income (loss) ......................................          60        2,312      (10,227)      (14,944)       (9,921)
                                                                  --------     --------     --------     ---------     ---------
Other income (expense):
   Interest expense ..........................................      (1,146)      (4,946)     (11,039)      (15,200)      (16,363)
   Interest income ...........................................         455        1,526        3,869         1,598           786
Gain (loss) on sale of assets ................................        (854)      (1,250)        (651)         (127)           13
Loss on sale of marketable securities ........................          --           --           --            --          (368)
Debenture conversion costs ...................................        (426)          --           --            --            --
Other income (expense), net ..................................          (4)        (121)      (1,174)         (260)           67
                                                                  --------     --------     --------     ---------     ---------
        Total other expense ..................................      (1,975)      (4,791)      (8,995)      (13,989)      (15,865)
                                                                  --------     --------     --------     ---------     ---------
Loss before cumulative effect of change in accounting principle      (1,915)      (2,479)     (19,222)      (28,933)      (25,786)
Cumulative effect of change in accounting principle ...........          --           --       (1,523)           --            --
                                                                  --------     --------     --------     ---------     ---------
Net loss .....................................................    $ (1,915)    $ (2,479)    $(20,745)    $ (28,933)    $ (25,786)
                                                                  ========     ========     ========     =========     =========


Basic and diluted net loss per common share:
Loss before cumulative effect of change in accounting principle   $   (0.23)    $  (0.21)    $  (1.18)    $   (1.69)    $   (1.51)
Cumulative effect of change in accounting principle ...........          --           --        (0.09)           --            --
                                                                  ---------     --------     --------     ---------     ---------
Basic and diluted net loss per common share ..................    $   (0.23)    $  (0.21)    $  (1.27)    $   (1.69)    $   (1.51)
                                                                  =========     ========     ========     =========     =========
Basic and diluted weighted average common shares outstanding .        8,404       11,871       16,273        17,119        17,121
                                                                  =========     ========     ========     =========     =========


                                                                    AT DECEMBER 31,
                                                                    ---------------
                                                 1996         1997       1998        1999          2000
                                                 ----         ----       ----        ----          ----
                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ...............    $   2,105     $ 63,269    $ 55,036    $  7,606    $   9,889
Working capital (deficit) ................     (27,141)      40,062      43,856          37      (16,983)
Total assets ............................      147,223      324,367     414,669     346,188      336,458
Long-term debt, excluding current portion       49,663      157,700     266,286     233,199      231,657
Shareholders' equity ....................       56,995      132,244     119,197      89,344       63,886

                            QUARTERLY FINANCIAL DATA
                                   (UNAUDITED)
       (IN THOUSANDS EXCEPT PER SHARE, OCCUPANCY AND AVERAGE RENTAL DATA)


                                                       1999 QUARTERLY FINANCIAL  DATA
                                      ----------------------------------------------------------------
                                         1ST           2ND            3RD           4TH        YEAR TO
RESULTS OF OPERATIONS                    QTR           QTR            QTR           QTR         DATE
                                         ---           ---            ---           ---        -------
Revenue ..........................    $ 26,583      $ 28,479      $ 30,398      $ 32,029     $ 117,489
Operating income (loss) ..........      (4,243)       (6,115)       (2,561)       (2,025)      (14,944)
Net loss .........................      (7,660)       (9,006)       (6,256)       (6,011)      (28,933)
Basis and diluted net loss per
  common share(1) ................    $  (0.45)     $  (0.53)     $  (0.37)     $   (0.35)   $   (1.69)
Basic and diluted weighted
  average common shares
  outstanding ....................      17,116        17,116        17,121        17,121        17,119
Average monthly rental rate per
  unit ...........................    $  1,871      $  1,881      $  1,903      $  1,926     $   1,898
Average occupancy rate(2) ........        72.9%         74.3%         76.0%         77.5%         75.1%
End of period occupancy rate(2) ..        73.2%         75.9%         76.5%         78.7%         78.7%


                                                        2000 QUARTERLY FINANCIAL DATA
                                      -----------------------------------------------------------------
                                         1ST          2ND           3RD           4TH         YEAR TO
                                         QTR          QTR           QTR           QTR           DATE
                                         ---          ---           ---           ---         -------
Revenue ..........................    $ 33,132      $ 34,146      $ 35,308      $ 36,837      $ 139,423
Operating income (loss) ..........          28           434        (8,598)       (1,785)        (9,921)
Net loss .........................      (3,791)       (3,821)      (12,445)       (5,729)       (25,786)
Basis and diluted net loss per
  common share(1) ................        (.22)     $   (.22)     $   (.73)     $    (.34)    $   (1.51)
Basic and diluted weighted
  average common shares
  outstanding ....................      17,121        17,121        17,121         17,121        17,121
Average monthly rental rate per
  unit ...........................    $  1,947      $  1,974      $  2,002      $   2,038      $  1,991
Average occupancy rate(2) ........        78.4%         79.8%         81.4%          83.1%         80.7%
End of period occupancy rate(2) ..        79.6%         81.6%         82.6%          83.0%         83.0%

-----------------
(1) Quarter net loss per share amounts may not add to the full year total due to rounding.

(2)    Based upon available units.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         We operate, own and lease free-standing assisted living residences. These residences are primarily located in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. We provide personal care and support services, and make available routine nursing services (as permitted by applicable law) designed to meet the personal and health care needs of our residents. As of December 31, 2000, we had operations in 16 states.

         We experienced significant and rapid growth between 1994 and 1998, primarily through the development of assisted living residences and, to a lesser extent, through the acquisition of assisted living residences. At the closing of our initial public offering in November 1994, we had an operating base of five leased residences (137 units) located in Oregon. We opened twenty residences (798 units) in 1999 and no residences in 2000. As of December 31, 2000, we operated 185 residences (7,149 units), of which we owned 115 residences (4,515 units) and leased 70 residences (2,634 units).

         We derive our revenues primarily from resident fees for the delivery of assisted living services. Resident fees typically are paid monthly by residents, their families, state Medicaid agencies or other third parties. Resident fees include revenue derived from a multi-tiered rate structure, which varies based on the level of care provided. Resident fees are recognized as revenues when services are provided. Our operating expenses include:

         - residence operating expenses, such as staff payroll, food, property taxes, utilities, insurance and other direct residence operating expenses;

         - general and administrative expenses consisting of regional management and corporate support functions such as legal, accounting and other administrative expenses;

         -        building rentals; and

         -        depreciation and amortization.

         We anticipate that the majority of our revenues will continue to come from private pay sources. However, we believe that by having located residences in states with favorable regulatory and reimbursement climates, we should have a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide our private pay residents with alternative sources of income when their private funds are depleted and they become Medicaid eligible.

         Although we manage the mix of private paying tenants and Medicaid paying tenants residing in our facilities, any significant increase in our Medicaid population could have an adverse effect on our financial position, results of operations or cash flows, particularly if states operating these programs continue to or more aggressively seek limits on reimbursement rates. See "Risk Factors - We depend on reimbursement by third-party payors."

         We believe that our current cash on hand, cash available from operations and financing by Heller will be sufficient to meet our working capital needs through July 2002. However, we will have up to $45.0 million in principal from the Heller financing maturing on August 31, 2002 (unless the five wholly owned subsidiaries, which are the borrowers, are able to and do extend the maturity dates for up to three six-month extensions), and have $161.3 million (less any amounts repurchased with the Heller line of credit) in principal amount of convertible debentures maturing between November 2002 and May 2003. We also expect the cost to maintain our long-lived assets in their present condition to increase; however, we cannot yet estimate the financial impact since our experience is limited due to the newness of these assets.

         We are currently exploring various alternatives to address our financing needs and the maturities of our long-term debt. The Heller and Red Mortgage financings have been sought to fund potential working capital needs, to fund the cost of our shareholders' litigation settlement, the repurchase of 16 of our leased properties and the repurchase of some of our convertible debentures in the open market. We expect to replace the Red Mortgage financing with long-term HUD mortgage loans and we also expect to replace a substantial portion of the Heller financing with long-term HUD mortgage loans, to the extent the processing time and increasing limitations by HUD on submission of applications and amount financed permit. In addition, we are also considering issuing new securities with longer maturities to the holders of our convertible debentures in exchange for some or all of their debentures. We have 48 unencumbered residences available to use as collateral for these various alternatives, 47 of which are subject to negative covenants not to encumber them except under certain circumstances, including the use of the net proceeds of the financing which they secure for the reduction of our indebtedness to our convertible debenture holders. No commitments are currently in place and there can be no assurance that our efforts will be successful, in which event we will have to consider other alternatives, including reorganization under the bankruptcy laws or raising highly dilutive capital through the issuance of equity or equity-related securities.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods presented, operating expenses as a percentage of revenue.

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                         ------------------------
                                                                                  1998             1999             2000
                                                                                  ----             ----             ----
Revenue ...................................................................      100.0%           100.0%           100.0%
Operating expenses:
   Residence operating expenses ...........................................       64.3%            69.6%            68.1%
   Corporate general and administrative ...................................       12.4%            18.0%            13.2%
   Building rentals .......................................................       12.8%            12.0%            10.6%
   Building rentals to related party ......................................        1.5%             1.1%             0.9%
   Depreciation and amortization ..........................................        7.1%             7.6%             7.1%
   Litigation settlement ..................................................         --               --              7.2%
   Terminated merger expense ..............................................        1.2%             0.2%              --
   Site abandonment costs .................................................        2.7%             4.2%              --
   Write-off of impaired assets and related expenses ......................        9.5%              --               --
                                                                                  ----             ----             ----
        Total operating expenses ..........................................      111.4%           112.7%           107.1%
                                                                                  ----             ----             ----
Operating loss ............................................................      (11.4)%          (12.7)%           (7.1)%
                                                                                  ----             ----             ----
Other income (expense):
   Interest expense .......................................................      (12.4)%          (12.9)%          (11.7)%
   Interest income ........................................................        4.3%             1.4%             0.6%
   Gain (loss) on sale of assets ..........................................       (0.7)%           (0.1)%             --
   Loss on sale of marketable securities ..................................         --               --             (0.3)%
   Other income (expense), net ............................................       (1.3)%           (0.2)%             --
                                                                                  ----             ----             ----
        Total other income (expense) ......................................      (10.1)%          (11.9)%          (11.4)%
                                                                                  ----             ----             ----
Loss before cumulative effect of change in accounting principle ...........      (21.5)%          (24.6)%          (18.5)%
Cumulative effect of change in accounting principle .......................       (1.7)%             --               --
                                                                                  ----             ----             ----
Net loss ..................................................................      (23.2)%          (24.6)%          (18.5)%
                                                                                 =====            =====            =====

         The following table sets forth, for the periods presented, the number of total residences and units operated, average occupancy rates and the sources of our revenue. The portion of revenues received from state Medicaid agencies are labeled as "Medicaid state portion" while the portion of our revenues that a Medicaid-eligible resident must pay out of his or her own resources is labeled "Medicaid resident portion."

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                       ------------------------
TOTAL RESIDENCES                                                                1998                 1999                  2000
----------------                                                                ----                 ----                  ----
Residences operated (end of period) .................................            165                  185                  185
Units operated (end of period) ......................................          6,329                7,148                7,149
Average occupancy rate (based on occupied units) ....................           72.3%                75.1%                80.7%
Sources of revenue:
   Medicaid state portion ...........................................           10.7%                10.4%                11.1%
   Medicaid resident portion ........................................            5.8%                 5.9%                 6.2%
   Private ..........................................................           83.5%                83.7%                82.7%
                                                                               -----                -----                -----
        Total .......................................................          100.0%               100.0%               100.0%
                                                                               =====                =====                =====

         The following table sets forth, for the periods presented, the total number of residences and units operated, average occupancy rates and the sources of our revenue for the 59 Same Store Residences included in operating results for all of fiscal years 1997 and 1998, and the 108 Same Store Residences included in operating results for all of fiscal years 1998 and 1999 and the 165 Same Store Residences included in operating results for all of fiscal years 1999 and 2000. Same Store Residences are defined as those residences, which were operating throughout comparable periods.

                                                                 YEARS ENDED              YEARS ENDED                YEARS ENDED
                                                                 DECEMBER 31,             DECEMBER 31,               DECEMBER 31,
                                                                 ------------             ------------               ------------
SAME STORE RESIDENCES                                         1997          1998        1998         1999         1999          2000
---------------------                                         ----          ----        ----         ----         ----          ----
Residences operated (end of period) ..................          59           59          108          108          165          165
Units operated (end of period) .......................       2,104        2,157        4,035        4,048        6,350        6,351
Average occupancy rate (based on occupied
units) ...............................................        86.9%        93.5%        80.5%        84.7%        77.8%        83.7%
Sources of revenue:
Medicaid state portion ...............................        11.9%        15.1%        12.7%        13.4%        10.8%        12.1%
Medicaid resident portion ............................         6.5%         8.7%         6.9%         7.7%         6.1%         6.7%
Private ..............................................        81.6%        76.2%        80.4%        78.9%        83.1%        81.2%
                                                              ----         ----         ----         ----         ----         ----
Total ................................................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
                                                             =====        =====        =====        =====        =====        =====

         The following table sets forth, for the periods presented, the results of operations for the 59 Same Store Residences included in operating results for all of fiscal years 1997 and 1998, and the 108 Same Store Residences included in operating results for all of fiscal years 1998 and 1999 and the 165 Same Store Residences included in operating results for all of fiscal years 1999 and 2000 (in thousands).

                                                         YEARS ENDED           YEARS ENDED              YEARS ENDED
                                                          DECEMBER 31,         DECEMBER 31,             DECEMBER 31,
                                                          ------------         ------------             ------------
SAME STORE RESIDENCES                                   1997       1998        1998      1999          1999       2000
---------------------                                   ----       ----        ----      ----          ----       ----
Revenue...................................            $38,274    $42,002     $70,920    $77,881      $113,511   $127,943
Residence operating expenses..............             22,908     24,801      43,659     52,154        77,396     85,689
                                                       ------     ------      ------     ------      --------   --------
Residence operating income ...............             15,366     17,201      27,261     25,727        36,115     42,254
Building rentals .........................              5,635      6,375      12,385     14,825        15,336     15,977
Depreciation and amortization ............              2,280      1,647       3,451      3,067         7,181      7,181
                                                       ------     ------      ------     ------      --------   --------
        Total other operating expenses ...              7,915      8,022      15,836     17,892        22,517     23,158
                                                       ------     ------      ------     ------      --------   --------
        Operating income..................            $ 7,451    $ 9,179     $11,425    $ 7,835      $ 13,598   $ 19,096
                                                      =======    =======     =======    =======      ========   ========

         Year ended December 31, 2000 compared to year ended December 31, 1999:

                                                              CONSOLIDATED                           SAME STORE RESIDENCES
                                                        YEARS ENDED DECEMBER 31,                     YEARS ENDED DECEMBER 31,
                                                     ------------------------------                ----------------------------
                                                                                 INCREASE/                               INCREASE/
                                                  1999             2000         (DECREASE)      1999           2000      (DECREASE)
                                                  ----             ----         ----------      ----           ----      ----------
                                                                (IN MILLIONS)                             (IN MILLIONS)
Revenue ......................................     $117.5         $139.4           18.6%        $113.5        $127.9        12.7%
Operating expenses:
  Residence operating expenses ...............       81.8           95.0           16.1%          77.4          85.7        10.7%
  Corporate general and
    administrative ...........................       21.2           18.4          (13.2)%           --            --          --
  Building rentals ...........................       15.4           16.0            3.9%          15.3          16.0         4.6%
  Depreciation and amortization ..............        9.0            9.9           10.0%           7.2           7.2          --
  Litigation settlement ......................         --           10.0          100.0%            --            --          --
  Terminated merger expense ..................        0.2             --         (100.0)%           --            --          --
  Site abandonment costs .....................        4.9             --         (100.0)%           --            --          --
                                                    -----          -----           ----         ------         -----         ---
        Total operating expenses .............      132.5          149.3           12.7%          99.9         108.9         9.0%
                                                    -----          -----           ----         ------         -----         ---
        Operating income (loss) ..............     $(15.0)        $ (9.9)          34.0%        $ 13.6        $ 19.0        39.7%
                                                   ======         ======           ====         ======        ======        ====

         We incurred a net loss of $25.8 million, or $1.51 per basic and diluted share, on revenue of $139.4 million for the year ended December 31, 2000 (the "2000 Period") as compared to a net loss of $28.9 million, or $1.69 per basic and diluted share, on revenue of $117.5 million for the year ended December 31, 1999 (the "1999 Period").

         We had certificates of occupancy for 185 residences, all of which were included in the operating results as of the end of both the 2000 Period and 1999 Period. Of the residences included in operating results as of the end of the 2000 Period and 1999 Period, we owned 115 residences and leased 70 residences (all of which were operating leases).

         Revenue. Revenue was $139.4 million for the 2000 Period as compared to $117.5 million for the 1999 Period, an increase of $21.9 million or 18.6%.

         The increase includes:

         - $7.5 million related to the full year impact of the 20 residences (798 units) which opened during the 1999 Period;

         - $14.4 million was attributable to the 165 Same Store Residences (6,351 units).

         Revenue from the Same Store Residences was $127.9 million for the 2000 Period as compared to $113.5 million for the 1999 Period, an increase of $14.4 million or 12.7%. The increase in revenue from Same Store Residences was attributable to a combination of an increase in average occupancy to 83.7% and average monthly rental rate to $1,985 for the 2000 Period as compared to average occupancy of 77.8% and average monthly rental rate of $1,891 for these same stores in the 1999 Period.

         Residence Operating Expenses. Residence operating expenses were $95.0 million for the 2000 Period as compared to $81.8 million for the 1999 Period, an increase of $13.2 million or 16.2%.

     The increase includes:

         - $4.9 million related to the full year impact of the 20 residences (798 units) which opened during the 1999 Period;

         - $8.3 million was attributable to the 165 Same Store Residences (6,351 units).

         Residence operating expenses for the Same Store Residences were $85.7 million for the 2000 period as compared to $77.4 million for the 1999 Period, an increase of $8.3 million or 10.7%.

         The principal elements of the increase in Same Store residence operating expenses are:

         - $4.2 million related to additional payroll expenses incurred in connection with the increase in occupancy at the Same Store Residences during the period;

         - $1.4 million related to increase in real estate taxes as a result of changes in assessments;

         - $1.3 million related to provision for uncollectible rent due to the completion of an assessment of our accounts receivable collections process begun during the three months ended December 31, 2000. As a result, we increased our provision for bad debts, primarily related to private pay accounts, and wrote off or reserved balances where the probability of collection was low;

         - $378,000 related to increase in utility costs as a result of increase in rates and increase in usage as result of an increase in occupancy; and

         - $277,000 related to increase in maintenance expense associated with the upkeep of our buildings.

         Corporate General and Administrative. Corporate general and administrative expenses as reported were $18.4 million for the 2000 Period as compared to $21.2 million for the 1999 Period. Our corporate general and administrative expenses before capitalized payroll costs were $21.8 million for the 1999 Period compared to $18.4 million for the 2000 Period, a decrease of $3.4 million. The principal elements of the decrease include:

         - $2.8 million related to decreased professional fees primarily associated with legal, financial advisory and accounting costs due to regulatory issues, securityholder litigation and the restatement of our financial statements for the years ended December 31, 1996, 1997 and the first three fiscal quarters of 1998;

         - $1.2 million as a result of reimbursement of legal and professional fees from our insurance carrier as a result of the settlement of our litigation related to the restatement of the financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. Of the $1.2 million in reimbursements, we incurred approximately $600,000 of these expenses during the 2000 Period and the remaining $600,000 during the year ended December 31, 1999; and

         - $1.8 million in the 1999 Period related to the final operations of our home health business.

         The decrease was offset by increases in corporate, general and administrative expense of:

         - $1.3 million related to increased network costs associated with the development of our communications infrastructure, including dial-up and intranet access for our remote locations;

         - $500,000 related to increased payroll costs, including severance costs of $1.2 million relating to former officers; and

         - $700,000 related to increased premiums for our directors and officers and liability insurance policies.

         We capitalized $617,000 of payroll costs associated with the development of new residences during the 1999 Period. Since we discontinued our development activities during the 1999 Period, we did not capitalize any payroll costs in the 2000 Period.

         Building Rentals. Building rentals were $16.0 million for the 2000 Period as compared to $15.4 million for the 1999 Period, an increase of $600,000 or 3.9%. This increase was primarily attributable to the additional rental expense associated with the March 1999 amendment of 16 of our leases which were previously accounted for as financings. The amendment eliminated our continuing involvement in the residences in the form of a fair value purchase option. As a result of the amendment, the leases have been reclassified as operating leases for the last nine months of the 1999 Period and the full 2000 Period.

         Depreciation and Amortization. Depreciation and amortization was $9.9 million for the 2000 Period as compared to $9.0 million for the 1999 Period, an increase of $900,000 or 10.0%. Depreciation expense was $9.6 million and amortization expense related to goodwill was $292,000 for the 2000 Period as compared to $8.7 million and $294,000, respectively, for the 1999 Period. The increase in depreciation is the result of a full year of depreciation associated with the 20 owned residences that commenced operations during the 1999 Period.

         Litigation Settlement. During the third quarter of the 2000 Period we settled the class action litigation against us related to the restatement of our financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. The total cost of this settlement to us was $10.0 million. Accordingly, we recognized a charge of $10.0 million during the 2000 Period. We received reimbursements of approximately $1.2 million from our corporate liability insurance carriers and other parties in relation to the settlement. The $1.2 million of reimbursements has been recorded as a reduction of corporate, general and administrative expenses as discussed above.

         Site Abandonment Costs. In 1999, the Company wrote-off $4.9 million of capitalized cost relating to the abandonment of all remaining development sites, with the exception of 10 sites where the Company owns the land.

         Interest Expense. Interest expense was $16.4 million for the 2000 Period as compared to $15.2 million for the 1999 Period. Interest expense before capitalization for the 2000 Period was $16.4 million as compared to $17.2 million for the 1999 Period, a net decrease of $800,000.

     Interest expense decreased by:

         - $840,000 due to the March 1999 amendment of 16 of our operating leases which were previously accounted for as financings. As a result, the leases were accounted for as operating leases, effective March 31, 1999. Accordingly, rent expense related to such leases after the date of the amendment, has been classified as building rentals, rather than interest expense;

         - $80,000 due to financing fees related to variable rate debt and letter of credit renewals; and

         - $95,000 due to interest expense associated with the repayment of joint venture advances in February 1999.

         This decrease was offset by an increase in interest expense of $215,000 as a result of increases in interest rates on variable rate debt.

         We capitalized $2.0 million of interest expense for the 1999 Period. There was no capitalized interest in the 2000 Period as a result of the discontinuation of our development activities.

         Interest Income. Interest income was $786,000 for the 2000 Period as compared to $1.6 million for the 1999 Period, a decrease of $814,000. The decrease is related to interest income earned on lower average cash balances during the 2000 Period.

         Loss on Sale of Marketable Securities. Loss on sale of marketable securities was $368,000 for the 2000 Period as a result of the sale of securities with a historical cost basis of $2.0 million for proceeds of $1.6 million.

         Gain (Loss) on Sale of Assets. Gain on sale of assets was $13,000 for the 2000 Period as compared to a loss of $127,000 for the 1999 Period. The gain during the 2000 Period was related to the sale of miscellaneous equipment. The loss during the 1999 Period was related to the disposal of leasehold improvements associated with relocating our corporate offices in January 1999.

         Other Income (Expense). Other income was $67,000 for the 2000 Period as compared to other expense of $260,000 for the 1999 Period. Other income during the 2000 Period was primarily related to a contract to provide development services to a third party. Other expenses during the 1999 Period included $170,000 of administrative fees incurred in connection with our February 1999 repurchase of the remaining joint venture partner's interest in the operations of 17 residences.

         Net Loss. As a result of the above, net loss was $25.8 million or $1.51 per basic and diluted share for the 2000 Period, compared to a net loss of $28.9 million or $1.69 loss per basic and diluted share for the 1999 Period.

Year ended December 31, 1999 compared to year ended December 31, 1998:

                                                                CONSOLIDATED                      SAME STORE RESIDENCES
                                                            YEARS ENDED DECEMBER 31,              YEARS ENDED DECEMBER 31,
                                                         -------------------------------     --------------------------------
                                                                               INCREASE/                            INCREASE/
                                                         1998      1999        (DECREASE)    1998       1999        (DECREASE)
                                                         ----      ----        ----------    ----       ----        ----------
                                                               (IN MILLIONS)                        (IN MILLIONS)
Revenue ...........................................     $ 89.4    $117.5        31.4%      $ 70.9       $ 77.9         9.9%
Operating expenses:
  Residence operating expenses .....................      57.4      81.8        42.5%        43.7         52.2        19.5%
  Corporate general and administrative .............      11.1      21.2        91.0%          --           --          --
  Building rentals .................................      12.8      15.4        20.3%        12.4         14.8        19.4%
  Depreciation and amortization ....................       6.3       9.0        42.9%         3.5          3.1       (11.4)%
  Terminated merger expense ........................       1.1       0.2       (81.8)%         --           --          --
  Site abandonment costs ...........................       2.4       4.9       104.2%          --           --          --
  Write off of impaired assets and
    related expenses ...............................       8.5        --      (100.0)%         --           --          --
                                                        ------    ------      ------       ------       ------       ------
      Total operating expenses .....................      99.6     132.5        33.0%        59.6         70.1        17.6%
                                                        ------    ------      ------       ------       ------       ------
      Operating income (loss) ......................    $(10.2)   $(15.0)       47.1%      $ 11.3       $  7.8       (31.0)%
                                                        ======    ======      ======       ======       ======       ======

         We incurred a net loss of $28.9 million, or $1.69 per basic and diluted share, on revenue of $117.5 million for the year ended December 31, 1999 (the "1999 Period") as compared to a net loss (after the cumulative effect of change in accounting principle and other charges as described below) of $20.7 million, or $1.27 per basic and diluted share, on revenue of $89.4 million for the year ended December 31, 1998 (the "1998 Period").

         We had certificates of occupancy for 185 residences, all of which were included in the operating results as of the end of the 1999 Period as compared to certificates of occupancy for 173 residences, 165 of which were included in the operating results as of the end of the 1998 Period. Of the residences included in operating results as of the end of the 1999 Period, we owned 115 residences and leased 70 residences (all of which were operating leases) as compared to 95 owned residences and 70 leased residences (54 of which were operating leases and 16 of which were accounted for as financings) as of the end of the 1998 Period.

         Revenue. Revenue was $117.5 million for the 1999 Period as compared to $89.4 million for the 1998 Period, an increase of $28.1 million or 31.4%.

         The increase includes:

         - $20.8 million related to the full year impact of the 57 residences (2,302 units) which opened during the 1998 Period;

         - $3.9 million related to the opening of an additional 20 residences (798 units) during the 1999 Period; and

         - $7.0 million was attributable to the 108 Same Store Residences (4,048 units).

         These increases were offset by:

         - a reduction in revenues from home health operations of $3.1 million in the 1999 Period (the Company exited all home health operations in 1998 and did not earn any revenues for such services during the 1999 Period); and

         - a reduction of $558,000 in revenues for a residence the Company leased and operated for nine months of the 1998 Period. The lease was terminated September 30, 1998.

         Revenue from the Same Store Residences was $77.9 million for the 1999 Period as compared to $70.9 million for the 1998 Period, an increase of $7.0 million or 9.9%. The increase in revenue from Same Store Residences was attributable to a combination of an increase in average occupancy to 84.7% and average monthly rental rate to $1,873 for the 1999 Period as compared to average occupancy of 80.5% and average monthly rental rate of $1,823 for the 1998 Period.

         Residence Operating Expenses. Residence operating expenses were $81.8 million for the 1999 Period as compared to $57.4 million for the 1998 Period, an increase of $24.4 million or 42.5%.

         The increase includes:

         - $13.9 million related to the full year impact of the 57 residences (2,302 units) which opened during the 1998 Period;

         - $4.3 million related to the opening of an additional 20 residences (798 units) during the 1999 Period; and

         - $8.5 million was attributable to the 108 Same Store Residences (4,048 units).

         These increases were offset by a reduction in expenses associated with our home health operations of $2.3 million. We exited our home health operations during the 1998 Period. Expenses incurred during the 1999 Period for home health operations were related to the closure of the home health operations and are included in Corporate, General and Administrative expenses.

         Residence operating expenses for the Same Store Residences were $52.2 million for the 1999 Period as compared to $43.7 million for the 1998 Period, an increase of $8.5 million or 19.4%. This increase results from the additional expenses incurred in connection with the increase in occupancy at the Same Store Residences during the period.

         Corporate General and Administrative. Corporate general and administrative expenses as reported were $21.2 million for the 1999 Period as compared to $11.1 million for the 1998 Period. Our corporate general and administrative expenses before capitalized payroll costs were $21.8 million for the 1999 Period as compared to $12.9 million for the 1998 Period, an increase of $8.9 million. Of the increase:

         - $1.7 million, or 19.1%, related to increased payroll costs, including severance costs of $1.0 million for certain terminated corporate employees including costs associated with severance and consulting agreements between us and our former chief executive officer;

         - $4.3 million, or 48.3%, related to additional professional fees primarily associated with increased legal, financial advisory and accounting costs due to regulatory issues, securityholder litigation and the restatement of our financial statements for the years ended December 31, 1996, 1997 and the first three fiscal quarters of 1998;

         - $1.8 million, or 20.2%, related to the final operations of our home health business, including provision for bad debt of $510,000;

         - $1.1, or 12.4% related to an increase in travel and other related expenses associated with the increase in number of regional offices from three to five.

         We capitalized $1.8 million and $617,000 of payroll costs associated with the development of new residences for each of the 1998 Period and the 1999 Period.

         Building Rentals. Building rentals were $15.4 million for the 1999 Period as compared to $12.8 million for the 1998 Period, an increase of $2.6 million. This increase was primarily attributable to $2.5 million of additional rental expense associated with the March amendment of 16 of our leases, as discussed above, which were previously accounted for as financings. As a result of the amendment, the leases have been reclassified as operating leases for the last nine months of the 1999 Period.

         As of the end of the 1999 Period we had 70 operating leases as compared to 54 operating leases as of the end of the 1998 Period.

         Depreciation and Amortization. Depreciation and amortization was $9.0 million for the 1999 Period as compared to $6.3 million for the 1998 Period, an increase of $2.7 million. Depreciation expense was $8.7 million and amortization expense was $294,000 for the 1999 Period as compared to $5.9 million and $398,000, respectively, for the 1998 Period. The increase in depreciation is the result of:

         - the full year effect of depreciation on the 53 owned residences which commenced operations during the 1998 Period; and

         - depreciation associated with the 20 owned residences that commenced operations during the 1999 Period.

         The increase in depreciation was offset by the impact of the March amendment of 16 of our leases, as discussed above, which were previously accounted for as financings. As a result of this amendment, the 1999 Period reflects 3 months of depreciation expense associated with these facilities as compared to 12 months in the 1998 Period.

         Terminated Merger Expense. During the fourth quarter of the 1998 Period, we recorded a $1.1 million charge relating to our terminated merger with American Retirement Corporation ("ARC"). On February 1, 1999 we agreed with
ARC to terminate our previously announced merger agreement, which had been entered into during November 1998. We incurred approximately $228,000 of additional merger related expenses during the first quarter of 1999.

         Site Abandonment Costs. As a result of our decision to reduce the number of new residence openings during the 1998 Period and beyond, we wrote-off $2.4 million of capitalized costs during the 1998 Period relating to the abandonment of certain development sites. In 1999, the Company wrote-off $4.9 million of capitalized cost relating to the abandonment of all remaining development sites, with the exception of 10 sites where the Company owns the land.

         Write-Off of Impaired Assets and Related Expenses. In the 1998 Period, we recorded an $8.5 million charge consisting of a $7.5 million write-off of unamortized goodwill resulting from the exit from our home health operations and a $1.0 million provision for exit costs associates with closing such home health care operations. We recorded no such charges for the 1999 Period.

         Interest Expense. Interest expense was $15.2 million for the 1999 Period as compared to $11.0 million for the 1998 Period. Gross interest expense for the 1999 Period was $17.2 million as compared to $17.0 million for the 1998 Period, a net increase of $200,000.

         Interest expense increased by:

         - $1.4 million due to interest expense related to the April 1998 issuance of 5.625% Debentures; and

         - $2.3 million related to the new mortgage financing entered into during the 1998 Period.

         This increase was offset by decreases in interest expense of:

         - $616,000 as a result of the redemption in August 1998 of the 7.0% Convertible Subordinated Debentures due 2005 (the "7.0% Debentures");

         - $2.5 million as a result of the amendment of the 16 leases resulting in a change from financing obligations to operating leases; and

         - $380,000 as a result of the termination of the joint venture agreements in February, 1999.

         We capitalized $6.0 million of interest expense for the 1998 Period compared to $2.0 million for the 1999 Period.

         Interest Income. Interest income was $1.6 million for the 1999 Period as compared to $3.9 million for the 1998 Period, a decrease of $2.3 million. The decrease is related to interest income earned on lower average cash balances during the 1999 Period primarily resulting from the completion of construction on 20 residences which opened during 1999.

         Loss on Sale of Assets. Loss on sale of assets was $127,000 for the 1999 Period as compared to $651,000 for the 1998 Period. The loss during the 1999 Period was related to the disposal of leasehold improvements associated with relocating our corporate offices in January 1999. Of the loss on sale of assets recorded during the 1998 Period, $547,000 resulted from losses pertaining primarily to additional capital costs incurred during the 1998 Period on sale and leaseback transactions completed in the 1997 Period and $75,000 related to losses incurred in connection with terminating one operating lease during the 1998 Period. The remainder of the loss on sale of assets was attributable to losses incurred in connection with one sale and leaseback transaction completed during the 1998 Period.

         Other Income (Expense). Other expense was $260,000 for the 1999 Period as compared to $1.2 million for the 1998 Period. Other expenses during the 1999 Period included $170,000 of administrative fees incurred in connection with our February 1999 repurchase of the remaining joint venture partner's interest in the operations of 17 residences. Other expense during the 1998 Period included $907,000 of financing costs which were expensed during the period. Of such amount, $614,000 related to financing costs which had been previously capitalized in association with a financing commitment that was terminated during the fourth quarter 1998 and the remaining $293,000 was associated with the termination of a swap agreement at the end of the third quarter of the 1998 Period. In addition, other expenses during the 1998 Period included $210,000 of administrative fees incurred in connection with our repurchase of the joint venture partner's interest in the operations of 21 residences during the period.

         Cumulative Effect of Change in Accounting Principle. We adopted AICPA Statement of Position 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5") effective January 1, 1998. Under SOP 98-5, start-up costs associated with the opening of new residences are expensed as incurred. We recognized a charge of $1.5 million during the 1998 Period associated with adopting such provision. We had no changes in accounting principle during the 1999 Period.

         Net Loss. As a result of the above, net loss (after the cumulative effect of change in accounting principle and other charges as described above) was $28.9 million or $1.69 per basic and diluted share for the 1999 Period, compared to a net loss of $20.7 million or $1.27 loss per basic and diluted share for the 1998 Period.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 2000, we had a working capital deficit of $17.0 million (including current portion of settlement payable of $7.8 million) and unrestricted cash and cash equivalents of $9.9 million.

         Net cash provided by operating activities was $700,000 during the year ended December 31, 2000.

         Net cash used in investing activities totaled $808,000 during the year ended December 31, 2000. The primary sources of cash were $1.6 million related to the sale of marketable securities and a decrease of $1.1 million of restricted cash due to the release of funds restricted per the terms of agreements with U.S. Bank. We used $3.5 million of cash in investing activities related to capital expenditures.

         Net cash provided by financing activities totaled $2.4 million during the year ended December 31, 2000. Proceeds of $4.0 were received on a short-term bridge loan secured by three previously encumbered assets. The use of cash in financing activities was due to principal payments on long term debt of $1.6 million.

         On March 12, 2001, we amended certain loan documents with U.S. Bank. Pursuant to the amendment, we agreed to pay fees of $34,700 in exchange for the following: the modification of certain financial covenants, and the waiver of U.S. Bank's right to declare an event of default for our failure to comply with certain financial covenants as of December 31, 2000 and for our anticipated failure to comply with certain financial covenants for the three months ending March 31, 2001. The amendment also provides the following: approval for us to repurchase for cash up to $25.0 million in face value of our convertible debentures prior to maturity; a requirement that we deposit $500,000 in cash collateral with U.S. Bank in the event certain regulatory actions are commenced with respect to the properties securing our obligations to U.S. Bank; and the requirement that U.S. Bank release such deposits to us upon satisfactory resolution of the regulatory action. Failure to comply with any covenant constitutes an event of default, which will allow U.S. Bank (at its discretion) to declare any amounts outstanding under the loan documents to be due and payable. In addition, certain of our leases and loan agreements contain covenants and cross-default provisions such that a default on one of those agreements could cause us to be in default on one or more other agreements.

         In November 2000, we entered into a short-term bridge loan with Red Mortgage in the amount of $4.0 million secured by three previously unencumbered properties. This loan matures on August 1, 2001, requires monthly interest-only payments and bears interest at the greater of 10% or LIBOR plus 3.5%. We intend to replace this loan with long-term HUD financing prior to its maturity.

         On March 2, 2001, we entered into an agreement with Heller for a $45.0 million line of credit, under which five wholly owned subsidiaries are the jointly and severally liable borrowers of any funds drawn. This line matures on August 31, 2002 and requires monthly interest-only payments until maturity. This line bears an interest rate of 3.85% over the three-month LIBOR rate floating monthly and will be secured by up to 32 properties owned by the borrowers and leased to another of our affiliates or us. We guaranteed the line. In addition to having paid a commitment fee of $450,000, we are to pay funding fees of 0.5% of the principal amount funded at the time of funding and pay an exit fee of 1.0% of the principal being repaid. The borrowers may elect to exercise up to three six-month extensions of the maturity date, subject to the satisfaction of certain conditions. We intend to replace a substantial portion of this financing with long-term HUD financing to the extent the processing time and increasing limitations by HUD on submission of applications and amount financed permit. While the line remains outstanding, we have agreed that we will not sell or grant mortgages on our remaining unencumbered properties, except one, unless the net proceeds are used to repurchase our convertible debentures or otherwise reduce our indebtedness (if approved by Heller). Proceeds of the line may be used for the payment of our shareholders' litigation settlement, the repurchase of 16 of our leased properties and the repurchase of some of our convertible debentures. Our initial draw on this line was $1.3 million on March 2, 2001.

         Our ability to satisfy our obligations, including payments with respect to our outstanding indebtedness and lease obligations, will depend on future performance, which is subject to our ability to stabilize our operations, and to a certain extent, general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We made two payments of approximately $2.3 million each towards our litigation settlement on October 23, 2000 and January 23, 2001 and on November 1, 2000 we made our $4.7 million semi-annual interest payment on our convertible subordinated debentures. We are obligated to pay the remaining $5.6 million related to the litigation settlement in two installments of approximately $2.3 million each, due on April 23, 2001 and July 23, 2001, with final payment of $1.0 million due within 90 days following the July 23, 2001 payment. Additionally, our next $4.7 million semi-annual interest payment on our convertible subordinated debentures is due on May 1, 2001. We may also be required to reimburse our insurance carriers for up to $4.0 million of costs incurred by the carriers in connection with the securityholder litigation, depending on the outcome of a pending dispute over coverage (see Part I, Item 3 of this report).

         We believe that our current cash on hand, cash available from operations and financing by Heller will be sufficient to meet our working capital needs through July 2002. However, we will have up to $45.0 million in principal from the Heller financing maturing on August 31, 2002 (unless the five wholly owned subsidiaries, which are the borrowers, are able to and do extend the maturity dates for up to three six-month extensions), and have $161.3 million (less any amounts repurchased with the Heller line of credit) in principal amount of convertible debentures maturing between November 2002 and May 2003. We also expect the cost to maintain our long-lived assets in their present condition to increase; however, we cannot yet estimate the financial impact since our experience is limited due to the newness of these assets.

         Approximately $27.2 million of our indebtedness was secured by letters of credit as of December 31, 2000 which in some cases have termination dates prior to the maturity of the underlying debt. As such letters of credit expire, beginning in 2003, we will need to obtain replacement letters of credit, post cash collateral or refinance the underlying debt. There can be no assurance that we will be able to procure replacement letters of credit from the same or other lending institutions on terms that are acceptable to us. In the event that we are unable to obtain a replacement letter of credit or provide alternate collateral prior to the expiration of any of these letters of credit, we would be in default on the underlying debt.

         We are currently exploring various alternatives to address our financing needs and the maturities of our long-term debt. The Heller and Red Mortgage financings have been sought to fund potential working capital needs, to fund the cost of our shareholders' litigation settlement, the repurchase of 16 of our leased properties and the repurchase of some of our convertible debentures in the open market. We expect to replace the Red Mortgage financing with long-term HUD mortgage loans and we also expect to replace a substantial portion of the Heller financing with long-term HUD mortgage loans, to the extent the processing time and increasing limitations by HUD on submission of applications and amount financed permit. In addition, we are also considering issuing new securities with longer maturities to the holders of our convertible debentures in exchange for some or all of their convertible debentures. We have 48 unencumbered residences available to use as collateral for these various alternatives, 47 of which are subject to negative covenants not to encumber them except under certain circumstances, including the use of the net proceeds of the financing which they secure for the reduction of our indebtedness to our convertible debenture holders. No commitments are currently in place and there can be no assurance that our efforts will be successful, in which event we will have to consider other alternatives, including reorganization under the bankruptcy laws or raising highly dilutive capital through the issuance of equity or equity-related securities.

INFLATION

         We do not believe that inflation has materially adversely affected our operations. We expect, however, that salary and wage increases for our skilled staff will continue to be higher than average salary and wage increases, as is common in the health care industry. We expect that we will be able to offset the effects of inflation on salaries and other operating expenses by increases in rental and service rates, subject to applicable restrictions with respect to services that are provided to residents eligible for Medicaid reimbursement.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instrument and Hedging Activities, as amended, which establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivatives be recognized into the balance sheet and measured at fair value. The effective date for SFAS No. 133 for the Company is January 1, 2001. At the current time, we do not have any derivative financial instruments.


                                  RISK FACTORS

         Set forth below are the risks that we believe are material. This report on Form 10-K, including the risks discussed below, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including without limitation (i) our ability to control costs and improve operating margins, (ii) the degree to which our future operating results and financial condition will be affected by litigation described in this report, (iii) the possibility that we will experience slower fill-up of our newer residences and/or declining occupancy in our stabilized residences, either of which would adversely affect residence revenues and operating margins, (iv) our ability to operate our facilities in compliance with evolving regulatory requirements and (v) the possibility that we will not be able to obtain financing needed to fund our future operations and retire our 6.0% Debentures and our 5.625% Debentures due in 2002 and 2003, respectively. In light of such risks and uncertainties, our actual results could differ materially from such forward-looking statements. Except as may be required by law, we do not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

WE ARE HIGHLY LEVERAGED; OUR LOAN AND LEASE AGREEMENTS CONTAIN FINANCIAL COVENANTS.

         We are highly leveraged. We had total indebtedness, including short term portion, of $237.3 million as of December 31, 2000. In addition, we had shareholders' equity of $63.9 million as of December 31, 2000. The degree to which we are leveraged could have important consequences, including:

         - making it more difficult to satisfy our debt or lease obligations;

         - increasing our vulnerability to general adverse economic and industry conditions;

         -        limiting our ability to obtain additional financing;

         - requiring dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our debt or leases, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes;

         - limiting our flexibility in planning for, or reacting to, changes in our business or industry; and

         - placing us at a competitive disadvantage to less leveraged competitors.

         Several of our debt instruments and leases contain financial covenants, including debt to cash flow and net worth tests. On March 12, 2001, we amended certain loan documents with U.S. Bank. Pursuant to the amendment, we agreed to pay fees of $34,700 in exchange for the following: the modification of certain financial covenants, and the waiver of U.S. Bank's right to declare an event of default for our failure to comply with certain financial covenants as of December 31, 2000 and for our anticipated failure to comply with certain financial covenants for the three months ending March 31, 2001. The amendment also provides for the following: approval for us to repurchase for cash up to $25.0 million in face value of our convertible debentures prior to maturity; a requirement that we deposit $500,000 in cash collateral with U.S. Bank in the event certain regulatory actions are commenced with respect to the properties securing our obligations to U.S. Bank; and the requirement that U.S. Bank release such deposits to us satisfactory resolution of the regulatory action. We cannot provide assurance that we will comply in the future with the modified financial covenants included in the agreement, or with the financial covenants set forth in our other debt agreements and leases. If we fail to comply with one or more of the U.S. Bank covenants or any other debt or lease covenants (after giving effect to any applicable cure period), the lender or lessor may declare us in default of the underlying obligation and exercise any available remedies, which may include:

         - in the case of debt, declaring the entire amount of the debt immediately due and payable;

         - foreclosing on any residences or other collateral securing the obligation; and

         - in the case of a lease, terminating the lease and suing for damages.

         In addition, many of our debt instruments and leases contain "cross-default" provisions pursuant to which a default under one obligation can cause a default under one or more other obligations. Accordingly, we could experience a material adverse effect on our financial condition if any lender or lessor notifies us that we are in any such cross-default under any debt instrument or lease.

WE WILL REQUIRE ADDITIONAL FINANCING.

         Our ability to satisfy our obligations, including payments with respect to our outstanding indebtedness and lease obligations, will depend on future performance, which is subject to our ability to stabilize our operations, and to a certain extent, general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We made two payments of approximately $2.3 million each towards our litigation settlement on October 23, 2000 and January 23, 2001 and on November 1, 2000 we made our $4.7 million semi-annual interest payment on our convertible subordinated debentures. We are obligated to pay the remaining $5.6 million related to the litigation settlement in two installments of approximately $2.3 million each, due on April 23, 2001 and July 23, 2001, with final payment of $1.0 million due within 90 days following the July 23, 2001 payment. Additionally, our next $4.7 million semi-annual interest payment on our convertible subordinated debentures is due on May 1, 2001. We may also be required to reimburse our insurance carriers for up to $4.0 million of costs incurred by the carriers in connection with the securityholder litigation, depending on the outcome of a pending dispute over coverage (see Part I, Item 3 of this report).

         We believe that our current cash on hand, cash available from operations and financing by Heller will be sufficient to meet our working capital needs through July 2002. However, we will have up to $45.0 million in principal from the Heller financing maturing on August 31, 2002 (unless the five wholly owned subsidiaries, which are the borrowers, are able to and do extend the maturity dates for up to three six-month extensions), and have $161.3 million (less any amounts repurchased with the Heller line of credit) in principal amount of convertible debentures maturing between November 2002 and May 2003. We also expect the cost to maintain our long-lived assets in their present condition to increase; however, we cannot yet estimate the financial impact since our experience is limited due to the newness of these assets.

         We are currently exploring various alternatives to address our financing needs and the maturities of our long-term debt. The Heller and Red Mortgage financings have been sought to fund potential working capital needs, to fund the cost of our shareholders' litigation settlement, the repurchase of 16 of our leased properties and the repurchase of some of our convertible debentures in the open market. We expect to replace the Red Mortgage financing with long-term HUD mortgage loans and we also expect to replace a substantial portion of the Heller financing with long-term HUD mortgage loans, to the extent the processing time and increasing limitations by HUD on submission of applications and amount financed permit. In addition, we are also considering issuing new securities with longer maturities to the holders of our convertible debentures in exchange for some or all of their debentures. We have 48 unencumbered residences available to use as collateral for these various alternatives, 47 of which are subject to negative covenants not to encumber them except under certain circumstances, including the use of the net proceeds of the financing which they secure for the reduction of our indebtedness to our convertible debenture holders. No commitments are currently in place and there can be no assurance that our efforts will be successful, in which event we will have to consider other alternatives, including reorganization under the bankruptcy laws or raising highly dilutive capital through the issuance of equity or equity-related securities.

         Approximately $27.2 million of our indebtedness was secured by letters of credit as of December 31, 2000 which in some cases have termination dates prior to the maturity of the underlying debt. As such letters of credit expire, beginning in 2003, we will need to obtain replacement letters of credit, post cash collateral or refinance the underlying debt. There can be no assurance that we will be able to procure replacement letters of credit from the same or other lending institutions on terms that are acceptable to us. In the event that we are unable to obtain a replacement letter of credit or provide alternate collateral prior to the expiration of any of these letters of credit, we would be in default on the underlying debt.

POSSIBLE AMERICAN STOCK EXCHANGE DELISTING.

         Our common stock currently is listed on the AMEX under the symbol "ALF," our 5.625% Debentures currently are listed on AMEX under the symbol "ALS5E03" and our 6.0% Debentures currently are listed on AMEX under the symbol "ALS6K02." AMEX recently notified us that we had fallen below certain of AMEX's continued listing guidelines and that it was reviewing our listing eligibility. In particular, we have incurred losses from continued operations for each of its past six fiscal years ending December 31, 2000, and the price per share of our common stock as quoted on AMEX recently has been below the minimum bid price of $1.00 per share. We may choose to effect a reverse stock split in the event that the price of our common stock does not otherwise meet the minimum bid requirement. However, we reported a net loss of $1.51 per basic and diluted share for the year ended December 31, 2000, and may not report net income in the near future. We have provided AMEX with additional information and have been involved in ongoing discussions with AMEX in connection with its review of our listing eligibility. While AMEX has decided not to delist us at this time, they will continue to review our listing status on a quarterly basis.

         If AMEX were to delist our securities, it is possible that the securities would continue to trade on the over-the-counter market. However, the extent of the public market for the securities and the availability of quotations would depend upon such factors as the aggregate market value of each class of the securities, the interest in maintaining a market in such securities on the part of securities firms and other factors. There can be no assurance that any public market for our securities will exist in the event that such securities are delisted.

WE MAY INCUR SIGNIFICANT COSTS AND LIABILITY AS A RESULT OF LITIGATION.

      Securityholder Litigation Settlement

         In September 2000, we reached an agreement to settle the class action litigation relating to the restatement of our financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. This agreement received final court approval on November 30, 2000 and we were subsequently dismissed from the litigation with prejudice.

         The total cost of the settlement was approximately $10,020,000 (less $1.0 million of legal fees and expenses reimbursed by our corporate liability insurance carriers and other reimbursements of approximately $193,000). We made two payments of $2.3 million each on October 23, 2000 and January 23, 2001 towards the settlement. The remaining amount due will be paid in two payments of $2.3 million each, due on April 23, 2001 and July 23, 2001, and a final payment of $1.0 million due within 90 days following the July 23, 2001 payment.

         The settlement had been pending the approval of our corporate liability insurance carriers who had raised certain coverage issues that resulted in the filing of litigation between us and the carriers. These carriers consented to the settlement, and we and the carriers agreed to dismiss the litigation regarding coverage issues and to resolve those issues through binding arbitration. The arbitration proceeding is pending. To the extent that the carriers are successful, we and the carriers agreed that the carriers' recovery is not to exceed $4.0 million. The parties further agreed that payment of any such amount awarded will not be due in any event until 90 days after we have satisfied our obligations to the plaintiffs in the class action, with any such amount to be subordinated to new or refinancing of existing obligations. We believe that we have strong defenses regarding this dispute and consequently have not recorded a liability in relation to this matter.

         As a result of the class action settlement, we recorded a charge of approximately $10,020,000, which was partially offset by a reduction in general, and administrative expenses of approximately $1,193,000 as a result of the reimbursement of legal fees and expenses incurred in connection with the litigation. The settlement resulted in an increase in net loss of $8,827,000 (or approximately $0.52 per basic and diluted share) for the year ended December 31, 2000.

         Although we believe we have strong defenses regarding our dispute with the insurance carriers, we cannot predict the outcome of this litigation and currently are unable to evaluate the likelihood of success or the range of possible loss. However, if such litigation was determined adversely to us, such a determination could have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

     Indiana Litigation Settlement

         In a lawsuit filed in 2000, the Indiana State Department of Health ("ISDH") had alleged that we were operating our Logansport, Indiana facility known as McKinney House as a residential care facility without a license. We believe our services have been consistent with those of a "Housing with Services Establishment" (which is not required to be licensed) pursuant to Indiana Code Section 12-10-15-1.

         To avoid the expense and uncertainty of protracted litigation and, also because we wished to assure the State that we operate in a manner that is consistent with Indiana law, we agreed to the following settlement on behalf of all facilities owned and operated by us in the State of Indiana. The State and ALC agreed upon a Program Description that clarifies the services that we can provide without requiring licensure as a residential care facility. This Program Description provides guidelines regarding the physical and medical condition of the residents in our facilities and the services to be provided to them. We agreed that prior to March 20, 2001, we will provide in-service training regarding the Program Description throughout our Indiana facilities. Under the Program Description, we must discharge residents who require certain types or levels of care that we agreed not to provide in Indiana. We are currently implementing the Program Description and, while its full impact is not now known, we do not expect the impact to be material to our financial condition, results of operations, cash flow and liquidity. Without admitting liability, we paid a civil penalty of $10,000. The State dismissed the lawsuit against us with prejudice.

   Other Litigation

         In addition to the matters referred to in the immediately preceding paragraphs, we are involved in various lawsuits and claims arising in the normal course of business. In the aggregate, such other suits and claims should not have a material adverse effect on our financial condition, results of operations, cash flow and liquidity. However, if these matters were determined adversely to us, such a determination could have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION.

         The operation of assisted living facilities and the provision of health care services are subject to federal laws, and state and local licensure, certification and inspection laws that regulate, among other matters:

         -        the number of licensed residences and units per residence;

         -        the provision of services;

         -        equipment;

         - staffing, including professional licensing and criminal background checks;

         -        operating policies and procedures;

         -        fire prevention measures;

         -        environmental matters;

         -        resident characteristics;

         -        physical design and compliance with building and safety codes;

         -        confidentiality of medical information;

         -        safe working conditions;

         -        family leave; and

         -        disposal of medical waste.

         Our cost to comply with these regulations is significant. In addition, it could adversely affect our financial condition or results of operations if a court or regulatory tribunal were to determine that we had failed to comply with any of these laws or regulations. Because these laws and regulations are amended from time to time we cannot predict when and to what extent liability may arise. See "Confidentiality of Medical Information," "Restrictions imposed by laws benefiting disabled persons" and "Medical waste."

         In the ordinary course of our business, we receive and have received notices of deficiencies for failure to comply with various regulatory requirements. We review such notices and, in most cases, we will agree with the regulator upon the steps to be taken to bring the facility into compliance with regulatory requirements. From time to time we may dispute the matter and sometimes will seek a hearing if we do not agree with the regulator. In some cases or upon repeat violations, the regulator may take one or more adverse actions against a facility. These adverse actions can include:

         - the imposition of fines, of which we paid $16,000 in the aggregate in 2000;

         - temporary stop placement of admission of new residents, or imposition of other conditions to admission of new residents to the facility, which included 4 residences (2 in Washington and 2 in Idaho) in 2000, 2 of which are still in stop placement as of this date;

         -        termination of a facility's Medicaid contract;

         -        conversion of license to provisional status; and

         - suspension or revocation of a facility's license, which in 2000 included one residence in Washington against which the state has commenced license revocation procedures. This matter is still pending at the time of this filing.

         To date, these adverse actions have resulted in minimal fines and temporary suspension of admissions at certain residences. Because regulations vary from one jurisdiction to another and because determinations regarding whether to make a license provisional, to suspend or revoke a license, or to impose a fine, are subject to administrative discretion, it is difficult for us to predict whether a particular remedy will be sought or obtained in any given case. These types of regulatory enforcement actions may adversely affect residence occupancy levels, revenues and costs of operation. We cannot guarantee that federal, state, or local governments will not impose additional restrictions on our activities that could materially adversely affect us.

         The operation of our residences is subject to federal and state laws prohibiting fraud by health care providers, including criminal provisions, which prohibit filing false claims or making false statements to receive payment or certification under Medicaid, or failing to refund overpayments or improper payments. Violation of these provisions is a felony punishable by up to five years imprisonment and/or $25,000 fines. Civil provisions prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment. The penalties for such a violation are fines of not less than $5,000 or more than $10,000, plus treble damages, for each claim filed.

         State and federal governments are devoting increasing attention and resources to anti-fraud initiatives against health care providers. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the
Balanced Budget Act of 1997 expanded the penalties for health care fraud, including broader provisions for the exclusion of providers from the Medicaid program. We have established policies and procedures that we believe are sufficient to ensure that our facilities will operate in substantial compliance with these anti-fraud and abuse requirements. While we believe that our business practices are consistent with Medicaid criteria, those criteria are often vague and subject to change and interpretation. Aggressive anti-fraud actions, however, could have an adverse effect on our financial position, results of operations or cash flows.

OVERBUILDING IN THE ASSISTED LIVING INDUSTRY.

         We believe that many assisted living markets have become or are on the verge of becoming overbuilt. Regulation and other barriers to entry into the assisted living industry are not substantial. In addition, because the segment of the population that can afford to pay our daily resident fee is finite, the development of new assisted living facilities could outpace demand. The effects of such overbuilding include (a) significantly longer fill-up periods, (b) pressure to lower or refrain from increasing rates, (c) competition for workers in already tight labor markets and (d) lower margins until excess units are absorbed. We believe that each local market is different, and we are and will continue to react in a variety of ways to the specific competitive environment that exists in each market. There can be no assurance that we will be able to compete effectively in those markets where overbuilding exists, or that future overbuilding in other markets where we have opened residences will not adversely affect our operations.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES AND CONTROL LABOR COSTS.

         We compete with other providers of long-term care with respect to attracting and retaining qualified personnel. We also depend upon the available labor pool of low-wage employees. A shortage of qualified personnel may require us to enhance our wage and benefits packages in order to compete. Some of the states in which we operate impose licensing requirements on individuals serving as program directors at assisted living residences and others may adopt similar requirements. We cannot guarantee that our labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

OUR PROPERTIES ARE GEOGRAPHICALLY CONCENTRATED AND WE DEPEND ON THE ECONOMIES OF THE SPECIFIC AREAS IN WHICH WE OPERATE OUR PROPERTIES.

         We depend significantly on the economies of Texas, Indiana, Oregon, Ohio and Washington. As of December 31, 2000, 21.6% of our properties were in Texas, 11.4% in Indiana, 10.3% in Oregon, 9.7% in Ohio and 8.6% in Washington. Adverse changes in general economic factors affecting the respective health care industries or laws and regulatory environment in any of these states could have a material adverse effect on our financial condition and results of operations.

WE DEPEND ON REIMBURSEMENT BY THIRD-PARTY PAYORS.

         Although revenue at a majority of our residences come primarily from private payors, a portion of our revenues depend upon reimbursements from third-party government payors, including state Medicaid waiver programs. For the years ended December 31, 1998, 1999 and 2000, direct payments received from Medicaid funded programs accounted for approximately 10.7%, 10.4% and 11.1% respectively, of our revenue. Also, our tenant-paid portion of Medicaid revenue accounted for approximately 5.8%, 5.9% and 6.2% respectively, of our revenue during the years ended December 31, 1998, 1999 and 2000. We expect that state Medicaid waiver programs will continue to constitute a significant source of our revenue in the future. Furthermore, we cannot guarantee that our proportionate percentage of revenue received from Medicaid waiver programs will not increase. There are continuing efforts by governmental and private third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. Recent changes include the development and implementation of a prospective payment system ("PPS") for reimbursement of various healthcare services. While it is unclear what effects PPS will have on our reimbursement from state Medicaid waiver programs, it is possible that our revenues and profitability may be affected adversely. Also, there has been, and our management expects that there will continue to be, additional proposals attempting to reduce the federal and some state budget deficits by limiting Medicaid reimbursement in general. Adoption of any of these proposals at either the federal or the state level could have a material adverse effect on our business, financial condition, results of operations and prospects.

         We anticipate that revenues at a majority of our residences will continue to come from private pay sources. However, we believe that by having located residences in states with favorable regulatory and reimbursement climates, we should have a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide our private pay residents with alternative sources of income if their private funds are depleted and they become Medicaid eligible.

         Although we manage the mix of private paying tenants and Medicaid paying tenants residing in our facilities, any significant increase in our Medicaid population could have an adverse effect on our financial position, results of operations or cash flows, particularly if the states operating these programs continue to or more aggressively seek limits on reimbursement rates.

CONFIDENTIALITY OF MEDICAL INFORMATION.

         In 1996, the HIPAA law created comprehensive new requirements regarding the confidentiality of medical information that is or has been electronically transmitted or maintained. Under the 1996 law, Congress required the Department of Health and Human Services to promulgate regulations. The requirements set forth in the regulations are extensive and may require to us to significantly change the way we maintain and transmit healthcare information for our residents.

         Healthcare providers must take "reasonable steps" to ensure that the provider, as well as the provider's business partners, comply with the law's requirements. Therefore, we may be required to ensure that the other entities with which we do business are also in compliance with these laws. HIPAA also created certain consumer rights with which we may be required to comply, including a right of notice regarding our information practices, a right of access to inspect and copy such individual's protected medical information, and a right to receive an accounting of all disclosures made by us, with certain exceptions. It is anticipated that significant changes in the regulations will occur prior to finalization; however, we do not expect that the costs to comply with the final regulations will have an adverse effect on our financial position, results of operations or cash flows.

RESTRICTIONS IMPOSED BY LAWS BENEFITING DISABLED PERSONS.

         Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require us to modify existing residences to allow disabled persons to access the residences. We believe that our residences are either substantially in compliance with present requirements or are exempt from them. However, if required changes cost more than anticipated, or must be made sooner than anticipated, we would incur additional costs. Further legislation may impose additional burdens or restrictions related to access by disabled persons, and the costs of compliance could be substantial.

MEDICAL WASTE.

         Our facilities generate potentially infectious waste due to the illness or physical condition of the residents, including, for example, blood-soaked bandages, swabs and other medical waste products and incontinence products of those residents diagnosed with infectious diseases. The management of potentially infectious medical waste, including handling, storage, transportation, treatment and disposal, is subject to regulation under various laws, both federal and state. These laws and regulations set forth the management requirements, as well as permit, record keeping, notice and reporting obligations. Any finding that we are not in compliance with these laws and regulations could adversely affect our business operations and financial condition. Because these laws and regulations are amended from time to time, we cannot predict when and to what extent liability may arise. In addition, because these environmental laws vary from state to state, expansion of our operations to states where we do not currently operate may subject us to additional restrictions on the manner in which we operate our facilities.

WE MAY BE LIABLE FOR LOSSES NOT COVERED BY OR IN EXCESS OF OUR INSURANCE.

         Providing services in the senior living industry involves an inherent risk of liability. Participants in the senior living and long-term care industry are subject to lawsuits alleging negligence or related legal theories, many of which may involve large claims and result in the incurrence of significant legal defense costs. We currently maintain insurance policies to cover such risks in amounts which we believe are in keeping with industry practice. There can be no assurance that a claim in excess of our insurance will not be asserted. A claim against us not covered by, or in excess of, our insurance, could have a material adverse affect on us.

         Based on poor loss experience, insurers for the long term care industry have become increasingly wary of liability exposures. A number of insurance carriers have stopped writing coverage to this market, and those remaining have increased premiums and deductibles substantially. While nursing homes have been the primary targets of these insurers, assisted living companies, including us, have experienced premium and deductible increases. During our claim year ended December 31, 2000, our professional liability insurance coverage included deductible levels of $100,000 per incident; for the claim year ending December 31, 2001 this deductible has been replaced with a retention level of $250,000, except in Florida and Texas in which the retention level is $500,000. In certain states, particularly Florida and Texas, many long-term care providers are facing very difficult renewals. There can be no assurance that we will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on terms acceptable to us.

WE COULD INCUR SIGNIFICANT COSTS RELATED TO ENVIRONMENTAL REMEDIATION OR COMPLIANCE.

         We are subject to various federal, state and local environmental laws, ordinances and regulations. Some of these laws, ordinances and regulations hold a current or previous owner, lessee or operator of real property liable for the cost of removal or remediation of some hazardous or toxic substances that could be located on, in or under such property. These laws and regulations often impose liability whether or not we knew of, or were responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial. Furthermore, there is no limit to our liability under such laws and regulations. As a result, our liability could exceed our property's value and aggregate assets. The presence of these substances or failure to remediate these substances properly may also adversely affect our ability to sell or lease the property, or to borrow using our property as collateral.

         We may be liable under some laws and regulations as an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances at a disposal site. In that event, we may be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of our properties, we could be liable for these costs, as well as some other costs, including governmental fines and injuries to persons or properties. As a result, any hazardous or toxic substances which are present, with or without our knowledge, at any property we hold or operate could have an adverse effect on our business, financial condition or results of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE REGARDING MARKET RISK AND RISK SENSITIVE INSTRUMENTS

         Market risk represents the risk of changes in value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates, foreign exchange rates and equity prices. Changes in these factors could cause fluctuations in our earnings and cash flows.

         For fixed rate debt, changes in interest rates generally affect the fair market value of the debt instrument, but not our earnings or cash flows. We do not have an obligation to prepay any of our fixed rate debt prior to maturity, and therefore, interest rate risk and changes in the fair market value of our fixed rate debt will not have an impact on our earnings or cash flows until we decide, or are required, to refinance such debt.

         For variable rate debt, changes in interest rates generally do not impact the fair market value of the debt instrument, but do affect our future earnings and cash flows. We had variable rate debt of $27.2 million outstanding at December 31, 2000 with a weighted average interest rate of 4.2%. Assuming that our balance of variable rate debt remains constant at $27.2 million, each one-percent increase in interest rates would result in an annual increase in interest expense, and a corresponding decrease in cash flows, of $272,000. Conversely, each one-percent decrease in interest rates would result in an annual decrease in interest expense, and a corresponding increase in cash flows, of $272,000.

         The table below presents principal cash flows and related weighted average interest rates by expected maturity dates (in thousands).


                                                      DECEMBER 31, EXPECTED MATURITY DATE
                                  ------------------------------------------------------------------------------
                                   2001        2002        2003        2004       2005      THEREAFTER    TOTAL
                                   ----        ----        ----        ----       ----      ----------   --------
Long-term debt:
  Fixed rate ..................   $1,085     $ 1,119     $ 1,105     $ 1,140      $1,210     $  39,218   $ 44,877
  Average interest rate .......     7.93%       7.93%       7.93%       7.93%       7.93%         7.93%      7.93%
  Variable rate ...............   $  605     $   674     $   728     $   786      $  852     $  23,575   $ 27,220
  Average interest rate .......     4.15%       4.15%       4.15%       4.15%       4.15%         4.15%      4.15%
                                  ------     -------     -------     -------      ------     ---------   --------
        Total long-term debt ..   $1,690     $ 1,793     $ 1,833     $ 1,926      $2,062     $  62,793   $ 72,097
Convertible debentures:
  6.0% debentures .............   $   --     $86,250     $    --     $    --      $   --     $      --   $ 86,250
  Average interest rate .......      6.0%        6.0%        6.0%        6.0%        6.0%          6.0%       6.0%
  5.625% debentures ...........   $   --     $    --     $75,000     $    --      $   --     $      --   $ 75,000
  Average interest rate .......    5.625%      5.625%      5.625%      5.625%      5.625%        5.625%     5.625%
                                  ------     -------     -------     -------      ------     ---------   --------
        Total convertible
         debentures ...........   $   --     $86,250     $75,000     $    --      $   --     $      --   $161,250
                                  ------     -------     -------     -------      ------     ---------   --------
        Total long-term debt
         and convertible
         debentures ...........   $1,690     $88,043     $76,833     $ 1,926      $2,062     $  62,793   $233,347
                                  ======     =======     =======     =======      ======     =========   ========



                                DECEMBER 31,  DECEMBER 31,
                                    1999          2000
                                 FAIR VALUE    FAIR VALUE
                                ------------  ------------
Long-term debt:
  Fixed rate ..................  $ 44,690       $ 44,877
  Average interest rate .......
  Variable rate ...............  $ 28,753       $ 27,220
  Average interest rate .......
                                 --------       --------
        Total long-term debt ..  $ 73,443       $ 72,097
Convertible debentures:
  6.0% debentures .............  $ 50,888       $ 36,225
  Average interest rate .......
  5.625% debentures ...........  $ 43,500       $ 29,250
  Average interest rate .......
                                 --------       --------
        Total convertible
         debentures ...........  $ 94,388       $ 65,475
                                 --------       --------
        Total long-term debt
         and convertible
         debentures ...........  $167,831       $137,572
                                 ========       ========



         We are also exposed to market risks from fluctuations in interest rates and the effects of those fluctuations on market values of our cash equivalents and short-term investments. These investments generally consist of overnight investments that are not significantly exposed to interest rate risk, except to the extent that changes in interest rates will ultimately affect the amount of interest income earned and cash flow from these investments.

         We do not have any derivative financial instruments in place to manage interest costs, but that does not mean we will not use them as a means to manage interest rate risk in the future.

         We do not use foreign currency exchange forward contracts or commodity contracts and do not have foreign currency exposure.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         Financial statements and supplementary data required by this Item 8 are set forth as indicated in Item 14.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Not Applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

GENERAL

         We have provided below certain information regarding our directors and executive officers:

NAME                                       AGE(1)    POSITION
----                                       ------    --------
Wm. James Nicol(4) ..........              57        President, Chief Executive Officer and Chairman of the Board
                                                     of Directors
John M. Gibbons(2)(3)(4) ....              52        Director, Vice Chairman of the Board of Directors
Richard C. Ladd(2) ...........             62        Director
Jill M. Krueger(2)(3)(4) ......            41        Director
Bruce E. Toll(2)..............             57        Director
Leonard Tannenbaum(3).......               29        Director
Sandra Campbell..............              54        Senior Vice President, General Counsel and Secretary
Nancy Gorshe ................              50        Senior Vice President of Community Relations
Drew Q. Miller ...............             48        Senior Vice President, Chief Financial Officer and Treasurer
M. Catherine Maloney .........             38        Vice President, Controller and Chief Accounting Officer

(1) As of December 31, 2000.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Special Committee for Securityholder Litigation.

         Wm. James Nicol was appointed to the Board of Directors as Chairman of the Board on March 3, 2000. Mr. Nicol has over 20 years experience of senior executive management, including finance and corporate development in health care service organizations. Mr. Nicol has most recently served as the Chief Financial Officer of HemoTherapies, Inc., a San Diego based medical device start-up company. Prior to joining HemoTherapies, he served in various senior executive roles for numerous companies, including Chief Operating Officer of Laguna Medical Systems, President and Chief Executive Officer of Health Management, Inc. and Chief Financial Officer of Careline, Inc. and Quantum Health Resources, Inc. Mr. Nicol has served as a senior officer and/or member of the Board of Directors of six publicly-traded companies.

         John M. Gibbons was appointed to the Board of Directors in March 2000. He brings over 17 years of public company senior management experience in finance and executive management positions. From July 2000 to the present, he has served as President and Vice chairman of TMC Communications, Inc., a telecommunications services provider. From February 1994 until February 2000, he was employed at The Sports Club Company, a developer and operator of luxury sports and fitness clubs, Mr. Gibbons held a number of positions, including Chief Financial Officer, Chief Operating Officer and most recently President and Chief Executive Officer. He was a director of The Sports Club from 1995 through February 2000. Prior to joining The Sports Club, Mr. Gibbons was employed by Com-Systems, a publicly-traded long-distance telecommunications company, where he served in multiple capacities, including as Senior Vice-President, General Manager and Chief Financial Officer. Since July 2000, he has served on the board of Deckers Outdoor Corporation (AMEX-DECK).

         Richard C. Ladd served as Chairman of our Board of Directors from March 1999 to March 2000 and has been a director since September 1994. Since September 1994, Mr. Ladd has been the President of Ladd and Associates, a health and social services consulting firm. He is also co-director of the National Long-Term Care Balancing Project and was an adjunct assistant professor at the School of Internal Medicine, University of Texas Medical Branch at Galveston, Texas. From June 1992 to September 1994, Mr. Ladd served as the Texas Commissioner of Health and Human Services where he oversaw the development and implementation of a 22,000-bed Medicaid Waiver Program to be used for assisted living and other community-based service programs. From November 1981 to June 1992, Mr. Ladd served as Administrator of the Oregon Senior and Disabled Services Division. He is also a member of numerous professional and honorary organizations.

         Jill M. Krueger was elected to the Board of Directors in April 1999, and presently serves as Chairman of our Audit Committee. Since 1996, Ms. Krueger has served as President and Chief Executive Officer of Health Resources Alliance, an organization which provides rehabilitative and fitness services, pharmacy services, an extensive outcome measurement system and innovative programming and consulting services designed to optimize the health and well being of the elderly population. From 1988 to 1996 Ms. Krueger was a partner at KPMG LLP where she served as its Partner in Charge of the firm's National Long Term Care and Retirement Housing Practice.

         Bruce E. Toll was elected to the Board of Directors in January 2001. Mr. Toll serves on the Board of Directors of UbiquiTel, Inc., a publicly traded company which provides Sprint PCS digital communication services to mid-size markets in the western and mid-western United States. He is the owner of BET Investments, Inc., which owns, develops, and manages commercial and industrial properties in the Philadelphia area. He is also the owner and operator of an automobile agency, Robert Auto Mall in Downingtown, Pennsylvania and the Chairman of Puresyn Corp., a biotech company located in Malvern, Pennsylvania. In addition, he is the President of Toll Management Company, which owns and manages commercial and apartment properties on the Philadelphia area. Mr. Toll is Vice-Chairman, founder, and director of Toll Brothers, Inc., which today is the leading builder of luxury homes in the nation and recipient of a number of awards. He is the father-in-law of Leonard Tannenbaum.

         Leonard Tannenbaum, CFA, was elected to the Board of Directors in January 2001. Mr. Tannenbaum is currently the Managing Partner at MYFM Capital LLC, an investment banking firm. Mr. Tannenbaum currently serves on the board of directors of the following public companies: Cortech, Inc.; New World Coffee-Manhattan Bagel, Inc.; and General Devices, Inc. He also currently serves on the board of Timesys, an embedded Linux company, and Transcentives.com, an internet holding company. He formerly served on the board of Westower Corporation. Previously, Mr. Tannenbaum was the president of the on-line auction company CollectingNation.com, a partner in a $50 million hedge fund, an assistant portfolio manager at Pilgrim Baxter, and an Assistant Vice President in Merrill Lynch's small company group. Mr. Tannenbaum received both his M.B.A. and Bachelors of Science from the Wharton School at the University of Pennsylvania. He is the son-in-law of Bruce E. Toll.

         Sandra Campbell joined us as Senior Vice President, General Counsel and Secretary in January of 1998. Ms. Campbell has almost 20 years of experience in practicing law in real property, secured transactions and general business law. Prior to joining us, she was a partner in the law firm of Bullivant Houser Bailey where she was employed from April 1995 to December 1998. From January 1992 to April 1995, Ms. Campbell served as Chief Legal Counsel for First Fidelity Thrift & Loan Association.

         Nancy Gorshe joined us as Vice President of Community Relations in January of 1998 and has over twenty years of experience in the field of geriatric health, community and long-term care and housing. Prior to joining us, she was President of Franciscan ElderCare Corporation which is comprised of nursing homes, assisted living facilities, and subacute units in nursing homes and hospitals from 1993 to 1997. In addition, Ms. Gorshe has served as Executive Director of Providence Elderplace, a long-term care HMO.

         Drew Q. Miller joined us in March, 2000 as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Miller has over 16 years of senior finance and accounting experience in health care services. From 1996 to 2000, Mr. Miller served as Chief Executive Officer and President of Advantage Behavior Health, Inc., a southern California-based comprehensive behavioral management company. Prior to Advantage, he served as Chief Financial Officer of Comprehensive Care Corporation, a publicly traded company engaged in the development, delivery and management of behavioral services.

         M. Catherine Maloney joined us as Controller in June 1998, and currently serves as Vice President, Controller, and Chief Accounting Officer. Prior to joining us, Ms. Maloney was an Audit Manager with KPMG LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our officers, directors and greater than ten-percent stockholders to file with the Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Such persons or entities are required by Commission regulations to furnish us with copies of all
Section 16(a) forms they file.

         To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2000, each of our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

ITEM 11. EXECUTIVE COMPENSATION

         We have set forth in the following table information concerning the compensation paid during the fiscal year ended December 31, 2000 to Mr. Nicol and Dr. Wilson, each of whom served as our Chief Executive Officer during a portion of 2000 and each of our four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                       ANNUAL COMPENSATION(1)                    COMPENSATION AWARDS
                                               -------------------------------------------    -------------------------
                                                                                               SECURITIES
                                                                              OTHER            UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR         SALARY         BONUS(2)   COMPENSATION          OPTIONS   COMPENSATION
---------------------------         ----         ------         --------   ------------          -------   ------------
Wm. James Nicol(4) ..........       2000       $  46,000               -           -             50,000         -
  President and Chief Executive
  Officer and Chairman
Keren Brown Wilson(5) .......       2000       $ 200,000               -    $800,000(3)         100,000         -
  Founder, Former President,        1999         200,000       $(100,000)   $187,500(3)           7,500         -
  Chief Executive Officer and       1998         203,000         100,000           -                  -         -
  Vice Chairman
Leslie Mahon(4) .............       2000       $  70,000               -    $350,000             10,000         -
  Senior Vice President and         1999         141,300          17,500           -             30,000         -
  Chief Operating Officer
Drew Q. Miller(4) ...........       2000       $ 145,000               -           -            150,000         -
  Senior Vice President, Chief
  Financial Officer and Treasurer
Sandra Campbell .............       2000       $ 195,000               -           -             50,000         -
  Senior Vice President,            1999         150,000          51,250           -                  -         -
  General Counsel and               1998         141,600          25,000           -             15,000         -
  Secretary
Nancy Gorshe(6) .............       2000       $ 150,000       $  12,500           -                  -         -
  Senior Vice President             1999         125,000          15,000           -                  -         -
  of Community Relations            1998         101,300               -           -             55,000         -

----------

(1) Excludes certain perquisites and other personal benefit amounts, such as car allowance, which, for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive.

(2) Dr. Wilson was paid a bonus of $100,000 in 1998 related to the execution of the ARC merger agreement. Payments made to her subsequent to December 31, 1998 were reduced by $100,000 to reflect repayment of this bonus payments. Severance payment was made to Mr. Mahon during 2000 for $350,000 in accordance with his employment agreement in April, 2000 when Mr. Mahon's position was eliminated.

(3) During 1999 Dr. Wilson agreed to forfeit 50,000 shares of restricted stock held by her for $187,500. During 2000, we restructured our relationship with Dr. Wilson and agreed to pay Dr. Wilson the amount of $800,000 to which she may have been entitled under her employment agreement, of which approximately $182,000 was paid in 2000 and the remainder to be paid through monthly salary through December 31, 2001, and quarterly installments through September 30, 2001.

(4) Mr. Nicol and Mr. Miller began their employment with us in November 2000 and March 2000, respectively. Mr. Nicol was appointed President and Chief Executive Officer in November 2000. Mr. Mahon began his employment with us in March 1999 and resigned as Chief Operating Officer in April 2000.

(5) Dr. Wilson served as President and Chief Executive Officer during 2000 until October 2000.

(6)      Ms. Gorshe began her employment with us in February 1998.

         We have provided in the following table information on stock options granted during 2000 to the Named Executive Officers.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR



                                                                                 POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                              % OF TOTAL
                       -------------------------------------------------            VALUE AT ASSUMED
                        NUMBER OF       OPTIONS                                  ANNUAL RATE OF STOCK
                        SECURITIES     GRANTED TO                               PRICE APPRECIATION FOR
                        UNDERLYING      EMPLOYEES   EXERCISE                        OPTION TERM(1)
                          OPTIONS       IN FISCAL     PRICE   EXPIRATION       -----------------------
NAME                      GRANTED          YEAR       ($/SH)     DATE            5%             10%
----                      -------          ----       ------     ----         --------       ---------
Wm. James Nicol ..         50,000          4.8%     $   1.81    2/29/10       $ 95,025       $ 99,550
Keren Brown Wilson        100,000          9.6%         1.44    3/29/10        151,200        158,400
Leslie Mahon .....         10,000          1.0%         1.44    3/29/10         15,120         15,840
Drew Q. Miller ...        150,000         14.4%         1.44    3/29/10        226,800        237,600
Sandra Campbell ..         50,000          4.8%         1.44    3/29/10         75,600         79,200
Nancy Gorshe .....         40,000          3.9%         1.44    3/29/10         60,480         63,360

(1) In accordance with rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent our estimate or projection of future Common Stock prices.

         We have provided in the following table information with respect to the Named Executive Officers concerning unexercised stock options held as of December 31, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF SECURITIES
                                                 UNDERLYING        VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                                             AT FISCAL YEAR-END    AT FISCAL YEAR-END(1)
                        SHARES               ------------------    ---------------------
                       ACQUIRED    VALUE       EXERCISABLE/            EXERCISABLE/
NAME                 ON EXERCISE  REALIZED     UNEXERCISABLE          UNEXERCISABLE
----                 -----------  --------     -------------          -------------
Wm. James Nicol ..         -         -             0/ 50,000              $0/$0
Keren Brown Wilson         -         -       122,500/105,000              $0/$0
Leslie Mahon .....         -         -             0/      0              $0/$0
Drew Q. Miller ...         -         -        33,334/116,666              $0/$0
Sandra Campbell ..         -         -             0/ 50,000              $0/$0
Nancy Gorshe .....         -         -             0/ 40,000              $0/$0

(1) The closing trading price on the American Stock Exchange for the Common Stock on December 31, 2000 was $0.31.

COMPENSATION OF DIRECTORS

         Non-employee directors are compensated for services as a director and are reimbursed for travel expenses incurred in connection with their duties as directors. Under the terms of the 1994 Stock Option Plan, each new non-employee director receives non-qualified options to purchase 20,000 shares of common stock at the time he or she joins the Board of Directors. Such director options vest with respect to one third of the amount of each grant on each of the first, second and third anniversaries of the grant date, and expire on the earlier of the seventh anniversary of the date of vesting or one year following the director's ceasing to be a director for any reason.

       During 2000, each non-employee director received a fee of $12,000 per year for services as a director, plus $1,000 for attendance in person, or $500 for attendance by telephone, at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors did not meet. During 2000, those outside directors serving on the Executive Committee earned $5,000 per month for such services and on February 29, 2000, Mr. Nicol and Mr. Gibbons each received non-qualified options to purchase 30,000 shares of common stock at $1.81 per share for acting in such capacity. In January, 2001 the Board of Directors disbanded the Executive Committee and Mr. Gibbons was appointed Vice Chairman of the Board of Directors. Mr. Gibbons will receive $5,000 per month for such services.

         Mr. Nicol and Mr. Gibbons each received new non-employee director options to purchase 20,000 shares of Common Stock under the 1994 Stock Option Plan at $1.81 per share on February 29, 2000. In addition, on February 29, 2000, Ms. Krueger, Mr. Ladd and Ms. Cavanaugh received nonqualified options to purchase at $1.81 per share, 30,000, 10,000 and 10,000 shares of Common Stock, respectively.

EMPLOYMENT AGREEMENTS

    Employment Agreements with Current Officers

         Set forth below are summaries of employment and consulting agreements with certain individuals who were Named Executive Officers during 2000.

    Wm. James Nicol

         Effective November 1, 2000, we entered into an employment agreement with Wm. James Nicol, providing for Mr. Nicol's services as President and Chief Executive Officer. The agreement provides for such employment on a month-to-month basis, at a salary of not less than $30,000 per month. Mr. Nicol will also be eligible for bonus payments and incentive compensation awards based on certain performance targets to be agreed between us and Mr. Nicol. Under the agreement, in the event of a termination of employment by us for any reason other than "Cause" (as defined), Mr. Nicol will be entitled to four months of pay, as well as a pro-rated bonus payment. In connection with his employment agreement, we agreed to indemnify Mr. Nicol to the extent permitted under Nevada law against liability and expenses incurred by him in any proceeding in which he is involved due to his role as officer or director.

    Sandra Campbell

         On December 31, 1997, we entered into an employment agreement with Sandra Campbell providing for Ms. Campbell's services as Senior Vice President, General Counsel and Secretary. We and Ms. Campbell agreed to amend the employment agreement as of January 1, 2000. The amendment effectuated no changes in Ms. Campbell's total annual compensation from the Company; it merely recharacterized the amounts. The agreement, as amended, provides for an initial two and one-half-year term, which expired without having been terminated, consequently the agreement is automatically extended on a continuous basis. We may terminate the agreement by providing Ms. Campbell with two and one-half years' prior notice of our intention to terminate her employment, and Ms. Campbell may terminate the agreement by providing us with four months' prior notice of her intention to resign. In addition, we may terminate the agreement at any time for "Cause" and Ms. Campbell may terminate the agreement for ""Good Reason" (each as defined), and the agreement automatically terminates upon Ms. Campbell's death or permanent disability. If we terminate Ms. Campbell's employment other than for Cause and without providing the notice referred to above, or if Ms. Campbell terminates the agreement for Good Reason, then we must make a lump-sum payment to Ms. Campbell equal to two times her then-annual salary plus $10,000. In addition, if there is a Change in Control (as defined), regardless of whether she remains in our employ, Ms. Campbell is entitled to receive an additional amount equal to two times her then-annual salary plus $10,000, and all options exercisable for common stock automatically vest and become exercisable. The agreement provides that Ms. Campbell's salary is $195,000. In addition, Ms. Campbell received options to purchase 50,000 shares of Common Stock, to become exercisable in annual installments of 16,666 shares commencing December 31, 1998, at an exercise price of $16.50, equal to the fair market value of the Common Stock on the date of grant. These options were cancelled in 2000. The agreement includes an agreement to indemnify Ms. Campbell to the extent permitted under Nevada law against liability and expenses incurred by her in any proceeding in which she is involved due to her role as an officer.

       Nancy Gorshe

         On February 3, 1998, we entered into an employment agreement with Nancy Gorshe providing for Ms. Gorshe's services as Vice President/Community Relations. The agreement provides for an initial two-year term, subject to automatic one year extensions unless we notify Ms. Gorshe during the 90-day period ending on February 3 of each year that we wish to terminate the agreement on February 3 of the following year. We may terminate the agreement at any time for "Cause" (as defined). If we terminate Ms. Gorshe's employment without Cause and without offering Ms. Gorshe comparable employment (employment with us or any affiliated company that is not materially different in level of responsibility, at the same or higher salary level, with same or similar title or rank and within a 20-mile radius of her immediately prior position with us) or if within one year following a Change of Control (as defined) we either terminate Ms. Gorshe without Cause or she voluntarily resigns (and we have not offered her comparable employment in either case), then we must make a lump-sum payment to Ms. Gorshe in an amount equal to twice her then annual salary. In addition, if we terminate Ms. Gorshe within one year following a Change in Control, all Common Stock options held by Ms. Gorshe will automatically become immediately exercisable. The agreement provides that our President or Chief Executive Officer will determine Ms. Gorshe's annual compensation subject to adjustment from time to time at the discretion of the Board of Directors. Ms. Gorshe's current salary is $150,000. The agreement further provides that Ms. Gorshe is subject to confidential information, and non-competition provisions until one year after the termination of Ms. Gorshe's employment. In addition, Ms. Gorshe received options to purchase 20,000 shares of Common Stock, to become exercisable in annual installments of 6,667 shares commencing on July 27, 1999, at an exercise price of $16.50, equal to the fair market value of the Common Stock on the date of grant. These options were cancelled in 2000.

       Drew Q. Miller

         On March 16, 2000, we entered into an employment agreement with Drew Q. Miller providing for Mr. Miller's services as Senior Vice President, Chief Financial Officer and Treasurer. The agreement provides that Mr. Miller's annual base salary shall equal $190,000. The agreement provides for an initial two-year term. If the agreement has not been terminated prior to the expiration of the initial term, then the agreement is automatically extended on a continuous basis. We may terminate the agreement by providing Mr. Miller with one and one-half years' prior notice of our intention to terminate his employment, and Mr. Miller may terminate the agreement by providing us with 45-days' prior notice of his intention to resign. In addition, we may terminate the agreement at any time for "Cause" (as defined) or Mr. Miller's permanent disability, and Mr. Miller may terminate the agreement in the event there is a Change of Control (as defined) or a material reduction in the scope and/or authority of his duties. The agreement automatically terminates upon Mr. Miller's death. If we terminate Mr. Miller's employment other than in connection with Mr. Miller's death or disability or for Cause, or if Mr. Miller terminates the agreement as a result of a Change of Control or a material reduction in the scope and/or authority of his duties, we will continue to be obligated to pay Mr. Miller's base salary until March 16, 2002 and all of Mr. Miller's options exercisable for common stock shall automatically vest and become exercisable. Pursuant to the agreement, Mr. Miller received options to purchase 150,000 shares of Common Stock, to become exercisable in monthly installments of 4,167 shares commencing April 16, 2000, at an exercise price of $1.44, equal to the fair market value of the Common Stock on the date of grant. The agreement includes an agreement to indemnify Mr. Miller to the extent permitted under Nevada law against liability and expenses incurred by him in any proceeding in which he is involved due to his role as an officer.

    Agreements with Former Officers

       Keren Brown Wilson

         On October 19, 2000, as part of a restructuring of our relationship with Dr. Keren Brown Wilson, Dr. Wilson resigned from the Board of Directors and from her position as President and Chief Executive Officer. Effective on this date, Dr. Wilson and we agreed among other things to the following: (i) Dr. Wilson will be an at-will employee until December 31, 2001, and her base salary is to be $16,666.67 per month, with a total of $200,000 to be paid in any event;
(ii) when Dr. Wilson's employment terminates, her stock options will vest, if not already vested, and she will have one year from that date to exercise the stock options; and, (iii) we will pay Dr. Wilson $559,677.37, plus 10% interest per annum from October 19, 2000, until fully paid, to be paid in four (4) equal quarterly installments commencing December 31, 2000.

       In addition, we and Dr. Wilson agreed to the termination of Dr. Wilson's employment agreement effective October 19, 2000. The employment agreement provided for Dr. Wilson's services as President and Chief Executive Officer. The employment agreement provided for an initial four-year term, subject to automatic extension absent notice of termination under the terms of the employment agreement.

       Under the employment agreement, in the event of a termination of employment for any reason other than "Cause" (as defined), Dr. Wilson was entitled to the payment of an amount equal to four times her annual salary. In the event of a termination within one year of a Change in Control (as defined) for any reason other than the death or disability or a termination by us for Cause, Dr. Wilson would be entitled to a $3.0 million termination payment. The employment agreement also contained "gross-up" provisions to compensate Dr. Wilson in the event that any payment under the employment agreement was subject to an excise tax imposed under Section 4999 of the Internal Revenue Code. The employment agreement provided that Dr. Wilson was entitled to compensation at an annual rate of $200,000.

       In connection with her employment agreement, we agreed to indemnify Dr. Wilson to the extent permitted under Nevada law against liability and expenses incurred by her in any proceeding in which she is involved due to her role as officer or director.

       James Cruckshank

         Effective as of March 3, 2000, we entered into a separation and consulting agreement with Mr. Cruckshank which provided, among other things, for the termination of Mr. Cruckshank's employment agreement, entered into on March 15, 1999.

       Pursuant to the separation and consulting agreement, Mr. Cruckshank agreed to provide us consulting services through December 31, 2000, for which we paid him a bi-weekly amount equal to $3,000.

       Pursuant to Mr. Cruckshank's employment agreement, Mr. Cruckshank was granted options exercisable for 30,000 shares of Common Stock. In connection with the termination of employment, Mr. Cruckshank agreed to the termination, as of March 2, 2000, of his options to purchase 20,000 shares of Common Stock, which were to vest on March 15, 2001 and March 15, 2002. We also agreed with Mr. Cruckshank that his options to purchase 10,000 shares of Common Stock, which have an exercise price of $3.813 per share, will expire March 31, 2001.

       Leslie Mahon

         On March 15, 1999, we entered into an employment agreement with Leslie Mahon providing for Mr. Mahon's services as Vice President and Chief Operating Officer. On April 21, 2000, the position of Vice President and Chief Operating Officer was eliminated and we paid Mr. Mahon a lump-sum payment of $350,000 in accordance with his employment agreement. Except with respect to such payment and the termination of Mr. Mahon's employment, the provisions of Mr. Mahon's employment agreement remain in effect. The employment agreement provides that Mr. Mahon is subject to confidential information restrictions for as long as Mr. Mahon possesses any confidential information, and non-competition provisions until one year after the termination of Mr. Mahon's employment. In addition, Mr. Mahon received options to purchase

30,000 shares of Common Stock, exercisable in annual installments of 10,000 shares commencing March 15, 2000, at an exercise price of $5.00, equal to the fair market value of the Common Stock on the date of the grant. Mr. Mahon agreed to the cancellation of these options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         At December 31, 2000, the Compensation Committee was comprised of John Gibbons, Bradley Razook, and Gloria Cavanaugh. From January 1, 2000 to March 28, 2000, the Compensation Committee was comprised of Mr. Razook, Ms. Cavanaugh, and Ms. Krueger. On March 28, 2000, Mr. Nicol replaced Ms. Krueger on the Compensation Committee. In November 2000, Mr. Gibbons replaced Mr. Nicol on the Compensation Committee following Mr. Nicol's October 19, 2000 appointment as President and Chief Executive Officer. Mr. Razook served as Chair of the Compensation Committee throughout 2000. From January 17, 2001 to the present, the Compensation Committee was comprised of John Gibbons (Chairman), Jill Krueger and Leonard Tannenbaum.

         Mr. Razook, is President and Managing Director at Cohen & Steers Capital Advisors LLC ("C&S Advisors"). On January 24, 2000, we entered into an agreement with C&S Advisors pursuant to which we paid C&S Advisors $471,000 through December 31, 2000 for financial advisory services. This agreement terminated on December 31, 2000, except that we are required to pay C&S Advisors fees under this agreement if we complete certain financing and merger transactions on or prior to December 31, 2001. We are currently exploring various financing alternatives and the closing of any such financing could result in the payment of fees to C&S Advisors. On March 2, 2001, we closed the Heller financing and paid C&S Advisors $457,000 in relation to this transaction.

         In December 2000, we entered into an agreement with MYFM Capital LLC under which we could establish a line of credit with BET Associates LP ("BET") as lender, providing for loans of up to $10.0 million. Subsequent to December 31, 2000, we terminated the agreement and paid MYFM $50,000 in connection with such termination. Bruce E. Toll, our largest shareholder, and a current member of our Board of Directors, is the sole member of BRU Holdings Company, Inc. LLC, which is the sole general partner of BET. Leonard Tannenbaum is the Managing Partner of MYFM Capital, LLC, the son-in-law of Mr. Toll, a 10% limited partner of BET and a current member of our Board of Directors.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENENFICIAL OWNERS AND MANAGEMENT

      We have set forth in the following table information as of February 16, 2001 with respect to the beneficial ownership of our Common Stock (based upon information provided by such persons) by:

         (1)      each of our directors;

         (2) each person who is known by us to own beneficially more than 5% of our common stock;

         (3) each of the Named Executive Officers for the fiscal year ended December 31, 2000; and

         (4)      our directors and executive officers as a group.

                                                                          SHARES       PERCENT
                                                                       BENEFICIALLY       OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                   OWNED(2)      CLASS
----------------------------------------                                  --------      -----
Wm. James Nicol ....................................................       17,501         -
Richard C. Ladd ....................................................       21,111         *
John M. Gibbons ....................................................       17,501         *
Jill Krueger .......................................................       26,668         *
Bruce E. Toll(3) ...................................................    3,105,698.65    17.5%
  3103 Philmont Avenue
  Huntington Valley, Pennsylvania 19006
Leonard Tannenbaum .................................................      469,603        2.7%
  16 School St., 2nd Floor
  Rye, NY 10580-2952
Les Mahon ..........................................................           11         *
Sandra Campbell ....................................................       24,476         *
Nancy Gorshe .......................................................       18,945         *
Drew Q. Miller .....................................................       54,166         *
Keren Brown Wilson(4) ..............................................      882,912        5.2%
John W. Adams(5) ...................................................    1,635,600        9.6%
  885 Third Avenue, 34th Floor
  New York, New York 10022
Greenlight Capital, L.L.C.(6) ......................................    1,566,012        8.8%
  420 Lexington Avenue, Suite 875
  New York, New York 10170
Capital Group International, Inc. and Capital Guardian Trust(7) ....    1,645,000        9.6%
  11800 Santa Monica Blvd.
  Los Angeles, CA 90025
All directors and executive officers as a group (15 persons) .......      243,352        1.4%

----------

* Less than 1%.

(1) Except as otherwise noted above, the address of the directors and officers is c/o Assisted Living Concepts, Inc., 11835 NE Glenn Widing Drive, Building E, Portland, Oregon, 97220-9057.

(2) Includes options to purchase 17,501 shares held by Mr. Nicol, 21,111 shares held by Mr. Ladd, 17,501 shares held by Mr. Gibbons, 26,668 shares held by Ms. Krueger, 24,476 shares held by Ms. Campbell, 54,166 shares held by Mr. Miller, 18,945 shares held by Ms. Gorshe, and 62,984 shares held collectively by the executive officers not named above, which are exercisable within 60 days of February 16, 2001. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares of Common Stock subject to currently exercisable options, or options that will become exercisable within 60 days of February 16, 2001, and shares issuable on conversion of debentures are deemed to be outstanding for purposes of computing the percentage of the person holding the options or debentures, but are not outstanding for purposes of computing the percentage of any other person or entity.

(3) Based on the Form 13D/A as filed on November 22, 2000. 575,098.65 of such shares are issuable upon the conversion of $12.1 million of our 6.0% Debentures and $1.0 million of our 5.625% Debentures to BET Associates, L.P., a partnership controlled by Mr. Toll, and 2,530,600 of such shares are held by BRU Holding Company Inc., LLC, a limited liability company controlled by Mr. Toll.

(4)      Based on the Form 13G as filed on April 12, 2000.

(5) Based on the Form 13G/A as filed on February 16, 2001. These shares are held by JWA Investment Corp. and Tempe Wicke investments L.P., which in turn are controlled by Mr. Adams.

(6) Based on the Form 13D as filed on December 30, 1999. 667,412 of such shares are issuable upon the conversion of the Company's 6.0% Debentures.

(7)      Based on the Form 13G/A as filed on February 12, 2001.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1999, Supportive Housing Services, Inc. ("SHS") provided services to us for market feasibility analysis, site pre-acquisition services, field construction supervision, construction management oversight and building setup in conjunction with our development activities. We terminated the agreement for these services effective January 2000. At that time SHS was owned 75% by Dr. Wilson's spouse. In fiscal 2000, we paid SHS approximately $69,000 for services performed in 1999.

         In June 1999 we entered into a agreement with Concepts in Community Living, Inc. ("CCL"), a company owned by Dr. Wilson's spouse, pursuant to which CCL provided market research, demographic review and competitor analysis in many of our current markets. This agreement was terminated on December 12, 1999. In fiscal 2000, we paid CCL $69,000 for services performed in 1999.

         We lease six residences from Assisted Living Facilities, Inc. of which Dr. Wilson's spouse owns a 25% interest. During 2000, we paid Assisted Living Facilities, Inc. approximately $1.3 million for building rent and escrow reserves.

         For information regarding certain other relationships and related transactions, see Item 11 ""Compensation Committee Interlocks and Insider Participation."

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

         (a) 1 and 2. Consolidated Financial Statements and Financial Statement Schedules

         The financial statements and financial statement schedules listed in the accompanying index to financial statements and financial statement schedules are filed as part of this Annual Report.

         3. Exhibits

         Those Exhibits required to be filed by Item 601 of Regulation S-K are listed on the accompanying index immediately following the signature page and are filed as part of this Report.

         (b) Reports on Form 8-K

         On October 19, 2000, we filed a report on Form 8-K announcing that we had restructured our relationship with Keren Brown Wilson, our former President, Chief Executive Officer and Vice Chairman of the Board.

                 ASSISTED LIVING CONCEPTS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE
                                  (ITEM 14(a))

                                                                                                  PAGE
                                                                                                  ----
     1.   FINANCIAL STATEMENTS:
          Independent Auditors' Report ........................................................    52
          Consolidated Balance Sheets, December 31, 1999 and 2000 .............................    53
          Consolidated Statements of Operations and Consolidated Statements of
             Comprehensive Loss, Years Ended December 31, 1998, 1999 and 2000 .................    54
          Consolidated Statements of Shareholders' Equity, Years Ended
             December 31, 1998, 1999 and 2000 .................................................    55
          Consolidated Statements of Cash Flows, Years Ended December 31,
             1998, 1999 and 2000 ..............................................................    56
          Notes to Consolidated Financial Statements ..........................................    57

     2.   FINANCIAL STATEMENT SCHEDULE:
          Schedule II - Valuation and Qualifying Accounts .....................................    83

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Assisted Living Concepts, Inc. and Subsidiaries

         We have audited the accompanying consolidated balance sheets of Assisted Living Concepts, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assisted Living Concepts Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                              /s/ KPMG LLP

Portland, Oregon
March 12, 2001

                         ASSISTED LIVING CONCEPTS, INC.
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                                                        DECEMBER 31,
                                                                                               ----------------------------
                                                                                                   1999               2000
                                                                                               ---------          ---------
Current assets:
  Cash and cash equivalents ...............................................................    $   7,606          $   9,889
  Marketable securities, available for sale ...............................................        1,680                  -
  Accounts receivable, net of allowance for doubtful accounts of $1,062 at 1999
     and $1,399 at 2000 ...................................................................        4,069              2,448
  Prepaid insurance .......................................................................          282              1,765
  Prepaid expenses ........................................................................          666              1,042
  Other current assets ....................................................................        3,419              2,729
                                                                                               ---------          ---------
     Total current assets .................................................................       17,722             17,873
                                                                                               ---------          ---------
Restricted cash ...........................................................................        7,555              6,466
Property and equipment, net ...............................................................      305,648            298,744
Goodwill, net .............................................................................        5,077              4,785
Other assets, net .........................................................................       10,186              8,590
                                                                                               ---------          ---------
     Total assets .........................................................................    $ 346,188          $ 336,458
                                                                                               =========          =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable ........................................................................    $   1,318          $   2,708
  Construction payable ....................................................................        1,078                  -
  Accrued real estate taxes ...............................................................        4,466              4,835
  Accrued interest expense ................................................................        1,940              1,937
  Accrued payroll expense .................................................................        2,773              4,017
  Other accrued expenses ..................................................................        2,030              4,229
  Bridge loan payable .....................................................................            -              4,000
  Litigation settlement payable ...........................................................            -              7,765
  Tenant security deposits ................................................................        2,245              2,484
  Related party payable ...................................................................            -                626
  Other current liabilities ...............................................................          341                565
  Current portion of long-term debt and capital lease obligation ..........................        1,494              1,690
                                                                                               ---------          ---------
     Total current liabilities ............................................................       17,685             34,856
                                                                                               ---------          ---------
Other liabilities .........................................................................        5,960              6,059
Long-term debt and capital lease obligation, net of current portion .......................       71,949             70,407
Convertible subordinated debentures .......................................................      161,250            161,250
                                                                                               ---------          ---------
     Total liabilities ....................................................................      256,844            272,572
                                                                                               ---------          ---------
Commitments and contingencies
Shareholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares authorized; None issued or
    outstanding ...........................................................................            -                  -
  Common Stock, $.01 par value; 80,000,000 shares authorized; issued and
    outstanding 17,120,745 shares at December 31, 1999 and 2000 ...........................          171                171
  Additional paid-in capital ..............................................................      144,443            144,451
  Fair market value in excess of historical cost of acquired net assets attributable
    to related party transactions .........................................................         (239)              (239)
  Accumulated other comprehensive loss ....................................................         (320)                 -
  Accumulated deficit .....................................................................      (54,711)           (80,497)
                                                                                               ---------          ---------
     Total shareholders' equity ...........................................................       89,344             63,886
                                                                                               ---------          ---------
     Total liabilities and shareholders' equity ...........................................    $ 346,188          $ 336,458
                                                                                               =========          =========

The accompanying notes are an integral part of these consolidated financial statements

                         ASSISTED LIVING CONCEPTS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------------
                                                                            1998               1999               2000
                                                                            ----               ----               ----
Revenue ......................................................         $  89,384          $ 117,489          $ 139,423
Operating expenses:
  Residence operating expenses ...............................            57,443             81,767             95,032
  Corporate general and administrative .......................            11,099             21,178             18,365
  Building rentals ...........................................            11,400             14,103             14,734
  Building rentals to related party ..........................             1,364              1,264              1,270
  Depreciation and amortization ..............................             6,339              8,981              9,923
  Litigation settlement ......................................                 -                  -             10,020
  Terminated merger expense ..................................             1,068                228                  -
  Site abandonment costs .....................................             2,377              4,912                  -
  Write-off of impaired assets and related expenses ..........             8,521                  -                  -
                                                                       ---------          ---------          ---------
     Total operating expenses ................................            99,611            132,433            149,344
                                                                       ---------          ---------          ---------
Operating loss ...............................................           (10,227)           (14,944)            (9,921)
                                                                       ---------          ---------          ---------
Other income (expense):
  Interest expense ...........................................           (11,039)           (15,200)           (16,363)
  Interest income ............................................             3,869              1,598                786
  Gain (loss) on sale of assets ..............................              (651)              (127)                13
  Loss on sale of marketable securities ......................                 -                  -               (368)
  Other income (expense), net ................................            (1,174)              (260)                67
                                                                       ---------          ---------          ---------
     Total other expense .....................................            (8,995)           (13,989)           (15,865)
                                                                       ---------          ---------          ---------
Loss before cumulative effect of change in accounting principle          (19,222)           (28,933)           (25,786)
Cumulative effect of change in accounting principle ..........            (1,523)                 -                  -
                                                                       ---------          ---------          ---------
Net loss .....................................................         $ (20,745)         $ (28,933)         $ (25,786)
                                                                       =========          =========          =========
Basic and diluted net loss per common share:
  Loss before cumulative effect of change in accounting principle      $   (1.18)         $   (1.69)         $   (1.51)
  Cumulative effect of change in accounting principle ........             (0.09)                 -                  -
                                                                       ---------          ---------          ---------
Basic and diluted net loss per common share ..................         $   (1.27)         $   (1.69)         $   (1.51)
                                                                       =========          =========          =========
Basic and diluted weighted average common shares outstanding .            16,273             17,119             17,121
                                                                       =========          =========          =========

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                                                              YEARS ENDED DECEMBER 31,
                                                                   --------------------------------------------
                                                                       1998              1999              2000
                                                                       ----              ----              ----
Net loss .................................................         $(20,745)         $(28,933)         $(25,786)
Other comprehensive loss:
  Unrealized loss on investments .........................                -              (320)                -
  Reclassification adjustment for loss included in net loss               -                 -               320
                                                                   --------          --------          --------
Comprehensive loss .......................................         $(20,745)         $(29,253)         $(25,466)
                                                                   ========          ========          ========

The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                                  FAIR MARKET
                                                                                                                    VALUE IN
                                                COMMON STOCK                  ADDITIONAL         UNEARNED          EXCESS OF
                                          -------------------------            PAID-IN         COMPENSATION        HISTORICAL
                                          SHARES             AMOUNT            CAPITAL            EXPENSE             COST
                                          ------             ------            -------            -------             ----
Balance at December 31, 1997 .            15,646          $     156          $ 141,460          $  (4,100)         $    (239)
Common stock repurchased .....              (529)                (5)            (7,057)                --                 --
Conversion of subordinated
  debentures .................             1,855                 19             13,387                 --                 --
Exercise of employee stock
  options ....................               122                  1                745                 --                 --
Issuance of restricted stock .               250                  2                 (2)                --                 --
Compensation expense earned
  on restricted stock ........                --                 --                 --                608                 --
Net loss .....................                --                 --                 --                 --                 --
                                          ------          ---------          ---------          ---------          ---------
Balance at December 31, 1998 .            17,344                173            148,533             (3,492)              (239)
Exercise of employee stock
  options ....................                27                 --                158                 --                 --
Compensation expense earned
  on restricted stock ........                --                 --                 --                180               --
Retirement of restricted stock              (250)                (2)            (4,248)             3,312               --
Unrealized loss on marketable
  securities .................                --                 --                 --                 --                 --
Net loss .....................                --                 --                 --                 --                 --
                                          ------          ---------          ---------          ---------          ---------
Balance at December 31, 1999 .            17,121                171            144,443               --                 (239)
Compensation expense on
  issuance of consultant
  options ....................                --                 --                  8                 --                 --
Reclassification adjustment for
  loss included in net loss ..                --                 --                 --                 --                 --
Net loss .....................                --                 --                 --                 --                 --
                                          ------          ---------          ---------          ---------          ---------
Balance at December 31, 2000 .            17,121          $     171          $ 144,451          $      --            $  (239)
                                          ======          =========          =========          =========          =========

                                          ACCUMULATED
                                             OTHER                                TOTAL
                                          COMPREHENSIVE      ACCUMULATED      SHAREHOLDERS'
                                              LOSS             DEFICIT            EQUITY
                                              ----             -------            ------
Balance at December 31, 1997 .                  --            $ (5,033)         $ 132,244
Common stock repurchased .....                  --                  --             (7,062)
Conversion of subordinated
  debentures .................                  --                  --             13,406
Exercise of employee stock
  options ....................                  --                  --                746
Issuance of restricted stock .                  --                  --                 --
Compensation expense earned
  on restricted stock ........                  --                  --                608
Net loss .....................                  --             (20,745)           (20,745)
                                          --------           ---------          ---------
Balance at December 31, 1998 .                  --             (25,778)           119,197
Exercise of employee stock
  options ....................                  --                  --                158
Compensation expense earned
  on restricted stock ........                  --                  --                180
Retirement of restricted stock                  --                  --               (938)
Unrealized loss on marketable
  securities .................               (320)                  --               (320)
Net loss .....................                 --              (28,933)           (28,933)
                                          --------           ---------          ---------
Balance at December 31, 1999 .               (320)             (54,711)            89,344
Compensation expense on
  issuance of consultant
  options ....................                  --                  --                  8
Reclassification adjustment for
  loss included in net loss ..                 320                  --                320
Net loss .....................                  --             (25,786)           (25,786)
                                          --------           ---------          ---------
Balance at December 31, 2000 .            $     --           $ (80,497)         $  63,886
                                          ========           =========          =========

The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   YEARS ENDED DECEMBER 31,
                                                                                   ------------------------------------------------
                                                                                        1998               1999               2000
                                                                                        ----               ----               ----
OPERATING ACTIVITIES:
Net loss .......................................................................   $ (20,745)         $ (28,933)         $ (25,786)
Adjustment to reconcile net loss to net cash provided by (used in)
  operating activities:
  Depreciation and amortization ................................................       6,339              8,981              9,923
  Provision for doubtful accounts ..............................................         359                883              1,932
  Site abandonment costs .......................................................       2,377              4,912                 --
  Write-off of impaired assets and related expenses ............................       8,521                 --                 --
  Loss on the sale of marketable securities ....................................          --                 --                368
  Loss (gain) on sale of assets ................................................         651                127                (13)
  Cumulative effect of change in accounting principle ..........................       1,523                 --                 --
  Compensation expense earned on restricted stock ..............................         608                180                 --
  Compensation expense on issuance of consultant options .......................          --                 --                  8
Changes in assets and liabilities, excluding effects of acquisitions:
  Accounts receivable ..........................................................      (3,302)               175               (311)
  Prepaid expenses .............................................................         (88)                44             (1,859)
  Other current assets .........................................................        (909)               953                690
  Other assets .................................................................       1,314                564              1,596
  Accounts payable .............................................................        (237)              (304)             1,390
  Accrued expenses .............................................................       2,840                245              3,809
  Other current liabilities ....................................................       2,922             (2,271)             8,854
  Other liabilities ............................................................         823              2,545                 99
                                                                                   ---------          ---------          ---------
     Net cash provided by (used in) operating activities .......................       2,996            (11,899)               700
                                                                                   ---------          ---------          ---------
INVESTING ACTIVITIES:
Sale of marketable securities, available for sale ..............................          --              2,000              1,632
Purchase of marketable securities, available for sale ..........................      (4,000)                --                 --
Restricted cash ................................................................          --             (7,555)             1,089
Funds held in trust ............................................................       1,956                 --                 --
Proceeds from sale and leaseback transactions ..................................       8,113                 --                 --
Proceeds from sale of property and equipment ...................................          --                 19                 14
Purchases of property and equipment ............................................    (117,972)           (27,824)            (3,543)
Acquisitions, net of cash, debt acquired and issuance of common stock ..........     (11,366)                --                 --
                                                                                   ---------          ---------          ---------
     Net cash used in investing activities .....................................    (123,269)           (33,360)              (808)
                                                                                   ---------          ---------          ---------
FINANCING ACTIVITIES:
Proceeds from bridge loan ......................................................          --                 --              4,000
Proceeds from long-term debt ...................................................      49,004                 --                 --
Payments on long-term debt and capital lease obligation ........................        (289)            (1,491)            (1,609)
Proceeds from issuance of common stock, net ....................................         746                158                 --
Repurchase of common stock .....................................................      (7,062)                --                 --
Debt issuance costs of offerings and long-term debt ............................      (5,359)                --                 --
Proceeds from issuance of convertible subordinated debentures ..................      75,000                 --                 --
Retirement of restricted stock .................................................          --               (838)                --
                                                                                   ---------          ---------          ---------
     Net cash provided by (used in) financing activities .......................     112,040             (2,171)             2,391
                                                                                   ---------          ---------          ---------
Net (decrease) increase in cash and cash equivalents ...........................      (8,233)           (47,430)             2,283
Cash and cash equivalents, beginning of year ...................................      63,269             55,036              7,606
                                                                                   ---------          ---------          ---------
Cash and cash equivalents, end of year .........................................   $  55,036          $   7,606          $   9,889
                                                                                   =========          =========          =========

Supplemental disclosure of cash flow information:
  Cash payments for interest ...................................................   $  16,480          $  15,528          $  14,945
  Cash payments for income taxes ...............................................   $      --          $      --          $      --
Non-cash transactions:
  Decrease in construction payable and property and equipment ..................   $ (11,941)         $  (5,864)         $  (1,078)
  Conversion of subordinated debentures (net of $509 of unamortized
    financing costs in 1998) ...................................................      13,406                 --                 --
Purchase of equipment with capital lease obligation ............................          --                 --                263
Conversion of construction financing to sale leaseback .........................       2,150                 --                 --
Unrealized loss on investment ..................................................          --               (320)                --
Amendment of leases and removal of related assets ..............................          --             29,492                 --
Retirement of restricted stock .................................................          --              3,412                 --
Amendment of leases and removal of related debt ................................          --             31,488                 --


The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

         Assisted Living Concepts, Inc. ("the Company") owns, leases and operates assisted living residences which provide housing to older persons who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine health care services, as permitted by applicable law, designed to meet the needs of its residents. The accompanying financial statements reflect the operating results of 165, 185 and 185 residences for the years ended December 31, 1998, 1999 and 2000, respectively. Residences are included in operating results as of the first day of the month following licensure.

       On November 22, 1994, the Company sold 4,000,000 shares of common stock at $4.625 per share in an initial public offering realizing net proceeds of approximately $16.4 million after underwriter discounts, commissions and other expenses.

       In August 1995, the Company completed the offering of $20.0 million 7% Convertible Subordinated Debentures ("7% Debentures") due August, 2005 realizing net proceeds of approximately $19.2 million after discounts, commissions and other expenses. In September 1996, $6.1 million of the 7% Debentures were converted into 811,333 shares of the Company's common stock which resulted in $13.9 million of 7% Debentures outstanding. In August 1998, the Company called for redemption all of the remaining $13.9 million of the 7% Debentures. All of the 7% Debentures were converted into shares of the Company's common stock, resulting in the issuance of 1,855,334 additional shares of common stock.

       In July 1996, the Company sold 4,192,500 shares of common stock at $9.50 per share in a public offering realizing net proceeds of $37.3 million, after underwriter discounts, commissions and other expenses.

         In June 1997 the Company's Board of Directors declared a dividend distribution of one preferred share purchase right ("Preferred Share Purchase Right") on each outstanding share of the Company's common stock. In the event that a person or group of persons acquires or announces a tender offer to acquire 15% or more of the common stock (the "Acquiring Person"), the Preferred Stock Purchase Rights, subject to certain limited exceptions, will entitle each shareholder (other than the Acquiring Person) to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $54. The Company may redeem the rights at one cent per right at any time before a person or group has acquired 15% or more of the outstanding common stock. The record date for Preferred Share Purchase Right distribution was June 30, 1997.

       In October 1997 the Company sold 4,140,000 shares of common stock at $18.50 per share in a public offering realizing net proceeds of $72.1 million, after underwriter discounts, commissions and other expenses.

       In October 1997, the Company completed the public offering of $86.3 million of 6% Convertible Subordinated Debentures ("6% Debentures") due November 2002 realizing net proceeds of $82.9 million after underwriter discounts, commissions and other expenses. The 6% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $22.57 per common share, which equates to an aggregate of 3,821,444 shares of the Company's common stock.

       In April 1998, the Company completed the offering of $75.0 million of 5.625% Convertible Subordinated Debentures ("5.625% Debentures") due May 2003 realizing net proceeds of $72.2 million after discounts, commissions and other expenses. The 5.625% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $26.184 per common share, which equates to an aggregate of 2,864,345 shares of the Company's common stock.

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

       During the year ended December 31, 1998, the Company purchased approximately 529,000 shares of its common stock for a total purchase price of approximately $7.1 million in accordance with a stock repurchase plan initiated in May 1998. The Board of Directors terminated the stock repurchase plan in November, 1998.

         On November 8, 2000, the Company modified and amended its Rights Agreement to provide that the acquisition of up to $15.0 million in face value of the Company's convertible debentures is not to be considered "beneficially owned," as defined under the Rights Agreement, for purposes of calculating whether a beneficial owner owns 15% or more of the Company's common shares then outstanding, in which event certain rights as described in the Rights Agreement would arise.

PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of Assisted Living Concepts Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

CASH EQUIVALENTS AND MARKETABLE SECURITIES

         Cash equivalents of $6.0 million and $4.6 million at December 31, 1999 and 2000, respectively, consist of highly liquid investments with maturities of three months or less at the date of purchase. The Company's investments in marketable securities are classified as available for sale. These investments are stated at fair value with any unrealized gains or losses included as accumulated other comprehensive loss in shareholders' equity. Interest income is recognized when earned.

LEASES

       The Company determines the classification of its leases as either operating or capital at their inception. The Company reevaluates such classification whenever circumstances or events occur that require the reevaluation of the leases.

       The Company accounts for arrangements entered into under sale and leaseback agreements pursuant to Statement of Financial Accounting Standards
(SFAS) No. 98, "Accounting for Leases." For transactions that qualify as sales and operating leases, a sale is recognized and the asset is removed from the books. For transactions that qualify as sales and capital leases, the sale is recognized, but the asset remains on the books and a capital lease obligation is recorded. Transactions that do not qualify for sales treatment are treated as financing transactions. In the case of financing transactions, the asset remains on the books and a finance obligation is recorded as part of long-term debt. Losses on sale and leaseback agreements are recognized at the time of the transaction absent indication that the sales price is not representative of fair value. Gains are deferred and recognized on a straight-line basis over the initial term of the lease.

       All of the Company's leases contain various provisions for annual increases in rent, or rent escalators. Certain of these leases contain rent escalators with future minimum annual rent increases that are not considered contingent rents. The total amount of the rent payments under such leases with non-contingent rent escalators is being charged to expense on the straight-line method over the term of the leases. The Company records a deferred credit, included in other liabilities, to reflect the excess of rent expense over cash payments. This deferred credit is reduced in the later years of the lease term as the cash payments exceed the rent expense (See Note 5). Other liabilities included $1.9 million of such amount at December 31, 1999 and 2000.

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PROPERTY AND EQUIPMENT

       Property and equipment are recorded at cost and depreciation is computed over the assets' estimated useful lives on the straight-line basis as follows:

       Buildings and building improvements .....       40 years
       Furniture and equipment .................   3 to 7 years

       Equipment under capital lease is recorded at the net present value of the future minimum lease payments at the inception of the lease. Amortization of equipment under capital lease is provided using the straight-line method over the estimated useful life of 5 years.

       Asset impairment is analyzed on assets to be held and used by the rental demand by market to determine if future cash flows (undiscounted and without interest charges) are less than the carrying amount of the asset. If an impairment is determined to have occurred, an impairment loss is recognized to the extent the assets carrying amount exceeds its fair value. Assets the Company intends to dispose of are reported at the lower of (i) fair carrying amount or
(ii) fair value less the cost to sell. The Company has not recognized any impairment losses on property through the year ended December 31, 2000.

       Interest and certain payroll costs incurred during construction periods are capitalized as part of the building costs. Maintenance and repairs are charged to expense as incurred, and significant betterments and improvements are capitalized. Construction in process includes pre-acquisition costs and other direct costs related to acquisition, development and construction of residences. If a project is abandoned, any costs previously capitalized are expensed.

GOODWILL

         Costs in excess of the fair value of the net assets acquired in purchase transactions as of the date of acquisition have been recorded as goodwill and are being amortized over periods ranging between 15 and 20 years on a straight-line basis. Amortization of goodwill was $398,000, $294,000, and $292,000 respectively, for the years ended December 31, 1998, 1999 and 2000. Accumulated amortization of goodwill at December 31, 1999 and 2000 was $629,000 and $922,000, respectively. The Company assesses the recoverability of its goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through the undiscounted future operating cash flows of the acquired operations. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

       During the year ended December 31, 1998, the Company wrote-off all the unamortized goodwill (approximately $7.5 million) associated with Pacesetter Home Health Care, Inc. ("Pacesetter"), a wholly owned subsidiary of Home and Community Care, Inc. The shut-down of Pacesetter operations was a result of a change in the regulatory reimbursement environment during the quarter ended June 30, 1998 (See Note 10).

PRE-OPENING COSTS

       Prior to the adoption of American Institute of Certified Public Accountants ("AICPA") Statement of Position 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"), pre-opening costs associated with newly developed residences were capitalized and amortized over 12 months. As a result of the Company's adoption of SOP 98-5 (effective as of January 1, 1998), pre-opening costs are expensed as incurred.

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

ADVERTISING COSTS

       Advertising costs are expensed as incurred and were $368,000, $853,000 and $612,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

         Effective January 1, 1998, the Company adopted SOP 98-5, which requires that pre-opening costs be expensed as incurred. In connection with such adoption, $1.5 million of previously capitalized, unamortized pre-opening costs were written off as of January 1, 1998 and presented in the accompanying statement of operations for fiscal year 1998 as the cumulative effect of a change in accounting principle.

DEFERRED FINANCING COSTS

       Financing costs related to the issuance of debt are capitalized as other assets and amortized to interest expense over the term of the related debt using the straight-line method, which approximates the effective interest method. Amortization of deferred financing costs were $978,000, $1.6 million, and $1.6 million, respectively, for the years ended December 31, 1998, 1999 and 2000. Accumulated amortization of deferred financing costs at December 31, 1999 and 2000 were $3.1 million and $4.7 million, respectively.

INCOME TAXES

       The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

REVENUE RECOGNITION

       Revenue is recognized when services are rendered and consists of residents' fees for basic housing and support services and fees associated with additional services such as routine health care and personalized assistance on a fee for service basis. The collectibility of the accounts receivable is assessed periodically and a provision for doubtful accounts is recorded as considered necessary.

CLASSIFICATION OF EXPENSES

       Residence operating expenses exclude all expenses associated with corporate or support functions which have been classified as corporate general and administrative expense.

COMPREHENSIVE LOSS

       On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive loss consists of net loss and several other items that current accounting standards require to be recognized outside of net loss and is presented in the consolidated statements of shareholders' equity and comprehensive loss. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or net loss.

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NET LOSS PER COMMON SHARE

       Basic earnings per share (EPS) is calculated using net loss attributable to common shares divided by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated in periods with net income using income attributable to common shares considering the effects of dilutive potential common shares divided by the weighted average number of common shares and dilutive potential common shares outstanding for the period.

       Vested options to purchase 833,000, 983,000 and 477,000 shares of common stock were outstanding during the years ended December 31, 1998, 1999 and 2000, respectively. These options were excluded from the respective computations of diluted loss per share, as their inclusion would be antidilutive.

       Also excluded from the computations of diluted loss per share, for the years ended December 31, 1998, 1999 and 2000 were, 6,685,789 shares of common stock issuable upon conversion of the Company's convertible subordinated debentures (see Note 9) and 250,000 shares of restricted stock for the year ended December 31, 1998 (see Note 14) as their inclusion would be antidilutive.

SEGMENT REPORTING

       Financial Accounting Standards Board SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information requires public enterprises to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the Company's products and services, its activities in different geographic areas, and its reliance on major customers. The basis for determining the Company's operating segments is the manner in which management operates the business. The Company has no foreign operations and no customers which provide over 10 percent of gross revenue. The Company reviews operating results at the residence level; it also meets the aggregation criteria in order to report the results as one business segment.

USE OF ESTIMATES

       The Company has made certain estimates and assumptions relating to the reporting of assets and liabilities, and the disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

WORKER'S COMPENSATION

       The Company utilizes third-party insurance for losses and liabilities associated with worker's compensation claims subject to deductible levels of $250,000 per occurrence. Losses up to this deductible level are accrued based upon the Company's estimates of the aggregate liability for claims incurred based on Company experience.

RECLASSIFICATIONS

       Certain reclassifications have been made in the prior years' financial statements to conform to the current year's presentation. Such reclassifications had no effect on previously reported net loss or shareholders' equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, construction payable and accrued liabilities approximates fair value because of the short-term nature of the accounts and/or because they are invested in accounts earning market rates of interest. The carrying amount of the

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Company's long-term debt approximates fair value as the interest rates approximate the current rates available to the Company. The following table sets forth the carrying amount and approximate fair value (based on quoted market values) of the Company's subordinated debentures as of December 31, 1999 and 2000 (in thousands):

                                                              1999                               2000
                                                    ------------------------          -------------------------
                                                    CARRYING           FAIR           CARRYING            FAIR
                                                     AMOUNT            VALUE           AMOUNT             VALUE
                                                     ------            -----           ------             -----
       6% Debentures ..........................     $86,250          $50,888          $86,250           $36,225
       5.625% Debentures ......................      75,000           43,500           75,000            29,250

STOCK-BASED COMPENSATION

         The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25 issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employees compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

       The Amended and Restated 1994 Employee Stock Option Plan (the "1994 Plan") combines an incentive and nonqualified stock option plan, a stock appreciation rights ("SAR") plan and a stock award plan (including restricted stock). The 1994 Plan is a long-term incentive compensation plan and is designed to provide a competitive and balanced incentive and reward program for participants.

         The Company's Non-Executive Employee Equity Participation Plan (the "Non-Officer Plan") is a non-qualified stock option plan intended as a long-term incentive compensation plan designed to provide a competitive and balanced incentive and reward programs for participants.

       The Company accounts for stock and stock options issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force
(EITF) consensus on Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

CONCENTRATION OF CREDIT RISK

         The Company depends on the economies of Texas, Indiana, Oregon, Ohio and Washington and to some extent, on the continued funding of State Medicaid waiver programs in some of those states. As of December 31, 2000, 21.6% of the Company's properties were in Texas, 11.4% in Indiana, 10.3% in Oregon, 9.7% in Ohio and 8.6% in Washington. Adverse changes in general economic factors affecting the respective health care industries or laws and regulator environment in each of these states, including Medicaid reimbursement rates, could have a material adverse effect on the Company's financial condition and results of operations.

       State Medicaid reimbursement programs constitute a significant source of revenue for the Company. During the years ended December 31, 1998, 1999 and 2000, direct payments received from state Medicaid agencies accounted for approximately 10.7%, 10.4%, and 11.1% respectively, of the Company's revenue while the tenant paid portion received from Medicaid residents accounted for approximately 5.8%, 5.9% and 6.2%,

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

respectively, of the Company's revenue during these periods. The Company expects in the future that State Medicaid reimbursement programs will constitute a significant source of revenue for the Company.

2.   ACQUISITIONS AND JOINT VENTURE

    Acquisitions

       Effective October 23, 1997, the Company acquired 98.8% of the outstanding capital stock of Home and Community Care, Inc. ("HCI") that it did not already own. The Company had acquired an initial 1.2% interest in HCI as a result of HCI's acquisition of Pacesetter, a home health care agency in which the Company had made an investment in November 1996. Several employees of the Company, including members of the Board of Directors, owned collectively approximately 40.0% of the outstanding common stock in HCI (See Note 13). The HCI purchase was completed at a purchase price of approximately $4.0 million in cash (which reflects approximately $5.3 million of cash paid net of (i) approximately $250,000 in cash acquired, (ii) approximately $850,000 in fees from HCI for services rendered during 1997, and (iii) $150,000 in dividends received from HCI during 1997), and the assumption of approximately $6.6 million in liabilities. HCI stockholders were entitled to receive certain "earnout" payments over a two-year period based on the number of HCI's assisted living residence sites, which the Company elected to complete. At the time of the acquisition, HCI had 20 sites under development. For each completed residence, HCI stockholders received an additional $7,500 per unit (approximately $300,000 per residence) in cash. During the years ended December 31, 1998 and 1999, the Company paid earnout payments of $1.7 million and $1.5 million, respectively, and capitalized such payments in property and equipment.

       The acquisition was accounted for as a purchase, and the operating results of HCI have been included in the Company's consolidated financial statements since the date of acquisition. The cost of the acquisition was allocated based on the estimated fair value of the net assets acquired of approximately $3.4 million. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $7.5 million was recorded as goodwill.

       During the second quarter of 1998 the Company announced a plan to exit all home health business operations being conducted by Pacesetter. During the year ended December 31, 1998, the Company incurred a $8.5 million charge to earnings associated with exiting the Pacesetter operations. Such charge consisted of (i) a $7.5 million write-off of all unamortized goodwill associated with Pacesetter and (ii) a $1.0 million provision for exit costs expected to be incurred during the phase out of the Pacesetter business. During the fourth quarter 1998, the $1.4 million provision for exit costs was reduced by $400,000 to $1.0 million as a result of a change in the estimate for such exit costs. In addition, the Company incurred a $1.0 million charge recorded as site abandonment expense during second quarter 1998 for previously capitalized development costs relating to 11 sites acquired in the HCI acquisition that it had determined not to develop (See Notes 6 and 10).

       Effective October 23, 1997, the Company acquired the 90.1% of the outstanding capital stock of Carriage House Assisted Living Inc. ("Carriage House") it did not already own. Several employees of the Company, including members of the Board of Directors, owned collectively approximately 23.0% of the outstanding common stock of Carriage House (See Note 13). The Company had acquired its initial 9.9% ownership in Carriage House's outstanding capital stock during 1996. The acquisition was completed at a purchase price of $5.2 million with the exchange of 337,460 shares of Common Stock (based on a stock price of $15.41 per share) for all of the outstanding common stock of Carriage House and the assumption of approximately $3.2 million in liabilities.

       The acquisition was accounted for as a purchase and the operating results of Carriage House have been included in the Company's consolidated financial statements since the acquisition date. The cost of the acquisition has been allocated based on the estimated fair value of the net assets acquired of approximately

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

$3.4 million. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $4.7 million has been recorded as goodwill and is being amortized on a straight-line basis over 20 years.

         On April 30, 1998, the Company completed the acquisitions of two assisted living residences in Plano and McKinney, Texas, having units of 64 and 50, respectively. The residences were acquired for a total purchase price of approximately $5.2 million. The acquisitions were accounted for as purchases and the operating results of the facilities have been included in the Company's consolidated financial statements since the acquisition date. The cost of the acquisitions has been allocated based on the estimated fair value of the net assets acquired of approximately $5.2 million. No goodwill was recorded.

         On July 1, 1998, the Company completed the acquisition of an assisted living residence in Alexandria, Louisiana having 48 units. The residence was acquired for a purchase price of approximately $2.8 million. The acquisition was accounted for as a purchase and the operating results of the facility have been included in the Company's consolidated financial statements since the acquisition date. The cost of the acquisition has been allocated based on the estimated fair value of the net assets acquired of approximately $2.8 million. No goodwill was recorded.

         On December 1, 1998, the Company completed the acquisition of an assisted living residence in Paris, Texas, having 50 units. The residence was acquired for a purchase price of approximately $3.4 million. The acquisition was accounted for as a purchase and the operating results of the facility have been included in the Company's consolidated financial statements since the acquisition date. The cost of the acquisition has been allocated based on the estimated fair value of the net assets acquired of approximately $3.0 million. The excess of the aggregate purchase price over the fair market value of net assets acquired is approximately $432,000 and has been recorded as goodwill and is being amortized on a straight-line basis over 20 years.

    Joint Venture

         During 1997, the Company entered into joint venture agreements with a joint venture partner to operate certain new assisted living residences which commenced operations during the second, third and fourth quarters of 1997. Of the $2.3 million of total capital raised by the joint venture partner to invest in such arrangements, the Company contributed $300,000 and recorded such investment in other non-current assets. In addition, certain members of management held interests in the joint venture partner. Pursuant to the joint venture agreements, the Company entered into irrevocable management agreements under which the Company managed the residences operated by the joint venture for an amount equal to the greater of 8% of gross revenues or $2,000 per month per residence. Because the Company retained direct control of the residences operated by the joint venture, the Company consolidated the operations of the residences subject to the joint venture agreements in its consolidated financial statements. The joint venture partner reimbursed the Company for 90.0% of the start-up losses of the joint venture, and the Company recognized such reimbursements as loans included in other liabilities. The Company also reflected amounts paid to repurchase the joint venture partner's interest in excess of reimbursed losses as interest and other expense. Interest was calculated based on the average loan balance using an imputed 20.0% interest rate and other expense was calculated based on a $10,000 administrative fee per residence. The Company received loss reimbursements of $4.7 million for the year ended December 31, 1998. The Company repaid $4.0 million of these loans in 1998, and incurred interest and other expense of $687,000 in connection with these loans, for the year ended December 31, 1998. As of December 31, 1998, 17 residences owned or leased by the Company were being operated by the joint venture. During the first quarter of 1999 the Company announced that it had negotiated with the joint venture partner to purchase, for approximately $3.8 million, all of the joint venture partner's interest in the remaining 17 residences subject to the joint venture agreements (See Note 13).

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. RESTRICTED CASH

         Restricted cash consists of $4.4 million related to loan agreements (see Note 8) with U.S. Bank National Association ("U.S. Bank"), $1.0 million related to certain lease agreements (See Note 5), and $1.1 related to required workers compensation insurance deposits.

4. MARKETABLE SECURITIES

         Marketable securities consist of U.S. Treasury securities and other highly liquid marketable debt securities. The aggregate market value of securities held at December 31, 1999 was $1.7 million. The investments held at December 31, 1999 had a historical cost of $2.0 million and were classified as available for sale in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investment in Debt and Equity Securities. As a result, unrealized investment losses of $320,000 are included as a component of comprehensive loss and shareholders' equity at December 31, 1999. These investments were sold during the year ended December 31, 2000 for $1.6 million, resulting in realized losses of $368,000.

5. LEASES

         A summary of leases that the Company has entered into is as follows:

                                                        NUMBER OF
                                                        SALE AND                       NUMBER OF                        UNITS
                                         NUMBER         LEASEBACK                      SALE AND                         UNDER
                                       OF LEASED       RESIDENCES        TOTAL         LEASEBACK                        LEASES
                                       RESIDENCES     ACCOUNTED FOR    NUMBER OF       RESIDENCES    UNITS UNDER      ACCOUNTED
                                       ("OREGON       AS OPERATING     OPERATING     ACCOUNTED FOR    OPERATING         FOR AS
                                        LEASES")         LEASES          LEASES      AS FINANCINGS      LEASES        FINANCINGS
                                        ---------        ------          ------      -------------      ------        ----------
Leases at December 31, 1997 ...              7              44             51              16           1,906             563
Leases entered into during 1998             --               4              4              --             139              --
Lease expansions during 1998 ..             --              --             --              --              47              10
Leases terminated during 1998 .             (1)             --             (1)             --             (45)             --
                                          ----            ----           ----            ----           -----             ---
Leases at December 31, 1998 ...              6              48             54              16           2,047             573
Lease expansions during 1999 ..             --              --             --              --              13              --
Leases modified and reclassified
   during 1999 ................             --              16             16             (16)            573            (573)
                                          ----            ----           ----            ----           -----             ---
Leases at December 31, 1999 ...              6              64             70              --           2,633              --
Lease expansions during 2000 ..             --              --             --              --              --              --
                                          ----            ----           ----            ----           -----             ---
Leases at December 31, 2000 ...              6              64             70              --           2,634              --
                                          ====            ====           ====            ====           =====             ===

         The Company has entered into agreements to lease six assisted living residences in Oregon from Assisted Living Facilities, Inc., a related party (the "Oregon Leases"). During 1998 the Company terminated a lease with Oregon
Heights Partners ("OHP"). The lessor in each case obtained funding through the sale of bonds issued by the state of Oregon, Housing and Community Services Department ("OHCS"). In connection with the Oregon Leases, the Company entered into "Lease Approval Agreements" with OHCS and Assisted Living Facilities,
Inc., pursuant to which the Company is obligated to comply with the terms and conditions of certain regulatory agreements to which the lessor is a party (See
Note 8). The leases, which have fixed terms of 10 years, have been accounted for as operating leases. Aggregate deposits on these residences as of December 31, 1999 and 2000 were $126,000 which are reflected in other assets.

         During 1998 the Company completed the sale of 4 residences under sale and leaseback arrangements. The Company sold the residences for approximately $10.3 million and leased them back over initial terms ranging from 12 to 15 years. The Company did not enter into any sale and leaseback agreements in 1999 or 2000.

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

         The Company recognized losses of $651,000 on the above sale and leaseback transactions for the year ended December 31, 1998. The losses are presented in the Consolidated Statements of Operations as net loss on sale of assets. Gains on sale and leaseback transactions of $508,000 for the year ended December 31, 1998, have been recorded as deferred income included in other liabilities and are being amortized over the initial terms of the corresponding leases.

         In March 1999, the Company amended 16 leases, resulting in the reclassification of such leases from financings to operating leases (see Note
6).

         In June 1999, the Company amended all of its 37 leases with LTC. These amendments included provisions to restructure future minimum annual rent increases, or "rent escalators," that were not deemed to be contingent rents. Because of the rent escalators, prior to the amendments, the Company accounted for rent expense related to such leases on a straight-line basis. From the date of the amendment forward, the Company has accounted for the amended leases on a contractual cash payment basis and amortizes the deferred rent balance, at the date of the amendment, over the remaining initial term of the lease. Those amendments also redefined the lease renewal option with respect to certain leases and provided the lessor with the option to declare an event of default in the event of a change of control under certain circumstances. In addition, the amendments also provide the Company with the ability, subject to certain conditions, to sublease or assign its leases with respect to two Washington residences.

         Certain of the Company's leases and loan agreements contain covenants and cross-default provisions such that a default on one of those instruments could cause the Company to be in default on one or more other instruments. Pursuant to certain lease agreements, the Company restricted $1.0 million of cash balances as additional collateral (see Note 3). The Company did not meet certain financial covenants at December 31, 2000 but has subsequently received a waiver of the right to declare an event of default (See Note 8).

         As of December 31, 2000, future minimum annual lease payments under operating leases are as follows (in thousands):

            2001......................................   $ 16,805
            2002......................................     16,805
            2003......................................     16,805
            2004......................................     16,805
            2005......................................     16,805
            Thereafter................................     96,888
                                                         --------
                                                         $180,913
                                                         ========

6.       PROPERTY AND EQUIPMENT

         As of December 31, 1999 and 2000, property and equipment, stated at cost, consist of the following (in thousands):

                                                           1999             2000
                                                           ----             ----
Land .........................................         $ 21,329         $ 21,378
Buildings and building improvements ..........          286,347          287,178
Equipment ....................................            5,344            7,149
Furniture ....................................            8,602            8,638
                                                       --------         --------
      Total property and equipment ...........          321,622          324,343
Less accumulated depreciation and amortization           15,974           25,599
                                                       --------         --------
Property and equipment-net ...................         $305,648         $298,744
                                                       ========         ========

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

         Land, buildings and certain furniture and equipment relating to 51 residences serve as collateral for the litigation payable (See Note 16), bridge loan payable (See Note 7) and for long-term debt (See Note 8). The Company also encumbered the land, buildings and certain furniture and equipment relating to 16 additional properties in March, 2001 in relation to the Heller Healthcare Finance, Inc., ("Heller") financing (See Note 19).

         Depreciation and amortization expense was $5.9 million, $8.7 million and $9.6 million, for the years ended December 31, 1998, 1999 and 2000, respectively.

         In 2000, the Company entered into a capital lease agreement to finance information technology equipment. The lease expires on March 30, 2003. The gross amount of equipment and related accumulated amortization recorded under this capital lease was $263,000 and $18,000, respectively at December 31, 2000.

         During the years ended December 31, 1998 and 1999 the Company capitalized interest costs of $6.0 million and $2.0 million, respectively, relating to financing of construction in process. In addition, the Company capitalized payroll costs that were directly related to the construction and development of the residences of $1.8 million and $617,000 for the years ended December 31, 1998 and 1999, respectively. No interest or payroll costs were capitalized in 2000.

         As a result of the Company's decision to reduce the number of new residence openings during the year ended December 31, 1998 and beyond, the Company wrote-off $2.4 million of capitalized costs during 1998 relating to the abandonment of 36 development sites. In 1999, the Company wrote-off $4.9 million of capitalized costs relating to the abandonment of all remaining development sites, with the exception of 10 sites where the Company owns the land. Of these 10 sites, 7 are being held for future development ($1.0 million) and are included in land, and 3 sites ($452,000) are listed for sale and included in other current assets.

         The Company had certificates of occupancy for 185 residences, all of which were included in the operating results as of December 31, 2000. Of the residences with certificates of occupancy, the Company owned 115 residences and leased 70 residences (all of which are operating leases).

         During 1996 and 1997 the Company entered into 16 sale and leaseback transactions which contained purchase options entitling the Company to purchase the properties at fair market value at the end of initial lease terms ranging from 14 to 15 years. As a result of the purchase options the Company accounted for these sale and leaseback transactions using the financing method in SFAS No. 98, Accounting for Leases. In March 1999, the Company amended these leases. The amendments eliminated the Company's purchase option; therefore, the leases were reclassified as operating leases at that date. As a result of the amendments, the Company recorded (i) the disposal of net property and equipment in the amount of $29.5 million, (ii) the extinguishment of long-term debt in the amount of $31.5 million and (iii) a deferred gain of $2.0 million. The deferred gain is included in other non-current liabilities and is being amortized over the remaining initial lease term as an offset to rent expense.

7.       BRIDGE LOAN PAYABLE

         In November 2000, the Company entered into a short-term bridge loan with Red Mortgage ("Red Mortgage") in the amount of $4.0 million secured by three previously unencumbered properties. This loan matures on August 1, 2001, requires monthly interest-only payments and bears annual interest at the greater of 10% or LIBOR plus 3.5% (10.3% at December 31, 2000).

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.       LONG-TERM DEBT

         As of December 31, 1999 and 2000, long-term debt consists of the following (in thousands):

                                                                                 1999            2000
                                                                                 ----            ----
Trust Deed Notes, payable to the State of Oregon Housing and
  Community Services Department (OHCS) through 2028 .................         $10,025         $ 9,890
Variable Rate Multifamily Revenue Bonds, payable to the Washington
  State Housing Finance Commission Department through 2028 ..........           8,235           7,900
Variable Rate Demand Revenue Bonds, Series 1997 payable to the Idaho
  Housing and Finance Association through 2017 ......................           7,120           6,875
Variable Rate Demand Revenue Bonds, Series A-1 and A-2 payable to the
  State of Ohio Housing Finance Agency through 2018 .................          12,845          12,445
Capital lease obligation ............................................               -             212
Mortgages payable ...................................................          35,218          34,775
                                                                              -------         -------
Total long-term debt ................................................         $73,443         $72,097
Less current portion ................................................           1,494           1,690
                                                                              -------         -------
Long-term debt ......................................................         $71,949         $70,407
                                                                              =======         =======

         The Trust Deed Notes payable to OHCS are secured by buildings, land, furniture and fixtures of six Oregon residences. The notes are payable in monthly installments including interest at effective rates ranging from 7.375% to 9.0%.

         The Variable Rate Multifamily Revenue Bonds are payable to the Washington State Housing Finance Commission Department and at December 31, 2000 were secured by an $8.7 million letter of credit and by buildings, land, furniture and fixtures of the five Washington residences. The letter of credit expires in 2003. The bonds had a weighted average interest rate of 4.24% during 2000.

         The Variable Rate Demand Housing Revenue Bonds, Series 1997 are payable to the State of Idaho Housing and Finance Association and at December 31, 2000 were secured by a $7.5 million letter of credit and by buildings, land, furniture and fixtures of four Idaho residences. The letter of credit expires in 2004. The bonds had a weighted average interest rate of 4.27% during 2000.

         In July 1998, the Company obtained $12.7 million in Variable Rate Demand Housing Revenue Bonds with the State of Ohio Housing Finance Agency ("OHFA") and $530,000 in Taxable Variable Rate Demand Housing Revenue Bonds with OHFA. The bonds are due July 2018 and are secured by a $13.5 million letter of credit and by buildings, land, furniture and fixtures of seven Ohio residences. The letter of credit expires in 2005. The bonds had a weighted average interest rate of 4.20% during 2000.

         In April 1998, the Company obtained $14.6 million in mortgage financing at a fixed interest rate of 7.73% and secured by a mortgage encumbering each of seven Texas residences. The mortgage terms include monthly payments of $110,000 over 25 years with a balloon payment of $11.8 million due at maturity in May 2008.

         In July 1998, the Company obtained $6.6 million in mortgage financing at a fixed interest rate of 7.58% and secured by a mortgage encumbering each of three Oregon residences. The mortgage terms include monthly payments of $49,000 over 25 years with a balloon payment of $5.3 million due at maturity in August 2008.

         In September 1998, the Company obtained $5.9 million in mortgage financing at a fixed interest rate of 8.79% and secured by one Pennsylvania residence and one South Carolina residence. The mortgage terms include monthly payments of $43,000 over 25 years with a balloon payment of $5.9 million due at maturity in September 2008.

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

         In November 1998, the Company obtained $8.7 million in mortgage financing at a fixed interest rate of 8.65% and secured by a mortgage encumbering each of three New Jersey residences. The mortgage terms include monthly payments of $71,000 over 25 years with a balloon payment of $7.2 million due at maturity in December 2008.

         As of December 31, 2000, the following annual principal payments are required (in thousands):

2001................................................   $ 1,690
2002................................................     1,793
2003................................................     1,833
2004................................................     1,926
2005................................................     2,062
Thereafter..........................................    62,793
                                                       -------
    Total                                              $72,097
                                                       =======

         The Company's credit agreements with U.S. Bank contain restrictive covenants which include compliance with certain financial ratios. During the third quarter of 1999, the Company amended certain loan agreements with U.S. Bank. Pursuant to the amendment, the Company agreed to provide $8.3 million of additional cash collateral in exchange for the waiver of certain possible defaults related to the delivery of financial statements and compliance with financial covenants, including an amendment to certain financial covenants. The amendment also provides for the release of the additional collateral upon the achievement of specified performance targets, provided that the Company is in compliance with the other terms of the loan agreements. The Company achieved certain of these specified targets during the fourth quarter of fiscal 1999 and the first quarter of fiscal 2000 resulting in the release of $1.2 million and $1.1 million of the restricted cash, respectively.

         On July 21, 2000, the Company finalized an agreement with U.S. Bank whereby U.S. Bank agreed to modify and waive certain financial covenants with which the Company would have otherwise failed to comply as of June 30, 2000. In exchange for the modification and waiver of financial covenants through the quarters ended June 30, 2000 and September 30, 2000, the Company provided three previously unemcumbered Washington state properties as additional collateral. The agreement also provided for the release of $1.8 million of cash collateral currently held by U.S. bank upon the satisfaction of certain conditions, which were satisfied in August 2000.

         The Company determined that it would not meet the U.S. Bank covenants at December 31, 2000. On March 12, 2001, the Company amended certain loan documents with U.S. Bank. Pursuant to the amendment, the Company agreed to pay fees of $34,700 in exchange for the following: the modification of certain financial covenants, and the waiver of U.S. Bank's right to declare an event of default for the Company's failure to comply with certain financial covenants as of December 31, 2000 and for its anticipated failure to comply with certain financial covenants for the three months ending March 31, 2001. The amendment also provides the following: approval for the Company to repurchase for cash up to $25.0 million in face value of its convertible debentures prior to maturity; a requirement that the Company deposit $500,000 in cash collateral with U.S. Bank in the event certain regulatory actions are commenced with respect to the properties securing its obligations to U.S. Bank; and the requirement that U.S. Bank release such deposits to the Company upon satisfactory resolution of the regulatory action. Failure to comply with any covenant constitutes an event of default, which will allow U.S. Bank (at its discretion) to declare any amounts outstanding under the loan documents to be due and payable. In addition, certain of the Company's leases and loan agreements contain

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

covenants and cross-default provisions such that a default on one of those instruments could cause the Company to be in default on one or more other agreements.

         In addition to the debt agreements with OHCS related to the six owned residences in Oregon, the Company has entered into Lease Approval Agreements with OHCS and the lessor of the Oregon Leases, which obligates the Company to comply with the terms and conditions of the underlying trust deed relating to the leased buildings. Under the terms of the OHCS debt agreements, the Company is required to maintain a capital replacement escrow account to cover expected capital expenditure requirements for the Oregon Leases and the six OHCS loans, which as of December 31, 1999 and 2000 was $378,000 and $422,000, respectively, and is reflected in other assets in the accompanying financial statements. In addition, for the six OHCS loans in the Company's name, a contingency escrow account is required. This account had a balance of $172,000 as of December 31, 1999 and 2000, and is reflected in other current assets. Distribution of any assets or income of any kind by the Company is limited to once per year after all reserve and loan payments have been made, and only after receipt of written authorization from OHCS.

         As of December 31, 1999 and 2000, the Company was restricted from distributing $233,000 and $278,000 respectively, of income, in accordance with the terms of the loan agreements and Lease Approval Agreements with OHCS.

         As a further condition of the debt agreements, the Company is required to comply with the terms of certain regulatory agreements which provide, among other things, that in order to preserve the federal income tax exempt status of the bonds, the Company is required to lease at least 20% of the units of the projects to low or moderate income persons as defined in Section 142(d) of the Internal Revenue Code. There are additional requirements as to the age and physical condition of the residents with which the Company must also comply. Non-compliance with these restrictions may result in an event of default and cause acceleration of the scheduled repayment.

9.   CONVERTIBLE SUBORDINATED DEBENTURES

         In August 1995, the Company completed the offering of $20.0 million of 7% Debentures due August 2005 realizing net proceeds of approximately $19.2 million. The 7% Debentures were convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $7.50 per common share.

         In September 1996, $6.1 million of the 7% Debentures were converted into 811,333 shares of the Company's common stock which resulted in $13.9 million of 7% Debentures remaining outstanding. In August 1998, the Company called for redemption of all of the remaining $13.9 million of the 7% Debentures. All of the 7% Debentures were converted into shares of the Company's Common Stock, resulting in the issuance of 1,855,334 additional shares of common stock.

         In October 1997, the Company completed the offering of $86.3 million of 6% Debentures due November 2002, realizing net proceeds of approximately $82.9 million. The 6% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $22.57 per common share, which equates to an aggregate of 3,821,444 shares of the Company's common stock and bear interest payable semi-annually on May 1 and November 1 of each year, commencing May 1, 1998. The 6% Debentures are unsecured and subordinated to all senior indebtedness of the Company. The 6% Debentures are subject to redemption, as a whole or in part, at any time from time to time commencing on or after November 15, 2000 at the Company's option at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

         In April 1998, the Company completed the private placement of $75.0 million of 5.625% Debentures due May 2003, realizing net proceeds of approximately $72.2 million. The 5.625% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $26.184 per common share, which equates to an aggregate of approximately 2,864,345 shares of the Company's common stock and

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

bear interest payable semiannually on May 1 and November 1 of each year, commencing November 1, 1998. The 5.625% Debentures are unsecured and subordinated to all senior indebtedness of the Company. The 5.625% Debentures are subject to redemption, as a whole or in part, at any time from time to time on or after May 15, 2001 at the Company's option at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

10.      WRITE-OFF OF IMPAIRED ASSETS AND RELATED EXPENSES

         In June 1998, the Company announced a plan to exit all home health business operations being conducted by Pacesetter. The decision to exit Pacesetter's operations was a result of certain laws becoming effective that adversely affected the prospective payment system for home health care services. Based on this decision, the Company recorded a $8.9 million charge to earnings during the second quarter 1998. Such charge consisted of (i) a $7.5 million write-off of all unamortized goodwill associated with Pacesetter and (ii) a $1.4 million provision for estimated exit costs expected to be incurred during the phase out period. Of this $1.4 million provision, $560,000 related to severance, salaries and benefits incremental to the shut down effort; $720,000 related to leases, equipment and related costs of closing offices; and $150,000 related to travel and moving costs. During the fourth quarter 1998, the $1.4 million provision for exit costs was reduced by $400,000 to $1.0 million as a result of a change in the estimate for such exit costs. During the years ended December 31, 1998 and 1999, approximately $760,000 and $154,000, respectively of this reserve was utilized. The remaining reserve of approximately $86,000 and $54,000 at December 31, 1999 and 2000, respectively, consists primarily of lease termination costs. Expenses related to Pacesetter's final operations of $430,000 and $1.8 million for the six month period of June 1998 through December 1998 and for the year ended December 31, 1999 have been expensed as incurred. The phase out period concluded during 1999. The $1.8 million in 1999 includes bad debt expense of $510,000, recorded in the fourth quarter, and is included in corporate, general and administrative expense.

11.      TERMINATION OF MERGER AGREEMENT

         On February 1, 1999, the Company agreed with American Retirement Corporation ("ARC") to terminate its previously announced merger agreement, which had been entered into during November 1998. The Company recorded charges of approximately $1.1 million and $228,000 in 1998 and 1999, respectively, for costs relating to the terminated merger agreement.

12.      INCOME TAXES

         The Company incurred a loss for both financial reporting and tax return purposes for the years ended December 31, 1998, 1999, and 2000 and, as such, there was no current or deferred tax provision.

         The provision for income taxes differs from the amount of loss determined by applying the applicable U.S. statutory federal rate to pretax loss as a result of the following items at December 31:

                                                  1998             1999             2000
                                                  ----             ----             ----
Statutory federal tax rate ............          (34.0)%          (34.0)%          (34.0)%
Non deductible goodwill ...............           12.4%             0.3%             0.3%
Losses for which no benefit is provided           21.5%            33.6%            26.9%
Litigation settlement .................             -%               -%              6.6%
Other .................................            0.1%             0.1%             0.2%
                                                  ----             ----             ----
Effective tax rate ....................             -%               -%               -%
                                                  ====             ====             ====

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

         An analysis of the significant components of deferred tax assets and liabilities, consists of the following as of December 31 (in thousands):

                                                                     1999              2000
                                                                     ----              ----
Deferred tax assets:
   Net operating loss carryforward .....................         $ 19,876          $ 27,846
   Investment in joint venture operations ..............            2,815             1,741
   Deferred gain on sale and leaseback transactions ....            1,555             1,480
   Other ...............................................            3,836             3,470
                                                                 --------          --------
       Total deferred tax assets .......................           28,082            34,537
Valuation allowance ....................................          (19,422)          (25,530)
Deferred tax liabilities:
   Property and equipment, primarily due to depreciation           (8,316)           (8,210)
   Other ...............................................             (344)             (797)
                                                                 --------          --------
       Total deferred tax liabilities ..................           (8,660)           (9,007)
                                                                 --------          --------
   Net deferred tax asset (liability) ..................         $   --            $   --
                                                                 ========          ========

         The valuation allowance for deferred tax assets as of December 31, 1999 and 2000 was $19.4 million and $25.5 million, respectively. The increase in the total valuation allowance for the years ended December 31, 1998, 1999 and 2000 was $6.1 million, $10.5 million, and $6.1 million, respectively.

         As a result of acquisitions, the Company acquired net operating loss carryforwards for federal and state tax purposes approximating $311,000 which are available to offset future taxable income, if any, through 2011. The future use of these net operating loss carryforwards is subject to certain limitations under the Internal Revenue Code and therefore, the Company has established a valuation allowance of $117,500 to offset the deferred tax asset related to the loss carryforwards. Additionally, any tax benefit realized from the use of approximately $100,000 of the acquired operating loss carryforwards will be applied to reduce goodwill.

         At December 31, 2000, the Company had net operating loss carryforwards of approximately $73.7 million and $59.0 million available to reduce future federal and state taxable income, respectively. The carryforwards expire at various dates beginning in the year 2009 through the year 2021.

         The portion of the valuation allowance for deferred tax assets for which subsequently recognized tax benefits will be applied directly to contributed capital is $1.4 million as of December 31, 2000. This amount is attributable to differences between financial and tax reporting of employee stock option transactions.

13.      RELATED PARTY TRANSACTIONS

         The Company leases six residences from Assisted Living Facilities, Inc. The spouse of the Company's former president and chief executive officer owns a 25% interest in Assisted Living Facilities, Inc. For the years ended December 31, 1998, 1999 and 2000, the Company incurred lease rental expense of $1.2 million, $1.3 million, and $1.3 million, respectively. In addition, in 1997 the Company leased one residence from Oregon Heights Partnership ("OHP") in which the former president and chief executive officer's spouse owns an interest. The Company paid OHP $195,000 in rent payments in 1998. The lease with OHP was terminated in September 1998, effective October 1, 1998.

         In 1997, the Company contracted with Supportive Housing Services, Inc. ("SHS") to provide services to the Company for market feasibility analysis, site pre-acquisition services, field construction supervision and construction management oversight in conjunction with the Company's development activities. SHS was owned 75% by the former president and chief executive officer's spouse. The Company paid $3.8 million, $1.6 million, and $69,000 during the years ended December 31, 1998, 1999, and 2000, respectively, (including

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the amounts paid to CCL (as defined below)) for such development services. The Company capitalized such payments as construction in process. In July 1999 the Company delivered 180 days' written notice terminating their agreement with SHS for such consulting services.

         Commencing in 1995, the Company contracted with Concepts in Community Living, Inc. ("CCL"), directly and through its developers, to perform feasibility studies and pre-development consulting services for the developers on the Company's behalf. CCL is owned 100% by the former president and chief executive officer's spouse. For the years ended December 31, 1998, 1999 and 2000, the Company paid CCL indirectly through SHS for these services fees of $566,000, $255,000, and $0, respectively, which were capitalized in construction in process on the consolidated balance sheets. In June 1999 the Company entered into a new agreement with CCL pursuant to which CCL provided market research, demographic review and competitor analysis in many of our current markets. The agreement provided that Company pay CCL a retainer of $10,000 per month, plus fees in excess of the retainer, if any, in connection with specific projects that the Company authorizes under the agreement. The Company paid CCL $157,000 and $17,000 for such services in 1999 and 2000, respectively. The Company terminated the June 1999 agreement by notice dated December 12, 1999.

         The Company acquired HCI and Carriage House in October of 1997 (See
Note 2). Several employees of the Company, including members of the Board of Directors, owned collectively 40.0% of the outstanding common stock in HCI and approximately 23.0% of the outstanding common stock of Carriage House. Pursuant to the HCI acquisition agreement, during 1998 and 1999 related parties (current or former officers, directors, or employees) received ""earnout" payments from the Company of $428,000 and $416,000, respectively, related to HCI sites the Company elected to develop. There were no such payments in 2000.

         During 1997, the Company entered into joint venture agreements with a joint venture partner to operate certain new assisted living residences which commenced operations during the second, third and fourth quarters of 1997 (See
Note 2). The Company, Mr. McBride, the Company's former Chairman and Chief Executive Officer, Dr. Wilson, the Company's former President and Chief Executive Officer, and Dr. Wilson's spouse each acquired interests in the joint venture partner. During 1998, Mr. McBride owned a $400,000 or 16.6% interest, and Dr. Wilson's spouse owned a $200,000 or 8.3% interest, in the joint venture. On February 10, 1999, the Company announced with respect to these joint venture agreements that it had negotiated with the joint venture partner to purchase, for approximately $3.8 million, all of the joint venture partner's interests in the operation of the remaining 17 residences subject to the joint venture agreements. As a result of such purchases, Mr. McBride and Dr. Wilson's spouse received distributions of approximately $537,000 and $269,000, respectively in 1999. The Company has no current intention of entering into similar arrangements in the future.

         During 1998 Mr. Razook, one of the Company's former directors, was Managing Director and Head of the Health Care Industry Group of Schroder & Co. Inc. ("Schroders"), an investment banking firm. During 1998 Schroders served as the initial purchaser of our $75.0 million offering of 5.625% Debentures for which Schroders received a customary commission. Also during 1998, Schroders provided financial advisory services and delivered a fairness opinion in connection with a proposed merger for which the Company paid Schroders a fee of $200,000. In March 1999, Mr. Razook became President and Managing Director at Cohen & Steers Capital Advisors LLC ("C&S Advisors"). Pursuant to an agreement with Cohen & Steers Capital Management, Inc., an affliate of C&S Advisors ("CSCM"), the Company paid CSCM and C&S Advisors $1.3 million in 1999 for financial advisory services. On January 24, 2000, the Company's agreement with CSCM was terminated by mutual consent, and a new agreement with C&S Advisors was entered into. Pursuant to the new agreement, the Company paid C&S Advisors approximately $471,000 for financial advisory services in connection with certain financing and merger and acquisition transactions. The new agreement terminated on December 31, 2000, except that even after the expiration or termination of the new agreement the Company is required to pay C&S Advisors fees under the new agreement if the Company

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

completes certain financing, including the Heller financing discussed in Note 18, and merger and acquisition transactions on or prior to December 31, 2001. On March 2, 2001, the Company closed the Heller financing and paid C&S Advisors $457,000 in relation to this transaction (See Note 20).

         In December 2000, the Company entered into an agreement with MYFM Capital, LLC ("MYFM") under which the Company could establish a line of credit with BET Associates LP ("BET") as lender, providing for loans of up to $10.0 million. Subsequent to December 31, 2000, the Company terminated the agreement and paid MYFM $50,000 in connection with such termination. Bruce E. Toll, who is the beneficial owner of 3.1 million of our common shares, and a current member of the Company's Board of Directors, is the sole member of BRU Holdings Company, Inc., LLC, which is the sole general partner of BET. Leonard Tannenbaum is the Managing Partner of MYFM Capital, LLC, the son-in-law of Mr. Toll, a 10% limited partner of BET, and is also a current member of the Company's Board of Directors.

14.      STOCK OPTION PLANS AND RESTRICTED STOCK

         The Company has two Stock Option Plans (the "Plans") which provide for the issuance of incentive and non-qualified stock options and restricted stock. Except for the Board of Directors administering the options of the non-employee Directors, the Plans are administered by the Compensation Committee of the Board of Directors which establish the terms and provisions of options granted under the Plans, not otherwise provided under the Plans. Incentive options may be granted only to officers or other full-time employees of the Company, while non-qualified options may be granted to directors, officers or other employees of the Company, or consultants who provide services to the Company.

         The Amended and Restated 1994 Stock Option Plan combines an incentive and nonqualified stock option plan, a stock appreciation rights ("SAR") plan and a stock award plan (including restricted stock). The 1994 Plan is a long-term incentive compensation plan and is designed to provide a competitive and balanced incentive and reward program for participants.

         Under the Amended and Restated 1994 Stock Option Plan (the "1994 Plan"), the Company may grant options or award restricted stock to its employees, consultants and other key persons for up to 2,208,000 shares of common stock. The exercise price of each option equals the market price of the Company's stock on the date of grant. Each option shall expire on the date specified in the option agreement, but not later than the tenth anniversary of the date on which the option was granted. Options typically vest three years from the date of issuance and typically are exercisable within seven years from the date of vesting. Each option is exercisable in equal installments as designated by the Compensation Committee or the Board at the option price designated by the Compensation Committee or the Board, as applicable; however, incentive options cannot be less than the fair market value of the common stock on the date of grant. All options are nontransferable and subject to adjustment upon changes in the Company's capitalization. The Board of Directors, at its option, may discontinue or amend the 1994 Plan at any time, provided that certain conditions are satisfied.

         Under the Non-Executive Employee Equity Participation Plan of Assisted Living Concepts, Inc. (the ""Non-Officer Plan") the Company may grant consultants and non-executives up to 1,000,000 shares of Common Stock pursuant to non-qualified options granted under the Non-Officer Plan. Officers, directors and significant employees of the Company are not eligible to participate in the Non-Officer Plan.

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

         The per share weighted-average fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants as of December 31:

                                     1998             1999             2000
                                     ----             ----             ----
Expected dividend yield ........      --               --               --
Expected volatility ............   45.12%           73.70%           98.57%
Risk-free interest rate ........    5.56%            6.14%            5.26%
Expected life (in years) .......      10                3                3

         The Company applies APB Opinion No. 25 in accounting for its Plans, and accordingly, no compensation cost has been recognized for its stock options issued to employees in the financial statements as all options were issued at fair value on the date of the grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been reduced to the pro forma amounts indicated below: (in thousands except per share data)

                                                                      1998                1999                2000
                                                                      ----                ----                ----
Net loss as reported ..................................         $  (20,745)         $  (28,933)         $  (25,786)
Net loss pro forma ....................................            (23,990)         $  (31,772)         $  (27,586)
Basic and diluted net loss per common share as reported         $    (1.27)         $    (1.69)         $    (1.51)
Basic and diluted net loss per common share pro forma .         $    (1.47)         $    (1.86)         $    (1.61)

         Pro forma net loss reflects only options granted after 1995. Therefore, the full impact of calculating compensation costs for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the option's vesting period of three years and compensation cost for options granted prior to January 1, 1996 is not considered. The resulting pro forma compensation costs may not be representative of that expected in the future years.

         A summary of the status of the Company's stock options as of December 31, 1998, 1999 and 2000 and changes during the years ended on those dates is presented below:

                                                        1998                        1999                        2000
                                           --------------------------    --------------------------   ------------------------
                                                            WEIGHTED-                     WEIGHTED-                  WEIGHTED-
                                                 1998        AVERAGE         1999         AVERAGE        2000         AVERAGE
                                               NUMBER OF    EXERCISE      NUMBER OF       EXERCISE     NUMBER OF     EXERCISE
                                                SHARES        PRICE         SHARES         PRICE        SHARES         PRICE
                                                ------        -----         ------         -----        ------         -----
Options at beginning of the year .....        1,629,967     $ 10.82       1,867,169      $ 12.07      1,744,420      $  9.78
Granted ..............................          674,132       15.76         460,250         3.71      1,038,850         1.34
Exercised ............................         (121,606)       6.00         (26,934)        5.83             --           --
Canceled .............................         (315,324)      15.82        (556,065)       12.65     (1,309,372)       10.21
                                              ---------                   ---------                   ---------
Options at end of the year ...........        1,867,169     $ 12.07       1,744,420      $  9.78      1,473,898      $  3.38
                                              =========                   =========                   =========
Options exercisable at end of year ...          833,465                     982,973                     476,686
Weighted-average fair value of options
granted during the year ..............        $   10.22                   $    2.52                   $    1.32

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarized information about stock options outstanding at December 31, 2000.

                                        OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                           ------------------------------------------------     --------------------------------
                                             WEIGHTED-
                                              AVERAGE           WEIGHTED-                            WEIGHTED-
                              NUMBER         REMAINING           AVERAGE           NUMBER             AVERAGE
RANGE OF EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE     EXERCISABLE       EXERCISE PRICE
------------------------   -----------   ----------------    --------------     -----------       --------------
    $ 0.00 to  0.38           51,000            9.85            $  0.38                --            $  0.00
    $ 1.00 to  1.13          346,148            9.33               1.12             9,666               1.10
    $ 1.31 to  1.44          383,500            9.00               1.44            44,503               1.44
    $ 1.50 to  1.69           44,834            8.87               1.67            15,171               1.67
    $ 1.75 to  1.81          156,500            9.15               1.81            32,727               1.81
    $ 2.19 to  2.88          131,837            8.44               2.86            45,196               2.86
    $ 3.19 to  4.63          154,668            3.05               4.56           151,339               4.57
    $ 4.88 to 16.50          166,826            6.53              11.38           146,577              11.35
    $16.75 to 20.75           38,085            7.18              17.55            31,173              17.60
    $21.25                       500            7.25              21.25               334              21.25
                           ---------                                              -------
                           1,473,898                            $  3.38           476,686            $  6.71
                           =========                                              =======

         In October 1997, the Company awarded 250,000 shares of non-voting restricted stock to two key executive officers. At the time of the grant the Company's common stock had a fair market value of $17.00 per share. No cash consideration was paid for such shares by the recipients. Such shares vested in three equal annual installments, commencing on the fourth anniversary of grant. The Company recorded unearned compensation expense of $4.3 million in connection with the issuance of the restricted stock as of the date of the grant. This unearned compensation expense was reflected as a separate component of shareholders' equity to be amortized as compensation expense over the seven year vesting period. The Company recorded $608,000 and $180,000 of compensation expense with respect to such award for the years ended December 31, 1998 and 1999, respectively. The Company recorded the issuance of the restricted stock in 1998 upon issuance. During the first quarter of 1999, the Company retired the 250,000 shares of restricted stock upon payment to the two key executives of $750,000 and $187,500 (the latter of which was reduced to $87,500 to reflect repayment of a $100,000 bonus paid in 1998 to one of the key executives) in consideration for the forfeiture of their interest in the 250,000 shares of restricted stock.

         In November 2000, the Board of Directors, at the recommendation of the Compensation Committee, approved an offer (the "Offer") to holders of options under both the 1994 Stock Option Plan and the Non-Officer Plan. The Company agreed to make lump sum payments of $250 to each option holder that agreed to the cancellation of all of his options having an exercise price of $5.00 or greater ("Eligible Options"), except that certain executive officers, directors, and consultants were asked to agree to the cancellation of their Eligible Options without any payment. The Company completed the Offer in December 2000, paying approximately $17,000 for the cancellation of options covering the issuance of 596,103 shares of common stock.

15.      WORKER'S COMPENSATION

         The Company utilizes third-party insurance for losses and liabilities associated with worker's compensation claims subject to deductible levels of $250,000 per occurrence for all claims incurred beginning January 1, 2000. Claims incurred prior to January 1, 2000 were fully insured. Losses up to this deductible level are accrued based upon the Company's estimates of the aggregate liability for claims incurred based on Company experience. At December 31, 2000, other current liabilities includes worker's compensation claims payable of approximately $1.0 million relating to outstanding 2000 claims.

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16.      LEGAL PROCEEDINGS

    Securityholder Litigation Settlement

         In September, 2000, the Company reached an agreement to settle the class action litigation relating to the restatement of its financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. This agreement received final court approval on November 30, 2000 and the Company was subsequently dismissed from the litigation with prejudice.

         The total cost of the settlement was approximately $10,020,000 (less $1.0 million of legal fees and expenses reimbursed by the Company's corporate liability insurance carriers and other reimbursements of approximately $193,000). The Company made two payments of $2.3 million each on October 23, 2000 and January 23, 2001 towards the settlement. The remaining amount due will be paid in two payments of $2.3 million each, due on April 23, 2001 and July 23, 2001, and a final payment of $1.0 million due within 90 days following the July 23, 2001 payment.

         The settlement had been pending the approval of the Company's corporate liability insurance carriers who had raised certain coverage issues that resulting the filing of litigation between the Company and the carriers. These carriers consented to the settlement, and the Company and the carriers agreed to dismiss the litigation regarding coverage issues and to resolve those issues through binding arbitration. The arbitration proceeding is pending. To the extent that the carriers are successful, the Company and the carriers have agreed that the carriers' recovery is not to exceed $4.0 million. The parties further agreed that payment of any such amount awarded or agreed to will not be due in any event until 90 days after the Company has satisfied its obligations to the plaintiffs in the class action, with any such amount to be subordinated to new or refinancing of existing obligations. The Company believes it has strong defenses regarding this dispute and consequently has not recorded a liability in relation to this matter.

         As a result of the class action settlement, the Company recorded a charge of approximately $10,020,000, which was partially offset by a reduction in general, and administrative expenses of approximately $1,193,000 as a result of the reimbursement of legal fees and expenses incurred in connection with the litigation. The settlement resulted in an increase in net loss of $8,827,000 (or approximately $0.52 per basic and diluted share) for the year ended December 31, 2000.

         Although the Company believes it has strong defenses regarding its dispute with the insurance carriers, the Company cannot predict the outcome of this litigation and currently is unable to evaluate the likelihood of success or the range of possible loss. However, if such litigation was determined adversely to the Company, such a determination could have a material adverse effect on its financial condition, results of operations, cash flow and liquidity.

    Indiana Litigation Settlement

         The Company was served with a complaint, filed May 30, 2000 in the Marion (Indiana) Superior Court on behalf of the Commissioner of the Indiana State Department of Health ("ISDH"). ISDH had alleged that the Company was operating its Logansport, Indiana facility known as McKinney House as a residential care facility without a license. The Company believes that its services were consistent with those of a "Housing with Services Establishment" (which is not required to be licensed) pursuant to Indiana Code Section 12-10-15-1.

         To avoid the expense and uncertainty of protracted litigation and, also because the Company wished to assure the State that it operates in a manner that is consistent with Indiana law, the Company agreed to the following settlement on behalf of all facilities owned and operated by the Company in the State of Indiana. The Company and the State agreed upon a Program Description that clarifies the services that the Company can provide without requiring licensure as a residential care facility. This Program Description provides

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

guidelines regarding the physical and medical condition of the residents in the Company's facilities and the services to be provided to them. The Company agreed that prior to March 20, 2001, it would provide in-service training regarding the Program Description throughout its Indiana facilities. Under the Program Description, the Company must discharge residents who require certain types or levels of care that the Company agreed not to provide in Indiana. The Company is currently implementing the Program Description and, while its full impact is not now known, the Company does not expect the impact to be material to its financial condition, results of operations, cash flow and liquidity. Without admitting liability, the Company paid a civil penalty of $10,000. The State dismissed the lawsuit against the Company with prejudice.

    Other Litigation

         In addition to the matter referred to in the immediately preceding paragraphs, the Company is involved in various lawsuits and claims arising in the normal course of business. In the aggregate, such other suits and claims should not have a material adverse effect on the Company's financial condition, results of operations, cash flow and liquidity.

17.      EMPLOYEE BENEFIT PLANS

         Effective January 1, 1998, the Company implemented a 401(k) Savings Plan ("the Plan"). The Plan is a defined contribution plan covering employees of Assisted Living Concepts, Inc. who have one year of service and are age 21 or older. Each year participants may contribute up to 15% of pre-tax annual compensation and 100% of any Employer paid cash bonus (not to exceed $10,000), as defined in the Plan. ALC may provide matching contributions as determined annually by ALC's Board of Directors. Contributions are subject to certain limitations. The Company has not made any contributions to this plan.

         Effective November 5, 1998, the Company implemented a Severance Pay Plan for Program Directors, Associate Program Directors, and Corporate and Regional Office Operations Employees ("the Severance Plan"). The Severance Plan was amended, effective January 1, 2001. This Severance Plan covers certain eligible employees and provides that under specific conditions employees may receive up to 6 months annual base salary as severance pay, depending upon their length of service with the Company and other factors that are defined in the Severance Plan. During the year ended December 31, 1999, the Company paid out benefits of $19,000 under this plan. No such benefits were paid during the years ended December 31, 1998 and 2000.

18.      LIQUIDITY

         The Company's ability to satisfy its obligations, including payments with respect to its outstanding indebtedness and lease obligations, will depend on future performance, which is subject to its ability to stabilize its operations, and to a certain extent, general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company made two payments of approximately $2.3 million each towards its litigation settlement on October 23, 2000 and January 23, 2001 and on November 1, 2000 made its $4.7 million semi-annual interest payment on its convertible subordinated debentures. The Company is obligated to pay the remaining $5.6 million related to the litigation settlement in two installments of approximately $2.3 million each, due on April 23, 2001 and July 23, 2001, with final payment of $1.0 million due within 90 days following the July 23, 2001 payment. Additionally, the Company's next $4.7 million semi-annual interest payment on its convertible subordinated debentures is due on May 1, 2001. The Company may also be required to reimburse its insurance carriers for up to $4.0 million of costs incurred by the carriers in connection with the securityholder litigation, depending on the outcome of a pending dispute over coverage (See
Note 16).

         The Company believes that its current cash on hand, cash available from operations and financing by Heller (obtained subsequent to year end) will be sufficient to meet its working capital needs through July 2002. However, the Company will have up to $45.0 million in principal from the Heller financing maturing on

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

August 31, 2002 (unless the five wholly owned subsidiaries, which are the borrowers, are able to and do extend the maturity dates for up to three six-month extensions), and have $161.3 million (less any amounts repurchased with the Heller line of credit) in principal amount of convertible debentures maturing between November 2002 and May 2003. The Company also expects the cost to maintain its long-lived assets in their present condition to increase; however, the Company cannot yet estimate the financial impact since its experience is limited due to the newness of these assets (See Note 19).

         The Company is currently exploring various alternatives to address its financing needs and the maturities of its long-term debt. The Heller and Red Mortgage financings have been sought to fund potential working capital needs, to fund the cost of the Company's shareholder litigation settlement, the repurchase of 16 of the Company's leased properties and the repurchase of some of its convertible debentures in the open market. The Company expects to replace the Red Mortgage financing with long-term HUD mortgage loans and also expects to replace a substantial portion of the Heller financing with long-term HUD mortgage loans, to the extent the processing time and increasing limitations by HUD on submission of applications and amount financed permit. In addition, the Company is also considering issuing new securities with longer maturities to the holders of its convertible debentures in exchange for some or all of their debentures. The Company has 48 unencumbered residences available to use as collateral for these various alternatives, 47 of which are subject to negative covenants not to encumber them except under certain circumstances, including the use of the net proceeds of the financing which they secure for the reduction of the Company's indebtedness to its convertible debenture holders. No commitments are currently in place and there can be no assurance that the Company's efforts will be successful, in which event the Company will have to consider other alternatives, including reorganization under the bankruptcy laws or raising highly dilutive capital through the issuance of equity or equity-related securities.

19.      SUBSEQUENT EVENTS

    Equipment Financing

         Effective February 22, 2001, the Company entered into a loan agreement to finance technology equipment in the amount of $550,000. The agreement required an initial payment of $150,000 (which has been paid) and monthly payments of $25,000 (principal and interest) until maturity on August 31, 2002. The loan bears an interest rate of 12.5% and is secured by the related technology equipment which had been purchased in 2000.

    Heller Financing

         On March 2, 2001, the Company entered into an agreement with Heller Healthcare Finance, Inc. for a $45.0 million line of credit, under which five wholly owned subsidiaries are the jointly and severally liable borrowers of any funds drawn. This line matures on August 31, 2002, requires monthly interest-only payments until maturity. This line bears an interest rate of 3.85% over the three-month LIBOR rate floating monthly and will be secured by up to 32 properties owned by the borrowers and leased to the Company or another of its wholly owned subsidiaries. The Company guaranteed the line. In addition to having paid a commitment fee of $450,000, the Company is to pay funding fees of 0.5% of the principal amount funded at the time of funding and pay an exit fee of 1.0% of the principal being repaid. The borrowers may elect to exercise up to three six-month extensions of the maturity date, subject to the satisfaction of certain conditions. The Company intends to replace a substantial portion of this financing with long-term HUD financing to the extent the processing time and increasing limitations by HUD on submission of applications and amount financed permit. While the line remains outstanding, the Company has agreed that it will not sell or grant mortgages on its remaining unencumbered properties, except one, unless the net proceeds are used to repurchase the Company's convertible debentures or otherwise reduce its indebtedness (if approved by Heller). Proceeds of the line may be used for the payment of the Company's shareholders' litigation settlement, the repurchase of 16 of its

                         ASSISTED LIVING CONCEPTS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

leased properties and the repurchase of some of its convertible debentures. The Company made an initial draw of $1.3 million on this line on March 2, 2001.

20.      LISTING STATUS WITH AMERICAN STOCK EXCHANGE (UNAUDITED)

         The Company's common stock currently is listed on the American Stock Exchange ("AMEX") under the symbol "ALF," its 5.625% Convertible Subordinated Debentures currently are listed on AMEX under the symbol "ALS5E03" and its 6.0% Convertible Subordinated Debentures currently are listed on AMEX under the symbol "ALS6K02." AMEX recently notified the Company that the Company had fallen below certain of AMEX's continued listing guidelines and that it was reviewing the Company's listing eligibility. In particular, the Company has incurred losses from continued operations for each of its past six fiscal years ending December 31, 2000, and the price per share of the Company's common stock as quoted on AMEX recently has been below the minimum bid price of $1.00 per share. The Company may choose to effect a reverse stock split in the event that the price of its common stock does not otherwise meet the minimum bid requirement. However, the Company reported a net loss of $1.51 per basic and diluted share for the year ended December 31, 2000. The Company has provided AMEX with additional information and has been involved in ongoing discussions with AMEX in connection with its review of the Company's listing eligibility. While AMEX has decided not to delist the Company at this time, they will continue to review its listing status on a quarterly basis.

         If AMEX were to delist the Company's securities, it is possible that the securities would continue to trade on the over-the-counter markets. However, the extent of the public market for the securities and the availability of quotations would depend upon such factors as the aggregate market value of each class of the securities, the interest in maintaining a market in such securities on the part of securities firms and other factors. There can be no assurance that any public market for the Company's securities will exist in the event that such securities are delisted.

                                   SIGNATURES

         Pursuant to the requirements of Sections 13 or 15(d) the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    ASSISTED LIVING CONCEPTS INC.
                                    Registrant


March 13, 2000                      By:  /s/ DREW Q. MILLER
                                         -------------------------------------
                                         Name: Drew Q. Miller
                                         Title: Senior Vice President,
                                         Chief Financial Officer and Treasurer


March 13, 2000                      By:  /s/ M. CATHERINE MALONEY
                                         -------------------------------------
                                         Name: M. Catherine Maloney
                                         Title: Vice President, Controller
                                         and Chief Accounting Officer


                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS:

         That the undersigned officers and directors of Assisted Living Concepts, Inc. do hereby constitute and appoint Wm. James Nicol or Drew Q. Miller, and each of them, the lawful attorney and agent or attorneys and agents with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, or either of them, determine may be necessary or advisable or required to enable to comply with the Securities and Exchange Act of 1934, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Annual Report on Form 10-K. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Annual Report on Form 10-K or amendment or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys and agent, or either of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the dated indicated opposite his or her name.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES AND EXCHANGE ACT OF 1934, THE REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                               TITLE                            DATE
         ---------                               -----                            ----
   /s/ WM. JAMES NICOL                  Chairman, President and                 March 13, 2001
------------------------------          Chief Executive Officer
       Wm. James Nicol

   /s/ DREW Q. MILLER              Senior Vice President, Chief Financial       March 13, 2001
------------------------------          Officer and Treasurer
       Drew Q. Miller

/s/ M. CATHERINE MALONEY             Vice President, Controller and             March 13, 2001
------------------------------          Chief Accounting Officer
    M. Catherine Maloney

         SIGNATURE                          TITLE                             DATE
         ---------                          -----                             ----
     /s/ JOHN M. GIBBONS           Director and Vice Chairman             March 13, 2001
------------------------------
        John M. Gibbons

     /s/ RICHARD C. LADD           Director                               March 13, 2001
------------------------------
        Richard C. Ladd

     /s/ JILL M. KRUEGER           Director                               March 13, 2001
------------------------------
         Jill M. Krueger

       /s/ BRUCE E. TOLL           Director                               March 13, 2001
------------------------------
          Bruce E. Toll

  /s/ LEONARD TANNENBAUM           Director                               March 13, 2001
------------------------------
     Leonard Tannenbaum

                                                                     SCHEDULE II

                         ASSISTED LIVING CONCEPTS, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                                 (IN THOUSANDS)

             COLUMN A                              COLUMN B        COLUMN C         COLUMN D       COLUMN E
             --------                              --------        --------         --------       --------
                                                   BALANCE AT                                      BALANCE AT
                                                   BEGINNING                                          END
             DESCRIPTION                           OF YEAR        ADDITIONS       DEDUCTIONS(1)     OF YEAR
             -----------                           -------        ---------       -------------     -------
Year ended December 31, 1998:
   Valuation accounts deducted from assets:
   Allowance for doubtful receivables .....         $   79         $  359            $  259         $  179
                                                    ------         ------            ------         ------
Year ended December 31, 1999:
   Valuation accounts deducted from assets:
   Allowance for doubtful receivables .....         $  179         $1,071(2)         $  188         $1,062
                                                    ------         ------            ------         ------
Year ended December 31, 2000:
   Valuation accounts deducted from assets:
   Allowance for doubtful receivables .....         $1,062         $1,932            $1,595         $1,399
                                                    ------         ------            ------         ------

----------

(1)      Represents amounts written off.

(2) $561,000 of additions were charged to operating expenses, $510,000 of additions related to home health operations which were discontinued and are reported in general and administrative expenses in 1999.

                 ASSISTED LIVING CONCEPTS, INC. AND SUBSIDIARIES
                                INDEX TO EXHIBITS

EXHIBIT
   NO.                             DESCRIPTION
-------                            -----------
3.1 Articles of Incorporation of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

3.2 By laws of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

4.1 Indenture, dated as of October 2, 1997 by and between the Company and Harris Trust and Savings Bank, as Trustee providing for Issuance of Securities in Series. (Incorporated by reference to Exhibit 4.1 to the Company's Report on Form 8-K, dated October 20, 1997, File No. 1-13498).

4.2 Rights Agreement dated as of June 12, 1997, between Assisted Living Concepts, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes the form of Certificate of Resolution Establishing Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of Assisted Living Concepts Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated July 24, 1997, File No. 1-83938).

4.3 Amendment to Registration Rights Agreement, dated as of June 12, 1997, effective as of November 8, 2000.

4.4 Indenture, dated as of April 13, 1998, by and between the Company and Harris Trust and Savings Bank, as Trustee (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-3, dated May 11, 1998, Registration No. 333-52297).

4.5 Form of Debenture (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-3, dated May 11, 1998, Registration No. 333-52297).

10.1 Indemnification Agreement dated October 3, 1997 by and between the Company and Keren Brown Wilson. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated October 20, 1997, File No. 1-13498).

10.2 Amended and Restated 1994 Stock Option Plan of the Company (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated October 20, 1997, File No. 1-13498).

10.3 Non-Executive Employee Equity Participation Plan of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-8, dated July 13, 1998, Registration No. 333-58953).

10.4 Deferred Compensation Plan of the Company (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.5 Amended and Restated Employment Agreement, dated October 1999, as amended as of March 15, 1999, by and between the Company and Keren Brown Wilson (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.6 Employment Agreement, dated as of December 31, 1997, by and between the Company and Sandra Campbell (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.7 Employment Agreement, dated as of February 3, 1998, by and between the Company and Nancy Gorshe (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.8 Separation and Consulting Agreement, dated as of March 3, 2000, by and between the Company and James Cruckshank (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K dated March 3, 2000 File No. 001-13498).

EXHIBIT
   NO.                             DESCRIPTION
-------                            -----------

10.10 Employment Agreement, dated as of March 15, 1999, by and between the Company and Leslie Mahon (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.11 Reimbursement Agreement, dated as of November 1, 1996, between the Company and U.S. Bank of Washington, National Association (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.12 Reimbursement Agreement, dated as of July 1, 1997, between the Company and United States National Bank of Oregon (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.13 Reimbursement Agreement, dated as of July 1, 1998, between the Company and U.S. Bank National Association (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.14 Deed of Trust and Security Agreement, dated March 31, 1998, among DMG Texas ALC, Partners, L.P., American Title Company of Houston and Transatlantic Capital Company (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.15 Mortgage and Security Agreement, dated November 12, 1998, between DMG New Jersey ALC, Inc. and Transatlantic Capital Company (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.16 Deed of Trust and Security Agreement, dated July 10, 1998, among DMG Oregon ALC, Inc., Chicago Title Company and Transatlantic Capital Company (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31,
         1998).

10.17 Loan Agreement, dated as of September 3, 1998, by and between MLD Delaware Trust and the Company (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.18 Loan Agreement, dated as of September 3, 1998, by and between MLD Delaware Trust and the Company (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.19 Amendment and Modification of Reimbursement Agreements, dated as of August 18, 1999, by and between the Company and U.S. Bank National Association (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K for the fiscal year ended December 31, 1998).

10.20 Modification and Amendment to Employment Agreement, dated as of January 19, 2000, by and between the Company and Nancy Inez Gorshe.

10.21 Modification and Amendment to Employment Agreement, dated as of January 1, 2000, by and between the Company and Sandra Campbell.

10.22 Employment Agreement, dated as of November 1, 2000, by and between the Company and Wm. James Nicol.

10.23 Loan Agreement, dated as of February 20, 2001, among Heller Healthcare Finance, Inc., as Agent and a Lender, the financial institutions who are or become parties thereto as Lenders, ALC Ohio, Inc. and ALC Pennsylvania, Inc., ALC Iowa, Inc., ALC Nebraska, Inc. and ALC New Jersey, Inc., as Borrowers, and the parties who are or become Borrowers thereunder. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated May 9, 2001).

10.24 Guaranty, dated as of February 20, 2001, by Assisted Living Concepts, Inc., for the benefit of Heller Healthcare Finance, Inc. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated May 9, 2001).

10.25 Third Amendment and Modification of Reimbursement Agreement, dated as of March 12, 2001, between the Company and U.S. Bank National Association.

                                                                       EXHIBIT E


================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20459


                                    FORM 10-Q


[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 12 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

            FOR THE TRANSITION PERIOD FROM __________ TO __________.

                         COMMISSION FILE NUMBER 1-83938


                         ASSISTED LIVING CONCEPTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                NEVADA                                  93-1148702
    (STATE OR OTHER JURISDICTION OF                   (IRS EMPLOYER
     INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

                     11835 NE GLENN WIDING DRIVE, BUILDING E
                             PORTLAND, OREGON 97220
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (503) 252-6233
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

      Indicate by check mark whether Registrant (1) has filed all reports to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that Registrants was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

      The Registrant had 17,120,745 shares of common stock, $.01 par value, outstanding at August 6, 2001.


================================================================================

                         ASSISTED LIVING CONCEPTS, INC.

                                    FORM 10-Q
                                  JUNE 30, 2001

                                      INDEX

                                                                                 PAGE
                         PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

         Consolidated Balance Sheets, December 31, 2000 and June 30, 2001 .....    1

         Consolidated Statements of Operations, Three and Six Months Ended
         June 30, 2000 and 2001 ...............................................    2

         Consolidated Statements of Cash Flows, Six Months ended June 30, 2000
         and 2001 .............................................................    3

         Notes to Consolidated Financial Statements ...........................    4

Item 2.  Management's Discussion and Analysis of Financial Condition and
         Results of Operations ................................................   10

         Risk Factors .........................................................   18

Item 3.  Quantitative and Qualitative Disclosures about Market Risk and
         Risk Sensitive Instruments ...........................................   25

                           PART II - OTHER INFORMATION

Item 1.  Legal Proceedings ....................................................   26

Item 6.  Exhibits and Reports on Form 8-K .....................................   26

Signatures ....................................................................   27

Exhibit Index .................................................................   28

                         PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS


                         ASSISTED LIVING CONCEPTS, INC.

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                 DECEMBER 31,     JUNE 30,
                                                                                     2000           2001
                                                                                 ------------    ----------
                                                                                                 (UNAUDITED)

                                     ASSETS

Current assets:
  Cash, cash equivalents and cash held for tenant security deposits ............   $  9,889        $  5,679
  Accounts receivable, net of allowance for doubtful accounts of $1,399 and
    $353, respectively .........................................................      2,448           2,207
  Prepaid insurance ............................................................      1,765           1,094
  Prepaid expenses .............................................................      1,042             485
  Other current assets .........................................................      2,729           3,121
                                                                                   --------        --------
        Total current assets ...................................................     17,873          12,586
                                                                                   --------        --------
Restricted cash ................................................................      6,466           8,474
Property and equipment, net ....................................................    298,744         294,669
Goodwill, net ..................................................................      4,785           4,639
Other assets, net ..............................................................      8,590          11,030
                                                                                   --------        --------
        Total assets ...........................................................   $336,458        $331,398
                                                                                   ========        ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable .............................................................   $  2,708        $  1,525
  Accrued real estate taxes ....................................................      4,835           3,969
  Accrued interest expense .....................................................      1,937           2,013
  Accrued payroll expense ......................................................      4,017           4,379
  Other accrued expenses .......................................................      4,855           3,775
  Bridge loan payable ..........................................................      4,000              --
  Litigation settlement payable ................................................      7,765           3,256
  Tenant security deposits .....................................................      2,484           2,453
  Insurance premium obligation .................................................         --           1,228
  Other current liabilities ....................................................        565             421
  Current portion of long-term debt and capital lease obligation ...............      1,690          11,827
                                                                                   --------        --------
        Total current liabilities ..............................................     34,856          34,846
                                                                                   --------        --------
Other liabilities ..............................................................      6,059           5,751
Long-term debt and capital lease obligation, net of current portion ............     70,407          74,474
Convertible subordinated debentures ............................................    161,250         161,250
                                                                                   --------        --------
        Total liabilities ......................................................    272,572         276,321
                                                                                   --------        --------

Commitments and contingencies
Shareholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares authorized; none issued or
    outstanding ................................................................         --              --
  Common Stock, $.01 par value; 80,000,000 shares authorized; issued and
    outstanding 17,120,745 shares in 2000 and 2001 .............................        171             171
  Additional paid-in capital ...................................................    144,212         144,212
  Accumulated deficit ..........................................................    (80,497)        (89,306)
                                                                                   --------        --------
        Total shareholders' equity .............................................     63,886          55,077
                                                                                   --------        --------
        Total liabilities and shareholders' equity .............................   $336,458        $331,398
                                                                                   ========        ========

        The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                        JUNE 30,                JUNE 30,
                                                                 ---------------------    -------------------
                                                                   2000          2001       2000        2001
                                                                 -------       -------    -------     -------
Revenue .......................................................  $34,146       $37,371    $67,278     $74,248
Operating expenses:
  Residence operating expenses ................................   22,305        24,891     44,987      50,449
  Corporate general and administrative ........................    5,066         4,440      9,114       8,708
  Building rentals ............................................    3,685         4,151      7,330       8,322
  Building rentals to related party ...........................      317            --        634          --
  Depreciation and amortization ...............................    2,339         2,571      4,751       5,123
  Debt and lease restructure costs ............................       --         1,063         --       1,366
                                                                 -------       -------    -------     -------
        Total operating expenses ..............................   33,712        37,116     66,816      73,968
                                                                 -------       -------    -------     -------
Operating income ..............................................      434           255        462         280
                                                                 -------       -------    -------     -------
Other income (expense):
  Interest expense ............................................   (4,090)       (4,905)    (8,118)     (9,307)
  Interest income .............................................      180           139        389         287
  Gain (loss) on sale and disposal of assets ..................       13           (52)        13         (88)
  Loss on sale of marketable securities .......................     (368)           --       (368)         --
  Other income (expense), net .................................       10           (48)        10          19
                                                                 -------       -------    -------     -------
        Total other expense ...................................   (4,255)       (4,866)    (8,074)     (9,089)
                                                                 -------       -------    -------     -------
Net loss ......................................................  $(3,821)      $(4,611)   $(7,612)    $(8,809)
                                                                 =======       =======    =======     =======
Basic and diluted net loss per common share ...................  $ (0.22)      $ (0.27)   $ (0.44)    $ (0.51)
                                                                 =======       =======    =======     =======
Basic and diluted weighted average common shares outstanding ..   17,121        17,121     17,121      17,121
                                                                 =======       =======    =======     =======

        The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                           ----------------------
                                                                                             2000          2001
                                                                                           --------      --------
OPERATING ACTIVITIES:
Net loss ................................................................................  $ (7,612)     $ (8,809)
Adjustment to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization .........................................................     4,751         5,123
  Provision for doubtful accounts .......................................................       291           (21)
  Loss on sale of marketable securities .................................................       368            --
  Compensation expense on issuance of consultant options ................................         8            --
  Loss on disposal of assets ............................................................       (13)           88
Changes in assets and liabilities:
  Accounts receivable ...................................................................      (267)          262
  Prepaid expenses ......................................................................       (95)        1,228
  Other current assets ..................................................................       387          (444)
  Other assets ..........................................................................       889           694
  Accounts payable ......................................................................      (462)       (1,183)
  Accrued expenses ......................................................................      (915)       (1,211)
  Insurance premium obligation ..........................................................        --         1,228
  Other current liabilities .............................................................       240        (4,981)
  Other liabilities .....................................................................        18          (308)
                                                                                           --------      --------
        Net cash used in operating activities ...........................................    (2,412)       (8,334)
                                                                                           --------      --------

INVESTING ACTIVITIES:
Restricted cash .........................................................................      (941)       (2,008)
Sale of investment securities ...........................................................     1,632            --
Purchases of property and equipment .....................................................    (1,679)         (938)
                                                                                           --------      --------
        Net cash used in investing activities ...........................................      (988)       (2,946)
                                                                                           --------      --------

FINANCING ACTIVITIES:
Proceeds from long-term debt ............................................................        --        14,777
Payments on long-term debt and capital lease obligation .................................      (328)         (573)
Payments on bridge loan payable .........................................................        --        (4,000)
Debt issuance costs .....................................................................        --        (3,134)
                                                                                           --------      --------
        Net cash (used in) provided by financing activities .............................      (328)        7,070
                                                                                           --------      --------
Net decrease in cash, cash equivalents and cash held for tenant security deposits .......    (3,728)       (4,210)
Cash, cash equivalents and cash held for tenant security deposits, beginning of
  period ................................................................................     7,606         9,889
                                                                                           --------      --------
Cash, cash equivalents and cash held for tenant security deposits, end of period ........  $  3,878      $  5,679
                                                                                           ========      ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash payments for interest ............................................................  $  7,500      $  7,819
  Decrease in construction payable and property and equipment ...........................  $   (794)     $     --
  Reclassification of other current and other liabilities to current and non-current
     long-term debt and capital lease obligation ........................................  $     --      $    550

        The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1.    THE COMPANY

      Assisted Living Concepts, Inc., a Nevada Corporation, (the "Company") owns, leases and operates assisted living residences which provide housing to older persons who need help with the activities of daily living, such as bathing and dressing. The Company provides personal care and support services and makes available routine health care services, as permitted by applicable law, designed to meet the needs of its residents.

      Basis of Presentation and Principles of Consolidation

      These consolidated financial statements have been prepared without being audited, as allowed by the rules and regulations of the Securities and Exchange Commission. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries that own, lease and operate assisted living residences. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain information and footnote disclosures that are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as allowed by rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

      The financial information included in these financial statements contain all adjustments (which consist of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of results for the quarterly periods. The results of operations for the three and six month periods ended June 30, 2001 do not necessarily indicate the results that are expected for the full year.

      Reclassifications

      Certain reclassifications have been made in the prior period's financial statements to conform to the current period's presentation. Such reclassifications had no effect on previously reported net loss or total shareholders' equity.

2.    DEBT AND LEASE RESTRUCTURE COSTS

      Debt and lease restructure costs include legal, financial advisory and other professional fees related to the potential restructuring of the Company's under-performing loans and leases, and convertible debentures maturing in 2002 and 2003. Since the Company does not expect to raise any new capital as a result of such restructuring, these amounts are expensed as incurred in the accompanying financial statements. Costs were $1.1 million and $1.4 million for the three and six months ended June 30, 2001, respectively.

                         ASSISTED LIVING CONCEPTS, INC.

                                   (UNAUDITED)


3.    CASH, CASH EQUIVALENTS AND CASH HELD FOR TENANT SECURITY DEPOSITS

      The Company's cash, cash equivalents and cash held for tenant security deposits consist of the following (in thousands):

                                                                 DECEMBER 31,   JUNE 30,
                                                                    2000          2001
                                                                   ------        ------
Cash ..........................................................    $2,863        $2,097
Cash equivalents ..............................................     4,581         1,169
Cash held for tenant security deposits ........................     2,445         2,413
                                                                   ------        ------
      Total cash, cash equivalents and cash held for tenant
         security deposits ....................................    $9,889        $5,679
                                                                   ======        ======

      Cash held for tenant security deposits is a general unrestricted asset of the Company.

4.    RESTRICTED CASH

      Restricted cash consists of the following (in thousands):

                                                                    DECEMBER 31,    JUNE 30,
                                                                       2000           2001
                                                                      ------         ------
Cash held for loan agreements with U.S. Bank National
  Association ("U.S. Bank") ......................................    $4,354         $4,418
Cash held in accordance with lease agreements ....................     1,001          1,022
Workers' compensation deposits ...................................     1,072          2,994
State regulated restricted tenant security deposits ..............        39             40
                                                                      ------         ------
     Total restricted cash .......................................    $6,466         $8,474
                                                                      ======         ======

5.    PROPERTY AND EQUIPMENT

      The Company's property and equipment, stated at cost, consists of the following (in thousands):

                                                         DECEMBER 31,   JUNE 30,
                                                             2000         2001
                                                           --------     --------
Land and improvements .................................    $ 21,378     $ 21,383
Buildings and improvements ............................     287,178      287,251
Equipment .............................................       7,149        7,385
Furniture .............................................       8,638        8,679
                                                           --------     --------
     Total property and equipment .....................     324,343      324,698
Less accumulated depreciation .........................      25,599       30,029
                                                           --------     --------
Property and equipment, net ...........................    $298,744     $294,669
                                                           ========     ========

6.    INSURANCE PREMIUM OBLIGATION

      During the six months ended June 30, 2001, the Company entered into several short-term agreements to finance its annual insurance premiums. These are nine month agreements and bear interest at annual fixed rates of approximately 8% to 9%.

                         ASSISTED LIVING CONCEPTS, INC.

                                   (UNAUDITED)


7.    LONG-TERM DEBT

      Equipment Financing

      Effective February 22, 2001, the Company entered into a loan agreement to finance technology equipment in the amount of $550,000. The agreement required an initial payment of $150,000 (which has been paid) and monthly payments of $25,000 (principal and interest) until maturity on August 31, 2002. This loan bears an interest rate of 12.5% and is secured by the related technology equipment which the Company purchased during the year ended December 31, 2000.

      Heller Financing

      On March 2, 2001, the Company entered into an agreement with Heller Healthcare Finance, Inc. ("Heller") for a line of credit facility up to $45.0 million. This line was scheduled to mature on August 31, 2002 and would have been secured by up to 32 properties.

      As of June 27, 2001, the Company amended its line of credit facility with Heller, reducing the aggregate line of credit available from $45.0 million to $20.0 million. This amended line bears an interest rate of 3.85% Over the three-month LIBOR rate floating monthly and requires monthly interest-only payments until maturity. The amended line is secured by 26 properties. The maturity date for the amended line is September 28, 2001; accordingly, the outstanding balance is included in current portion of long-term debt in the accompanying financial statements. If the Company or any of the borrower subsidiaries is not subject to Chapter 11 of the U.S. Bankruptcy Code before such date, the borrower subsidiaries may extend the maturity date to the earlier of May 31, 2002, or the earliest date on which the Company or any of the borrower subsidiaries is subject to such a petition. Fees incurred to date, including commitment fees, funding fees, closing fees and professional fees associated with the establishment of this line of credit and amendment were $2.9 million. The balance outstanding on this line is $10.1 million at June 30, 2001 ($12.2 million at August 6, 2001).

      As amended, the facility may be used to pay trade payables, certain professional fees relating to its debt and lease restructuring, closing costs and other anticipated costs, and to fund an interest reserve and tenant deposit account. As amended, the line of credit facility may no longer be used to fund interest payments on the Company's convertible debentures, to repurchase leased facilities or debentures, or to fund future payments in connection with the Company's class action litigation settlement. While the line remains outstanding, the Company has agreed that it will not sell or grant mortgages on all but one of its remaining unencumbered properties, unless the net proceeds are used to repurchase the Company's convertible debentures or otherwise reduce its indebtedness (if approved by Heller).

      The line of credit is guaranteed by the Company; however, as amended, the filing of a petition under Chapter 11 of the U.S. Bankruptcy Code by the Company no longer triggers an event of default under the loan agreement.

      Housing and Urban Development ("HUD") Insured Financing

      On June 14, 2001, the Company entered into two loan agreements for $1.8 million and $2.7 million with Red Mortgage Capital, Inc. ("Red Mortgage") for long-term HUD insured financing. Each loan is secured by a property in Texas, each loan matures on July 1, 2036 and together require monthly principal and interest payments of $31,000. Each of these loans bears a fixed annual interest rate of 7.40%. Of the $4.5 million in proceeds, $4.0 million was used to pay off bridge financing provided by Red Mortgage, $200,000 was used for loan closing costs, $190,000 was used to pay down the Heller line of credit and the remaining proceeds were used to fund escrow accounts.

                         ASSISTED LIVING CONCEPTS, INC.

                                   (UNAUDITED)


      On July 19, 2001, the Company entered into a $3.0 million loan agreement with Red Mortgage for long-term HUD insured financing. This loan is secured by one property in Texas, matures on July 1, 2036 and requires monthly principal and interest payments of $20,000. This loan bears a fixed annual interest rate of 7.55%. $2.8 million of the proceeds were used to pay down the Heller line of credit and the remaining proceeds were used for loan closing fees and to fund escrow accounts.

      U.S. Bank Loan Amendment

      On March 12, 2001, in exchange for a waiver of U.S. Bank's right to declare an event of default for the Company's failure to comply with certain financial covenants as of December 31, 2000 and March 31, 2001, and for the modification of certain financial covenants, the Company agreed to maintain minimum cash balances of $11.0 million at the end of each fiscal quarter, except for the fiscal quarter ending June 30, 2001 which has a required minimum balance of $8.0 million. The amendment also requires the Company to deposit $500,000 in cash collateral with U.S. Bank in the event certain regulatory actions are commenced with respect to the properties securing its obligations to U.S. Bank. U.S. Bank is required to release such deposits upon satisfactory resolution of the regulatory action. As of the date of this filing, no such additional deposits have been required. Failure to comply with any covenant constitutes an event of default, which will allow U.S. Bank (at its discretion) to declare any amounts outstanding under the loan documents to be due and payable.

      In May, 2001, the Company received a waiver of U.S. Bank's right to declare an event of default for the Company's failure to meet the March 31, 2001 cash balance requirements set forth in the March 12, 2001 U.S. Bank loan amendment.

      Additionally, in August, 2001, the Company received a waiver of U.S. Bank's right to declare an event of default for the Company's failure to meet the June 30, 2001 cash balance requirements and other financial ratios set forth in the amended U.S. Bank loan agreement. There can be no assurance that the Company will be able to meet these requirements as of the end of future quarters or that U.S. Bank will grant waivers of any such future failure to meet these requirements.

      Many of the Company's debt instruments and leases contain "cross-default" provisions pursuant to which a default under one obligation can cause a default under one or more other obligations. Accordingly, if enforced, the Company could experience a material adverse effect on its financial condition.

8.    LITIGATION

      Arbitration of Insurance Coverage Dispute

      In September, 2000, the Company reached an agreement to settle the class action litigation relating to the restatement of its consolidated financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. This agreement received final court approval on November 30, 2000 and the Company was dismissed from the litigation with prejudice. Although the Company has been dismissed from the litigation with prejudice, an outstanding dispute regarding coverage exists with the Company's corporate liability insurance carriers. The Company and the insurance carriers agreed to resolve this dispute through binding arbitration. To the extent that the carriers are successful, they have agreed that their recovery is not to exceed $4.0 million. The carriers further agreed that payment of any such amount awarded or agreed to will not be due in any event until 90 days after the Company has satisfied its obligations to the plaintiffs in the class action, with any such amount to be subordinated to new or refinancing of existing obligations. The Company believes it has strong defenses regarding this dispute and consequently has not recorded a liability in relation to this matter.

      Although the Company believes it has strong defenses regarding its dispute with the insurance carriers, the Company cannot predict the outcome of this arbitration and currently is unable to evaluate the likelihood

                         ASSISTED LIVING CONCEPTS, INC.

                                   (UNAUDITED)


of success or the range of possible loss. However, if such arbitration were determined adversely to the Company, such a determination could have a material adverse effect on its financial condition, results of operations, cash flow and liquidity.

      Other Litigation

      In addition to the matter referred to above, the Company is involved in various lawsuits and claims arising in the normal course of business. In the aggregate, settlement of such suits and claims should not have a material adverse effect on the Company's financial condition, results of operations, cash flow and liquidity.

9.    LIQUIDITY

      The Company will have to pay all outstanding balances under the Heller line of credit maturing on September 28, 2001 (which the borrower subsidiaries may extend, if the Company or any borrower subsidiaries is not subject to chapter 11 of the U.S. Bankruptcy Code before such date, to the earlier of May 31, 2002 or the date on which the Company or any of the borrower subsidiaries is subject to Chapter 11) and $161.3 million in principal amount of convertible debentures maturing in November 2002 and May 2003. The Company does not have sufficient liquidity to pay these amounts as they mature and is currently exploring various refinancing and restructuring alternatives. The Company has 38 unencumbered residences, 37 of which are subject to negative covenants not to encumber them unless the net proceeds are used to repurchase the Company's convertible debentures or otherwise reduce its indebtedness (if approved by Heller). If the Company makes its final payment on the litigation payable on October 23, 2001, the Company will have 8 additional unencumbered residences, none of which will be subject to negative covenants.

      The Company has retained a financial advisor to explore possible restructuring options with respect to its convertible debentures. The Company's financial advisors and the financial advisors of an unofficial committee (the "Committee") of the holders of 64% in principal amount of the Company's two series of convertible debentures (collectively, the "Debentures") worked together from March, 2001 to July, 2001, negotiating restructuring options with respect to the Debentures. On July 2, 2001, the Company announced that the Committee had not accepted a proposal concerning a restructuring of the Debentures that the Company made to the Committee's advisors on April 12, 2001, nor had the Committee reached a consensus on any counteroffer. A confidentiality agreement and agreement to restrict trading of securities, dated May 24, 2001 (the "Confidentiality Agreement"), between the Company and the individual Committee members, expired June 30, 2001. The Company had entered into the Confidentiality Agreement to facilitate negotiations with the Debenture holders concerning a restructure.

      The Company has continued its negotiations with certain members of the original Committee. The Company believes that such negotiations will lead to a consensual restructuring of the Debentures which will result in a significant reduction in principal amount of the Debentures and a substantial dilution, or elimination of, the Company's existing common stock ownership. The Company is also in negotiations with lenders and lessors of certain of the Company's loans and leases associated with under-performing properties. If the Company reaches an agreement with the Debenture holders, it is anticipated that the restructuring will be implemented through a "prenegotiated" plan of reorganization under Chapter 11 of the United States Bankruptcy Code through which certain under-performing leases may be rejected and certain under-performing properties subject to mortgages may be conveyed in full satisfaction of the indebtedness due. However, no agreement is currently in place and there can be no assurance that the Company will reach an agreement with the Debenture holders, lenders and lessors on a consensual restructuring of these obligations.

      If the Company is unable to implement a prenegotiated plan, it will likely seek protection under Chapter 11 of the United States Bankruptcy Code. If it does so, no event of default will be triggered under the Heller line of credit, as amended.

                         ASSISTED LIVING CONCEPTS, INC.

                                   (UNAUDITED)


      In either event, the Company expects to incur substantial costs for financial advisory, legal, accounting and lender fees that are currently estimated to exceed $6.0 million.

10.   SUBSEQUENT EVENTS

      HUD Insured Financing

      On July 19, 2001, the Company borrowed $3.0 million under a loan agreement with Red Mortgage for long-term HUD insured financing (Note 7).

      Amendment of Shareholder Rights Agreement

      On July 26, 2001, the Company modified and amended its Rights Agreement by and between it and American Stock Transfer and Trust Company, dated June 12, 1997, as previously modified and amended on November 8, 2000 (the "Rights agreement"), by changing the expiration date from June 12, 2007 to July 26, 2001. As a result of this action, the preferred share purchase rights granted under the Rights Agreement also expired on July 26, 2001.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      References in this section to "ALC," the "Company," "us" or "we" refer to Assisted Living Concepts, Inc. and its wholly-owned subsidiaries.

OVERVIEW

      We operate, own and lease free-standing assisted living residences. These residences are primarily located in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. We provide personal care and support services, and make available routine nursing services (as permitted by applicable law) designed to meet the personal and health care needs of our residents. As of June 30, 2001, we had operations in 16 states.

      We experienced significant and rapid growth between 1994 and 1998, primarily through the development of assisted living residences and, to a lesser extent, through the acquisition of assisted living residences, opening our last twenty residences in 1999. At the closing of our initial public offering in November 1994, we had an operating base of five leased residences (137 units) located in Oregon. As of June 30, 2001, we operated 185 residences (7,149 units), of which we owned 115 residences (4,515 units) and leased 70 residences (2,634 units).

      We derive our revenues primarily from resident fees for room, board and care. Resident fees typically are paid monthly by residents, their families, state Medicaid agencies or other third parties. Resident fees include revenue derived from a multi-tiered rate structure, which varies based on the level of care provided. Resident fees are recognized as revenues when services are provided. Our operating expenses include:

      - residence operating expenses, such as staff payroll, food, property taxes, utilities, insurance and other direct residence operating expenses;

      - general and administrative expenses consisting of regional management and corporate support functions such as legal, accounting and other administrative expenses;

      -     building rentals;

      -     depreciation and amortization; and

      -     debt and lease restructure costs.

      We anticipate that the majority of our revenues will continue to come from private pay sources. However, we believe that by having located residences in states with favorable regulatory and reimbursement climates, we should have a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide our private pay residents with alternative sources of income when their private funds are depleted and they become Medicaid eligible.

      Although we manage the mix of private paying tenants and Medicaid paying tenants residing in our facilities, any significant increase in our Medicaid population could have an adverse effect on our financial position, results of operations or cash flows, particularly if states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates. See "Risk Factors -- We Depend on Reimbursement by Third-Party Payors."

RESULTS OF OPERATIONS

      The following table sets forth, for the periods presented, results of operations (in millions), operating expenses as a percentage of revenue, the number of total residences and units operated, average occupancy and rental rates and the sources of our revenue. The portion of revenues received from state Medicaid agencies are labeled as "Medicaid state paid portion" while the portion of our revenues that a Medicaid-eligible resident must pay out of his or her own resources is labeled "Medicaid resident paid portion."

                                                                  THREE MONTHS ENDED JUNE 30,             THREE MONTHS
                                                           -----------------------------------------          ENDED
                                                                                          PERCENTAGE        JUNE 30,
                                                                             INCREASE/    INCREASE/     ----------------
                                                          2000      2001     DECREASE     DECREASE       2000      2001
                                                         ------    ------    ---------    ----------    ------    ------
                                                             (IN MILLIONS, EXCEPT PERCENTAGES)         (AS PERCENTAGE OF
                                                                                                            REVENUE)
Revenue ..............................................   $ 34.1    $ 37.4    $  3.3           9.7%      100.0%    100.0%
Operating expenses:
    Residence operating expenses .....................     22.3      24.9       2.6          11.7        65.4      66.6
    Corporate general and administrative .............      5.1       4.4      (0.7)        (13.7)       15.0      11.8
    Building rentals .................................      4.0       4.1       0.1           3.0        11.7      11.2
    Depreciation and amortization ....................      2.3       2.6       0.3          13.0         6.7       7.0
    Debt and lease restructure costs .................       --       1.1       1.1         100.0          --       2.9
                                                         ------    ------    ------        ------       -----     -----
        Total operating expenses .....................     33.7      37.1       3.4          10.1        98.8      99.5
                                                         ------    ------    ------        ------       -----     -----
Operating income .....................................      0.4       0.3      (0.1)          0.3         1.2       0.5
                                                         ------    ------    ------        ------       -----     -----
Other income (expense):
    Interest expense .................................     (4.1)     (4.9)     (0.8)        (19.5)      (12.0)    (13.1)
    Interest income ..................................      0.2       0.1      (0.1)          0.4         0.6       0.3
    Gain (loss) on sale and disposal of assets .......       --      (0.1)     (0.1)       (100.0)         --      (0.3)
    Loss on sale of marketable securities ............     (0.4)       --       0.4         100.0        (1.2)       --
    Other income (expense), net ......................       .1        --      (0.1)       (100.0)       (1.2)       --
                                                         ------    ------    ------        ------       -----     -----
        Total other expense ..........................     (4.3)     (4.9)      0.6          14.0       (12.6)    (13.1)
                                                         ------    ------    ------        ------       -----     -----
Net loss .............................................   $ (3.8)   $ (4.6)   $ (0.8)        (20.5)%     (11.4)%   (12.6)%
                                                         ======    ======    ======        ======       =====     =====

Other Data:
Residences operated (end of period) ..................      185       185
Units operated (end of period) .......................    7,148     7,149
Average occupancy rate (based on occupied units) .....     79.8%     83.9%
End of period occupancy rate (based on occupied units)     82.2%     84.2%
Average monthly rental rate ..........................   $1,965    $2,056
Sources of revenue:
    Medicaid state paid portion ......................     10.6%     12.7%
    Medicaid resident paid portion ...................      5.9       6.6
    Private resident paid portion ....................     83.5      80.7
                                                          -----     -----
        Total ........................................    100.0%    100.0%
                                                          =====     =====

THREE MONTHS ENDED JUNE 30, 2001 COMPARED TO THREE MONTHS ENDED JUNE 30, 2000:

      We incurred a net loss of $4.6 million, or $0.27 per basic and diluted common share, on revenue of $37.4 million for the three months ended June 30, 2001 (the "June 2001 Quarter") as compared to a net loss of $3.8 million or $0.22 per basic and diluted common share, on revenues of $34.1 million for the three months ended June 30, 2000 (the "June 2000 Quarter").

      Revenues. Revenues were $37.4 million for the June 2001 Quarter as compared to $34.1 million for the June 2000 Quarter, a net increase of $3.3 million. The increase in revenue was attributable to a combination of an increase in average occupancy to 83.9% and average monthly rental rate to $2,056 for the June 2001 Quarter as compared to average occupancy of 79.8% and average monthly rental rate of $1,965 for June 2000 Quarter.

      Residence Operating Expenses. Residence operating expenses were $24.9 million for the June 2001 Quarter as compared to $22.3 million for the June 2000 Quarter, a net increase of $2.6 million.

      The principal elements of the increase in operating expenses include:

      - $2.2 million related to an increase in payroll costs as a result of increases in occupancy, wages and benefits;

      -     $300,000 related to a 13% increase in utility costs;

      - $400,000 related to an increase in kitchen expense as a result of increases in occupancy, and

      - $500,000 related to increases in professional and property liability insurance premiums and deductibles or retentions.

      These increases were offset by the following decreases:

      - a decrease of $600,000 in property tax expense as a result of changes in assessments and related estimates; and

      - a decrease of $300,000 in bad debt expense due to more timely collection of aged accounts receivables.

      Corporate, General and Administrative. Corporate, general and administrative expenses were $4.4 million for the June 2001 Quarter compared to $5.1 million for the June 2000 Quarter, decrease of approximately $700,000.

      The principal elements of the decrease include:

      - $500,000 related to legal fees associated with the class action litigation incurred during the June 2000 quarter;

      -     $50,000 decrease in travel and entertainment expenses; and

      -     $150,000 decrease in payroll and related expenses.

      Building Rentals. Building rentals were $4.2 million for the June 2001 Quarter as compared to $4.0 million for the June 2000 Quarter, an increase of $200,000. The increase was due to annual rent escalators.

      Depreciation and Amortization. Depreciation and amortization expense was $2.6 million in the June 2001 Quarter as compared to $2.3 million in the June 2000 Quarter. The increase is due to depreciation expense related to the equipment acquired to support our communications infrastructure.

      Debt and Lease Restructure Costs. Debt and lease restructure costs were $1.1 million for the June 2001 Quarter. These are professional fees, including legal and financial advisory fees, related to the potential restructuring of our under-performing loans and leases, and our convertible debentures maturing in 2002 and 2003. Since we do not expect to raise any new capital as a result of such restructuring, these amounts are expensed as incurred in the accompanying financial statements.

      Interest Expense. Interest expense was $4.9 million for the June 2001 quarter compared to $4.1 million for the June 2000 Quarter, an increase of $800,000. The increase was related to interest incurred on our $4.0 million bridge loan entered into in November 2000, interest costs associated with our draws of $10.3 million on the Heller line of credit and the related amortization of financing fees associated with this line which was entered into in March 2001.

      Interest Income. Interest income was $139,000 for the June 2001 Quarter compared to $180,000 for the June 2000 Quarter, a decrease of $41,000. This decrease is the result of decreased balances in cash and cash equivalents.

      Net Loss. As a result of the above, we incurred a net loss of $4.6 million or $0.27 per basic and diluted common share for the June 2001 Quarter, compared to a net loss of $3.8 million, or $0.22 per basic and diluted common share, for the June 2000 Quarter.

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000:

      The following table sets forth, for the periods presented, results of operations (in millions), operating expenses as a percentage of revenue, the number of total residences and units operated, average occupancy and rental rates and the sources of our revenue. The portion of revenues received from state Medicaid agencies are labeled as "Medicaid state paid portion" while the portion of our revenues that a Medicaid-eligible resident must pay out of his or her own resources is labeled "Medicaid resident paid portion."




                                                                                                            SIX MONTHS
                                                                                                              ENDED
                                                                  SIX MONTHS ENDED JUNE 30,                  JUNE 30,
                                                           -----------------------------------------     ----------------
                                                                                          PERCENTAGE
                                                                             INCREASE/    INCREASE/
                                                          2000      2001    (DECREASE)     DECREASE       2000      2001
                                                         ------    ------   ----------    ----------     ------    ------
                                                             (IN MILLIONS, EXCEPT PERCENTAGES)         (AS PERCENTAGE OF
                                                                                                            REVENUE)
Revenue ..............................................  $ 67.3     $ 74.2     $  6.9          10.3%     100.0%    100.0%
Operating expenses:
    Residence operating expenses .....................    45.0       50.4        5.4          12.0       66.9      67.9
    Corporate general and administrative .............     9.1        8.7       (0.4)         (4.4)      13.5      11.7
    Building rentals .................................     8.0        8.3        0.3           3.8       11.9      11.2
    Depreciation and amortization ....................     4.8        5.1        0.3           6.3        7.1       6.9
    Debt and lease restructure costs .................      --        1.4        1.4         100.0         --       1.9
                                                        ------     ------     ------        ------     ------    ------
        Total operating expenses .....................    66.9       73.9        7.0          10.5       99.4      99.6
                                                        ------     ------     ------        ------     ------    ------
Operating income .....................................     0.4        0.3       (0.1)        (25.0)       0.6       0.4
                                                        ------     ------     ------        ------     ------    ------
Other income (expense):
    Interest expense .................................    (8.1)      (9.3)      (1.2)        (14.8)     (12.0)    (12.5)
    Interest income ..................................     0.4        0.3       (0.1)        (25.0)       0.6       0.4
    Gain (loss) on sale and disposal of assets .......      --       (0.1)      (0.1)       (100.0)        --      (0.1)
    Loss on sale of marketable securities ............    (0.4)        --        0.4         100.0       (0.6)       --
    Other income (expense), net ......................     0.1         --       (0.1)       (100.0)      (0.6)       --
                                                        ------     ------     ------        ------     ------    ------
        Total other expense ..........................    (8.0)      (9.1)       1.1         (12.3)     (12.0)    (12.3)
                                                        ------     ------     ------        ------     ------    ------
Net loss .............................................  $ (7.6)    $ (8.8)    $ (1.1)        (14.3)%    (11.4)%   (11.9)%
                                                        ======     ======     ======        ======     ======    ======

Other Data:
Residences operated (end of period) ..................     185        185
Units operated (end of period) .......................   7,148      7,149
Average occupancy rate (based on occupied units) .....    79.2%      83.6%
End of period occupancy rate (based on occupied units)    82.2%      84.2%
Average monthly rental rate ..........................  $1,959     $2,048
Sources of revenue:
    Medicaid state paid portion ......................    10.8%      12.3%
    Medicaid resident paid portion ...................     6.1        6.8
    Private resident paid portion ....................    83.1       80.7
                                                         -----      -----
        Total ........................................   100.0%     100.0%
                                                         =====      =====

      We incurred a net loss of $8.8 million, or $0.51 per basic and diluted common share, on revenue of $74.2 million for the six months ended June 30, 2001 (the "June 2001 YTD Period") as compared to a net loss of $7.6 million or $0.44 per basic and diluted common share, on revenues of $67.3 million for the six months ended June 30, 2000 (the "June 2000 YTD Period").

      Revenues. Revenues were $74.2 million for the June 2001 YTD Period as compared to $67.3 million for the June 2000 YTD Period, a net increase of $6.9 million. The increase in revenue was attributable to a combination of an increase in average occupancy to 83.6% and average monthly rental rate to $2,048 for the June 2001 YTD Period as compared to average occupancy of 79.2% and average monthly rental rate of $1,959 for June 2000 YTD Period.

      Residence Operating Expenses. Residence operating expenses were $50.4 million for the June 2001 YTD Period as compared to $45.0 million for the June 2000 YTD Period, a net increase of $5.4 million.

      The principal elements of the increase in operating expenses include:

      - $4.1 million related to an increase in payroll costs as a result of increases in occupancy, wages and benefits;

      -     $700,000 related to a 17% increase in utility costs;

      -     $150,000 related to increased hiring expenses;

      - $500,000 related to an increase in kitchen expense as a result of increases in occupancy; and

      - $950,000 related to increases in professional and property liability insurance premiums and deductibles or retentions.

      These increases were offset by the following decreases:

      - decrease of $700,000 in property tax expense as a result of changes in assessments and related estimates; and

      - decrease in bad debt of $300,000 due to more timely collection of aged receivables.

      Corporate, General and Administrative. Corporate, general and administrative expenses were $8.7 million for the June 2001 YTD Period compared to $9.1 million for the June 2000 YTD Period, decrease of approximately $400,000.

      The principal elements of the decrease include:

      - $350,000 of legal and accounting fees associated with the class action litigation incurred during the June 2000 YTD Period;

      - $200,000 related to decrease in director and officer insurance premium for the 2001 renewal period; and

      -     $150,000 related to decreased payroll expenses.

      The decrease was offset by increases in corporate, general and administrative expense of:

      - $130,000 as a result of implementation of communication infrastructure and decrease in dial-up related charges; and

      -     $160,000 related to hiring and retention consulting.

      Building Rentals. Building rentals were $8.3 million for the June 2001 YTD Period as compared to $8.0 million for the June 2000 YTD period, an increase of $300,000. The increase was due to annual rent escalators and to a retroactive rent increase of $145,000 paid to one lessor during the March 2001 Quarter.

      Depreciation and Amortization. Depreciation and amortization expense was $5.1 million in the June 2001 YTD Period as compared to $4.8 million in the June 2000 YTD Period, an increase of $300,000. The increase is due to depreciation expense related to the equipment acquired to support our communications infrastructure.

      Debt and Lease Restructure Costs. Debt and lease restructure costs were $1.4 million for the June 2001 YTD Period. These are professional fees, including legal and financial advisory fees, related to the potential restructuring of our under-performing loans and leases, and our convertible debentures maturing in 2002 and 2003. Since we do not expect to raise any new capital as a result of such restructuring, these amounts are expensed as incurred in the accompanying financial statements.

      Interest Expense. Interest expense was $9.3 million for the June 2001 YTD Period compared to $8.1 million for the June 2000 YTD Period, an increase of $1.2 million. The increase was related to interest incurred on our $4.0 million bridge loan entered into in November 2000, interest costs associated with our draws of $10.3 million on the Heller line of credit and the related amortization of financing fees associated with this line which was entered into in March 2001.

      Interest Income. Interest income was $287,000 for the June 2001 YTD Period compared to $389,000 for the June 2000 YTD Period, a decrease of $102,000. This decrease is the result of decreased balances in cash and cash equivalents.

      Net Loss. As a result of the above, we incurred a net loss of $8.8 million or $0.51 Per basic and diluted common share for the June 2001 YTD Period, compared to a net loss of $7.6 million, or $0.44 Per basic and diluted common share, for the June 2000 YTD period.

LIQUIDITY AND CAPITAL RESOURCES

      At June 30, 2001, we had a working capital deficit of $22.3 million (including current portion of litigation settlement payable of $3.3 million and Heller line of credit of $10.1 million) and unrestricted cash, cash equivalents and cash held for tenant security deposits of $5.7 million.

      Net cash used in operating activities was $8.3 million during the six months ended June 30, 2001. The primary uses were reductions of $1.2 million in accrued liabilities, $1.2 million in accounts payable and $5.0 million in other current liabilities consisting primarily of payments of $4.5 million on our class action litigation settlement payable. These uses were offset by an increase of $1.2 million in prepaid expenses.

      Net cash used in investing activities was $2.9 million during the six months ended June 30, 2001. The primary use was an increase of $2.0 million in restricted cash related to workers' compensation deposits required by our insurance carrier. Funds will be withdrawn from this account as 2001 workers' compensation claims are incurred and paid.

      Net cash provided by financing activities was $7.1 million during the six months ended June 30, 2001. We received proceeds of $4.5 million in connection with long-term HUD insured financing secured by two Texas properties and $10.3 million in draws on our Heller line of credit during the six months ended June 30, 2001. Costs associated with the closing of the HUD insured financings and the establishment of the Heller line of credit were $200,000 and $2.9 million, respectively. Of the $4.5 million in proceeds we received from the HUD insured financing, $4.0 million was used to pay off our $4.0 million bridge loan payable, $200,000 was used for HUD insured loan closing costs, $190,000 was used to pay down the Heller line of credit and the remaining proceeds were used to fund escrow accounts. Principal payments on long term debt and capital lease obligations were $573,000 for the six months ended June 30, 2001.

      On March 12, 2001, in exchange for a waiver of U.S. Bank's right to declare an event of default for our failure to comply with certain financial covenants as of December 31, 2000 and March 31, 2001, and for the modification of certain financial covenants, we agreed to maintain minimum cash balances of $11.0 million at the end of each fiscal quarter, except for the fiscal quarter ending June 30, 2001, which had a required minimum balance of $8.0 million. The amendment also requires us to deposit $500,000 in cash collateral with U.S. Bank in the event certain regulatory actions are commenced with respect to the properties securing our obligations to U.S. Bank. U.S. Bank is required to release such deposits upon satisfactory resolution of the regulatory action.

      In May, 2001, we received a waiver of U.S. Bank's right to declare an event of default for our failure to meet the March 31, 2001 cash balance requirements set forth in the March 12, 2001 U.S. Bank loan amendment.

      Additionally, in August, 2001, we received a waiver of U.S. Bank's right to declare an event of default for our failure to meet the June 30, 2001 cash balance requirements and other financial ratios set forth in the amended U.S. Bank loan agreement. There can be no assurance that we will be able to meet these requirements as of the end of future quarters or that U.S. Bank will grant waivers of any such future failure to meet these requirements.

      Failure to comply with any covenant constitutes an event of default, which will allow U.S. Bank (at its discretion) to declare any amounts outstanding under the loan documents to be due and payable. Certain of our leases and loan agreements contain covenants and cross-default provisions such that a default on one of those agreements could cause us to be in default on one or more other agreements.

      On March 2, 2001, we entered into an agreement with Heller Healthcare Finance, Inc. ("Heller") for a line of credit facility up to $45.0 million.
This line was scheduled to mature on August 31, 2002 and would have been secured by up to 32 properties.

      As of June 27, 2001, we amended the line of credit facility with Heller, reducing the aggregate line of credit available from $45.0 million to $20.0 million. This amended line bears an interest rate of 3.85% Over the three-month LIBOR rate floating monthly and requires monthly interest-only payments until maturity. The amended line is secured by 26 properties. The maturity date for the amended line is September 28, 2001; accordingly, the outstanding balance is included in current portion of long-term debt in the accompanying financial statements. If the Company or any of our borrower subsidiaries is not subject to Chapter 11 of the U.S. Bankruptcy Code before such date, the borrower subsidiaries may extend the maturity date to the earlier of May 31, 2002, or the earliest date on which the Company or any of our borrower subsidiaries files such a petition. Fees incurred to date, including commitment fees, funding fees, closing fees and professional fees associated with the establishment of this line of credit and amendment were $2.9 million. The balance outstanding on this line is $10.1 million at June 30, 2001 ($12.2 million at August 6, 2001).

      On June 14, 2001, we entered into two loan agreements for $1.8 million and $2.7 million with Red Mortgage capital, Inc. ("Red Mortgage") for long-term
HUD insured financing. Each loan is secured by a property in Texas, each loan matures on July 1, 2036 and together require monthly principal and interest payments of $31,000. Each loan bears a fixed annual interest rate of 7.40%.

      We made four payments of $2.3 million each towards our class action litigation settlement on October 23, 2000, January 23, 2001, April 23, 2001 and July 23, 2001, and on May 31, 2001 we made our $4.7 million semi-annual interest payment on our convertible subordinated debentures. We are obligated to pay the remaining $1.0 million related to the litigation settlement on October 23, 2001. Eight properties currently secure our class action litigation settlement payable which will become unencumbered upon final payment on October 23, 2001. Additionally, our next $4.7 million semi-annual interest payment on our convertible subordinated debentures is due on November 1, 2001. If our corporate liability insurance carriers were to prevail in the pending coverage dispute, now subject to binding arbitration, we could also be required to pay our insurance carriers up to $4.0 million in damages (see Part II, Item 1 of this report).

      Approximately $27.2 million of our indebtedness was secured by letters of credit as of June 30, 2001 which in some cases have termination dates prior to the maturity of the underlying debt. As such letters of credit expire, beginning in 2003, we will need to obtain replacement letters of credit, post cash collateral or refinance the underlying debt. There can be no assurance that we will be able to procure replacement letters of credit from the same or other lending institutions on terms that are acceptable to us. In the event that we are unable to obtain a replacement letter of credit or provide alternate collateral prior to the expiration of any of these letters of credit, we would be in default on the underlying debt.

      We will have to pay all outstanding balances under the Heller line of credit maturing on September 28, 2001 (which the borrower subsidiaries may extend if we or any borrower subsidiary is not subject to Chapter 11 of the U.S. Bankruptcy Code before such date to the earlier of May 31, 2002 or the date on which we or any borrower subsidiary is subject to Chapter 11) and $161.3 million in principal amount of convertible debentures maturing in November 2002 and May 2003. We do not have sufficient liquidity to pay these amounts as they mature and are currently exploring various refinancing and restructuring alternatives. We have 38 unencumbered residences, 37 of which are subject to negative covenants not to encumber them unless the net proceeds are used to repurchase our convertible debentures or otherwise reduce our indebtedness (if approved by Heller). If we make our final payment on the litigation payable on October 23, 2001, we will have 8 additional unencumbered residences, none of which will be subject to negative covenants.

      We have retained a financial advisor to explore possible restructuring options with respect to our convertible debentures. Our financial advisors and the financial advisors of an unofficial committee (the "Committee") of the holders of 64% in principal amount of the Company's two series of convertible debentures (collectively, the "Debentures") have worked together from March, 2001 to July, 2001, negotiating restructuring options with respect to our Debentures. On July 2, 2001, we announced that the Committee had not accepted a proposal concerning a restructuring of the Debentures that we had made to the Committee's advisors on April 12, 2001, nor had the Committee reached a consensus on any counteroffer. A confidentiality agreement and agreement to restrict trading of securities, dated May 24, 2001 (the "Cofindentiality Agreement"), between us and the individual Committee members, expired June 30, 2001. We had entered into the Confidentiality agreement to facilitate negotiations with the debenture holders concerning a restructure.

      We have continued our negotiations with certain members of the original Committee. We believe that such negotiations will lead to a consensual restructuring of the Debentures which will result in a significant reduction in principal amount of our Debentures and a substantial dilution, or elimination of, our existing common stock ownership. We are also in negotiations with lenders and lessors of certain of our loans and leases associated with under-performing properties. If we reach an agreement with the Debenture holders, it is anticipated that the restructuring would be implemented through a "prenegotiated" plan of reorganization under Chapter 11 of the United States Bankruptcy Code through which certain under-performing leases may be rejected and certain properties subject to under-performing mortgages may be conveyed in full satisfaction of the indebtedness due. However, no agreement is currently in place and there can be no assurance that we will reach an agreement with the Debenture holders, lenders and lessors on a consensual restructuring of these obligations.

      If we are unable to implement a prenegotiated plan, we will likely seek protection under Chapter 11 of the United states Bankruptcy Code. If we do so, no event of default will be triggered under the Heller line of credit, as amended.

      In either event, we expect to incur substantial costs for financial advisory, legal, accounting and lender fees that are currently estimated to exceed $6.0 million.

RECENT ACCOUNTING PRONOUNCEMENTS

      In July 2001, the Financial Accounting Standards board (FASB) issued FASB Statements Nos. 141 and 142 (FAS 141 and FAS 142), "Business Combinations" and "Goodwill and Other Intangible Assets." FAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under FAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. FAS 141 and FAS 142 are effective for all business combinations initiated after June 30, 2001.

      Upon adoption of FAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under FAS 141 will be reclassified to goodwill. Companies are required to adopt FAS 142 for fiscal years beginning after December 15, 2001. The Company will adopt FAS 142 on January 1, 2002. In connection with the adoption of FAS 142, the Company will be required to perform a transitional goodwill impairment assessment. The Company has not yet determined the impact these standards will have on its results of operations and financial position.

                                  RISK FACTORS


      Set forth below are the risks that we believe are material. This report on Form 10-Q, including the risks discussed below, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including without limitation (i) our ability to control costs and improve operating margins, (ii) the degree to which our future operating results and financial condition will be affected by litigation described in this report, (iii) the possibility that we will experience a decrease in occupancy in our residences, which would adversely affect residence revenues and operating margins, (iv) our ability to operate our residences in compliance with evolving regulatory requirements (v) the degree to which our future operating results and financial condition may be affected by a reduction in Medicaid reimbursement rates, and (vi) the possibility that we will not be able to restructure our $161.3 million of convertible debentures due in November 2002 and May 2003, in which event we are likely to seek protection under Chapter 11 of the United States Bankruptcy Code. In light of such risks and uncertainties, our actual results could differ materially from such forward-looking statements. Except as may be required by law, we do not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

WE WILL NEED TO RESTRUCTURE OUR OBLIGATIONS AND ARE CONSIDERING A PRENEGOTIATED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE.

      We will have to pay all outstanding balances under the Heller line of credit maturing on September 28, 2001 (which the borrower subsidiaries may extend, if we or any of the borrower subsidiaries is not subject to Chapter 11 of the U.S. Bankruptcy Code before such date, to the earlier of May 31, 2002 or the date on which we or any borrower subsidiary is subject to Chapter 11) and $161.3 million in principal amount of convertible debentures maturing in November 2002 and May 2003. We do not have sufficient liquidity to pay these amounts as they mature and are currently exploring various refinancing and restructuring alternatives. We have 38 unencumbered residences, 37 of which are subject to negative covenants not to encumber them unless the net proceeds are used to repurchase our convertible debentures or otherwise reduce our indebtedness (if approved by Heller). If we make our final payment on the litigation payable on October 23, 2001, we will have 8 additional unencumbered residences, none of which will be subject to negative covenants.

      We have retained a financial advisor to explore possible restructuring options with respect to our convertible debentures. Our financial advisors and the financial advisors of an unofficial committee (the "Committee") of the holders of 64% in principal amount of our two series of convertible debentures (collectively, the "Debentures") worked together from March, 2001 to July, 2001, negotiating restructuring options with respect to our Debentures. On July 2, 2001, we announced that the Committee had not accepted the proposal concerning a restructuring of the Debentures that we had made to the Committee's advisors on April 12, 2001, nor had the Committee reached a consensus on any counteroffer. A confidentiality agreement and agreement to restrict trading of securities, dated May 24, 2001 (the "Confidentiality Agreement"), between us and the individual committee members, expired June 30, 2001. We had entered into the Confidentiality Agreement to facilitate negotiations with the Debenture holders concerning a restructure.

      We have continued our negotiations with certain members of the original Committee. We believe that such negotiations will lead to a consensual restructuring of the Debentures which will result in a significant reduction in principal amount of our Debentures and a substantial dilution, or elimination of, our existing common stock ownership. We are also in negotiations with lenders and lessors of certain of our loans and leases associated with under-performing properties. If we reach an agreement with the Debenture holders, it is anticipated that the restructuring will be implemented through a "prenegotiated" plan of reorganization under Chapter 11 of the United States Bankruptcy Code through which certain under-performing leases may be rejected and certain properties subject to under-performing mortgages may be conveyed in full satisfaction of the indebtedness due. However, no agreement is currently in place and there can be no assurance that we will reach an agreement with the convertible debenture holders, lenders and lessors on a consensual restructuring of these obligations.

      If we are unable to implement a prenegotiated plan, we will likely seek protection under Chapter 11 of the United States Bankruptcy Code.

      In either event, we expect to incur substantial costs for financial advisory, legal, accounting and lender fees that are currently estimated to exceed $6.0 million.

WE ARE HIGHLY LEVERAGED; OUR LOAN AND LEASE AGREEMENTS CONTAIN FINANCIAL COVENANTS.

      We are highly leveraged. We had total indebtedness, including short term portion, of $250.8 million as of June 30, 2001. In addition, we had shareholders' equity of $55.1 million as of June 30, 2001. The degree to which we are leveraged could have important consequences, including:

      -     making it more difficult to satisfy our debt or lease obligations;

      - increasing our vulnerability to general adverse economic and industry conditions;

      -     limiting our ability to obtain additional financing;

      - requiring dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our debt and leases, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes;

      - limiting our flexibility in planning for, or reacting to, changes in our business or industry; and

      - placing us at a competitive disadvantage to less leveraged competitors.

      Several of our debt instruments and leases contain financial covenants, including debt-to-cash flow and net worth tests. On March 12, 2001, in exchange for a waiver of U.S. Bank's right to declare an event of default for our failure to comply with certain financial covenants as of December 31, 2000 and March 31, 2001, and for the modification of certain financial covenants, we agreed to maintain minimum cash balances of $11.0 million at the end of each fiscal quarter, except for the fiscal quarter ending June 30, 2001 which has a required minimum balance of $8.0 million. The amendment also requires us to deposit $500,000 in cash collateral with U.S. Bank in the event certain regulatory actions are commenced with respect to the properties securing our obligations to U.S. Bank. U.S. Bank is required to release such deposits upon satisfactory resolution of the regulatory action. As of the date of this filing, no such additional deposits have been required.

      In May, 2001, we received a waiver of U.S. Bank's right to declare an event of default for our failure to meet the quarterly cash balance requirements set forth in the March 12, 2001 U.S. Bank loan amendment.

      Additionally, in August, 2001, we received a waiver of U.S. Bank's right to declare an event of default for our failure to meet the quarterly cash balance requirements and other financial covenants set forth in the amended U.S. Bank loan agreements.

      Failure to comply with any covenant constitutes an event of default, which will allow U.S. Bank (at its discretion) to declare any amounts outstanding under the loan documents to be due and payable. We cannot provide assurance that we will comply in the future with the modified financial covenants included in the agreement, or with the financial covenants set forth in our other debt agreements and leases. If we fail to comply with one or more of the U.S. Bank covenants or any other debt or lease covenants (after giving effect to any applicable cure period), the lender or lessor may declare us in default of the underlying obligation and exercise any available remedies, which may include:

      - in the case of debt, declaring the entire amount of the debt immediately due and payable;

      - foreclosing on any residences or other collateral securing the obligation; and

      -     in the case of a lease, terminating the lease and suing for damages.

      Many of our debt instruments and leases contain "cross-default" provisions pursuant to which a default under one obligation can cause a default under one or more other obligations. Accordingly, if enforced, we could experience a material adverse effect on our financial condition.

WE HAVE INCURRED SIGNIFICANT INCREASES IN UTILITY COSTS RELATED TO INCREASES IN UTILITY RATES DURING THE THREE AND SIX MONTHS ENDED JUNE 30, 2001 AND ARE ADVISED THAT WE SHOULD ANTICIPATE SUBSTANTIAL FUTURE INCREASES.

      During the three and six months ended June 30, 2001 we experienced significant increases in utility rates, and have been advised that we should anticipate substantial increases in the future which could have a material adverse effect on our financial condition, results of operations or cash flows. We may attempt to add utility surcharges to our rental rates; however, there can be no assurance that we will be successful in doing so or that such surcharges will be high enough to cover rate increases we may incur. See Part I, Item 2 of this report.

POSSIBLE AMERICAN STOCK EXCHANGE DELISTING.

      Our common stock currently is listed on the AMEX under the symbol "ALF," our 5.625% Debentures currently are listed on AMEX under the symbol "ALS5E03" and our 6.0% Debentures currently are listed on AMEX under the symbol
"ALS6K02." AMEX has notified us that we have fallen below certain of AMEX's continued listing guidelines and that it is reviewing our listing eligibility. In particular, we have incurred losses from continued operations for each of our past six fiscal years ending December 31, 2000, and last two fiscal quarters ending June 30, 2001, and the price per share of our common stock as quoted on AMEX recently has been below the minimum bid price of $1.00 per share. We have provided AMEX with additional information and have been involved in ongoing discussions with AMEX in connection with its review of our listing eligibility. While AMEX has decided not to delist us at this time, they will continue to review our listing status.

      If AMEX were to delist our securities, it is possible that the securities would continue to trade on the over-the-counter market. However, the extent of the public market for the securities and the availability of quotations would depend upon such factors as the aggregate market value of each class of securities, the interest in maintaining a market in such securities on the part of securities firms and other factors. There can be no assurance that any public market for our securities will exist in the event that our securities are delisted.

WE MAY INCUR SIGNIFICANT COSTS AND LIABILITY AS A RESULT OF LITIGATION.

      Arbitration of Insurance Coverage Dispute

      In September 2000, we reached an agreement to settle the class action litigation relating to the restatement of our financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. This agreement received final court approval on November 30, 2000, and we were dismissed from the litigation with prejudice. Although we have been dismissed from the litigation with prejudice, an outstanding dispute regarding coverage exists with our corporate liability insurance carriers and us. We have agreed with our insurance carriers to resolve this dispute through binding arbitration. To the extent that the carriers are successful, they have agreed that their recovery will not exceed $4.0 million. The carriers further agreed that payment of any such amount awarded will not be due in any event until 90 days after we have satisfied our obligations to the plaintiffs in the class action, with any such amount to be subordinated to new or refinancing of existing obligations. We believe that we have strong defenses regarding this dispute and consequently have not recorded a liability in relation to this matter.

      Although we believe we have strong defenses regarding our dispute with our insurance carriers, we cannot predict the outcome of this arbitration and currently are unable to evaluate the likelihood of success or the range of possible loss. However, if such arbitration were determined adversely to us, such a determination could have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

      Other Litigation

      In addition to the matter referred above, we are involved in various lawsuits and claims arising in the normal course of business. In the aggregate, settlement of such suits and claims should not have a material adverse effect on our financial condition, results of operations, cash flow and liquidity. However, if these matters were determined adversely to us, such a determination could have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION.

     The operation of assisted living facilities and the provision of health care services are subject to federal laws, and state and local licensure, certification and inspection laws that regulate, among other matters:

      -     the number of licensed residences and units per residence;

      -     the provision of services;

      -     equipment;

      - staffing, including professional licensing and criminal background checks;

      -     operating policies and procedures;

      -     fire prevention measures;

      -     environmental matters;

      -     resident characteristics;

      -     physical design and compliance with building and safety codes;

      -     confidentiality of medical information;

      -     safe working conditions;

      -     family leave; and

      -     disposal of medical waste.

      Our cost to comply with these regulations is significant. In addition, it could adversely affect our financial condition or results of operations if a court or regulatory tribunal were to determine that we had failed to comply with any of these laws or regulations. Because these laws and regulations are amended from time to time we cannot predict when and to what extent liability may arise. See "Confidentiality of Medical Information," "Restrictions Imposed by Laws Benefiting Disabled Persons" and "Medical Waste."

      In the ordinary course of our business, we receive and have received notices of deficiencies for failure to comply with various regulatory requirements. We review such notices and, in most cases, we will agree with the regulator upon the steps to be taken to bring the facility into compliance with regulatory requirements. From time to time, we may dispute the matter and sometimes will seek a hearing if we do not agree with the regulator. In some cases or upon repeat violations, the regulator may take one or more adverse actions against a facility. These adverse actions can include:

      - the imposition of fines - we paid $16,000 and $8,800, respectively, in the aggregate for the year ended December 31, 2000 and the six months ended June 30, 2001;

      - temporary stop placement of admission of new residents, or imposition of other conditions to admission of new residents to the facility - four residences (two in Washington and two in Idaho) in 2000, two continued into 2001, one of which is still in stop placement as of this date;

      -     termination of a facility's Medicaid contract;

      -     conversion of license to provisional status; and

      - suspension or revocation of a facility's license, which in both 2000 and 2001 included one residence in Washington against which the state has commenced license revocation procedures. This matter is still pending at the time of this filing.

      To date, these adverse actions have resulted in minimal fines and temporary suspension of admissions at certain residences. Because regulations vary from one jurisdiction to another and because determinations regarding whether to make a license provisional, to suspend or revoke a license, or to impose a fine, are subject to administrative discretion, it is difficult for us to predict whether a particular remedy will be sought or obtained in any given case. These types of regulatory enforcement actions may adversely affect residence occupancy levels, revenues and costs of operation. We cannot guarantee that federal, state, or local governments will not impose additional restrictions on our activities that could materially adversely affect us.

      The operation of our residences is subject to federal and state laws prohibiting fraud by health care providers, including criminal provisions, which prohibit filing false claims or making false statements to receive payment or certification under Medicaid, or failing to refund overpayments or improper payments. Violation of these provisions is a felony punishable by up to five years imprisonment and/or $25,000 fines. Civil provisions prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment. The penalties for such a violation are fines of not less than $5,000 or more than $10,000, plus treble damages, for each claim filed.

      State and federal governments are devoting increasing attention and resources to anti-fraud initiatives against health care providers. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") (see "Confidentiality of Medical Information") and the Balanced Budget Act of 1997 expanded the penalties for health care fraud, including broader provisions for the exclusion of providers from the Medicaid program. We have established policies and procedures that we believe are sufficient to ensure that our facilities will operate in substantial compliance with these anti-fraud and abuse requirements. While we believe that our business practices are consistent with Medicaid criteria, those criteria are often vague and subject to change and interpretation. Aggressive anti-fraud actions, however, could have an adverse effect on our financial position, results of operations or cash flows.

OVERBUILDING IN THE ASSISTED LIVING INDUSTRY.

      We believe that many assisted living markets have been overbuilt. Regulation and other barriers to entry into the assisted living industry are not substantial. The effects of such overbuilding include (a) significantly longer fill-up periods, (b) pressure to lower or refrain from increasing rates, (c) competition for workers in already tight labor markets and (d) lower margins until excess units are absorbed. We believe that each local market is different, and we are and will continue to react in a variety of ways to the specific competitive environment that exists in each market. There can be no assurance that we will be able to compete effectively in those markets where overbuilding exists, or that future overbuilding in other markets where we operate residences will not adversely affect our operations.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES AND CONTROL LABOR COSTS.

      We compete with other providers of long-term care with respect to attracting and retaining qualified personnel. We also depend upon the available labor pool of low-wage employees. A shortage of qualified personnel may require us to enhance our wage and benefits packages in order to compete. Some of the states in which we operate impose licensing requirements on individuals serving as program directors at assisted living residences and others may adopt similar requirements. We cannot guarantee that our labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

OUR PROPERTIES ARE GEOGRAPHICALLY CONCENTRATED AND WE DEPEND ON THE ECONOMIES OF THE SPECIFIC AREAS IN WHICH WE OPERATE OUR PROPERTIES.

      We depend significantly on the economies of Texas, Indiana, Oregon, Ohio and Washington. As of June 30, 2001, 21.6% Of our properties were in Texas, 11.4% in Indiana, 10.3% in Oregon, 9.7% in Ohio and 8.6% in Washington. Adverse changes in general economic factors affecting the respective health care industries or laws and regulatory environment in any of these states could have a material adverse effect on our financial condition and results of operations.

WE DEPEND ON REIMBURSEMENT BY THIRD-PARTY PAYORS.

      Although revenues at a majority of our residences come primarily from private payors, a portion of our revenues depend upon reimbursements from third-party government payors, including state Medicaid waiver programs. For the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2000 and June 30, 2001, direct payments received from Medicaid funded programs accounted for approximately 10.7%, 10.4%, 11.1%, 10.7% and 12.3% respectively, of our revenue. Also, our tenant-paid portion of Medicaid revenue accounted for approximately 5.8%, 5.9%, 6.2%, 6.0% and 6.8% respectively, of our revenue during the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2000 and June 30, 2001. We expect that state Medicaid waiver programs will continue to constitute a significant source of our revenue in the future. Furthermore, we cannot guarantee that our proportionate percentage of revenue received from Medicaid waiver programs will not increase. There are continuing efforts by governmental and private third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. Also, there has been, and our management expects that there will continue to be, additional proposals attempting to reduce the federal and some state budget deficits by limiting Medicaid reimbursement in general. Adoption of any of these proposals could have a material adverse effect on our business, financial condition, results of operations and prospects. The State of Oregon recently proposed a substantial reduction in Medicaid funding which was ultimately not adopted.

      We anticipate that revenues at a majority of our residences will continue to come from private pay sources. However, we believe that by having located residences in states with favorable regulatory and reimbursement climates, we should have a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide our private pay residents with alternative sources of income if their private funds are depleted and they become Medicaid eligible.

      The following table sets forth the sources of our revenue for states where we participate in Medicaid programs. The portion of revenues received from state Medicaid agencies are labeled as "Medicaid State Paid Portion" while the portion of our revenues that a Medicaid-eligible resident must pay out of his or her own resources is labeled "Medicaid Tenant Paid Portion."

                                         SIX MONTHS ENDED JUNE 30, 2000    SIX MONTHS ENDED JUNE 30, 2001
                                         ------------------------------    ------------------------------
                                               MEDICAID         PRIVATE         MEDICAID          PRIVATE
                                         -------------------    -------    ------------------     -------
                                          STATE      TENANT     TENANT      STATE     TENANT      TENANT
                                          PAID        PAID       PAID       PAID       PAID        PAID
                                         PORTION     PORTION    PORTION    PORTION    PORTION     PORTION
                                         -------     -------    -------    -------    -------     -------
Oregon ................................   27.8%       15.4%      56.8%      28.7%      16.6%       54.7%
Washington ............................   26.6%       13.9%      59.5%      30.0%      17.1%       52.9%
Idaho .................................    5.0%        1.5%      93.5%      15.8%      10.7%       73.5%
Arizona ...............................    9.6%        6.7%      83.7%      14.6%      12.5%       72.9%
New Jersey ............................   15.1%        7.6%      77.3%      19.5%       6.3%       74.2%
Texas .................................   12.9%        8.2%      78.9%      15.3%       7.9%       76.8%
Nebraska ..............................    8.0%        4.1%      87.9%       9.1%       5.5%       85.4%

      Although we manage the mix of private paying tenants and Medicaid paying tenants residing in our facilities, any significant increase in our Medicaid population could have an adverse effect on our financial position, results of operations or cash flows, particularly if the states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates.

CONFIDENTIALITY OF MEDICAL INFORMATION.

      In 1996, the HIPAA law created comprehensive new requirements regarding the confidentiality of medical information that is or has been electronically transmitted or maintained. Under the 1996 law, Congress required the Department of Health and Human Services to promulgate regulations. The requirements set forth in the regulations are extensive and may require us to significantly change the way we maintain and transmit healthcare information for our residents.

      Healthcare providers must take "reasonable steps" to ensure that the provider, as well as the provider's business partners, comply with the law's requirements. Therefore, we may be required to ensure that the other entities with which we do business are also in compliance with these laws. HIPAA also created certain consumer rights with which we may be required to comply, including a right of notice regarding our information practices, a right of access to inspect and copy such individual's protected medical information, and a right to receive an accounting of all disclosures made by us, with certain exceptions. Significant changes in these regulations have recently occurred but enforcement is not expected until April, 2003. The costs to comply with these final regulations could have an adverse effect on our financial position, results of operations, cash flows and prospects.

RESTRICTIONS IMPOSED BY LAWS BENEFITING DISABLED PERSONS.

      Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require us to modify existing residences to allow disabled persons to access the residences. We believe that our residences are either substantially in compliance with present requirements or are exempt from them. However, if required changes cost more than anticipated, or must be made sooner than anticipated, we would incur additional costs. Further legislation may impose additional burdens or restrictions related to access by disabled persons, and the costs of compliance could be substantial.

MEDICAL WASTE.

      Our facilities generate potentially infectious waste due to the illness or physical condition of the residents, including, for example, blood-soaked bandages, swabs and other medical waste products and incontinence products of those residents diagnosed with infectious diseases. The management of potentially infectious medical waste, including handling, storage, transportation, treatment and disposal, is subject to regulation under various laws, both federal and state. These laws and regulations set forth the management requirements, as well as permit, record keeping, notice and reporting obligations. Any finding that we are not in compliance with these laws and regulations could adversely affect our business operations and financial condition. Because these laws and regulations are amended from time to time, we cannot predict when and to what extent liability may arise. In addition, because these environmental laws vary from state to state, expansion of our operations to states where we do not currently operate may subject us to additional restrictions on the manner in which we operate our facilities.

WE MAY BE LIABLE FOR LOSSES NOT COVERED BY OR IN EXCESS OF OUR INSURANCE.

      Providing services in the senior living industry involves an inherent risk of liability. Participants in the senior living and long-term care industry are subject to lawsuits alleging negligence or related legal theories, many of which may involve large claims and result in the incurrence of significant legal defense costs. We currently maintain insurance policies to cover such risks in amounts which we believe are in keeping with industry practice. There can be no assurance that a claim in excess of our insurance will not be asserted. A claim against us not covered by, or in excess of, our insurance, could have a material adverse affect on us.

      Based on poor loss experience, insurers for the long term care industry have become increasingly wary of liability exposures. A number of insurance carriers have stopped writing coverage to this market, and those remaining have increased premiums and deductibles substantially. While nursing homes have been the primary targets of these insurers, assisted living companies, including us, have experienced premium and deductible increases. During our claim year ended December 31, 2000, our professional liability insurance coverage included deductible levels of $100,000 per incident; for the claim year ending December 31, 2001 this deductible has been replaced with a retention level of $250,000, except in Florida and Texas in which the retention level is $500,000. In certain states, particularly Florida and Texas, many long-term care providers are facing very difficult renewals. There can be no assurance that we will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on terms acceptable to us.

WE COULD INCUR SIGNIFICANT COSTS RELATED TO ENVIRONMENTAL REMEDIATION OR COMPLIANCE.

      We are subject to various federal, state and local environmental laws, ordinances and regulations. Some of these laws, ordinances and regulations hold a current or previous owner, lessee or operator of real property liable for the cost of removal or remediation of some hazardous or toxic substances that could be located on, in or under such property. These laws and regulations often impose liability whether or not we knew of, or were responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial. Furthermore, there is no limit to our liability under such laws and regulations. As a result, our liability could exceed our property's value and aggregate assets. The presence of these substances or failure to remediate these substances properly may also adversely affect our ability to sell or lease the property, or to borrow using our property as collateral.

      We may be liable under some laws and regulations as an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances at a disposal site. In that event, we may be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of our properties, we could be liable for these costs, as well as some other costs, including governmental fines and injuries to persons or properties. As a result, any hazardous or toxic substances which are present, with or without our knowledge, at any property we hold or operate could have an adverse effect on our business, financial condition or results of operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURE REGARDING MARKET RISK AND RISK SENSITIVE INSTRUMENTS

      Market risk represents the risk of changes in value of a financial instrument, derivative or non-derivative, caused by fluctuations in interest rates, foreign exchange rates and equity prices. Changes in these factors could cause fluctuations in our earnings and cash flows.

      For fixed rate debt, changes in interest rates generally affect the fair market value of the debt instrument, but not our earnings or cash flows. We do not have an obligation to prepay any of our fixed rate debt prior to maturity, and therefore, interest rate risk and changes in the fair market value of our fixed rate debt will not have an impact on our earnings or cash flows until we decide, or are required, to refinance such debt.

      For variable rate debt, changes in interest rates generally do not impact the fair market value of the debt instrument, but do affect our future earnings and cash flows. We had variable rate debt of $37.3 million outstanding at June 30, 2001 with a weighted average interest rate of 4.9%. Assuming that our balance of variable rate debt remains constant at $37.3 million, each one-percent increase in interest rates would result in an annual increase in interest expense, and a corresponding decrease in cash flows, of $373,000. Conversely, each one-percent decrease in interest rates would result in an annual decrease in interest expense, and a corresponding increase in cash flows, of $373,000.

      We are also exposed to market risks from fluctuations in interest rates and the effects of those fluctuations on market values of our cash equivalents and short-term investments. These investments generally consist of overnight investments that are not significantly exposed to interest rate risk, except to the extent that changes in interest rates will ultimately affect the amount of interest income earned and cash flow from these investments.

      We do not have any derivative financial instruments in place to manage interest costs, but that does not mean we will not use them as a means to manage interest rate risk in the future.

      We do not use foreign currency exchange forward contracts or commodity contracts and do not have foreign currency exposure.

                           PART II - OTHER INFORMATION


ITEM 1. LEGAL PROCEEDINGS

      Arbitration of Insurance Coverage Dispute

      In September 2000, we reached an agreement to settle the class action litigation relating to the restatement of our financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. This agreement received final court approval on November 30, 2000 and we were dismissed from the litigation with prejudice. Although we have been dismissed from the litigation with prejudice, an outstanding dispute regarding coverage exists with our corporate liability insurance carriers and us. We have agreed with our insurance carriers to resolve this dispute through binding arbitration. To the extent that the carriers are successful, they have agreed that their recovery will not exceed $4.0 million. The carriers further agreed that payment of any such amount awarded will not be due in any event until 90 days after we have satisfied our obligations to the plaintiffs in the class action, with any such amount to be subordinated to new or refinancing of existing obligations. We believe that we have strong defenses regarding this dispute and consequently have not recorded a liability in relation to this matter.

      Although we believe we have strong defenses regarding our dispute with the insurance carriers, we cannot predict the outcome of this arbitration and currently are unable to evaluate the likelihood of success or the range of possible loss. However, if such arbitration were determined adversely to us, such a determination could have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

      Other Litigation

      In addition to the matter referred to above, we are involved in various lawsuits and claims arising in the normal course of business. In the aggregate, settlement of such suits and claims should not have a material adverse effect on our financial condition, results of operations, cash flow and liquidity. However, if these matters were determined adversely to us, such a determination could have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K

      (a) The following documents are filed as part of this report:

      EXHIBIT
      NUMBER

        4.1      Amendment to Rights Agreement

       10.1 First Amendment to Loan Documents, as of June 27, 2001, between ALC Ohio, Inc., ALC Pennsylvania, Inc., ALC Iowa, Inc., ALC Nebraska, Inc., ALC New Jersey, Inc., ALC Indiana, Inc., Assisted Living Concepts, Inc. and Heller Healthcare Finance, Inc.

       12        Ratio of Earnings to Fixed Charges

      (b) Reports on Form 8-K.

      On April 27, 2001, we filed a report on Form 8-K announcing that we entered into discussions with our convertible debenture holders and major lessors and that we planned to defer our May 1, 2001 interest payment on our convertible debentures.

      On May 25, 2001, we filed a report on Form 8-K announcing that we made our interest payment on our convertible debentures and that we entered into confidentiality and standstill agreements with certain debenture holders.

      On July 2, 2001, we filed a report on Form 8-K announcing the June 30, 2001 expiration of a confidentiality and trading agreement with the debenture holder committee; disclosing confidential information provided to the committee members; and no agreement had been reached on debenture restructuring.

                                   SIGNATURES


      Pursuant to the requirements of Sections 13 or 15(d) the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           ASSISTED LIVING CONCEPTS, INC.
                                           Registrant

August 8, 2001                             BY:        /s/ DREW Q. MILLER
                                              ---------------------------------
                                              Name:  Drew Q. Miller
                                              Title: Senior Vice President,
                                                     Chief Financial Officer and
                                                     Treasurer

August 8, 2001                             BY:    /s/ M. CATHERINE MALONEY
                                              ---------------------------------
                                              Name:  M. Catherine Maloney
                                              Title: Vice President and
                                                     Chief Accounting Officer

                                  EXHIBIT INDEX


EXHIBIT
NUMBER

  4.1       Amendment to Rights Agreement

 10.1 First Amendment to Loan Documents, as of June 27, 2001, between ALC Ohio, Inc., ALC Pennsylvania, Inc., ALC Iowa, Inc., ALC Nebraska, Inc., ALC New Jersey, Inc., ALC Indiana, Inc., Assisted Living Concepts, Inc. and Heller Healthcare Finance, Inc.

 12         Ratio of Earnings to Fixed Charges

                                                                       EXHIBIT F

                                                                       UNAUDITED

ASSISTED LIVING CONCEPTS, INC. (CONSOLIDATED)
LIQUIDATION ANALYSIS
BEST INTEREST COMPARISON
AS OF JULY 31, 2001

                                                     ESTIMATED LIQUIDATION RECOVERY        ESTIMATED
                                                    -------------------------------        CHAPTER 11
  CLASS                                             SCENARIO I          SCENARIO II        RECOVERY
  -----                                             ----------          -----------        --------
SECURED CLAIMS

  Real property mortgages                               71% *                63% *            100%

  Line of credit- Heller                               100%                 100%              100%

  HUD loan                                              50% **               42% **           100%

  Shareholder litigation settlement                    100%                 100%              100%

  Equipment loans and notes payable                    100%                 100%              100%

  Workers' compensation claims                         100%                 100%              100%

  Financed insurance premiums - Cananwill              100%                 100%              100%

ADMINISTRATIVE CLAIMS                                  100%                 100%              100%

PRIORITY CLAIMS                                        100%                 100%              100%

GENERAL UNSECURED CLAIMS

  Trade claims                                          26%                  20%              100%

  Lease rejection claims                                26%                  20%               43%

  Deficiency claims                                     26%                  20%               N/A

  Old subordinated debentures                           26% ***              20% ***           43%


*        Includes average recovery on both secured claims and deficiency claims.

** The obligor on this loan is a non-Debtor subsidiary, and there is no corporate guarantee or other recourse.

*** For purposes of estimating recoveries in this analysis, the outstanding principal and interest on the old subordinated debentures are assumed to be equivalent in priority to the deficiency claims and other general unsecured claims.


                           Privileged and Confidential
                      Prepared at the Direction of Counsel
                                     1 of 1

                                                                       UNAUDITED

ASSISTED LIVING CONCEPTS, INC. (CONSOLIDATED)
LIQUIDATION ANALYSIS
ASSET ANALYSIS
AS OF JULY 31, 2001
($000S)

                                                       UNAUDITED                      ESTIMATED RECOVERY
                                           NOTE        BOOK VALUE            ------------------------------------
                                            REF      JULY 31, 2001           SCENARIO I               SCENARIO II
                                            ---      -------------           ----------               -----------
ASSETS

    Cash and cash equivalents               [A]          $  5,714        $  5,714       100%      $  5,714        100%
    Accounts receivable, net                [B]             2,279           1,991        87%         1,763         77%
    Prepaid expenses                        [C]               906               -         0%             -          0%
    Other current assets                    [D]             4,070           2,261        56%         2,162         53%
                                                         --------        --------        --       --------         --

      Total Current Assets                                 12,970           9,966        77%         9,640         74%
                                                         --------        --------        --       --------         --

  Restricted cash                           [E]            10,892          10,892       100%        10,892        100%

  Sale of operating entity proceeds         [F]                           120,119        N/A       102,959         N/A
  Property and equipment, net               [G]           294,011             695        N/A           438         N/A

  Goodwill, net                             [H]             4,615               -         0%             -          0%
  Other non-current assets                  [I]            11,179             739         7%           739          7%
  Avoidance and contingency claims          [J]                           unknown                  unknown
                                                         --------        --------        --       --------         --
      Total Assets                                       $333,666        $142,411        43%      $124,667         37%
                                                         ========        ========        ==       ========         ==



                           Privileged and Confidential
                      Prepared at the Direction of Counsel
                                     1 of 1

                                                                       UNAUDITED

ASSISTED LIVING CONCEPTS, INC. (CONSOLIDATED)
LIQUIDATION ANALYSIS
CLAIM RECOVERY ANALYSIS
AS OF JULY 31, 2001
($000s)

                                                                  SCENARIO I                           SCENARIO II
                                                        ----------------------------          ------------------------------
                                                NOTE     ESTIMATED         ESTIMATED          ESTIMATED            ESTIMATED
                                                 REF      CLAIMS            RECOVERY            CLAIMS              RECOVERY
                                                 ---      ------            --------            ------              --------
PROCEEDS FROM LIQUIDATION                                             $142,411                               $124,667

LESS: SECURED CLAIMS
  Real property mortgages                        [K]       71,491       42,981        60%         71,491       38,320         54%

  Line of credit- Heller                         [L]       12,346       12,346       100%         12,346       12,346        100%

  HUD loan                                       [M]        7,510        3,733        50%          7,510        3,180         42%

  Shareholder litigation settlement              [N]          956          956       100%            956          956        100%

  Equipment loans and notes payable              [O]           67           67       100%             67           67        100%

  Workers' compensation claims                   [P]        2,941        2,941       100%          2,941        2,941        100%

  Financed insurance premiums
     - Cananwill                                 [Q]          334          334       100%            334          334        100%
                                                         --------      -------       ---        --------      -------        ---
      TOTAL SECURED CLAIMS                                 95,646       63,359        66%         95,646       58,145         61%
                                                         --------      -------       ---        --------      -------        ---
BALANCE AVAILABLE FOR
      ADMINISTRATIVE CLAIMS                                             79,053                                 66,523
                                                                       -------                                -------
LESS: ADMINISTRATIVE CLAIMS
  Trustee's fees                                 [R]        4,272        4,272                     3,740        3,740
  Professional fees                              [S]        9,000        9,000                     9,000        9,000
  Liquidation costs net of cash
               from operations                   [T]        1,292        1,292                     1,292        1,292
                                                         --------      -------       ---        --------      -------        ---
      TOTAL ADMINISTRATIVE CLAIMS                          14,564       14,564       100%         14,032       14,032        100%
                                                         --------      -------       ---        --------      -------        ---
BALANCE AVAILABLE FOR PRIORITY CLAIMS                                   64,488                                 52,491
                                                                       -------                                -------
LESS: PRIORITY CLAIMS
  Employee claims                                [U]        4,055        4,055                     4,055        4,055
  Tenant security deposits                       [V]        2,534        2,534                     2,534        2,534
  Tax claims                                     [W]
    Property taxes                                          4,392        4,392                     4,392        4,392
    State taxes                                                95           95                        95           95
                                                         --------      -------       ---        --------      -------        ---
      TOTAL PRIORITY CLAIMS                                11,076       11,076       100%         11,076       11,076        100%
                                                         --------      -------       ---        --------      -------        ---
BALANCE AVAILABLE FOR GENERAL
     UNSECURED CLAIMS                                                   53,412                                 41,415
                                                                       -------                                -------
LESS: GENERAL UNSECURED CLAIMS
  Trade claims                                   [X]        4,326        1,136        26%          4,326          861         20%

  Lease rejection claims                         [Y]        6,941        1,823        26%          6,941        1,382         20%

  Deficiency claims                              [Z]       28,510        7,488        26%         33,171        6,603         20%

  Old subordinated debentures                   [AA]      163,598       42,966        26%*       163,598       32,568         20%*
                                                         --------      -------       ---        --------      -------        ---
      TOTAL GENERAL UNSECURED CLAIMS                     $203,376      $53,412        26%       $208,036      $41,415         20%
                                                         ========      =======       ===        ========      =======        ===


* For purposes of estimating recoveries in this analysis, the outstanding principal and interest on the old subordinated debentures are assumed to be equivalent in priority to the deficiency claims and other general unsecured claims.


                           Privileged and Confidential
                      Prepared at the Direction of Counsel
                                     1 of 1

                         ASSISTED LIVING CONCEPTS, INC.
                          NOTES TO LIQUIDATION ANALYSIS


GENERAL ASSUMPTIONS

1.  This liquidation analysis was prepared in accordance with Section 1129 (a)
    (7) (A) (ii) of the U.S. Bankruptcy Code to determine that the Plan of Reorganization is in the best interest of each holder of a Claim or Interest.

2. The liquidation analysis is based upon a number of estimates and assumptions that, although developed and considered reasonable by the management of Assisted Living Concepts, Inc. (the "Debtor" or the "Company"), are inherently subject to significant economic, business, regulatory and competitive uncertainties and contingencies beyond the control of the Debtor or its management. The liquidation analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected in this liquidation analysis would be realized if the Debtor were, in fact, to undergo such a liquidation, and actual results could vary materially and adversely from those contained herein.

3. This analysis assumes the conversion of the Chapter 11 proceeding to a Chapter 7 proceeding with the liquidation of the Company's assets being performed over a six-month period. A Chapter 7 Trustee would be appointed by the Bankruptcy Court to administer the estate. The Chapter 7 Trustee is independent and would be entitled to make all of his or her own decisions regarding the liquidation of the estate, the hiring of professionals, the pursuit of claims or litigation, the payment of or objection to claims and the distribution of any ultimate recoveries. The Chapter 7 Trustee would be compensated in accordance with Section 326 of the U.S. Bankruptcy Code.

4. This liquidation analysis includes all assets of the Company, including investments in subsidiaries not currently in bankruptcy. It is assumed that the Trustee would dispose of all operating assets through sale, liquidation and/or termination as appropriate.

5. The liquidation analysis utilizes the Debtor's unaudited and estimated financial statements as of July 31, 2001 and other estimates by the Debtor's management.

6. The Debtor operates assisted living facilities (the "facilities"). This analysis assumes that the majority of these facilities would be sold as a going-concern over the six-month liquidation period, and that those facilities generating negative earnings would be closed. The Debtor believes that a six-month liquidation period is sufficient to allow for an orderly transfer of

                           Privileged and Confidential
                      Prepared at the Direction of Counsel
                                     1 of 6

                         ASSISTED LIVING CONCEPTS, INC.
                          NOTES TO LIQUIDATION ANALYSIS


    operations to acquirers. However, there can be no assurances made that all assets would be completely liquidated during this time period.


7. It is assumed that certain personnel would be retained by the Chapter 7 Trustee as necessary to support the completion of the sale and liquidation process.

8. For purposes of this analysis, management has assumed a high and low range of liquidation scenarios entitled Scenario I and II.


NOTES TO ASSET ACCOUNTS:

A. CASH AND CASH EQUIVALENTS. It is assumed that cash and cash equivalents would be fully available for distribution to creditors.

B. ACCOUNTS RECEIVABLE. The Debtor is assumed to retain ownership of the accounts receivable for all entities when they are sold. For purposes of this analysis, management anticipates that a Chapter 7 Trustee would recover between 77% and 87% of net accounts receivable. These percentages are based upon a review of the detailed aging for the various payors. Management has assessed the potential recoverability for these receivables based on payor mix and the days outstanding of these receivables.

    Below are the recovery percentages applied to net accounts receivable for the facilities:

                   Tenant (Private Pay)                   Medicaid
                   --------------------                   --------
                 Scenario I    Scenario II      Scenario I      Scenario II
                 ----------    -----------      ----------      -----------
     Current         85%          75%              90%              80%
       1-30          70%          60%              90%              80%
      31-60          60%          50%              80%              70%
      61-90          50%          40%              80%              70%
     Over 90         25%          15%              70%              60%

C. PREPAID EXPENSES. This asset account consists of prepaid insurance. The prepaid insurance balance is assumed to be used for coverage during the liquidation period and would generate no cash proceeds from liquidation.

D. OTHER CURRENT ASSETS. This account includes a variety of receivables, deposits, prepayments, inventory, escrow accounts and other items. The significant items include a $954,000 inventory estimate made by management of supplies on hand at the facilities. For purposes on this


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                                     2 of 6

                         ASSISTED LIVING CONCEPTS, INC.
                          NOTES TO LIQUIDATION ANALYSIS


    analysis, it is assumed that inventory will be included in the sale of operating entities (See Note F). Approximately $1.6 million represents funds held in escrow for insurance, property taxes and maintenance of facilities subject to the Heller and HUD financing agreements. The escrow balances are assumed to have a 100% recovery value in liquidation. Approximately $567,000 represents refundable deposits required by certain key vendors, for which management assumes a recovery of 75% to 85%. Land held for sale of $188,000 represents two parcels of land currently on the market with an assumed recovery in liquidation between 70% and 80%. Approximately $500,000 represents prepaid dues for each facility's membership in the Assisted Living Federation of America (ALFA), which are assumed to be transferred in the sale of the facilities. For the remaining other current assets, management estimates that they would have little liquidation value, thus a 5% to 15% recovery in liquidation is assumed.

E. RESTRICTED CASH. This amount includes $5.6 million in cash pledged as security for letters of credit required as cash collateral for the Company's revenue bond issues and mortgages. Cash proceeds from liquidation are assumed to be 100%; however, these balances are assumed to be used first to pay secured claims for deficiencies in collateral value for the specific mortgaged properties. An additional $2.9 million of this balance represents funds restricted in the Company's workers' compensation plan. Approximately $1.1 million has been restricted for claims for injuries occurring during 2000 and $1.9 million for injuries occurring during 2001. Workers' compensation reserves are assumed to be fully recoverable but available only for payment of workers' compensation claims. Cash of $2.3 million has been restricted for payment of tenant security deposits, which are classified as unsecured priority claims. Cash held for tenant security deposits is assumed to have a 100% recovery in liquidation.

F.  PROCEEDS FROM THE SALE OF OPERATING ENTITIES.

    The proceeds from the distressed sale of all going concern operations are estimated to range from $103.0 million to $120.1 million. The facilities assumed to be sold primarily include the Debtor's assisted living facilities which have positive earnings, including both owned and leased facilities, and related assets.

    The enterprise value for these facilities was determined by applying a range of discount rates and multiples for distressed going concern operations to a normalized cash flow for the Company. The normalized cash flow was based on management's projections through 2005, which incorporate actual results through June 30, 2001 and adjustments for facilities assumed to be rejected or closed.

    Management has identified 21 leases and two mortgaged properties that would be rejected or closed for purposes of this analysis. It is assumed that the ownership interests in the mortgaged properties would be returned to the mortgagor in exchange for the execution of leases on the properties.


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                      Prepared at the Direction of Counsel
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                         ASSISTED LIVING CONCEPTS, INC.
                          NOTES TO LIQUIDATION ANALYSIS


G.  PROPERTY, PLANT & EQUIPMENT.

    I. FACILITIES: Property, plant and equipment are assumed to be included in the sale as a going concern.

    II. CORPORATE DIVISION: No corporate land and buildings are owned by the Company. The liquidation recovery as a percentage of cost is assumed to be the following:

        Leasehold Improvements           0%
        Building Equipment               10% - 20%
        Furniture                        10% - 20%
        Office Equipment                 10% - 20%
        Computer Equipment               10% - 15%

H.  GOODWILL, NET. Goodwill is estimated to have no liquidation recovery value.

I. OTHER NON-CURRENT ASSETS. This asset account is comprised primarily of net deferred financing costs of $9.0 million that would generate no cash proceeds in liquidation. Lease security deposits of $1.4 million are assumed to be transferred in the sale of operating entities or offset against damages for rejected leases (See Note F). Funds held in escrow of approximately $739,000 for repairs and maintenance as required by mortgage agreements are assumed to be 100% recoverable in liquidation.

J. AVOIDANCE & CONTINGENCY CLAIMS. The Debtor may have certain rights to assert avoidance actions and other contingency claims that may benefit the estate. It is unknown at this time the total benefit that these claims may generate for the estate if the Trustee were successful in litigating these matters.


NOTES TO SECURED CLAIMS: Secured claims include principal and related interest outstanding at July 31, 2001. Payments on account of secured claims have been estimated based on allocated value for each property and other collateral.

K. REAL PROPERTY MORTGAGES. The mortgage debt outstanding as of July 31, 2001 is secured by 36 facilities pledged to various parties.

L. LINE OF CREDIT - HELLER. The $20.0 million line of credit from Heller Healthcare Finance is secured by 26 facilities.


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                      Prepared at the Direction of Counsel
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
                         ASSISTED LIVING CONCEPTS, INC.
                          NOTES TO LIQUIDATION ANALYSIS


M. HUD LOAN. The HUD loan is secured by three facilities; the obligor on this loan is a non-Debtor subsidiary, and there is no corporate guarantee or other recourse.

N. SHAREHOLDER LITIGATION SETTLEMENT. The balance represents the remaining liability in the shareholder litigation settlement and is secured by eight facilities.

O. EQUIPMENT LOANS AND NOTES PAYABLE. This liability primarily includes equipment notes.

P. WORKERS' COMPENSATION CLAIMS. The Debtor is self-insured for workers' compensation claims and has been required to post cash collateral to secure the potential liability for claims. For purposes of this analysis, it is assumed that the amount of potential claims related to operations before and during the liquidation period is equal to the related balance of restricted cash.

Q. FINANCED INSURANCE PREMIUMS - CANANWILL. This balance represents the remaining liability for insurance premiums financed by a third party and is secured by the unused portion of the prepaid insurance premiums.


NOTES TO ADMINISTRATIVE CLAIMS:

R. TRUSTEE'S FEES. Trustee's fees are assumed to be approximately 3% of cash distributed as calculated according to Section 326(a) of the Bankruptcy Code.

S. PROFESSIONAL FEES. Professional fees represent the costs of the liquidation related to attorneys, investment bankers, accountants, appraisers and other professionals retained in the case. Based on management's review of the nature of these costs and the outcomes of similar liquidations, fees are estimated at $9.0 million.

T. LIQUIDATION COSTS NET OF CASH FROM OPERATIONS. For purposes of this analysis, it is assumed that operations would continue for the first three months of the six-month liquidation period and that all facilities would be sold at the end of the third month. Cash generated by operation of the facilities during the first three months is assumed to decline at a rate of 10% per month and to offset the general and administrative costs incurred for corporate during the liquidation. Corporate costs are estimated to be reduced by 10% in each of the first three months and 30% in each of the subsequent months. As part of the costs of liquidation, management estimates that retention payments of approximately $800,000 would be required to retain the facility employees prior to the sale and the required corporate employees throughout the liquidation period. Severance of approximately $2.6 million has been calculated in accordance with existing policies and employment contracts. These retention and severance payments are assumed to replace any bonuses or incentive compensation otherwise payable to such employees.


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                      Prepared at the Direction of Counsel
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
                         ASSISTED LIVING CONCEPTS, INC.
                          NOTES TO LIQUIDATION ANALYSIS


NOTES TO PRIORITY CLAIMS:

U. EMPLOYEE CLAIMS. Employee claims entitled to priority, including wages, vacation, and other related compensation, have been estimated at the related liability balances as of July 31, 2001.

V. TENANT SECURITY DEPOSITS. Security and related deposits paid by tenants are classified as priority claims.

W. TAX CLAIMS. Estimated priority tax claims are assumed to include accrued property taxes and state income tax liability as of July 31, 2001. Property tax liabilities related to the facilities are assumed to be paid as a condition of the sale.


NOTES TO GENERAL UNSECURED CLAIMS:

X. TRADE CLAIMS. This amount represents trade creditor debt, accrued expenses and other miscellaneous unsecured liabilities as of July 31, 2001.

Y. LEASE REJECTION CLAIMS. Management has identified 21 facility leases that are assumed to be rejected for purposes of this analysis and has assumed the estimated maximum potential lease claims for damages calculated in accordance with Bankruptcy Code section 502(b)(6). Outstanding lease security deposits have been offset against calculated damages. It is assumed that real property leases of the remaining facilities would be assumed and assigned to the acquiring entity. Claims for the rejection of executory contracts and other contingent liabilities have not been estimated for purposes of this analysis.

Z. DEFICIENCY CLAIMS. The estimated deficiency for secured claims results from comparing the amount realized from the liquidation of collateral to the total debt outstanding for that debt with corporate guarantees or other recourse to the Debtor's unencumbered assets.

AA. OLD SUBORDINATED DEBENTURES. Under the terms of the old subordinated debenture agreement, in no case shall old subordinated debenture holders be paid prior to the settlement of all "Senior Debt." However, for purposes of estimating recoveries in this analysis, the outstanding principal and interest on the old subordinated debentures are assumed to be equivalent in priority to the deficiency claims and other general unsecured claims.


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
                                                                       EXHIBIT G

ASSISTED LIVING CONCEPTS, INC.
PROJECTED INCOME STATEMENTS (a)
($ IN THOUSANDS)

                                                   ACTUAL PRO FORMA                  PROJECTED PRO FORMA              FULL
                                                   THREE MO'S ENDED                  THREE MONTHS ENDED               YEAR
                                               3/31/01          6/30/01          9/30/01           12/31/01           2001
                                               -------          -------          -------           --------           ----
Revenue                                       $  35,883        $  36,358        $  37,753          $  39,287        $ 149,282
Operating expenses:
 Residence operating expenses                    24,353           23,617           25,054             25,254           98,277
 Unallocated operating expenses                     400              500              334                337            1,571
 Corporate general and administrative             4,268            4,440            4,440              4,440           17,588
 Building rentals                                 2,773            2,855            2,844              2,860           11,332
                                              ---------        ---------        ---------          ---------        ---------
   EBITDA                                         4,089            4,946            5,081              6,396           20,513
 Other costs (b)                                  1,160            1,059            1,058              1,058            4,335
 Restructuring costs                                303            1,063            2,475(c)             825(c)         4,666
 Heller financing fees                               --               --              653                 37              689
 Other Senior Debt financing fees                    --               --                2                  2                3
 Depreciation                                     2,479            2,498            2,340              2,340            9,658
 Amortization                                        73               73               73                 73              292
                                              ---------        ---------        ---------          ---------        ---------
   Operating income                                  74              253           (1,519)             2,062              869

Other expenses (income)
 Interest expense (d)                             3,639            3,639            3,782              1,585           12,645
 Junior Secured Amortization                         --               --               --                 --               --
 Junior Secured Accretion                            --               --               --                 --               --
 Interest income                                    (99)             (41)             (57)               (49)            (246)
 Lease & Mortgage Rejections                         --               --               --              2,189            2,189
 COD Income                                          --               --               --            (82,823)         (82,823)
 Other expenses (income)                            (31)              --               --                 --              (31)
                                              ---------        ---------        ---------          ---------        ---------
   Total other expenses (income)                  3,509            3,598            3,725            (79,098)         (68,266)

Pre-tax income (loss)                            (3,436)          (3,345)          (5,245)            81,160           69,135
Income taxes @ 40%                                   --               --               --                 --               --
                                              ---------        ---------        ---------          ---------        ---------
   Net income (loss)                            ($3,436)         ($3,345)         ($5,245)         $  81,160        $  69,135
                                              =========        =========        =========          =========        =========
MARGIN INFORMATION
Residence operating expenses                       67.9%            65.0%            66.4%              64.3%            65.8%
Corporate general and administrative               11.9%            12.2%            11.8%              11.3%            11.8%
Unallocated Operating Expenses                      1.1%             1.4%             0.9%               0.9%             1.1%
Building rentals                                    7.7%             7.9%             7.5%               7.3%             7.6%
EBITDA                                             11.4%            13.6%            13.5%              16.3%            13.7%

KEY PROJECTION ASSUMPTIONS
Units                                             6,933            6,933            6,933              6,933             6,933
Average Rent                                  $   2,069        $   2,103        $   2,108          $   2,142         $   2,105
Average Rent Growth                                 0.0%             1.6%             0.2%               1.6%              1.8%
Occupancy                                          83.8%            84.1%            85.9%              87.9%             85.4%
Op. Expenses Growth                                                                  -3.0%               6.1%              0.8%
Unallocated Exp. as a % of Op. Expenses                                               2.1%               1.3%              1.3%
Rent Expense Growth                                                                   2.9%               0.4%              0.6%
Corporate Overhead Growth                                                             4.0%               0.0%              0.0%

                                                                     PROJECTED QUARTER ENDING
                                                    ----------------------------------------------------------
                                                    3/31/02          6/30/02          9/30/02         12/31/02
                                                    -------          -------          -------         --------
Revenue                                            $  38,715        $  38,908        $  39,103        $  39,298
Operating expenses:
 Residence operating expenses                         25,329           25,405           25,482           25,558
 Unallocated operating expenses                          507              508              510              511
 Corporate general and administrative                  4,453            4,467            4,480            4,494
 Building rentals                                      2,869            2,878            2,886            2,895
                                                   ---------        ---------        ---------        ---------
   EBITDA                                              5,556            5,650            5,745            5,841
 Other costs (b)                                          --               --               --               --
 Restructuring costs                                      --               --               --               --
 Heller financing fees                                    37               37               37               37
 Other Senior Debt financing fees                          2                2                2                2
 Depreciation                                          1,312            1,312            1,312            1,312
 Amortization                                             --               --               --               --
                                                   ---------        ---------        ---------        ---------
   Operating income                                    4,206            4,300            4,395            4,490

Other expenses (income)
 Interest expense (d)                                  3,035            2,955            2,912            2,865
 Junior Secured Amortization                              66               66               66               66
 Junior Secured Accretion                                305              305              317              317
 Interest income                                         (50)             (50)             (50)             (50)
 Lease & Mortgage Rejections                              --               --               --               --
 COD Income                                               --               --               --               --
 Other expenses (income)                                  --               --               --               --
                                                   ---------        ---------        ---------        ---------
   Total other expenses (income)                       3,355            3,276            3,244            3,198

Pre-tax income (loss)                                    851            1,024            1,150            1,292
Income taxes @ 40%                                        --               --               --               --
                                                   ---------        ---------        ---------        ---------
   Net income (loss)                               $     851        $   1,024        $   1,150        $   1,292
                                                   =========        =========        =========        =========
MARGIN INFORMATION
Residence operating expenses                            65.4%            65.3%            65.2%            65.0%
Corporate general and administrative                    11.5%            11.5%            11.5%            11.4%
Unallocated Operating Expenses                           1.3%             1.3%             1.3%             1.3%
Building rentals                                         7.4%             7.4%             7.4%             7.4%
EBITDA                                                  14.4%            14.5%            14.7%            14.9%

KEY PROJECTION ASSUMPTIONS
Units                                                  6,933            6,933            6,933            6,933
Average Rent                                       $   2,152        $   2,163        $   2,173        $   2,184
Average Rent Growth                                      0.4%             0.5%             0.5%             0.5%
Occupancy                                               86.5%            86.5%            86.5%            86.5%
Op. Expenses Growth                                      0.3%             0.3%             0.3%             0.3%
Unallocated Exp. as a % of Op. Expenses                  0.0%             2.1%             1.3%             1.3%
Rent Expense Growth                                      0.3%             0.3%             0.3%             0.3%
Corporate Overhead Growth                                0.3%             0.3%             0.3%             0.3%

                                                                       FISCAL YEAR ENDING DECEMBER 31,
                                                 --------------------------------------------------------------------------
                                                    2002             2003             2004             2005          2006
                                                    ----             ----             ----             ----          ----
Revenue                                          $ 156,024        $ 159,279        $ 164,010        $ 169,191     $ 174,514
Operating expenses:
 Residence operating expenses                      101,775          103,810          105,886          108,004       110,164
 Unallocated operating expenses                      2,035            1,354            1,381            1,409         1,437
 Corporate general and administrative               17,894           18,251           18,617           18,989        19,369
 Building rentals                                   11,527           11,758           11,993           12,233        12,478
                                                 ---------        ---------        ---------        ---------     ---------
   EBITDA                                           22,792           24,105           26,133           28,556        31,067
 Other costs (b)                                        --               --               --               --            --
 Restructuring costs                                    --               --               --               --            --
 Heller financing fees                                 147              147              110               --            --
 Other Senior Debt financing fees                        7                7                7                7             7
 Depreciation                                        5,247            5,497            5,747            5,997         6,247
 Amortization                                           --               --               --               --            --
                                                 ---------        ---------        ---------        ---------     ---------
   Operating income                                 17,392           18,455           20,269           22,552        24,812

Other expenses (income)
 Interest expense (d)                               11,767           11,264           10,402           11,627        10,547
 Junior Secured Amortization                           262              262              262              262           262
 Junior Secured Accretion                            1,244            1,346            1,456               --            --
 Interest income                                      (200)            (200)            (200)            (200)         (247)
 Lease & Mortgage Rejections                            --               --               --               --            --
 COD Income                                             --               --               --               --            --
 Other expenses (income)                                --               --               --               --            --
                                                 ---------        ---------        ---------        ---------     ---------
   Total other expenses (income)                    13,073           12,672           11,920           11,689        10,563

Pre-tax income (loss)                                4,318            5,783            8,349           10,864        14,250
Income taxes @ 40%                                   1,629            2,313            3,340            4,345         5,700
                                                 ---------        ---------        ---------        ---------     ---------
   Net income (loss)                             $   2,690        $   3,470        $   5,009        $   6,518     $   8,550
                                                 =========        =========        =========        =========     =========
MARGIN INFORMATION
Residence operating expenses                          65.2%            65.2%            64.6%            63.8%         63.1%
Corporate general and administrative                  11.5%            11.5%            11.4%            11.2%         11.1%
Unallocated Operating Expenses                         1.3%             0.9%             0.8%             0.8%          0.8%
Building rentals                                       7.4%             7.4%             7.3%             7.2%          7.1%
EBITDA                                                14.6%            15.1%            15.9%            16.9%         17.8%

KEY PROJECTION ASSUMPTIONS
Units                                                6,933            6,933            6,933            6,933         6,933
Average Rent                                     $   2,168        $   2,201        $   2,240        $   2,285     $   2,331
Average Rent Growth                                    3.0%             1.5%             1.8%             2.0%          2.0%
Occupancy                                             86.5%            87.0%            88.0%            89.0%         90.0%
Op. Expenses Growth                                    3.6%             2.0%             2.0%             2.0%          2.0%
Unallocated Exp. as a % of Op. Expenses                1.6%             1.3%             1.3%             1.3%          1.3%
Rent Expense Growth                                    1.7%             2.0%             2.0%             2.0%          2.0%
Corporate Overhead Growth                              1.7%             2.0%             2.0%             2.0%          2.0%


(a) Assumes 10/01/01 filing and a 12/31/01 confirmation. Assumes (i) buyout of Meditrust properties, (ii) LTC rent reduction, (iii) rejection of 4 leases and (iv) rejection of 2 mortgages.

(b) Represents four quarters of (i) negative EBITDA contribution from the houses expected to be rejected, (ii) higher corporate overhead expenses and (iii) rent expense associated with the Meditrust buyback.

(c) Includes restructuring fees of $0.45 million for Latham, $0.825 million for Chanin, $0.45 million for Milbank Tweed, $0.20 million for KPMG and $1.375 million for Jefferies.

(d) Assumes average interest rate of 6.4% on Secured Debt, 8.5% on Heller debt, 10.0% on the Senior Secured Notes, 8.0% PIK through 2004 and 12.0% thereafter on the Junior Secured Notes. Interest on the Convertible Notes stop accruing at 9/30/01.

ASSISTED LIVING CONCEPTS, INC.
PROJECTED CASH FLOW STATEMENTS
($ IN THOUSANDS)

                                                                               PROJECTED THREE MONTHS ENDED
                                                                               ----------------------------
                                                      9/30/01      12/31/01       3/31/02       6/30/02       9/30/02      12/31/02
                                                      -------      --------       -------       -------       -------      --------
OPERATING ACTIVITIES:
Net income (loss)                                     ($5,245)    $  81,160     $     851     $   1,024     $   1,150     $   1,292
Deferred Taxes                                             --            --             0             0             0             0
Depreciation                                            2,340         2,340         1,312         1,312         1,312         1,312
Amortization                                               73            73            --            --            --            --
Heller Amortization                                       653            37            37            37            37            37
Other Senior Debt Amortization                              2             2             2             2             2             2
Junior Secured Amortization                                --            --            66            66            66            66
Junior Secured Accretion                                   --            --           305           305           317           317
Change in Goodwill & Other Assets                          --         2,023            --            --            --            --

Changes in working capital:
 Accounts receivable                                     (813)         (123)           46           (15)          (16)          (16)
 Prepaid expenses                                          --          (626)           --            --            --            --
 Other current assets                                      --            --            --            --            --            --
 Restricted cash                                           --            --            --            --            --            --
 Accounts payable                                      (1,325)           --         1,800            --            --            --
 Accrued real estate tax                                   --        (1,985)           --            --            --            --
 Accrued interest expense                               2,348            --            --            --            --            --
 Accrued interest extinguishment                           --        (3,914)           --            --            --            --
 Accrued payroll expense                               (1,726)           --            --            --            --            --
 Other accrued expenses                                (1,488)           --            --            --            --            --
 Litigation settlement payable                         (2,300)         (956)           --            --            --            --
 Tenant security deposits                                  --            --            --            --            --            --
 Other current liabilities                                 --            --            --            --            --            --
 Other liabilities                                         --        (2,150)           --            --            --            --
                                                    ---------     ---------     ---------     ---------     ---------     ---------
  Net cash from operating activities                   (7,480)       75,882         4,418         2,730         2,868         3,010

INVESTING ACTIVITIES:
Proceeds from sale and leaseback transactions              --            --            --            --            --            --
Proceeds from sale of property and equipment               --         6,147            --            --            --            --
Meditrust buyback                                          --       (23,500)           --            --            --            --
Purchases of property and equipment                      (546)         (546)         (573)         (573)         (573)         (573)
                                                    ---------     ---------     ---------     ---------     ---------     ---------
  Net cash from investing activities                     (546)      (17,899)         (573)         (573)         (573)         (573)

FINANCING ACTIVITIES:
(Payments) on Senior Debt                                  --            --          (448)         (448)         (448)         (448)
Proceeds from Senior Debt                               3,000            --            --            --            --            --
(Payments)/Proceeds on Heller Debt/DIP Financing        4,840        25,284        (3,396)       (1,708)       (1,846)       (1,988)
(Payments)/Issuance of Senior Secured Notes                --        40,250            --            --            --            --
(Payments)/Issuance of Junior Secured Notes                --        12,628            --            --            --            --
Financing Fee on Heller Debt/DIP Financing               (330)         (450)           --            --            --            --
Financing Fee on Other Senior Debt                       (240)           --            --            --            --            --
Extinguishment of NHP Debt                                 --        (5,855)           --            --            --            --
Extinguishment of Sr. Sub. Debt                            --      (161,250)           --            --            --            --
Other financing activities                                 --            --            --            --            --            --
Change in Old Common Stock                                 --          (171)           --            --            --            --
Change in New Common Stock                                 --           125            --            --            --            --
Change in paid-in capital                                  --        31,533            --            --            --            --
                                                    ---------     ---------     ---------     ---------     ---------     ---------
  Net cash from financing activities                    7,270       (57,905)       (3,844)       (2,156)       (2,295)       (2,436)

Net increase (decrease) in cash                         ($756)    $      77     $       0     $       0     $       0     $       0
Cash at beginning of period                             5,679         4,923         5,000         5,000         5,000         5,000
                                                    ---------     ---------     ---------     ---------     ---------     ---------
Cash at end of period                               $   4,923     $   5,000     $   5,000     $   5,000     $   5,000     $   5,000
                                                    =========     =========     =========     =========     =========     =========


                                                                             FISCAL YEAR ENDED DECEMBER 31,
                                                                             ------------------------------
                                                                2003           2004            2005             2006
                                                                ----           ----            ----             ----
OPERATING ACTIVITIES:
Net income (loss)                                           $   3,470       $   5,009       $   6,518       $   8,550
Deferred Taxes                                                  2,313           3,340           4,345           2,631
Depreciation                                                    5,497           5,747           5,997           6,247
Amortization                                                       --              --              --              --
Heller Amortization                                               147             110              --              --
Other Senior Debt Amortization                                      7               7               7               7
Junior Secured Amortization                                       262             262             262             262
Junior Secured Accretion                                        1,346           1,456              --              --
Change in Goodwill & Other Assets                                  --              --              --              --

Changes in working capital:
 Accounts receivable                                              (42)            (95)           (104)           (106)
 Prepaid expenses                                                  --              --              --              --
 Other current assets                                              --              --              --              --
 Restricted cash                                                   --              --              --              --
 Accounts payable                                                  --              --              --              --
 Accrued real estate tax                                           --              --              --              --
 Accrued interest expense                                          --              --              --              --
 Accrued interest extinguishment                                   --              --              --              --
 Accrued payroll expense                                           --              --              --              --
 Other accrued expenses                                            --              --              --              --
 Litigation settlement payable                                     --              --              --              --
 Tenant security deposits                                          --              --              --              --
 Other current liabilities                                         --              --              --              --
 Other liabilities                                                 --              --              --              --
                                                            ---------       ---------       ---------       ---------
  Net cash from operating activities                           13,000          15,836          17,026          17,590

INVESTING ACTIVITIES:
Proceeds from sale and leaseback transactions                      --              --              --              --
Proceeds from sale of property and equipment                       --              --              --              --
Meditrust buyback                                                  --              --              --              --
Purchases of property and equipment                            (2,408)         (2,528)         (2,655)         (2,787)
                                                            ---------       ---------       ---------       ---------
  Net cash from investing activities                           (2,408)         (2,528)         (2,655)         (2,787)

FINANCING ACTIVITIES:
(Payments) on Senior Debt                                      (1,833)         (1,926)         (2,062)         (2,062)
Proceeds from Senior Debt                                          --              --              --              --
(Payments)/Proceeds on Heller Debt/DIP Financing               (8,759)        (11,382)        (11,144)             --
(Payments)/Issuance of Senior Secured Notes                        --              --              --              --
(Payments)/Issuance of Junior Secured Notes                        --              --              --              --
Financing Fee on Heller Debt/DIP Financing                         --              --              --              --
Financing Fee on Other Senior Debt                                 --              --              --              --
Extinguishment of NHP Debt                                         --              --              --              --
Extinguishment of Sr. Sub. Debt                                    --              --              --              --
Other financing activities                                         --              --              --              --
Change in Old Common Stock                                         --              --              --              --
Change in New Common Stock                                         --              --              --              --
Change in paid-in capital                                          --              --              --              --
                                                            ---------       ---------       ---------       ---------
  Net cash from financing activities                          (10,592)        (13,308)        (13,206)         (2,062)

Net increase (decrease) in cash                             $       0       $       0       $   1,166       $  12,741
Cash at beginning of period                                     5,000           5,000           5,000           6,166
                                                            ---------       ---------       ---------       ---------
Cash at end of period                                       $   5,000       $   5,000       $   6,166       $  18,907
                                                            =========       =========       =========       =========

ASSISTED LIVING CONCEPTS, INC.
PROJECTED BALANCE SHEETS
($ IN THOUSANDS)

                                                                                                          PRE-
                                          ACTUAL         ACTUAL          ACTUAL                       CONFIRMATION
                                         12/31/00       03/31/00        06/30/01         09/30/01        12/31/01
                                         --------       --------        --------         --------        --------
ASSETS

Current assets:
 Cash                                   $   9,889       $   4,073       $   5,679       $   4,923       $ 222,236
 Accounts receivable                        2,448           2,458           2,207           3,020           3,143
 Prepaid expenses                           2,807           2,525           1,579           1,579           2,205
 Other current assets                       2,729           2,351           3,121           3,121           3,121
  Total current assets                     17,873          11,407          12,586          12,643         230,705
Capitalized Fees & Expenses                    --              --              --             (84)            327
Restricted cash                             6,466           8,547           8,474           8,474           8,474
Property and equipment, net               298,744         296,718         294,669         292,875         291,080
Goodwill & other assets, net               13,375          15,128          15,669          15,596          15,523
                                        ---------       ---------       ---------       ---------       ---------
Total assets                            $ 336,458       $ 331,800       $ 331,398       $ 329,504       $ 546,110
                                        =========       =========       =========       =========       =========

LIABILITIES & EQUITY

Current liabilities:
 Accounts payable                       $   3,334       $   2,953       $   1,525       $     200       $     200
 Accrued real estate tax                    4,835           3,850           3,969           3,969           1,985
 Accrued interest expense                   1,937           4,094           2,013           4,361           4,361
 Accrued payroll expense                    4,017           2,635           4,379           2,654           2,654
 Other accrued expenses                     4,229           3,098           3,775           2,288           2,288
 Litigation settlement payable              7,765           5,511           3,256             956              --
 Tenant security deposits                   2,484           2,468           2,453           2,453         219,689
 Other current liabilities                    565           2,878           1,649           1,649           1,649
                                        ---------       ---------       ---------       ---------       ---------
  Total current liabilities                29,166          27,487          23,019          18,529         232,825

Other liabilities                           6,059           5,766           5,751           5,751           5,751
Deferred Taxes                                 --              --              --              --              --
Senior Debt                                72,097          72,309          76,201          79,201          79,201
Heller Debt                                    --           1,300          10,100          14,940          16,724
Bridge Financing                            4,000           4,000              --              --              --
Senior Secured Notes                           --              --              --              --              --
Junior Secured Notes                           --              --              --              --              --
Senior Subordinated Debt                  161,250         161,250         161,250         161,250         161,250
                                        ---------       ---------       ---------       ---------       ---------
  Total liabilities                       272,572         272,112         276,321         279,671         495,751


Shareholders' equity:
 Old Common Stock                             171             171             171             171             171
 New Common Stock                              --              --              --              --              --
 Additional Paid-In Capital               144,212         144,212         144,212         144,212         144,212
 Retained earnings                        (80,497)        (84,695)        (89,306)        (94,551)        (94,024)
                                        ---------       ---------       ---------       ---------       ---------
  Total shareholders' equity               63,886          59,688          55,077          49,832          50,359
                                        ---------       ---------       ---------       ---------       ---------
Total liab. & shareholders' equity      $ 336,458       $ 331,800       $ 331,398       $ 329,504       $ 546,110
                                        =========       =========       =========       =========       =========
      check                                 0.000           0.000           0.000           0.000           0.000

                                           LEASE         MEDITRUST        STOCK &
                                         REJECTIONS       BUYBACK     DEBT DISCHARGE        12/31/01      FRESH START
                                         ----------       -------     --------------        --------      -----------
ASSETS

Current assets:
 Cash                                          --              --        ($217,236)        $   5,000              --
 Accounts receivable                           --              --               --             3,143              --
 Prepaid expenses                              --              --               --             2,205              --
 Other current assets                          --              --               --             3,121              --
  Total current assets                         --              --         (217,236)           13,469              --
Capitalized Fees & Expenses                    --              --               --               327              --
Restricted cash                                --              --               --             8,474              --
Property and equipment, net                (6,147)         23,500               --           308,434        (118,031)
Goodwill & other assets, net                 (227)             --           (1,796)           13,500         (11,649)
                                          -------       ---------        ---------         ---------       ---------
Total assets                              ($6,374)      $  23,500        ($219,032)        $ 344,204       ($129,681)
                                          =======       =========        =========         =========       =========

LIABILITIES & EQUITY

Current liabilities:
 Accounts payable                              --              --               --         $     200              --
 Accrued real estate tax                       --              --               --             1,985              --
 Accrued interest expense                      --              --           (3,914)              447              --
 Accrued payroll expense                       --              --               --             2,654              --
 Other accrued expenses                        --              --               --             2,288              --
 Litigation settlement payable                 --              --               --                --              --
 Tenant security deposits                      --              --         (217,236)            2,453              --
 Other current liabilities                  3,820              --           (3,820)            1,649              --
                                          -------       ---------        ---------         ---------       ---------
  Total current liabilities                 3,820              --         (224,970)           11,675              --

Other liabilities                          (2,150)             --               --             3,601              --
Deferred Taxes                                 --              --               --                --              --
Senior Debt                                (5,855)             --               --            73,346              --
Heller Debt                                    --          23,500               --            40,224              --
Bridge Financing                               --              --               --                --              --
Senior Secured Notes                           --              --           40,250            40,250              --
Junior Secured Notes                           --              --           12,628            12,628              --
Senior Subordinated Debt                       --              --         (161,250)               --              --
                                          -------       ---------        ---------         ---------       ---------
  Total liabilities                        (4,185)         23,500         (333,342)          181,724              --


Shareholders' equity:
 Old Common Stock                              --              --             (171)               --              --
 New Common Stock                              --              --              125               125              --
 Additional Paid-In Capital                    --              --           31,533           175,745        (143,071)
 Retained earnings                         (2,189)             --           82,823           (13,390)         13,390
                                          -------       ---------        ---------         ---------       ---------
Total shareholders' equity                 (2,189)             --          114,310           162,480        (129,681)
                                          -------       ---------        ---------         ---------       ---------
Total liab. & shareholders' equity        ($6,374)      $  23,500        ($219,032)        $ 344,204       ($129,681)
                                          =======       =========        =========         =========       =========
    check                                   0.000           0.000            0.000             0.000           0.000

                                         REORGANIZED
                                           12/31/01       3/31/02       06/30/02      09/30/02      12/31/02
                                           --------       -------       --------      --------      --------
ASSETS

Current assets:
 Cash                                    $  5,000        $  5,000      $  5,000      $  5,000      $  5,000
 Accounts receivable                        3,143           3,097         3,113         3,128         3,144
 Prepaid expenses                           2,205           2,205         2,205         2,205         2,205
 Other current assets                       3,121           3,121         3,121         3,121         3,121
                                          --------        --------      --------      --------      --------
  Total current assets                      13,469          13,423        13,439        13,454        13,470
Capitalized Fees & Expenses                    327             289           251           212           174
Restricted cash                              8,474           8,474         8,474         8,474         8,474
Property and equipment, net                190,402         189,664       188,925       188,187       187,448
Goodwill & other assets, net                 1,851           1,851         1,851         1,851         1,851
                                          --------        --------      --------      --------      --------
Total assets                              $214,523        $213,701      $212,939      $212,178      $211,417
                                          ========        ========      ========      ========      ========

LIABILITIES & EQUITY

Current liabilities:
 Accounts payable                         $    200        $  2,000      $  2,000      $  2,000      $  2,000
 Accrued real estate tax                     1,985           1,985         1,985         1,985         1,985
 Accrued interest expense                      447             447           447           447           447
 Accrued payroll expense                     2,654           2,654         2,654         2,654         2,654
 Other accrued expenses                      2,288           2,288         2,288         2,288         2,288
 Litigation settlement payable                  --              --            --            --            --
 Tenant security deposits                    2,453           2,453         2,453         2,453         2,453
 Other current liabilities                   1,649           1,649         1,649         1,649         1,649
                                          --------        --------      --------      --------      --------
  Total current liabilities                 11,675          13,475        13,475        13,475        13,475

Other liabilities                            3,601           3,601         3,601         3,601         3,601
Deferred Taxes                                  --              --            --            --            --
Senior Debt                                 73,346          72,898        72,450        72,001        71,553
Heller Debt                                 40,224          36,828        35,120        33,274        31,286
Bridge Financing                                --              --            --            --            --
Senior Secured Notes                        40,250          40,250        40,250        40,250        40,250
Junior Secured Notes                        12,628          12,999        13,369        13,752        14,135
Senior Subordinated Debt                        --              --            --            --            --
                                          --------        --------      --------      --------      --------
  Total liabilities                        181,724         180,051       178,265       176,353       174,299


Shareholders' equity:
 Old Common Stock                               --              --            --            --            --
 New Common Stock                              125             125           125           125           125
 Additional Paid-In Capital                 32,674          32,674        32,674        32,674        32,674
 Retained earnings                              --             851         1,875         3,026         4,318
                                          --------        --------      --------      --------      --------
  Total shareholders' equity                32,799          33,650        34,675        35,825        37,117
                                          --------        --------      --------      --------      --------
Total liab. & shareholders' equity        $214,523        $213,701      $212,939      $212,178      $211,417
                                          ========        ========      ========      ========      ========
         check                               0.000           0.000         0.000         0.000         0.000

                                         12/31/03       12/31/04        12/31/05        12/31/06
                                         --------       --------        --------        --------
ASSETS

Current assets:
 Cash                                   $   5,000      $   5,000       $   6,166       $  18,907
 Accounts receivable                        3,186          3,280           3,384           3,490
 Prepaid expenses                           2,205          2,205           2,205           2,205
 Other current assets                       3,121          3,121           3,121           3,121
                                        ---------      ---------       ---------       ---------
  Total current assets                     13,512         13,606          14,875          27,723
Capitalized Fees & Expenses                    20            (97)           (103)           (110)
Restricted cash                             8,474          8,474           8,474           8,474
Property and equipment, net               184,359        181,140         177,797         174,337
Goodwill & other assets, net                1,851          1,851           1,851           1,851
                                        ---------      ---------       ---------       ---------
Total assets                            $ 208,215      $ 204,974       $ 202,894       $ 212,274
                                        =========      =========       =========       =========


LIABILITIES & EQUITY

Current liabilities:
 Accounts payable                       $   2,000      $   2,000       $   2,000       $   2,000
 Accrued real estate tax                    1,985          1,985           1,985           1,985
 Accrued interest expense                     447            447             447             447
 Accrued payroll expense                    2,654          2,654           2,654           2,654
 Other accrued expenses                     2,288          2,288           2,288           2,288
 Litigation settlement payable                 --             --              --              --
 Tenant security deposits                   2,453          2,453           2,453           2,453
 Other current liabilities                  1,649          1,649           1,649           1,649
                                        ---------      ---------       ---------       ---------
  Total current liabilities                13,475         13,475          13,475          13,475

Other liabilities                           3,601          3,601           3,601           3,601
Deferred Taxes                              2,313          5,653           9,998          12,629
Senior Debt                                69,720         67,794          65,732          63,670
Heller Debt                                22,526         11,144              --              --
Bridge Financing                               --             --              --              --
Senior Secured Notes                       40,250         40,250          40,250          40,250
Junior Secured Notes                       15,743         17,461          17,723          17,985
Senior Subordinated Debt                       --             --              --              --
                                        ---------      ---------       ---------       ---------
  Total liabilities                       167,628        159,378         150,779         151,610


Shareholders' equity:
 Old Common Stock                              --             --              --              --
 New Common Stock                             125            125             125             125
 Additional Paid-In Capital                32,674         32,674          32,674          32,674
 Retained earnings                          7,788         12,797          19,315          27,865
                                        ---------      ---------       ---------       ---------
  Total shareholders' equity               40,587         45,596          52,115          60,664
                                        ---------      ---------       ---------       ---------
Total liab. & shareholders' equity      $ 208,215      $ 204,974       $ 202,894       $ 212,274
                                        =========      =========       =========       =========
           check                            0.000          0.000           0.000           0.000

ASSISTED LIVING CONCEPTS, INC.
FRESH START ACCOUNTING ANALYSIS
($ IN THOUSANDS)

                                                         [A]
                                                         PRE-
                                                    CONFIRMATION          LEASE              MEDITRUST          DEBT
                                                       12/31/01         REJECTIONS            BUYBACK        DISCHARGE
                                                       --------         ----------            -------        ---------
ASSETS

     Current assets:
         Cash                                            222,236                                    -         (217,236) [2]
         Accounts receivable                               3,143
         Prepaid expenses                                  2,205
         Other current assets                              3,121
                                                         -------          ------               ------         --------
     Total current assets                                230,705               -                    -         (217,236)

         Capitalized Fees & Expenses                         327
         Restricted cash                                   8,474
         Property and equipment, net                     291,080          (6,147) [17]         23,500
         Goodwill & other assets, net                     15,523            (227) [22]              -           (1,796) [20]
                                                         -------          ------               ------         --------
     Total assets                                        546,110          (6,374)              23,500         (219,032)
                                                         =======          ======               ======         ========

LIABILITIES & EQUITY

     Current liabilities:
         Accounts payable                                    200
         Accrued real estate tax                           1,985
         Accrued interest expense                          4,361                                    -           (3,914) [C]
         Accrued payroll expense                           2,654
         Other accrued expenses                            2,288
         Litigation settlement payable                         -
         Tenant security deposits                        219,689                                    -         (217,236) [D]
         Other current liabilities                         1,649           3,820  [18]              -           (3,820) [E]
                                                         -------          ------               ------         --------
     Total current liabilities                           232,825           3,820                    -         (224,970) [1]

         Other liabilities                                 5,751          (2,150) [19]
         Deferred taxes                                        -
         Senior Debt                                      79,201          (5,855) [16]
         Heller Debt                                      16,724                               23,500
         Bridge Financing                                      -
         New Senior Secured Notes                              -                                    -           40,250  [3]
         New Junior Secured Notes                              -                                    -           12,628  [4]
         Senior Subordinated Debt                        161,250                                    -         (161,250) [1]
                                                         -------          ------               ------         --------
     Total liabilities                                   495,751          (4,185)              23,500         (333,342)

     Shareholders' equity:
         Old Common stock                                    171
         New common stock                                      -                                    -              120  [5]
         Additional paid-in capital                      144,212                                    -           31,367  [6]
         Retained earnings                               (94,024)         (2,189) [15]              -           82,823  [7]
     Total shareholders' equity                           50,359          (2,189)                   -          114,310
                                                         -------          ------               ------         --------
     Total liab. & shareholders' equity                  546,110          (6,374)              23,500         (219,032)
                                                         =======          ======               ======         ========

                                                       EXCHANGE              FRESH                REORGANIZED
                                                       OF STOCK              START                  12/31/01
                                                       --------              -----                  --------
ASSETS

     Current assets:
         Cash                                                                                           5,000
         Accounts receivable                                                                            3,143
         Prepaid expenses                                                                               2,205
         Other current assets                                                                           3,121
                                                       --------           ---------               -----------
     Total current assets                                     -                   -                    13,469

         Capitalized Fees & Expenses                                                                      327
         Restricted cash                                                                                8,474
         Property and equipment, net                                       (118,031) [14]             190,402
         Goodwill & other assets, net                                       (11,649) [13]               1,851
                                                       --------           ---------               -----------
     Total assets                                             -            (129,681)                  214,523
                                                       ========           =========               ===========

LIABILITIES & EQUITY

     Current liabilities:
         Accounts payable                                                                                 200
         Accrued real estate tax                                                                        1,985
         Accrued interest expense                                                                         447
         Accrued payroll expense                                                                        2,654
         Other accrued expenses                                                                         2,288
         Litigation settlement payable                                                                      -
         Tenant security deposits                                                                       2,453
         Other current liabilities                                                                      1,649
                                                       --------           ---------               -----------
     Total current liabilities                                -                   -                    11,675

         Other liabilities                                                        -  [21]               3,601
         Deferred taxes                                                                                     -
         Senior Debt                                                                                   73,346
         Heller Debt                                                                                   40,224
         Bridge Financing                                                                                   -
         New Senior Secured Notes                                                                      40,250
         New Junior Secured Notes                                                                      12,628
         Senior Subordinated Debt                                                                           -
                                                       --------           ---------               -----------
     Total liabilities                                        -                   -                   181,724

     Shareholders' equity:
         Old Common stock                                  (171) [8]                                        -
         New common stock                                     5  [9]                                      125
         Additional paid-in capital                         166  [10]      (143,071) [11]              32,674
         Retained earnings                                                   13,390  [12]                   -
                                                       --------           ---------               -----------
     Total shareholders' equity                               -            (129,681)                   32,799
                                                       --------           ---------               -----------
     Total liab. & shareholders' equity                       -            (129,681)                  214,523
                                                       ========           =========               ===========

ASSISTED LIVING CONCEPTS, INC.
FRESH START ACCOUNTING ANALYSIS
($ IN THOUSANDS)

New Capital Structure:                                                       Goes to:
Senior secured notes                   40,250         100%      40,250      Unsecureds
Junior secured notes at 13% yield      12,628 [F]     100%      12,628      Unsecureds
New Common stock                       32,799 [B]      96%      31,487      Unsecureds
                                                      4.0%       1,312      Old Equity


Senior Debt                  unimpaired
Heller                       unimpaired      Surviving Interest Bearing Debt        166,448
Bridge financing (HUD)       unimpaired      Assumed Equity Value                    32,799
                                                                                    -------
Trade Creditors              unimpaired      Implied Enterprise Value               199,248 [G]
                                                                                    =======
General Unsecured            impaired
Subordinated Debentures      impaired

NOTES:

[A] The planned confirmation date will be approximately 12/31/01; In addition, prepetition liabilities subject to compromise have not been segregated. SOP 90-7 would require such prepetition liabilities subject to compromise to be segregated and identified accordingly. For purposes of this analysis it is assumed that Fresh Start accounting will apply to the Debtor entities as well as all Non-Debtor entities.

[B] Assumes 12.5 million shares of $0.01 par value common stock.

[C] Amount is assumed to represent projected accrued interest as of September
    30, 2001 on convertible subordinated debentures.

[D] Amount represents pro rata share of tenant security deposits associated with 6 rejected properties ($2.53 million per 7/31/01 trial balance for 70 leased properties). The pro rata share is approximately $217,236 ($36,206 per facility for 6 facilities).

[E] Amount represents the lease rejection claims to be discharged with general unsecured claims.

[F] Amount represents a $15,250 junior note that has been discounted due to a 8%
    PIK provision for the first 3 years and 12% interest for the remainder.

[G] Based on discounted cash flow analysis of the projections using a 12.5% discount rate and 7.5x exit multipe/3.0% constant growth rate.

ASSISTED LIVING CONCEPTS, INC.
FRESH START ACCOUNTING ANALYSIS
ADJUSTING ENTRIES
($ IN THOUSANDS)

LEASE REJECTIONS (After petition date, before plan confirmation)                      DEBIT                  CREDIT
----------------------------------------------------------------                      -----                  ------

Restructuring Costs                                                                   2,999  [15]
Other Non-Current Liabilities (straight line rent expense)                              727  [19]
Other Non-Current Liabilities (deferred gain on REIT sales)                           1,423  [19]
         PP&E (Leasehold improvements)                                                                      1,132  [17]
         Lease rejection claims                                                                             3,820  [18]
         Lease security deposits                                                                              198  [22]
                                                                                      ---------------------------
                                                                                      5,149                 5,149

RETURN OF MORTGAGED PROPERTIES (After petition date, before plan confirmation)


Senior Debt (Returned NHP Mortgages)                                                  5,855  [16]
         PP&E (NHP Properties)                                                                              5,015  [17]
         Other Non-Current Assets (Deferred Financing Costs)                                                   29  [20]
         Gain on Debt Discharge (NHP Mortgages)                                                               811  [15]

                                                                                      ---------------------------
                                                                                      5,855                 5,855

NOTES:

[16] The adjustment to senior debt represents the outstanding debt balance per the July 31, 2001 trial balance for two NHP mortgage properties that are to be turned back to NHP in accordance with the preliminary plan.

[17] The adjustment to PP&E represents the net book value of PP&E per the July
     31, 2001 trial balance adjusted for depreciation through December 31, 2001 for the leases to be rejected as proposed by management and the net book value for the two NHP mortgages to be turned back. The NHP properties are assumed to be turned back in full satisfaction of the debt due.

[18] Lease rejection claims represents the maximum potential court obligations for the proposed lease rejections, including the LTC claim.

[19] Deferred liabilities related to straight line rent and deferred gains on REIT sales required under GAAP are adjusted for those leases rejected.

[20] Deferred financing costs recorded as assets related to debt are adjusted when discharged.

[21] Fair market value of leases undetermined.

[22] Lease security deposits for rejected leases are netted against the calculated lease rejection claims.


DEBT DISCHARGE (On plan confirmation date)                                            DEBIT                  CREDIT
------------------------------------------                                            -----                  ------
Prepetition Liabilities                                                              386,220  [1]
         Other Non-Current Assets (Deferred Financing Costs)                                                 1,796  [20]
         Cash (To pay off Tenant Security Deposits)                                                        217,236  [2]
         New Senior Secured Notes                                                                           40,250  [3]
         New Junior Secured Notes                                                                           12,628  [4]
         New Common Stock (see calculation below)                                                              120  [5]
         Additional Paid-In Capital (see calculation below)                                                 31,367  [6]
         Gain on Debt Discharge                                                                             82,823  [7]
                                                                                     -----------------------------
                                                                                     386,220               386,220


[2] Tenant deposits on rejected/closed facilities are assumed to be paid as a priority claim at confirmation.


EXCHANGE OF STOCK (On plan confirmation date)
---------------------------------------------
Old Common Stock                                                                           171  [8]
         New Common Stock (see calculation below)                                                                5  [9]
         Additional Paid-In Capital (see calculation below)                            144,212  [10]       144,378  [10]
                                                                                       ---------------------------
                                                                                       144,383             144,383


FRESH START (On plan confirmation date)

Additional Paid-In Capital (see calculation below)                                     143,071  [11]
         Retained Earnings                                                                                  13,390  [12]
         Goodwill                                                                                            4,493  [13]
         Other Non-Current Assets (Deferred Financing Costs)                                                 7,156  [13]
         Other Non-Current Liabilities (over market value lease payments)                                        -  [21]
         Property, plant and equipment                                                                     118,031  [14]
                                                                                       ---------------------------
                                                                                       143,071             143,071

ASSISTED LIVING CONCEPTS, INC.
FRESH START ACCOUNTING ANALYSIS
ADJUSTING ENTRIES
($ IN THOUSANDS)

DETAIL CALCULATIONS SUPPORTING ENTRIES:
---------------------------------------
         New Common stock at par value                                                   $      0.01
         Total number of shares                                                           12,500,000
                                                                                         -----------
         Total par value of new common stock                                             $       125


         Debt Discharge pro rata share of new equity                         96.0%            32,799       31,487
         Less: par value common stock 96%                                                                     120
                                                                                                         --------
         Additional paid-in capital for debt discharge                                                     31,367

      ** Exchange of stock pro rata share                                     4.0%                       $      5
         Additional paid-in capital for stock exchange                                                    144,378

         Net: Additional paid-in capital balance before fresh start                                                     175,745
         Less: Total additional paid-in capital value:
         Total assumed equity value                                                                        32,799
         Less: Total common stock par value                                                                   125
                                                                                                         --------
                                                                                                                         32,674
                                                                                                                        -------
         Adjustment to paid-in capital for fresh start                                                                  143,071

** The preliminary draft sheet includes a stratified percent (5%, 4% or 3%) of total equity depending on timeliness of plan confirmation versus a set 4% of total equity. For this analysis, 4% is assumed.

ASSISTED LIVING CONCEPTS, INC.
DISCOUNTED CASH FLOW ANALYSIS
($ IN MILLIONS)

                                                                                       MULTIPLES MODEL
                                                   --------------------------------------------------------------------------------
                                                   ANNUALIZED          PROJECTED FISCAL YEAR ENDED DECEMBER 31,
                                                  PF RUN-RATE      -------------------------------------------------       TERMINAL
                                                    Q2 2001        2002      2003        2004       2005        2006        PERIOD
                                                    -------        ----      ----        ----       ----        ----        ------
OPERATING MODEL:
EBITDA                                                $19.8      $  22.8   $  24.1     $  26.1    $  28.6     $  31.1      $  31.1
Dep. & Amort.                                                       11.3      11.5        11.8       12.0        12.3
                                                                  ------    ------      ------     ------      ------
EBIT                                                                11.5      12.6        14.4       16.5        18.8
Taxes (@ 40%)                                                        4.6       5.0         5.7        6.6         7.5
                                                                  ------    ------      ------     ------      ------
Debt-free Net Income                                                 6.9       7.6         8.6        9.9        11.3

add: Dep. & Amort.                                                  11.3      11.5        11.8       12.0        12.3
(less): Capital Expenditures                                        (2.3)     (2.4)       (2.5)      (2.7)       (2.8)
add/(less): Working Capital Changes                                  1.8      (0.0)       (0.1)      (0.1)       (0.1)
                                                                  ------    ------      ------     ------      ------
Distributable Cash Flow                                             17.7      16.6        17.8       19.2        20.7
Discount Period                                                      0.5       1.5         2.5        3.5         4.5          5.0
Discount Rate/Factor                                  12.5%       0.9428    0.8381      0.7449     0.6622      0.5886       0.5549
Exit Multiple or Growth Rate/Terminal Value            7.5x                                                                  233.0
                                                                  ------    ------      ------     ------      ------       ------
Present Values                                                     $16.7     $13.9       $13.2      $12.7       $12.2       $129.3



Sum of Discrete Present Values                        $68.7
Present Value of Terminal Value                       129.3
                                                    -------
Implied Enterprise Value                            $ 198.0
Less Secured Debt                                    (113.6)
Less Senior Secured Notes                             (40.3)
Less Junior Secured                                   (12.6)
                                                    -------
Implied Equity Value                                  $31.5
                                                    =======
Implied Run-Rate Multiple                             10.0x


AVERAGE ENTERPRISE VALUE                            $ 199.2
AVERAGE EQUITY VALUE                                $  32.8


                                                                                  CONSTANT GROWTH MODEL
                                                    --------------------------------------------------------------------------------
                                                    ANNUALIZED           PROJECTED FISCAL YEAR ENDED DECEMBER 31,
                                                   PF RUN-RATE      -----------------------------------------------        TERMINAL
                                                     Q2 2001        2002      2003       2004       2005       2006         PERIOD
                                                     -------        ----      ----       ----       ----       ----         ------
OPERATING MODEL:
EBITDA                                                 $19.8      $  22.8   $  24.1    $  26.1    $  28.6    $  31.1
Dep. & Amort.                                                        11.3      11.5       11.8       12.0       12.3
                                                                   ------    ------     ------     ------     ------
EBIT                                                                 11.5      12.6       14.4       16.5       18.8
Taxes (@ 40%)                                                         4.6       5.0        5.7        6.6        7.5
                                                                   ------    ------     ------     ------     ------
Debt-free Net Income                                                  6.9       7.6        8.6        9.9       11.3

add: Dep. & Amort.                                                   11.3      11.5       11.8       12.0       12.3
(less): Capital Expenditures                                         (2.3)     (2.4)      (2.5)      (2.7)      (2.8)
add/(less): Working Capital Changes                                   1.8      (0.0)      (0.1)      (0.1)      (0.1)
                                                                   ------    ------     ------     ------     ------
Distributable Cash Flow                                              17.7      16.6       17.8       19.2       20.7           21.3
Discount Period                                                       0.5       1.5        2.5        3.5        4.5            4.5
Discount Rate/Factor                                               0.9428    0.8381     0.7449     0.6622     0.5886         0.5886
Exit Multiple or Growth Rate/Terminal Value             3.0%                                                                  223.9
                                                                   ------    ------     ------     ------     ------         ------
Present Values                                                      $16.7     $13.9      $13.2      $12.7      $12.2        $ 131.8

                                                                                              Implied Exit Multiple             7.2x


Sum of Discrete Present Values                         $68.7
Present Value of Terminal Value                        131.8
                                                      ------
Implied Enterprise Value                              $200.5
Less Secured Debt                                     (113.6)
Less Senior Secured Notes                              (40.3)
Less Junior Secured                                    (12.6)
                                                      ------
Implied Equity Value                                   $34.1
                                                      ======
Implied Run-Rate Multiple                              10.1x


AVERAGE ENTERPRISE VALUE
AVERAGE EQUITY VALUE

                                                                       EXHIBIT H


                             PLAN SUPPORT AGREEMENT

                  This Plan Support Agreement ("Agreement"), dated as of September 28, 2001, is entered into by and among Assisted Living Concepts, Inc. ("ALC"), Carriage House Assisted Living, Inc. ("Carriage House, and together with ALC, the "Company"), the undersigned subsidiaries and affiliates of ALC (the "Non-Filing Subsidiaries") and the undersigned holders ("Consenting Holders") of the Company's $86,250,000, 6% Convertible Subordinated Debentures due 2002 (the "6% Notes") and $75,000,000, 5.625% Convertible Subordinated Debentures due 2003 (the "5.625% Notes," and collectively with the 6% Notes, the "Notes").

                  WHEREAS, pursuant to an Indenture dated as of October 24, 1997 (the "6% Notes Indenture"), ALC issued the 6% Notes;

                  WHEREAS, pursuant to an Indenture dated as of April 13, 1998 (the "5.625% Notes Indenture," and collectively with the "6% Notes Indenture," the "Indentures"), ALC issued the 6% Notes;

                  WHEREAS each Consenting Holder is a direct holder of the Notes or is an investment manager or advisor for certain discretionary accounts that are holders or beneficial owners of the Notes, in either case in the principal amount set forth on the signature page hereto with respect to such Consenting Holder;

                  WHEREAS, certain of the Consenting Holders have formed an ad hoc committee for the purpose of negotiating with the Company (the "Noteholders Committee") and have engaged Milbank, Tweed, Hadley & McCloy LLP ("Milbank") as legal counsel and Chanin Capital Partners ("Chanin") as financial advisors;

                  WHEREAS, the Company and the Noteholders Committee have engaged in good faith negotiations with the objective of reaching an agreement with regard to a financial reorganization of the Company;

                  WHEREAS, the Company and the Consenting Holders now desire to implement a financial restructuring of the Company on the terms set forth in this Agreement and in the Term Sheet ("Term Sheet") attached hereto as Schedule 1 (the "Financial Restructuring");

                  WHEREAS, in order to implement the Financial Restructuring, the Company has determined: (i) to commence cases for the Company (collectively, the "Chapter 11 Cases") under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware or another district acceptable to the Company and the Committee (the "Bankruptcy Court"); (ii) to prepare and file in the Chapter 11 Cases concurrently with their commencement a plan of reorganization (the "Plan") and accompanying disclosure statement (the "Disclosure Statement") for the purpose of implementing the Financial Restructuring in accordance with this Agreement and the Term Sheet; and (iii) to have the Disclosure Statement approved and Plan confirmed by the Bankruptcy Court in accordance with the timetable provided herein; and

                  WHEREAS, ALC has (or, as of the date the Chapter 11 Cases are commenced (the "Petition Date") will have) obtained from T and F Properties, L.P., Health Care Properties, Inc., Transatlantic Capital LLC and Heller Healthcare Financial waivers with respect to any defaults that will exist as of the Petition Date under their contracts or leases with the Non-Filing Subsidiaries, or that will arise as a result of the commencement of the Chapter 11 Cases, and the Company represents and warrants that no other material defaults will arise under contracts or leases of the Non-Filing Subsidiaries as a result of the commencement of the Chapter 11 Cases;

                  WHEREAS, as a result of having obtained said waivers or releases, the Non-Filing Subsidiaries will not commence chapter 11 cases;

                  WHEREAS, each of the Consenting Holders is prepared to commit to vote its claims (as defined in the Bankruptcy Code) arising under the Notes held by such Consenting Holder (for each such Consenting Holder, the "Note Claims") and the amount of any other claim(s) against the Company that any Consenting Holder may hold, as of the Petition Date, in a capacity other than as a holder of Notes, to accept the Plan, subject to the terms and conditions of this Agreement and the Term Sheet;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Non-Filing Subsidiaries and the Consenting Holders agree as follows:

         1. Restriction on Transfer. Each Consenting Holder agrees that, so long as this Agreement has not been terminated in accordance with Paragraph 7 hereof, it will not sell, transfer or assign any of its Notes or Note Claims unless the transferee thereof agrees in writing to be bound by all the terms of this Agreement (the "Transferee Agreement"). The Consenting Holder shall deliver the Transferee Agreement to the Company within five business days after the sale, transfer or assignment, as appropriate, of any of its Notes or Note Claims. The provisions of this paragraph are for the benefit of the Company and each Consenting Holder. Any failure by LTC Healthcare, Inc., LTC Properties, Inc., or National Health Investors, Inc. to obtain and deliver to the Company a Transferee Agreement in connection with any transfer of Notes or Note Claims by such entity shall render such transfer null and void.

         2. Preparation of Restructuring Documents. As set forth in the Term Sheet, the Company shall deliver to the Consenting Holders for their review and approval the Plan, the Disclosure Statement, any motions that the Company intends to file and have heard by the Bankruptcy Court within the first days following the commencement of the Chapter 11 Cases, the Bankruptcy Court orders to be prepared in connection therewith, and all other documents or agreements to be executed or implemented in connection therewith, or otherwise contemplated by, the Financial Restructuring, each of which documents and agreements shall be consistent in all material respects with this Agreement and the Term Sheet (collectively, the "Restructuring Documents"). The Company shall coordinate with the Consenting Holders in preparing the Restructuring Documents and shall afford Milbank a reasonable opportunity to review and comment upon the Restructuring Documents prior to their filing with the Bankruptcy Court (as further described in the Term Sheet). The Company and the Consenting Holders agree that (a) the negotiation of this Agreement and the attached Term Sheet, and (b) the delivery of any information by the Company to the Consenting Holders in connection with this Agreement and the attached Tern Sheet are not intended by the Company to be a solicitation of the Consenting Holders' approval of any plan of reorganization within the meaning of Section 1125 of the Bankruptcy Code. The Company and the Consenting Holders further agree that this Agreement is not a financial accommodation contract that would be unenforceable under Section 365(c)(2) of the Bankruptcy Code, and each agrees not to take any contrary position in the Chapter 11 Cases.

         3. Covenants Regarding Timetable. The Company and the Consenting Holders, as applicable, each agree that it will take all reasonable steps necessary and desirable to adhere to the timetable set forth in the Term Sheet for the delivery of documents, the commencement of the Chapter 11 Cases, the filing of the Plan and Disclosure Statement, the scheduling of hearings to approve the Disclosure Statement and confirm the Plan and the occurrence of the Effective Date of the Plan.

         4. Certain Other Covenants. The Company and the Non-Filing Subsidiaries agree that they shall take all reasonable steps necessary and desirable to obtain any and all required regulatory and/or third party approvals for the Financial Restructuring.

         5. Voting. Provided that no Agreement Termination Event (as defined below) has occurred each Consenting Holder agrees that it shall timely vote (or shall cause or instruct any custodial agent to so vote) its Note Claims, and any other claims against the Company that it might possess, to accept the Plan and shall not revoke or withdraw such vote.

         6. Support of the Financial Restructuring; Additional Covenants. As long as this Agreement has not been terminated in accordance with Paragraph 7 hereof, the Company will take all necessary and appropriate actions to achieve confirmation of the Plan, including, upon approval of the Disclosure Statement by the Bankruptcy Court, recommending to the holders of claims and interests impaired under the Plan that they vote to approve the Plan. As long as this Agreement has not been terminated in accordance with Paragraph 7 hereof, neither the Company nor any Consenting Holder will (a) object to confirmation of the Plan or otherwise commence or support in any way any proceeding to oppose or alter the Plan or any of the Restructuring Documents in any way inconsistent with this Agreement or the Term Sheet; (b) vote for, support or participate in the formulation of any plan of reorganization or liquidation for the Company or any of the Non-Filing Subsidiaries other than the Plan; (c) seek, solicit, support or encourage any plan other than the Plan, or any sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of the Non-Filing Subsidiaries; (d) object to the Disclosure Statement or the solicitation of consents to the Plan; or (e) take any other action that is inconsistent with or be in derogation of this Agreement, the Term Sheet or the Plan or that would delay confirmation of the Plan. Notwithstanding the foregoing or anything else in this Agreement to the contrary, no Consenting Holder shall be barred from objecting to (x) approval of the Disclosure Statement if such Disclosure Statement contains a material misstatement or omission or fails to contain adequate information for the purposes of Bankruptcy Code Section 1125 or other applicable law, or (y) confirmation of the Plan, or approval, execution or implementation of any Restructuring Document, if such Plan or Restructuring Document contains terms that are materially inconsistent with this Agreement or the Term Sheet. In addition, except as expressly provided herein, nothing herein is intended to, or does, in any manner, waive, limit, impair, or restrict the ability of any Consenting Holder to take steps to preserve and assert its claims against the Company.

         7. Termination of Agreement. This Agreement shall terminate automatically upon the occurrence of any "Agreement Termination Event" (as hereinafter defined), unless the occurrence of such Agreement Termination Event is waived in writing by the Consenting Holders. If any Agreement Termination Event occurs (and has not been so waived) at the time when permission of the Bankruptcy Court shall be required for the Consenting Holders to change or withdraw (or cause to be changed or withdrawn) their votes to accept the Plan, neither the Company or the Non-Filing Subsidiaries shall oppose any attempt by any of the Consenting Holders to change or withdraw (or cause to be changed or withdrawn) such votes at such time. Upon the occurrence of an Agreement Termination Event, each Consenting Holder, the Company and each Non-Filing Subsidiary shall have all rights that are available to it under the Notes, the Indentures, applicable law or otherwise, including, without limitation, the right to take action on account of any then existing default under the Notes or Indentures.

                  An "Agreement Termination Event" shall mean any of the following:

                  (a) The Chapter 11 Cases to implement the Financial Restructuring are not commenced in accordance with the timetable contained in the Term Sheet;

                  (b) The Company does not, upon commencement of the Chapter 11 Cases, request that the Bankruptcy Court schedule hearings to: (1) approve the disclosure statement by no later than 30 days after the Petition Late; and (2) confirm the plan by no later than 75 days after the Petition Date;

                  (c) All of the members of the Noteholders Committee as of the date of this Agreement (the "Initial Consenting Holders") provide written notice (a "Termination Notice") to the Company that the Plan or any of the Restructuring Documents as filed by the Company or approved in the Chapter 11 Cases contains any term that is inconsistent in any material respect with the Financial Restructuring contemplated by and provided for in this Agreement or the Term Sheet, or has been modified, amended or replaced in any respect that makes it inconsistent in any material respect with this Agreement or the Term Sheet; provided, however, that no Agreement Termination Event shall occur if, within 5 business days of delivery of a Termination Notice, the Company cures any such inconsistencies to the satisfaction of the Initial Consenting Holders;

                  (d) The Effective Date of the Plan has not occurred on or before February 28, 2002;

                  (e) The Company or any Initial Consenting Holder breaches any other provision of this Agreement;

                  (f) The Chapter 11 Case of the Company is converted to a case under chapter 7 of the Bankruptcy Code;

                  (g) A chapter 11 trustee is appointed in the Chapter 11 Case;

                  (h) The Company suffers an Event of Default under the DIP Facility and such Event of Default has not been waived or cured in accordance with the terms of the DIP Facility;

                  (i) Any (a) written representation or warranty by the Company or its advisors, (b) representation or warranty by Jim Nicol, Drew Miller or Sandra Campbell, or (c) representation or warranty by any members of the Company's Board of Directors in meetings between the Company, the Board of Directors and the Noteholders Committee, in all cases made to the Noteholders Committee or its representatives, or in connection with this Agreement or the Term Sheet (including without limitation representations relating to the Company's financial performance), is false or misleading in any material respect when made; or

                  (j) A material adverse change occurs or is discovered with respect to the assets, liabilities, business operations or financial condition of the Company or any of the Non-Filing Subsidiaries after the date of this Agreement, but not including, however, any material adverse change that occurs solely by reason of the filing of the Chapter 11 Case.

         8. Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled, in addition to any other remedies, to the remedy of specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting a bond or other security in connection with such equitable relief.

         9. Good Faith Negotiation of Restructuring Documents. The Company and each Consenting Holder covenants and agrees to negotiate in good faith the Restructuring Documents, which the Company covenants will be, in all material respects, consistent with this Agreement and the Term Sheet.

         10. Representations and Warranties. The Company and each Non-Filing Subsidiary, on the one hand, and each of the Consenting Holders, on the other, represents and warrants to the other that the following statements are true, correct and complete as of the date hereof:

                  (a) Corporate Power and Authority. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

                  (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part, and the Company and each of the Non-Filing Subsidiaries further represents that the Financial Restructuring, this Agreement and the attached Term Sheet have been approved in writing by the Boards of Directors or similar governing bodies of the Company and the Non-Filing Subsidiaries;

                  (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or by-laws or partnership agreements or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party or under its certificate of incorporation or by-laws and which has not been waived as of the date hereof; except however that the fling of the Chapter 11 Cases, and the implementation of the Financial Restructuring, may constitute events of default under certain of the Company's contracts.

                  (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission, in connection with the commencement of the Chapter 11 Cases and the approval of the Disclosure Statement and confirmation of the Plan, and

                  (e) Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         11. Employment, Consulting and Other Contracts. The Company shall not enter into or assume (as that term is used in Section 365 of the Bankruptcy
Code) any employment, consulting or similar contracts ("Employment Contracts") without the prior agreement of the Noteholders Committee; provided, however, that the Company shall be permitted to enter into or assume any Employment Contract the term of which is not more than six months and that provides for aggregate compensation of not more than $50,000.

         12. Further Acquisition of Securities. This Agreement shall in no way be construed to preclude any of the Consenting Holders from acquiring additional Notes. However, any and all rights and claims obtained by a Consenting Holder with respect to, on account of or pursuant to any subsequently acquired Notes shall automatically be deemed to be Note Claims and to be subject to the terms of, and the obligations of such Consenting Holder under, this Agreement and the Term Sheet.

         13. Effectiveness; Amendments. This Agreement shall not become effective and binding on the parties hereto unless and until counterpart signature pages to this Agreement have been executed and delivered by the Company, the Non-Filing Subsidiaries and the undersigned Consenting Holders. Once effective, this Agreement may not be modified, amended or supplemented except in writing signed by the Company, the Non-Filing Subsidiaries and the undersigned Consenting Holder.

         14. Disclosure of Individual Holdings. Prior to the commencement by the Company of the Chapter 11 Cases, and unless required by applicable law or regulation, neither the Company nor the Non-Filing Subsidiaries or their respective representatives shall disclose the holdings of Note Claims of any of the Consenting Holders without the prior written consent of such Consenting Holder. If disclosure is so required by law or regulation, the Company and the Non-Filing Subsidiaries shall afford each of the Consenting Holders a reasonable opportunity to review and comment upon any such disclosure prior to the making such disclosure. The foregoing shall not prohibit the Company from disclosing the approximate aggregate holdings of Notes of all Consenting Holders.

         15. Accredited Investors. Each Consenting Holder represents that (a) it is a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in owning and investing in securities similar to the Notes held by such Consenting Holder to evaluate properly the transactions contemplated by this Agreement and it has made its own analysis and decision to enter in this Agreement; and (b) it is an "accredited investor" within the meaning of Section 2(a)(15) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         16. Impact of Appointment to Creditors Committee. Notwithstanding anything herein to the contrary, in the event that any Consenting Holder is appointed to and serves on a committee of creditors in the Company's Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Holder's exercise, in its sole discretion, of its fiduciary duties, if any, to any person or entity arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that the fact of such service on such committee (a) shall not otherwise affect the continuing validity or enforceability of this Agreement and (b) shall not modify or limit the obligations of such individual Consenting Holder to vote its Subject Claims to accept the Plan, provided that no Agreement Termination Event has occurred and this Agreement remains in effect.

         17. Official Unsecured Creditors Committee. In conjunction with the Chapter 11 Case and pursuant to either Sections 1102(a)(1) or (a)(2) of the Bankruptcy Code, the Company shall support the appointment of an official committee comprised of Consenting Holders and such other holders of unsecured claims as may be appointed by the Office of United States Trustee (the "Official Committee"). The Official Committee shall, subject to compliance with the applicable provisions of the Bankruptcy Code, be entitled to retain Milbank and Chanin to represent the Official Committee and assist in the prosecution of the Plan anal related matters. In the event that the Official Committee does not retain Milbank or Chanin, the Company shall actively support the approval, under
Section 503(b) of the Bankruptcy Code, of the payment of the reasonable costs and fees incurred by Milbank and Chanin on behalf of the Noteholders Committee.

         18. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oregon without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the U. S. District Court sitting in Portland Oregon. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Company's Chapter 11 Case, each of the parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

         19. Fees and Expenses. The Company shall perform and shall not terminate its fee agreements with Milbank and Chanin except as otherwise provided in the applicable engagement agreements. Five (5) business days prior to the date that the Company commences the Chapter 11 Cases, the Company shall pay in full any outstanding bills, plus an estimate of unbilled fees and costs up to the filing of the voluntary chapter 11 petition, of Milbank and Chanin; provided that Milbank's invoice(s) shall be accompanied by a written (or electronic) confirmation from Milbank that the Consenting Holders have approved payment of such invoice. Such confirmation shall simultaneously be delivered to the Consenting Holders. If any party brings an action against any other party based upon a breach by such other party of its obligations under this paragraph, the prevailing party shall be entitled to all reasonable expenses incurred, including reasonable attorneys', accountants' and financial advisors' fees in connection with such action.

         20. Notices. All notices and consents hereunder shall be in writing aid shall be deemed to have been duly given if personally delivered by courier service, messenger, or telecopy, or initially deposited in the mails, by certified or registered mail, postage prepaid return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

                  (a) if to the Company, to:
                      Assisted Living Concepts, Inc.
                      11835 NE Glenn Widing Drive, Building E
                      Portland, Oregon 97220-9057
                      Fax: (503) 252-6233
                      Attention: Wm. James Nicol

                      With a copy (which shall not constitute service) to:

                      Latham & Watkins
                      633 West Fifth Street
                      Los Angeles, California 90071
                      Fax: (213) 891-8763
                      Attention: Robert A. Klyman

                  (b) if to any Consenting Holder, to such Consenting Holder at the address and fax number shown for such holder on the applicable signature page hereto, to the attention of the person who has signed this Agreement on behalf of such holder,

                      With a copy to:

                      Milbank, Tweed, Hadley & McCloy LLP
                      601 S. Figueroa St., 30th Floor
                      Los Angeles, CA 90017
                      Fax: (213) 629-5063
                      Attention: Thomas R. Kreller, Esq.
                      Attention: David B. Zolkin, Esq.

         21. Survival. Notwithstanding the sale of its Note Claims in accordance with Paragraph 1 hereof or the termination of the Consenting Holders' obligations hereunder in accordance with Paragraph 7 hereof, the Company and the Non-Filing Subsidiaries' obligations and agreements set forth in Paragraphs 8, 14, 18, 19, 22 and 32 hereof shall survive such termination and shall continue in full force and effect.

         22. Reservation of Rights. This Agreement and the Term Sheet are part of a proposed settlement of a dispute among the parties hereto. Except as expressly provided in this Agreement and the Term Sheet: (a) nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of the Company, the Non-Filing Subsidiaries each Consenting Holder and any trustee under the Notes and Indentures to protect and preserve its rights, remedies and interests, including without limitation, its claims against the other; and (b) nothing contained herein effects a modification of the rights of the Company, the Non-Filing Subsidiaries and the Consenting Holders or any trustee under the Notes and Indentures, unless and until the Plan is confirmed and the Financial Restructuring becomes effective. If the transactions contemplated herein are not consummated, or if this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

         23. Representation by Counsel. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Agreement against such party based upon lack of legal counsel, shall have no application and is expressly waived.

         24. Consideration. It is hereby acknowledged by the parties hereto that, other than the Company's and the Non-Filing Subsidiaries' agreements, covenants, representations and warranties, as more particularly set forth herein and in the Term Sheet, no consideration shall be due or paid to the Consenting Holders for their agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement.

         25. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for the tender or exchange of the Notes, a solicitation for waivers to the Notes or the Indenture, or a solicitation for consents to the Plan. The acceptance of the Consenting Holders will not be solicited until such Parties have received the Disclosure Statement and related ballots, as approved by the Bankruptcy Court.

         26. Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

         27. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives.

         28. Several, Not Joint, Obligations. The agreements, representations and obligations of the Consenting Holders under this Agreement and the Term Sheet are, in all respects, several and not joint.

         29. Prior Negotiations. This Agreement and the Term Sheet constitute the entire agreement and understanding between the parties hereto and supersede all prior discussions, agreements and undertakings, written or oral, of any kind and every nature, with respect to the subject matter hereof. Each party to this Agreement represents that it has read this Agreement and the Term Sheet and has had the terms used herein and the consequences hereof explained to it by legal counsel.

         30. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same.

         31. Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

         32. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto, and no other person or entity shall be a third party beneficiary hereof.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

THE COMPANY

ASSISTED LIVING CONCEPTS, INC.            CARRIAGE HOUSE ASSISTED LIVING, INC.

By:__________________________________     By:__________________________________
Name:                                     Name:
Title:                                    Title:

THE NON-FILING SUBSIDIARIES

ALC IOWA, INC.                               [LIST TO BE CONFIRMED]
                                             ALC MCKINNEY PARTNERS, LP


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

ALC NEBRASKA, INC.                           ALC NEW JERSEY, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

ALC OHIO, INC.                               ALC PARIS PARTNERS, LP


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

ALC PENNSYLVANIA, INC.                       ALC PLANO PARTNERS, LP


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

ASSISTED LIVING CONCEPTS                     DMG NEW JERSEY ALC, INC.
SERVICES, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

DMG OREGON ALC, INC.                         DMG TEXAS ALC PARTNERS, LP


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

HOME AND COMMUNITY CARE, INC.                TEXAS ALC PARTNERS, LP


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

ALC FLORIDA, INC.                            ALC NEVADA MCKINNEY, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

ALC NEVADA PARIS, INC.                       ALC NEVADA PLANO, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:


ALC TEXAS MCKINNEY, INC.                     ALC TEXAS PARIS, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

ALC TEXAS PLANO, INC.                        ALCH NEVADA, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

ALCH TEXAS, INC.                             ALCH TEXAS PARTNERS, LP

By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

ALFH NEVADA, INC.                            ALFH TEXAS, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

ALFH TEXAS PARTNERS, LP                      DMG NEVADA ALC, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

DMG TEXAS ALC, INC.                          ELDER CARE HOME HEALTH
                                             SERVICES INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

NEVADA ALC, INC.                             NEVADA ALF, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

PACESETTER CAPITAL, INC.                     PACESETTER HOME CARE GROUP, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

PACESETTER HOME HEALTH CARE, INC.            PACESETTER HOME HEALTH CARE
                                             OF BLOOMINGTOM, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

PACESETTER HOME HEALTH CARE                  PACESETTER HOSPICE, INC.
OF MADISON, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

PRIME HOME CARE, INC.                        TEXAS ALC, INC.


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:

TEXAS ALF, INC.                              ALF PARTNERS, LP


By: _____________________________            By: _____________________________
Name:                                        Name:
Title:                                       Title:


THE CONSENTING HOLDERS

LTC HEALTHCARE, INC.                         LTC PROPERTIES, INC.

By:  /s/ Andre C. Dimitriadis                By:  /s/ Andre C. Dimitriadis
     Andre C. Dimitriadis                         Andre C. Dimitriadis
     Chairman and Chief Executive                 Chairman and Chief Executive
     Officer                                      Officer


     Address:                                     Address:
     300 Esplanade Dr., #1860                     300 Esplanade Dr., #1860
     Oxnard, California 93030                     Oxnard, California 93030
     Fax:  805-981-8663                           Fax:  805-981-8663

Principal amount of                               Principal amount of

6% Notes:      $____________                      6% Notes:      $____________
5.625% Notes:  $____________                      5.625% Notes:  $____________

SUN TRUST EQUITABLE SECURITIES
FOR THE ACCOUNT OF NATIONAL
HEALTH INVESTORS, INC.

By:  /s/ W. Andrew Adams
     W. Andrew Adams
     President & CEO

     Address:
     National Health Investors, Inc.
     100 Vine Street, Suite 1400
     Oxnard, California 93030
     Fax: (615) 890-0123

Principal amount of


6% Notes:      $____________
5.625% Notes:  $____________

DEEPHAVEN CAPITAL MANAGEMENT

By:  /s/ Shawn Bergerson
     -------------------------------
     Shawn Bergerson
     Senior Vice President

     Address:
     130 Cheshire Lane, Suite 102
     100 Vine Street, Suite 1400
     Minnetonka, Minnesota 55305
     Fax: (952) 249-5563

Principal amount of

6% Notes:      $____________
5.625% Notes:  $____________


JMG CAPITAL PARTNERS                      TRITON CAPITAL INVESTMENTS, LTD.

By:  /s/ Jonathan Glaser                  By: /s/ Jonathan Glaser
     -------------------------------          -----------------------------
     Jonathan Glaser                          Jonathan Glaser
     Managing Member                          Managing Member

     Address:                                 Address:
     1999 Avenue of the Stars, Suite 2530     1999 Avenue of the Stars,
     Los Angeles, California 90067            Suite 2530
     Fax: (310) 201-2759                      Los Angeles, California 90067
                                              Fax: (310) 201-2759


Principal amount of                          Principal amount of

6% Notes:      $____________                 6% Notes:      $____________
5.625% Notes:  $____________                 5.625% Notes:  $____________

JMG CAPITAL MANAGEMENT MONEY
PURCHASE PENSION PLAN

By:  /s/ Jonathan Glaser
     -------------------------------
     Jonathan Glaser
     Managing Member

     Address:
     1999 Avenue of the Stars, Suite 2530
     Los Angeles, California 90067
     Fax: (310) 201-2759

Principal amount of

6% Notes:      $____________
5.625% Notes:  $____________



                                 Insider Holders

                                   SCHEDULE 1

                                   TERM SHEET

                                   TERM SHEET

                               September 27, 2001

INTRODUCTION

The members (the "Noteholders") of the unofficial committee (the "Committee") of holders of the $86,250,000, 6% Convertible Subordinated Debentures due 2002 (the "6% Notes") issued by Assisted Living Concepts, Inc. ("Company" or the "Debtor") pursuant to that Indenture dated as of October 24, 1997 (the "6% Notes Indenture"), and the $75,000,000, 5.625% Convertible Subordinated Debentures due 2003 (the "5.625% Notes," and collectively with the 6% Notes, "Notes") issued by the Company pursuant to that Indenture dated as of April 13, 1998 (the "5.625% Notes Indenture," and collectively with the "6% Notes Indenture," the "Indentures"), as identified in Exhibit 1 hereto, will agree to support a restructuring transaction (the "Transaction") for Company and those subsidiaries identified below ("Subsidiaries"; from time to time referred to collectively with the Company as the "Debtors") that incorporates the terms set forth below.

The terms discussed herein are part of a comprehensive compromise, each element of which is consideration for the other elements and an integral aspect of the proposed restructuring. This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408, California Evidence Code Section 1152, and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. Notwithstanding the foregoing, should Company, its Subsidiaries and the Noteholders successfully negotiate a formal Lock-Up Agreement (the "Agreement"), this Term Sheet shall be incorporated in, form a part of and be subject to the terms and conditions set forth in the Agreement.

TREATMENT OF CLAIMS AND INTERESTS

The Transaction will be consummated by means of the filing of chapter 11 bankruptcy cases before a bankruptcy court in the District of Delaware or other district acceptable to the Company and the Committee, and the confirmation of a plan of reorganization that sets forth the Transaction. The Transaction will provide treatment for claims against and interests in Company and Subsidiaries, including the issuance of new securities, and certain other terms generally as described below. Unless otherwise set forth herein, each class of claims will be satisfied in full by the delivery of the consideration described below upon consummation of the Transaction (the "Effective Date").

The Company will commence chapter 11 cases by filing or by causing the filing of voluntary petitions for relief under chapter 11 of the Bankruptcy Code for at least the following entities by no later than October 1, 2001 (the "Petition Date"): (1) the Company, (2) Carriage House Assisting Living, Inc., and (3) any other Subsidiary whose creditors have not waived all defaults existing as of the Petition Date under contracts or leases or that will arise as a result of the bankruptcy of the Company or a Subsidiary. The bankruptcy petitions shall be filed with a draft disclosure statement and a draft plan of reorganization that are acceptable to the Committee. Upon filing, the Company shall promptly request that the bankruptcy court schedule hearings to: (1) approve the disclosure statement no later than 30 days after the Petition Date, and (2) confirm the plan by no later than 75 days after the Petition Date. The parties will use their best efforts to ensure that the Effective Date occurs on or before January 31, 2002.

TREATMENT of CLAIMS


MORTGAGE DEBT                       The Company and Committee shall jointly
                                    examine the existing mortgage debt on a case by case basis. The Company shall consult with the Committee to determine which mortgage debt should be impaired, unimpaired or refinanced.

HELLER DEBT                         Subject to the terms set forth below, the
                                    debt owed to Heller Healthcare Financing
                                    Inc. ("Heller") shall be either (a)
                                    refinanced upon exit from bankruptcy
                                    pursuant to terms agreeable, to the
                                    Committee or (b) amended or modified, in a manner agreeable to the Committee, through a plan of reorganization. The Committee agrees that such post-petition DIP financing shall not exceed $43.5 million, with $23.5 million to be earmarked to finance the Company's acquisition of the Meditrust properties;
                                    provided, however that if the Company does not acquire the Meditrust properties, the DIP financing shall not exceed $20 million.

                                    In addition, this Term Sheet and the
                                    Agreement are expressly conditioned on the execution of a term sheet agreement between the Company and Heller for the provision by Heller of DIP financing on terms no less favorable to the Company as those terms contained in the Heller draft term sheet dated September 26, 2001.

OREGON TRUST DEED NOTES             The Company and its Subsidiaries will use
WASHINGTON REVENUE BONDS            commercially reasonable efforts to ensure
IDAHO REVENUE BONDS                 that no letters of credit ("L/C") are drawn
OHIO REVENUE BONDS                  down in their entirety ("L/C Draw") by or on
                                    behalf of holders of or the representatives of holders of housing bonds ("Housing
                                    Bonds") that have been issued by or for the benefit of the Company or its Subsidiaries.
                                    With respect to each issue of Housing Bonds, in the event that an L/C Draw does not occur, such Housing Bonds shall remain unimpaired by the Transaction, and debt service will continue to be paid on such Housing Bond obligations in the ordinary course of business. Should an L/C Draw occur, any remaining secured debt associated with the L/C Draw shall be either refinanced on terms agreeable to the Committee or amended or modified, in a manner agreeable to the Committee.

GENERAL UNSECURED CLAIMS            Except as set forth below, on the Effective
                                    Date, holders of allowed general unsecured claims against the Debtors, including allowed general unsecured claims arising from the Notes and from the Debtors' rejection of executory contracts and unexpired leases, shall receive, on a pro rata basis, a combination of new issues of senior secured notes ("New Senior Secured
                                    Notes"), junior secured notes ("New Junior
                                    Secured Notes" and, collectively with the New Senior Secured Notes, "New Notes") and common stock ("New Common Stock") of the restructured Company ("Newco").

TRADE CLAIMS                        Unsecured trade debt will not be impaired
                                    and will be paid in the ordinary course of business.

OLD EQUITY                          Holders of existing equity of the Company
                                    ("Old Equity") shall exchange their Old
                                    Equity for New Common Stock representing 4% of the equity of Newco.


THE NEW NOTES AND NEW COMMON STOCK

   NEW SENIOR SECURED NOTES

      PRINCIPAL AMOUNT              $40,250,000

      COLLATERAL                    Senior security interest in the collateral
                                    pledged for the benefit of the holders of New Notes (the "Note Collateral"), consisting of:

                                       (a) a first security interest in all
                                           presently unencumbered real property
                                           owned by Company and by each
                                           Subsidiary for whom a chapter 11
                                           bankruptcy case is commenced;

                                       (b) a first security interest in all
                                           real property owned by Company and by
                                           each Subsidiary for whom a chapter 11
                                           bankruptcy case is commenced that
                                           becomes unencumbered before or as of
                                           the Effective Date;

                                       (c) a first security interest in
                                           certain real property owned by Home
                                           and Community, Inc. that is or
                                           becomes unencumbered before or as of
                                           the Effective Date; and

                                       (d) to the extent the Note Collateral
                                           has a fair market value (as
                                           calculated below) of less than $75
                                           million, a junior security interest
                                           in all of Heller's collateral (as
                                           defined in that certain exit
                                           financing term sheet between the
                                           Company and Heller, dated September
                                           26, 2001), junior only to Heller's
                                           senior security interests therein,
                                           sufficient such that the Note
                                           Collateral has a fair market value of
                                           at least $75 million.

                                    For purposes of valuing the Note Collateral, fair market value shall be derived using a 6.5x EBITDA multiple with a minimum value for any facility that constitutes part of the Note Collateral of $10,000/unit.

      MATURITY                      Seven years from the Effective Date.


      INTEREST RATES                10.00% per annum, cash pay, payable
                                    semi-annually in arrears.

      AMORTIZATION                  None.

      MANDATORY REDEMPTION          Newco will redeem the New Senior Secured
                                    Notes in whole or in part (on a pro rata basis or by pro rata offer) in cash with the net proceeds from sales of Note Collateral.

      OPTIONAL REDEMPTIONS          Newco must offer to purchase the New Senior
                                    Secured Notes in whole or in part (on a pro rata basis) in cash, with net proceeds of sales of assets other than Note Collateral and Heller collateral, and from net proceeds of refinancings of Note Collateral or other borrowings. In addition Newco, at its option, can redeem all the New Senior
                                    Secured Notes at any time after the
                                    Effective Date in cash.

   COVENANTS                        Standard for this type of security.

NEW JUNIOR SECURED NOTES

   PRINCIPAL AMOUNT                 $15,250,000

   COLLATERAL                       Junior security interest in the Note
                                    Collateral.

   MATURITY                         10 years from the Effective Date.


   INTEREST RATE                    8.00% pay-in-kind (PIK) for the first three
                                    years post Effective Date and thereafter cash pay at 12.00%, payable semi-annually in arrears.

   AMORTIZATION                     None.

   MANDATORY REDEMPTION             Newco will redeem the New Junior Secured
                                    Notes after all New Senior Secured Notes in whole or in part (on a pro rata basis) in cash with the net proceeds from sales of Note Collateral.

   OPTIONAL REDEMPTION              Newco must offer to purchase the New Junior
                                    Secured Notes after extending an offer first to the New Senior Secured Notes in whole or in part (on a pro rata basis) in cash, with net proceeds of sales of assets other than Note Collateral and Heller collateral, and froze net proceeds of refinancings of Note
                                    Collateral or other borrowings. In addition the Newco, at its option, can redeem all the Junior Notes at any time after the Effective
                                    Date in cash provided any outstanding Senior
                                    Notes are redeemed concurrently.

NEW COMMON STOCK                    New Common Stock representing all equity in
                                    Newco not issued to holders of Old Equity.


MANAGEMENT/CORPORATE GOVERNANCE/MISC.

HIRING OF OPERATIONS CONSULTANT     The Company shall immediately employ Senior
                                    Services of America ("Consultant") as an operational consultant on terms and conditions acceptable to the Committee;
                                    provided however that the employment of
                                    Consultant shall not be cause to delay the Petition Date.

MANAGEMENT                          TDB in a manner acceptable to the Committee.

MANAGEMENT INCENTIVES               Management shall receive incentives in the
                                    form of options and other compensation to be determined by NEWCO's Board of Directors.

CORPORATE GOVERNANCE OF NEWCO       Newco's Board of Directors will consist of 7
                                    members, one of whom shall be either Bruce
                                    Toll or Leonard Tannenbaum, one of whom
                                    shall be another member of the Company's existing Board of Directors selected by the Committee, one of whore shall be NEWCO's
                                    Chief Executive Officer, and four of whose shall be designated by the Committee. Newco shall provide a reasonable amount of compensation and Directors and Officers liability insurance coverage for each board member. The Committee shall identify its designated members prior to the disclosure statement hearing.

OTHER MATERIAL TERMS

RESTRUCTURING EXPENSES              The Company and its Subsidiaries will pay
                                    all reasonable expenses of the Committee and its members in connection with the restructuring: including (i) individual
                                    Committee members' reasonable out-of-pocket expenses (excluding attorneys' fees) associated with the negotiation and, to the extent an agreement is reached, facilitation of the anticipated restructuring; (ii) the Committee's professionals' reasonable fees and expenses; and (iii) the reasonable fees and expenses of the Trustee under each Indenture and its counsel.

COMPANY'S COOPERATION IN            The Transaction is conditioned upon the
COMMITTEE'S DUE DILIGENCE           Company's cooperation in the continuing
                                    financial and legal due diligence review by the Committee.

DOCUMENTATION                       All of the documents necessary or
                                    appropriate to facilitate the restructuring of the Company will be in form and substance satisfactory to the Company and the Committee.

MATERIAL CHANGES                    There shall have been no material adverse
                                    change to the assets, liabilities or
                                    business prospects of the Company or its Subsidiaries or in the ability of the Company or its Subsidiaries to perform their respective obligations hereunder. Neither the Company or its Subsidiaries shall engage in transactions outside the ordinary course of business, including the incurrence of any new indebtedness for borrowed money, amend in any negative way any terms of any existing indebtedness for borrowed money or a any payments or transfers to shareholders.

                                   EXHIBIT 1

  MEMBERS OF UNOFFICIAL COMMITTEE OF HOLDERS OF THE $86,250,000 6% CONVERTIBLE
    SUBORDINATED DEBENTURES DUE 2002 END THE $75,000,000, 5.625% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003 ISSUED BY ASSISTED LIVING CONCEPTS, INC.


LTC HEALTHCARE, INC.
LTC PROPERTIES, INC.
SUN TRUST EQUITABLE SECURITIES FOR THE ACCOUNT OF NATIONAL HEALTH INVESTORS,
  INC.
DEEPHAVEN CAPITAL MANAGEMENT
JMG CAPITAL PARTNERS
TRITON CAPITAL INVESTMENTS, LTD
JMG CAPITAL MANAGEMENT MONEY PURCHASE PENSION PLAN
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                                                                       EXHIBIT I
                                                     TO THE DISCLOSURE STATEMENT

                         DESCRIPTION OF THE JUNIOR NOTES

      You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Capitalized terms used in this description that are not otherwise defined under the subheading "Certain Definitions" have the meanings attributable to them in the Plan. In this description, the word "the Company" refers only to Assisted Living Concepts, Inc. and not to any of its Subsidiaries.

      The Junior Notes will be issued under an indenture, dated as of the Effective Date (the "Junior Note Indenture"), to be executed by the Company, the Subsidiary Guarantors and an indenture trustee to be agreed upon between the Company and the Informal Bondholders' Committee, as the trustee under the Junior
Note Indenture (the "Junior Note Trustee") in a transaction that is not subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

      The following description is a summary of the material provisions of the Junior Note Indenture, the Collateral Documents and the Registration Rights Agreement. It does not restate the Junior Note Indenture, the Collateral Documents and the Registration Rights Agreement in their entirety. The Debtors urge you to read the Junior Note Indenture, the Collateral Documents and the Registration Rights Agreement because they, and not this description, define the rights of the holders of the Junior Notes. Copies of the Junior Note Indenture, the Collateral Documents and the Registration Rights Agreement will be available upon request to the address specified under the caption "Additional Information" no later than 10 days prior to the Confirmation Hearing in a form reasonably satisfactory to the Informal Bondholders' Committee.

BRIEF DESCRIPTION OF THE JUNIOR NOTES AND THE JUNIOR NOTE GUARANTEES

            THE JUNIOR NOTES

      The Junior Notes:

-  will be junior secured obligations of the Company,

- will be subordinated in right of payment to all current and future Senior Indebtedness of the Company, including the Senior Notes,

- will rank pari passu in right of payment with all current and future senior indebtedness of the Company (other than Senior Indebtedness),

- will rank senior in right of payment to all future subordinated indebtedness of the Company,

- will be secured, as described under "--Security--Security for the Junior Notes and the Junior Note Guarantees," and

-  are unconditionally guaranteed by the Subsidiary Guarantors.
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            THE JUNIOR NOTE GUARANTEES

      The Junior Notes are guaranteed by each of the Company's Subsidiaries that is a Subsidiary Guarantor. The Heller Debtor Subsidiaries will not guarantee the Junior Notes.

      Each Junior Note Guarantee:

-  will be a secured obligation of each Subsidiary Guarantor,

- will be subordinated in right of payment to all current and future Senior Indebtedness of the Subsidiary Guarantors, including the Senior Note Guarantees, and any Guarantees in respect of the Indebtedness under the Heller Loan Agreement,

- will rank pari passu in right of payment with all current and future senior Indebtedness of each Subsidiary Guarantor (other than Senior Indebtedness of the Subsidiary Guarantors),

- will rank senior in right of payment to all future subordinated indebtedness of each Subsidiary Guarantor, and

-  will be secured by the Note Collateral owned by the Subsidiary Guarantors.

      As of the Effective Date, if all of the Company's Subsidiaries (other than the Heller Debtor Subsidiaries) are Subsidiary Guarantors, the Company and the Subsidiary Guarantors are expected to have total senior borrowings, including the Senior Notes and the Heller Loan Agreement, of approximately $155 million. As indicated above and as discussed in detail below under the caption "Subordination," payments on the Junior Notes and under the Junior Note Guarantees will be subordinated to the payment of Senior Indebtedness.

      As of the Effective Date, all of our Subsidiary Guarantors will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries," the Company will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." The Company's Unrestricted Subsidiaries will not be subject to many of the restrictive covenants and our Unrestricted Subsidiaries will not guarantee the Junior Notes.

PRINCIPAL, MATURITY AND INTEREST

      The Junior Notes will mature on the tenth anniversary of the Effective Date. The Junior Notes will be limited to $15.25 million aggregate principal amount and will bear interest payable semiannually in arrears. Until the interest payment date immediately preceding the third anniversary of the Effective Date, interest on the Junior Notes will be paid by capitalizing and adding it to the principal amount of the Junior Notes at a rate of 8.0% per annum, compounded semi-annually in arrears. From and after the interest payment date immediately preceding the third anniversary of the Effective Date, interest on the Junior Notes will accrue at a rate of 12.0% per annum and will be payable in cash semi-annually in arrears. The interest payment dates will be the first day of the month in each year that is six months and twelve months, respectively, after the Effective Date, commencing on the first day of the sixth month after the Effective Date. The Company will pay interest on the Junior Notes to the Persons who are registered holders of


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Junior Notes at the close of business on the 15th day of the month immediately preceding each interest payment date. Principal (and premium, if any) and interest on the Junior Notes will be payable, and transfers thereof will be registerable, at the office or agency of the Company maintained for such purposes, initially at the offices of the Junior Note Trustee.

METHODS OF RECEIVING PAYMENTS ON THE JUNIOR NOTES

      If a holder of Junior Notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that holder's Junior Notes in accordance with those instructions. All other payments on Junior Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders of the Junior Notes at their address set forth in the register of holders of Junior Notes. Holders must surrender Junior Notes to a Paying Agent to collect principal payments.

PAYING AGENT AND REGISTRAR FOR THE JUNIOR NOTES

      Initially, the Junior Note Trustee will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar upon prior written notice to the Junior Note Trustee and may act in any such capacity itself.

BOOK-ENTRY, DELIVERY AND FORM OF JUNIOR NOTES

      Except as described in the next paragraph, the Junior Notes will be issued in the form of one or more global junior notes (the "Global Junior Notes"). The Global Junior Notes will be deposited on the Effective Date or the Subsequent Distribution Date, as applicable, with The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Junior Note Holder").

      Junior Notes that are issued as described below under " -- Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Junior Notes"). Upon the transfer of Certificated Junior Notes, Certificated Junior Notes may, unless all of the Global Junior Notes have previously been exchanged for Certificated Junior Notes, be exchanged for an interest in the Global Junior Note representing the principal amount of Junior Notes being transferred, subject to the transfer restrictions set forth in the Junior Note Indenture.

      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.


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      DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Junior Notes, DTC will credit the accounts of Participants designated by the Company with portions of the principal amount of the Global Junior Notes; and

(2) ownership of these interests in the Global Junior Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Junior Notes).

      Prospective purchasers are advised that the laws of some States require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Junior Note to such Persons will be limited to such extent.

      So long as the Global Junior Note Holder is the registered owner of any Junior Notes, the Global Junior Note Holder will be considered the sole holder under the Junior Note Indenture of any Junior Notes evidenced by the Global Junior Notes. Beneficial owners of Junior Notes evidenced by the Global Junior Notes will not be considered the owners or holders of the Junior Notes under the Junior Note Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Junior Note Trustee. Neither the Company nor the Junior Note Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Junior Notes.

      Payments in respect of the principal of, and interest and premium, if any, on a Global Junior Note registered in the name of the Global Junior Note Holder on the applicable record date will be payable by the Junior Note Trustee to or at the direction of the Global Junior Note Holder in its capacity as the registered holder of the Junior Notes under the Junior Note Indenture. Under the terms of the Junior Note Indenture, the Company and the Junior Note Trustee will treat the Persons in whose names the Junior Notes, including the Global Junior Notes, are registered as the owners of the Junior Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Junior Note Trustee nor any agent of the Company or the Junior Note Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Junior Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Junior Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Junior Notes (including principal and interest), is to credit the


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accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Junior Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Junior Note Trustee or the Company. Neither the Company nor the Junior Note Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Junior Notes, and the Company and the Junior Note Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

CERTIFICATED NOTES

      If:

(1) the Company notifies the Junior Note Trustee in writing that DTC is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or

(2) upon request to the Junior Note Trustee by any Person having a beneficial interest in a Global Junior Note, following the occurrence and during the continuation of a Default or Event of Default,

then, upon surrender by the Global Junior Note Holder of its Global Junior Notes, Junior Notes in certificated form will be issued to each Person that the Global Junior Note Holder and DTC identify as being the beneficial owner of the related Junior Notes. All such Certificated Junior Notes will be subject to the legend requirements set forth in the Junior Note Indenture.

      Neither the Company nor the Junior Note Trustee will be liable for any delay by the Global Junior Note Holder or DTC in identifying the beneficial owners of Junior Notes, and the Company and the Junior Note Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Junior Note Holder or DTC for all purposes.

TRANSFER AND EXCHANGE

      The Junior Notes are in fully registered form without coupons in denominations of $1,000 (before giving effect to the capitalization of interest through the interest payment date immediately following the third anniversary of the Effective Date) or any multiples thereof (except that the initial issuance of Junior Notes to each noteholder shall be in a principal amount equal to such noteholder's Pro Rata Share of its Allowed Class 4 Claim(s) multiplied by $15,250,000). A holder may transfer or exchange Junior Notes in accordance with the Junior Note Indenture. No service charge will be made for any registration, transfer or exchange of Junior Notes, except for any tax or other governmental charges that may be imposed in connection with such registration, transfer or exchange. The Registrar need not transfer or exchange any Junior Notes selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Junior Notes for a period of 15 days before selecting Junior


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Notes to be redeemed. The registered holder of a Junior Note may be treated as its owner for all purposes.

JUNIOR NOTE GUARANTEES

      The Junior Notes will be guaranteed by each of the Subsidiary Guarantors. The Junior Note Guarantees will be joint and several obligations of the Subsidiary Guarantors. Each Junior Note Guarantee will be subordinated to the prior payment in full of all Senior Indebtedness of that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Junior Note Guarantee will be limited as necessary to prevent that Junior Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Related to the New Notes -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

      The Junior Note Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the provisions of the Junior Note Indenture entitled "Mandatory Redemption--Asset Sales of Note Collateral" or "Certain Rights to Require Repurchase of Junior Notes by the Company--Asset Sales of Non-Note Collateral";

(2) in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the provisions of the Junior Note Indenture entitled "Certain Rights to Require Repurchase of Junior Notes by the Company--Asset Sales of Non-Note Collateral";

(3) if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Junior Note Indenture; or

(4) at such time, if any, as that Subsidiary Guarantor ceases to be party to any of the Collateral Documents or all of the security interests granted by that Subsidiary Guarantor in Note Collateral are released in accordance with the Junior Note Indenture or the Collateral Documents.

See " -- Mandatory Redemption -- Asset Sales of Note Collateral" and " -- Certain Rights to Require Repurchase of Junior Notes by the Company--Asset Sales of Non-Note Collateral".

SECURITY

      SECURITY FOR THE JUNIOR NOTES AND THE JUNIOR NOTE GUARANTEES

      The Junior Notes and the Junior Note Guarantees will be secured, subject to certain permitted liens, by a second priority security interest in the following Note Collateral:


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   -  each assisted living facility owned by the Company and its Subsidiaries and that is unencumbered as of October 1, 2001, and

   - each assisted living facility owned by the Company and its Subsidiaries that becomes unencumbered before or as of the Effective Date.

      In addition, to the extent the Note Collateral has a fair market value on the Effective Date of less than $75.0 million, the Company will, or will cause one or more of its Subsidiaries to, grant security interests in all of the Heller Collateral in order to provide holders of the Junior Notes with Note Collateral having a total fair market value of at least $75.0 million. For purposes of the immediately preceding sentence, the fair market value of any real property included in the Note Collateral shall be equal to the greater of
(1) the product of 6.5 multiplied by the EBITDA of such real property for the period of two fiscal quarters of the Company ending immediately prior to the Effective Date multiplied by 2.0, and (2) the product of $10,000 multiplied by the number of units in such property. The Company will attach to the Junior Note Indenture a schedule agreed upon with the Informal Bondholders' Committee listing the number of units in each real property included in the Note Collateral.

      The Company, the Subsidiary Guarantors and the Heller Debtor Subsidiaries will enter into Collateral Documents providing for the grant by the Company, the Subsidiary Guarantors and the Heller Debtor Subsidiaries for the benefit of the holders of the Junior Notes, of a security interest in the Note Collateral. A collateral agent (the "Collateral Agent") will be appointed to hold the security interests in the Note Collateral for the benefit of the holders of the Senior Notes and Junior Notes. These security interests will secure the payment and performance when due of all of the obligations of (1) the Company under the Junior Note Indenture, the Junior Notes and the Collateral Documents to which the Company or any Heller Debtor Subsidiary is a party, and (2) the Subsidiary Guarantors under the Junior Note Guarantees and the Collateral Documents to which the Subsidiary Guarantors are party.

            INTERCREDITOR ARRANGEMENTS

      In the event that any of the Heller Collateral is included in the Note Collateral as described under the caption " -- Security" above, the Company, the Subsidiary Guarantors, the Heller Debtor Subsidiaries, the Senior Note Trustee and the Junior Note Trustee will enter into an intercreditor agreement with the holders of the indebtedness under the Heller Loan Agreement or a representative on their behalf. That intercreditor agreement will be in form and substance reasonably satisfactory to the Informal Bondholders' Committee. It will, among other things, limit the exercise of remedies by the holders of the Senior Notes and the Junior Notes against Note Collateral to the extent that it constitutes Heller Collateral and against any Subsidiary Guarantor or Heller Debtor Subsidiary that directly or indirectly owns Heller Collateral.

      Although the Junior Notes will be secured by a second priority security interest in the Note Collateral, the interests of the holders of Junior Notes will be subordinated to the interests of the holders of Senior Notes. The Junior Note Trustee and holders of the Junior Notes will only be able to cause the commencement of steps to realize upon their junior security interest in the Note Collateral if:


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(1)   the final maturity date of the Senior Notes has passed and the Senior Note
      Trustee or the holders of Senior Notes have not commenced such steps within 60 days of such date;

(2) the remaining principal amount of Senior Notes then outstanding constitutes less than 10% of the remaining principal amount of Junior Notes then outstanding; or

(3)   such time as:

      (a) holders of Junior Notes have not received interest or any other amounts payable under the Junior Notes for a period of 181 days from the date of required payment, and

      (b) the principal of the Senior Notes has not been accelerated and the Senior Note Trustee or holders of the Senior Notes have not commenced steps to foreclose or otherwise realize upon the security interest of holders of the Senior Notes in the Note Collateral.

      In any event, so long as the principal amount of the Senior Notes is more than the principal amount of the Junior Notes, the holders of Senior Notes shall direct any actions and make any decisions required in connection with realizing upon the Note Collateral. At such time as the principal amount of the Senior Notes is less than the principal amount of the Junior Notes, the holders of more than 50% of the aggregate principal amount of the Senior Notes and Junior Notes then outstanding shall direct any actions and make any decisions required in connection with realizing upon the Note Collateral.

MANDATORY REDEMPTION--ASSET SALES OF NOTE COLLATERAL

      The Company will be required to redeem Junior Notes prior to their final maturity date as described below.

      If on any date the Company or any Restricted Subsidiary shall receive Net Proceeds from any Asset Sale of Note Collateral, then within 10 days after the receipt of such Net Proceeds, the Company, subject to the subordination provisions described below under the caption "Subordination Provisions", shall deliver to the Junior Note Trustee an amount sufficient to allow the Junior Note Trustee, on behalf of the Company, to redeem a principal amount of the Junior Notes equal to such Net Proceeds, pro rata in accordance with the outstanding principal amount of the Junior Notes (subject to the requirements of the principal national securities exchange, if any, on which the Junior Notes are listed), at a redemption price equal to 100% of the principal amount thereof together with accrued and unpaid interest on the Junior Notes. See " -- Notice."

      Notwithstanding the preceding paragraph, the Company will not, and will not permit its Restricted Subsidiaries to, make an Asset Sale of assets or rights constituting Note Collateral unless:


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(1)   except in the case of an Asset Sale of a Designated Asset, the amount of the gross proceeds of such Asset Sale equals or exceeds the total Release Price relating to the Note Collateral which is the subject of such Asset Sale, and

(2) the ratio of the aggregate fair market value of the Note Collateral after giving effect to such Asset Sale to the aggregate principal amount of the Indebtedness under the Senior Notes and the Junior Notes, after giving effect to the mandatory redemption required by the preceding paragraph is not less than 1.6:1.0.

      Notwithstanding the preceding paragraphs, the Company will not be required to redeem Junior Notes under this covenant until such time as the aggregate Net Proceeds of all Asset Sales of Note Collateral made that are required to be used to redeem Junior Notes since (1) the date of the Junior Note Indenture, in the case of the initial mandatory redemption of Junior Notes, or (2) the date of the immediately preceding mandatory redemption of Junior Notes, in the case of any subsequent mandatory redemption of Junior Notes, equals or exceeds $1.0 million; provided that, prior to such redemption, such Net Proceeds will be deposited in an interest bearing cash collateral account pledged for the benefit of holders of Senior Notes and Junior Notes.

OPTIONAL REDEMPTION

      The Company may, at its option at any time after the Effective Date, redeem all, but not less than all, of the Junior Notes, on at least 30 days' but not more than 60 days' notice to each holder of Junior Notes to be redeemed in cash at its registered address, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date; provided that such optional redemption shall only be permitted if no Senior Notes remain outstanding or if, concurrently with the redemption of such Junior Notes, the Company redeems all Senior Notes then outstanding.

RELEASE OF SECURITY INTERESTS IN NOTE COLLATERAL

      SALE OF NOTE COLLATERAL

      In the event that any Note Collateral is sold in accordance with the provisions of the Junior Note Indenture and the Net Proceeds of such sale are applied to repay the Junior Notes in accordance with the terms of the covenant entitled "Mandatory Redemption -- Asset Sales of Note Collateral" contained in this description, the Collateral Agent will release the security interests in favor of the Collateral Agent in the Note Collateral sold; provided, that the Collateral Agent shall have received from the Company an officer's certificate that such Net Proceeds have been or will be applied in accordance with the Senior Note Indenture and the Junior Note Indenture; provided further that, prior to the application of such Net Proceeds, such Net Proceeds will be deposited in an interest bearing cash collateral account pledged for the benefit of holders of Senior Notes and Junior Notes.

      REDEMPTION OF JUNIOR NOTES

      In the event that the Company redeems all of the Junior Notes in accordance with the provisions of the Junior Note Indenture, the Collateral Agent will release the security interests in


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the Note Collateral securing the Junior Notes, the Junior Note Indenture and the related Subsidiary Guarantees.

      REPURCHASE OF JUNIOR NOTES

            In the event that the Company repurchases (other than with the proceeds of an Asset Sale) all or some of the Senior Notes and/or Junior Notes, in each case in accordance with the provisions of the Senior Note Indenture and/or the Junior Note Indenture, as applicable, the Collateral Agent will release the security interests in such Note Collateral as the Company shall identify in writing to the Collateral Agent, provided that:

(1) no Note Collateral shall be released pursuant to this provision until the aggregate principal amount of the Notes repurchased in accordance with the Senior Note Indenture and the Junior Note Indenture exceeds $10.0 million;

(2) the ratio of the aggregate fair market value of the Note Collateral after giving effect to such release of Note Collateral to the aggregate principal amount of the Indebtedness under the Senior Notes and the Junior Notes after giving effect to such repurchase is not less than 1.6:1.0; and

(3) the Collateral Agent shall have received from the Company an officer's certificate that such repurchase has been or will be effected in accordance with the Senior Note Indenture and/or the Junior Note Indenture, as applicable.

      For purposes of this provision, the fair market value of any real property included in the Note Collateral so released shall not be less than the greater of (1) product of 6.5 multiplied by the EBITDA of such real property for the period of two fiscal quarters of the Company ending immediately prior to the date on which such Note Collateral is released multiplied by 2.0, and (2) the product of $10,000 multiplied by the number of units in such real property.

NOTICE

      Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Junior Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Junior Notes or a satisfaction and discharge of the Junior Note Indenture. Notices of redemption may not be conditional.

      On and after the redemption date, interest ceases to accrue on Junior Notes called for redemption.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF JUNIOR NOTES BY THE COMPANY

            CHANGE IN CONTROL

      In the event of any Change in Control of the Company occurring after the date of issuance of the Junior Notes and on or prior to maturity, subject to the subordination provisions described below under the caption " -- Subordination Provisions", each holder of Junior Notes


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will have the right, at such holder's option, to require the Company to repurchase all or any part of such holder's Junior Notes on the date (the "Repurchase Date") that is 60 days after the date the Company gives notice of the Change in Control at a price (the "Repurchase Price") equal to 101.0% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company will be required to deposit with the Junior Note Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Junior Notes that are to be repaid on the Repurchase Date.

      On or before the 15th day after the last date on which, in accordance with the Senior Note Indenture, holders of Senior Notes are permitted to deliver written notice of exercise of their right to require the Company to repurchase Senior Notes upon a Change in Control, the Company is obligated to mail to all holders a notice of:

-  the event constituting, and the date of, the Change in Control,

-  the Repurchase Date,

-  the date by which the repurchase right must be exercised,

-  the Repurchase Price for Junior Notes, and

- the procedures that a holder of Junior Notes must follow to exercise a repurchase right.

      To exercise the repurchase right, a holder of a Junior Note must deliver, on or before the tenth day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Junior Note Trustee of the holder's exercise of its repurchase right, together with the certificates evidencing the Junior Notes with respect to which the right is being duly exercised, duly endorsed for transfer.

      Prior to complying with any of the provisions of this "Change in Control" covenant, but in any event within 90 days following a Change in Control, the Company will either (1) repay all outstanding Senior Indebtedness (other than the Senior Notes) and offer to repurchase all outstanding Senior Notes in accordance with the terms of the Senior Note Indenture or (2) obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of the Junior Notes required by this covenant.

      There is no definition of the phrase "all or substantially all" as applied to the Company's assets and used in the definition of Change in Control in the Junior Note Indenture, and there is no clear definition of the phrase under applicable law. As a result of the uncertainty of the meaning of this phrase, in the event the Company were to sell a significant amount of its assets, the holders and the Company may disagree over whether the sale gives rise to the right of holders to require the Company to repurchase the Junior Notes. In such event, the holders would likely not be able to require the Company to repurchase unless and until the disagreement were resolved in favor of the holders of Junior Notes.

      In the event a Change in Control occurs and the holders exercise their rights to require the Company to repurchase Junior Notes, the Company intends to comply with any applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase. The Change in Control purchase feature of the Junior Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management.

            INCURRENCE OF INDEBTEDNESS

      In the event that the Company or any Restricted Subsidiary shall receive Net Proceeds from an incurrence of Indebtedness (other than Excluded Indebtedness) occurring after the date of issuance of the Junior Notes and on or prior to maturity, the Company, subject to the subordination provisions described below under the caption "Subordination Provisions," shall offer to repurchase the Junior Notes, pro rata in accordance with the outstanding principal amount of the Junior Notes (subject to the requirements of the principal national securities exchange, if any, on which the Junior Notes are listed), with such Net Proceeds, at a repurchase price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest on the Junior Notes. The repurchase date (the "Repurchase Date") shall be the date that is 75 days after the date the Company gives notice of such incurrence of Indebtedness. On or prior to the Repurchase Date, the Company will be required to deposit with the Junior Note Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Junior Notes that are to be repaid on the Repurchase Date.

      On or before the 15th day after the last date on which, in accordance with the Senior Note Indenture, holders of Senior Notes are permitted to deliver written notice of exercise of their right to require the Company to repurchase Senior Notes upon an incurrence of Indebtedness, the Company is obligated to mail to all holders a notice of:

-  the event constituting, and the date of, the incurrence of Indebtedness,

-  the Repurchase Date,

-  the date by which the repurchase right must be exercised,

-  the Repurchase Price for Junior Notes, and

- the procedures that a holder of Junior Notes must follow to exercise a repurchase right.

      To exercise the repurchase right, a holder of a Junior Note must deliver, on or before the tenth day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Junior Note Trustee of the holder's exercise of its repurchase right, together with the certificates evidencing the Junior Notes with respect to which the right is being duly exercised, duly endorsed for transfer.

      In the event an incurrence of Indebtedness occurs and the holders exercise their rights to require the Company to repurchase Junior Notes, the Company intends to comply with any applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

      Notwithstanding the preceding paragraphs, the Company shall not be required to offer to repurchase Junior Notes until such time as the aggregate Net Proceeds of all Asset Sales of assets or rights that do not constitute Note Collateral and the Net Proceeds of all incurrences of Indebtedness, in each case that are required to be used to offer to repurchase Senior Notes or Junior Notes, since (1) the date of the Junior Note Indenture, in the case of the initial offer to repurchase Junior Notes, or (2) the date of the immediately preceding offer to repurchase Junior Notes, in the case of any subsequent offer to repurchase Junior Notes, equals or exceeds $3.0 million; provided, that prior to such repurchase, such Net Proceeds will be deposited in an interest bearing cash collateral account pledged for the benefit of holders of Senior Notes and Junior Notes.

            ASSET SALES OF NON-NOTE COLLATERAL

      In the event that the Company or any Restricted Subsidiary shall receive Net Proceeds from an Asset Sale of assets or rights that do not constitute Note Collateral occurring after the date of issuance of the Junior Notes and on or prior to maturity, the Company, subject to the subordination provisions described below under the caption "Subordination Provisions," shall offer to repurchase the Junior Notes, pro rata in accordance with the outstanding principal amount of the Junior Notes (subject to the requirements of the principal national securities exchange, if any, on which the Junior Notes are listed), with such Net Proceeds, at a repurchase price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest on the Junior Notes. The repurchase date (the "Repurchase Date") shall be the date that is 60 days after the date the Company gives notice of such Asset Sale. On or prior to the Repurchase Date, the Company will be required to deposit with the Junior Note Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Junior Notes that are to be repaid on the Repurchase Date.

      On or before the 15th day after the last date on which, in accordance with the Senior Note Indenture, holders of the Senior Notes are permitted to deliver written notice of their exercise right to require the Company to repurchase Senior Notes upon such Asset Sale, the Company is obligated to mail to all holders a notice of:

-  the event constituting, and the date of, the Asset Sale,

-  the Repurchase Date,

-  the date by which the repurchase right must be exercised,

-  the Repurchase Price for Junior Notes, and

- the procedures that a holder of Junior Notes must follow to exercise a repurchase right.

      To exercise the repurchase right, a holder of a Junior Note must deliver, on or before the tenth day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Junior Note Trustee of the holder's exercise of its repurchase right, together with the certificates evidencing the Junior Notes with respect to which the right is being duly exercised, duly endorsed for transfer.

      In the event an Asset Sale of assets or rights that do not constitute Note Collateral occurs and the holders exercise their rights to require the Company to repurchase Junior Notes, the Company intends to comply with any applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

      Notwithstanding the preceding paragraphs, the Company shall not be required to offer to repurchase Junior Notes until such time as the aggregate Net Proceeds of all Asset Sales of assets or rights that do not constitute Note Collateral and the Net Proceeds of all incurrences of Indebtedness, in each case that are required to be used to offer to repurchase Junior Notes or Junior Notes, since (1) the date of the Junior Note Indenture, in the case of the initial offer to repurchase Junior Notes, or (2) the date of the immediately preceding offer to repurchase Junior Notes, in the case of any subsequent offer to repurchase Junior Notes, equals or exceeds $3.0 million; provided, that prior to such repurchase, such Net Proceeds will be deposited in an interest bearing cash collateral account pledged for the benefit of the holders of Senior Notes and Junior Notes.

      The agreements governing the Company's other indebtedness may contain prohibitions on certain events, including events that would constitute a Change in Control, an Asset Sale or an incurrence of Indebtedness. In addition, the exercise by the holders of Junior Notes of their right to require the Company to repurchase the Junior Notes upon a Change in Control, an incurrence of Indebtedness or an Asset Sale, or the redemption by the Company of the Junior Notes upon an Asset Sale could cause a default under these other agreements, even if the Change in Control, Asset Sale or incurrence of Indebtedness itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of Junior Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors -- Risks Related to the New Notes -- The Company may not have the ability to raise the funds necessary to finance the change in control offer required by the Senior Note Indenture and the Junior Note Indenture" and "Risk Factors -- Risks Related to the New Notes -- The Company may not have the ability to repurchase the New Notes upon an asset sale."

SUBORDINATION PROVISIONS

      The payment of principal, interest and premium, if any, on the Junior Notes and the payment of any amounts under the Junior Note Guarantees will be subordinated to the prior payment in full of all Senior Indebtedness, including Senior Indebtedness incurred after the date of the Junior Note Indenture.

      The holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness) before the holders of Junior Notes will be entitled to receive any payment with respect to the Junior Notes or the Junior Note Guarantees (in each case, except that holders of Junior Notes may receive and retain Permitted Junior Securities and payments made from the trust described under " -- Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the Company or any Subsidiary
Guarantor:

(1)   in a liquidation or dissolution of the Company or that Subsidiary
      Guarantor;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or that Subsidiary Guarantor or its property;

(3)   in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company's or that Subsidiary Guarantor's assets and liabilities.

      The Company also may not make any payment in respect of the Junior Notes and the Subsidiary Guarantors may not make any payment in respect of the Junior Note Guarantees (in each case, except in Permitted Junior Securities or from the trust described under " -- Legal Defeasance and Covenant Defeasance") if:

(1) a payment default on Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Senior Indebtedness that permits holders of that series of Senior Indebtedness to accelerate its maturity and the Junior Note Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Senior Indebtedness.

      Payments on the Junior Notes and the Junior Note Guarantees may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 181 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Indebtedness has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium, if any, on the Junior Notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Junior Note Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

      If the Junior Note Trustee or any holder of the Junior Notes receives a payment in respect of the Junior Notes or under a Junior Note Guarantee (in each case, except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") when:

(1)   the payment is prohibited by these subordination provisions; and

(2) the Junior Note Trustee or the holder of the Junior Notes has actual knowledge that the payment is prohibited;

the Junior Note Trustee or the holder of the Junior Notes, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Indebtedness. Upon the proper written request of the holders of Senior Indebtedness, the Junior Note Trustee or the holder of the Junior Notes, as the case may be, will deliver the amounts in trust to the holders of Senior Indebtedness or their proper representative.

      The Company must promptly notify holders of Senior Indebtedness if payment of the Junior Notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, holders of Junior Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. See "Risk Factors -- Risks Related to the Junior Notes -- The noteholders' right to receive payments on the Junior Notes is junior to certain of the Company's senior indebtedness, including the Senior Notes. Further, the Junior Note Guarantees will be junior to certain of the Subsidiary Guarantors' Senior Indebtedness, including the Senior Note Guarantees."

      The agreements governing the Company's other indebtedness may contain prohibitions on certain events, including events that would constitute a Change in Control, an Asset Sale or an incurrence of Indebtedness. In addition, the exercise by the holders of Junior Notes of their right to require the Company to repurchase the Junior Notes upon a Change in Control or an incurrence of Indebtedness or an Asset Sale of assets or rights that do not constitute Note Collateral or Heller Collateral, or redemption by the Company of the Junior Notes upon an Asset Sale could cause a default under these other agreements, even if the Change in Control, Asset Sale of Note Collateral or incurrence of Indebtedness itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of Junior Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors -- Risks Related to the New Notes -- The Company may not have the ability to raise the funds necessary to finance the change in control offer required by the Senior Note Indenture and the Junior Note Indenture" and "Risk Factors -- Risks Related to the New Notes -- The Company may not have the ability to repurchase the New Notes upon an asset sale."

CERTAIN COVENANTS

            RESTRICTED PAYMENTS

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the

      Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or any Restricted Subsidiary of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any Person (other than the Company or any of its Wholly Owned Restricted Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Junior Notes or the Junior Note Guarantees, except a payment of interest or principal and premium, if any, at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Junior Note Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

      (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Junior Note Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

      (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Junior Note Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified
            Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

      (c) (i) to the extent that any Restricted Investment that was made after the date of the Junior Note Indenture is sold for cash or otherwise liquidated or repaid for cash for an amount in excess of the initial amount of such Restricted Investment, the sum of
            (x) 50% of the cash proceeds with respect to such Restricted Investment in excess of the aggregate amount invested in such Restricted Investment (less the cost of disposition, if any) and
            (y) the aggregate amount invested in such Restricted Investment, and (ii) to the extent that any such Restricted Investment is sold for cash or otherwise liquidated or repaid in cash for an amount equal to or less than the initial amount of such Restricted Investment, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); provided that the amount of any Net Proceeds that are applied to repurchase the Junior Notes pursuant to the covenant entitled "Certain Rights to Require Repurchase of Junior Notes by the Company -- Asset Sales of Non-Note Collateral" will be excluded from this clause (3)(c) to the extent otherwise includible; plus

      (d) 50% of any dividends received by the Company or a Restricted Subsidiary after the date of the Junior Note Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus

      (e) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of the Junior
            Note Indenture, the lesser of (i) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

      So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Junior Note Indenture;

(2) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(3) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; and

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $250,000 in any twelve-month period.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors in good faith whose resolution with respect thereto will be delivered to the Junior Note Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $3.0 million. Not later than the date of making any Restricted Payment, the Company will deliver to the Junior Note Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Junior Note Indenture.

            INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company's Subsidiaries may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least
2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(2) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Senior Notes, the Junior Notes and the related Subsidiary Guarantees to be issued on the date of the Senior Note Indenture and the date of the Junior Note Indenture, respectively, or pursuant to the covenant below entitled "Additional Subsidiary

      Guarantees" or the covenant entitled "Additional Subsidiary Guarantees" in the Description of the Senior Notes;

(3) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
      (3), not to exceed $2.5 million at any time outstanding;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Junior Note Indenture to be incurred under the first paragraph of this covenant or clauses (1),
      (2), (3), (4) or (10) of this paragraph;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

      (a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Junior Notes, in the case of the Company, or its Junior Note Guarantee, in the case of a Subsidiary Guarantor; and

      (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and
            (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Junior Note Indenture to be outstanding;

(7) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(9) Indebtedness of the Company or any Restricted Subsidiary to the extent that the Net Proceeds thereof are promptly:

      (a) used to purchase Junior Notes tendered in an offer to purchase made as a result of a Change in Control, or

      (b) deposited to defease the Junior Notes as described under " -- Legal Defeasance and Covenant Defeasance",

(10) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including Acquired Debt) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $5.0 million; and

(11) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11).

      The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Junior Notes on substantially identical terms; provided, however, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

      For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

            NO SENIOR SUBORDINATED DEBT

      The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of the Company and senior in any respect in right of payment to the Junior Notes. No Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of such

Subsidiary Guarantor and senior in any respect in right of payment to such Subsidiary Guarantor's Junior Note Guarantee.

            LIENS

      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly (1) create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset of the Company or any of its Subsidiaries now owned or hereafter acquired, or on any income or profits therefrom, or (2) assign or convey any right to receive income therefrom, securing Indebtedness, Attributable Debt or trade payables, except Permitted Liens.

            DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities (including, without limitation, the Heller Loan Agreement) as in effect on the date of the Junior Note Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Junior Note Indenture;

(2)   the Senior Note Indenture, the Senior Notes and the Senior Note
      Guarantees;

(3)   the Junior Note Indenture, the Junior Notes and the Junior Note
      Guarantees;

(4)   applicable law;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition

      (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Junior
      Note Indenture to be incurred;

(6) customary non-assignment provisions in any contract or licensing agreement entered into in the ordinary course of business and consistent with past practices;

(7) purchase money obligations or Capital Lease Obligations or other mortgage financings permitted to be incurred pursuant to clause (3) of the second paragraph under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption " -- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

            MERGER, CONSOLIDATION OR THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY

      The Company may not, in a single transaction or through a series of related transactions consolidate with or merge into, or transfer all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, another Person in any transaction in which the Company is not the continuing or surviving entity, unless:

(1) the resulting, surviving or transferee Person is a corporation which assumes by supplemental indenture, in form satisfactory to the Junior Note Trustee, all the obligations of the Company under the Junior Notes, the Junior Note Indenture and the Registration Rights Agreement or is a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code, and the Junior Note Indenture remains in full force and effect;

(2) such corporation is organized and existing under the laws of the United States, a State thereof or the District of Columbia although it in turn may be owned by a foreign entity;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing and the officers' certificate referred to in the following paragraph reflects that such officers are not aware of any such Default or Event of Default that shall have occurred and be continuing; and

(4) the Company shall have delivered to the Junior Note Trustee an officers' certificate, and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Junior Note Indenture.

      Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Company in accordance with the preceding paragraph:

(1) the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made will succeed to, and will be substituted for, and may exercise every right and power of, the Company under the Junior Note Indenture and the Registration Rights Agreement with the same effect as if such successor corporation has been named as the Company in the Junior Note Indenture and the Registration Rights Agreement;

(2) the Company shall thereupon be relieved of any further obligation or liability thereunder or upon the Junior Notes; and

(3) the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated.

      Such successor corporation thereupon may cause to be signed, and may issue either in its own name or in the name of Assisted Living Concepts, Inc., any or all of the Junior Notes issuable under the Junior Note Indenture which theretofore shall not have been signed by the Company and delivered to the Junior Note Trustee. Upon the order of such successor corporation, instead of the Company, and subject to all the terms, conditions and limitations in the Junior Note Indenture, the Junior Note Trustee shall authenticate and shall deliver any Junior Notes which previously shall have been signed and delivered by officers of the Company to the Junior Note Trustee for authentication, and any Junior Notes which such successor corporation thereafter shall cause to be signed and delivered to the Junior Note Trustee for that purpose. All the Junior Notes so issued shall in all respects have the same legal rank and benefit under the Junior Note Indenture as the Junior Notes theretofore or thereafter issued in accordance with the terms of the Junior Note Indenture as though all such Junior Notes had been issued at the date of execution of the Junior Note Indenture.

            DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption " -- Restricted Payments" or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

            TRANSACTIONS WITH AFFILIATES

      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)   the Company delivers to the Junior Note Trustee:

      (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

      (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement that is in effect on the date of the Junior Note Indenture or that is entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

(2)   transactions between or among the Company and/or its Restricted
      Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

(4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(5)   Restricted Payments that are permitted by the provisions of the Junior
      Note Indenture described above under the caption " -- Restricted
      Payments;"

(6) advances to officers of the Company or any Restricted Subsidiary of the Company in the ordinary course of business to provide for the payment of reasonable expenses incurred by such Persons in the performance of their responsibilities to the Company or such Restricted Subsidiary or in connection with any relocation;

(7) reasonable fees and compensation (including, without limitation, bonuses, retirement plans and securities, equity options and equity ownership plans) paid or issued to and indemnities provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary in the ordinary course of business; and

(8) any other transactions expressly authorized by the Court pursuant to the Plan.

            ADDITIONAL SUBSIDIARY GUARANTEES

      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that is a Restricted Subsidiary after the date of the Junior Note Indenture or properly designates a Domestic Subsidiary as a Restricted Subsidiary and, in each case, that Domestic Subsidiary becomes party to one or more Collateral Documents granting a security interest in Note Collateral in favor of the Collateral Agent, then that newly acquired or created or designated Domestic Subsidiary will become a Subsidiary Guarantor and execute and deliver:

(1) a supplemental indenture pursuant to which such Domestic Subsidiary will unconditionally guarantee all of the Company's obligations under the Junior Notes and the Junior Note Indenture on the terms set forth in the Junior Note Indenture;

(2) any Collateral Documents necessary or reasonably requested by the Collateral Agent to grant the Collateral Agent for the benefit of holders of Senior Notes and Junior Notes a valid, enforceable, perfected security interest in the Note Collateral described therein; and

(3) an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Subsidiary and constitutes a legally valid and binding and enforceable obligation of such Domestic Subsidiary, each reasonably satisfactory to the Junior Note Trustee within 10 business days of the date on which it was acquired or created or designated.

      Thereafter, such Domestic Subsidiary will be a Subsidiary Guarantor for all purposes of the Junior Note Indenture. This covenant will not apply to any Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Junior Note Indenture for as long as they continue to constitute Unrestricted Subsidiaries or to any Restricted Subsidiaries that are not party to one or more Collateral Documents granting a security interest in Note Collateral in favor of the Collateral Agent.

            SALE AND LEASEBACK TRANSACTIONS

      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) the assets subject to such sale and leaseback transaction are Heller Collateral and are not Note Collateral and the Net Proceeds thereof are applied as Net Proceeds of an incurrence of Indebtedness in accordance with the covenant entitled "--Certain Rights to Require Repurchase of Junior Notes by the Company--Incurrence of Indebtedness," or

(2)   each of the following conditions is satisfied:

      (A)   the Company or that Restricted Subsidiary, as applicable, could have
            (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption " -- Liens;"

      (B) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company and set forth in an officers' certificate delivered to the Junior Note Trustee, of the property that is the subject of that sale and leaseback transaction;

      (C) the rental payments of the Company or that Restricted Subsidiary, as applicable, under the leaseback arrangement provide for rental payments in each 12 month period of the lease that are substantially equal; and

      (D) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company or that Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption " -- Mandatory Redemption -- Asset Sales of Note Collateral" or the covenant described above under the caption " -- Certain Rights to Require Repurchase of Junior Notes by the Company -- Asset Sales of Non-Note Collateral," as applicable.

            LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED RESTRICTED SUBSIDIARIES

      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "Certain Rights to Require Repurchase of Junior Notes by the Company -- Asset Sales of Non-Note Collateral".

      In addition, the Company will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

            BUSINESS ACTIVITIES

      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

            MAINTENANCE OF PROPERTY

      The Company will, and will cause its Restricted Subsidiaries to keep all property and systems useful and necessary in its business or the business of any of its Restricted Subsidiaries that is included in the Note Collateral in good working order and condition, ordinary wear and tear excepted and supplied with all necessary equipment.

            INSURANCE

      The Company will, and will cause its Restricted Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, and will furnish to the Junior Note Trustee, upon reasonable written request, full information as to the insurance carried.

            CERTAIN NOTICES TO THE JUNIOR NOTE TRUSTEE

      The Company will, so long as any Junior Notes are outstanding, deliver to the Junior Note Trustee, within 10 days of becoming aware of any Default or Event of Default in the performance of any covenant, agreement or condition in the Junior Note Indenture, an officer's certificate specifying such Default or Event of Default, the period of existence thereof and what action the Company is taking or proposes to take with respect to such Default or Event of Default.

      In the event that any Indebtedness of the Company that is subordinated to the Junior Notes is declared due and payable before the Stated Maturity of such Indebtedness because of the occurrence of an event of default thereunder, the Company will give prompt notice in writing of such happening to the Junior Note Trustee.

      The Company is required to file annually with the Junior Note Trustee, within 120 days after the end of each fiscal year of the Company, an officer's statement as to the absence of defaults in fulfilling any of its obligations under the Junior Note Indenture.

            PAYMENT OF THE JUNIOR NOTES

      The Company will duly and punctually pay the principal of and premium, if any, and interest on the Junior Notes in accordance with the terms of the Junior Notes and the Junior Note Indenture.

            MAINTENANCE OF OFFICE OR AGENCY

      The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Junior Note Trustee or an affiliate of the Junior Note Trustee, Registrar or co-registrar) where Junior Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Junior Notes and the Junior Note Indenture may be served. The Company will give prompt written notice to the Junior Note Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Junior Note Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Junior Note Trustee.

      The Company may also from time to time designate one or more other offices or agencies where the Junior Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Junior Note Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

      The Company will designate the Corporate Trust Office of the Junior Note Trustee as one such office or agency of the Company in accordance with the Junior Note Indenture.

            WAIVER OF STAY, EXTENSION OR USURY LAWS

      The Company will waive, to the maximum extent permitted by applicable law, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Junior Notes in accordance with the Junior Note Indenture, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of the Junior Note Indenture, and the Company, to the maximum extent permitted by applicable law, will waive all benefit or advantage of any such law and will not hinder, delay or impede the execution of any power granted to the Junior Note Trustee under the Junior Note Indenture, but will suffer and permit the execution of every such power as though no such law had been enacted.

            TAXES

      The Company will pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the holders of the Junior Notes.

            CORPORATE EXISTENCE

      Subject to the provisions described above under the caption " -- Certain Covenants -- Merger, Consolidation or Transfer of All or Substantially All of the Assets of the Company", the Company will do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary, and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of the Junior Notes.

            NO AMENDMENT TO CERTAIN PROVISIONS OF THE JUNIOR NOTE INDENTURE

      Without the consent of the holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding, the Company will not amend, modify or alter the Junior Note Indenture in any way to:

(1) increase the rate of or change the time for payment of interest on any Junior Notes;

(2) increase the principal or premium, if any, of, or advance the final maturity date of, any Junior Notes;

(3) alter the redemption provisions or the price or terms at which the Company is required to offer to purchase any Junior Notes; or

(4) amend the provisions of the Junior Note Indenture which relate to subordination.

REPORTS

      Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, the Company will furnish to the Junior Note Trustee and to the holders of Junior Notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K (or any successor forms) if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of

      Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

(2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K (or any successor forms) if the Company were required to file such reports.

      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

      In addition, whether or not required by the Securities and Exchange Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

MODIFICATION OF THE JUNIOR NOTE INDENTURE

      Under the Junior Note Indenture, with certain exceptions, the rights and obligations of the Company with respect to the Junior Notes and the rights of holders of the Junior Notes may only be modified by the Company and the Junior Note Trustee with the written consent of the holders of not less than 66-2/3% in principal amount of the outstanding Junior Notes.

      However, without the consent of each holder of any Junior Note affected, an amendment, waiver or supplement (with respect to any Junior Notes held by a non-consenting holder) may not:

(1) reduce the principal amount of Junior Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Junior Note or alter the provisions with respect to the redemption of the Junior Notes (other than provisions relating to the covenants described above under the captions " -- Certain Rights to Require Repurchase of Junior Notes by the Company" and "--Mandatory Redemption--Asset Sales of Note
      Collateral");

(3) reduce the rate of or change the time for payment of interest on any Junior Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Junior Notes (except a rescission of acceleration of the Junior Notes by the holders of at least a majority in aggregate principal amount of the Junior Notes and a waiver of the payment Default that resulted from such acceleration);

(5) make any Junior Note payable in money other than that stated in the Junior Notes;

(6) make any change in the provisions of the Junior Note Indenture relating to waivers of past Defaults or the rights of holders of a Junior Notes to receive payments of principal of, or interest or premium, if any, on the Junior Notes;

(7)   waive a redemption payment with respect to any Junior Note;

(8) release any Subsidiary Guarantor from any of its obligations under its Junior Note Guarantee or the Junior Note Indenture, except in accordance with the terms of the Junior Note Indenture; or

(9)   make any change in the preceding amendment and waiver provisions.

      In addition, any amendment to, or waiver of, the provisions of the Junior
Note Indenture relating to subordination that adversely affects the rights of the holders of the Junior Notes will require the consent of the holders of 100% in aggregate principal amount of Junior Notes then outstanding.

      Notwithstanding the preceding, without the consent of any holder of Junior Notes, the Company, the Subsidiary Guarantors and the Junior Note Trustee may amend or supplement the Junior Note Indenture or the Junior Notes:

(1)   to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Junior Notes in addition to or in place of Certificated Junior Notes;

(3) to provide for the assumption of the Company's obligations to holders of Junior Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets; or

(4) to make any change that would provide any additional rights or benefits to the holders of Junior Notes or that does not adversely affect the legal rights under the Junior Note Indenture of any such holder.

EVENTS OF DEFAULT, NOTICE AND WAIVER

      The following is a summary of certain provisions of the Junior Note Indenture relating to Events of Default, notice and waiver.

      Each of the following is an Event of Default under the Junior Note
Indenture:

(1) default in the payment of interest on the Junior Notes when due and payable which continues for 30 days whether or not prohibited by the subordination provisions of the Junior Note Indenture;

(2) default in the payment of principal of (and premium, if any) on the Junior Notes when due and payable, at maturity, upon redemption or otherwise whether or not prohibited by the subordination provisions of the Junior
      Note Indenture;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions " -- Mandatory Redemption -- Asset Sales of Note Collateral," " -- Certain Rights To Require Repurchase of Junior Notes by the Company" or " -- Certain Covenants -- Merger, Consolidation or the Transfer of All or Substantially All of the Assets of the Company;"

(4) failure to perform any other covenant of the Company or any of its Restricted Subsidiaries contained in the Junior Note Indenture or the Junior Notes which continues for 60 days after notice as provided in the Junior Note Indenture;

(5) acceleration of any Indebtedness of the Company or any of the Subsidiary Guarantors for money borrowed (including Capital Lease Obligations but not including any indebtedness or obligation for which recourse is limited to the property purchased) in an aggregate principal amount in excess of $5.0 million, whether existing on the date of the execution of the Junior Note Indenture or thereafter created, if such Indebtedness is not paid or such acceleration is not annulled within 10 days after notice to the Company of such acceleration;

(6) failure by the Company or any of the Subsidiary Guarantors to pay final non-appealable judgments (not paid or covered by insurance) aggregating in excess of $2.0 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy, insolvency or reorganization relating to the Company or any of its Restricted Subsidiaries.

      If an Event of Default occurs and is continuing with respect to the Junior Notes, either the Junior Note Trustee or the holders of at least 25% in principal amount of the then outstanding Junior Notes may declare all of the Junior Notes to be due and payable immediately. An Event of Default other than
(1) a default in the obligation to pay principal, premium or interest on the Junior Notes or (2) an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holders of each outstanding Junior Note affected may be waived by the holders of a majority in principal amount of the Junior Notes then outstanding.

      The Junior Note Trustee may require indemnity reasonably satisfactory to it before it enforces the Junior Note Indenture, the Junior Notes, the Junior Note Guarantees or the Collateral Documents. Subject to certain limitations specified in the Junior Note Indenture and the Collateral Documents, holders of a majority in principal amount of the Junior Notes may direct the Junior Note Trustee in its exercise of any trust or power. The Junior Note Trustee may withhold from holders of the Junior Notes notice of any default if it determines that withholding notice is in their interests, except a default in payment of principal or interest.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

      No past, present or future director, officer, employee, incorporator, agent or stockholder of the Company, any Subsidiary Guarantor or any Heller Debtor Subsidiary, as such, will have any liability for any obligations of the Company, the Subsidiary Guarantors or the Heller Debtor Subsidiaries under the Junior Notes, the Junior Note Indenture, the Junior Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Junior Notes by accepting a Junior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Junior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Junior Notes and all obligations of the Subsidiary Guarantors discharged with respect to their Junior Note Guarantees ("Legal Defeasance") except for:

(1) the rights of holders of outstanding Junior Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Junior Notes when such payments are due from the trust referred to below;

(2) the Company's obligations with respect to the Junior Notes concerning issuing temporary Junior Notes, mutilated, destroyed, lost or stolen Junior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Junior Note Trustee, and the Company's and the Subsidiary Guarantors' obligations in connection therewith; and

(4)   the Legal Defeasance provisions of the Junior Note Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Junior Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Junior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default, Notice and Waiver" will no longer constitute an Event of Default with respect to the Junior Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Junior Note Trustee, in trust, for the benefit of the holders of the Junior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Junior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Junior Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Junior Note Trustee an opinion of counsel reasonably acceptable to the Junior Note Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Junior Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Junior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Junior Note Trustee an opinion of counsel reasonably acceptable to the Junior Note Trustee confirming that the holders of the outstanding Junior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing either: (A) on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit), or (B) in the case of Legal Defeasance, insofar as Events of Default of the type specified in clause (7) of the section above under the caption "Events of Default, Notice and Waiver" are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Note Indenture or the Junior Note Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Junior Note Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Junior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7) the Company must deliver to the Junior Note Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) in the case of Legal Defeasance, the Company must deliver to the Junior Note Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company or any of the Subsidiary Guarantors between the date of deposit and the 91st day following the deposit and assuming that no holder of Junior Notes is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

(9) no order or judgment shall prohibit the application by the Junior Note Trustee of the funds deposited to effect Legal Defeasance or Covenant Defeasance.

Insofar as Events of Default of the type specified in clauses (3), (4) or (5) of the section above under the caption "Events of Default, Notice and Waiver" are concerned, if any such event occurs at any time in the period ending on the 91st day after the date of deposit which would constitute an Event of Default had Legal Defeasance or Covenant Defeasance not occurred, then the obligations of the Company and the Subsidiary Guarantors under the Junior Note Indenture, the Junior Notes and the Junior Note Guarantees will be revived and reinstated as though no such deposit had occurred.


MARKETABILITY

      At present there is no public market for the Junior Notes, and the Company is not able to predict whether a market will develop after the offering. The Junior Notes are being sold pursuant to exemptions from registration under the Securities Act. See "Risk Factors -- Risks Related to the New Notes -- The Company may be delisted by the American Stock Exchange (AMEX)" and "Risk Factors -- Risks Related to the New Notes -- If an active trading market does not develop for the New Notes, the noteholders may not be able to resell their New Notes."

GOVERNING LAW

      The Junior Note Indenture, the Junior Notes and the Junior Note Guarantees are governed by and construed in accordance with the laws of the State of New York.

SATISFACTION AND DISCHARGE

      The Junior Note Indenture will be discharged and will cease to be of further effect as to all Junior Notes issued thereunder, when:

(1)   either:

      (a) all Junior Notes that have been authenticated and delivered, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Junior Note Trustee for cancellation; or

      (b) all Junior Notes that have not been delivered to the Junior Note Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Junior Note Trustee as trust funds in trust solely for the benefit of the holders of Junior Notes, cash in U.S. dollars, non-callable Government

            Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Junior Notes not delivered to the Junior Note Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Junior Note Indenture; and

(4) the Company has delivered irrevocable instructions to the Junior Note Trustee under the Junior Note Indenture to apply the deposited money toward the payment of the Junior Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers' certificate and an opinion of counsel to the Junior Note Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE JUNIOR NOTE TRUSTEE

      If the Junior Note Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Junior Note Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Junior Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or apply to the Securities and Exchange Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding Junior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Junior Note Trustee, subject to certain exceptions. The Junior Note Indenture provides that in case an Event of Default occurs and is continuing, the Junior Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Junior Note Trustee will be under no obligation to exercise any of its rights or powers under the Junior Note Indenture at the request of any holder of Junior Notes, unless such holder has offered to the Junior Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

REGISTRATION RIGHTS

      The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. The Debtors urge holders of Junior Notes to read the proposed form of the Registration Rights Agreement in its entirety because it, and not this description, defines the registration rights of the Qualified Junior Noteholders. See " -- Additional Information."

      The Company and the Qualified Junior Noteholders will enter into the Registration Rights Agreement on or prior to the Effective Date. Pursuant to the Registration Rights Agreement, the Company will agree to file a shelf registration statement and grant the Qualified Junior Noteholders certain demand registration rights and piggyback registration rights with respect to the Junior Notes held by Qualified Junior Noteholders. The Registration Rights Agreement will be in a form reasonably satisfactory to the Informal Bondholders' Committee.

      Qualified Junior Noteholders will be required to deliver certain information to be used in connection with any registration statement required to be filed under the Securities Act pursuant to the Registration Rights Agreement and to comply with certain other provisions of the Registration Rights Agreement in order to have their Junior Notes included in that registration statement. By acquiring Junior Notes, a Qualified Junior Noteholder will be deemed to have agreed to indemnify the Company against certain losses arising out of information furnished by that Qualified Junior Noteholder in writing for inclusion in any such registration statement. Qualified Junior Noteholders will also be required to suspend their use of the prospectus included in a registration statement under certain circumstances upon receipt of written notice to that effect from the Company.

      Holders of Junior Notes that are not Qualified Junior Noteholders will not be parties to the Registration Rights Agreement and will not have any of the rights or obligations of Qualified Junior Noteholders under the Registration Rights Agreement.

RESERVE

      Not all of the New Common Stock, the Senior Notes and the Junior Notes will be issued on the Effective Date. This is because the total amount of the Allowed Class 4 Claims will not be known until after the Effective Date, either because certain Class 4 Claims will be disputed claims or because those Claims will not have been made by their holders prior to the Effective Date. As a result, the Company will hold back from the initial issuance of New Common Stock, Senior Notes and Junior Notes on the Effective Date a percentage of the New Common Stock, the Senior Notes and the Junior Notes (the "Reserve") to be issued to holders of Class 4 Claims. The initial distribution with respect to Class 4 Claims will be made only to the holders of Class 4 Claims that have been allowed prior to the Effective Date (the "Cutoff Date"). Once the total amount of the Allowed Class 4 Claims has been determined, the shares of New Common Stock, the Senior Notes and the Junior Notes held in Reserve will be distributed pro rata among the holders of the Allowed Class 4 Claims (the date of this distribution, the "Subsequent Distribution Date").

      If the Reserve is insufficient to cover Class 4 Claims allowed after the Cutoff Date, the Company and its subsidiaries will have no further liability with respect to those Class 4 Claims and the holders of those Claims will receive proportionately lower distributions of shares of New Common Stock, Senior Notes and Junior Notes than the holders of Class 4 Claims allowed prior to the Cutoff Date.

      If the Reserve exceeds the distributions necessary to cover Class 4 Claims allowed after the Cutoff Date, the additional securities remaining in the Reserve will be distributed among all holders of Class 4 Claims so as to ensure that each holder of an allowed Class 4 Claim receives, in the aggregate, its pro rata share of the New Common Stock, the Senior Notes and the Junior Notes. In this case, the holders of Class 4 Claims allowed prior to the Cutoff Date will receive distributions of securities both on the Effective Date and on the Subsequent Distribution Date.

      The right of the holders of Class 4 Claims allowed prior to the Cutoff Date to receive additional securities from the Reserve on the Subsequent Distribution Date will be nontransferable. Subject to compliance with applicable securities laws, any additional securities issued to such holders will be freely transferable upon issuance.

ADDITIONAL INFORMATION

      Anyone who receives this document may obtain a copy of the Junior Note Indenture, the Registration Rights Agreement and the Collateral Documents without charge by writing to counsel to the Debtors: Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California, USA, 90071, Attention: Robert
A. Klyman, Esq.

CERTAIN DEFINITIONS

      Set forth below are certain defined terms used in the Junior Note Indenture. Reference is made to the Junior Note Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      "Acquired Debt" means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

      "Allowed Class 4 Claim" has the meaning given that term in the Plan.

      "Asset Sale" means:

(1) the sale, lease, conveyance or other disposition by the Company or any of its Restricted Subsidiaries of any assets or rights whether or not constituting Note Collateral; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Junior Note Indenture described above under the caption " -- Certain Rights to Require Repurchase of Junior Notes by the Company--Change in Control" and/or the provisions described above under the caption " -- Certain Covenants--Merger, Consolidation or Transfer of All or Substantially All of the Assets of the Company" and not by the provisions described above under the caption " -- Mandatory Redemption--Asset Sales of Note Collateral" or under the caption "Certain Rights to Require Repurchase of Junior Notes by the Company--Asset Sales of Non-Note Collateral;"

(2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of their Subsidiaries.

      Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) a transfer of assets between or among the Company and the Subsidiary Guarantors, between or among any Heller Debtor Subsidiaries or between or among any Unrestricted Subsidiaries;

(2) an issuance of Equity Interests by a Subsidiary of the Company to the Company or a Restricted Subsidiary;

(3) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(4)   the sale or other disposition of cash or Cash Equivalents; and

(5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption " -- Certain Covenants -- Restricted Payments."

      "Attributable Debt" in respect of a sale and leaseback transaction means the product of 8.0 multiplied by the aggregate net rental payments payable by the lessee in respect of the lease for the 12 month period commencing on the first date of the month in which such sale and leaseback transaction takes place.

      "Board of Directors" means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      "Capital Stock" means any and all shares or other equivalents (however designated) of capital stock, including all common stock and all preferred stock, in the case of a corporation, or partnership interests or other equivalents (however designated) in the case of a partnership or common shares of beneficial interest or other equivalents (however designated) in the case of a trust.

      "Carriage House" means Carriage House Assisted Living, Inc., a Delaware corporation.

      "Cash Equivalents" means:

(1)   United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party as of the Effective Date to the Heller Loan Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      "Change in Control" means the occurrence of any of the following:

(1) the sale of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or related group of Persons;

(2)   the consummation of any consolidation or merger of the Company:

      (a) in which the Company is not the continuing or surviving corporation, other than a consolidation or merger:

            (i) with a wholly-owned Subsidiary of the Company in which all of the common stock of the Company outstanding immediately prior to the effectiveness thereof is changed into or exchanged for the same consideration), or

            (ii) in which the stockholders of the Company immediately prior to the consummation of such consolidation or merger own greater than 50% of the total voting power of all classes of capital shares of the continuing or surviving corporation immediately following the consummation of such consolidation or merger; or

      (b) pursuant to which the shares of common stock of the Company are converted into cash, securities, or other property, unless the stockholders of the Company immediately prior to the consummation of such consolidation or merger own greater than 50% of the total voting power of all classes of capital shares of the continuing or surviving corporation immediately following the consummation of such consolidation or merger,

(3) the acquisition by any Person individually or any Persons (in each case other than an Excluded Person or Excluded Persons) acting together that would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with any affiliates thereof, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of greater than 50% of the total voting power of all classes of capital shares of the Company entitled to vote generally in the election of directors of the Company; or

(4) the first day on which a majority of members of the Board of Directors of the Company are not Continuing Directors.

      Notwithstanding clause (1) of the definition of "Change in Control", a Change in Control will not be deemed to have occurred as a result of a transaction in which either:

(1) the holders of the shares of common stock of the Company immediately prior to the sale of all or substantially all of the Company's assets have, directly or indirectly, at least a majority of the shares of common stock of the corporation to which such assets were sold immediately after such asset sale; or

(2) the holders of the shares of common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of common stock of the continuing or surviving corporation immediately after such consolidation or merger.

      Notwithstanding clause (3) of the definition of "Change in Control", a Change in Control will not be deemed to have occurred solely by virtue of any of the following Persons filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report) under the Exchange Act disclosing beneficial ownership by it of shares or securities of the Company, of greater than 50% of the total voting power referred to in clause (3) of the foregoing definition or otherwise:

(1)   the Company;

(2)   any Subsidiary;

(3) any employee share purchase plan, share option plan, or other share incentive plan or program;

(4)   retirement plan or automatic dividend reinvestment plan; or

(5) any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan.

      "Collateral Documents" means all agreements, instruments, documents, pledges or filings that evidence, perfect, set forth or limit the security interest of the Collateral Agent in the Note Collateral.

      "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, in each case to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

      Notwithstanding the preceding, the provisions for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by that Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

      "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specific Person or one of its Subsidiaries.

      "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Junior Note Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      "Credit Facilities" means, one or more debt facilities (including, without limitation, the facilities under the Heller Loan Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      "Designated Assets" means, collectively, the following properties owned by the Company or one of its Restricted Subsidiaries:

      (1) Magnolia House, Sabal House, Forsyth House and Stanley House, each of which is located in the State of Florida;

      (2)   Wisdom House, which is located in the State of Georgia;

      (3)   Amanda House, which is located in the State of Ohio;

      (4)   Floyd House, which is located in the State of Iowa; and

      (5) Bennett House, Chapman House, Jennings House, Monroe House and York House, each of which is located in the State of Indiana.

      "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Junior Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change in control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption " -- Certain Covenants -- Restricted Payments."

      "Domestic Subsidiary" means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

      "EBITDA" for any period for a particular assisted living facility means the Net Income for such period attributable to that facility of the entity owning such facility plus the following to the extent deducted in calculating such Net Income:

(1)   income tax expense;

(2) the consolidated interest expense of the entity that owns such facility or, if such entity owns more than one facility or has subsidiaries or other assets, the proportion of consolidated interest expense equal to the proportion of the fair market value of the assets of such entity represented by such facility;

(3)   depreciation expense related to such facility;

(4)   amortization expense related to such facility; and

(5) any management fee paid with respect to such facility to the Company or any wholly owned Subsidiary of the Company.

      "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      "Excluded Indebtedness" means, collectively:

      (1)   Indebtedness under the Heller Loan Agreement;

      (2) Indebtedness permitted to be incurred under clauses (3) and (10) of the second paragraph of the covenant entitled " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", and

      (3) Permitted Refinancing Indebtedness of the Indebtedness described in clauses (1) and (2) above incurred under clause (4) of the second paragraph of the covenant entitled " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

      "Excluded Person" means any Person who is a holder of more than 5% of all classes of capital shares of the Company as of the Effective Date.

      "Existing Indebtedness" means up to $118.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (including, for purposes of this definition, Indebtedness under the Heller Loan Agreement but excluding Indebtedness under the Senior Note Indenture and the Junior Note Indenture) in existence on the date of the Junior Note Indenture, until such amounts are repaid; provided that if the Meditrust Acquisition shall not have taken place on or before the Effective Date the aggregate principal amount of such Indebtedness shall not exceed (1) $118.0 million minus (2) the difference between $44.0 million and the aggregate principal amount of the Indebtedness under the Heller Loan Agreement.

      "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable

      Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      "HCI" means Home and Community, Inc., a Delaware corporation.

      "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates entered into in the ordinary course of business, and consistent with past practice.

      "Heller" means Heller Healthcare Finance, Inc.

      "Heller Collateral" means all property, now owned or hereafter acquired, of the Company and its Subsidiaries that, pursuant to the collateral documents entered into pursuant to the Heller Loan Agreement, is subject to a security interest in favor of the lenders under the Heller Loan Agreement or a representative on their behalf.

      "Heller Debtor Subsidiary" means any Subsidiary of the Company that:

      (1)   is a party to the Heller Loan Agreement, and

      (2) grants a security interest pursuant to the second paragraph of the provision captioned " -- Security" in one or more assisted living properties to secure the Obligations of the Company under the Junior Note Indenture, the Junior Notes and the Collateral Documents to which the Company is party.

      "Heller Loan Agreement" means the Loan Agreement, dated as of February 20, 2001, among Heller and certain Subsidiaries of the Company, as amended by First Amendment to Loan Documents, dated as of June 29, 2001, among Heller, the Company and certain Subsidiaries of the Company, as further amended by Second Amendment to Loan Documents, dated as of October 3, 2001, among Heller, the Company and certain Subsidiaries of the Company.

      "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)   in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)   in respect of banker's acceptances;

(4)   representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

(3) in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee; and

(4) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the fair market value of the asset(s) subject to such Lien.

      "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption " -- Certain Covenants -- Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption " -- Certain Covenants -- Restricted Payments."

      "Junior Note Guarantees" means the Guarantees given by the Subsidiary Guarantors in respect of the obligations under the Junior Note Indenture.

      "Junior Note Indenture" means the indenture, dated as of the date of the Senior Note Indenture, to be executed by the Company, the Subsidiary Guarantors and the Junior Note Trustee.

      "Junior Note Trustee" means the indenture trustee agreed upon between the Company and the Informal Bondholders' Committee, in its capacity as trustee under the Junior Note Indenture

      "Junior Notes" means those notes issued pursuant to the Junior Note Indenture.

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      "Meditrust Acquisition" means the acquisition by the Company and/or one or more of its Subsidiaries of sixteen properties located in Texas currently leased from T and F Properties, L.P., pursuant to an option granted by T and F Properties, L.P. to Texas ALC Partners, L.P. or its assignee on September 25, 2001.

      "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      "Net Proceeds" means:

(1) with respect to any Asset Sale, the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset
      Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied (whether pursuant to a mandatory redemption, offer to repurchase or otherwise) to repay Indebtedness secured by a security interest on the asset or assets that were the subject of such Asset Sale, including amounts required to be applied under the Senior Note Indenture to the repayment or repurchase of Senior Notes and amounts required to be applied to the repayment of Indebtedness under the Heller Loan Agreement and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; and

(2) with respect to any incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any incurrence of Indebtedness, net of the direct costs relating to such incurrence, including, without limitation, legal, accounting and investment banking fees, and sales commissions, amounts required to be applied (whether pursuant to a mandatory redemption, an offer to repurchase or otherwise) under the Senior Note Indenture to the repayment of the Senior Notes in accordance with the covenant in the Description of the Senior Notes attached to the Disclosure Statement under the caption "--Certain
      Rights to Repurchase of Senior Notes by the Company -- Incurrence of Indebtedness," and amounts required to be applied (whether pursuant to a mandatory redemption, an offer to repurchase or otherwise) to refinance, replace, defease or refund any then existing Indebtedness secured by a security interest on an asset of the Company or any Restricted Subsidiary, if the net proceeds of such new Indebtedness are used to refinance, replace, defease or refund such existing Indebtedness.

      "New Common Stock" means the common stock of the Company to be issued on or after the Effective Date pursuant to the Plan.

      "Non-Recourse Debt" means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Senior Notes or the Junior Notes or the Heller Loan Agreement) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      "Note Collateral" means all property, now owned or hereafter acquired, of the Company, the Subsidiary Guarantors and the Heller Debtor Subsidiaries that, pursuant to the Collateral Documents, is subject to a security interest in favor of the Collateral Agent.

      "Obligations" means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "Permitted Business" means:

(1) the assisted living residence business, including nursing facilities, long-term care facilities or other facilities used or useful in the provision of healthcare services;

(2) the provision of personal care and support (including nursing) services in connection with the assisted living residence business; and

(3) any business that is ancillary to any of the foregoing, including, without limitation, rehabilitation programs, therapies, pharmaceutical services, participation in provider service organizations, health care information services business, distribution of medical supplies, geriatric care and home healthcare or other businesses which provide ancillary services to residents in long-term and specialty healthcare facilities.

      "Permitted Investments" means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)   any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

      (a)   such Person becomes a Restricted Subsidiary of the Company; or

      (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenants described above under the captions " -- Mandatory Redemption -- Asset Sales of Note Collateral" and "Certain Rights to Require Repurchase of Junior Notes by the Company--Asset Sales of Non-Note Collateral";

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise of obligations of such Persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)   Hedging Obligations;

(8) Investments represented by accounts receivable created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(9) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and worker's compensation, performance and other similar deposits; and

(10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $5.0 million.

      "Permitted Junior Securities" means:

(1)   Equity Interests in the Company or any Subsidiary Guarantor; or

(2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Junior Notes and the Junior Note Guarantees are subordinated to Senior Indebtedness under the Junior Note Indenture.

      "Permitted Liens" means:

(1)   Liens created, or intended to be created, under the Collateral Documents;

(2) Liens on assets of the Company or any Restricted Subsidiary securing Indebtedness and other Obligations under Credit Facilities that are permitted by the terms of the Junior Note Indenture to be incurred;

(3) Liens in favor of the Company, the Subsidiary Guarantors or the Heller Debtor Subsidiaries;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition of such property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)   Liens on assets or rights which are not Note Collateral and which secure:

      (a) Indebtedness permitted by clause (3) or clause (10) of the second paragraph of the covenant entitled " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; or

      (b) Indebtedness permitted under any clause of such covenant so long as the Senior Notes are repaid in full with the proceeds of, and concurrently with the incurrence of, such Indebtedness;

(8)   Liens existing on the date of the Junior Note Indenture;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that are not Indebtedness that do not exceed $1.0 million at any one time outstanding;

(11) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(12) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent for a period of more than 90 days or which are being contested in good faith; provided that a reserve or other appropriate provision as shall be required by GAAP shall have been made therefor;

(13) easements, rights-of-way, restrictions, zoning, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business or assets of the Company and its Restricted Subsidiaries, taken as a whole, incurred in the ordinary course of business;

(14) Liens arising by reason of any judgment not constituting an Event of Default under the Junior Note Indenture; provided that:

      (a) such Liens are being contested in good faith by appropriate proceedings, and

      (b) such Liens are adequately bonded or adequate reserves have been established on the books of the Company in accordance with GAAP;

(15) Uniform Commercial Code financing statements filed for precautionary purposes in connection with any true lease of property leased by the Company or any of its Restricted Subsidiaries; provided that any such financing statement does not cover any property other than the property subject to such lease and the proceeds thereof; and

(16)  renewals or refundings of any Liens referred to in clauses (1), (2), (4),
      (5), (7), (8) and (11) above; provided that:

      (a) such new Liens will be limited to all or part of the same property that secured the original Liens (plus improvements to or on such property); and

      (b) the principal amount of the Indebtedness secured by such Liens at such time is not increased to any amount greater than the sum of
            (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (2), (4),
            (5), (7), (8) and (11) above immediately prior to such renewal or refunding, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewals or refundings.

      "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Junior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Junior Notes on terms at least as favorable to the holders of the Junior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

      "Pro Rata Share" has the meaning given that term in the Plan.

      "Qualified Junior Noteholders" means the holders of Senior Notes, Junior Notes or New Common Stock on the Effective Date that are "Qualified Holders" as defined in the Registration Rights Agreement.

      "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Effective Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

      "Release Price" means, with respect to any Asset Sale of a property, the greater of (1) the product of 6.5 multiplied by the EBITDA of such property for the period of two fiscal quarters of the Company ending immediately prior to the date of such Asset Sale multiplied by 2.0, and (2) the product of $10,000 multiplied by the number of units in such property.

      "Restricted Investment" means an Investment other than a Permitted Investment.

      "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      "Senior Indebtedness" means:

(1) the Senior Notes issued pursuant to the Senior Note Indenture and the Senior Note Guarantees;

(2) the Indebtedness under the Heller Loan Agreement and any Guarantees of that Indebtedness given by any Subsidiary Guarantor;

(3)   all Obligations with respect to the items listed in the preceding clauses
      (1) and (2).

      Notwithstanding anything to the contrary in the preceding, Senior Indebtedness will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company;

(2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

(3)   any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the Junior Note Indenture.

      "Senior Notes" means those notes issued pursuant to the Senior Note Indenture.

      "Senior Note Guarantee" means the Guarantee executed by each Subsidiary Guarantor pursuant to the Senior Note Indenture.

      "Senior Note Indenture" means that indenture, dated as of the date of the Junior Note Indenture, to be executed by the Company, the Subsidiary Guarantors and the Senior Note Trustee.

      "Senior Note Trustee" means the indenture trustee agreed upon between the Company and the Informal Bondholders' Committee, in its capacity as trustee under the Senior Note Indenture.

      "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      "Subsidiary" means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      "Subsidiary Guarantors" means each of:

(1)   Carriage House,

(2)   HCI, and

(3) any other Restricted Subsidiary of the Company that executes a Junior Note Guarantee in accordance with the terms of the Junior Note Indenture.

      "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such
Subsidiary:

(1)   has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries;

(5) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries; provided that if such Unrestricted Subsidiary fails to have at least one such director, such Unrestricted Subsidiary shall not cease to be an Unrestricted Subsidiary solely because of its failure to have at least one such director so long as such Unrestricted Subsidiary is using its commercially reasonable efforts to appoint at least one such director; and

(6) does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary.

      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Junior Note Trustee by filing with the Junior Note Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption " -- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Junior Note Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred

Stock," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)   the then outstanding principal amount of such Indebtedness.

      "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                                                                       EXHIBIT I
                                                     TO THE DISCLOSURE STATEMENT


                         DESCRIPTION OF THE SENIOR NOTES

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Capitalized terms used in this description that are not otherwise defined under the subheading "Certain Definitions" have the meanings attributable to them in the Plan. In this description, the word "the Company" refers only to Assisted Living Concepts, Inc. and not to any of its Subsidiaries.

         The Senior Notes will be issued under an indenture, dated as of the Effective Date (the "Senior Note Indenture"), to be executed by the Company, the Subsidiary Guarantors and an indenture trustee to be agreed upon between the Company and the Informal Bondholders' Committee, as the trustee under the Senior
Note Indenture (the "Senior Note Trustee") in a transaction that is not subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

         The following description is a summary of the material provisions of the Senior Note Indenture, the Collateral Documents and the Registration Rights Agreement. It does not restate the Senior Note Indenture, the Collateral Documents and the Registration Rights Agreement in their entirety. The Debtors urge you to read the Senior Note Indenture, the Collateral Documents and the Registration Rights Agreement because they, and not this description, define the rights of the holders of the Senior Notes. Copies of the Senior Note Indenture, the Collateral Documents and the Registration Rights Agreement will be available upon request to the address specified under the caption "Additional Information" no later than 10 days prior to the Confirmation Hearing in a form reasonably satisfactory to the Informal Bondholders' Committee.

BRIEF DESCRIPTION OF THE SENIOR NOTES AND THE SENIOR NOTE GUARANTEES

                  THE SENIOR NOTES

         The Senior Notes:

         -    will be senior secured obligations of the Company,

         - will rank senior in right of payment to the Junior Notes and to all future subordinated indebtedness of the Company,

         - will rank pari passu in right of payment with all current and future senior indebtedness of the Company, including the indebtedness under the Heller Loan Agreement,

- will be secured as described under "-Security-Security for the Senior Notes and the Senior Note Guarantees," and

-    are unconditionally guaranteed by the Subsidiary Guarantors.

                           THE SENIOR NOTE GUARANTEES

         The Senior Notes are guaranteed by each of the Company's Subsidiaries that is a Subsidiary Guarantor. The Heller Debtor Subsidiaries will not guarantee the Senior Notes.

         Each Senior Note Guarantee:

         -    will be a senior secured obligation of each Subsidiary Guarantor,

         - will rank senior in right of payment to the Junior Note Guarantees and to all future subordinated indebtedness of each Subsidiary Guarantor,

         - will rank pari passu in right of payment with all current and future senior indebtedness of each Subsidiary Guarantor, including any Guarantees in respect of the indebtedness under the Heller Loan Agreement, and

         - will be secured by the Note Collateral owned by the Subsidiary Guarantors.

         As of the Effective Date, all of the Subsidiary Guarantors will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries," the Company will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." The Company's Unrestricted Subsidiaries will not be subject to many of the restrictive covenants and our Unrestricted Subsidiaries will not guarantee the Senior Notes.

PRINCIPAL, MATURITY AND INTEREST

         The Senior Notes will mature on the seventh anniversary of the Effective Date. The Senior Notes will be limited to $40.25 million aggregate principal amount and will bear interest payable semiannually in arrears at the per annum rate of 10.0%. The interest payment dates will be the first day of the month in each year that is six months and twelve months, respectively, after the Effective Date, commencing on the first day of the sixth month after the Effective Date. The Company will pay interest on the Senior Notes to the Persons who are registered holders of Senior Notes at the close of business on the 15th day of the month immediately preceding each interest payment date. Principal (and premium, if any) and interest on the Senior Notes will be payable, and transfers thereof will be registerable, at the office or agency of the Company maintained for such purposes, initially at the offices of the Senior Note Trustee.

METHODS OF RECEIVING PAYMENTS ON THE SENIOR NOTES

         If a holder of Senior Notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that holder's Senior Notes in accordance with those instructions. All other payments on Senior Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders of the Senior

Notes at their address set forth in the register of holders of Senior Notes. Holders must surrender Senior Notes to a Paying Agent to collect principal payments.

PAYING AGENT AND REGISTRAR FOR THE SENIOR NOTES

         Initially, the Senior Note Trustee will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar upon prior written notice to the Senior Note Trustee and may act in any such capacity itself.

BOOK-ENTRY, DELIVERY AND FORM OF SENIOR NOTES

         Except as described in the next paragraph, the Senior Notes will be issued in the form of one or more global senior notes (the "Global Senior Notes"). The Global Senior Notes will be deposited on the Effective Date or the Subsequent Distribution Date, as applicable, with The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Senior Note Holder").

         Senior Notes that are issued as described below under " -- Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Senior Notes"). Upon the transfer of Certificated Senior Notes, Certificated Senior Notes may, unless all of the Global Senior Notes have previously been exchanged for Certificated Senior Notes, be exchanged for an interest in the Global Senior Note representing the principal amount of Senior Notes being transferred, subject to the transfer restrictions set forth in the Senior Note Indenture.

         DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

         DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Senior Notes, DTC will credit the accounts of Participants designated by the Company with portions of the principal amount of the Global Senior Notes; and

(2) ownership of these interests in the Global Senior Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Senior Notes).

         Prospective purchasers are advised that the laws of some States require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Senior Note to such Persons will be limited to such extent.

         So long as the Global Senior Note Holder is the registered owner of any Senior Notes, the Global Senior Note Holder will be considered the sole holder under the Senior Note Indenture of any Senior Notes evidenced by the Global Senior Notes. Beneficial owners of Senior Notes evidenced by the Global Senior Notes will not be considered the owners or holders of the Senior Notes under the Senior Note Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Senior Note Trustee. Neither the Company nor the Senior Note Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Senior Notes.

         Payments in respect of the principal of, and interest and premium, if any, on a Global Senior Note registered in the name of the Global Senior Note Holder on the applicable record date will be payable by the Senior Note Trustee to or at the direction of the Global Senior Note Holder in its capacity as the registered holder of the Senior Notes under the Senior Note Indenture. Under the terms of the Senior Note Indenture, the Company and the Senior Note Trustee will treat the Persons in whose names the Senior Notes, including the Global Senior Notes, are registered as the owners of the Senior Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Senior Note Trustee nor any agent of the Company or the Senior Note Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Senior Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Senior Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

         DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Senior Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Senior Note Trustee or the Company. Neither the Company nor the Senior Note Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Notes, and the

Company and the Senior Note Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

CERTIFICATED NOTES

         If:

(1) the Company notifies the Senior Note Trustee in writing that DTC is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or

(2) upon request to the Senior Note Trustee by any Person having a beneficial interest in a Global Senior Note, following the occurrence and during the continuation of a Default or Event of Default,

then, upon surrender by the Global Senior Note Holder of its Global Senior Notes, Senior Notes in certificated form will be issued to each Person that the Global Senior Note Holder and DTC identify as being the beneficial owner of the related Senior Notes. All such Certificated Senior Notes will be subject to the legend requirements set forth in the Senior Note Indenture.

         Neither the Company nor the Senior Note Trustee will be liable for any delay by the Global Senior Note Holder or DTC in identifying the beneficial owners of Senior Notes, and the Company and the Senior Note Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Senior Note Holder or DTC for all purposes.

TRANSFER AND EXCHANGE

         The Senior Notes are in fully registered form without coupons in denominations of $1,000 or any multiples thereof (except that the initial issuance of Senior Notes to each noteholder shall be in a principal amount equal to such noteholder's Pro Rata Share of its Allowed Class 4 Claim(s) multiplied by $40,250,000). A holder may transfer or exchange Senior Notes in accordance with the Senior Note Indenture. No service charge will be made for any registration, transfer or exchange of Senior Notes, except for any tax or other governmental charges that may be imposed in connection with such registration, transfer or exchange. The Registrar need not transfer or exchange any Senior Notes selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Senior Notes for a period of 15 days before selecting Senior Notes to be redeemed. The registered holder of a Senior Note may be treated as its owner for all purposes.

SENIOR NOTE GUARANTEES

         The Senior Notes will be guaranteed by each of the Subsidiary Guarantors. The Senior Note Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Senior Note Guarantee will be limited as necessary to prevent that Senior Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Risks Related to the New Notes -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

         The Senior Note Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the provisions of the Senior Note Indenture entitled "Mandatory Redemption -- Asset Sales of Note Collateral" or "Certain Rights to Require Repurchase of Senior Notes by the Company -- Asset Sales of Non-Note Collateral";

(2) in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the provisions of the Senior Note Indenture entitled "Certain Rights to Require Repurchase of Senior Notes by the Company -- Asset Sales of Non-Note Collateral";

(3) if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Note Indenture; or

(4) at such time, if any, as that Subsidiary Guarantor ceases to be party to any of the Collateral Documents or all of the security interests granted by that Subsidiary Guarantor in Note Collateral are released in accordance with the Senior Note Indenture or the Collateral Documents.

See " -- Mandatory Redemption -- Asset Sales of Note Collateral" and " -- Certain Rights to Require Repurchase of Senior Notes by the Company -- Asset Sales of Non-Note Collateral".


SECURITY

          SECURITY FOR THE SENIOR NOTES AND THE SENIOR NOTE GUARANTEES

         The Senior Notes and the Senior Note Guarantees will be secured, subject to certain permitted liens, by a first priority security interest in the following Note Collateral:

- each assisted living facility owned by the Company and its Subsidiaries and that is unencumbered as of October 1, 2001, and

- each assisted living facility owned by the Company and its Subsidiaries that becomes unencumbered before or as of the Effective Date.

         In addition, to the extent the Note Collateral has a fair market value on the Effective Date of less than $75.0 million, the Company will, or will cause one or more of its Subsidiaries to, grant security interests in all of the Heller Collateral in order to provide holders of the Senior Notes with Note Collateral having a total fair market value of at least $75.0 million. For purposes of the immediately preceding sentence, the fair market value of any real property included in the Note Collateral shall be equal to the greater of
(1) the product of 6.5 multiplied by the EBITDA of such real property for the period of two fiscal quarters of the Company ending immediately prior to the Effective Date multiplied by 2.0, and (2) the product of $10,000 multiplied by the number of units in such property. The Company will attach to the Senior Note Indenture a schedule agreed upon with the Informal Bondholders' Committee listing the number of units in each real property included in the Note Collateral.

         The Company, the Subsidiary Guarantors and the Heller Debtor Subsidiaries will enter into Collateral Documents providing for the grant by the Company, the Subsidiary Guarantors and the Heller Debtor Subsidiaries for the benefit of the holders of the Senior Notes, of a security interest in the Note Collateral. A collateral agent (the "Collateral Agent") will be appointed to hold the security interests in the Note Collateral for the benefit of the holders of the Senior Notes and Junior Notes. These security interests will secure the payment and performance when due of all of the obligations of (1) the Company under the Senior Note Indenture, the Senior Notes and the Collateral Documents to which the Company or any Heller Debtor Subsidiary is a party, and
(2) the Subsidiary Guarantors under the Senior Note Guarantees and the Collateral Documents to which the Subsidiary Guarantors are party.

                           INTERCREDITOR ARRANGEMENTS

         In the event that any of the Heller Collateral is included in the Note Collateral as described under the caption " -- Security" above, the Company, the Subsidiary Guarantors, the Heller Debtor Subsidiaries, the Senior Note Trustee and the Junior Note Trustee will enter into an intercreditor agreement with the holders of the indebtedness under the Heller Loan Agreement or a representative on their behalf. That intercreditor agreement will be in form and substance reasonably satisfactory to the Informal Bondholders' Committee. It will, among other things, limit the exercise of remedies by the holders of the Senior Notes and the Junior Notes against Note Collateral to the extent that it also constitutes Heller Collateral and against any Subsidiary Guarantor or Heller Debtor Subsidiary that directly or indirectly owns Heller Collateral.

         Although the Junior Notes will be secured by a second priority security interest in the Note Collateral, the interests of the holders of Junior Notes will be subordinated to the interests of the holders of Senior Notes. The Junior Note Trustee and holders of the Junior Notes will only be able to cause the commencement of steps to realize upon their junior security interest in the Note Collateral if:

(1) the final maturity date of the Senior Notes has passed and the Senior Note Trustee or the holders of Senior Notes have not commenced such steps within 60 days of such date;

(2) the remaining principal amount of Senior Notes then outstanding constitutes less than 10% of the remaining principal amount of Junior Notes then outstanding; or

(3)      such time as:

         (a) holders of Junior Notes have not received interest or any other amounts payable under the Junior Notes for a period of 181 days from the date of required payment, and

         (b) the principal of the Senior Notes has not been accelerated and the Senior Note Trustee or holders of the Senior Notes have not commenced steps to foreclose or otherwise realize upon the security interest of holders of the Senior Notes in the Note Collateral.

         In any event, so long as the principal amount of the Senior Notes is more than the principal amount of the Junior Notes, the holders of Senior Notes shall direct any actions and make any decisions required in connection with realizing upon the Note Collateral. At such time as the principal amount of the Senior Notes is less than the principal amount of the Junior Notes, the holders of more than 50% of the aggregate principal amount of the Senior Notes and Junior Notes then outstanding shall direct any actions and make any decisions required in connection with realizing upon the Note Collateral.

MANDATORY REDEMPTION - ASSET SALES OF NOTE COLLATERAL

         The Company will be required to redeem Senior Notes prior to their final maturity date as described below.

         If on any date the Company or any Restricted Subsidiary shall receive Net Proceeds from any Asset Sale of Note Collateral, then within 10 days after the receipt of such Net Proceeds, the Company shall deliver to the Senior Note Trustee an amount sufficient to allow the Senior Note Trustee, on behalf of the Company, to redeem a principal amount of Senior Notes equal to such Net Proceeds, pro rata in accordance with the outstanding principal amount of the Senior Notes (subject to the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed), at a redemption price equal to 100% of the principal amount thereof together with accrued and unpaid interest on the Senior Notes. See " -- Notice."

         Notwithstanding the preceding paragraph, the Company will not, and will not permit its Restricted Subsidiaries to, make an Asset Sale of assets or rights constituting Note Collateral unless:

(1) except in the case of an Asset Sale of a Designated Asset, the amount of the gross proceeds of such Asset Sale equals or exceeds the total Release Price relating to the Note Collateral which is the subject of such Asset Sale, and

(2) the ratio of the aggregate fair market value of the Note Collateral after giving effect to such Asset Sale to the aggregate principal amount of the Indebtedness under the Senior Notes and the Junior Notes, after giving effect to the mandatory redemption required by the preceding paragraph is not less than 1.6:1.0.

         Notwithstanding the preceding paragraphs, the Company will not be required to redeem Senior Notes under this covenant until such time as the aggregate Net Proceeds of all Asset Sales of Note Collateral made since (1) the date of the Senior Note Indenture, in the case of the initial mandatory redemption of Senior Notes, or (2) the date of the immediately preceding mandatory redemption of Senior Notes, in the case of any subsequent mandatory redemption of Senior Notes, equals or exceeds $1.0 million; provided that, prior to such redemption, such Net

Proceeds will be deposited in an interest bearing cash collateral account pledged for the benefit of the holders of Senior Notes and Junior Notes.

OPTIONAL REDEMPTION

         The Company may, at its option at any time after the Effective Date, redeem all, but not less than all, of the Senior Notes, on at least 30 days' but not more than 60 days' notice to each holder of Senior Notes to be redeemed in cash at its registered address, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date.

RELEASE OF SECURITY INTERESTS IN NOTE COLLATERAL

         SALE OF NOTE COLLATERAL

         In the event that any Note Collateral is sold in accordance with the provisions of the Senior Note Indenture and the Net Proceeds of such sale are applied to repay the Senior Notes in accordance with the terms of the covenant entitled "Mandatory Redemption -- Asset Sales of Note Collateral" contained in this description, the Collateral Agent will release the security interests in favor of the Collateral Agent in the Note Collateral sold; provided, that the Collateral Agent shall have received from the Company an officer's certificate that such Net Proceeds have been or will be applied in accordance with the Senior Note Indenture and Junior Note Indenture; provided further that, prior to the application of such Net Proceeds, such Net Proceeds will be deposited in an interest bearing cash collateral account pledged for the benefit of the holders of Senior Notes and Junior Notes.

         REDEMPTION OF SENIOR NOTES

         In the event that the Company redeems all of the Senior Notes in accordance with the provisions of the Senior Note Indenture, the Collateral Agent will release the security interests in the Note Collateral securing the Senior Notes, the Senior Note Indenture and the related Subsidiary Guarantees.

         REPURCHASE OF SENIOR NOTES

         In the event that the Company repurchases (other than with the proceeds of an Asset Sale) all or some of the Senior Notes and/or Junior Notes, in each case in accordance with the provisions of the Senior Note Indenture and/or the Junior Note Indenture, as applicable, the Collateral Agent will release the security interests in such Note Collateral as the Company shall identify in writing to the Collateral Agent, provided that:

(1) no Note Collateral shall be released pursuant to this provision until the aggregate principal amount of the Notes repurchased in accordance with the Senior Note Indenture and the Junior Note Indenture exceeds $10.0 million;

(2) the ratio of the aggregate fair market value of the Note Collateral after giving effect to such release of Note Collateral to the aggregate principal amount of the Indebtedness under the Senior Notes and the Junior Notes after giving effect to such repurchase is not less than 1.6:1.0; and

(3) the Collateral Agent shall have received from the Company an officer's certificate that such repurchase has been or will be effected in accordance with the Senior Note Indenture and/or the Junior Note Indenture, as applicable.

         For purposes of this provision, the fair market value of any property included in the Note Collateral so released shall not be less than the greater of (1) the product of 6.5 multiplied by the EBITDA of such real property for the period of two fiscal quarters of the Company ending immediately prior to the date on which such Note Collateral is released multiplied by 2.0, and (2) the product of $10,000 multiplied by the number of units in such real property.

NOTICE

         Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Senior Note Indenture. Notices of redemption may not be conditional.

         On and after the redemption date, interest ceases to accrue on Senior Notes called for redemption.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF SENIOR NOTES BY THE COMPANY

                  CHANGE IN CONTROL

         In the event of any Change in Control of the Company occurring after the date of issuance of the Senior Notes and on or prior to maturity, each holder of Senior Notes will have the right, at such holder's option, to require the Company to repurchase all or any part of such holder's Senior Notes on the date (the "Repurchase Date") that is 75 days after the date the Company gives notice of the Change in Control at a price (the "Repurchase Price") equal to 101.0% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company will be required to deposit with the Senior Note Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Senior Notes that are to be repaid on the Repurchase Date.

         On or before the 15th day after the occurrence of a Change in Control, the Company is obligated to mail to all holders a notice of:

         -    the event constituting, and the date of, the Change in Control,

         -    the Repurchase Date,

         -    the date by which the repurchase right must be exercised,

         -    the Repurchase Price for Senior Notes, and

         - the procedures that a holder of Senior Notes must follow to exercise a repurchase right.

         To exercise the repurchase right, a holder of a Senior Note must deliver, on or before the tenth day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Senior Note Trustee of the holder's exercise of its repurchase right, together with the certificates evidencing the Senior Notes with respect to which the right is being duly exercised, duly endorsed for transfer.

         There is no definition of the phrase "all or substantially all" as applied to the Company's assets and used in the definition of Change in Control in the Senior Note Indenture, and there is no clear definition of the phrase under applicable law. As a result of the uncertainty of the meaning of this phrase, in the event the Company were to sell a significant amount of its assets, the holders and the Company may disagree over whether the sale gives rise to the right of holders to require the Company to repurchase the Senior Notes. In such event, the holders would likely not be able to require the Company to repurchase unless and until the disagreement were resolved in favor of the holders of Senior Notes.

         In the event a Change in Control occurs and the holders exercise their rights to require the Company to repurchase Senior Notes, the Company intends to comply with any applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase. The Change in Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management.

                  INCURRENCE OF INDEBTEDNESS

         In the event that the Company or any Restricted Subsidiary shall receive Net Proceeds from an incurrence of Indebtedness (other than Excluded Indebtedness) occurring after the date of issuance of the Senior Notes and on or prior to maturity, the Company shall offer to repurchase the Senior Notes, pro rata in accordance with the outstanding principal amount of the Senior Notes (subject to the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed), with such Net Proceeds, at a repurchase price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest on the Senior Notes. The repurchase date (the "Repurchase Date") shall be the date that is 75 days after the date the Company gives notice of such incurrence of Indebtedness. On or prior to the Repurchase Date, the Company will be required to deposit with the Senior Note Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Senior Notes that are to be repaid on the Repurchase Date.

         On or before the 15th day after the incurrence of such Indebtedness, the Company is obligated to mail to all holders a notice of:

         - the event constituting, and the date of, the incurrence of Indebtedness,

         -    the Repurchase Date,

         -    the date by which the repurchase right must be exercised,

         -    the Repurchase Price for Senior Notes, and

         - the procedures that a holder of Senior Notes must follow to exercise a repurchase right.

         To exercise the repurchase right, a holder of a Senior Note must deliver, on or before the tenth day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Senior Note Trustee of the holder's exercise of its repurchase right, together with the certificates evidencing the Senior Notes with respect to which the right is being duly exercised, duly endorsed for transfer.

         In the event an incurrence of Indebtedness occurs and the holders exercise their rights to require the Company to repurchase Senior Notes, the Company intends to comply with any applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

         Notwithstanding the preceding paragraphs, the Company shall not be required to offer to repurchase Senior Notes until such time as the aggregate Net Proceeds of all Asset Sales of assets or rights that do not constitute Note Collateral and the Net Proceeds of all incurrences of Indebtedness, in each case that are required to be used to offer to repurchase Senior Notes, since (1) the date of the Senior Note Indenture, in the case of the initial offer to repurchase Senior Notes, or (2) the date of the immediately preceding offer to repurchase Senior Notes, in the case of any subsequent offer to repurchase Senior Notes, equals or exceeds $3.0 million; provided, that prior to such repurchase, such Net Proceeds will be deposited in an interest bearing cash collateral account pledged for the benefit of the holders of Senior Notes and Junior Notes.

                  ASSET SALES OF NON-NOTE COLLATERAL

         In the event that the Company or any Restricted Subsidiary shall receive Net Proceeds from an Asset Sale of assets or rights that do not constitute Note Collateral occurring after the date of issuance of the Senior Notes and on or prior to maturity, the Company shall offer to repurchase the Senior Notes, pro rata in accordance with the outstanding principal amount of the Senior Notes (subject to the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed), with such Net Proceeds, at a repurchase price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest on the Senior Notes. The repurchase date (the "Repurchase Date") shall be the date that is 75 days after the date the Company gives notice of such Asset Sale. On or prior to the Repurchase Date, the Company will be required to deposit with the Senior Note Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Senior Notes that are to be repaid on the Repurchase Date.

         On or before the 15th day after such Asset Sale, the Company is obligated to mail to all holders a notice of:

         -    the event constituting, and the date of, the Asset Sale,

         -    the Repurchase Date,

         -    the date by which the repurchase right must be exercised,

         -    the Repurchase Price for Senior Notes, and

         - the procedures that a holder of Senior Notes must follow to exercise a repurchase right.

         To exercise the repurchase right, a holder of a Senior Note must deliver, on or before the tenth day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Senior Note Trustee of the holder's exercise of its repurchase right, together with the certificates evidencing the Senior Notes with respect to which the right is being duly exercised, duly endorsed for transfer.

         In the event an Asset Sale of assets or rights that do not constitute Note Collateral occurs and the holders exercise their rights to require the Company to repurchase Senior Notes, the Company intends to comply with any applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

         Notwithstanding the preceding paragraphs, the Company shall not be required to offer to repurchase Senior Notes until such time as the aggregate Net Proceeds of all Asset Sales of assets or rights that do not constitute Note Collateral and the Net Proceeds of all incurrences of Indebtedness, in each case that are required to be used to offer to repurchase Senior Notes, since (1) the date of the Senior Note Indenture, in the case of the initial offer to repurchase Senior Notes, or (2) the date of the immediately preceding offer to repurchase Senior Notes, in the case of any subsequent offer to repurchase Senior Notes, equals or exceeds $3.0 million; provided, that prior to such repurchase, such Net Proceeds will be deposited in an interest bearing cash collateral account pledged for the benefit of the holders of Senior Notes and Junior Notes.

         The agreements governing the Company's other indebtedness may contain prohibitions on certain events, including events that would constitute a Change in Control, an Asset Sale or an incurrence of Indebtedness. In addition, the exercise by the holders of Senior Notes of their right to require the Company to repurchase the Senior Notes upon a Change in Control, an incurrence of Indebtedness or an Asset Sale or the redemption by the Company of the Senior Notes upon an Asset Sale could cause a default under these other agreements, even if the Change in Control, Asset Sale or incurrence of Indebtedness itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of Senior Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors -- Risks Related to the New Notes -- The Company may not have the ability to raise the funds necessary to finance the change in control offer required by the Senior Note Indenture and the Junior Note Indenture" and "Risk Factors -- Risks Related to the New Notes -- The Company may not have the ability to repurchase the New Notes upon an asset sale."

CERTAIN COVENANTS

                     RESTRICTED PAYMENTS

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or any Restricted Subsidiary of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any Person (other than the Company or any of its Wholly Owned Restricted Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Notes or the Senior Note Guarantees, except a payment of interest or principal and premium, if any, at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Senior Note Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

         (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Senior Note Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

         (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Senior Note Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company

                  (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

         (c) (i) to the extent that any Restricted Investment that was made after the date of the Senior Note Indenture is sold for cash or otherwise liquidated or repaid for cash for an amount in excess of the initial amount of such Restricted Investment, the sum of (x) 50% of the cash proceeds with respect to such Restricted Investment in excess of the aggregate amount invested in such Restricted Investment (less the cost of disposition, if any) and (y) the aggregate amount invested in such Restricted Investment, and (ii) to the extent that any such Restricted Investment is sold for cash or otherwise liquidated or repaid in cash for an amount equal to or less than the initial amount of such Restricted Investment, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); provided that the amount of any Net Proceeds that are applied to repurchase the Senior Notes pursuant to the covenant entitled "Certain Rights to Require Repurchase of Senior Notes by the Company -- Asset Sales of Non-Note Collateral" will be excluded from this clause (3)(c) to the extent otherwise includible; plus

         (d) 50% of any dividends received by the Company or a Restricted Subsidiary after the date of the Senior Note Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus

         (e) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of the Senior Note Indenture, the lesser of (i) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

         So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Senior Note Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Junior Notes in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; and

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $250,000 in any twelve-month period.

         The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors in good faith, whose resolution with respect thereto will be delivered to the Senior Note Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $3.0 million. Not later than the date of making any Restricted Payment, the Company will deliver to the Senior Note Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Senior Note Indenture.

           INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

         The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock , and the Company's Subsidiaries may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least
2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(2) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Senior Notes, the Junior Notes and the related Subsidiary Guarantees to be issued on the date of the Senior
         Note Indenture and the date of the Junior Note Indenture, respectively, or pursuant to the covenant below entitled "Additional Subsidiary Guarantees" or the covenant entitled "Additional Subsidiary Guarantees" in the Description of the Junior Notes;

(3) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (3), not to exceed $2.5 million at any time outstanding;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Senior Note Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4) or (10) of this paragraph;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

         (a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Notes, in the case of the Company, or its Senior Note Guarantee, in the case of a Subsidiary Guarantor; and

         (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Senior Note Indenture to be outstanding;

(7) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(9) Indebtedness of the Company or any Restricted Subsidiary to the extent that the Net Proceeds thereof are promptly:

         (a) used to purchase Senior Notes tendered in an offer to purchase made as a result of a Change in Control, or

         (b) deposited to defease the Senior Notes as described under " -- Legal Defeasance and Covenant Defeasance",

(10) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including Acquired Debt) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $5.0 million; and

(11) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (11).

         The Company will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Senior Notes on substantially identical terms; provided, however, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

         For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through

(11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

                  LIENS

         The Company will not, and will not permit any of its Subsidiaries to directly or indirectly (1) create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset of the Company or any of its Subsidiaries now owned or hereafter acquired or on any income or profits therefrom, or (2) assign or convey any right to receive income therefrom, securing Indebtedness, Attributable Debt or trade payables, except Permitted Liens.

                  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities (including, without limitation, the Heller Loan Agreement) as in effect on the date of the Senior Note Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Senior Note Indenture;

(2)      the Senior Note Indenture, the Senior Notes and the Senior Note
         Guarantees;

(3)      the Junior Note Indenture, the Junior Notes and the Junior Note
         Guarantees;

(4)      applicable law;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Senior Note Indenture to be incurred;

(6) customary non-assignment provisions in any contract or licensing agreement entered into in the ordinary course of business and consistent with past practices;

(7) purchase money obligations or Capital Lease Obligations or other mortgage financings permitted to be incurred pursuant to clause (3) of the second paragraph under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption " -- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

                  MERGER, CONSOLIDATION OR THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY

         The Company may not, in a single transaction or through a series of related transactions, consolidate with or merge into, or transfer all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to, another Person in any transaction in which the Company is not the continuing or surviving entity, unless:

(1) the resulting, surviving or transferee Person is a corporation which assumes by supplemental indenture, in form satisfactory to the Senior Note Trustee, all the obligations of the Company under the Senior Notes, the Senior Note Indenture and the Registration Rights Agreement or is a reorganization within the meaning of Section

         368(a)(1)(B) of the Internal Revenue Code, and the Senior Note Indenture remains in full force and effect;

(2) such corporation is organized and existing under the laws of the United States, a State thereof or the District of Columbia although it in turn may be owned by a foreign entity;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing and the officers' certificate referred to in the following paragraph reflects that such officers are not aware of any such Default or Event of Default that shall have occurred and be continuing; and

(4) the Company shall have delivered to the Senior Note Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Senior Note Indenture.

         Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Company in accordance with the preceding paragraph:

(1) the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made will succeed to, and will be substituted for, and may exercise every right and power of, the Company under the Senior Note Indenture and the Registration Rights Agreement with the same effect as if such successor corporation has been named as the Company in the Senior Note Indenture and the Registration Rights Agreement;

(2) the Company shall thereupon be relieved of any further obligation or liability thereunder or upon the Senior Notes; and

(3) the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated.

         Such successor corporation thereupon may cause to be signed, and may issue either in its own name or in the name of Assisted Living Concepts, Inc., any or all of the Senior Notes issuable under the Senior Note Indenture which theretofore shall not have been signed by the Company and delivered to the Senior Note Trustee. Upon the order of such successor corporation, instead of the Company, and subject to all the terms, conditions and limitations in the Senior Note Indenture, the Senior Note Trustee shall authenticate and shall deliver any Senior Notes which previously shall have been signed and delivered by officers of the Company to the Senior Note Trustee for authentication, and any Senior Notes which such successor corporation thereafter shall cause to be signed and delivered to the Senior Note Trustee for that purpose. All the Senior Notes so issued shall in all respects have the same legal rank and benefit under the Senior Note Indenture as the Senior Notes theretofore or thereafter issued in accordance with the terms of the Senior Note Indenture as though all such Senior Notes had been issued at the date of execution of the Senior Note Indenture.

             DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption " -- Restricted Payments" or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

                  TRANSACTIONS WITH AFFILIATES

         The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)      the Company delivers to the Senior Note Trustee:

         (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

         (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)      any employment agreement that is in effect on the date of the Senior
         Note Indenture or that is entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

(2)      transactions between or among the Company and/or its Restricted
         Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

(4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(5)      Restricted Payments that are permitted by the provisions of the Senior
         Note Indenture described above under the caption " -- Restricted Payments;"

(6) advances to officers of the Company or any Restricted Subsidiary of the Company in the ordinary course of business to provide for the payment of reasonable expenses incurred by such Persons in the performance of their responsibilities to the Company or such Restricted Subsidiary or in connection with any relocation;

(7) reasonable fees and compensation (including, without limitation, bonuses, retirement plans and securities, equity options and equity ownership plans) paid or issued to and indemnities provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary in the ordinary course of business; and

(8) any other transactions expressly authorized by the Court pursuant to the Plan.

                  ADDITIONAL SUBSIDIARY GUARANTEES

         If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that is a Restricted Subsidiary after the date of the Senior Note Indenture or properly designates a Domestic Subsidiary as a Restricted Subsidiary and, in each case, that Domestic Subsidiary becomes party to one or more Collateral Documents granting a security interest in Note Collateral in favor of the Collateral Agent, then that newly acquired or created or designated Domestic Subsidiary will become a Subsidiary Guarantor and execute and deliver:

(1) a supplemental indenture pursuant to which such Domestic Subsidiary will unconditionally guarantee all of the Company's obligations under the Senior Notes and the Senior Note Indenture on the terms set forth in the Senior Note Indenture;

(2) any Collateral Documents necessary or reasonably requested by the Collateral Agent to grant the Collateral Agent for the benefit of holders of Senior Notes and Junior Notes a valid, enforceable, perfected security interest in the Note Collateral described therein; and

(3) an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Subsidiary and constitutes a legally valid and binding and enforceable obligation of such Domestic Subsidiary, each reasonably satisfactory to the Senior Note Trustee within 10 business days of the date on which it was acquired or created or designated.

         Thereafter, such Domestic Subsidiary will be a Subsidiary Guarantor for all purposes of the Senior Note Indenture. This covenant will not apply to any Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the Senior Note Indenture for as long as they continue to constitute Unrestricted Subsidiaries or to any Restricted

Subsidiaries that are not party to one or more Collateral Documents granting a security interest in Note Collateral in favor of the Collateral Agent.

                  SALE AND LEASEBACK TRANSACTIONS

         The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) the assets subject to such sale and leaseback transaction are Heller Collateral and are not Note Collateral and the Net Proceeds thereof are applied as Net Proceeds of an incurrence of Indebtedness in accordance with the covenant entitled "-Certain Rights to Require Repurchases of Senior Notes by the Company-Incurrence of Indebtedness," or

(2)      each of the following conditions is satisfied:

         (A) the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption " -- Liens;"

         (B) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company and set forth in an officers' certificate delivered to the Senior Note Trustee, of the property that is the subject of that sale and leaseback transaction;

         (C) the rental payments of the Company or that Restricted Subsidiary, as applicable, under the leaseback arrangement provide for rental payments in each 12 month period of the lease that are substantially equal; and

         (D) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company or that Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption " -- Mandatory Redemption -- Asset Sales of Note Collateral" or the covenant described above under the caption "-Certain Rights to Require Repurchase of Senior Notes by the Company-Asset Sales of Non-Note Collateral," as applicable.

                  LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED RESTRICTED SUBSIDIARIES

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary; and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption " -- Certain Rights to Require Repurchase of Junior Notes by the Company -- Asset Sales of Non-Note Collateral."

         In addition, the Company will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

                  BUSINESS ACTIVITIES

         The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

                  MAINTENANCE OF PROPERTY

         The Company will, and will cause its Restricted Subsidiaries to keep all property and systems useful and necessary in its business or the business of any of its Restricted Subsidiaries that is included in the Note Collateral in good working order and condition, ordinary wear and tear excepted, and supplied with all necessary equipment.

                  INSURANCE

         The Company will, and will cause its Restricted Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, and will furnish to the Senior Note Trustee, upon reasonable written request, full information as to the insurance carried.

                  CERTAIN NOTICES TO THE SENIOR NOTE TRUSTEE

         The Company will, so long as any Senior Notes are outstanding, deliver to the Senior Note Trustee, within 10 days of becoming aware of any Default or Event of Default in the performance of any covenant, agreement or condition in the Senior Note Indenture, an officer's certificate specifying such Default or Event of Default, the period of existence thereof and what action the Company is taking or proposes to take with respect to such Default or Event of Default.

         In the event that the Junior Notes or any other Indebtedness of the Company that is subordinated to the Senior Notes is declared due and payable before the Stated Maturity of such Indebtedness because of the occurrence of an event of default thereunder, the Company will give prompt notice in writing of such happening to the Senior Note Trustee.

         The Company is required to file annually with the Senior Note Trustee, within 120 days after the end of each fiscal year of the Company, an officer's statement as to the absence of defaults in fulfilling any of its obligations under the Senior Note Indenture.

                  PAYMENT OF THE SENIOR NOTES

         The Company will duly and punctually pay the principal of and premium, if any, and interest on the Senior Notes in accordance with the terms of the Senior Notes and the Senior Note Indenture.

                  MAINTENANCE OF OFFICE OR AGENCY

         The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Senior Note Trustee or an affiliate of the Senior Note Trustee, Registrar or co-registrar) where Senior Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Senior Notes and the Senior Note Indenture may be served. The Company will give prompt written notice to the Senior Note Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Senior Note Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Senior Note Trustee.

         The Company may also from time to time designate one or more other offices or agencies where the Senior Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Senior Note Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

         The Company will designate the Corporate Trust Office of the Senior Note Trustee as one such office or agency of the Company in accordance with the Senior Note Indenture.

                  WAIVER OF STAY, EXTENSION OR USURY LAWS

         The Company will waive, to the maximum extent permitted by applicable law, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Senior Notes in accordance with the Senior
Note Indenture, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of the Senior Note Indenture, and the Company, to the maximum extent permitted by applicable law, will waive all benefit or advantage of any such law and will not hinder, delay or impede the execution of any power granted to the Senior Note Trustee under the Senior Note Indenture, but will suffer and permit the execution of every such power as though no such law had been enacted.

                  TAXES

         The Company will pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the holders of the Senior Notes.

                  CORPORATE EXISTENCE

                  Subject to the provisions described above under the caption " -- Certain Covenants -- Merger, Consolidation or Transfer of All or Substantially All of the Assets of the Company", the Company will do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary, and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of the Senior Notes.

                  NO AMENDMENT TO CERTAIN PROVISIONS OF THE JUNIOR NOTE
                  INDENTURE

         Without the consent of the holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding, the Company will not amend, modify or alter the Junior Note Indenture in any way to:

(1) increase the rate of or change the time for payment of interest on any Junior Notes;

(2) increase the principal or premium, if any, of, or advance the final maturity date of, any Junior Notes;

(3) alter the redemption provisions or the price or terms at which the Company is required to offer to purchase any Junior Notes; or

(4) amend the provisions of the Junior Note Indenture which relate to subordination.

REPORTS

         Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, the Company will furnish to the Senior Note Trustee and to the holders of

Senior Notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K (or any successor forms) if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

(2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K (or any successor forms) if the Company were required to file such reports.

         If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

         In addition, whether or not required by the Securities and Exchange Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

MODIFICATION OF THE SENIOR NOTE INDENTURE

         Under the Senior Note Indenture, with certain exceptions, the rights and obligations of the Company with respect to the Senior Notes and the rights of holders of the Senior Notes may only be modified by the Company and the Senior Note Trustee with the written consent of the holders of not less than 66-2/3% in principal amount of the outstanding Senior Notes.

         However, without the consent of each holder of any Senior Note affected, an amendment, waiver or supplement (with respect to any Senior Notes held by a non-consenting holder) may not:

(1) reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the captions " -- Certain Rights to

         Require Repurchase of Senior Notes by the Company" and "-Mandatory Redemption-Asset Sales of Note Collateral");

(3) reduce the rate of or change the time for payment of interest on any Senior Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Senior Notes (except a rescission of acceleration of the Senior Notes by the holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment Default that resulted from such acceleration);

(5) make any Senior Note payable in money other than that stated in the Senior Notes;

(6) make any change in the provisions of the Senior Note Indenture relating to waivers of past Defaults or the rights of holders of Senior Notes to receive payments of principal of, or interest or premium, if any, on the Senior Notes;

(7)      waive a redemption payment with respect to any Senior Note;

(8) release any Subsidiary Guarantor from any of its obligations under its Senior Note Guarantee or the Senior Note Indenture, except in accordance with the terms of the Senior Note Indenture; or

(9)      make any change in the preceding amendment and waiver provisions.

         Notwithstanding the preceding, without the consent of any holder of Senior Notes, the Company, the Subsidiary Guarantors and the Senior Note Trustee may amend or supplement the Senior Note Indenture or the Senior Notes:

(1)      to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Senior Notes in addition to or in place of Certificated Senior Notes;

(3) to provide for the assumption of the Company's obligations to holders of Senior Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets; or

(4) to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not adversely affect the legal rights under the Senior Note Indenture of any such holder.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         The following is a summary of certain provisions of the Senior Note Indenture relating to Events of Default, notice and waiver.

         Each of the following is an Event of Default under the Senior Note
Indenture:

(1) default in the payment of interest on the Senior Notes when due and payable which continues for 30 days;

(2) default in the payment of principal of (and premium, if any) on the Senior Notes when due and payable, at maturity, upon redemption or otherwise;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions " -- Mandatory Redemption -- Asset Sales of Note Collateral," " -- Certain Rights To Require Repurchase of Senior Notes by the Company" or " -- Certain Covenants -- Merger, Consolidation or the Transfer of All or Substantially All of the Assets of the Company;"

(4) failure to perform any other covenant of the Company or any of its Restricted Subsidiaries contained in the Senior Note Indenture or the Senior Notes which continues for 60 days after notice as provided in the Senior Note Indenture;

(5) acceleration of any Indebtedness of the Company or any of the Subsidiary Guarantors for money borrowed (including Capital Lease Obligations but not including any indebtedness or obligation for which recourse is limited to the property purchased) in an aggregate principal amount in excess of $5.0 million, whether existing on the date of the execution of the Senior Note Indenture or thereafter created, if such Indebtedness is not paid or such acceleration is not annulled within 10 days after notice to the Company of such acceleration;

(6) failure by the Company or any of the Subsidiary Guarantors to pay final non-appealable judgments (not paid or covered by insurance) aggregating in excess of $2.0 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy, insolvency or reorganization relating to the Company or any of its Restricted Subsidiaries.

         If an Event of Default occurs and is continuing with respect to the Senior Notes, either the Senior Note Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all of the Senior Notes to be due and payable immediately. An Event of Default other than
(1) a default in the obligation to pay principal, premium or interest on the Senior Notes or (2) an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holders of each outstanding Senior Note affected may be waived by the holders of a majority in principal amount of the Senior Notes then outstanding.

         The Senior Note Trustee may require indemnity reasonably satisfactory to it before it enforces the Senior Note Indenture, the Senior Notes, the Senior Note Guarantees or the Collateral Documents. Subject to certain limitations specified in the Senior Note Indenture and the Collateral Documents, holders of a majority in principal amount of the Senior Notes may direct the Senior Note Trustee in its exercise of any trust or power. The Senior Note Trustee may withhold from holders of the Senior Notes notice of any default if it determines that withholding notice is in their interests, except a default in payment of principal or interest.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No past, present or future director, officer, employee, incorporator, agent or stockholder of the Company, any Subsidiary Guarantor or any Heller Debtor Subsidiary, as such, will have any liability for any obligations of the Company, the Subsidiary Guarantors or the Heller Debtor Subsidiaries under the Senior Notes, the Senior Note Indenture, the Senior Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes and all obligations of the Subsidiary Guarantors discharged with respect to their Senior Note Guarantees ("Legal Defeasance") except for:

(1) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Senior Notes when such payments are due from the trust referred to below;

(2) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Senior Note Trustee, and the Company's and the Subsidiary Guarantors' obligations in connection therewith; and

(4)      the Legal Defeasance provisions of the Senior Note Indenture.

         In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Senior Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-Events of Default, Notice and Waiver" will no longer constitute an Event of Default with respect to the Senior Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Senior Note Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Senior Note Trustee an opinion of counsel reasonably acceptable to the Senior Note Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Senior Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Senior Note Trustee an opinion of counsel reasonably acceptable to the Senior Note Trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing either: (A) on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit), or (B) in the case of Legal Defeasance, insofar as Events of Default of the type specified in clause (7) of the section above under the caption "Events of Default, Notice and Waiver" are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Note Indenture or the Junior Note Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Senior Note Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7) the Company must deliver to the Senior Note Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) in the case of Legal Defeasance, the Company must deliver to the Senior Note Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company or any of the Subsidiary Guarantors between the date of deposit and the 91st day following the deposit and assuming that no holder of Senior Notes is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

(9) no order or judgment shall prohibit the application by the Senior Note Trustee of the funds deposited to effect Legal Defeasance or Covenant Defeasance.

Insofar as Events of Default of the type specified in clauses (3), (4) or (5) of the section above under the caption "Events of Default, Notice and Waiver" are concerned, if any such event occurs at any time in the period ending on the 91st day after the date of deposit which would constitute an Event of Default had Legal Defeasance or Covenant Defeasance not occurred, then the obligations of the Company and the Subsidiary Guarantors under the Senior Note Indenture, the Senior Notes and the Senior Note Guarantees will be revived and reinstated as though no such deposit had occurred.

MARKETABILITY

         At present there is no public market for the Senior Notes, and the Company is not able to predict whether a market will develop after the offering. The Senior Notes are being sold pursuant to exemptions from registration under the Securities Act. See "Risk Factors -- Risks Related to the New Notes -- The Company may be delisted by the American Stock Exchange (AMEX)" and "Risk Factors -- Risks Related to the New Notes -- If an active trading market does not develop for the New Notes, the noteholders may not be able to resell their New Notes."

GOVERNING LAW

         The Senior Note Indenture, the Senior Notes and the Senior Note Guarantees are governed by and construed in accordance with the laws of the State of New York.

SATISFACTION AND DISCHARGE

         The Senior Note Indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

(1)      either:

         (a) all Senior Notes that have been authenticated and delivered, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Senior Note Trustee for cancellation; or

         (b) all Senior Notes that have not been delivered to the Senior Note Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Senior Note Trustee as trust funds in trust solely for the benefit of the holders of Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Senior Notes not delivered to the Senior Note Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Senior Note Indenture; and

(4) the Company has delivered irrevocable instructions to the Senior Note Trustee under the Senior Note Indenture to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers' certificate and an opinion of counsel to the Senior Note Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE SENIOR NOTE TRUSTEE

         If the Senior Note Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Senior Note Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Senior Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, or apply to the Securities and Exchange Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Senior Note Trustee, subject to certain exceptions. The Senior Note Indenture provides that in case an Event of Default occurs and is continuing, the Senior Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Senior Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request of any holder of Senior Notes, unless such holder has offered to the Senior Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

REGISTRATION RIGHTS

         The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. The Debtors urge holders of Senior Notes to read the proposed form of the Registration Rights Agreement in its entirety because it, and not this description, defines the registration rights of the Qualified Senior Noteholders. See " -- Additional Information."

         The Company and the Qualified Senior Noteholders will enter into the Registration Rights Agreement on or prior to the Effective Date. Pursuant to the Registration Rights Agreement, the Company will agree to file a shelf registration statement and grant the Qualified Senior Noteholders certain demand registration rights and piggyback registration rights with respect to the Senior Notes held by Qualified Senior Noteholders. The Registration Rights Agreement will be in a form reasonably satisfactory to the Informal Bondholders' Committee.

         Qualified Senior Noteholders will be required to deliver certain information to be used in connection with any registration statement required to be filed under the Securities Act pursuant to the Registration Rights Agreement and to comply with certain other provisions of the Registration Rights Agreement in order to have their Senior Notes included in that registration statement. By acquiring Senior Notes, a Qualified Senior Noteholder will be deemed to have agreed to indemnify the Company against certain losses arising out of information furnished by that Qualified Senior Noteholder in writing for inclusion in any such registration statement. Qualified Senior Noteholders will also be required to suspend their use of the prospectus included in a registration statement under certain circumstances upon receipt of written notice to that effect from the Company.

         Holders of Senior Notes that are not Qualified Senior Noteholders will not be parties to the Registration Rights Agreement and will not have any of the rights or obligations of Qualified Senior Noteholders under the Registration Rights Agreement.

RESERVE

         Not all of the New Common Stock, the Senior Notes and the Junior Notes will be issued on the Effective Date. This is because the total amount of the Allowed Class 4 Claims will not be known until after the Effective Date, either because certain Class 4 Claims will be disputed claims or because those Claims will not have been made by their holders prior to the Effective Date. As a result, the Company will hold back from the initial issuance of New Common Stock, Senior Notes and Junior Notes on the Effective Date a percentage of the New Common Stock, the Senior Notes and the Junior Notes (the "Reserve") to be issued to holders of Class 4 Claims. The initial distribution with respect to Class 4 Claims will be made only to the holders of Class 4 Claims that have been allowed prior to the Effective Date (the "Cutoff Date"). Once the total amount of the Allowed Class 4 Claims has been determined, the shares of New Common Stock, the Senior Notes and the Junior Notes held in Reserve will be distributed pro rata among the holders of the Allowed Class 4 Claims (the date of this distribution, the "Subsequent Distribution Date").

         If the Reserve is insufficient to cover Class 4 Claims allowed after the Cutoff Date, the Company and its subsidiaries will have no further liability with respect to those Class 4 Claims and the holders of those Claims will receive proportionately lower distributions of shares of New Common Stock, Senior Notes and Junior Notes than the holders of Class 4 Claims allowed prior to the Cutoff Date.

           If the Reserve exceeds the distributions necessary to cover Class 4 Claims allowed after the Cutoff Date, the additional securities remaining in the Reserve will be distributed among all holders of Class 4 Claims so as to ensure that each holder of an allowed Class 4 Claim receives, in the aggregate, its pro rata share of the New Common Stock, the Senior Notes and the Junior Notes. In this case, the holders of Class 4 Claims allowed prior to the Cutoff Date will receive distributions of securities both on the Effective Date and on the Subsequent Distribution Date.

         The right of the holders of Class 4 Claims allowed prior to the Cutoff Date to receive additional securities from the Reserve on the Subsequent Distribution Date will be nontransferable. Subject to compliance with applicable securities laws, any additional securities issued to such holders will be freely transferable upon issuance.

ADDITIONAL INFORMATION

         Anyone who receives this document may obtain a copy of the Senior Note Indenture, the Registration Rights Agreement and the Collateral Documents without charge by writing to counsel to the Debtors: Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California, USA, 90071, Attention: Robert
A. Klyman, Esq.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Senior Note Indenture. Reference is made to the Senior Note Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

         "Allowed Class 4 Claim" has the meaning given that term in the Plan.

         "Asset Sale" means:

(1) the sale, lease, conveyance or other disposition by the Company or any of its Restricted Subsidiaries of any assets or rights whether or not constituting Note Collateral; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Senior Note Indenture described above under the caption " -- Certain Rights To Require Repurchase of Senior Notes by the Company -- Change in Control" and/or the provisions described above under the caption " -- Certain Covenants -- Merger, Consolidation or Transfer of All or Substantially All of the Assets of the Company" and not by the provisions described above under the caption " -- Mandatory Redemption -- Asset Sales of Note Collateral" or under the caption "Certain Rights to Require Repurchase of Senior Notes by the Company -- Asset Sales of Non-Note Collateral"; and

(2) the issuance of Equity Interests in any of the Company's Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of their Subsidiaries.

         Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) a transfer of assets between or among the Company and the Subsidiary Guarantors, between or among any Heller Debtor Subsidiaries or between or among any Unrestricted Subsidiaries;

(2) an issuance of Equity Interests by a Subsidiary of the Company to the Company or a Restricted Subsidiary;

(3) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(4)      the sale or other disposition of cash or Cash Equivalents; and

(5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption " -- Certain Covenants -- Restricted Payments."

         "Attributable Debt" in respect of a sale and leaseback transaction means the product of 8.0 multiplied by the aggregate net rental payments payable by the lessee in respect of the lease for the 12 month period commencing on the first date of the month in which such sale and leaseback transaction takes place.

         "Board of Directors" means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

         "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means any and all shares or other equivalents (however designated) of capital stock, including all common stock and all preferred stock, in the case of a corporation, or partnership interests or other equivalents (however designated) in the case of a partnership or common shares of beneficial interest or other equivalents (however designated) in the case of a trust.

         "Carriage House" means Carriage House Assisted Living, Inc., a Delaware corporation.

         "Cash Equivalents" means:

(1)      United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party as of the Effective Date to the Heller Loan Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

         "Change in Control" means the occurrence of any of the following:

(1) the sale of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or related group of Persons;

(2)      the consummation of any consolidation or merger of the Company:

         (a) in which the Company is not the continuing or surviving corporation, other than a consolidation or merger:

                  (i) with a wholly-owned Subsidiary of the Company in which all of the common stock of the Company outstanding immediately prior to the effectiveness thereof is changed into or exchanged for the same consideration), or

                  (ii) in which the stockholders of the Company immediately prior to the consummation of such consolidation or merger own greater than 50% of the total voting power of all classes of capital shares of the continuing or surviving corporation immediately following the consummation of such consolidation or merger; or

         (b) pursuant to which the shares of common stock of the Company are converted into cash, securities, or other property, unless the stockholders of the Company immediately prior to the consummation of such consolidation or merger own greater than 50% of the total voting power of all classes of capital shares of the continuing or surviving corporation immediately following the consummation of such consolidation or merger,

(3) the acquisition by any Person individually or any Persons (in each case other than an Excluded Person or Excluded Persons) acting together that would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with any affiliates thereof, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of greater than 50% of the total voting power of all classes of capital shares of the Company entitled to vote generally in the election of directors of the Company; or

(4) the first day on which a majority of members of the Board of Directors of the Company are not Continuing Directors.

         Notwithstanding clause (1) of the definition of "Change in Control", a Change in Control will not be deemed to have occurred as a result of a transaction in which either:

(1) the holders of the shares of common stock of the Company immediately prior to the sale of all or substantially all of the Company's assets have, directly or indirectly, at least a majority of the shares of common stock of the corporation to which such assets were sold immediately after such asset sale; or

(2) the holders of the shares of common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of common stock of the continuing or surviving corporation immediately after such consolidation or merger.

         Notwithstanding clause (3) of the definition of "Change in Control", a Change in Control will not be deemed to have occurred solely by virtue of any of the following Persons filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report) under the Exchange Act disclosing beneficial ownership by it of shares or securities of the Company, of greater than 50% of the total voting power referred to in clause (3) of the foregoing definition or otherwise:

(1)      the Company;

(2)      any Subsidiary;

(3) any employee share purchase plan, share option plan, or other share incentive plan or program;

(4)      retirement plan or automatic dividend reinvestment plan; or

(5) any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan.

         "Collateral Documents" means all agreements, instruments, documents, pledges or filings that evidence, perfect, set forth or limit the security interest of the Collateral Agent in the Note Collateral.

         "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, in each case to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

         Notwithstanding the preceding, the provisions for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by that Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

         "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specific Person or one of its Subsidiaries.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Senior Note Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Credit Facilities" means, one or more debt facilities (including, without limitation, the facilities under the Heller Loan Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Designated Assets" means, collectively, the following properties owned by the Company or one of its Restricted Subsidiaries:

(1) Magnolia House, Sabal House, Forsyth House and Stanley House, each of which is located in the State of Florida;

(2)      Wisdom House, which is located in the State of Georgia;

(3)      Amanda House, which is located in the State of Ohio;

(4)      Floyd House, which is located in the State of Iowa; and

(5) Bennett House, Chapman House, Jennings House, Monroe House and York House, each of which is located in the State of Indiana.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change in control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption " -- Certain Covenants -- Restricted Payments."

         "Domestic Subsidiary" means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

         "EBITDA" for any period for a particular assisted living facility means the Net Income for such period attributable to that facility of the entity owning such facility plus the following to the extent deducted in calculating such Net Income:

(1)      income tax expense;

(2) the consolidated interest expense of the entity that owns such facility or, if such entity owns more than one facility or has subsidiaries or other assets, the proportion of consolidated interest expense equal to the proportion of the fair market value of the assets of such entity represented by such facility;

(3)      depreciation expense related to such facility;

(4)      amortization expense related to such facility; and

(5) any management fee paid with respect to such facility to the Company or any wholly owned Subsidiary of the Company.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Excluded Indebtedness" means, collectively:

(1)      Indebtedness under the Heller Loan Agreement;

(2) Indebtedness permitted to be incurred under clauses (3) and (10) of the second paragraph of the covenant entitled " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", and

(3) Permitted Refinancing Indebtedness of the Indebtedness described in clauses (1) and (2) above incurred under clause (4) of the second paragraph of the covenant entitled " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

         "Excluded Person" means any Person who is a holder of more than 5% of all classes of capital shares of the Company as of the Effective Date.

         "Existing Indebtedness" means up to $118.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (including, for purposes of this definition, Indebtedness under the Heller Loan Agreement but excluding Indebtedness under the Senior Note Indenture and the Junior Note Indenture) in existence on the date of the Senior Note Indenture, until such amounts are repaid; provided that if the Meditrust Acquisition shall not have taken place on or before the Effective Date the aggregate principal amount of such Indebtedness shall not exceed (1) $118.0 million minus (2) the difference between $44.0 million and the aggregate principal amount of the Indebtedness under the Heller Loan Agreement.

         "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable

         Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

         In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "HCI" means Home and Community, Inc., a Delaware corporation.

         "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates entered into in the ordinary course of business, and consistent with past practice.

         "Heller" means Heller Healthcare Finance, Inc.

         "Heller Loan Agreement" means the Loan Agreement, dated as of February 20, 2001, among Heller and certain Subsidiaries of the Company, as amended by First Amendment to Loan Documents, dated as of June 29, 2001, among Heller, the Company and certain Subsidiaries of the Company, as further amended by Second Amendment to Loan Documents, dated as of October 3, 2001, among Heller, the Company and certain Subsidiaries of the Company.

         "Heller Collateral" means all property, now owned or hereafter acquired, of the Company and its Subsidiaries that, pursuant to the collateral documents entered into pursuant to the Heller Loan Agreement, is subject to a security interest in favor of the lenders under the Heller Loan Agreement or a representative on their behalf.

         "Heller Debtor Subsidiary" means any Subsidiary of the Company that:

(1)      is a party to the Heller Loan Agreement, and

(2) grants a security interest pursuant to the second paragraph of the provision captioned " -- Security" in one or more assisted living properties to secure the Obligations of the Company under the Senior
         Note Indenture, the Senior Notes and the Collateral Documents to which the Company is party.

         "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)      in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)      in respect of banker's acceptances;

(4)      representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)      representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

(3) in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee; and

(4) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the fair market value of the asset(s) subject to such Lien.

         "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption " -- Certain Covenants -- Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption " -- Certain Covenants -- Restricted Payments."

         "Junior Note Guarantees" means the Guarantees given by the Subsidiary Guarantors in respect of the obligations under the Junior Note Indenture.

         "Junior Note Indenture" means the indenture, dated as of the date of the Senior Note Indenture, to be executed by the Company, the Subsidiary Guarantors and the Junior Note Trustee.

         "Junior Note Trustee" means the indenture trustee agreed upon between the Company and the Informal Bondholders' Committee in its capacity as trustee under the Junior Note Indenture.

         "Junior Notes" means those notes issued pursuant to the Junior Note Indenture.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "Meditrust Acquisition" means the acquisition by the Company and/or one or more of its Subsidiaries of sixteen properties located in Texas currently leased from T and F Properties, L.P., pursuant to an option granted by T and F Properties, L.P. to Texas ALC Partners, L.P. or its assignee on September 25, 2001.

         "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

         "Net Proceeds" means:

(1) with respect to any Asset Sale, the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied (whether pursuant to a mandatory redemption, offer to repurchase or otherwise) to repay Indebtedness (including the Indebtedness in respect of the Heller Loan Agreement) secured by a security interest on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; and

(2) with respect to any incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any incurrence of Indebtedness, net of the direct costs relating to such incurrence, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and amounts required to be applied (whether pursuant to a mandatory redemption, an offer to repurchase or otherwise) to refinance, replace, defease or refund any then existing Indebtedness (other than the Junior Notes and the Junior Note Guarantees) secured by a security interest on an asset of the Company or any Restricted Subsidiary, if the net proceeds of such new Indebtedness are used to refinance, replace, defease or refund such existing Indebtedness.

         "New Common Stock" means the common stock of the Company to be issued on or after the Effective Date pursuant to the Plan.

         "Non-Recourse Debt" means Indebtedness:

(1)      as to which neither the Company nor any of its Restricted Subsidiaries
         (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Senior Notes or the Junior Notes or the Heller Loan Agreement) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

         "Note Collateral" means all property, now owned or hereafter acquired, of the Company, the Subsidiary Guarantors and the Heller Debtor Subsidiaries that, pursuant to the Collateral Documents, is subject to a security interest in favor of the Collateral Agent.

         "Obligations" means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Business" means:

(1) the assisted living residence business, including nursing facilities, long-term care facilities or other facilities used or useful in the provision of healthcare services;

(2) the provision of personal care and support (including nursing) services in connection with the assisted living residence business; and

(3) any business that is ancillary to any of the foregoing, including, without limitation, rehabilitation programs, therapies, pharmaceutical services, participation in provider service organizations, health care information services business, distribution of medical supplies, geriatric care and home healthcare or other businesses which provide ancillary services to residents in long-term and specialty healthcare facilities.

         "Permitted Investments" means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)      any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

         (a)      such Person becomes a Restricted Subsidiary of the Company; or

         (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenants described above under the captions " -- Mandatory Redemption -- Asset Sales of Note Collateral" and "Certain Rights to Require Repurchase of Senior Notes by the Company-Asset Sales of Non-Note Collateral";

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise of obligations of such Persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)      Hedging Obligations;

(8) Investments represented by accounts receivable created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(9) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and worker's compensation, performance and other similar deposits; and

(10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $5.0 million.

         "Permitted Liens" means:

(1)      Liens created, or intended to be created, under the Collateral
         Documents;

(2) Liens on assets of the Company or any Restricted Subsidiary securing Indebtedness and other Obligations under Credit Facilities that are permitted by the terms of the Senior Note Indenture to be incurred;

(3) Liens in favor of the Company, the Subsidiary Guarantors or the Heller Debtor Subsidiaries;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition of such property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens on assets or rights which are not Note Collateral and which secure:

         (a) Indebtedness permitted by clause (3) or clause (10) of the second paragraph of the covenant entitled " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; or

         (b) Indebtedness permitted under any clause of such covenant so long as the Senior Notes are repaid in full with the proceeds of, and concurrently with the incurrence of, such Indebtedness;

(8)      Liens existing on the date of the Senior Note Indenture;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that are not Indebtedness that do not exceed $1.0 million at any one time outstanding;

(11) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(12) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent for a period of more than 90 days or which are being contested in good faith; provided that a reserve or other appropriate provision as shall be required by GAAP shall have been made therefor;

(13) easements, rights-of-way, restrictions, zoning, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business or assets of the Company and its Restricted Subsidiaries, taken as a whole, incurred in the ordinary course of business;

(14) Liens arising by reason of any judgment not constituting an Event of Default under the Senior Note Indenture; provided that:

         (a) such Liens are being contested in good faith by appropriate proceedings, and

         (b) such Liens are adequately bonded or adequate reserves have been established on the books of the Company in accordance with GAAP;

(15) Uniform Commercial Code financing statements filed for precautionary purposes in connection with any true lease of property leased by the Company or any of its Restricted Subsidiaries; provided that any such financing statement does not cover any property other than the property subject to such lease and the proceeds thereof; and

(16)     renewals or refundings of any Liens referred to in clauses (1), (2),
         (4), (5), (7), (8) and (11) above; provided that:

         (a) such new Liens will be limited to all or part of the same property that secured the original Liens (plus improvements to or on such property); and

         (b) the principal amount of the Indebtedness secured by such Liens at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses
                  (1), (2), (4), (5), (7), (8) and (11) above immediately prior to such renewal or refunding, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewals or refundings.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the holders of the Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

         "Pro Rata Share" has the meaning given that term in the Plan.

         Qualified Senior Noteholders" means the holders of Senior Notes, Junior Notes or New Common Stock on the Effective Date that are "Qualified Holders" as defined in the Registration Rights Agreement.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Effective Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

         "Release Price" means, with respect to any Asset Sale of a property, the greater of (1) the product of 6.5 multiplied by the EBITDA of such property for the period of two fiscal quarters of the Company ending immediately prior to the date of such Asset Sale multiplied by 2.0, and (2) the product of $10,000 multiplied by the number of units in such property.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Senior Note Guarantee" means the Guarantee executed by each Subsidiary Guarantor pursuant to the Senior Note Indenture.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

         "Subsidiary Guarantors" means each of:

(1)      Carriage House,

(2)      HCI, and

(3) any other Restricted Subsidiary of the Company that executes a Senior Note Guarantee in accordance with the terms of the Senior Note Indenture.

         "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such
Subsidiary:

(1)      has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries;

(5) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries; provided that if such Unrestricted Subsidiary fails to have at least one such director, such Unrestricted Subsidiary shall not cease to be an Unrestricted Subsidiary solely because of its failure to have at least one such director so long as such Unrestricted Subsidiary is using its commercially reasonable efforts to appoint at least one such director; and

(6) does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary.

         Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Senior Note Trustee by filing with the Senior Note Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption " -- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Note Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)      the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                                                                       EXHIBIT I
                                                     TO THE DISCLOSURE STATEMENT

                                  RISK FACTORS

         In addition to the other information in this document and in the Plan, the following factors should be considered. Capitalized terms used in this description that are not otherwise defined have the meanings attributable to them in the Plan.

              RISKS RELATED TO THE DEBTORS' BANKRUPTCY PROCEEDINGS

FILING THE CHAPTER 11 CASES MAY DISRUPT THE DEBTORS' OPERATIONS.

         The commencement of the Chapter 11 Cases, even in connection with a prenegotiated plan, could adversely affect the Debtors' relationships with trade creditors, landlords, equipment vendors, employees and residents and their families. If those relationships are adversely affected, the Debtors' operations could be materially affected. Weakened operating results could adversely affect the Debtors' ability to obtain confirmation of the Plan and maintain their operations. To preserve these relationships, the Debtors expect to continue to pay vendors in the ordinary course of business.

IF THE DEBTORS RECEIVE INSUFFICIENT VOTES REGARDING THE PLAN, THEY WILL SEEK CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF THE BANKRUPTCY CODE.

         In the event that sufficient votes are not received by holders of Class 4 Claims and Class 8 Claims and Equity Interests eligible to vote on the Plan, the Debtors intend to seek confirmation of the Plan under the cramdown provisions of section 1129(b) of the Bankruptcy Code. In order to confirm the Plan using a cramdown, the Court must determine that, in addition to satisfying all the other requirements of confirmation, the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each Impaired Class which does not accept the Plan. Although the Debtors believe the Plan satisfies the requirements of Section 1129(b), there can be no assurance that the Court will decide that all of these requirements have been satisfied. If the Plan is not confirmed, the Debtors may seek to accomplish an alternative restructuring of their capitalization and their obligations to creditors and equity holders. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to the Debtors' creditors and equity holders as those proposed in the Plan.

THE PLAN MAY NOT BE CONFIRMED BY THE COURT.

         Although the Debtors believe that the Plan satisfies all the requirements for confirmation by the Court, there can be no assurance that the Court will reach the same conclusion. The Court may refuse to confirm the Plan or may require modifications to the Plan. In addition, the Court may require the Debtors to resolicit votes from creditors and equity holders if the Plan is modified.

THE TIMING OF THE EFFECTIVE DATE IS UNCERTAIN.

         Although the Debtors intend that the Effective Date of the Plan will be 11 days after the entry of the Confirmation Order, there can be no assurance as to the timing of the Effective Date or that the conditions precedent to the Effective Date will ever be met.

THE CHAPTER 11 CASES MAY AFFECT THE DEBTORS' NON-DEBTOR SUBSIDIARIES.

         Certain creditors may have the legal right to take actions with respect to the Debtors' non-Debtor subsidiaries due to the commencement of the Chapter 11 Cases. In the event that any of those creditors takes action, those subsidiaries will not have the benefit of the "automatic stay," and, as a result, any such actions could have a material adverse effect on the business or financial condition of the non-Debtor subsidiaries, and therefore on the Debtors.

THE DEBTORS MAY NOT BE PERMITTED TO BORROW UNDER THE DIP FINANCING.

         The Company and certain of its subsidiaries have entered into a debtor-in-possession facility with Heller in an anticipated approximate principal amount of up to $4.4 million (the "DIP Facility"). This facility will mature upon the earlier of the Effective Date or twelve months following the effective date of the DIP Facility. The DIP Facility will supplement the Debtors' cash position in order to ensure that all on-going working capital needs are met. There can be no guarantee that the borrowers under the DIP Facility will satisfy the terms of the DIP Facility or the final financing order to permit borrowings under the DIP Facility. If the Debtors are not permitted to borrow under the DIP Facility, they may not have sufficient cash to operate their businesses during the bankruptcy proceeding which could have a material adverse effect on the business of the Debtors and their ability to obtain confirmation of the Plan.

                         RISKS RELATED TO THE NEW NOTES

THE COMPANY'S SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT ITS FINANCIAL HEALTH AND PREVENT IT FROM FULFILLING ITS OBLIGATIONS UNDER THE NEW NOTES.

         Assisted Living Concepts, Inc. (the "Company") has now and, after the offering of the New Notes and the incurrence of the indebtedness under a loan agreement entered into by the Company and certain of its subsidiaries with Heller and certain other lenders party thereto (the "Heller Loan Agreement"), will continue to have a significant amount of indebtedness. The following chart shows certain important credit statistics and is presented assuming the Company had completed the offering of the New Notes, the issuance of the New Common Stock and the incurrence of the indebtedness under the Heller Loan Agreement as of the dates or at the beginning of the periods specified below and applied the proceeds as intended:

                                                             AT JUNE 30, 2001
                                                              ($ IN MILLIONS)
                                                              ---------------
         Total indebtedness......................                 $247.6
         Stockholders' equity....................                  $55.1
         Debt to equity ratio....................                  4.49x

                                                 FOR THE YEAR ENDED                 FOR THE SIX MONTHS
                                                  DECEMBER 31, 2000                 ENDED JUNE 30, 2001
                                                  -----------------                 -------------------
                                                  ($ IN THOUSANDS)
Amount by which fixed charges exceed                    $25.8                              $8.8
earnings:

         The Company's substantial indebtedness could have important consequences for noteholders. For example, it could:

         - make it more difficult for the Company to satisfy its obligations with respect to the New Notes;

         - increase the Company's vulnerability to general adverse economic and industry conditions;

         - limit the Company's ability to fund future working capital, capital expenditures and other general corporate requirements;

         - require the Company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes;

         - limit the Company's flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

         - place the Company at a competitive disadvantage compared to its competitors that have less debt; and

         - limit, along with the financial and other restrictive covenants in the Company's indebtedness, among other things, the ability of the Company and its subsidiaries to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company and its subsidiaries.

DESPITE CURRENT INDEBTEDNESS LEVELS, THE COMPANY AND ITS SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH THE COMPANY'S AND ITS SUBSIDIARIES' SUBSTANTIAL LEVERAGE.

         The Company and its subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the New Senior Note Indenture and the New Junior

Note Indenture do not fully prohibit the Company or its subsidiaries from doing so. In addition, the Heller Loan Agreement would permit certain additional borrowings after completion of the offering of the New Notes and all of those borrowings would rank pari passu with the New Notes and the respective subsidiary guarantees. If new debt is added to the Company's or its subsidiaries' current debt levels, the related risks that the Company and its subsidiaries now face could intensify.

TO SERVICE THE COMPANY'S INDEBTEDNESS AND TO PAY ITS LEASE OBLIGATIONS WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. THE COMPANY'S ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND ITS CONTROL.

         The Company's ability to make payments on and to refinance its indebtedness, including the New Notes, to satisfy its lease obligations and to fund planned capital expenditures will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond the Company's control. In addition, the Company's ability to borrow funds under the Heller Loan Agreement may depend on the Company meeting the financial covenants in the Heller Loan Agreement, as well as satisfying certain other conditions to borrowing.

         The Company's revenues are dependent upon the ability of a retired population, which in turn is largely dependent upon a fixed income or equity asset base, to pay for its services.

         Based on its current level of operations and anticipated cost savings and operating improvements, the Company believes its cash flow from operations, available cash and the amounts borrowed under the Heller Loan Agreement will be adequate to meet its future liquidity needs for at least the next few years.

         There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that the Company will satisfy the conditions to borrowing under the Heller Loan Agreement in an amount sufficient to enable the Company to pay its indebtedness, including the New Notes, to satisfy its lease obligations or to fund its other liquidity needs. As a result, the Company may need to refinance all or a portion of its indebtedness, including the New Notes on or before maturity. There can be no assurance that the Company will be able to refinance any of its indebtedness, including the Heller Loan Agreement and the New Notes, on commercially reasonable terms or at all.

THE INDEBTEDNESS UNDER THE NEW NOTES AND THE RELATED SUBSIDIARY GUARANTEES WILL BE STRUCTURALLY SUBORDINATED TO ANY INDEBTEDNESS OF THE COMPANY'S NON-GUARANTOR SUBSIDIARIES.

         Some but not all of the Company's subsidiaries will guarantee the New Notes. None of the subsidiaries that is party to the Heller Loan Agreement will guarantee the New Notes. Any indebtedness, including trade payables, incurred by any of the Company's subsidiaries that are not subsidiary guarantors will be structurally senior to the indebtedness under the New Senior Notes, the New Junior Notes and the respective subsidiary guarantees, and the holders of any such indebtedness will have a claim against the assets of any such non-guarantor subsidiary that is prior to the claims of the holders of the New Senior Notes and the New Junior Notes on those assets.

         Assuming the Company had completed the offering of the New Notes and borrowed the available $44.4 million under the Heller Loan Agreement on June 30, 2001, if all of the Company's subsidiaries (other than the subsidiaries that are party to the Heller Loan Agreement) guaranteed the New Notes, the New Notes would have been effectively junior to $34.2 million of indebtedness and other liabilities (including trade payables) of the non-guarantor subsidiaries. The non-guarantor subsidiaries generated 1.4% of the Company's and its subsidiaries' consolidated revenues in the twelve-month period ended June 30, 2001 and held 1.2% of the Company's and its subsidiaries' consolidated assets as of June 30, 2001.

THE COMPANY MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE OFFERS TO REDEEM NEW NOTES REQUIRED BY THE NEW SENIOR NOTE INDENTURE AND THE NEW JUNIOR NOTE INDENTURE.

         Upon the occurrence of certain specific kinds of change of control events, the Company will be required to offer to repurchase all outstanding New Notes. If the Company incurs new indebtedness or sells certain assets that do not secure the New Notes, it will be required to offer to repurchase some or all of the New Senior Notes and it may be required to offer to repurchase some or all of the New Junior Notes. However, it is possible that the Company will not have sufficient funds at the time of the change of control, debt incurrence or asset sale to make the required repurchase of New Notes or that restrictions in the Heller Loan Agreement or in the Company's or its subsidiaries' other future debt agreements will not allow such repurchases. See the "Description of the Senior Notes -- Certain Rights to Require Repurchase of Senior Notes by the Company" and "Description of the Junior Notes -- Certain Rights to Require Repurchase of Junior Notes by the Company."

THE COMPANY MAY NOT HAVE THE ABILITY TO REPURCHASE THE NEW NOTES UPON AN ASSET SALE OF COLLATERAL.

         If the Company sells certain of the collateral securing the New Notes, it will be required to repurchase some or all of the New Senior Notes and it may be required to repurchase some or all of the New Junior Notes. However, it is possible that restrictions in the Heller Loan Agreement or the Company's or its subsidiaries' other future debt agreements will not allow such repurchases. See "Description of the Senior Notes--Mandatory Redemption--Asset Sales of Note Collateral" and "Description of the Junior Notes--Mandatory Redemption--Asset Sales of Note Collateral."

THE RIGHTS OF THE HOLDERS OF THE NEW NOTES TO ENFORCE REMEDIES AGAINST CERTAIN COLLATERAL MAY BE LIMITED AS LONG AS THE HELLER LOAN AGREEMENT IS OUTSTANDING.

         If the fair market value of the collateral pledged to secure the New Notes and the related guarantees on the effective date is less than $75.0 million, as determined using an agreed upon formula, the Company and/or certain of its subsidiaries will grant a security interest in the properties pledged to secure the Heller Loan Agreement.

         That security interest will be subordinated to the security interests in favor of the holders of the indebtedness under the Heller Loan Agreement. The Company, the subsidiary guarantors, the senior note trustee, the junior note trustee and a representative of the holders of the indebtedness under the Heller Loan Agreement will enter into an intercreditor agreement with respect to this collateral. The intercreditor agreement will be in form and substance reasonably satisfactory to the Informal Bondholders' Committee, and will, among other things, limit the exercise of remedies by the holders of the New Notes against note collateral to the extent it also constitutes collateral for the Heller Loan Agreement and against any subsidiary guarantor that directly or indirectly holds collateral securing the Heller Loan Agreement. The holders of the indebtedness under the Heller Loan Agreement may have interests that are different from the interests of holders of the New Notes.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

         Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

         - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

         - was insolvent or rendered insolvent by reason of such incurrence;

         - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

         - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

         In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

         The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

         - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

         - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

         -        it could not pay its debts as they become due.

         After giving effect to the restructuring of their indebtedness described in the Disclosure Statement and other factors, the Debtors believe that each subsidiary guarantor, after giving effect to its guarantee of the New Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. The Debtors cannot predict, however, what standard a court would apply in making such determinations or that a court would agree with their conclusions in this regard.

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NEW NOTES, THE NOTEHOLDERS MAY NOT BE ABLE TO RESELL THEIR NEW NOTES.

         Unless the holders of the New Notes at the time of issuance are "underwriters" as that term is defined in Section 1145 of the Bankruptcy Code, the New Notes will be freely tradable without restriction in the public market. In addition, under the terms of a registration rights agreement, the Company will agree to file a shelf registration statement and grant certain holders of the New Common Stock on the Effective Date demand registration rights and piggyback registration rights with respect to their New Notes and New Common Stock.

         Nonetheless, for various reasons, including those discussed below, the Debtors are unable to predict whether an active trading market will develop or be sustained for the New Notes. If no active trading market develops, noteholders may not be able to resell their New Notes at their fair market value or at all.

         The New Notes are a new issuance of securities with no established trading market. The Debtors are not aware of any securities firm that intends to make a market in the New Notes after this offering is completed, and any securities firm that does act as a market-maker could cease its market-making at any time. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for debt securities and by changes in the financial performance or prospects of the Company and its subsidiaries or in the prospects for companies in the Company's industry generally. While the Company does not anticipate that the Company or its securities will be rated by any rating agency, if the Company or its securities are rated and are subsequently downgraded by any rating agency, the trading price of the New Notes may be adversely effected.

         In addition, on October 11, 2001, the Company received notice from AMEX that it had filed an application with the Securities and Exchange Commission (the "SEC") to strike the Company's existing common stock and convertible subordinated debentures from listing and registration on AMEX. AMEX indicated that the Company has fallen below the AMEX listing guidelines as a result of the net losses sustained by the Company in its five most recent fiscal years and the continued low trading price of the Company's common stock. The Company does not intend to appeal the delisting of its securities and, as of the Effective Date, the Company believes it will not satisfy the requirements for listing its securities, including the New Notes, on AMEX, any other U.S. exchange or NASDAQ.

                      RISKS RELATED TO THE NEW JUNIOR NOTES

THE NOTEHOLDERS' RIGHT TO RECEIVE PAYMENTS ON THE NEW JUNIOR NOTES IS JUNIOR TO THE CERTAIN OF THE COMPANY'S SENIOR INDEBTEDNESS, INCLUDING THE NEW SENIOR NOTES. FURTHER, THE NEW JUNIOR NOTE GUARANTEES WILL BE JUNIOR TO CERTAIN OF THE SUBSIDIARY GUARANTORS' SENIOR INDEBTEDNESS, INCLUDING THE NEW SENIOR NOTE GUARANTEES.

         The New Junior Notes and the New Junior Note guarantees rank behind all of the Company's and the subsidiary guarantors' debt incurred under the New Senior Notes, the New Senior Note guarantees, the Heller Loan Agreement and the related guarantees given by the subsidiary guarantors. As a result, upon any distribution to the Company's creditors or the creditors of the Junior Notes Guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Company or the subsidiary guarantors or of their respective property, the holders of the New Senior Notes will be entitled to be paid in full in cash before any payment may be made with respect to the New Junior Notes or the New Junior Note guarantees.

         In addition, under certain circumstances, if the Company defaults on the New Senior Notes or on the Heller Loan Agreement, the Company and the subsidiary guarantors will be prohibited from paying amounts due on the New Junior Notes and the New Junior Note guarantees or from purchasing or otherwise retiring the New Junior Notes.

         In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Company or the subsidiary guarantors, holders of the New Junior Notes will participate with trade creditors and all other holders of subordinated indebtedness of the Company and the subsidiary guarantors in the assets remaining after the Company and the subsidiary guarantors have paid all of the New Senior Notes and the indebtedness under the Heller Loan Agreement. However, because the New Junior Note Indenture requires that amounts otherwise payable to holders of the New Junior Notes in a bankruptcy or similar proceeding be paid to holders of the New Senior Notes and the indebtedness under the Heller Loan Agreement instead, holders of the New Junior Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, the Company and the subsidiary guarantors may not have sufficient funds to pay all of their respective creditors and holders of New Junior Notes may receive less, ratably, than the holders of New Senior Notes.

         Assuming the Company had completed this offering and incurred the indebtedness under the Heller Loan Agreement on June 30, 2001, the New Junior Notes and the New Junior Note guarantees would have been subordinated to $40.25 million of New Senior Notes and $44.0 million of indebtedness under the Heller Loan Agreement.

THE RIGHTS OF THE HOLDERS OF JUNIOR NOTES TO ENFORCE REMEDIES UNDER THE COLLATERAL DOCUMENTS ARE LIMITED AS LONG AS ANY SENIOR NOTES ARE OUTSTANDING.

         The collateral documents provide holders of New Junior Notes with a security interest in certain of the Company's and the subsidiary guarantors' assets but that security interest is subordinated to the security interests in favor of the holders of the New Senior Notes. An intercreditor agreement will provide that the holders of the New Junior Notes will only be able to cause the commencement of steps to realize upon their junior security interest in the collateral if:

(1) the final maturity date of the New Senior Notes has passed and the New Senior Note Trustee or the holders of New Senior Notes have not commenced such steps to realize upon their security interest in the collateral within 60 days of such date; or

(2) the remaining principal amount of New Senior Notes then outstanding constitutes less than 10% of the remaining principal amount of New Junior Notes then outstanding; or

(3)      such time as:

         (a) holders of New Junior Notes have not received interest or any other amounts payable under the New Junior Notes for a period of 181 days from the date of required payment, and

         (b) the principal of the New Senior Notes has not been accelerated and the New Senior Note Trustee or holders of the New Senior Notes have not commenced steps to foreclose or otherwise realize upon the security interest of holders of the New Senior Notes in the collateral.

         Until such time as the principal amount of New Senior Notes outstanding is less than the amount of New Junior Notes outstanding, the holders of New Senior Notes are given the exclusive right to control all decisions relating to the enforcement of remedies under the collateral documents.

         After that time, the holders of a majority of the aggregate principal amount of New Notes will control such decisions. As a result, the holders of the New Junior Notes will not be able to force a sale of the collateral securing the New Junior Notes or otherwise independently pursue the remedies of a secured creditor under the collateral documents in most circumstances. The holders of the New Senior Notes may have interests that are different from the interests of holders of the New Junior Notes and they may elect not to pursue their remedies under the collateral documents at a time when it would be advantageous for the holders of the New Junior Notes to do so.

         In addition, if the New Junior Notes are secured with a security interest in any of the collateral securing the Heller Loan Agreement, the ability of holders of New Junior Notes to, among other things, exercise remedies against any such note collateral will be limited by an intercreditor agreement that will bind the holders of the New Junior Notes. See " -- Risks Related to the New Notes -- The rights of the holders of the New Notes to enforce remedies against certain Collateral may be limited as long as the Heller Loan Agreement is outstanding."

                      RISKS RELATED TO THE NEW COMMON STOCK

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NEW COMMON STOCK, STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR NEW COMMON STOCK.

         Unless the holders of the New Common Stock at the time of issuance are "underwriters" as that term is defined in Section 1145 of the Bankruptcy Code, the New Common Stock will be freely tradable without restriction in the public market. In addition, under the terms of a registration rights agreement, the Company will agree to file a shelf registration statement and grant certain holders of the New Common Stock on the Effective Date demand registration rights and piggyback registration rights with respect to their New Notes and New Common Stock.

         Nonetheless, for various reasons, including those discussed below, the Debtors are unable to predict whether an active trading market will develop or be sustained for the New Common Stock. If no active trading market develops, noteholders may not be able to resell their shares of New Common Stock at their fair market value or at all.

         The shares of New Common Stock are a new issuance of securities with no established trading market. The Debtors are not aware of any securities firm that intends to make a market in the New Common Stock after this offering is completed, and any securities firm that does act as a market-maker could cease its market-making at any time. In addition, the liquidity of the trading market in the New Common Stock, and the market price quoted for the New Common Stock, may be adversely affected by changes in the overall market for equity securities and by changes in the financial performance or prospects of the Company and its subsidiaries or in the prospects for companies in the Company's industry generally. While the Company does not anticipate that the Company or its securities will be rated by any rating agency, if the Company or its securities are rated and are subsequently downgraded by any rating agency, the trading price of the New Common Stock may be adversely effected.

         In addition, on October 11, 2001, the Company received notice from AMEX that it had filed an application with the SEC to strike the Company's existing common stock and convertible subordinated debentures from listing and registration on AMEX. AMEX indicated that the Company has fallen below the AMEX listing guidelines as a result of the net losses sustained by the Company in its five most recent fiscal years and the continued low trading price of the Company's common stock. The Company does not intend to appeal the delisting of its securities and, as of the Effective Date, the Company believes it will not satisfy the requirements for listing its securities, including the New Common Stock, on AMEX, any other U.S. exchange or NASDAQ.

THE COMPANY'S STOCK PRICE MAY BE HIGHLY VOLATILE. THE SHARE PRICE OF THE NEW COMMON STOCK MAY DECREASE AND STOCKHOLDERS COULD LOSE SOME OR ALL OF THEIR INVESTMENT.

         The price at which the Old ALC Common Stock trades has fluctuated significantly, and the price at which the New Common Stock trades may continue to be volatile. From January 1, 2000 through June 30, 2001, the sales price of the Old ALC Common Stock, as reported on the AMEX, has ranged from a low of $0.09 to a high of $2.375. If the Company's share price decreases, stockholders could lose some or all of their investment.

SUBSTANTIAL SALES OF THE NEW COMMON STOCK COULD CAUSE THE STOCK PRICE TO
DECLINE.

         Prior to this offering, there were 17,120,745 shares of Old ALC Common Stock outstanding as of June 30, 2001. Upon cancellation of the Old ALC Common Stock and completion of the offering of New Common Stock, the Company will have 6,500,000 shares of New Common Stock outstanding.

         Stockholders may seek to sell their shares of New Common Stock, and sales of large numbers of shares in the same time period could cause the market price of the New Common Stock to decline significantly. These sales also might make it more difficult for the Company to sell securities in the future at a time and price that the Company deems appropriate.

BECAUSE IT IS UNLIKELY THAT THE COMPANY WILL PAY DIVIDENDS, STOCKHOLDERS WILL ONLY BE ABLE TO BENEFIT FROM HOLDING NEW COMMON STOCK IF THE STOCK PRICE APPRECIATES.

         The Company currently intends to retain any future earnings to pay principal and interest on its indebtedness and to fund growth and, therefore, does not expect to pay any dividends in the foreseeable future. As a result of not collecting a dividend, stockholders will not experience a return on their investment, unless the price of the New Common Stock appreciates and they sell their shares of New Common Stock.

THE COMPANY MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY BE UNAVAILABLE OR WHICH MAY RESULT IN DILUTION TO THE COMPANY'S STOCKHOLDERS AND RESTRICT THE COMPANY'S OPERATIONS.

         The Company may seek to sell additional equity or debt securities or obtain a credit facility in order to finance its operations, which the Company may not be able to do on favorable terms or at all. The Company's ability to obtain additional debt and equity financing may be limited by restrictions in the New Senior Note Indenture, the New Junior Note Indenture, the Heller Loan Agreement and in its other debt agreements. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. If additional funds are raised through the issuance of debt securities or preferred stock, these securities could have rights that are senior to the New Common Stock and any debt securities could contain covenants that would restrict the Company's and its subsidiaries' operations.

A MAJORITY OF THE NEW COMMON STOCK MAY BE HELD BY A SMALL NUMBER OF STOCKHOLDERS WHO COULD HAVE INTERESTS THAT CONFLICT WITH THE INTERESTS OF THE OTHER STOCKHOLDERS.

         After giving effect to the issuance of New Common Stock contemplated by the Plan, a majority of the New Common Stock will be held by a small number of stockholders and their affiliates. This concentration of ownership will give those stockholders, if they act together, the power to control the outcome of matters requiring stockholder approval, including the election of directors, to take corporate action by written consent, and to hinder or delay a change of control of the Company.

        RISKS RELATED TO THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES

INCREASES IN UTILITY COSTS COULD REDUCE THE PROFITABILITY OF THE COMPANY AND ITS SUBSIDIARIES.

         Utility costs represent a significant percentage of the operating costs of the Company and its subsidiaries. The cost of utilities may continue to rise. While the Company and its subsidiaries have not historically included utility surcharges in the rental rates they charge to their residents, they may try to do so in the future. There can be no assurance that the Company and its subsidiaries will be able to do so. Increases in the costs of utilities that the Company and its subsidiaries are unable to pass on to their residents could significantly reduce their profits.

THE COMPANY IS INVOLVED IN AN ARBITRATION PROCEEDING WITH ITS CORPORATE LIABILITY INSURANCE CARRIER.

         In September 2000, the Company reached an agreement to settle the class action litigation relating to the restatement of the Company's financial statements for the years ended December 31, 1996 and 1997 and the first three fiscal quarters of 1998. This agreement received final court approval on November 30, 2000 and the Company was dismissed from the litigation with prejudice. Although the Company has been dismissed from the litigation with prejudice, an outstanding dispute regarding coverage exists with the Company's corporate liability insurance carriers and the Company. The Company agreed with its insurance carriers to resolve this dispute through binding arbitration. To the extent that the carriers were successful, they agreed that their recovery would not exceed $4.0 million. The carriers further agreed that payment of any such amount awarded would not be due in any event until 90 days after the Company satisfied its obligations to the plaintiffs in the class action, which occurred on September 28, 2001, with any such amount to be subordinated to new or refinancing of existing obligations. Any claim by the carriers against ALC will be considered a Class 4 Claim under the Plan. Although the Company believes that it has strong defenses regarding this claim and consequently has not recorded a liability in relation to this matter, the Company cannot predict the outcome of such a disputed claim.

THE COMPANY AND ITS SUBSIDIARIES ARE PARTY TO OTHER LEGAL PROCEEDINGS.

         Participants in the senior living and long-term care industry, including the Company and its subsidiaries, are routinely subject to lawsuits and claims. Many of the persons who bring these lawsuits and claims seek significant monetary damages, and these lawsuits and claims often result in significant defense costs. As a result, the defense and ultimate outcome of lawsuits and claims against the Company and its subsidiaries may result in higher operating expenses. Those higher operating expenses could have a material adverse effect on the business, financial condition, results of operations, cash flow or liquidity of the Company and its subsidiaries.

         In April 1999 the Company received a preliminary inquiry from the SEC regarding the restatement of its financial statements for the years ended December 31, 1996 and 1997 and the first three quarters of 1998 and related matters. The Company has provided the SEC with information and documents in response to the inquiry, and has received no correspondence from the SEC regarding the inquiry since March 2000. The SEC has never alleged any violation of law in connection with the inquiry. There can be no assurance that the SEC will not resume its inquiry.

THE COMPANY AND ITS SUBSIDIARIES MAY BE LIABLE FOR LOSSES NOT COVERED BY OR IN EXCESS OF THEIR INSURANCE.

         In order to protect themselves against the lawsuits and claims made against them, the Company and its subsidiaries currently maintain insurance policies in amounts and covering risks that are consistent with industry practice. However, as a result of poor loss experience, a number of insurance carriers have stopped providing insurance coverage to the long term care industry, and those remaining have increased premiums and deductibles substantially. While nursing homes have been primarily affected, assisted living companies, including the Company and its subsidiaries, have experienced premium and deductible increases. During our claim year ended December 31, 2000, our professional liability insurance coverage included deductible levels of $100,000 per incident. For the claim year ending December 31, 2001, this deductible has been replaced with a retention level of $250,000, except in Florida and Texas in which the retention level is $500,000. In certain states, particularly Florida and Texas, many long-term care providers are facing very difficult renewals. There can be no assurance that the Company and its subsidiaries will be able to obtain liability insurance in the future on commercially reasonable terms or at all. A claim against the Company or any of its subsidiaries not covered by, or in excess of, their insurance, could have a material adverse affect on them.

THE COMPANY MAY NOT BE ABLE TO EXTEND ITS DIRECTOR AND OFFICER CORPORATE LIABILITY INSURANCE POLICY OR OBTAIN A NEW POLICY.

         The Company's director and officer corporate liability insurance policy expires on January 31, 2002. There is no guarantee that the policy will be extended or that the Company can obtain a new policy. If the Company fails to extend the policy or obtain a new policy, there is no assurance that it can retain its directors and officers. Also, if the Company fails to extend the policy or obtain a new policy, it may be required to cover the cost of any liability under its current indemnification arrangements with its directors and officers, which could have a material adverse effect on the Company.

THE COMPANY AND ITS SUBSIDIARIES ARE SUBJECT TO SIGNIFICANT GOVERNMENT
REGULATION.

         The operation of assisted living facilities and the provision of health care services are subject to federal laws, and state and local licensure, certification and inspection laws that regulate, among other matters:

         -        the number of licensed residences and units per residence;

         -        the provision of services;

         -        equipment;

         - staffing, including professional licensing and criminal background checks;

         -        operating policies and procedures;

         -        fire prevention measures;

         -        environmental matters;

         -        resident characteristics;

         -        physical design and compliance with building and safety codes;

         -        confidentiality of medical information;

         -        safe working conditions;

         -        family leave; and

         -        disposal of medical waste.

         The cost of compliance with these regulations is significant for the Company and its subsidiaries. In addition, it could adversely affect the financial condition or results of operations of the Company and its subsidiaries if a court or regulatory tribunal were to determine that the Company or any subsidiary had failed to comply with any of these laws or regulations. Because these laws and regulations are amended from time to time, the Company and its subsidiaries cannot predict when and to what extent liability may arise. See " -- The Company and its subsidiaries must comply with laws and regulations regarding the confidentiality of medical information," " -- The Company and its subsidiaries must comply with restrictions imposed by laws benefiting disabled persons", " -- The Company and its subsidiaries may incur significant costs and liability as a result of medical waste" and " -- The Company and its subsidiaries may incur significant costs related to environmental remediation or compliance."

         In the ordinary course of business, the Company and its subsidiaries receive and have received notices of deficiencies for failure to comply with various regulatory requirements. The Company and its subsidiaries review such notices and, in most cases, will agree with the regulator upon the steps to be taken to bring the facility into compliance with regulatory requirements. From time to time, the Company and its subsidiaries may dispute the matter and sometimes will seek a hearing if they do not agree with the regulator. In some cases or upon repeat violations, the regulator may take one or more adverse actions against a facility, such as:

- THE IMPOSITION OF FINES - the Company and its subsidiaries paid $16,000 and $8,800, respectively, in the aggregate for the year ended December 31, 2000 and the six months ended June 30, 2001;

- TEMPORARY STOP PLACEMENT OF ADMISSION OF NEW RESIDENTS, OR IMPOSITION OF OTHER CONDITIONS TO ADMISSION OF NEW RESIDENTS TO A FACILITY - these applied to four residences (two in Washington and two in Idaho) in 2000, and were continued for two residences into 2001, one of which is still in stop placement;

-        TERMINATION OF A FACILITY'S MEDICAID CONTRACT;

-        CONVERSION OF A FACILITY'S LICENSE TO PROVISIONAL STATUS; and

- SUSPENSION OR REVOCATION OF A FACILITY'S LICENSE, which in both 2000 and 2001 included one residence in Washington against which the state has commenced license revocation procedures. This matter is still pending.

         The operation of the Company's and its subsidiaries' residences is subject to federal and state laws prohibiting fraud by health care providers, including criminal provisions, which prohibit filing false claims or making false statements to receive payment or certification under Medicaid, or failing to refund overpayments or improper payments. Violation of these criminal provisions is a felony punishable by imprisonment and/or fines. The Company and its subsidiaries may be subject to fines and treble damages claims if they violate the civil provisions which prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment.

         State and federal governments are devoting increasing attention and resources to anti-fraud initiatives against health care providers. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Balanced Budget Act of 1997 expanded the penalties for health care fraud, including broader provisions for the exclusion of providers from the Medicaid program. The Company and its subsidiaries have established policies and procedures that they believe are sufficient to ensure that their facilities will operate in substantial compliance with these anti-fraud and abuse requirements. While the Company and its subsidiaries believe that their business practices are consistent with Medicaid criteria, those criteria are often vague and subject to change and interpretation. Aggressive anti-fraud actions, however, could have an adverse effect on the financial position, results of operations or cash flows of the Company and its subsidiaries.

THE COMPANY AND ITS SUBSIDIARIES MUST COMPLY WITH LAWS AND REGULATIONS REGARDING THE CONFIDENTIALITY OF MEDICAL INFORMATION.

         In 1996, the HIPAA law created comprehensive new requirements regarding the confidentiality of medical information that is or has been electronically transmitted or maintained. The Department of Health and Human Services has enacted regulations implementing the law, and the Company and its subsidiaries may have to significantly change the way they maintain and transmit healthcare information for their residents to comply with these regulations.

         Healthcare providers must take "reasonable steps" to ensure that the provider, as well as the provider's business partners, comply with the law's requirements. Therefore, the Company and its subsidiaries may be required to ensure that the other entities with which they do business are also in compliance with these laws. HIPAA also created certain consumer rights with which the Company and its subsidiaries may be required to comply, including a right of notice regarding their information practices, a right of access to inspect and copy such individual's protected medical information, and a right to receive an accounting of all disclosures made by the Company and its subsidiaries, with certain exceptions. Significant changes in these regulations have recently occurred but enforcement is not expected until April 2003. The costs to comply with these final regulations could have an adverse effect on the financial position, results of operations, cash flows and prospects of the Company and its subsidiaries.

THE COMPANY AND ITS SUBSIDIARIES MUST COMPLY WITH RESTRICTIONS IMPOSED BY LAWS BENEFITING DISABLED PERSONS.

         Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require the Company and its subsidiaries to modify existing residences to allow disabled persons to access the residences. The Company and its subsidiaries believe that their residences are either substantially in compliance with present requirements or are exempt from them. However, if required changes cost more than anticipated, or must be made sooner than anticipated, the Company and its subsidiaries would incur additional costs. Further legislation may impose additional burdens or restrictions related to access by disabled persons, and the costs of compliance could be substantial.

THE COMPANY AND ITS SUBSIDIARIES MAY INCUR SIGNIFICANT COSTS AND LIABILITY AS A RESULT OF MEDICAL WASTE.

         The Company's and its subsidiaries' facilities generate potentially infectious waste due to the illness or physical condition of the residents, including blood-soaked bandages, swabs and other medical waste products and incontinence products of those residents diagnosed with infectious diseases. The management of potentially infectious medical waste, including handling, storage, transportation, treatment and disposal, is subject to regulation under federal and state laws. These laws and regulations set forth requirements for managing medical waste, as well as permit, record keeping, notice and reporting obligations. Any finding that the Company or any of its subsidiaries is not in compliance with these laws and regulations could adversely affect the business operations and financial condition of the Company and its subsidiaries. Because these laws and regulations are amended from time to time, the Company and its subsidiaries cannot predict when and to what extent liability may arise. In addition, because these environmental laws vary from state to state, expansion of the operations of the Company or any of its subsidiaries to states where they do not currently operate may subject the Company and its subsidiaries to additional restrictions on the manner in which they operate their facilities.

         The Company and its subsidiaries may be liable under some laws and regulations as an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances at a disposal site. In that event, the Company and its subsidiaries may be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of their properties, the Company and its subsidiaries could be liable for these costs, as well as some other costs, including governmental fines and injuries to persons or properties. As a result, any hazardous or toxic substances which are present, with or without the knowledge of the Company or its subsidiaries, at any property held or operated by the Company or any of its subsidiaries could have an adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries.

THE COMPANY AND ITS SUBSIDIARIES COULD INCUR SIGNIFICANT COSTS RELATED TO ENVIRONMENTAL REMEDIATION OR COMPLIANCE.

         The Company and its subsidiaries are subject to various federal, state and local environmental laws, ordinances and regulations. Some of these laws, ordinances and regulations hold a current or previous owner, lessee or operator of real property liable for the cost of removal or remediation of some hazardous or toxic substances that could be located on, in or under such property. These laws and regulations often impose liability whether or not the Company or any of its subsidiaries knew of, or were responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial. Furthermore, there is no limit to the liability of the Company and its subsidiaries under such laws and regulations. As a result, the liability of the Company and its subsidiaries could exceed their property's value and aggregate assets. The presence of these substances or failure to remediate these substances properly may also adversely affect the ability of the Company and its subsidiaries to sell or lease their property, or to borrow using their property as collateral.

MANY ASSISTED LIVING MARKETS HAVE BEEN OVERBUILT.

         Many assisted living markets have been or are currently being overbuilt, including certain markets in which the Company and its subsidiaries currently operate or may operate in the future. In addition, the barriers to entry into the assisted living industry are not substantial. The effects of overbuilding include:

         - it takes significantly longer for the Company's and its subsidiaries' residences to fill up,

         - newly opened facilities may attract residents from some or all of the Company's current facilities,

         - there is pressure to lower or not increase rates paid by residents in the Company's and its subsidiaries' residences,

         - there is increased competition for workers in already tight labor markets, and

         - the profit margins of the Company and its subsidiaries are lower until vacant units in their residences are filled.

         If the Company and its subsidiaries are unable to compete effectively in markets as a result of overbuilding, they will suffer lower revenue and may suffer a loss of market share.

THE COMPANY AND ITS SUBSIDIARIES MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES AND CONTROL LABOR COSTS.

         The Company and its subsidiaries compete with other providers of long-term care with respect to attracting and retaining qualified personnel. A shortage of qualified personnel may require the Company and its subsidiaries to enhance their wage and benefits packages in order to compete. Some of the states in which the Company and its subsidiaries operate impose licensing requirements on individuals serving as program directors at assisted living residences, and others may adopt similar requirements. The Company and its subsidiaries also depend upon the available labor pool of low-wage employees. The Company and its subsidiaries cannot guarantee that their labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES RELIES HEAVILY ON CERTAIN MARKETS AND AN ECONOMIC DOWNTURN OR CHANGES IN THE LAWS AFFECTING THEIR BUSINESS IN THOSE MARKETS COULD HAVE A MATERIAL ADVERSE EFFECT ON THEIR RESULTS.

         The business of the Company and its subsidiaries depends significantly on their properties located in Texas, Indiana, Oregon, Ohio and Washington. As of June 30, 2001, 21.6% of their properties were located in Texas, 11.4% in Indiana, 10.3% in Oregon, 9.7% in Ohio and 8.6% in Washington. An economic downturn, or changes in the laws affecting their business, in these markets could have a material adverse effect on the operating results of the Company and its subsidiaries. In addition, there can be no assurance that the economy in any of these markets will continue to grow.

THE COMPANY AND ITS SUBSIDIARIES DEPEND ON REIMBURSEMENT BY GOVERNMENTAL PAYORS AND OTHER THIRD PARTIES FOR A SIGNIFICANT PORTION OF THEIR REVENUES.

         Although revenues at a majority of their residences come primarily from private payors, the Company and its subsidiaries derive a substantial portion of their revenues from reimbursements by third-party governmental payors, including state Medicaid waiver programs. The Company and its subsidiaries expect that state Medicaid waiver programs will continue to constitute a significant source of their revenues in the future, and it is possible that the proportionate percentage of revenue received by the Company and its subsidiaries from Medicaid waiver programs will increase. There are continuing efforts by governmental payors and by non-governmental payors, such as commercial insurance companies and health maintenance organizations, to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. Also, there have been, and the Company and its subsidiaries expect that there will continue to be, additional proposals to reduce the federal and some state budget deficits by limiting Medicaid reimbursement in general. If any of these proposals are adopted at either the federal or the state level, it could have a material adverse effect on the business, financial condition, results of operations and prospects of the Company and its subsidiaries. The state of Oregon recently proposed a substantial reduction in Medicaid funding which was ultimately not adopted.

         In addition, although the Company and its subsidiaries manage the mix of private paying tenants and Medicaid paying tenants residing in their facilities, any significant increase in the Medicaid population of the Company and its subsidiaries could have an adverse effect on their financial position, results of operations or cash flows, particularly if the states operating these programs continue to limit, or more aggressively seek limits on, reimbursement rates.

THE FORWARD LOOKING STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT MAY NOT PROVE TO BE ACCURATE.

The Disclosure Statement includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, the statements about the plans, strategies, and prospects of the Company and its subsidiaries under the headings "Description of the Debtors' Business," "The Future Business of Reorganized ALC," "Projections and Valuation Analysis," and "Alternatives to Confirmation and Consummation of the Plan." Although the Company and its subsidiaries believe that their plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company and its subsidiaries can give no assurance that their plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward looking statements the Company and its subsidiaries made in the Disclosure Statement are set forth above in this "Risk Factors" section and elsewhere in the Disclosure Statement, and include the Company's ability to complete the restructuring in a timely fashion, the Company's ability to control costs and improve operating margins, the degree to which the Company's future operating results and financial condition will be affected by any litigation, the possibility that the Company will experience a decrease in occupancy in its residences, which would adversely affect residence revenues and operating margins, the Company's ability to operate its residences in compliance with evolving regulatory requirements, the degree to which the Company's future operating results and financial condition may be affected by a reduction in Medicaid reimbursement rates, and other risks described in the Company's filings with the SEC. All forward-looking statements attributable to the Company and its subsidiaries or persons acting on their behalf are expressly qualified in their entirety by these cautionary statements.

ADDITIONAL INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, the Company files reports, proxy statements and other information with the SEC. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding the Company.

                                                                       EXHIBIT I
                                                     TO THE DISCLOSURE STATEMENT

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Capitalized terms used in this description that are not otherwise defined under the subheading "Certain Definitions" have the meanings attributable to them in the Plan. In this description, the word "the Company" refers only to Assisted Living Concepts, Inc. and not to any of its subsidiaries.

         The following is a brief description of the material terms of the capital stock of the Company and of certain amendments to Carriage House's certificate of incorporation. The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Company Articles and the Company Bylaws. The Debtors urge you to read the Restated Company Articles and the Company Bylaws because they, and not this description, define the rights of the holders of the Company's capital stock. Copies of the Restated Company Articles, the Company Bylaws and the Restated Carriage Certificate will be available upon request at the address specified under the caption "Additional Information" no later than 10 days prior to the Confirmation Hearing in a form reasonably satisfactory to the Informal Bondholders' Committee.

GENERAL

         As of the Effective Date, the Company will adopt the Restated Company Articles, which will authorize 20,000,000 shares of New Common Stock, par value $0.01 per share, and 3,250,000 shares of Preferred Stock, par value $0.01 per share. As of the Effective Date, after giving effect to the distributions of New Common Stock contemplated by the Plan, the Company will have 6,500,000 shares of New Common Stock issued and outstanding and 3,250,000 shares of classified but not issued and outstanding shares of Preferred Stock.

NEW COMMON STOCK

         As of the Effective Date, all of the shares of Old Common Stock issued and outstanding or held in treasury will be cancelled and retired and, pursuant to the Plan, shares of New Common Stock will be issued to holders of Allowed Class 4 Claims and Allowed Class 8 Claims and Equity Interests.

         Each holder of New Common Stock will be entitled to one vote for each share of New Common Stock owned of record on all matters voted upon by stockholders. All action to be taken by stockholders will require the approval of a majority of the shares of New Common Stock. Cumulative voting of the shares of New Common Stock is prohibited. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The New Common Stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. The shares of New Common Stock will be, when issued in exchange for Allowed Class 4 Claims and Allowed Class 8 Claims and Equity Interests, fully paid and non-assessable.

         Holders of New Common Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any Preferred Stock that may be issued (and subject to any dividend restriction contained in any debt agreement to which the Company is currently or may in the future become a party). Any dividends declared by the Board of Directors will be distributed pro rata in accordance with the number of shares of New Common Stock held by each stockholder.

         On October 11, 2001, the Company received notice from AMEX that it had filed an application with the Securities and Exchange Commission to strike the Company's existing common stock and convertible subordinated debentures from listing and registration on AMEX. AMEX indicated that the Company has fallen below the AMEX listing guidelines as a result of the net losses sustained by the Company in its five most recent fiscal years and the continued low trading price of the Company's common stock. The Company does not intend to appeal the delisting of its securities and, as of the Effective Date, the Company believes it will not satisfy the requirements for listing its securities, including the New Common Stock, on AMEX, any other U.S. exchange or NASDAQ. See "Risk Factors
- Risks Related to the New Common Stock - The Company's securities will be delisted by the American Stock Exchange (AMEX)." and "Risk Factors - Risks Related to the New Common Stock - If an active trading market does not develop for the New Common Stock, stockholders may not be able to resell their New Common Stock." The transfer agent and registrar for the New Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

         Shares of Preferred Stock may be issued from time to time by the Board of Directors of the Company, without stockholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors when designating any such series. The Company's Board of Directors has authority to classify or reclassify authorized but unissued shares of Preferred Stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock.

         The Preferred Stock and the variety of characteristics that the Board of Directors may assign to it offers the Company flexibility in financing and acquisition transactions. An issuance of Preferred Stock could dilute the book value or adversely affect the relative voting power of the New Common Stock. The issuance of Preferred Stock could be used to enable the holder of that Preferred Stock to block a financing or acquisition transaction. Although the Board of Directors is required when issuing such shares of Preferred Stock to act based on its judgment as to the best interests of all of the stockholders of the Company, the Board of Directors could act in a manner which would discourage or prevent a transaction some stockholders might believe is in the Company's best interests or in which stockholders could or would receive a premium over the market price for their shares of New Common Stock.

RESTATED COMPANY ARTICLES

         Pursuant to the Plan, the Company will adopt the Restated Company Articles on the Effective Date pursuant to section 78.622 of the Nevada Revised Statutes and section 1123(a)(6) of the Bankruptcy Code. The Restated Company Articles will, among other things:

(1)      authorize the issuance of New Common Stock; and

(2) prohibit the issuance of non-voting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code.

COMPANY BYLAWS

         The Company Bylaws will not be amended in connection with the Plan.

RESTATED CARRIAGE CERTIFICATE

         Pursuant to the Plan, Carriage House will adopt the Restated Carriage Certificate on the Effective Date pursuant to Title 8 of the General Corporation Law of the State of Delaware and section 1123(a)(6) of the Bankruptcy Code. The Restated Carriage Certificate will, among other things, prohibit the issuance of non-voting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code.

CARRIAGE HOUSE BYLAWS

         The Carriage House Bylaws will not be amended in connection with the Plan.

RESERVE

         Not all of the New Common Stock, the Senior Notes and the Junior Notes will be issued on the Effective Date. This is because the total amount of the Allowed Class 4 Claims will not be known until after the Effective Date, either because certain Class 4 Claims will be disputed claims or because those Claims will not have been made by their holders prior to the Effective Date. As a result, the Company will hold back from the initial issuance of New Common Stock, Senior Notes and Junior Notes on the Effective Date a percentage of the New Common Stock, the Senior Notes and the Junior Notes (the "Reserve") to be issued to holders of Class 4 Claims. The initial distribution with respect to Class 4 Claims will be made only to the holders of Class 4 Claims that have been allowed prior to the Effective Date (the "Cutoff Date"). Once the total amount of the Allowed Class 4 Claims has been determined, the shares of New Common Stock, the Senior Notes and the Junior Notes held in Reserve will be distributed pro rata among the holders of the Allowed Class 4 Claims (the date of this distribution, the "Subsequent Distribution Date").

         If the Reserve is insufficient to cover Class 4 Claims allowed after the Cutoff Date, the Company and its subsidiaries will have no further liability with respect to those Class 4 Claims and the holders of those Claims will receive proportionately lower distributions of shares of New Common Stock, Senior Notes and Junior Notes than the holders of Class 4 Claims allowed prior to the Cutoff Date.

         If the Reserve exceeds the distributions necessary to cover Class 4 Claims allowed after the Cutoff Date, the additional securities remaining in the Reserve will be distributed among all holders of Class 4 Claims so as to ensure that each holder of an allowed Class 4 Claim receives, in the aggregate, its pro rata share of the New Common Stock, the Senior Notes and the Junior Notes. In this case, the holders of Class 4 Claims allowed prior to the Cutoff Date will receive distributions of securities both on the Effective Date and on the Subsequent Distribution Date.

         The right of the holders of Class 4 Claims allowed prior to the Cutoff Date to receive additional securities from the Reserve on the Subsequent Distribution Date will be nontransferable. Subject to compliance with applicable securities laws, any additional securities issued to such holders will be freely transferable upon issuance.

ADDITIONAL INFORMATION

         Anyone who receives this document may obtain a copy of the Restated Company Articles, the Company Bylaws and the Restated Carriage Certificate without charge by writing to counsel to the Debtors: Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California, USA, 90071, Attention: Robert
A. Klyman, Esq.

CERTAIN DEFINITIONS

         "AMEX" means the American Stock Exchange.

         "Carriage House" means Carriage House Assisted Living, Inc., a Delaware corporation.

         "Carriage House Bylaws" means the Bylaws of Carriage House currently in effect.

         "Company Bylaws" means the Bylaws of the Company currently in effect.

         "Confirmation Hearing" means the hearing to consider confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

         "Confirmation Order" means the order entered by the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         "Restated Carriage Certificate" means the Restated Certificate of Incorporation of Carriage House Assisted Living, Inc., a Delaware corporation, as adopted on the Effective Date.

         "Restated Company Articles" means the Restated Articles of Incorporation of the Company, as adopted on the Effective Date.

                                    EXHIBIT K
[ASSISTED LIVING LOGO]

                      [ASSISTED LIVING CONCEPTS LETTERHEAD]


October 24, 2001                                       Via FAX & Federal Express

Mr. R. Bruce Andrews
President and Chief Executive Officer
Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, CA 92660

Re: Assisted Living Concepts, Inc. ("ALC")/MLD Delaware Trust and Nationwide
    Health Properties, Inc. (collectively, "Nationwide" or "NHP").

Dear Bruce:

This letter will summarize our discussions earlier this week regarding the renegotiation of ALC's Ashley House and Langston House leases with MLD Delaware Trust and the conversion of our Pinewood House and Moorehead House mortgages held by MLD Delaware Trust to leaseholds (via sale and leaseback). When countersigned by Nationwide Health Properties, Inc. and MLD Delaware Trust and taken together with your letters of July 23, 2001 and August 21, 2001, both of which are incorporated by this reference, the combined documents will (subject to the matters set forth herein) form the basis for a mutually acceptable formal agreement which will be prepared by ALC's counsel, Latham & Watkins. This agreement will only take effect on the effective date of ALC's plan of reorganization (the "Plan") to be filed in ALC's bankruptcy case (the "Bankruptcy Case").

As we discussed, the modified proposal contained in your letter of August 21st provided adequate reductions on a current basis but the future period increases in lease rate, either through stipulated schedule (Pinewood House) or revenue sharing agreement (Ashley and Langston Houses) left ALC exposed to declining contribution as our share of incremental revenue would be outstripped by cost increases facing the industry. Accordingly, we have reached the following supplemental understanding:

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WJ Nicol                            Page 1                              10/25/01

Mr. R. Bruce Andrews
October 24, 2001

  1.   ASHLEY HOUSE, GREENWOOD, SC AND LANGSTON HOUSE, CLINTON, SC:

          -    Base rental will be $2,000.00 per month.

          - Additional rental terms in these leases will be changed to a percentage of monthly revenue format. No additional rent will be due until the revenues exceed $57,500.00 per month during calendar year 2002. In each of the succeeding years throughout the lease term, the target monthly revenue amount will be increased by 3.0% to accommodate ALC's expected cost increases (e.g., for calendar 2003, no additional rent will be due until the revenues exceed $59,225.00).

          - All revenues derived from the facilities current regimen of services in excess of $57,500.00 per month (adjusted each year as noted above) will create an additional rental obligation equal to 50% of the revenues in excess of $57,500.00 (or the adjusted amount) per month. It is understood that, as used herein, revenues used to calculate additional rent refer to "gross revenues" as determined pursuant to GAAP.

          - New services or products that we develop or acquire and implement and for which we charge separate fees over and above the current regimen of services and products will be excluded from the additional rent calculation. We will provide you with adequate documentation to demonstrate that these are, in fact, new services or products.

          - The current lease term will be shortened from December 31, 2013 to December 31, 2006.

          - Rental expenses will be limited to no more than $22,000.00 per month for the remainder of the initial lease term.

  2.   PINEWOOD HOUSE, GOOSECREEK, SC:

          - Nationwide will receive the fee ownership of this facility and enter into a lease arrangement with the similar terms (except for rental rates) as Ashley and Langston House. The monthly rental obligation for the duration of the initial lease term (December 31, 2006) will be as follows:

               From Effective Date
               --------------------------------------
               Until December 31, 2002                      $19,000 per month
               Until December 31, 2003                      $20,000 per month
               Until December 31, 2004                      $21,000 per month
               And thereafter until end of lease term       $21,667 per month

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WJ Nicol                             Page 2                             10/25/01

Mr. R. Bruce Andrews
October 24, 2001



     3.   Moorehead House, Indiana, PA:

               - Nationwide will receive the fee ownership in this facility and a new lease will be entered into with the same terms (except for rental rates as Ashley House and Langston House. The rental obligations of this lease will be equal to $5,000,000 less than the current debt service of the mortgage currently on this property for the duration of the initial lease term.

The fee title to the Pinewood and Moorehead properties to be conveyed to NHP per the above shall be insured at ALC expense subject only to those title exceptions which currently appear in NHP's lender title policies for such properties.

In addition, we discussed and I have agreed that when this agreement becomes effective, the two existing leases as modified and the two new leases that replace the current mortgages will be packaged as a "master lease."

Although we have previously discussed the potential that some sort of "property renegotiation fee" would accrue as a result of these negotiations, we have ultimately agreed that there will be no such fee.

Finally, I have advised you that I have been assured by the bondholder committee's advisor, Chanin Capital, that the committee will endorse the modification of our relationship regarding the four properties as outlined above.

Bruce, thanks again for your many courtesies and consideration during this process.

Kindest Regards,


/s/ Wm. James Nicol

Wm. James Nicol
Chairman, President & CEO

cc:  Robert L. Klyman
     Drew Miller
     Sandra Campbell






Confidential Settlement Discussions Covered by FRE 408 and Applicable State Law




WJ Nicol                             Page 3                          10/25/01

\Mr. R. Bruce Andrews
October 24, 2001

Agreed that the foregoing reflects the principal terms to be reflected in the mutually acceptable documentation which is to be drafted by ALC counsel (provided that all lease amendments, new leases or property transfer documentation will be prepared by NHP counsel). Further agreed that upon (i) the proposal by the Company of a Plan that reflects the foregoing principal terms as evidenced by Plan documentation approved in form and substance by NHP and (ii) receipt by NHP of court-approved solicitation materials in the Bankruptcy Case in form and substance approved by NHP, and (iii) the preparation of lease amendments, new leases, and real estate transfer documentation reflecting the terms set forth in the foregoing letter, all in form and substance mutually satisfactory to ALC and NHP, and (iv) the support of such Plan by ALC's other major creditor constituencies (including without limitation the bond holders and ALC's other major landlord, LTC Properties), NHP will support and vote in favor of the Plan and will not (a) object to confirmation of the Plan or otherwise commence or support in any way any proceeding to oppose or alter the Plan in any way inconsistent with this Agreement; (b) vote for, support or participate in the formulation of any plan of reorganization or liquidation for the Company other than the Plan; (c) seek, solicit, support or encourage any plan other than the Plan; (d) object to the Disclosure Statement or the solicitation of consents to the Plan; or (e) take any other action that is inconsistent with or be in derogation of this Agreement or the Plan or that would delay confirmation of the Plan. Notwithstanding the foregoing or anything else in this Agreement to the contrary, NHP shall not be barred from objecting to (x) approval of the Disclosure Statement if such Disclosure Statement contains a material misstatement or omission or fails to contain adequate information for the purposes of Bankruptcy Code Section 1125 or other applicable law, or (y) confirmation of the Plan if such Plan contains terms that are materially inconsistent with this Agreement. The foregoing undertakings of NHP are subject to the filing of a Plan by ALC conforming to the terms of this letter on or before October 15, 2001 and confirmation of such Plan on or before February 28, 2002.

MLD Delaware Trust
a Delaware business trust


By: /s/ Mark L. Desmond                               Date: 10/25, 2001
   ------------------------                                 -----------
   Name: Mark L. Desmond
   not in his individual capacity but
   solely as trustee


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WJ Nicol                              Page 4                           10/25/01

Mr. R. Bruce Andrews
October 24, 2001


Nationwide Health Properties, Inc.



By: /s/ R. Bruce Andrews                Date: Oct. 25, 2001
    _____________________                     _________________
    R. Bruce Andrews
    President & Chief Executive Officer



















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